As filed with the Securities and Exchange Commission on January 11, 2013

Registration No. 333-185318

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LEUCADIA NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	2400 (Primary Standard Industrial Classification Code Number)	13-2615557 (I.R.S. Employer Identification No.)

315 Park Avenue South New York, NY 10010
(212) 460-1900
(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph A. Orlando
Leucadia National Corporation
315 Park Avenue South
New York, NY 10010
(212) 460-1900
(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

With Copies to:

R. Alec Dawson, Esq. Stephen P. Farrell, Esq. Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 (212) 309-6000 (212) 309-6001 (fax)	Edward E. Herlihy, Esq. David E. Shapiro, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000 (212) 403-2000 (fax)	Michael J. Sharp Jefferies Group, Inc. 520 Madison Avenue New York, New York 10022 (212) 284-2550 (212) 284-2280 (fax)	Andrea Bernstein, Esq. Matthew J. Gilroy, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 (212) 310-8000 (212) 310-8007 (fax)

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the transactions described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☒  Accelerated filer ☐  Non-accelerated filer ☐ (Do not check if a smaller reporting company)  Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
☐ Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐ Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. Leucadia National Corporation may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED JANUARY 11, 2013

JOINT PROXY STATEMENT/PROSPECTUS
PROPOSED MERGER–YOUR VOTE IS IMPORTANT

We are very pleased to provide this document to you. It is a prospectus related to a proposed issuance by Leucadia National Corporation (referred to as “Leucadia”), of its common shares pursuant to an Agreement and Plan of Merger (referred to as the “second merger agreement”) entered into by, among others, Leucadia and Jefferies Group, Inc. (referred to as “Jefferies”). Upon the terms and subject to the conditions set forth in the second merger agreement and the Agreement and Plan of Merger entered into among Jefferies and certain of its subsidiaries (referred to as the “first merger agreement”), if the requisite shareholder or stockholder approval, as applicable, and other approvals are obtained and the other closing conditions are satisfied or waived, through a series of transactions that are further described in this document, Jefferies will become a wholly-owned subsidiary of Leucadia. This document is also a proxy statement for Jefferies and Leucadia to use in soliciting proxies for their respective special meetings of stockholders or shareholders. At Leucadia’s special meeting of shareholders, Leucadia shareholders will vote on, among other things, the proposal to issue Leucadia common shares and the proposal to amend Leucadia’s certificate of incorporation with respect to its existing transfer restrictions. At Jefferies’ special meeting of stockholders, Jefferies stockholders will vote on, among other things, the proposal to adopt the first merger agreement and to approve the transactions contemplated by the first merger agreement, which will be the only stockholder authorization required for Jefferies and its affiliates to consummate the merger with Leucadia.

This is an exciting and important event in each of our companies’ histories. The board of directors of each of Leucadia and Jefferies has approved the proposed transactions by unanimous vote of all directors voting (Messrs. Cumming and Steinberg having recused themselves from consideration of the transactions on behalf of Jefferies because they are directors and officers of Leucadia). Under the General Corporation Law of the State of Delaware, the approval of Jefferies stockholders must be obtained before effecting the first merger agreement and, if not obtained, the second merger agreement and the transactions contemplated by the second merger agreement cannot be completed. Under the rules of the New York Stock Exchange (referred to as the “NYSE”), Leucadia is required to obtain shareholder approval prior to issuing its common shares in connection with the transactions contemplated by the second merger agreement.

The series of transactions described in this document include, among others, what are referred to as the first merger and the second merger. The first merger involves only Jefferies and two of its subsidiaries. Pursuant to the first merger agreement, at the effective time of the first merger, each outstanding share of Jefferies common stock will be converted into one share of common stock of JSP Holdings, Inc. (referred to as “New Jefferies”). The first merger will result in a holding company owning Jefferies but will not affect the merger consideration that Jefferies stockholders will receive at the effective time of the second merger with Leucadia pursuant to the second merger agreement. Pursuant to the second merger agreement, at the effective time of the second merger, each share of New Jefferies common stock issued and outstanding immediately prior to the effective time of the second merger (excluding shares held by New Jefferies in treasury or any shares held by Leucadia, which shall be cancelled and cease to exist for no consideration) will be cancelled and converted into the right to receive 0.81 common shares of Leucadia. In order to avert the possibility that the transactions could result in the application of tax law limitations on the use of certain of Leucadia’s tax attributes, the second merger agreement limits the amount of Leucadia common shares that can be issued to certain persons (other than direct or indirect subsidiaries of Leucadia) if such issuance would otherwise cause a person or group of persons to become a 5% shareholder or own 5% or more of the combined Leucadia common shares by reason of the second merger. In addition, Jefferies stockholders will not receive any fractional Leucadia common shares pursuant to the second merger. Instead, they will receive cash in lieu of any fractional Leucadia common shares that a Jefferies stockholder would otherwise have been entitled to receive in the second merger. The second merger will result in Jefferies becoming a wholly-owned subsidiary of Leucadia. The second merger agreement contemplates that prior to the effective date of the second merger, Leucadia will distribute to its shareholders all of the common stock of its wholly-owned subsidiary, Crimson Wine Group, Ltd. (referred to as “Crimson”), in a pro rata distribution that is intended to be tax-free to Leucadia and its shareholders. Crimson is engaged in the production and sale of premium, ultra-premium and luxury wines. After the distribution is complete, Crimson will be a separate publicly held company. Jefferies stockholders will not receive shares of Crimson in the distribution.

Jefferies common stock currently trades on the NYSE under the ticker symbol “JEF” and Leucadia common shares currently trade on the NYSE under the ticker symbol “LUK.” The Leucadia common shares being registered pursuant to the registration statement on Form S-4 (of which the accompanying joint proxy statement/prospectus forms a part) will be listed on the NYSE.

The special meeting of Jefferies stockholders will be held on [  ], 2013 at [  ] a.m., local time, at [  ]. At the special meeting, Jefferies stockholders will be asked to vote on, among other things, the adoption of the first merger agreement and the approval of the transactions contemplated by the first merger agreement, which will be the only stockholder authorization required for Jefferies and its affiliates to consummate the merger with Leucadia. Jefferies’ board of directors, upon recommendation of the Jefferies transaction committee comprised entirely of disinterested directors, has approved and declared advisable the first merger agreement and the transactions contemplated by the first merger agreement, including the first merger on the terms set forth in the first merger agreement. Jefferies’ board of directors recommends, upon recommendation of the Jefferies transaction committee, that Jefferies stockholders vote “FOR” the adoption of the first merger agreement and approval of the transactions contemplated by the first merger agreement; “FOR” the approval on an advisory (non-binding) basis of the compensation that may be paid or become payable to Jefferies’ named executive officers that is based on or otherwise relates to the proposed transactions; and “FOR” any adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the first merger agreement and approve the transactions contemplated by the first merger agreement at the time of the special meeting.

The special meeting of Leucadia shareholders will be held on [  ], 2013, at [  ], local time, at [  ]. At the special meeting, Leucadia shareholders will be asked to vote on, among other things, the issuance of Leucadia common shares and the approval of the charter amendment. The Leucadia board of directors has unanimously approved the Leucadia share issuance and determined that the second merger agreement and the transactions contemplated thereby, including the Leucadia share issuance, are in the best interests of Leucadia and its shareholders. The Leucadia board of directors has further unanimously approved the charter amendment and has determined that the charter amendment is advisable and in the best interests of Leucadia and its shareholders. The Leucadia board of directors unanimously recommends that Leucadia shareholders vote “FOR” the proposal to approve the Leucadia share issuance; “FOR” the proposal to approve the charter amendment; “FOR” the approval on an advisory (non-binding) basis of the compensation that may be paid or become payable to Leucadia’s named executive officers that is based on or otherwise relates to the proposed transactions; and “FOR” the proposal to adjourn the Leucadia special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Leucadia share issuance or charter amendment.

This joint proxy statement/prospectus is an important document containing answers to frequently asked questions and a summary description of the transactions, the first merger agreement and the second merger agreement, followed by more detailed information about Leucadia, Jefferies, the transactions, and the other matters to be voted upon by Leucadia shareholders and Jefferies stockholders as part of the special meetings. We urge you to read this document and the documents incorporated by reference into this document carefully and in its entirety. In particular, you should consider the matters discussed under “Risk Factors” beginning on page 27.

We look forward to the successful merger of Leucadia and Jefferies.

Jefferies Group, Inc.	Leucadia National Corporation
Richard B. Handler Chairman and Chief Executive Officer	Ian M. Cumming Chairman and Chief Executive Officer
Brian P. Friedman Chairman of the Executive Committee and Director	Joseph S. Steinberg President and Director

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this document or determined that this document is accurate or complete. Any representation to the contrary is a criminal offense.

This document is dated [  ] and is first being mailed to shareholders of Leucadia and stockholders of Jefferies on or about [  ].

JEFFERIES GROUP, INC.
520 Madison Avenue
New York, NY 10022
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [  ], 2013

The board of directors of Jefferies Group, Inc. (referred to as “Jefferies”), upon the recommendation of a transaction committee of the Jefferies’ board of directors comprised solely of disinterested directors (referred to as the “Jefferies transaction committee”) has unanimously approved by a vote of all directors voting (Messrs. Cumming and Steinberg having recused themselves from consideration of the transactions on behalf of Jefferies because they are directors and officers of Leucadia), a series of transactions, the result of which will be that Jefferies will become a wholly-owned subsidiary of Leucadia National Corporation (referred to as “Leucadia”) and the stockholders of Jefferies will become shareholders of Leucadia.

You are being asked to approve the first of these transactions, the creation of a new holding company, JSP Holdings, Inc. (referred to as “New Jefferies”), through the merger of a wholly-owned subsidiary of Jefferies, Jasper Merger Sub, Inc. (referred to as “Merger Sub One”), with and into Jefferies, with Jefferies as the surviving corporation and as a wholly-owned subsidiary of New Jefferies (referred to as the “first merger”). In the first merger, as a stockholder of Jefferies, your existing shares of common stock of Jefferies will automatically be converted into the same number of shares of common stock of New Jefferies.

Immediately following the first merger, Jefferies will convert into a limited liability company to be called Jefferies Group, LLC, and the second merger of New Jefferies into a wholly-owned subsidiary of Leucadia (referred to as the “second merger”, or the “merger with Leucadia”) will occur. As a consequence of the merger with Leucadia, each share of New Jefferies common stock owned by a New Jefferies stockholder immediately prior to the second merger will be converted into the right to receive 0.81 of a Leucadia common share. The second merger has already been approved by the board of directors of New Jefferies and by Jefferies, as the sole stockholder of New Jefferies, and therefore no vote of the Jefferies stockholders is required to accomplish the second merger.

We are pleased to invite you to attend a special meeting of stockholders of Jefferies that will be held on [  ], 2013, beginning at [  ] a.m., local time, at [  ], unless postponed or adjourned to a later date. This special meeting will be held to consider and vote on the following proposals:

•

Proposal 1: to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated November 11, 2012 (as it may be amended from time to time, referred to as “first merger agreement”), by and among Jefferies, New Jefferies and Merger Sub One and to approve the transactions contemplated by the first merger agreement, including a merger of Merger Sub One with and into Jefferies;

•

Proposal 2: to consider and cast an advisory (non-binding) vote on the compensation that may be paid or become payable to Jefferies’ named executive officers that is based on or otherwise related to the proposed transactions; and

•

Proposal 3: to consider and vote upon any adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the first merger agreement and approve the transactions contemplated by the first merger agreement at the time of the special meeting.

The accompanying joint proxy statement/prospectus describes the proposals listed above in more detail. Please refer to the attached document, including the second merger agreement, the first merger agreement and all other Annexes and including any documents incorporated by reference, for further information with respect to the business to be transacted at the special meeting. You are encouraged to read the entire document carefully before voting. In particular, see the section entitled “Risk Factors” beginning on page 27.

Only holders of record of Jefferies common stock at the close of business on [  ], the record date for the determination of stockholders entitled to notice and to vote at the special meeting or any adjournment or postponement thereof, are entitled to receive this notice and to vote at the special meeting or at any adjournment or postponement of such special meeting.

The Jefferies’ board of directors, upon recommendation of the Jefferies transaction committee comprised entirely of disinterested directors, has approved and declared advisable the first merger agreement and the transactions contemplated by the first merger agreement, including the first merger on the terms set forth in the first merger agreement. The Jefferies’ board of directors recommends, upon recommendation of the Jefferies transaction committee, that Jefferies stockholders vote “FOR” the adoption of the first merger agreement and approval of the transactions contemplated by the first merger agreement; “FOR” the approval on an advisory (non-binding) basis of the compensation that may be paid or become payable to Jefferies’ named executive officers that is based on or otherwise relates to the proposed transactions; and “FOR” any adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the first merger agreement and approve the transactions contemplated by the first merger agreement at the time of the special meeting.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. The merger between Jefferies and Leucadia cannot be completed without the affirmative vote in favor of adoption of the first merger agreement and approval of the transactions contemplated by the first merger agreement by the holders of at least a majority of the outstanding shares of Jefferies common stock entitled to vote as of the record date for the special meeting. If you do not vote, the effect will be the same as a vote against the proposal to adopt the first merger agreement and to approve the transactions contemplated by the first merger agreement. Without the affirmative vote for the first merger, the merger with Leucadia will not be able to be completed. You may submit a proxy for your shares electronically via the Internet or by telephone or by sending in an appropriately completed paper proxy card or vote in person by ballot at the special meeting.

If you have any questions concerning the transactions or this joint proxy statement/prospectus or would like additional copies, please contact:

Jefferies Group, Inc.
520 Madison Avenue
New York, New York 10022
(212) 284-2550
Attn: Michael J. Sharp, Secretary

For the Board of Directors,
Michael J. Sharp Secretary

New York, New York
 , 2013

LEUCADIA NATIONAL CORPORATION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Leucadia National Corporation:

The board of directors of Leucadia National Corporation (referred to as “Leucadia”) has unanimously approved a strategic combination with Jefferies Group, Inc. (referred to as “Jefferies”) pursuant to the Agreement and Plan of Merger, dated as of November 11, 2012 (as it may be amended from time to time, referred to as the “second merger agreement”), by and among Leucadia, Limestone Merger Sub, LLC, a wholly-owned subsidiary of Leucadia, Jefferies, JSP Holdings, Inc., a wholly-owned subsidiary of Jefferies (referred to as “New Jefferies”), and Jasper Merger Sub, Inc., a wholly-owned subsidiary of New Jefferies, pursuant to which, through a series of steps, Jefferies will become a wholly-owned subsidiary of Leucadia.

We are pleased to invite you to attend the special meeting of shareholders of Leucadia which will be held at [  ], on [  ], 2013, at [  ], local time, to consider and vote on the following:

•

Proposal 1: to approve the issuance of shares, $1.00 par value per share, of Leucadia (referred to as the “Leucadia share issuance”) to stockholders of Jefferies to be issued as the merger consideration in connection with the second merger as contemplated by the second merger agreement;

•

Proposal 2: to approve an amendment to the transfer restrictions already contained in Leucadia’s certificate of incorporation to prevent any person from becoming a “5% shareholder” or being treated as owning more than 5% of the Leucadia common shares for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, as a result of the receipt of Leucadia shares in an acquisition transaction, and technical clarifications to the definition of “5% shareholder” contained in the transfer restrictions (referred to as the “charter amendment”);

•

Proposal 3: to consider and cast an advisory (non-binding) vote on the compensation that may be paid or become payable to Leucadia’s named executive officers that is based on or otherwise related to the proposed transactions; and

•	Proposal 4: to adjourn the Leucadia special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve Proposal 1 or 2.

Completion of the merger is conditioned on, among other things, approval of the Leucadia share issuance. Approval of Proposals 2, 3 and 4 at the special meeting is not a condition to the obligation of Leucadia to consummate the transactions contemplated by the second merger agreement. Accordingly, if all of the conditions to the transactions set forth in the second merger agreement are satisfied or waived, Leucadia intends to complete the transactions, whether or not Proposals 2, 3 and 4 have been approved.

Leucadia will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the joint proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the special meeting.

The accompanying joint proxy statement/prospectus describes the proposals listed above in more detail. Please refer to the attached document, including the second merger agreement, the first merger agreement and all other Annexes and including any documents incorporated by reference, for further information with respect to the business to be transacted at the special meeting. You are encouraged to read the entire document carefully before voting. In particular, see the section entitled “Risk Factors” beginning on page 27.

The Leucadia board of directors has unanimously approved the Leucadia share issuance and determined that the second merger agreement and the transactions contemplated thereby, including the Leucadia share issuance, are advisable and in the best interests of Leucadia and its shareholders. The Leucadia board of directors has further unanimously approved the charter amendment and has determined that such charter amendment is advisable and in the best interests of Leucadia and its shareholders. The Leucadia board of directors unanimously recommends that Leucadia shareholders vote “FOR” the proposal to approve the Leucadia share issuance; “FOR” the proposal to approve the charter amendment; “FOR” the approval on an advisory (non-binding) basis of the compensation that may be paid or become payable to Leucadia’s named executive officers that is based on or otherwise relates to the proposed transactions and “FOR” the proposal to adjourn the Leucadia special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Leucadia share issuance or the charter amendment.

The Leucadia board of directors has fixed the close of business on [  ] as the record date for determination of Leucadia shareholders entitled to receive notice of, and to vote at, the Leucadia special meeting or any adjournments or postponements thereof. Only Leucadia shareholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Leucadia special meeting.

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. The merger between Leucadia and Jefferies cannot be completed without the approval of the Leucadia share issuance by the affirmative vote of holders of Leucadia common shares representing a majority of the votes cast at the special meeting in favor of the Leucadia share issuance, provided that the total votes cast on the proposal represent over fifty percent of the Leucadia common shares entitled to vote on such proposal. Without approval of the Leucadia share issuance, the second merger will not be completed. You may submit a proxy for your shares electronically via the Internet, or by telephone, by sending in an appropriately completed paper proxy card or in person by ballot at the special meeting.

The enclosed joint proxy statement/prospectus provides a detailed description of the second merger agreement and the transactions contemplated by the second merger agreement, including the Leucadia share issuance, the charter amendment, as well as a description of the Leucadia common shares. We urge you to read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the transactions or this joint proxy statement/prospectus, would like additional copies or need help voting your Leucadia common shares, please contact Leucadia’s proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue
New York, NY 10022
Shareholders May Call Toll-Free: +1 877-717-3926
Banks and Brokers May Call Collect: +1 212-750-5833

By Order of the Board of Directors of Leucadia National Corporation,
Laura E. Ulbrandt Assistance Vice President and Secretary

New York, New York
 , 2013

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Jefferies and Leucadia from documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Jefferies Group, Inc. 520 Madison Avenue New York, New York 10022 (212) 284-2550 Attn: Michael J. Sharp, Secretary	Leucadia National Corporation 315 Park Avenue South New York, NY 10010 (212) 460-1900 Attn: Laura E. Ulbrandt, Secretary

If you would like to request any documents, please do so by [  ] in order to receive them before the special meetings.

For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 163.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 (Registration No. 333-185318) filed with the U.S. Securities and Exchange Commission (referred to as the “SEC”) by Leucadia, constitutes a prospectus of Leucadia under the Securities Act of 1933, as amended (referred to as the “Securities Act”), with respect to the Leucadia common shares to be issued to Jefferies stockholders pursuant to the second merger. This joint proxy statement/prospectus also constitutes a joint proxy statement for both Jefferies and Leucadia under the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting of Leucadia shareholders and a notice of meeting with respect to the special meeting of Jefferies stockholders.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [  ], and you should assume that the information contained in this joint proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this joint proxy statement/prospectus is only accurate as of the date of such information. Neither the mailing of this joint proxy statement/prospectus to Jefferies stockholders or Leucadia shareholders nor the issuance by Leucadia of the common shares pursuant to the second merger will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Jefferies has been provided by Jefferies and information contained in this joint proxy statement/prospectus regarding Leucadia has been provided by Leucadia.

All references in this joint proxy statement/prospectus to “Jefferies” refer to Jefferies Group, Inc., a Delaware corporation, or, immediately following the LLC conversion, as described herein, the “Jefferies Converted LLC”, as applicable; all references to “New Jefferies” refer to JSP Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Jefferies formed for the purpose of effecting the first merger, all references to “Merger Sub One” refer to Jasper Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of New Jefferies formed for the purpose of effecting the transactions, all references in this joint proxy statement/prospectus to “Leucadia” refer to Leucadia National Corporation, a New York corporation; all references to “Merger Sub Two” refer to Limestone Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Leucadia formed for the purpose of effecting the second merger, all references to “Crimson” refer to Crimson Wine Group, Ltd., a Delaware corporation that is a wholly-owned subsidiary of Leucadia to be distributed, on a pro rata basis, to Leucadia shareholders prior to the effective date of the second merger (referred to as the “Leucadia winery business spin out”) and, unless otherwise indicated or as the context requires, all references to the “first merger agreement” refer to the Agreement and Plan of Merger, dated as of November 11, 2012, by and among Jefferies, New Jefferies and Merger Sub One, as it may be amended from time to time, a copy of which is included as Annex B to this joint proxy statement/prospectus, and all references to the “second merger agreement” refer to the Agreement and Plan of Merger, dated as of November 11, 2012, by and among Jefferies, New Jefferies, Merger Sub One, Leucadia and Merger Sub Two, as it may be amended from time to time, a copy of which is included as Annex A to this joint proxy statement/prospectus.

i

QUESTIONS AND ANSWERS

The following are some questions that you, as a shareholder of Leucadia or a stockholder of Jefferies, may have regarding the first merger, the second merger, the Leucadia share issuance, the charter amendment and the other matters being considered at the special meetings and the answers to those questions. Jefferies and Leucadia urge you to carefully read the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the transactions, the Leucadia share issuance and the other matters being considered at the special meetings. Additional important information is also contained in the Annexes to and the documents incorporated by reference into this joint proxy statement/prospectus.

Frequently Used Terms

A few frequently used terms may be helpful for you to have in mind at the outset. This document refers to:

•	Leucadia National Corporation, a New York corporation, as “Leucadia”;

•	Limestone Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Leucadia, as “Merger Sub Two”;

•	BEI Jeffvest, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Leucadia, as “BEI Jeffvest”;

•	Jefferies Group, Inc., a Delaware corporation, as “Jefferies”;

•	JSP Holdings, Inc., a Delaware corporation, and a wholly-owned subsidiary of Jefferies, as “New Jefferies”;

•	Jasper Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of New Jefferies, as “Merger Sub One”;

•	Crimson Wine Group, Ltd., a Delaware corporation and a wholly-owned subsidiary of Leucadia, as “Crimson”;

•	the distribution, on a pro rata basis, of Crimson to Leucadia shareholders prior to the effective date of the second merger, as the “Leucadia winery business spin out”;

•	the merger of Merger Sub One with and into Jefferies with Jefferies being the surviving corporation, as the “first merger”;

•	the surviving entity from the first merger, as the “Jefferies Surviving Corporation”;

•	the conversion of the Jefferies Surviving Corporation into a Delaware limited liability company, as the “LLC conversion”;

•	the converted entity after the LLC conversion, as the “Jefferies Converted LLC”;

•	the merger of New Jefferies with and into Merger Sub Two with Merger Sub Two being the surviving entity, as the “second merger” or the “merger with Leucadia”;

•	the surviving entity from the second merger, as the “New Jefferies Surviving LLC”;

•	the first merger, the second merger and the LLC conversion, as the “transactions”;

•	Leucadia common shares, par value $1.00 per share, as “Leucadia common shares”;

•	the holders of Leucadia common shares, as “Leucadia shareholders”;

•	Leucadia’s restated certificate of incorporation, as amended from time to time, as “Leucadia’s certificate of incorporation”;

•	the certificate of amendment to Leucadia’s certificate of incorporation to be voted on by Leucadia shareholders pursuant to this joint proxy statement/prospectus, as the “charter amendment”;

•	the shares of Jefferies common stock, par value $0.0001 per share, as “Jefferies common stock”;

•	the holders of Jefferies common stock, as “Jefferies stockholders”;

•	the shares of 3.25% Series A Cumulative Convertible Preferred Stock of Jefferies, par value $0.0001 per share, as “Jefferies preferred stock”;

•	the shares of New Jefferies common stock, par value $0.0001 per share, as “New Jefferies common stock”;

•	the shares of New Jefferies preferred stock, par value $0.0001 per share, as “New Jefferies preferred stock”;

•	the cancellation and conversion of each share of New Jefferies common stock into the right to receive 0.81 of a Leucadia common share pursuant to the second merger, as the “exchange ratio”;

•

the Agreement and Plan of Merger, dated November 11, 2012, by and among, Leucadia, Merger Sub Two, Jefferies, New Jefferies and Merger Sub One, as it may be amended from time to time, as the “second merger agreement”;

•	the Agreement and Plan of Merger, dated November 11, 2012, by and among Jefferies, New Jefferies and Merger Sub One, as it may be amended from time to time, as the “first merger agreement”;

•	the Voting Agreement, dated as of November 11, 2012, by and among Leucadia, BEI Jeffvest, and Jefferies, as the “Leucadia voting agreement”;

•	the Voting Agreement, dated as of November 11, 2012, by and between Ian M. Cumming and Jefferies, as the “Cumming voting agreement”;

•	the Voting Agreement, dated as of November 11, 2012, by and between Joseph S. Steinberg and Jefferies, as the “Steinberg voting agreement”;

•	the Cumming voting agreement and the Steinberg voting agreement together, as the “Leucadia executive voting agreements”;

•	the Voting Agreement, dated as of November 11, 2012, by and between Richard B. Handler and Jefferies, as the “Handler voting agreement”;

•	the Voting Agreement, dated as of November 11, 2012, by and between Brian P. Friedman and Jefferies, as the “Friedman voting agreement”;

•	the Handler voting agreement and the Friedman voting agreement together, as the “Jefferies executive voting agreements”;

•	the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as the “HSR Act” or the “Hart-Scott-Rodino Act”;

•	the New York Stock Exchange, as the “NYSE”;

•	the General Corporation Law of the State of Delaware, as the “DGCL”;

•	the Business Corporation Law of the State of New York, as the “NYBCL”;

•	the Delaware Limited Liability Company Act, as the “DLLCA”; and

•	the Internal Revenue Code of 1986, as amended, as the “Code”.

v

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

You are receiving this document because you were a stockholder of record of Jefferies or a shareholder of record of Leucadia on the record date for the Jefferies special meeting or the Leucadia special meeting, respectively. Jefferies and Leucadia have agreed to a merger pursuant to the terms of the second merger agreement that is described in this joint proxy statement/prospectus. A copy of the second merger agreement is included in this joint proxy statement/prospectus as Annex A. See “The Second Merger Agreement.” The second merger agreement provides that the strategic combination of Jefferies and Leucadia will occur through a series of steps, which are referred to in this document as the “first merger,” the “LLC conversion,” and the “second merger”. These transactions are also described in more detail elsewhere in this document. See “The Second Merger Agreement—Transactions.” Upon completion of the transactions, Jefferies stockholders will be entitled to receive 0.81 of a Leucadia common share for each share of Jefferies common stock held immediately prior to the first merger (referred to as the “merger consideration”). As a result, following the satisfaction of certain conditions, Jefferies will become a wholly-owned subsidiary of Leucadia. The merger consideration is described in more detail in the section entitled “The Second Merger Agreement—Merger Consideration”.

This joint proxy statement/prospectus serves as the proxy statement through which Jefferies and Leucadia will solicit proxies to obtain the necessary approvals for the proposed transactions. It also serves as the prospectus by which Leucadia will issue its common shares as the merger consideration. This joint proxy statement/prospectus contains important information and you should read it carefully and in its entirety.

In order to complete the transactions contemplated by the second merger agreement, among other things:

•

Jefferies stockholders must adopt the first merger agreement and approve the transactions contemplated by the first merger agreement, which is the only stockholder authorization required for Jefferies and its affiliates to consummate the merger with Leucadia pursuant to which Jefferies will become a wholly-owned subsidiary of Leucadia; and

•	Leucadia shareholders must approve the issuance of Leucadia common shares to Jefferies stockholders pursuant to the second merger.

Jefferies and Leucadia will hold separate special meetings of their stockholders and shareholders, respectively, to obtain these approvals. This joint proxy statement/prospectus, including its Annexes, contains and incorporates by reference important information about Leucadia and Jefferies, the transactions, the Leucadia share issuance, the charter amendment and the shareholder and stockholder meetings of Leucadia and Jefferies, respectively. You should read all the available information carefully and in its entirety. The enclosed proxy card and instructions allow you to submit a proxy for your shares without attending the special meeting in person.

Your vote is important. You are encouraged to submit your proxy as soon as possible.

Q:	What matters are to be voted on at the special meeting?

A:	Jefferies Stockholders: The special meeting of Jefferies stockholders is being held for the following purposes:

•	Proposal 1: to consider and vote upon a proposal to adopt the first merger agreement (which is attached as Annex B) and to approve the transactions contemplated by the first merger agreement;

•

Proposal 2: to consider and cast an advisory (non-binding) vote on the compensation that may be paid or become payable to Jefferies’ named executive officers that is based on or otherwise related to the proposed transactions; and

•

Proposal 3: to consider and vote upon any adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the first merger agreement and approve the transactions contemplated by the first merger agreement at the time of the special meeting.

Leucadia Shareholders: The special meeting of Leucadia shareholders is being held for the following purposes:

•	Proposal 1: to approve the issuance of Leucadia common shares to the stockholders of Jefferies in connection with the second merger agreement;

•

Proposal 2: to approve an amendment to the transfer restrictions already contained in Leucadia’s certificate of incorporation to prevent any person from becoming a “5% shareholder” or being treated as owning more than 5% of the Leucadia common shares for purposes of Section 382 of the Code as a result of the receipt of Leucadia shares in an acquisition transaction, and technical clarifications to the definition of “5% shareholder” contained in the transfer restriction;

•

Proposal 3: to consider and cast an advisory (non-binding) vote on the compensation that may be paid or become payable to Leucadia’s named executive officers that is based on or otherwise related to the proposed transactions; and

•

Proposal 4: to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Leucadia share issuance or the charter amendment at the time of the special meeting.

Q:	How does Jefferies’ board of directors recommend that Jefferies stockholders vote?

A:

The Jefferies’ board of directors, upon the recommendation of the Jefferies transaction committee, has determined by the unanimous vote of all directors voting (Messrs. Cumming and Steinberg having recused themselves from consideration of the transaction on behalf of Jefferies because they are directors and officers of Leucadia) that the first merger agreement and the transactions contemplated by the first merger agreement, including the first merger, are advisable and in the best interests of Jefferies and its stockholders. The Jefferies’ board of directors has also determined by the unanimous vote of all directors voting (Messrs. Cumming and Steinberg having recused themselves from consideration of the transaction on behalf of Jefferies) that the merger with Leucadia is advisable and in the best interests of Jefferies and its stockholders. The merger with Leucadia has already been approved by the board of directors of New Jefferies and by Jefferies, as the sole stockholder of New Jefferies, and, therefore, no vote of the Jefferies stockholders is required to accomplish the merger with Leucadia. The Jefferies’ board of directors (other than Messrs. Cumming and Steinberg), upon recommendation of the Jefferies transaction committee comprised entirely of disinterested directors, unanimously recommends that Jefferies stockholders vote “FOR” the proposal to adopt the first merger agreement and approve the transactions contemplated by the first merger agreement, “FOR” the approval on an advisory (non-binding) basis that the compensation that may be paid or become payable Jefferies’ named executive officers that is based on or otherwise relates the proposed transactions and “FOR” the proposal to adjourn the Jefferies special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the first merger agreement and approve the transactions contemplated by the first merger agreement at the time of the special meeting.

Q:	What factors did Jefferies’ board of directors and Leucadia’s board of directors consider in connection with the transactions?

A:

In determining that the transactions are in the best interests of both companies and their respective stockholders, Jefferies’ board of directors and Leucadia’s board of directors considered a number of factors, including positive factors and potential benefits of the transactions as well as potentially negative factors concerning the transactions. Please see the section entitled “The Transactions—Jefferies’ Reason for the Transactions; Recommendation of

Jefferies’ Board of Directors,” beginning on page 59 and “Leucadia’s Reasons for the Transactions; Recommendation of Leucadia’s Board of Directors,” beginning on page 77 for the numerous factors considered by the boards of directors of Jefferies and Leucadia when contemplating the transactions.

Q:	How does Leucadia’s board of directors recommend that Leucadia shareholders vote?

A:

The Leucadia board of directors has unanimously determined that the second merger agreement and the transactions contemplated by the second merger agreement, including the Leucadia share issuance and the charter amendment, are in the best interests of Leucadia and its shareholders. Leucadia’s board of directors unanimously recommends that Leucadia shareholders vote “FOR” the proposal to approve the Leucadia share issuance, “FOR” the proposal to adopt the charter amendment, “FOR” the approval on an advisory (non-binding) basis that the compensation that may be paid or become payable Leucadia’s named executive officers that is based on or otherwise relates the proposed transactions and “FOR” the proposal to adjourn the Leucadia special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Leucadia share issuance or the charter amendment.

Q:	In what ways do the interests of certain directors and officers of each of Jefferies and Leucadia differ from those of other Jefferies stockholders and Leucadia shareholders, respectively?

A:

Jefferies Stockholders: Directors and executive officers of Jefferies have financial interests in the merger that may be different from, or in addition to, those of Jefferies stockholders generally. These interests include, among others, continued service as a director or an executive officer of the combined company, accelerated vesting of equity awards if certain executive officers’ employment is terminated under certain circumstances following the completion of the transactions and rights to indemnification and directors’ and officers’ liability insurance that will survive the completion of the transactions. These interests may cause Jefferies and executive officers to view the first merger and the second merger differently than you may view it as a stockholder of Jefferies. See the section entitled “The Transactions—Interests of Jefferies Directors and Executive Officers in the Transactions” beginning on page 75.

Leucadia Shareholders: Certain directors and executive officers of Leucadia may be deemed to have certain interests that are different from, or in addition to, those of Leucadia shareholders.

Mr. Michael Sorkin, a director of Leucadia, is a Vice Chairman of N M Rothschild & Sons Limited, the U.K. arm of the family controlled Rothschild banking group, which is an affiliate of Rothschild Inc. (“Rothschild”), one of the investment banks engaged by Leucadia to advise the Leucadia board of directors in connection with the transactions. Mr. Sorkin does not expect to share in the fee received by Rothschild for its service to Leucadia.

Mr. Ian M. Cumming currently serves as Chairman of the Board and Chief Executive Officer of Leucadia. Upon consummation of the transactions, Mr. Cumming will retire from those positions, while remaining a member of the Leucadia board of directors. As a result of his retirement as an executive officer of Leucadia in connection with the transactions, Mr. Cumming and the board of directors of Leucadia have agreed to the financial and other terms of his resignation. Mr. Joseph S. Steinberg will become Chairman of the Board of Leucadia and will continue to work full time as an executive of Leucadia. In addition, the other officers of Jefferies and Leucadia will continue in their present positions, and certain Leucadia executive officers will receive a payment pursuant to retention agreements in effect since 2010.

These interests may cause certain of Leucadia’s directors and executive officers to view the transaction proposal differently and more favorably than you may view it. These interests are described in greater detail in the section entitled “The Transactions—Interests of Leucadia Directors and Executive Officers in the Transactions” beginning on page 85.

Q:	Can I attend the special meeting and vote my shares in person?

A:	Yes. If you are a Jefferies stockholder or Leucadia shareholder of record, you may vote your shares in person at the applicable meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, it is recommended that you also submit your proxy as described above, so your vote will be counted if you later decide not to attend the meeting. If you submit your proxy and later decide to vote in person at the meeting, the vote you submit at the meeting will override your proxy. If you are a street name holder, you may vote your shares in person at the meeting only if you obtain and bring to the meeting a signed letter or other form of proxy from your broker, bank, trustee or other nominee giving you the right to vote the shares at the meeting.

Q:	How can I attend the meeting?

A:

Jefferies Stockholders: All Jefferies stockholders are invited to attend the Jefferies special meeting. You may be asked to present government-issued photo identification, such as a driver’s license or passport, before being admitted to the meeting. If you hold your shares in street name, you also may be asked to present proof of beneficial ownership as of the record date to be admitted to the meeting. A brokerage account statement or the voting instruction form provided by the broker, or letter from your broker, bank, trustee or other nominee proving beneficial ownership of the shares on [  ], the record date for the Jefferies special meeting, are examples of proof of ownership. A person who holds a validly executed proxy entitling such person to vote on behalf of a record or beneficial owner of Jefferies shares who wishes to attend the special meeting in person should bring a validly executed proxy naming such person as the proxy holder, signed by the Jefferies stockholder, as well as proof of the signing stockholder’s record or beneficial ownership as of the record date.

Leucadia Shareholders: All Leucadia shareholders are invited to attend the Leucadia special meeting. You may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the meeting. If you hold your shares in street name, you also may be asked to present proof of ownership to be admitted to the meeting. A brokerage statement or letter from your broker, bank, trustee or other nominee proving ownership of the shares on [  ], the record date for the Leucadia special meeting, are examples of proof of ownership.

Q:	When and where will the special stockholders meetings be held?

A:	Jefferies Stockholders: The special meeting of Jefferies stockholders will be held at the [ ], on [ ], 2013, at [ ], local time.

Leucadia Shareholders: The special meeting of Leucadia shareholders will be held at the [ ], on [ ], 2013, at [ ], local time.

Q:	Who can attend the special meeting?

A:

Jefferies Stockholders: You are entitled to attend the Jefferies special meeting only if you are a Jefferies stockholder of record or a beneficial owner as of the record date, if you hold a valid proxy for the special meeting or if you are an invited guest of Jefferies.

If your shares are registered directly in your name with Jefferies’ transfer agent, you are a stockholder of record, and stockholders of record who wish to attend the special meeting in person must bring government-issued photo identification to the special meeting.

If your shares are held in “street name” through a broker, bank, trustee or other nominee, you are a beneficial owner, and beneficial owners will need to show proof of beneficial ownership and government-issued photo identification in order to be admitted to the special meeting.

If you hold a valid proxy, you will need to show a validly executed proxy naming you as the proxy holder, signed by the Jefferies stockholder, proof of the signing stockholder’s record or beneficial ownership and government-issued photo identification in order to be admitted to the special meeting.

Leucadia Shareholders: You are entitled to attend the Leucadia special meeting only if you are a Leucadia shareholder of record or a beneficial owner as of the record date, if you hold a valid proxy for the special meeting or if you are an invited guest of Leucadia.

If your shares are registered directly in your name with Leucadia’s transfer agent, you are a shareholder of record, and shareholders of record who wish to attend the special meeting in person must bring government-issued photo identification to the special meeting.

If your shares are held in “street name” through a broker, bank, trustee or other nominee, you are a beneficial owner, and beneficial owners will need to show proof of beneficial ownership and photo identification, such as a driver’s license or passport, in order to be admitted to the special meeting.

Q:	How many shares of common stock were outstanding on the record date?

A:

Jefferies Stockholders: There were [  ] shares of Jefferies common stock outstanding at the close of business on [  ], the record date for the determination of stockholders entitled to notice of and to vote at the special meeting. Each of the [  ] shares is entitled to one vote at the Jefferies special meeting. Common stock is the only class of stock entitled to vote, and holders of common stock are entitled to vote on each proposal presented at the Jefferies special meeting.

Leucadia Shareholders: There were [  ] Leucadia common shares outstanding at the close of business on [  ], the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. Each of the [  ] shares is entitled to one vote at the Leucadia special meeting.

Q:	What constitutes a quorum at the special stockholders meetings?

A:

Jefferies Stockholders: Stockholders who hold shares representing at least a majority of the issued and outstanding stock entitled to vote at the Jefferies special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the Jefferies special meeting. For purposes of determining whether there is a quorum, all shares that are present, including abstentions but not broker non-votes, will count towards the quorum.

Leucadia Shareholders: Shareholders who hold shares representing at least a majority of the issued and outstanding shares entitled to vote at the Leucadia special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the Leucadia special meeting. For purposes of determining whether there is a quorum, all shares that are present, including abstentions, will count towards the quorum.

Q:	What does it mean if I receive more than one set of proxy materials?

A:

If you receive more than one set of proxy materials or multiple control numbers for use in submitting your proxy, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or voting instruction card you receive or, if you submit your proxy by internet or telephone, submit your proxy once for each card or control number you receive.

Q:	Who is the inspector of election?

A:

Jefferies Stockholders: The board of directors of Jefferies has appointed a representative of American Stock Transfer & Trust Company, LLC to act as the inspector of election at the Jefferies special meeting.

Leucadia Shareholders: The board of directors of Leucadia has appointed two representatives, Joseph Veetal of Leucadia and Barry Rosenthal of American Stock Transfer & Trust Company, LLC, to act as the inspectors of election at the Leucadia special meeting.

Q:	Where can I find the voting results of the special meeting?

A:

Jefferies Stockholders: The preliminary voting results will be announced at the Jefferies special meeting. In addition, within four business days following certification of the final voting results, Jefferies intends to file the final voting results with the SEC on Form 8-K.

x

Leucadia Shareholders: The preliminary voting results will be announced at the Leucadia special meeting. In addition, within four business days following certification of the final voting results, Leucadia intends to file the final voting results with the SEC on Form 8-K.

Q:	How do I vote if I am a stockholder of record?

A:

Jefferies Stockholders. If you are a stockholder of record of Jefferies as of the close of business on the record date for the Jefferies special meeting, you may vote in person by attending the Jefferies special meeting or, to ensure your shares are represented at the Jefferies special meeting, you may authorize a proxy to vote by:

•	accessing the internet site listed on the proxy card;

•	calling the toll-free number listed on the proxy card; or

•	signing and returning the enclosed proxy card by mail.

If you hold Jefferies common stock in street name you can provide your voting instructions for your shares of stock in the manner prescribed by your broker, bank, trustee or other nominee. Your broker, bank, trustee or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing such broker, bank, trustee or other nominee how to vote your shares. Without instructions from you, your broker, bank, trustee or other nominee cannot vote your shares of stock, which will have the effect described below.

Leucadia Shareholders. If you are a shareholder of record of Leucadia as of the close of business on the record date for the Leucadia special meeting, you may vote in person by attending the Leucadia special meeting or, to ensure your shares are represented at the Leucadia special meeting, you may authorize a proxy to vote in one of three ways:

•	use the toll-free telephone number shown on your proxy card;

•	visit the Internet website at www.voteproxy.com and follow the on-screen instructions; or

•	Mail, date, sign and promptly return your proxy card in the enclosed postage prepaid envelope.

If you hold Leucadia shares in street name, you can vote your shares in the manner prescribed by your broker, bank, trustee or other nominee. Your broker, bank, trustee or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing such broker, bank, trustee or other nominee how to vote your shares. Without instructions from you, your broker, bank, trustee or other nominee cannot vote your shares, which will have the effect described below.

Q:	What are my voting rights?

A:

Jefferies Stockholders: Holders of Jefferies common stock are entitled to one vote per share. As of the close of business on the record date for the Jefferies special meeting, a total of [  ] votes are entitled to be cast at the Jefferies special meeting.

Leucadia Shareholders: Holders of Leucadia common shares are entitled to one vote per share. As of the close of business on the record date for the Leucadia special meeting, a total of [  ] votes are entitled to be cast at the Leucadia special meeting.

Q:	What vote is required to approve each proposal?

A:	Jefferies Stockholders:

•

Proposal 1: Adoption of the first merger agreement and approval of the transactions contemplated by the first merger agreement requires the affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of Jefferies common stock.

•

Proposal 2: Approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Jefferies’ named executive officers that is based on or otherwise related to the proposed transaction requires the affirmative vote, in person or by proxy, of the holders of a majority of the shares of Jefferies common stock present, in person or by proxy, at the special meeting and entitled to vote thereon.

•

Proposal 3: Approval of the proposal to adjourn the Jefferies special meeting, if necessary, to solicit additional proxies requires the affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of Jefferies common stock present, in person or by proxy, at the Jefferies special meeting and entitled to vote thereon.

Simultaneously with execution of the first merger agreement and the second merger agreement, at the request of Jefferies, Leucadia (which, through its wholly-owned subsidiary, BEI Jeffvest, LLC, a Delaware limited liability company, holds approximately [28.52]% of the outstanding shares of common stock of Jefferies as of the record date for the Jefferies special meeting), entered into a Voting Agreement dated November 11, 2012 pursuant to which Leucadia has agreed to vote, and to cause its subsidiary to vote, its Jefferies common stock in favor of the first merger.

Jefferies has also entered into a separate voting agreements with each of Richard B. Handler, Chairman of the Board and Chief Executive Officer of Jefferies, and Brian P. Friedman, Chairman of the Executive Committee of Jefferies (who hold approximately [1.54]% and [1.41]%, respectively, of the outstanding shares of Jefferies common stock as of the record date for the Jefferies special meeting, pursuant to which, on a several basis, each has agreed to vote his Jefferies common stock in favor of Jefferies Proposals 1 and 3.

Pursuant to the Leucadia voting agreement and Jefferies executive voting agreements, approximately [31.47]% of the shares of Jefferies common stock outstanding as of the record date for the Jefferies special meeting are committed to be voted in favor of Jefferies Proposal 1. The approval of Jefferies Proposal 1 will, therefore, require that approximately an additional [18.53]% of the shares of Jefferies common stock outstanding as of the record date for the Jefferies special meeting are voted in favor of Jefferies Proposal 1. No other Jefferies’ director or executive officer has entered into any agreement obligating such director or executive officer to vote his Jefferies common stock in favor of the transactions or to retain his currently owned shares of Jefferies common stock.

Leucadia Shareholders:

•

Proposal 1: Under the NYSE rules, the Leucadia share issuance requires the affirmative vote of holders of a majority of the outstanding Leucadia common shares voted at the Leucadia special meeting, provided that the total votes cast including, pursuant to the rules of the NYSE, abstentions, represents over 50% in interest of all Leucadia common shares entitled to vote on the proposal.

•	Proposal 2: The charter amendment requires the affirmative vote of the majority of all outstanding Leucadia common shares entitled to vote thereon at the Leucadia special meeting.

•

Proposal 3: The proposal to approval, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Leucadia’s named executive officers that is based on or otherwise related to the proposed transaction requires the affirmative vote, in person or by proxy, of the holders of a majority of the Leucadia common shares cast, in person or by proxy, at the special meeting and entitled to vote.

•

Proposal 4: The proposal to adjourn the Leucadia special meeting, if necessary, to solicit additional proxies requires the affirmative vote, in person or by proxy, of the holders of a majority of the Leucadia common shares cast, in person or by proxy at the Leucadia special meeting and entitled to vote.

Approval of Proposals 2, 3 and 4 at the special meeting is not a condition to the obligation of Leucadia to consummate the transactions contemplated by the second merger agreement. Accordingly, if all of the conditions to the transactions set forth in the second merger agreement are satisfied or waived, Leucadia intends to complete the transactions, whether or not Proposals 2, 3 and 4 have been approved.

At the request of Jefferies, two of Leucadia’s directors and officers have entered into voting agreements with Jefferies to vote their shares of Leucadia in favor of the transactions. Jefferies entered into a separate voting agreement with each of Ian M. Cumming, the Chairman and Chief Executive Officer of Leucadia, (with respect to [8.64]% of Leucadia’s outstanding common shares as of the record date for the Leucadia special meeting) and Joseph S. Steinberg, a director and President of Leucadia, (with respect to [9.63]% of Leucadia’s outstanding common shares as of the record date for the Leucadia special meeting) pursuant to which, on a several basis, each has agreed to vote such Leucadia common shares in favor of Proposals 1, 2 and 4 (such voting agreements, the “Leucadia executive voting agreements”).

Pursuant to the Leucadia executive voting agreements, approximately [18.27]% of Leucadia common shares outstanding as of the record date for the Leucadia special meeting are committed to be voted in favor of Leucadia Proposal 1. The approval of Leucadia Proposal 1 will, therefore, require that approximately an additional [6.74]% (assuming only 50.1% of the outstanding Leucadia common shares vote) of Leucadia common shares outstanding as of the record date for the Leucadia special meeting are voted in favor of Leucadia Proposal 1, assuming that the total votes cast (including those subject to the Leucadia executive voting agreements) represent over 50.1% in interest of all Leucadia common shares entitled to vote on Leucadia Proposal 1. Pursuant to the Leucadia executive voting agreements, approximately [18.27]% of Leucadia common shares outstanding as of the record date for the Leucadia special meeting are committed to be voted in favor of Leucadia Proposal 2. The approval of Leucadia Proposal 2 will therefore require that approximately an additional [31.74]% of Leucadia common shares outstanding as of the record date for the Leucadia special meeting are voted in favor of Leucadia Proposal 2.

Q:	What will I receive in the transactions?

A:

Jefferies Stockholders: If you are a Jefferies stockholder, after the transactions are completed, each share of Jefferies common stock you hold immediately prior to the first merger will ultimately be converted into the right to receive 0.81 of a Leucadia common share together with cash in lieu of any fractional shares, as applicable. In order to avert the possibility that the transactions could result in the application of tax law limitations on the use of certain of Leucadia’s tax attributes, the second merger agreement limits the amount of Leucadia common shares that can be issued to certain persons (other than direct or indirect subsidiaries of Leucadia) if such issuance would otherwise cause a person or group of persons to become a 5% shareholder or own 5% or more of the combined Leucadia common shares by reason of the second merger. In addition, Jefferies stockholders will not receive any fractional Leucadia common shares pursuant to the second merger. Instead, they will receive cash in lieu of any fractional Leucadia common shares that a Jefferies stockholder would otherwise have been entitled to receive in the second merger.

Jefferies Award Holders: Each outstanding award or benefit measured in whole or in part by the value of a number of New Jefferies common stock will be converted at the exchange ratio into an equivalent award denominated in Leucadia shares with the same terms and conditions (including vesting terms and conditions) as applied pre-conversion.

Leucadia Shareholders: If the second merger is completed, Leucadia shareholders will not receive any merger consideration and will continue to hold their Leucadia common shares. However, provided that the Leucadia winery business spin out does not reduce Leucadia’s book value by more than $197,000,000 (referred to as the “Crimson dividend amount”), before the effective time of the second merger, in connection with the Leucadia winery business spin out, Leucadia shareholders will receive, as a pro rata distribution, one share of Crimson common stock for every ten Leucadia common shares owned by them on a record date to be established for the Leucadia winery business spin out (referred to as the “Crimson record date”), as contemplated under the second merger agreement. The Leucadia winery business spin out is intended to be tax-free to Leucadia and its shareholders.

Q:	What is the value of the merger consideration?

A:

Because Leucadia will issue a fixed amount, equal to 0.81 of a Leucadia common share, in exchange for the cancellation of each share of New Jefferies common stock as a result of the transactions, the value of the merger consideration that Jefferies stockholders receive will depend on the price per Leucadia common share at the effective time of the second merger. That price will not be known at the time of the special meetings and may be less than the current price or the price at the time of the special meetings. Based on the closing price of Leucadia common shares on the NYSE on November 9, 2012, the last trading day before public announcement of the transactions, the exchange ratio represented approximately $17.01 implied per share value of the merger consideration based on the exchange ratio and a $20.99 per share value for Leucadia common shares, which represents the closing price of Leucadia common shares on November 9, 2012 of $21.80, adjusted for the Crimson dividend amount, for each share of Jefferies common stock, which had a closing price of $14.27 per share on November 9, 2012. Based on the closing price of [  ] per Leucadia common share on [  ], the latest practicable trading day before the date of this joint proxy statement/prospectus, adjusted for the Crimson dividend amount, the exchange ratio represented approximately $[  ] in value for each share of Jefferies common stock, which had a closing price of $[  ] per share on [  ], the latest practicable trading day before the date of this joint proxy statement/prospectus. Leucadia shareholders will continue to own their existing Leucadia common shares. Leucadia common shares are currently traded on the NYSE under the symbol “LUK,” and Jefferies common stock is currently traded on the NYSE under the symbol “JEF.” We urge you to obtain current market quotations of Leucadia common shares and Jefferies common stock.

Q:	What percentage of Leucadia common shares will be owned by Jefferies stockholders upon the completion of the transactions?

A:

Immediately after the transactions are completed, it is expected 34.2% of Leucadia common shares will be owned by Jefferies stockholders (excluding the Jefferies common stock today owned by Leucadia and including Jefferies vested restricted stock units) and current Leucadia shareholders will own approximately 65.8% of Leucadia’s outstanding common shares, respectively.

Q:	If I am a Jefferies stockholder, will I receive any shares of Crimson stock in the transactions?

A:

No. Shares of Crimson stock will only be distributed to Leucadia shareholders of record on the Crimson record date, because the Leucadia winery business spin out is a condition to Jefferies’ obligation to consummate the transactions. Jefferies management deemed Crimson as less strategically relevant than Leucadia’s other subsidiaries, ascribing a value to Crimson no greater than approximately its book carrying value. As such, in assessing and negotiating the terms of the transaction with Leucadia, Jefferies management viewed the pre-transaction divestiture of Crimson through the Leucadia winery business spin out an efficient and desirable method of divesting Crimson, as compared with a post-transaction sale or other divestiture. It was therefore agreed that that the spin out occur prior to consummation of the transactions, without reducing the book value of Leucadia by more than $197 million and that it be effected without Leucadia retaining any material liability with respect to Crimson.

Q:	What are the material U.S. federal income tax consequences of the Leucadia winery business spin out?

A:

The Leucadia winery business spin out is conditioned on the receipt by Leucadia of an opinion of Weil, Gotshal & Manges LLP (referred to as “Weil”) to the effect that no gain or loss will be recognized for U.S. federal income tax purposes in connection with the distribution by Leucadia or its shareholders, except to the extent that they receive cash in lieu of fractional shares of Crimson common stock. Leucadia has not requested, and does not intend to request, a private letter ruling from the Internal Revenue Service confirming that the Leucadia winery business spin out will be tax-free to Leucadia or its shareholders for U.S. federal income tax purposes. However, Leucadia does not expect that there would be significant gain, if any, recognized by it if the Leucadia winery business spin out were found to be taxable.

Q:	Will there be changes to Leucadia’s board of directors and management following the second merger?

A:

Leucadia has agreed to take all action necessary to cause, effective as of the effective time of the second merger, the board of directors of Leucadia to consist of fourteen members, eight of whom will be the current directors of Leucadia and six of whom will be Richard B. Handler, Brian P. Friedman, W. Patrick Campbell, Richard G. Dooley, Robert E. Joyal and Michael T. O’Kane, each a current director of Jefferies, as designated by Jefferies. Leucadia has also agreed to take all action necessary to cause, effective as of the effective time of the second merger, the Nominating and Corporate Governance Committee of the board of directors of Leucadia to consist of four members, two of whom will be independent directors designated by Jefferies (Robert E. Joyal and Michael T. O’Kane) and two of whom will be independent directors designated by Leucadia (Jeffrey Keil and Alan Hirschfield). In addition, it is expected that Mr. Handler, the current Chief Executive Officer of Jefferies will become Chief Executive Officer of Leucadia in place of Mr. Cumming, and Mr. Friedman, the current Chairman of Jefferies’ Executive Committee will become President of Leucadia in place of Mr. Steinberg and that Michael J. Sharp, the current General Counsel, Secretary and an Executive Vice President of Jefferies, will become General Counsel and an Executive Vice President of Leucadia. All other Leucadia executive officers will continue in their present positions.

Q:	What is the Leucadia charter amendment?

A:

Leucadia is proposing to amend Leucadia’s certificate of incorporation to include a provision that would limit the amount of Leucadia common shares or any other securities that would be treated as Leucadia’s “stock” under the applicable tax regulations (referred to as “Leucadia Shares”) that can be issued in connection with an acquisition transaction (such as the second merger) to certain target shareholders if any person or group of persons would become a “5% shareholder” of Leucadia or would be treated as owning 5% or more of Leucadia common shares as a result of the acquisition transaction. Under the proposed charter amendment, in such a circumstance, instead of delivering the Leucadia Shares to any such target shareholder, the Leucadia Shares would be sold into the market and the target shareholder would receive the lesser of the closing market price of the Leucadia Shares as of the day prior to the acquisition transaction and the net proceeds received from the sale of the shares. Any excess net sale proceeds would be donated to one or more charities selected by the Leucadia board of directors. The number of Leucadia Shares that would be sold instead of delivered to such a target shareholder is the minimum number of shares necessary to prevent the target shareholder, or any person or group of persons, from becoming a 5% shareholder of Leucadia or owning 5% or more of Leucadia common shares. The proposed amendment to the transfer restrictions would allow the Leucadia board of directors to approve a delivery of Leucadia Shares to a target shareholder that would otherwise be prohibited by the charter amendment. Issuances of Leucadia Shares by Leucadia in situations not in connection with an acquisition transaction, such as the grant of employee options to purchase Leucadia common shares, would continue to be unaffected by the transfer restrictions and the board of directors of Leucadia will continue to be able to permit or restrict any such issuance on a case-by-case basis. The

Leucadia board of directors intends to exempt any Leucadia Shares issued to any direct or indirect subsidiary of Leucadia as a result of the transactions.

In addition, the charter amendment will also expand the definition of a “5% shareholder” for purposes of the current transfer restrictions to include any person who is treated as owning 5% or more of Leucadia common shares. This expansion is intended to clarify the manner in which the transfer restrictions will operate if and when Leucadia has more than one class of shares outstanding.

Q:	Why is Leucadia proposing the charter amendment?

A:

Currently, Leucadia’s certificate of incorporation protects the use of its net operating loss carryforwards (referred to as “NOLs”) and other tax attributes by prohibiting the transfer of Leucadia Shares to the extent the transfer would result in the creation of a new 5% shareholder or would increase the amount of shares owned by an existing 5% shareholder. The current transfer restriction, however, does not apply to any issuances of shares by Leucadia. The proposed charter amendment is intended to avert unintended or unexpected ownership increases as calculated under the tax rules as a result of acquisition transactions. In an acquisition transaction in which Leucadia Shares are issued, accumulation of shares in the target corporation, over which Leucadia has no control, could, in certain circumstances, result in the creation of a new “5% shareholder” of Leucadia after the consummation of the acquisition transaction (such as the second merger), particularly if the target shareholder already owns Leucadia Shares. Failure to adopt the charter amendment, therefore, could possibly threaten to impair the value of Leucadia’s tax attributes in acquisition transactions in which Leucadia Shares are delivered as part of the merger consideration, such as the merger with Jefferies.

Q:	What is the effect of the charter amendment on the second merger?

A:

Approval of the charter amendment is not a condition to the effectiveness of the second merger agreement. The second merger agreement contains a provision that would restrict the issuance of Leucadia common shares to certain Jefferies stockholders in a manner similar to the proposed charter amendment. If the charter amendment is not approved by Leucadia shareholders, Leucadia will rely upon the provisions of the second merger agreement to restrict the issuance of Leucadia common shares to Jefferies stockholders if needed to avoid the imposition of limitations on the use of its tax losses and other tax attributes.

Q:

Why am I being asked to consider and cast an advisory (non-binding) vote on the compensation that may be paid or become payable to Jefferies’ or Leucadia’s respective named executive officers that is based on or otherwise relates to the proposed transactions?

A:

In July 2010, the SEC adopted new rules that require Jefferies and Leucadia to each seek a non-binding, advisory vote with respect to certain compensation that may be paid or become payable to Jefferies’ and Leucadia’s respective named executive officers that is based on or otherwise relates to the proposed transactions (such payments are referred to as “change of control payments”). See “Proposals for the Jefferies Special Meeting—Jefferies Proposal 2 – Advisory (Non-Binding) Vote on Compensation” and “Proposals for the Leucadia Special Meeting—Leucadia Proposal 3 – Advisory (Non- Binding) Vote on Compensation”.

Q:	What will happen if Jefferies stockholders or Leucadia shareholders do not approve, on an advisory (non-binding) basis, the respective change of control payments of Jefferies or Leucadia?

A:

The vote on the change of control payments is a vote separate and apart from the vote by Jefferies stockholders to adopt the first merger agreement and approve the transactions contemplated by the first merger agreement and the votes by Leucadia shareholders to approve the issuance of Leucadia common shares to the stockholders of Jefferies pursuant to the second merger agreement and to approve the charter amendment. Accordingly, you may vote in favor of those proposals and not in favor of the advisory (non-binding) vote on the change of control payments, or vice-versa. Approval of the change of control payments on an advisory (non-

binding) basis is not a condition to the completion of the proposed transactions, and it is advisory in nature only, meaning it will not be binding on either Jefferies or Leucadia. If the proposed transactions are completed, the compensation will be payable, subject only to the conditions applicable to such compensation payments, regardless of the outcome of the advisory vote.

Q:	What is the difference between a stockholder of record and a “street name” holder?

A:

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trustee or other nominee, then the broker, bank, trustee or other nominee is considered to be the stockholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In the latter case, your shares are said to be held in “street name”.

Q:	My shares are held in “street name” by my broker, bank, trustee or other nominee. Will my broker, bank, trustee or other nominee automatically vote my shares for me?

A:

No. Your broker cannot vote your shares on “non-routine” matters, as described below in the section entitled “What will happen if I return my proxy card without indicating how to vote,” beginning on page xix, below, without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker. If you do not provide voting instructions then, under the rules of the NYSE, the broker who holds shares in “street name” has the discretionary authority to vote on “routine” proposals. However, brokers are precluded from exercising discretionary authority to vote with respect to “non-routine” proposals. If the agenda items at a particular meeting consist of both “routine” proposals and “non-routine” proposals, brokers will exercise discretionary authority to vote with respect to “routine” proposals and will be precluded from exercising discretionary authority to vote with respect to “non-routine” proposals, referred to generally as “broker non-votes.” Presently, each of the proposals at the Jefferies special meeting and Leucadia special meeting are considered “non- routine” under the rules and interpretations of the NYSE. As a result, absent specific voting instructions from the beneficial owner of shares, brokers will be precluded from exercising discretionary authority to vote your shares and your shares will not be counted for purposes of determining a quorum or be voted at the Jefferies special meeting and Leucadia special meeting. Please note that you may not vote shares held in street name by returning a proxy card directly to Jefferies or Leucadia or by voting in person at your special meeting unless you first obtain a proxy from your broker, bank, trustee or other nominee.

Q:	What will happen if I fail to vote or I abstain from voting?

A:

Jefferies Stockholders: If you do not vote, it will be more difficult for Jefferies to obtain the vote necessary to adopt the first merger agreement and approve the transactions contemplated by the first merger agreement.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the proposals. An abstention, but not a broker non-vote, will be counted for purposes of determining a quorum. However, if you are the stockholder of record, and you fail to vote by proxy or by ballot at the special meeting, your shares will not be counted for purposes of determining a quorum. Abstentions, failures to submit a proxy card or vote in person and broker non-votes will be treated in the following manner with respect to determining the votes received for each of the proposals:

•

an abstention, failure to submit a proxy card or vote in person or a broker non-vote will be treated as a vote “AGAINST” the proposal to adopt the first merger agreement and approve the transactions contemplated by the first merger agreement;

•	an abstention will be treated as a vote “AGAINST” the proposal to approve any adjournment of the Jefferies special meeting;

•	a failure to submit a proxy card or vote in person will have no effect on the proposal to approve any adjournment of the Jefferies special meeting;

•

an abstention will be treated as a vote “AGAINST” the proposal to approve on an advisory (non-binding) basis, the compensation that may be paid or become payable to Jefferies’ named executive officers that is based on or otherwise related to the proposed transactions; and

•

a failure to submit a proxy card or vote in person will have no effect on the proposal to approve on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Jefferies’ named executive officers that is based on or otherwise related to the proposed transactions.

Leucadia Shareholders:

You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the proposals. An abstention will be counted for purposes of determining a quorum. However, if you are a record holder and fail to submit a vote at the Leucadia special meeting (i.e., by not submitting a proxy and not voting in person) or if you are a beneficial holder and fail to provide voting instructions to your broker, bank, trustee or other nominee, your shares will not be counted for purposes of determining a quorum or be voted at the Leucadia special meeting. Abstentions, failures to submit a proxy card or vote in person and failure to provide voting instructions to your broker, bank, trustee or other nominee will be treated in the following manner with respect to determining the votes received for each of the proposals:

•

Proposal 1: Under the NYSE rules abstentions are treated as a vote cast and, therefore, any abstention from voting by a Leucadia shareholder will have the same effect as a vote against Proposal 1. The failure of any Leucadia shareholder to submit a vote (i.e., not submitting a proxy and not voting in person) by a Leucadia shareholder will not be counted in determining the votes cast in connection with Proposal 1, but does have the effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated. Brokers, banks, trustees and other nominees do not have discretionary authority to vote on Proposal 1 and, therefore, will not be able to vote on Proposal 1 absent instructions from the beneficial owner. Consequently, the failure of a beneficial owner to provide voting instructions to its broker, bank, trustee or other nominee will have the effect of not being counted in determining the votes cast in connection with Proposal 1, but does have the effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated. In addition, the failure of any Leucadia shareholder to submit a vote (i.e., not submitting a proxy and not voting in person) and the failure of a beneficial owner to provide voting instructions to its broker, bank, trustee or other nominee will reduce the number of shares counted towards the NYSE requirement that the total votes cast on Proposal 1 represent over 50% in interest of all Leucadia common shares entitled to vote on Proposal 1.

•

Proposal 2: The failure of any Leucadia shareholder to submit a vote (i.e., not submitting a proxy and not voting in person) and any abstention from voting by a Leucadia shareholder will have the same effect as a vote AGAINST Proposal 2. Brokers, banks, trustees and other nominees do not have discretionary authority to vote on Proposal 2 and, therefore, will not be able to vote on Proposal 2 absent instructions from the beneficial owner. Consequently, the failure of a beneficial owner to provide voting instructions to its broker, bank, trustee or other nominee will have the same effect as a vote AGAINST Proposal 2.

•

Proposal 3 and Proposal 4: The failure of any Leucadia shareholder to submit a vote (i.e., not submitting a proxy and not voting in person) and any abstention from voting by a Leucadia shareholder will not be counted in determining the votes cast in connection with Proposal 3 or 4, but do have the effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated. Brokers, banks, trustees and other nominees do not have discretionary authority to vote on Proposal 3 or 4 and, therefore, will not be able to vote on Proposal 3 or 4 absent instructions from the beneficial owner. Consequently, the failure of a beneficial owner to provide voting instructions to its broker, bank, trustee or other nominee will have the effect of not being counted in determining the votes cast in connection with Proposal 3 or 4, but does have the effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

Jefferies Stockholders: If you are a stockholder of record and you submit your proxy by internet, telephone or mail but do not specify how you want to vote your shares on a particular proposal, Jefferies will vote your shares:

•	Proposal 1: FOR the proposal to adopt the first merger agreement and approve the transactions contemplated by the first merger agreement;

•

Proposal 2: FOR the proposal to consider and cast an advisory (non-binding) vote on the compensation that may be paid or become payable to Jefferies’ named executive officers that is based on or otherwise related to the proposed transactions; and

•

Proposal 3: FOR the proposal to approve any adjournment of the Jefferies special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the first merger agreement and approve the transactions contemplated by the first merger agreement.

If you are a street name holder and fail to instruct the broker, bank, trustee or other nominee that is the stockholder of record how you want to vote your shares on a particular proposal, those shares are considered to be “uninstructed.” Stockholders of record have the discretion to vote uninstructed shares on specified routine matters and do not have the authority to vote uninstructed shares on non-routine matters. The proposal to adopt the first merger agreement and approve the transactions contemplated by the first merger agreement, the proposal to consider and cast an advisory (non- binding) vote on the compensation that may be paid or become payable to Jefferies’ named executive officers that is based on or otherwise related to the proposed transactions and the proposal to adjourn the Jefferies special meeting are all non-routine matters and, therefore, the broker, bank, trustee or other nominee does not have discretionary voting power with respect to such proposals.

Leucadia shareholders: If you are a shareholder of record and you submit your proxy by internet, telephone or mail but do not specify how you want to vote your shares on a particular proposal, Leucadia will vote your shares:

•	Proposal 1: FOR the proposal to approve the Leucadia share issuance;

•	Proposal 2: FOR the proposal to approve the charter amendment;

•

Proposal 3: FOR the proposal to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Leucadia’s named executive officers that is based on or otherwise related to the proposed transactions; and

•

Proposal 4: FOR the proposal to approve any adjournment of the Leucadia special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Leucadia share issuance or the charter amendment.

If you are a street name holder and fail to instruct the broker, bank, trustee or other nominee that is the shareholder of record how you want to vote your shares on a particular proposal, those shares are considered to be “uninstructed.” Shareholders of record have the discretion to vote uninstructed shares on specified routine matters and do not have the authority to vote uninstructed shares on non-routine matters. The proposal to approve the Leucadia share issuance, the proposal to approve the charter amendment, the proposal to consider and cast an advisory (non-binding) vote on the compensation that may be paid or become payable to Leucadia’s named executive officers that is based on or otherwise related to the proposed transactions and the proposal to adjourn the Leucadia special meeting are all non-routine matters and, therefore, the broker, bank, trustee or other nominee does not have discretionary voting power with respect to such proposals.

Q:	Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A:

Yes. If you are the holder of record of either Jefferies common stock or Leucadia common shares, you can change or revoke your proxy at any time before your proxy is voted at your special meeting. You can do this in one of four ways:

•	by submitting a later-dated proxy by internet or telephone before the deadline stated on the enclosed proxy card;

•	by mailing a later-dated proxy card;

•	by sending a written notice of revocation to the Corporate Secretary of Jefferies or Leucadia, as applicable, which must be received before the time of such special meeting; or

•	by voting in person at the special meeting. Attendance at the special meeting in and of itself, without voting in person at the meeting, will not cause a previously granted proxy to be revoked.

If you are a street name holder, please refer to the voting instructions provided to you by your broker, bank, trustee or other nominee.

Any Jefferies stockholder or Leucadia shareholder entitled to vote in person at the Jefferies or Leucadia special meeting, respectively, may vote in person regardless of whether a proxy has been previously given, but simply attending such special meeting will not constitute revocation of a previously given proxy.

Q:	Who pays for the cost of proxy preparation and solicitation?

A:

In accordance with the terms of the second merger agreement, Jefferies will bear the entire cost of proxy solicitation for the Jefferies special meeting, Leucadia will bear the entire cost of proxy solicitation for the Leucadia special meeting, and Jefferies and Leucadia will share equally all expenses incurred in connection with the filing of the registration statement of which this document forms a part with the SEC and the printing and mailing of this document.

Q:

Will Jefferies be required to submit the first merger agreement to its stockholders even if Jefferies’ board of directors has withdrawn (or qualified or modified in a manner adverse to Leucadia) its recommendation?

A:

Yes, Jefferies is required to submit the first merger agreement to its stockholders even if Jefferies’ board of directors has withdrawn, qualified or modified its recommendation, consistent with the terms of the first merger agreement, unless Leucadia terminates the second merger agreement. For more information regarding the ability of Jefferies and Leucadia to terminate the second merger agreement, see the section entitled “The Second Merger Agreement—Termination Fees and Expenses; Liability for Breach,” beginning on page 106.

Q:

Will Leucadia be required to submit the Leucadia share issuance to its shareholders even if Leucadia’s board of directors has withdrawn (or qualified or modified in a manner adverse to Jefferies) its recommendation?

A:

Yes, Leucadia is required to submit the Leucadia share issuance to its shareholders even if Leucadia’s board of directors has withdrawn, qualified or modified its recommendation, consistent with the terms of the second merger agreement, unless Jefferies terminates the second merger agreement. For more information regarding the ability of Jefferies and Leucadia to terminate the second merger agreement, see the section entitled “The Second Merger Agreement—Termination Fees and Expense; Liability for Breach,” beginning on page 106.

Q:	What are the material U.S. federal income tax consequences of the transactions to U.S. holders of Jefferies common stock?

A:	Each of the first merger and the LLC conversion, taken together, and the second merger are intended to be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, a U.S. holder of Jefferies common stock generally will not recognize any gain or loss on the conversion of such holder’s Jefferies common stock into New Jefferies common stock in the first merger and a U.S. holder of New Jefferies common stock who receives Leucadia common shares pursuant to the second merger generally will not recognize gain or loss on the exchange of such holder’s New Jefferies common stock for Leucadia common shares (other than gain or loss with respect to cash received in lieu of a fractional share).

The tax consequences of the transactions to each Jefferies stockholder may depend on such holder’s particular facts and circumstances. Jefferies stockholders are urged to consult their tax advisors to understand fully the consequences to them of the transactions in their specific circumstances. A more detailed discussion of the material U.S. federal income tax consequences of the transactions can be found in the section entitled “The Transactions—Material U.S. Federal Income Tax Consequences”.

Q:	When do you expect the transactions to be completed?

A:

Jefferies and Leucadia hope to complete the transactions as soon as reasonably practicable and currently expect the closing of the transactions to occur in the first calendar quarter of 2013, subject to receipt of required stockholder and shareholder approvals and regulatory approvals and to the satisfaction or waiver of the other conditions to the transactions set forth in the second merger agreement. However, the transactions are subject to various regulatory clearances and the satisfaction or waiver of other conditions, as described in the second merger agreement, and it is possible that factors outside the control of Jefferies and Leucadia could result in the transactions being completed at an earlier time, a later time or not at all. There can be no assurances as to when or if the transactions will close.

Q:	Will any termination fees be payable in connection with the Transactions?

A:

The second merger agreement contains certain termination rights for both Jefferies and Leucadia, which are described in more detail in “The Second Merger Agreement—Termination Fees and Expenses; Liability for Breach” beginning on page 105.” The second merger agreement also provides that, under specified circumstances, either Jefferies or Leucadia will be obligated to pay the other a termination fee of $90 million (referred to as the “termination fee”) plus fees and expenses actually incurred in connection with the second merger agreement and the transactions contemplated thereby, in an aggregate amount not to exceed $3 million (referred to as the “expense reimbursement”). Under other specified circumstances, either Jefferies or Leucadia will be obligated to pay the other the termination fee but not the expense reimbursement or to pay only the expense reimbursement. In addition, the termination of the second merger agreement will not relieve the parties from liability for damages arising from willful and malicious breach of any of the provisions in the second merger agreement or fraud.

Q:	Do I need to do anything with my shares other than voting for the proposals at the special meeting?

A:

Jefferies Stockholders: If you are a Jefferies stockholder, after the transactions are completed, each share of Jefferies common stock you hold immediately prior to the first merger will ultimately be converted into the right to receive 0.81 of a Leucadia common share together with cash in lieu of any fractional shares, as applicable. You will receive instructions at that time regarding exchanging your shares of Jefferies common stock for Leucadia common shares. You do not need to take any action at this time. Please do not send your Jefferies stock certificates with your proxy card.

Leucadia Shareholders: If you are a Leucadia shareholder, after the transactions are completed, you are not required to take any action with respect to your Leucadia common shares.

Q:	Are stockholders entitled to appraisal rights?

A:	Neither the Leucadia shareholders nor the Jefferies stockholders are entitled to appraisal rights in connection with the transactions under New York law or Delaware law. Appraisal rights are available to holders of Jefferies preferred stock in connection with the first merger; however, the holders of Jefferies preferred stock have effectively waived their appraisal rights by agreeing that the Jefferies preferred stock will either be redeemed or exchanged for a newly created series of preferred shares of Leucadia upon consummation of the second merger.

Q:	What happens if I sell my shares of Jefferies common stock before the Jefferies special meeting?

A:

The record date for the Jefferies special meeting is earlier than the date of the Jefferies special meeting and the date that the transactions are expected to be completed. If you transfer your Jefferies common stock after the Jefferies record date but before the Jefferies special meeting, you will retain your right to vote at the Jefferies special meeting, but will have transferred the right to receive the merger consideration pursuant to the second merger. In order to receive the merger consideration, you must hold your shares through the effective date of the second merger.

Q:	What if I hold shares in both Jefferies and Leucadia?

A:

If you are a stockholder of both Jefferies and Leucadia, you will receive two separate packages of proxy materials. A vote cast as a Leucadia shareholder will not count as a vote cast as a Jefferies stockholder, and a vote cast as a Jefferies stockholder will not count as a vote cast as a Leucadia shareholder. Therefore, please separately submit a proxy for each of your Jefferies and Leucadia shares.

Q:	Who can help answer my questions?

A:

Leucadia shareholders or Jefferies stockholders who have questions about the transactions, the other matters to be voted on at the special meetings, or how to submit a proxy or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

If you are a Leucadia shareholder:	If you are a Jefferies stockholder:
Innisfree M&A Incorporated 501 Madison Avenue New York, NY 10022 Shareholders May Call Toll-Free: +1 877-717-3926 Banks and Brokers May Call Collect: +1 212-750-5833	Jefferies Group, Inc. 520 Madison Avenue New York, New York 10022 (212) 284-2550 Attn: Investor Relations
Leucadia National Corporation 315 Park Avenue South New York, NY 10010 (212) 460-1900 Attn: Investor Relations

SUMMARY

This summary highlights selected information described in more detail elsewhere in this document and the documents incorporated herein by reference, and may not contain all of the information that is important to you. To understand the transactions and the matters being voted on by Leucadia shareholders and Jefferies stockholders at their respective special meetings more fully, and to obtain a more complete description of the legal terms of the first merger agreement and the second merger agreement, you should carefully read this entire document, including the Annexes, and the documents to which Leucadia and Jefferies refer you. See also the section entitled “Where You Can Find More Information” beginning on page 163. We have included page references in this summary to direct you to a more complete description of the topics presented below where appropriate.

The Companies

Jefferies Group, Inc.

Jefferies Group, Inc., a Delaware corporation, and its subsidiaries operate as a global investment banking firm providing insight, expertise and execution to investors, companies and governments. Jefferies provides a full range of investment banking, sales, trading and research across the spectrum of equities, fixed income, foreign exchange, futures and commodities, and also select asset and wealth management strategies, in the Americas, Europe and Asia.

Jefferies common stock is listed on the NYSE under the symbol “JEF.”

The principal executive offices of Jefferies are located at 520 Madison Avenue, New York, New York 10022, and its telephone number is (212) 284-2550.

JSP Holdings, Inc.

JSP Holdings, Inc., a Delaware corporation, is a wholly-owned subsidiary of Jefferies. JSP Holdings, Inc. was formed by Jefferies solely in contemplation of the transactions, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than as set forth in the second merger agreement and the first merger agreement. JSP Holdings, Inc. has not incurred any obligations, engaged in any business activities or entered into any agreements or arrangements with any third parties other than the second merger agreement.

The principal executive offices of JSP Holdings, Inc. are located at 520 Madison Avenue, New York, New York 10022, and its telephone number is (212) 284-2550.

Jasper Merger Sub, Inc.

Jasper Merger Sub, Inc., a Delaware corporation, is a wholly-owned subsidiary of New Jefferies and an indirect, wholly-owned subsidiary of Jefferies. Jasper Merger Sub, Inc. was formed by Jefferies solely in contemplation of the transactions, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than as set forth in the second merger agreement and the first merger agreement. Jasper Merger Sub, Inc. has not incurred any obligations, engaged in any business activities or entered into any agreements or arrangements with any third parties other than the second merger agreement.

The principal executive offices of Jasper Merger Sub, Inc. are located at 520 Madison Avenue, New York, New York 10022, and its telephone number is (212) 284-2550.

Leucadia National Corporation

Leucadia National Corporation, a New York corporation, is a diversified holding company engaged through its consolidated subsidiaries in a variety of businesses, including beef processing, manufacturing, gaming entertainment, real estate activities, medical product development and winery operations. Leucadia also has a significant investment in the common stock of Jefferies which is accounted for at fair value. Leucadia owns equity interests in operating businesses that are accounted for under the equity method of accounting, including, through a joint venture with Jefferies, a broker- dealer engaged in making markets and trading of high yield and special situation securities and a commercial mortgage origination and servicing business. Leucadia concentrates on return on investment and cash flow to maximize long-term shareholder value. Additionally, Leucadia continuously evaluates the retention and disposition of its existing operations and investigates possible acquisitions of new businesses. Changes in the mix of Leucadia’s businesses and investments should be expected.

Leucadia common shares are traded on the NYSE under the symbol “LUK.”

The principal executive offices of Leucadia are located at 315 Park Avenue South, New York, NY 10010 and its telephone number is (212) 460-1900.

Limestone Merger Sub, LLC

Limestone Merger Sub, LLC, a Delaware limited liability company, is a wholly-owned subsidiary of Leucadia. Limestone Merger Sub, LLC was formed by Leucadia solely in contemplation of the transactions, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than as set forth in the second merger agreement and the first merger agreement. Limestone Merger Sub, LLC has not incurred any obligations, engaged in any business activities or entered into any agreements or arrangements with any third parties other than the second merger agreement.

The principal executive offices of Limestone Merger Sub, LLC are located at 315 Park Avenue South, New York, NY 10010 and its telephone number is (212) 460-1900.

The Jefferies Special Meeting (see page 36)

The Jefferies special meeting will be held on [  ], 2013, beginning at [  ] a.m., local time, at [  ], unless postponed or adjourned to a later date.

The record date for the determination of stockholders entitled to notice of and to vote at the Jefferies special meeting is [  ], 2013. That means that all Jefferies stockholders who held shares of record at the close of business on [  ], 2013 are entitled to vote at the special meeting and any adjournment or postponement of the special meeting, provided that such shares remain outstanding on the date of the special meeting.

The special meeting of Jefferies stockholders is being held to consider and vote on the following proposals:

•

Proposal 1: to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated November 11, 2012 (as it may be amended from time to time, referred to as “first merger agreement”), by and among Jefferies, JSP Holdings, Inc. and Merger Sub One and to approve the transactions contemplated by the first merger agreement, including a merger of Merger Sub One with and into Jefferies;

•

Proposal 2: to consider and cast an advisory (non-binding) vote on the compensation that may be paid or become payable to Jefferies’ named executive officers that is based on or otherwise related to the proposed transactions; and

•

Proposal 3: to consider and vote upon any adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the first merger agreement and approve the transactions contemplated by the first merger agreement at the time of the special meeting.

As of the record date, there were [  ] shares of Jefferies common stock outstanding, held by [  ] holders of record. The affirmative vote of the holders of a majority of the outstanding shares of Jefferies common stock is required to adopt the first merger agreement and to approve the transactions contemplated by the first merger agreement (which will be the only stockholder authorization required for Jefferies and its affiliates to consummate the merger with Leucadia). Without the adoption of the first merger agreement and the approval of the transactions contemplated thereby by the Jefferies common stockholders, the second merger and the transactions contemplated thereby will not be able to be completed.

The Jefferies board of directors, upon the recommendation of the Jefferies transaction committee, has determined by the unanimous vote of all directors voting (Messrs. Cumming and Steinberg having recused themselves from consideration of the transaction on behalf of Jefferies because they are directors and officers of Leucadia) that the first merger agreement and the transactions contemplated by the first merger agreement, including the first merger, are advisable and in the best interests of Jefferies and its stockholders. The Jefferies board of directors has also determined by the unanimous vote of all directors voting (Messrs. Cumming and Steinberg having recused themselves from consideration of the transaction on behalf of Jefferies) that the merger with Leucadia is advisable and in the best interests of Jefferies and its stockholders. The merger with Leucadia has already been approved by the board of directors of New Jefferies and by Jefferies, as the sole stockholder of New Jefferies, and, therefore, no vote of the Jefferies stockholders is required to accomplish the merger with Leucadia. Jefferies’ board of directors (other than Messrs. Cumming and Steinberg), upon recommendation of the Jefferies transaction committee comprised entirely of disinterested directors, unanimously recommends that Jefferies stockholders vote “FOR” the proposal to adopt the first merger agreement and approve the transactions contemplated by the first merger agreement; “FOR” the approval on an advisory (non-binding) basis that the compensation that may be paid or become payable Jefferies’ named executive officers that is based on or otherwise relates the proposed transactions; and “FOR” the proposal to adjourn the Jefferies special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the first merger agreement and approve the transactions contemplated by the first merger agreement at the time of the special meeting.

As of the record date, Jefferies’ directors and executive officers, as a group, owned and were entitled to vote [  ] shares of Jefferies common stock, or approximately [  ]% of the outstanding shares of Jefferies common stock. These directors and executive officers have informed Jefferies that they intend to vote their shares in favor of Jefferies Proposals 1 and 3. Messrs. Handler and Friedman have each entered into voting agreements pursuant to which, on a several basis, each has agreed to vote his shares of Jefferies common stock in favor of Jefferies Proposals 1 and 3. Jefferies has also entered into a voting agreement with Leucadia (who holds, through a wholly-owned subsidiary, approximately [28.52]% of the outstanding shares of Jefferies common stock as of the record date for the Jefferies special meeting) whereby Leucadia has agreed to vote its shares of Jefferies common stock in favor of Jefferies Proposals 1 and 3. Pursuant to the Leucadia voting agreement and Jefferies executive voting agreements, approximately [31.47]% of the shares of Jefferies common stock outstanding as of the record date for the Jefferies special meeting are committed to be voted in favor of Jefferies Proposal 1. The approval of Jefferies Proposal 1, will, therefore, require that approximately an additional [18.53]% of the shares of Jefferies common stock outstanding as of the record date for the Jefferies special meeting are voted in favor of Jefferies Proposal 1.

•

Proposal 1: Adoption of the first merger agreement and approval of the transactions contemplated by the first merger agreement requires the affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of Jefferies common stock.

•

Proposal 2: Approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Jefferies’ named executive officers that is based on or otherwise related to the proposed transaction requires the affirmative vote, in person or by proxy, of the holders of a majority of the shares of Jefferies common stock present, in person or by proxy, at the special meeting and entitled to vote thereon.

•	Proposal 3: Approval of the proposal to adjourn the Jefferies special meeting, if necessary, to solicit additional proxies requires the affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of Jefferies common stock present, in person or by proxy, at the Jefferies special meeting and entitled to vote thereon.

Simultaneously with execution of the first merger agreement and the second merger agreement, at the request of Jefferies, Leucadia (which, through its wholly owned subsidiary, BEI Jeffvest, LLC, a Delaware limited liability company, holds approximately [28.6]% of the outstanding shares of common stock of Jefferies as of the record date for the Jefferies special meeting), entered into the Leucadia voting agreement pursuant to which Leucadia has agreed to vote, and to cause its subsidiary to vote, its Jefferies common stock in favor of the first merger.

Jefferies has also entered into the Jefferies executive voting agreements with each of Richard B. Handler, Chairman of the Board and Chief Executive Officer of Jefferies, and Brian P. Friedman, Chairman of the Executive Committee of Jefferies (who hold approximately [1.54]% and [1.41]%, respectively, of the outstanding shares of Jefferies common stock as of the record date for the Jefferies special meeting, pursuant to which, on a several basis, each has agreed to vote his Jefferies common stock in favor of Jefferies Proposals 1 and 3.

Pursuant to the Leucadia voting agreement and Jefferies executive voting agreements, approximately [31.47]% of the shares of Jefferies common stock outstanding as of the record date for the Jefferies special meeting are committed to be voted in favor of Jefferies Proposal 1. The approval of Jefferies Proposal 1, will, therefore, require that approximately an additional [18.53]% of the shares of Jefferies common stock outstanding as of the record date for the Jefferies special meeting are voted in favor of Jefferies Proposal 1. No other Jefferies’ director or executive officer has entered into any agreement obligating such director or executive officer to vote his Jefferies common stock in favor of the transactions or to retain his currently owned shares of Jefferies common stock.

For important information on the Jefferies special meeting, see “The Jefferies Special Meeting.”

The Leucadia Special Meeting (see page 44)

The Leucadia special meeting will be held on [  ], 2013, beginning at [  ], local time, at [  ], unless postponed or adjourned to a later date.

All Leucadia shareholders who held shares of record at the close of business on [  ], the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting and any adjournment or postponement of the special meeting, provided that such shares remain outstanding on the date of the special meeting.

The special meeting of Leucadia shareholders is being held to consider and vote on:

•	Proposal 1: to approve the Leucadia share issuance;

•

Proposal 2: to approve an amendment to the transfer restrictions already contained in Leucadia’s certificate of incorporation to prevent any person from becoming a “5% shareholder” or being treated as owning more than 5% of the Leucadia shares for purposes of Section 382 of the Code as a result of the receipt of Leucadia common shares in an acquisition transaction, and technical clarifications to the definition of “5% shareholder” contained in the transfer restriction;

•

Proposal 3: to consider and cast an advisory (non-binding) vote on the compensation that may be paid or become payable to Leucadia’s named executive officers that is based on or otherwise related to the proposed transactions; and

•	Proposal 4: to adjourn the Leucadia special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve Proposal 1 or 2.

Completion of the second merger is conditioned on approval of the Leucadia share issuance but not the charter amendment. Approval of Leucadia Proposals 2, 3 and 4 at the special meeting is not a condition to the obligation of Leucadia to consummate the transactions contemplated by the second merger agreement. Accordingly, if all of the conditions to the transactions set forth in the second merger agreement are satisfied or waived, Leucadia intends to complete the transactions, whether or not Leucadia Proposals 2, 3 and 4 have been approved.

Leucadia’s board of directors has unanimously approved the second merger agreement and the transactions it contemplates, including the Leucadia share issuance and unanimously recommends that Leucadia shareholders vote “FOR” the approval of the Leucadia share issuance, “FOR” the proposal to approve the charter amendment, “FOR” the approval on an advisory (non-binding) basis of the compensation that may be paid or become payable to Leucadia’s named executive officer that is based on or otherwise relates to the proposed transaction, as disclosed in this joint proxy statement/prospectus and “FOR” the approval of the necessary adjournment of the Leucadia special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Leucadia share issuance or charter amendment.

As of the record date, there were [  ] Leucadia common shares outstanding, held by [  ] holders of record.

•

Proposal 1: Under the NYSE rules, the Leucadia share issuance requires the affirmative vote of holders of a majority of the outstanding Leucadia common shares voted at the Leucadia special meeting, provided that the total votes cast including, pursuant to the rules of the NYSE, abstentions, represents over 50% in interest of all Leucadia common shares entitled to vote on the proposal.

•	Proposal 2: The charter amendment requires the affirmative vote of the majority of all outstanding Leucadia common shares entitled to vote thereon at the Leucadia special meeting.

•

Proposal 3: The proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Leucadia’s named executive officers that is based on or otherwise related to the proposed transaction requires that affirmative vote, in person or by proxy, of the holders of a majority of the Leucadia common shares cast, in person or by proxy, at the special meeting and entitled to vote.

•

Proposal 4: The proposal to adjourn the Leucadia special meeting, if necessary, to solicit additional proxies requires the affirmative vote, in person or by proxy, of the holders of a majority of the Leucadia common shares cast, in person or by proxy, at the Leucadia special meeting and entitled to vote.

Simultaneously with the execution of the first merger agreement and the second merger agreement, Jefferies entered into the Leucadia executive voting agreements with each of Ian M. Cumming (with respect to [8.64]% of Leucadia’s outstanding common shares as of the record date for the Leucadia special meeting) and Joseph S. Steinberg (with respect to [9.63]% of Leucadia’s outstanding common shares as of the record date for the Leucadia special meeting) pursuant to which, on a several basis, each agreed to vote such Leucadia common shares in favor of the transactions. For more information on the Leucadia executive voting agreements, see “Voting Agreements—Leucadia Executive Voting Agreements”. As of the record date, Leucadia directors and executive officers and their affiliates, as a group, owned and were entitled to vote [  ] Leucadia common shares, or approximately [  ]% of the outstanding Leucadia common shares. These directors and executive officers have informed Leucadia that they intend to vote their shares in favor of Leucadia Proposals 1, 2, and 4. Pursuant to the Leucadia executive voting agreements, approximately [18.27]% of Leucadia common shares outstanding as of the record date for the Leucadia special meeting are committed to be voted in favor of Leucadia Proposal 1. The approval of Leucadia Proposal 1, will, therefore, require that approximately an additional [6.74]% of Leucadia common shares outstanding as of the record date for the Leucadia special meeting are voted in favor of Leucadia Proposal 1, assuming that the total votes cast (including those subject to the Leucadia executive voting agreements) represent 50.1% in interest of all Leucadia common shares entitled to vote on Leucadia Proposal 1. Pursuant to the Leucadia executive voting agreements, approximately [18.27]% of Leucadia common shares outstanding as of the record date for the Leucadia special meeting are committed to be voted in favor of Leucadia Proposal 2. The approval of Leucadia Proposal 2, will, therefore, require that approximately an additional [31.74]% of

Leucadia common shares outstanding as of the record date for the Leucadia special meeting are voted in favor of Leucadia Proposal 2.

For important information on the Leucadia special meeting, see “The Leucadia Special Meeting.”

The Transactions (see page 51)

Leucadia and Jefferies, among others, have entered into the second merger agreement pursuant to which, through a series of transactions including the first merger, Jefferies will become a wholly owned subsidiary of Leucadia and Jefferies stockholders will become shareholders of Leucadia. Jefferies and certain of its subsidiaries have entered into the first merger agreement. Jefferies stockholders are receiving this document in connection with Jefferies’ solicitation of proxies for its special meeting of stockholders to vote on, among other things, the proposal to adopt the first merger agreement and to approve the transactions contemplated by the first merger agreement (which is the only stockholder authorization required for Jefferies and its affiliates to consummate the merger with Leucadia). Leucadia shareholders are receiving this document in connection with Leucadia’s solicitation of proxies for its special meeting of shareholders to vote on, among other things, the proposal to issue Leucadia common shares as merger consideration and the charter amendment.

Effect of the Transactions (see page 51)

Upon the terms and subject to the conditions set forth in the second merger agreement and in accordance with the DGCL and the DLLCA: (i) at the effective time of the first merger, Merger Sub One will merge with and into Jefferies, with Jefferies being the surviving corporation; (ii) immediately thereafter, Jefferies, as the surviving company of the first merger and a wholly-owned subsidiary of New Jefferies, will be converted into a Delaware limited liability company; and (iii) immediately thereafter, New Jefferies will merge with and into Merger Sub Two, with Merger Sub Two being the surviving entity. The effect of the first merger will be that shares of Jefferies common stock will be converted into shares of New Jefferies common stock on a one-for-one basis. Similarly, each outstanding equity award with respect to Jefferies common stock will automatically convert into an equity award with respect to New Jefferies common stock. The effect of the second merger will be that New Jefferies will be acquired by Leucadia and shares of New Jefferies common stock will be cancelled and converted into the right to receive 0.81 of a Leucadia common share and each outstanding equity award with respect to Jefferies common stock will automatically convert into an equity award with respect to Leucadia common shares, giving effect to the exchange ratio of 0.81 of a Leucadia common share for each share of Jefferies common stock. For diagrams depicting the structure of the mergers described above, see “The Transactions—Effect of the Transactions.”

Jefferies’ Reasons for the Transactions; Recommendation of the Board of Directors of Jefferies (see page 59)

The Jefferies transaction committee unanimously recommended that the Jefferies’ board of directors approve and adopt the transaction agreements, including the first merger agreement, and the transactions contemplated thereby. After considering the unanimous recommendation of the Jefferies transaction committee and other factors, the Jefferies’ board of directors, by unanimous vote of all directors voting (Messrs. Cumming and Steinberg having recused themselves from consideration of the transactions on behalf of Jefferies because they are directors and officers of Leucadia), approved, by the unanimous vote of all directors present (Messrs. Cumming and Steinberg having not participated in the deliberation on behalf of Jefferies) the transaction agreements, including the first merger agreement, and the transactions contemplated thereby. Accordingly, the Jefferies’ board of directors recommends that Jefferies stockholders vote “FOR” the adoption of the first merger agreement and approval of the transactions contemplated thereby, “FOR” the approval on an advisory (non-binding) basis the compensation that may be paid or become payable to Jefferies’ named executive officers that is based on or otherwise relates the proposed transactions and “FOR” the proposal to adjourn the Jefferies special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the first merger agreement and approve the transactions contemplated by the first merger agreement at the time of the special meeting. For a discussion of the factors considered by the Jefferies transaction committee and the Jefferies’ board in reaching their decision to approve the transactions, please see “The Transactions—Jefferies’ Reasons for the Transactions; Recommendation of Jefferies’ Board of Directors.”

Opinion of Citigroup Global Markets Inc. (see page 63)

The Jefferies transaction committee has retained Citigroup Global Markets Inc. (referred to as “Citi”) as its financial advisor in connection with the transactions. In connection with this engagement, the Jefferies transaction committee requested that Citi evaluate the fairness, from a financial point of view, to holders of Jefferies common stock (other than Leucadia and its affiliates) of the exchange ratio provided for in the second merger agreement. On November 10, 2012, at a meeting of the Jefferies transaction committee at which the Jefferies transaction committee resolved to recommend that the Jefferies’ board of directors approve and adopt the transaction agreements, Citi rendered to the Jefferies transaction committee an oral opinion, confirmed by delivery of a written opinion dated November 11, 2012, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations and qualifications described in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of Jefferies common stock (other than Leucadia and its affiliates).

The full text of Citi’s written opinion, dated November 11, 2012, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this joint proxy statement/prospectus as Annex I and is incorporated herein by reference. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Holders of Jefferies common stock are encouraged to read the opinion carefully in its entirety. Citi’s opinion was provided for the information of the Jefferies transaction committee in connection with its evaluation of the exchange ratio from a financial point of view and did not address any other aspects or implications of any of the transactions. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Jefferies to effect any of the transactions, the relative merits of any of the transactions as compared to any alternative business strategies that might exist for Jefferies or the effect of any other transaction in which Jefferies might engage. Citi’s opinion is not intended to be, and does not constitute, a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the transactions or otherwise.

Interests of Jefferies Directors and Executive Officers in the Transactions (see page 75)

In considering the recommendation of Jefferies’ board of directors, upon recommendation of the Jefferies transaction committee, with respect to the transactions, you should be aware that Jefferies’ directors and executive officers have financial and other interests in the transactions that may be different from, or in addition to, those of Jefferies stockholders generally. The board of directors of Jefferies and the Jefferies transaction committee was aware of and considered these potential interests, among other matters, in evaluating and negotiating the second merger agreement and the first merger agreement, in adopting the second merger agreement and the first merger agreement and in recommending the approval of the first merger agreement and the transactions contemplated thereby by the stockholders of Jefferies.

Continuing Service. The second merger agreement provides that, following the completion of the second merger, Leucadia’s board of directors will include six directors designated by Jefferies, who are Richard B. Handler, Brian P. Friedman, W. Patrick Campbell, Richard G. Dooley, Robert E. Joyal and Michael T. O’Kane. We expect that Mr. Handler, the current Chief Executive Officer of Jefferies, Mr. Friedman, the current Executive Committee Chairman of Jefferies, and Michael J. Sharp, the current General Counsel, Secretary and an Executive Vice President of Jefferies, will serve as the Chief Executive Officer, President, and General Counsel and an Executive Vice President, respectively, of Leucadia upon the completion of the merger, subject to their ability and willingness to serve. Mr. Handler and Mr. Friedman will each continue in their roles as Chief Executive Officer and Executive Committee Chairman of Jefferies, respectively.

Conversion of Equity Compensation Awards. All of Jefferies’ executive officers, as well as other Jefferies employees, hold restricted shares of Jefferies common stock and/or restricted stock units granted under Jefferies’ equity compensation plans. In addition, non-employee members of the board of directors of Jefferies hold restricted shares of Jefferies common stock and/or deferred shares granted under Jefferies’ director stock compensation plan. Upon the consummation of the second merger, each outstanding award or benefit measured in whole or in part by the value of a number of New Jefferies common stock will be converted at the exchange ratio of 0.81 into an equivalent award denominated by Leucadia common shares, with the same terms and conditions (including vesting terms and conditions) as applied pre-conversion.

Indemnification and Insurance. The second merger agreement provides that, following the completion of the second merger, Leucadia will honor all of Jefferies’ obligations to indemnify the current and former directors and officers of Jefferies and all of its subsidiaries for any acts or omissions by such indemnified parties that occurred prior to the second merger. Leucadia will also maintain the directors’ and officers’ liability (and fiduciary) insurance policies maintained by Jefferies as of the time of the second merger agreement for six years following the completion of the second merger.

Ownership of Equity Interests in Leucadia and Affiliates. Messrs. Cumming and Steinberg, each of whom is a member of the board of directors of Jefferies, as of the date of board approval of the proposed transactions, each held of record or may be deemed to have owned beneficially, and as of the date of mailing of this joint proxy statement/prospectus, each continued to hold of record or may be deemed to own beneficially, common shares of Leucadia, the value of which may be affected by the proposed transactions. Messrs. Cumming and Steinberg recused themselves from consideration of the proposed transaction on behalf of Jefferies.

Merger-Related Compensation

Under Jefferies’ compensation arrangements with its executive officers, no executive officer will receive any compensation solely on account of a change in control, including the completion of the second merger. Such compensation will be payable, however, if an executive officer’s employment is terminated without cause following the second merger. As described above, outstanding awards of restricted stock and restricted stock units will be converted into Leucadia restricted shares and restricted share units. Each will remain subject to the original vesting requirements and performance criteria under the applicable Jefferies equity award plan and will not be accelerated solely on account of a change in control.

The outstanding annual incentive awards of the executive officers of Jefferies also will remain subject to the original vesting requirements and will remain subject to performance criteria.

Leucadia’s Reasons for the Transactions; Recommendation of the Board of Directors of Leucadia (see page 77)

The Leucadia board of directors has unanimously approved the second merger agreement and determined that the second merger agreement and the transactions contemplated thereby, including the Leucadia share issuance and the charter amendment, are in the best interests of Leucadia and its shareholders. For more information regarding the factors considered by the Leucadia board of directors in reaching its decision to approve the second merger agreement and to authorize the Leucadia share issuance and the charter amendment, see the sections entitled “The Transactions—Leucadia’s Reasons for the Transactions; Recommendation of Leucadia’s Board of Directors” and “Proposals for the Leucadia Special Meeting Leucadia Proposal 2—Charter Amendment Proposal—Reasons for the Charter Amendment”. The Leucadia board of directors unanimously recommends that Leucadia shareholders vote “FOR” the proposal to approve the Leucadia share issuance; “FOR” the proposal to adopt the charter amendment; FOR the proposal to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Leucadia’s named executive officers that is based on or otherwise related to the proposed transactions and “FOR” the proposal to adjourn the Leucadia special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Leucadia share issuance or the charter amendment.

Opinion of UBS Securities LLC (see page 79)

On November 11, 2012, at a meeting of Leucadia’s board of directors held to evaluate the proposed transaction, UBS Securities LLC (referred to as “UBS”), delivered to Leucadia’s board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion, dated November 11, 2012, to the effect that, as of that date and based on and subject to various assumptions made, matters considered and limitations described in its opinion, the exchange ratio provided for in the transaction was fair, from a financial point of view, to Leucadia.

The full text of UBS’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Annex H and is incorporated into this joint proxy statement/prospectus by reference. Leucadia shareholders are encouraged to read UBS’ opinion carefully in its entirety. UBS’ opinion was provided for the benefit of Leucadia’s board of directors (in its capacity as such) in connection with, and for the purpose of, its evaluation of the exchange ratio provided for in the transaction, from a financial point of view, and does not address any other aspect of the transaction or any related transaction. UBS’ opinion does not address the relative merits of the transaction as compared to other business strategies or transactions that might be available with respect to Leucadia or Leucadia’s underlying business decision to effect the transaction or any related transaction. The opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the transaction or any related transaction.

Interests of Leucadia Directors and Executive Officers in the Transactions (see page 85)

When considering the recommendation of the Leucadia board of directors with respect to the transactions, you should be aware that certain of Leucadia’s directors and executive officers may be deemed to have interests in the transactions that are different from or in addition to those of Leucadia shareholders. These interests may present such persons with actual or potential conflicts of interest. The board of directors of Leucadia was aware of these interests during the deliberation of the merits of the transactions and in deciding to recommend that you vote for the Leucadia share issuance and the charter amendment.

Mr. Michael Sorkin, a director of Leucadia, is a Vice Chairman of N M Rothschild & Sons Limited, an affiliate of Rothschild, one of the investment banks engaged by Leucadia to advise the Leucadia board of directors in connection with the transactions. Although Mr. Sorkin does not expect to share in the fee received by Rothschild for its service to Leucadia, he could be deemed to have an interest in the transactions. Rothschild is not issuing a fairness opinion to Leucadia or the Leucadia board of directors in connection with the transactions.

Mr. Ian M. Cumming currently serves as Chairman of the Board and Chief Executive Officer of Leucadia. Upon consummation of the transactions, Mr. Cumming will retire from those positions, while remaining a member of the Leucadia board of directors. As a result of his retirement as an executive officer of Leucadia, Mr. Cumming and the board of directors of Leucadia have agreed to the financial and other terms of his retirement.

Three executive officers of Leucadia, Thomas E. Mara, Joseph A. Orlando and Justin R. Wheeler each have a retention agreement with Leucadia pursuant to which each of them is entitled to a cash payment in the event that prior to a specified date in 2015 (i) neither Ian M. Cumming nor Joseph S. Steinberg is the chief executive officer of Leucadia (which is considered a change of control for purposes of these retention agreements) and (ii) such executive resigns as an executive officer of Leucadia. To avoid the resignation of each of these executive officers, following the second merger, each of them will receive the contractual payment provided for under their respective retention agreement.

For a more detailed discussion of these interests, see “The Transactions—Interests of Leucadia Directors and Executive Officers in the Transactions”.

Board of Directors and Management Following the Transactions (see page 88)

Effective as of, and subject to the occurrence of, the effective time of the second merger, the following will occur:

•	the size of the board of directors of Leucadia will be increased to fourteen;

•	Mr. Handler will become the Chief Executive Officer of Leucadia, as well as one of its directors, and also will remain Jefferies’ Chief Executive Officer and Chairman;

•	Mr. Friedman will become Leucadia’s President and one of its directors, and also will remain Chairman of the Executive Committee of Jefferies;

•	Mr. Steinberg will become Chairman of the Board of Leucadia and will continue to work full time as an executive of Leucadia;

•	Mr. Cumming will retire as Chairman of the Board and Chief Executive Officer of Leucadia and will remain a Leucadia director;

•	the four independent members of the Jefferies’ board of directors (W. Patrick Campbell, Richard G. Dooley, Robert E. Joyal and Michael T. O’Kane) will also join the board of directors of Leucadia;

•	the other six Leucadia directors will continue as directors of Leucadia; and

•	the other Jefferies and Leucadia officers will continue in their present positions.

Material U.S. Federal Income Tax Consequences (see page 88)

Each of the first merger and the LLC conversion, taken together, and the second merger are intended to be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, a U.S. holder of Jefferies common stock generally will not recognize any gain or loss on the conversion of such holder’s Jefferies common stock into New Jefferies common stock in the first merger and a U.S. holder of New Jefferies common stock who receives Leucadia common shares pursuant to the second merger generally will not recognize gain or loss on the exchange of such holder’s New Jefferies common stock for Leucadia common shares (other than gain or loss with respect to cash received in lieu of a fractional share).

The tax consequences of the transactions to each Jefferies stockholder may depend on such holder’s particular facts and circumstances. Jefferies stockholders are urged to consult their tax advisors to understand fully the consequences to them of the transactions in their specific circumstances. A more detailed discussion of the material U.S. federal income tax consequences of the transactions can be found in the section entitled “The Transactions—Material U.S. Federal Income Tax Consequences.”

Accounting Treatment (see page 91)

Leucadia prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (referred to as “GAAP”). The second merger will be accounted for by Leucadia using the acquisition method of accounting.

Regulatory Clearances Required for the Transactions (see page 91)

Jefferies and Leucadia have each agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the second merger agreement. These approvals include approval from the SEC, the Financial Industry Regulatory Authority (referred to as “FINRA”), the Department of Justice, the Federal Trade Commission and the Financial Services Authority in the United Kingdom and various other federal, state and foreign regulatory authorities and self-regulatory organizations.

Jefferies and Leucadia have completed, or will shortly complete, the filing of applications and notifications to obtain the required regulatory approvals. Although Jefferies and Leucadia believe that the transactions do not raise substantial regulatory concerns and that all requisite regulatory approvals can be obtained on a timely basis, Jefferies and Leucadia cannot be certain when or if these approvals will be obtained.

Exchange of Shares (see page 92)

Upon the completion of the first merger, each share of Jefferies common stock issued and outstanding immediately prior to the effective time of the first merger will be converted into one share of New Jefferies common stock.

Prior to the effective time of the second merger, Leucadia will appoint an exchange agent to handle the exchange of shares of New Jefferies common stock for Leucadia common shares. At the effective time of the second merger, each share of New Jefferies common stock (excluding shares held by New Jefferies in treasury or any shares held by Leucadia, which shall be cancelled and cease to exist for no consideration) will be converted into the right to receive 0.81 of a Leucadia common share (referred to as the “exchange ratio”) without the need for any action by the holders of New Jefferies common stock.

However, in order to avert the possibility that the transactions could result in the application of tax law limitations on the use of certain of Leucadia’s tax attributes, the second merger agreement limits the amount of Leucadia common shares that can be issued to certain persons (other than direct or indirect subsidiaries of Leucadia) if such issuance would otherwise cause a person or group of persons to become a 5% shareholder or own 5% or more of the combined Leucadia common shares by reason of the second merger.

New Jefferies stockholders will not receive any fractional Leucadia common shares pursuant to the second merger. Instead, a stockholder of New Jefferies who otherwise would have received a fractional Leucadia common share will be entitled to receive, from the exchange agent, a cash payment in lieu of such fractional share representing such holder’s proportionate interest in the proceeds from the sale by the exchange agent of the number of excess shares of Leucadia common shares represented by the aggregate amount of fractional shares that the stockholders of New Jefferies otherwise would have been entitled to receive upon the exchange of their New Jefferies common stock into Leucadia common shares.

Leucadia shareholders need not take any action with respect to their share certificates. Prior to the effective time of the second merger in connection with the Leucadia winery business spin out, Leucadia shareholders of record on the Crimson record date will have become entitled to receive shares of Crimson common stock pursuant to the Leucadia winery business spin out without the taking of any action on their part.

Treatment of Jefferies Awards (see page 93)

Upon the effective time of the first merger, each outstanding award or benefit measured in whole or in part by the value of a number of Jefferies common stock will be converted, on a transitional basis, into an equivalent award denominated in shares of common stock of New Jefferies with the same terms and conditions (including vesting terms and conditions) as applied pre-conversion.

As a result of the transactions, each outstanding award or benefit measured in whole or in part by the value of a number of New Jefferies common stock will be converted at the exchange ratio into an equivalent award denominated in Leucadia shares with the same terms and conditions (including vesting terms and conditions) as applied pre-conversion. Fractional shares that relate to Jefferies awards will be rounded down to the nearest whole Leucadia common share. At or prior to the effective time of the second merger, Jefferies and Leucadia will make such amendments and take other actions with respect to the Jefferies award plans as necessary to effect the adjustment, including notifying all participants in Jefferies award plans.

Treatment of Jefferies Preferred Stock (see page 93)

If Jefferies preferred stock is not redeemed, Jefferies anticipates that the holders of Jefferies preferred stock will agree to exchange, prior to the first merger, all of their shares of the Jefferies preferred stock for a new series of convertible preferred stock of Jefferies, which will have the same terms, except that the terms of the new preferred stock will specifically provide that it will be converted into a series of convertible preferred stock of New Jefferies in the first merger. The terms of the New Jefferies preferred stock will provide that it will be converted into the right to receive a newly created series of preferred shares of Leucadia in the second merger. The terms of the new series of Leucadia preferred shares are currently being negotiated. They are now expected to be generally comparable to the current terms of the Jefferies preferred stock, although the Leucadia preferred shares will be convertible into Leucadia common shares and, accordingly, will have economic and other terms geared to such common shares and may otherwise reflect prevailing market conditions.

As of December 31, 2012, 125,000 shares of Jefferies preferred stock were issued and outstanding. The Jefferies preferred stock has a 3.25% annual, cumulative cash dividend and is convertible into 4,110,128 shares of Jefferies common stock at an effective conversion price of approximately $30.41 per share. The Jefferies preferred stock has a liquidation preference of $1,000 per share plus accumulated and unpaid dividends, is callable beginning in 2016 at a price of $1,000 per share plus accrued and unpaid dividends, and will mature in 2036.

Listing of Leucadia Common Shares; Delisting of Shares of Jefferies Common Stock (see page 94)

It is a condition to the completion of the second merger that the Leucadia common shares to be issued to New Jefferies stockholders pursuant to the second merger be authorized for listing on the NYSE (or any successor inter-dealer quotation system or stock exchange thereto) at the effective time of the second merger. As a result of the transactions, Jefferies common stock currently listed on the NYSE will cease to be listed on the NYSE.

Appraisal Rights (see page 94)

Appraisal rights are statutory rights that enable stockholders to dissent from an extraordinary transaction, such as a significant business combination, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. The holders of Jefferies common stock are not entitled to appraisal rights in connection with the first merger or the second merger. Appraisal rights are available to holders of Jefferies preferred stock in connection with the first merger; however, the holders of Jefferies preferred stock have effectively waived their appraisal rights by agreeing that the Jefferies preferred stock will either be redeemed or exchanged for a newly created series of preferred shares of Leucadia upon consummation of the second merger.

Because the Leucadia shareholders will continue to hold their Leucadia shares, the Leucadia shareholders will not be entitled to appraisal rights in connection with the merger.

See the section entitled “The Transactions—Appraisal Rights” beginning on page 94.

Litigation Related to the Transactions

Six putative class action lawsuits challenging the proposed transactions have been filed on behalf of Jefferies stockholders (referred to collectively as the “Actions”). Each Action is brought by a purported holder of Jefferies common stock, both individually and on behalf of a putative class of Jefferies stockholders. The Actions allege that the directors of Jefferies breached their fiduciary duties to Jefferies stockholders by engaging in a flawed process for selling the company and agreeing to sell Jefferies for inadequate consideration pursuant to a merger agreement that contains improper deal protection terms. The Actions also allege that Jefferies and Leucadia aided and abetted the Jefferies’ directors’ breach of fiduciary duties. The Actions seek, among other things, an injunction barring the proposed transactions.

The First Merger and the First Merger Agreement (see page 96)

The first merger is one of the transactions contemplated by the second merger agreement and is the first in a series of steps through which Jefferies will become a wholly-owned subsidiary of Leucadia. Jefferies stockholders who vote in favor of Proposal 1 are voting in favor of, among other things, adoption of the first merger agreement and approval of the transactions contemplated by the first merger agreement, which is the only stockholder authorization required for Jefferies and its affiliates to consummate the merger with Leucadia.

For additional details on the first merger and the terms of the first merger agreement, see the section entitled “The First Merger Agreement” and refer to the full text of the agreement, a copy of which is attached as Annex B.

The Second Merger and the Second Merger Agreement (see page 98)

The second merger is the merger pursuant to which Jefferies will become a wholly-owned subsidiary of Leucadia. Leucadia shareholders who vote in favor of Leucadia Proposal 1 are voting in favor of the issuance of Leucadia common shares as merger consideration for the second merger. Leucadia and Jefferies encourage you to read the entire second merger agreement carefully because it is the principal document governing the transactions.

For additional details on the second merger and the second merger agreement, see the section entitled “The Second Merger Agreement” and refer to the full text of the agreement, a copy of which is attached as Annex A.

Conditions to Completion of the Second Merger (see page 99)

The obligations of each of Jefferies and Leucadia to effect the second merger are subject to the satisfaction, or waiver, of the following conditions:

•	the adoption of the first merger agreement by holders of a majority of the outstanding shares of Jefferies common stock at the Jefferies special meeting;

•

the approval of the Leucadia share issuance by holders of a majority of the votes cast at the Leucadia special meeting; provided that the total votes cast on such proposal represent a majority of the Leucadia common shares entitled to vote on such proposal;

•	the absence of any law, judgment, injunction, order or decree by a court or other governmental entity that prohibits the consummation of any of the transactions;

•	the waiting period (and any extension thereof) applicable to the second merger under the HSR Act must have expired or been earlier terminated;

•

the registration statement of which this joint proxy statement/prospectus forms a part must have been declared effective by the SEC and must not be subject to any stop order or proceedings initiated or threatened by the SEC;

•	the Leucadia common shares to be issued pursuant to the second merger must have been authorized for listing on the NYSE, subject to official notice of issuance;

•	the receipt of certain regulatory approvals; and

•

the certificate of merger for the first merger must have been filed with the Delaware Secretary of State and become effective and the certificate of conversion for the Jefferies Surviving Corporation must have been filed immediately thereafter with the Secretary of State of the State of Delaware and become effective.

In addition, the obligations of Jefferies to effect the second merger are subject to the satisfaction, or waiver, of the following additional conditions:

•

(i) the representations and warranties of Leucadia (other than certain representations related to Leucadia’s capitalization and there having not occurred an event having a material adverse effect on Leucadia), being true and correct in all respects both when made and at and as of the date of the closing of the second merger (or, if made as of a specific date, as of such date) except where the failure of such representations and warranties to not be so true and correct (without giving effect to any limitation as to material adverse effect or materiality contained in each representation or warranty) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Leucadia and (ii) the representations of Leucadia related to its capitalization and there having not occurred an event having a material adverse effect on Leucadia being true and correct (other than inaccuracies that are de minimis in the aggregate) both when made and at and as of the closing of the second merger (or, if made as of a specific date, as of such date);

•	Leucadia having performed or complied, in all material respects, with all of its agreements and obligations under the second merger agreement at or prior to the closing date;

•

receipt by Jefferies of a certificate, dated as of the closing date, executed by the chief executive officer or another senior officer of Leucadia certifying as to the satisfaction of the conditions described in the preceding two bullets;

•

receipt by Jefferies from Morgan, Lewis & Bockius LLP, tax counsel to Jefferies, of a written opinion, dated as of the closing date, to the effect that (i) the first merger and the LLC conversion, taken together, and (ii) the second merger will each be treated for U.S. federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code; and

•

receipt by Jefferies of evidence in form and substance reasonably satisfactory to Jefferies of the spin out of the Leucadia winery business to Leucadia shareholders as contemplated by the second merger agreement.

In addition, the obligations of Leucadia and Merger Sub Two to effect the second merger are subject to the satisfaction, or waiver, of the following additional conditions:

•

(i) the representations and warranties of Jefferies (other than certain representations related to Jefferies’ capitalization and there having not occurred an event having a material adverse effect on Jefferies), being true and correct in all respects both when made and at and as of the date of the closing of the second merger (or, if made as of a specific date, as of such date) except where the failure of such representations and warranties to not be so true and correct (without giving effect to any limitation as to material adverse effect or materiality contained in each representation or warranty) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Jefferies; and (ii) the representations of Jefferies related to its capitalization and there having not occurred an event having a material adverse effect on Jefferies being true and correct (other than inaccuracies that are de minimis in the aggregate) both when made and at and as of the closing of the second merger (or, if made as of a specific date, as of such date);

•	Jefferies having performed or complied, in all material respects, with all of its agreements and obligations under the second merger agreement at or prior to the closing date;

•

receipt of a certificate, dated as of the closing date, executed by the chief executive officer or another senior officer of Jefferies certifying as to the satisfaction of the conditions described in the preceding two bullets; and

•

receipt by Leucadia from Weil, tax counsel to Leucadia, of a written opinion, dated as of the closing date, to the effect that (i) the first merger and the LLC conversion, taken together, and (ii) the second merger will each be treated for U.S. federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code.

No Solicitation of Alternative Proposals (see page 101)

The second merger agreement precludes Jefferies and Leucadia from soliciting or engaging in discussions or negotiations with a third party with respect to a proposal for a competing transaction, including the acquisition of a significant interest in Leucadia common shares or assets or Jefferies common stock or assets. However, if Jefferies or Leucadia receives an unsolicited proposal from a third party for a competing transaction that Leucadia’s or Jefferies’ board of directors, as applicable, among other things, determines in good faith constitutes, or is reasonably likely to result in, a proposal that is superior to the transactions contemplated by the second merger agreement, Jefferies or Leucadia, as applicable, may furnish non-public information to and enter into discussions with, and only with, that third party regarding such competing transaction.

As of January  , 2013, the last practicable date prior to the filing of this joint proxy statement/
prospectus, neither the Leucadia board of directors nor the Jefferies board of directors has received any proposal for a competing transaction.

Change of Board Recommendation (see page 102)

Prior to obtaining the relevant stockholder or shareholder approval, the board of directors of each of Jefferies and Leucadia is permitted to withdraw or to qualify or modify in a manner adverse to the other party its recommendation with respect to the transactions (i) in response to an intervening event (other than the receipt of a superior takeover proposal) or development that affects in a material respect the business, financial condition or result of operations of Jefferies or Leucadia, respectively, and that was unknown to the board of directors and not reasonably foreseeable as of the date of the second merger agreement, and becomes known to the board of directors before receipt of the applicable stockholder or shareholder approval or (ii) if the board of directors of Jefferies or Leucadia, as applicable, among other things, determines in good faith that a takeover proposal constitutes a superior proposal and in the case of (i) and (ii) above, the board of directors of Jefferies or Leucadia, as applicable, determines that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

If the board of directors of either party withdraws (or qualifies or modifies in a manner adverse to the other party) its recommendation, such party will nonetheless continue to be obligated to hold its stockholder or shareholder meeting and submit the proposals as set forth herein to its stockholders or shareholders.

Merger Consideration (see page 103)

Jefferies stockholders will have the right to receive 0.81 of a Leucadia common share for each share of New Jefferies common stock they hold at the effective time of the second merger. The exchange ratio is fixed and will not be adjusted for changes in the market value of the Jefferies common stock or Leucadia common shares. As a result, the implied value of the consideration to Jefferies stockholders will fluctuate between the date of this joint proxy statement/prospectus and the effective date of the second merger. Based on the closing price of Leucadia common shares on the NYSE on November 9, 2012, the last trading day before public announcement of the transactions, the exchange ratio represented approximately a $17.01 implied per share value of the merger consideration based on the exchange ratio and a $20.99 per share value for Leucadia common shares, which represents the closing price of a Leucadia common share on November 9,

2012 of $21.80, adjusted for the Crimson dividend amount as a result of the Leucadia winery business spin out contemplated under the second merger agreement. Based on the closing price of $[  ] per Leucadia common share on the NYSE on [  ], 2012, the latest practicable trading day before the date of this joint proxy statement/prospectus, adjusted for Crimson dividend amount, the exchange ratio represented approximately $[  ] in value for each share of Jefferies common stock, which had a closing price  of $[  ] per share on [  ], 2012, the latest practicable trading day before the date of this joint proxy statement/prospectus. However, in order to avert the possibility that the transactions could result in the application of tax law limitations on the use of certain of Leucadia’s tax attributes, the second merger agreement limits the amount of Leucadia common shares that can be issued to certain persons if such issuance would otherwise cause a person or group of persons (other than direct or indirect subsidiares of Leucadia) to become 5% shareholders or own 5% or more of the combined Leucadia common shares by reason of the second merger.

Termination of the Second Merger Agreement (see page 105)

The second merger agreement may be terminated at any time prior to the effective time of the second merger, and, except as described below, whether before or after the receipt of the required stockholder approvals, under the following circumstances:

•	by mutual written consent of Jefferies and Leucadia;

•	by either Jefferies or Leucadia (subject to certain exceptions, as described in the section entitled “The Second Merger Agreement—Termination of the Second Merger Agreement”):

•	if the second merger is not consummated by June 1, 2013 (referred to as the “termination date”);

•

if an injunction, order, decree or ruling of a governmental entity of competent jurisdiction has been entered permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions and such injunction is final and non-appealable; or

•

if (a) the Jefferies stockholders fail to adopt the first merger agreement at the Jefferies special meeting or (b) the Leucadia shareholders fail to approve the Leucadia share issuance at the Leucadia special meeting;

•

by each party, if prior to the other party’s special meeting (i) the board of directors of the other party withdraws or qualifies or modifies in a manner adverse to the other party its recommendation, (ii) the other party fails to include the recommendation of its board of directors in this joint proxy statement/prospectus, (iii) the other party’s board of directors has approved a competing transaction proposal, (iv) the other party’s board of directors has failed to publicly reaffirm its recommendation to vote in favor of the transaction within ten business days following receipt of a written request to provide such reaffirmation following a competing transaction proposal or (v) the other party breaches any of its obligations under the second merger agreement regarding third-party takeover proposals, as described in the section entitled “The Second Merger Agreement—No Solicitation of Alternative Proposals”; or

•

by each party upon a breach of any representation, warranty, covenant or agreement on the part of other party contained in the second merger agreement such that the conditions to the terminating party’s obligations to complete the transactions are not satisfied and that either (i) the breach is not reasonably capable of being cured or (ii) if such breach is reasonably capable of being cured, such breach has not been cured prior to the earlier of (a) 30 days following notice of such breach or (b) the termination date.

Termination Fees and Expenses; Liability for Breach (see page 106)

Generally, all fees and expenses incurred in connection with the negotiation and completion of the transactions contemplated by the second merger agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in the second merger agreement. Upon termination of the second merger agreement under qualifying circumstances, Jefferies or Leucadia, as the case may be, will be required to pay the other party a termination fee of $90,000,000 in certain circumstances and/or expenses of the other party up to $3,000,000. See the section entitled “The Second Merger Agreement—Termination Fees and Expenses; Liability for Breach” beginning on page 106 for a more complete discussion of the circumstances under which Jefferies or Leucadia may be required to pay the termination fee and expenses.

Leucadia Winery Business Spin Out (see page 111)

Prior to the effective date of the second merger, Leucadia has agreed to cause the spin out of Leucadia’s winery operations owned by Crimson to Leucadia shareholders, provided that it will not reduce Leucadia’s book value by more than $197,000,000 and that Leucadia will not retain any material liability with respect to the winery operations. Jefferies management deemed Crimson as less strategically relevant than Leucadia’s other subsidiaries, ascribing a value to Crimson no greater than approximately its book carrying value. As such, in assessing and negotiating the terms of the transaction with Leucadia, Jefferies management viewed the pre-transaction divestiture of Crimson through the Leucadia winery business spin out an efficient and desirable method of divesting Crimson, as compared with a post-transaction sale or other divestiture. It was therefore agreed that that the spin out occur prior to consummation of the transactions, without reducing the book value of Leucadia by more than $197 million and that it be effected without Leucadia retaining any material liability with respect to Crimson.

The Leucadia winery business spin out will be affected pursuant to documentation that is reasonably acceptable to Jefferies. The Leucadia winery business spin out will be implemented as a dividend of all of the shares of Crimson common stock on a pro rata basis to Leucadia shareholders of record on the Crimson record date in a manner that is intended to be tax-free. Each Leucadia shareholder of record on the Crimson record date will receive one share of Crimson common stock for every 10 Leucadia common shares. Prior to the distribution of Crimson common stock in the Leucadia winery business spin out, there has been no public market for Crimson common stock and there can be no guarantee that an active trading market will develop or the market prices at which Crimson common stock will trade. Following the Leucadia winery business spin out, Leucadia will not own any shares of Crimson common stock.

The Voting Agreements (see page 116)

Simultaneously with execution of the second merger agreement, at the request of Jefferies, Leucadia (which, through its wholly-owned subsidiary, BEI Jeffvest, LLC, a Delaware limited liability company, holds approximately [28.52]% of the outstanding shares of common stock of Jefferies as of the record date for the Jefferies special meeting), entered into a Voting Agreement dated November 11, 2012 pursuant to which Leucadia has agreed to vote, and to cause its subsidiary to vote, its Jefferies common stock in favor of the transactions (referred to as the “Leucadia voting agreement”).

Jefferies has also entered into the Leucadia executive voting agreements with each of (i) Ian M. Cumming, the Chairman and Chief Executive Officer of Leucadia, as well as a director of Jefferies (with respect to [8.64]% of Leucadia’s outstanding common shares as of the record date for the Leucadia special meeting) and Joseph S. Steinberg, a director and President of Leucadia, as well as a director of Jefferies (with respect to [9.63]% of Leucadia’s outstanding common shares as of the record date for the Leucadia special meeting) pursuant to which, on a several basis, each has agreed to vote such Leucadia common shares in favor of the transactions and the Jefferies voting agreements with each of (ii) Richard B. Handler, Chairman of the Board and Chief Executive Officer of Jefferies, (with respect to [1.54]% of the outstanding shares of common stock of Jefferies)

and Brian P. Friedman, Chairman of the Executive Committee of Jefferies, (with respect to [1.41]% of the outstanding shares of common stock of Jefferies) pursuant to which, on a several basis, each has agreed to vote his Jefferies common stock in favor of the transactions.

The Leucadia voting agreement, the Leucadia executive voting agreements and the Jefferies executive voting agreements will each terminate upon the earliest of (i) the date on which the second merger becomes effective, (ii) the termination of the second merger agreement in accordance with its terms and (iii) the mutual agreement of the parties to the voting agreement.

For additional details on the terms of the voting agreements, see the section entitled “Voting Agreements”, beginning on page 116, and refer to the full text of the agreements, copies of which are attached as Annexes C, D, E, F and G.

On the record date for the Jefferies special meeting, the directors and executive officers of Jefferies and their affiliates owned and were entitled to vote [  ] shares of Jefferies common stock, representing [  ]% of the outstanding Jefferies common stock.

On the record date for the Leucadia special meeting, the directors and executive officers of Leucadia and their affiliates owned and were entitled to vote [  ] Leucadia common shares, representing [  ]% of the outstanding Leucadia common shares.

Charter Amendment (see page 119)

The Leucadia board of directors has unanimously approved a proposal to extend the transfer restrictions already contained in its restated certificate of incorporation to prohibit any person from becoming a “5% shareholder” or being treated as owning more than 5% of Leucadia common shares for purposes of Section 382 of the Code in connection with an acquisition transaction, and to expand the definition of a “5% shareholder” to clarify the manner in which the transfer restrictions operate when Leucadia has more than one class of shares outstanding.

In order to avert the possibility that the merger with Jefferies or any future acquisition transaction would result in the application of limitations under Section 382 of the Code to the use of Leucadia’s NOLs and other tax attributes, inasmuch as the existing transfer restrictions do not apply to issuances by Leucadia of its own shares, Leucadia proposes to amend its restated certificate of incorporation to include a provision that would restrict the issuance of Leucadia shares to a target shareholder in connection with an acquisition transaction (such as the second merger) if the delivery of such shares would otherwise cause a person or group of persons to become a “5% shareholder” or would be treated as owning 5% or more of Leucadia common shares as a result of an acquisition transaction. Instead the exchange agent would be required to deliver all or a portion of the cash proceeds of the sale of Leucadia shares otherwise deliverable to the target shareholder. However, other issuances of Leucadia shares by Leucadia will continue to be unaffected by the transfer restrictions, such as the grant of employee options to purchase common shares, and the board of directors of Leucadia will continue to be able to permit or restrict any such issuance on a case by case basis. The Leucadia board of directors intends to exempt any Leucadia Shares issued to any direct or indirect subsidiary of Leucadia as a result of the transactions.

In addition, the charter amendment will also expand the definition of a “5% shareholder” for purposes of the current transfer restrictions to include any person who is treated as owning 5% or more of Leucadia common shares. This expansion is intended to clarify the manner in which the transfer restrictions will operate if and when Leucadia has more than one class of shares outstanding.

Comparison of Stockholder Rights and Corporate Governance Matters (see page 147)

Jefferies stockholders receiving merger consideration will have different rights once they become shareholders of Leucadia due to differences between Delaware and New York law and the governing corporate documents of Jefferies and the governing corporate documents of Leucadia. These differences are described in detail under the section entitled “Comparative Rights of Leucadia Shareholders and Jefferies Stockholder” beginning on page 147.

Selected Historical Consolidated Financial Data

Selected Historical Consolidated Financial Data of Jefferies

The selected historical consolidated financial data of Jefferies for the twelve months ended November 30, 2011, eleven months ended November 30, 2010, and each of the twelve months ended December 31, 2009, 2008 and 2007 and as of November 30, 2011 and 2010, and December 31, 2009, 2008 and 2007 have been derived from Jefferies’ audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended November 30, 2011, which is incorporated by reference in this joint proxy statement/prospectus. The selected financial data of Jefferies as of and for the nine months ended August 31, 2012 and August 31, 2011 are derived from Jefferies’ unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2012, which is incorporated by reference in this joint proxy statement/prospectus.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Jefferies or the combined company, and you should read the following information together with Jefferies’ audited consolidated financial statements, the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Jefferies’ Annual Report on Form 10-K for the year ended November 30, 2011, which is incorporated by reference in this joint proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 163.

	Nine Months Ended August 31,		Twelve Months Ended November 30,	Eleven Months Ended November 30,	Twelve Months Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(In Thousands, Except Per Share Amounts)
SELECTED INCOME STATEMENT DATA:
Total revenues	$2,897,935	$2,730,898	$3,529,638	$2,797,346	$2,632,059	$1,674,434	$2,718,524
Interest expense	668,000	736,068	980,825	605,096	468,798	660,448	1,150,779

Net revenues	2,229,935	1,994,830	2,548,813	2,192,250	2,163,261	1,013,986	1,567,745
Interest on mandatorily redeemable preferred interest of consolidated subsidiaries	34,604	6,183	3,622	14,916	37,248	(69,077)	4,257

Net revenues, less mandatorily redeemable preferred interest	2,195,331	1,988,647	2,545,191	2,177,334	2,126,013	1,083,063	1,563,488
Total non-interest expenses	1,817,511	1,639,993	2,125,857	1,780,663	1,618,266	1,971,223	1,322,374

Earnings (loss) before income taxes	377,820	348,654	419,334	396,671	507,747	(888,160)	241,114
Income tax expense (benefit)	134,403	107,899	132,966	156,404	195,928	(293,359)	93,032

Net earnings (loss)	243,417	240,755	286,368	240,267	311,819	(594,801)	148,082
Net earnings (loss) to noncontrolling interest	32,612	4,523	1,750	16,601	36,537	(53,884)	3,634

Net earnings (loss) to common	$210,805	$236,232	$284,618	$223,666	$275,282	$(540,917)	$144,448

Per share:
Basic earnings (loss) per common share	$0.92	$1.07	$1.28	$1.10	$1.36	$(3.30)	$0.93
Diluted earnings (loss) per common share	$0.91	$1.07	$1.28	$1.09	$1.35	$(3.30)	$0.92
Weighted average number of common shares:
Basic	216,509	209,544	211,056	196,393	200,446	166,163	141,515
Diluted	220,621	213,661	215,171	200,511	204,572	166,163	141,903
Cash dividends per common share	$0.225	$0.225	$0.30	$0.30	—	$0.25	$0.50

	At August 31,	At November 30,		At December 31,
	2012	2011	2010	2009	2008	2007
	(In thousands, except per share amount)
SELECTED BALANCE SHEET DATA:
Total assets	$34,407,358	$34,971,422	$36,726,543	$28,121,023	$19,978,685	$29,793,817
Long-term debt	4,860,917	4,608,926	3,778,681	2,729,117	1,764,274	1,764,067
Mandatorily redeemable convertible preferred stock	125,000	125,000	125,000	125,000	125,000	125,000
Mandatorily redeemable preferred interest of consolidated subsidiaries	339,825	310,534	315,885	318,047	280,923	354,316
Total common stockholders’ equity	3,368,977	3,224,312	2,477,989	2,298,140	2,115,583	1,760,645
Shares outstanding	203,070	197,160	171,694	165,638	163,216	124,453
Book value per common share	$16.59	$16.35	$14.43	$13.87	$12.96	$14.15

Selected Historical Consolidated Financial Data of Leucadia

The selected historical consolidated financial data of Leucadia for each of the five years ended December 31, 2011, 2010, 2009, 2008 and 2007 and as of December 31, 2011, 2010, 2009, 2008 and 2007 have been derived from Leucadia’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this joint proxy statement/prospectus, as updated by the Form 8-K dated December 5, 2012, which is incorporated by reference in this joint proxy statement/prospectus, that, among other things, reflected Leucadia’s subsidiary, Keen Energy Services, LLC (referred to as “Keen”), as a discontinued operation as a result of the sale of Keen (referred to as the “December 8-K”). The selected financial data of Leucadia as of and for the nine months ended September 30, 2012 and September 30, 2011 are derived from Leucadia’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012, which is incorporated by reference in this joint proxy statement/prospectus.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Leucadia or the combined company, and you should read the following information together with Leucadia’s audited consolidated financial statements, the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the December 8-K. For more information, see the section entitled “Where You Can Find More Information” beginning on page 163.

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(In thousands, except per share amounts)
SELECTED INCOME STATEMENT DATA:(a)
Revenues and other income(b)	$6,682,549	$1,173,023	$1,434,622	$1,203,444	$514,749	$490,540	$714,762
Expenses	6,107,969	561,684	757,167	820,504	802,641	862,046	785,687
Income (loss) from continuing operations before income taxes and income (losses) related to associated companies	574,580	611,339	677,455	382,940	(287,892)	(371,506)	(70,925)
Income tax provision (benefit)(c)	231,021	242,069	270,316	(1,136,968)	7,200	1,672,313	(561,753)
Income (loss) from continuing operations before income (losses) related to associated companies	343,559	369,270	407,139	1,519,908	(295,092)	(2,043,819)	490,828
Income (losses) related to associated companies, net of taxes	72,236	(470,656)	(394,041)	380,766	780,236	(539,068)	(21,875)
Income (loss) from continuing operations(c)	415,795	(101,386)	13,098	1,900,674	485,144	(2,582,887)	468,953
Income (loss) from discontinued operations, including gain (loss) on disposal, net of taxes	(1,994)	7,278	11,858	39,562	63,451	46,075	11,319
Net income (loss) attributable to Leucadia National Corporation common shareholders	400,300	(94,206)	25,231	1,939,312	550,280	(2,535,425)	484,294
Per share:
Basic earnings (loss) per common share attributable to Leucadia National Corporation common shareholders:
Income (loss) from continuing operations	$1.64	$(.42)	$.05	$7.82	$2.02	$(11.20)	$2.17
Income (loss) from discontinued operations, including gain (loss) on disposal	—	.03	.05	.15	.26	.20	.05

Net income (loss)	$1.64	$(.39)	$.10	$7.97	$2.28	$(11.00)	$2.22

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(In thousands, except per share amounts)
Diluted earnings (loss) per common share attributable to Leucadia National Corporation common shareholders:
Income (loss) from continuing operations	$1.62	$(.42)	$.05	$7.70	$1.99	$(11.20)	$2.05
Income (loss) from discontinued operations, including gain (loss) on disposal	—	.03	.05	.15	.26	.20	.05

Net income (loss)	$1.62	$(.39)	$.10	$7.85	$2.25	$(11.00)	$2.10

	At September 30,	At December 31,
	2012	2011	2010	2009	2008	2007
	(In thousands, except per share amounts)
SELECTED BALANCE SHEET DATA:(a)
Cash and investments	$2,608,825	$2,545,500	$4,538,571	$2,343,420	$1,602,769	$4,168,439
Total assets	8,740,184	9,263,189	9,350,298	6,762,364	5,198,493	8,126,622
Indebtedness, including current maturities	1,751,530	2,321,132	2,081,227	1,967,000	2,080,891	2,135,161
Shareholders’ equity	6,191,942	6,174,396	6,956,758	4,361,647	2,676,797	5,570,492
Book value per common share	$25.32	$25.24	$28.53	$17.93	$11.22	$25.03
Cash dividends per common share	$—	$.25	$.25	$—	$—	$.25

(a)

Subsidiaries are reflected above as consolidated entities from the date of acquisition. National Beef was acquired on December 30, 2011; however, since its operating activities subsequent to the acquisition during 2011 were not significant they were not included in the 2011 consolidated statement of operations. Premier Entertainment Biloxi LLC is reflected as a consolidated subsidiary beginning in August 2007.

(b)

Includes net securities gains (losses) of $581,669,000 and $539,215,000 for the nine months ended September 30, 2012 and 2011, respectively, and $641,476,000, $179,494,000, $(21,106,000), $(144,547,000) and $95,641,000 for the years ended December 31, 2011, 2010, 2009, 2008 and 2007, respectively. Net securities gains (losses) are net of impairment charges of $2,461,000 and $1,595,000 for the nine months ended September 30, 2012 and 2011, respectively, and $3,586,000, $2,474,000, $31,420,000, $143,416,000 and $36,834,000 for the years ended December 31, 2011, 2010, 2009, 2008 and 2007, respectively.

(c)

At December 31, 2010, Leucadia concluded that it was more likely than not that it would be able to realize a portion of the net deferred tax asset; accordingly, $1,157,111,000 of the deferred tax valuation allowance was reversed as a credit to income tax expense. During 2008, Leucadia recorded a charge to income tax expense of $1,672,138,000 to reserve for substantially all of its net deferred tax asset due to the uncertainty about Leucadia’s ability to generate sufficient taxable income to realize the net deferred tax asset. During 2007, Leucadia concluded that it was more likely than not that it would be able to realize a portion of the net deferred tax asset; accordingly, $542,686,000 of the deferred tax valuation allowance was reversed as a credit to income tax expense.

Selected Historical and Unaudited Pro Forma Condensed Combined Financial Information

The selected unaudited pro forma condensed combined balance sheet information of Leucadia assumes the second merger was completed as of September 30, 2012. The selected unaudited pro forma condensed combined statement of operations information for the nine month period ended September 30, 2012 and for the year ended December 31, 2011 assumes the second merger was completed on January 1, 2011. For purposes of the selected unaudited pro forma condensed combined statement of operations information for the year ended December 31, 2011, the acquisition of a majority interest in National Beef, by Leucadia on December 30, 2011, is also assumed to have been completed on January 1, 2011. The selected unaudited pro forma condensed combined financial information should be read in conjunction with the section “Unaudited Pro Forma Condensed Combined Financial Information” and related notes included in this joint proxy statement/prospectus beginning on page 126.

The unaudited pro forma condensed combined financial information reflects the second merger using the acquisition method of accounting, based upon a preliminary purchase price allocation for Jefferies. Differences between the preliminary and final purchase price allocation could result in significant adjustments. The unaudited pro forma condensed combined financial statements should be read in conjunction with the unaudited interim and audited annual historical consolidated financial statements and notes thereto of Leucadia, Jefferies and National Beef incorporated by reference herein. The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not necessarily indicative of actual results had the foregoing transactions occurred at the times described above, nor does it purport to represent results of future operations.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION OF JEFFERIES AND LEUCADIA

	Leucadia Historical	Unaudited Pro Forma Combined with National Beef	Unaudited Pro Forma Combined with Jefferies and National Beef
	(In thousands)
Year ended December 31, 2011:
Net revenues	$1,434,622	$8,473,158	$11,000,160
Expenses	757,167	7,599,851	9,731,907
Income from continuing operations	13,098	144,345	848,441
Income from continuing operations attributable to common shareholders	13,373	103,524	801,807
	Leucadia Historical	Unaudited Pro Forma Combined with Jefferies
	(In thousands)

Nine months ended September 30, 2012:
Net revenues	$6,682,549	$8,882,078
Expenses	6,107,969	7,926,323
Income from continuing operations	415,795	668,323
Income from continuing operations attributable to common shareholders	402,294	619,163
	Leucadia Historical	Unaudited Pro Forma Combined with Jefferies
	(In thousands, except per share amounts)

Balance sheet information at September 30, 2012:
Financial instruments owned	$1,832,395	$15,749,401
Total assets	8,740,184	42,895,047
Long-term debt	1,357,241	6,436,232
Total shareholders’ equity	6,191,942	9,430,175
Shares outstanding	244,583	362,116
Book value per share	$25.32	$26.04

Selected Historical and Unaudited Pro Forma Combined Per Share Data

The following table sets forth selected historical earnings per share information of Leucadia and Jefferies, unaudited pro forma combined earnings per share information of Leucadia reflecting the acquisition of National Beef as of January 1, 2011, and unaudited pro forma combined earnings per share information of Leucadia reflecting the second merger and the acquisition of National Beef as though each had occurred on January 1, 2011. The historical earnings per share information should be read in conjunction with the unaudited interim and audited annual historical consolidated financial statements and notes thereto of Leucadia, Jefferies and National Beef incorporated by reference herein. The unaudited Leucadia pro forma combined earnings per share information is derived from, and should be read in conjunction with, the section “Unaudited Pro Forma Condensed Combined Financial Information” and related notes included in this joint proxy statement/prospectus beginning on page 126.

UNAUDITED COMPARATIVE SHARE DATA

	Leucadia Historical	Unaudited Pro Forma Combined with National Beef	Unaudited Pro Forma Combined with Jefferies and National Beef
Year ended December 31, 2011:
Basic earnings per common share	$0.05	$0.42	$2.14
Diluted earnings per common share	0.05	0.42	2.11
	Leucadia Historical	Unaudited Pro Forma Combined with Jefferies and National Beef

Nine months ended September 30, 2012:
Basic earnings per common share	$1.64	$1.63
Diluted earnings per common share	1.62	1.60

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain a number of forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Jefferies’ and Leucadia’s current beliefs, expectations or intentions regarding future events. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Consequently, all forward-looking statements made in this joint proxy statement/prospectus are qualified by those risks, uncertainties and other factors.

These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the second merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Jefferies, Leucadia or others following announcement of the transactions contemplated therein; (3) the inability to complete the transactions due to the failure to obtain the required stockholder or shareholder approvals; (4) the inability to obtain necessary regulatory approvals required to complete the transactions; (5) the risk that the transactions disrupt current plans and operations and the potential difficulties in employee retention as a result of the announcement and consummation of the transactions; (6) the ability to recognize the anticipated benefits of the transaction for Jefferies and Leucadia; and (7) the possibility that Jefferies or Leucadia may be adversely affected by other economic, business, and/or competitive factors. These risks and uncertainties also include those set forth under “Risk Factors,” below.

Actual results may differ materially and reported results should not be considered an indication of future performance. Please reference the SEC filings of Jefferies and Leucadia, which are available on their respective web sites, for detailed descriptions of factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements.

Jefferies and Leucadia caution that the foregoing list of factors is not exclusive. The foregoing risk factors and the risks addressed in the risk factor sections of the documents incorporated by reference into this joint proxy statement/prospectus address all known material risks with respect to Leucadia’s and Jefferies’ businesses. Additional information concerning these and other risk factors is contained in Leucadia’s and Jefferies’ most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings, as such filings may be amended from time to time. All subsequent written and oral forward-looking statements concerning Jefferies, Leucadia, the proposed transactions or other matters and attributable to Jefferies or Leucadia or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Neither Leucadia nor Jefferies undertakes any obligation to update publicly any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

RISK FACTORS

In addition to the other information included and incorporated by reference in this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors before deciding whether to vote for the proposal to adopt the first merger agreement and approve the transactions contemplated by the first merger agreement, in the case of Jefferies stockholders, or for the proposal to approve the Leucadia share issuance and the charter amendment, in the case of Leucadia shareholders. In addition, you should read and consider the risks associated with each of the businesses of Jefferies and Leucadia because these risks will relate to Leucadia following the completion of the transactions. Descriptions of some of these risks can be found in the Annual Reports of Leucadia and Jefferies on Form 10-K for the fiscal year ended December 31, 2011 and November 30, 2011, respectively, and any amendments thereto, for each of Leucadia and Jefferies, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this joint proxy statement/prospectus. You should also consider the other information in this document and the other documents incorporated by reference into this document. See the section entitled “Where You Can Find More Information” beginning on page 163.

Risk Factors Relating to the Transactions

The transactions are subject to conditions, including certain conditions that may not be satisfied, or completed on a timely basis, if at all. Failure to complete the transactions could have material and adverse effects on Jefferies and Leucadia.

The completion of the transactions is subject to a number of conditions, including the adoption of the first merger agreement and approval of the transactions contemplated by the first merger agreement by the Jefferies stockholders and the approval of the Leucadia share issuance by the Leucadia shareholders, which make the completion and timing of the completion of the transactions uncertain. See the section entitled “The Second Merger Agreement—Conditions to Completion of the Second Merger” beginning on page 99 for a more detailed discussion. Also, either Jefferies or Leucadia may terminate the second merger agreement if the transactions have not been completed by June 1, 2013, unless the failure of the transactions to be completed has resulted from the failure of the party seeking to terminate the second merger agreement to perform its obligations.

If the transactions are not completed on a timely basis, or at all, Leucadia’s and Jefferies’ respective ongoing businesses may be adversely affected and, without realizing any of the benefits of having completed the transactions, Jefferies and Leucadia will be subject to a number of risks, including the following:

•

Jefferies and Leucadia will be required to pay their respective costs relating to the transactions, such as legal, accounting, financial advisory and printing fees, whether or not the transactions are completed;

•	Time and resources committed by Leucadia’s and Jefferies’ respective management to matters relating to the transactions could otherwise have been devoted to pursuing other beneficial opportunities;

•	The market price of Leucadia common shares or Jefferies common stock could decline to the extent that the current market price reflects a market assumption that the transactions will be completed; and

•

If the second merger agreement is terminated and the board of directors of Jefferies or Leucadia seeks another business combination, stockholders of Jefferies and shareholders of Leucadia cannot be certain that Jefferies or Leucadia will be able to find a party willing to enter into a merger agreement on terms equivalent to or more attractive than the terms that the other party has agreed to in the second merger.

The second merger agreement contains provisions that limit each party’s ability to pursue alternatives to the transactions, could discourage a potential competing acquirer of either Jefferies or Leucadia from making a favorable alternative transaction proposal and, in specified circumstances, and could require either party to pay a termination fee of $90,000,000 and/or incurred expenses up to $3,000,000 to the other party.

The second merger agreement contains “no shop” provisions that, subject to limited exceptions, restrict each of Leucadia’s and Jefferies’ ability to solicit, initiate, encourage, facilitate or discuss competing third party proposals for the acquisition of all or a significant portion of their company’s assets or capital stock. Further, even if the board of directors of Leucadia or Jefferies withdraws (or qualifies or modifies in a manner adverse to the other party) its recommendation, it will still be required to submit the matter to a vote of such parties’ stockholders at a special meeting. In addition, each party generally has an opportunity to offer to modify the terms of the second merger in response to any competing acquisition proposals before the board of directors of the company that has received a third-party proposal may withdraw (or qualify or modify in a manner adverse to the other party) its recommendation with respect to the transactions. In some circumstances, upon termination of the second merger agreement, a party will be required to pay a termination fee of $90,000,000 and/or expenses up to $3,000,000 to the other party. See the sections entitled “The Second Merger Agreement—No Solicitation of Alternative Proposals” beginning on page 101, “—Termination of the Second Merger Agreement” beginning on page 105 and “—Termination Fees and Expenses; Liability for Breach” beginning on page 106.

These provisions could discourage a potential third-party acquiror that might have an interest in acquiring all or a significant portion of Jefferies or Leucadia from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the transactions or might result in a potential third-party acquiror proposing to pay a lower price to the stockholders than it might otherwise have proposed to pay because of the added expense of the termination fee or expenses of the other party that may become payable in certain circumstances.

If the second merger agreement is terminated and either Jefferies or Leucadia determines to seek another business combination, it may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the transactions.

The opinions rendered to the board of directors of Leucadia and the Jefferies transaction committee by their respective financial advisors were based on the respective financial analyses they performed, which considered factors such as market and other conditions then in effect, and other information made available to them, as of the date of the respective opinions. As a result, these opinions do not reflect changes in events or circumstances after the date of these opinions. The board of directors of Leucadia and the Jefferies transaction committee have not obtained, and do not expect to obtain, updated opinions from their respective financial advisors reflecting changes in circumstances that may have occurred since the signing of the second merger agreement.

The opinion rendered to the board of directors of Leucadia by UBS as to the fairness, from a financial point of view, to Leucadia of the exchange ratio and the opinion rendered to the Jefferies transaction committee by Citi as to the fairness, from a financial point of view, to holders of Jefferies common stock (other than Leucadia and its affiliates) of the exchange ratio, were each provided in connection with, and at the time of, the board of directors’ or committee’s, as applicable, respective evaluations of the transactions. These opinions were based on the respective financial analyses performed, which considered market and other conditions then in effect, and other information made available to them, as of the date of the respective opinions, which may have changed, or may change, after the date of the opinions. The board of directors of Leucadia and the Jefferies transaction committee have not obtained updated opinions as of the date of this joint proxy statement/prospectus from UBS or Citi, respectively. They do not expect to obtain updated opinions prior to completion of the transactions. Changes in the operations and prospects of Leucadia and Jefferies, general market and economic conditions and other factors which may be beyond the control of Leucadia, Jefferies, UBS or Citi and on which the opinions were based, may have altered the value of Leucadia and Jefferies or the prices of Leucadia common shares or Jefferies common stock since the dates of such opinions, or may alter such values and prices by the time the transactions are completed. The opinions do not speak as of any date other than the dates of those opinions. For a description of the opinions that the Leucadia board of directors and the Jefferies transaction committee received from UBS and Citi, respectively, please refer to “The Transactions—Opinion of Citigroup Global Markets Inc.” and “—Opinion of UBS Securities LLC”.

Certain directors and executive officers of Leucadia may be deemed to have certain interests that are different from, or in addition to, those of Leucadia shareholders.

Mr. Michael Sorkin, a director of Leucadia, is a Vice Chairman of N M Rothschild & Sons Limited, the U.K. arm of the family controlled Rothschild banking group, which is an affiliate of Rothschild, one of the investment banks engaged by Leucadia to advise the Leucadia board of directors in connection with the transactions. Mr. Sorkin will not share in the fee received by Rothschild for its service to Leucadia.

Mr. Ian M. Cumming currently serves as Chairman of the Board and Chief Executive Officer of Leucadia. Upon consummation of the transactions, Mr. Cumming will retire from those positions, while remaining a member of the Leucadia board of directors. As a result of his retirement as an executive officer of Leucadia in connection with the transactions, Mr. Cumming and the board of directors of Leucadia have agreed to the financial and other terms of his resignation. Mr. Joseph S. Steinberg will become Chairman of the Board of Leucadia and will continue to work full time as an executive of Leucadia. In addition, the other officers of Jefferies and Leucadia will continue in their present positions, and certain Leucadia executive officers will receive a payment pursuant to retention agreements in effect since 2010.

Leucadia’s board of directors was aware of these interests at the time the second merger agreement and the transactions contemplated by the second merger agreement were approved. These interests may cause certain of Leucadia’s directors and executive officers to view the transaction proposal differently and more favorably than you may view it. These interests are described in greater detail in the section entitled “The Transactions—Interests of Leucadia Directors and Executive Officers in the Transactions” beginning on page 85.

Directors and executive officers of Jefferies have financial interests in the merger that may be different from, or in addition to, those of Jefferies stockholders generally.

In considering whether to approve the proposals at the special meeting, Jefferies stockholders should recognize that directors and executive officers of Jefferies have interests in the transactions that may differ from, or that are in addition to, their interests as stockholders of Jefferies. These interests include, among others, continued service as a director or an executive officer of the combined company, accelerated vesting of equity awards if certain executive officers’ employment is terminated under certain circumstances following the completion of the transactions and rights to indemnification and directors’ and officers’ liability insurance that will survive the completion of the transactions. Jefferies’ board of directors and the Jefferies transaction committee were aware of these interests at the time they recommended approval and approved, as applicable, the first merger agreement and the second merger agreement. These interests may cause Jefferies and executive officers to view the first merger and the second merger differently than you may view it as a stockholder of Jefferies. See the section entitled “The Transactions—Interests of Jefferies Directors and Executive Officers in the Transactions” beginning on page 75.

Each party is subject to business uncertainties and contractual restrictions while the proposed transactions are pending, which could adversely affect each party’s business and operations.

In connection with the pending transactions, it is possible that some customers, suppliers and other persons with whom Jefferies or Leucadia has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Jefferies or Leucadia, as the case may be, as a result of the proposed transactions, which could negatively affect Jefferies’ or Leucadia’s respective revenues, earnings and cash flows, as well as the market price of its common stock, regardless of whether the transactions are completed.

Under the terms of the second merger agreement, each of Leucadia and Jefferies is subject to certain restrictions on the conduct of its business prior to completing the proposed transactions, which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to enter into contracts or incur capital expenditures to grow its business. Such limitations could negatively affect each party’s businesses and operations prior to the completion of the proposed transactions.

The exchange ratio is fixed and will not be adjusted in the event of any change in either Leucadia’s or Jefferies’ stock price.

Upon closing of the second merger, each share of New Jefferies common stock will be converted into the right to receive 0.81 of a Leucadia common share. This exchange ratio will not be adjusted for changes in the market price of either Leucadia common shares or Jefferies common stock between the date of signing the second merger agreement and completion of the transactions. Changes in the price of Leucadia common shares prior to the second merger will affect the value of Leucadia common shares that Jefferies common stockholders will be entitled to receive on the closing date of the second merger.

The prices of Leucadia common shares and Jefferies common stock at the closing of the second merger may vary from their prices on the date the second merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of each stockholder meeting. As a result, the value represented by the exchange ratio will also vary.

These variations could result from changes in the business, operations or prospects of Jefferies or Leucadia prior to or following the second merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of Jefferies or Leucadia. At the time of the special stockholders meetings, Jefferies stockholders will not know with certainty the value of the Leucadia common shares that they will be entitled to receive upon completion of the second merger.

If the transactions are approved, the date that Jefferies stockholders will receive the merger consideration is uncertain.

If the proposed transactions are approved, the date that Jefferies stockholders will receive the merger consideration depends on the completion date of the transactions, which is uncertain.

Six lawsuits have been filed against Jefferies and Leucadia challenging the transactions and an adverse ruling may prevent the transactions from being completed.

Jefferies and Leucadia, as well as the members of Jefferies’ board of directors, have been named as defendants in six lawsuits brought by Jefferies stockholders challenging the proposed transactions. These lawsuits seek as relief, among other things, an injunction barring the defendants from completing the transactions on the agreed-upon terms. Additional lawsuits may be filed against Jefferies, Leucadia and the directors of Jefferies in connection with the transactions. See “The Transactions—Litigation Related to the Transactions” beginning on page 94 for more information about the lawsuits that have been filed related to the transactions.

One of the conditions to the closing of the transactions is that no order, injunction, decree or other legal restraint or prohibition shall be in effect that prevents completion of the transactions. Consequently, if the actions are not resolved in the lawsuits referenced above and the plaintiffs secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting the defendants’ ability to complete the transactions, that injunctive or other relief may prevent the transactions from becoming effective within the expected time frame or at all. There can be no assurance that Jefferies, Leucadia or any of the other defendants will prevail in the pending lawsuits or in any future lawsuits.

The unaudited pro forma combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of the combined company following completion of the proposed transactions.

The unaudited pro forma combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the transactions been completed on the dates indicated. Further, Leucadia’s actual results and financial position after the transactions may differ materially and adversely from the unaudited pro forma combined financial data that is included in this joint proxy statement/prospectus. The unaudited pro forma combined financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to Jefferies’ net assets. The final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Jefferies as of the date of the completion of the transactions. In addition, subsequent to the closing date, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase allocations may differ materially from preliminary allocations assumed in the preparations of the pro forma combined financial information reflected in this document. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Risk Factors Relating to the Combined Company Following the Transactions

Although Leucadia expects that Leucadia’s strategic combination with Jefferies will result in benefits to Leucadia, Leucadia may not realize those benefits.

Leucadia may fail to realize the anticipated benefits of the transactions, including additional investment opportunities generated by Jefferies or the ability to accelerate the use of Leucadia’s NOLs. Additionally, Leucadia’s operations could be adversely affected by the disruption of ongoing business activity and distraction of its management from ongoing business concerns, the failure to retain key employees and potential unknown liabilities associated with the transactions.

The transactions are subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on Leucadia following the transactions.

Before the transactions may be completed, approvals or consents must be obtained from various domestic and foreign securities, antitrust and other authorities. In deciding whether to grant these approvals, the relevant governmental entity will make a determination of whether, among other things, the transactions are in the public interest. Regulatory entities may impose conditions on the completion of the transactions or require changes to the terms of the transactions or could impose restrictions on the conduct of business(es) of Leucadia following consummation of the second merger. Although the parties do not currently expect that any such material conditions, restrictions or changes would be imposed, there can be no assurance that they will not be, and such conditions, restrictions or changes could have the effect of delaying completion of the transactions or imposing additional costs on or limiting the revenues of the combined company following the transactions, any of which might have a material adverse effect on Leucadia following the transactions. See the section entitled “The Transactions—Regulatory Clearances Required for the Transactions” beginning on page 91.

Future initiatives at Leucadia may be constrained by certain operational limitations agreed to with the various rating agencies.

Leucadia intends to maintain certain operating and investing limitations upon completion of the transactions, and the failure to adhere to these limitations could result in credit ratings downgrades for Leucadia or Jefferies or both. These limitations include the maintenance of minimum liquidity to parent company debt and net worth ratios, maximum parent company debt to equity ratios and maximum investment concentration. Adherence to these limitations could result in Leucadia foregoing investment opportunities that it might otherwise have been able to consider.

Leucadia shareholders and Jefferies stockholders will have a reduced ownership and voting interest after the transactions and will exercise less influence over management.

Leucadia shareholders presently have the right to vote in the election of Leucadia’s board of directors and on other matters affecting Leucadia. Jefferies common stockholders presently have the right to vote in the election of Jefferies’ board of directors and on other matters affecting Jefferies. Immediately after the transactions are completed, it is expected that current Leucadia shareholders will own approximately [  ]% of Leucadia’s outstanding common shares and current Jefferies common stockholders (excluding Leucadia) will own approximately [  ]% of Leucadia’s outstanding common shares, respectively.

As a result, current Leucadia shareholders and current Jefferies stockholders will have less influence on the management and policies of Leucadia than they now have on the management and policies of Leucadia and Jefferies, respectively.

The market price of Leucadia common shares may decline in the future as a result of the transactions.

The market price of Leucadia common shares may decline in the future as a result of the transactions for a number of reasons, including the failure of Leucadia to achieve the perceived benefits of the transactions, including financial results, as rapidly as or to the extent anticipated by financial or industry analysts. Further, the highly diversified nature of Leucadia’s business may make it difficult for an investor or financial or industry analyst to compare Leucadia to its competitors or to value Leucadia common shares. These factors are, to some extent, beyond the control of Leucadia.

The market price of Leucadia common shares after the transactions will be affected by factors different from those currently affecting the market price of Jefferies common stock.

Each of Jefferies and Leucadia operates across a range of services and asset classes in which the other party has not historically operated. Accordingly, the operations and the market price of Leucadia common shares and Jefferies common stock (in each case until the completion of the transactions), may be affected by factors different from those currently affecting the operations and the market price of Jefferies common stock, respectively. For a discussion of Leucadia’s businesses and the businesses of Jefferies, see the sections entitled “The Companies” beginning on page 34 and “Where You Can Find More Information” beginning on page 163.

Leucadia’s future results will suffer if the combined company does not effectively manage its expanded operations following the transactions.

Following the transactions, Leucadia may continue to expand its operations through additional strategic investments, acquisitions or joint ventures. Leucadia’s future success depends, in part, upon its ability to manage its investments, which may pose numerous risks and uncertainties different from those posed by its current investments. In addition, future acquisitions or joint ventures after completion of the transactions may involve the issuance of additional Leucadia common shares, which may dilute Leucadia shareholders’ and Jefferies stockholders’ ownership of Leucadia.

Leucadia cannot assure its shareholders and Jefferies cannot assure its stockholders that Leucadia’s future expansion or acquisition opportunities will be successful.

The change in principal executive officers of Leucadia as a result of the strategic combination of Jefferies and Leucadia may cause Leucadia’s investment results to be less successful than in the past.

Leucadia has been dependent upon the services of its current principal executive officers, Ian M. Cumming and Joseph S. Steinberg, for more than 32 years. As a result of the strategic combination of Jefferies and Leucadia, Richard B. Handler will become the chief executive officer of Leucadia and Brian P. Friedman will become the President of Leucadia, while continuing their current positions as the principal executive officers of Jefferies after the transactions are consummated. Leucadia’s financial condition, results of operations and the trading price of its shares may be adversely affected if future investments under the new leadership are not successful.

A credit-rating agency downgrade could significantly impact Jefferies’ business.

Maintaining an investment grade credit rating is important to Jefferies’ business and profitability. On October 16, 2012, Moody’s announced that it downgraded Jefferies’ credit rating from Baa2 to Baa3. Jefferies intends to continue to issue debt securities not guaranteed by Leucadia. There can be no assurance that the credit rating of Jefferies will not be downgraded. A further credit-rating agency downgrade of Jefferies’ long-term debt rating could negatively impact Jefferies’ financing costs and could have a material adverse effect on Jefferies’ business, financial condition, liquidity and profitability.

Volatility in the value of Jefferies’ investment portfolio or other assets and liabilities accounted for at fair value could adversely affect the financial condition or results of operations of Leucadia following the merger.

Jefferies has elected the fair value option to account for its investment portfolio and certain other assets and liabilities, as a result of which changes in fair value are reflected in the statement of operations at each reporting date. Under GAAP, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. GAAP has established a framework for measuring fair value and a valuation hierarchy based upon the transparency of inputs used in the valuation of an asset or liability. Volatility in the value of Jefferies’ investment portfolios or other assets and liabilities accounted for at fair value will result in volatility of the combined firm’s operating results. Declines in fair values may have a material adverse effect on financial condition or results of operations in the future.

Other Risk Factors of Jefferies and Leucadia

Leucadia’s and Jefferies’ businesses are and will be subject to the risks described above. In addition, Jefferies and Leucadia are, and will continue to be, subject to the risks described in Leucadia’s and Jefferies’ Annual Reports on Form 10-K for the fiscal years ended December 31, 2011 and November 30, 2011, respectively, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. The risks described above and in those filings represent all known material risks with respect to Leucadia’s and Jefferies’ businesses. See “Where You Can Find More Information” beginning on page 163 for the location of information incorporated by reference in this joint proxy statement/prospectus.

THE COMPANIES

Jefferies Group, Inc.

Jefferies Group, Inc., a Delaware corporation, and its subsidiaries operate as a global investment banking firm providing insight, expertise and execution to investors, companies and governments. Jefferies provides a full range of investment banking, sales, trading and research across the spectrum of equities, fixed income, foreign exchange, futures and commodities, and also select asset and wealth management strategies, in the Americas, Europe and Asia.

Jefferies common stock is traded on the NYSE under the symbol “JEF.”

Its global headquarters and executive offices are located at 520 Madison Avenue, New York, New York 10022. Jefferies also has regional headquarters offices in London and Hong Kong. Its primary telephone number is (212) 284-2550 and its Internet address is jefferies.com. Information contained on, linked to or linked from Jefferies’ website is not part of this joint proxy statement/prospectus. You should read carefully the business and financial information contained in this document and the documents incorporated by reference into this document. See “Where You Can Find More Information” on page 163.

JSP Holdings, Inc.

JSP Holdings, Inc., a Delaware corporation, is a direct, wholly-owned subsidiary of Jefferies. JSP Holdings, Inc. was formed by Jefferies solely in contemplation of the transactions, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than as set forth in the second merger agreement and the first merger agreement. JSP Holdings, Inc. has not incurred any obligations, engaged in any business activities or entered into any agreements or arrangements with any third parties other than the second merger agreement.

The principal executive offices of JSP Holdings, Inc. are located at 520 Madison Avenue, New York, New York 10022, and its telephone number is (212) 284-2550.

Jasper Merger Sub, Inc.

Jasper Merger Sub, Inc., a Delaware corporation, is a direct, wholly-owned subsidiary of New Jefferies and an indirect, wholly-owned subsidiary of Jefferies. Jasper Merger Sub, Inc. was formed by Jefferies solely in contemplation of the transactions, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than as set forth in the second merger agreement and the first merger agreement. Jasper Merger Sub, Inc. has not incurred any obligations, engaged in any business activities or entered into any agreements or arrangements with any third parties other than the second merger agreement.

The principal executive offices of Jasper Merger Sub, Inc. are located at 520 Madison Avenue, New York, New York 10022, and its telephone number is (212) 284-2550.

Leucadia National Corporation

Leucadia National Corporation, a New York corporation, is a diversified holding company engaged through its consolidated subsidiaries in a variety of businesses, including beef processing, manufacturing, real estate activities, medical product development and winery operations. Leucadia also has a significant investment in the common stock of Jefferies. Leucadia owns equity interests in operating businesses which are accounted for under the equity method of accounting, including, through a joint venture with Jefferies, a broker-dealer engaged in making markets and trading of high yield and special situation securities and a commercial mortgage origination and servicing business. Leucadia concentrates on return on investment and cash flow to maximize long-term shareholder value. Additionally, Leucadia continuously evaluates the retention and disposition of its existing operations and investigates possible acquisitions of new businesses. Changes in the mix of Leucadia’s businesses and investments should be expected.

Leucadia common shares are traded on the NYSE under the symbol “LUK.”

The principal executive offices of Leucadia are located at 315 Park Avenue South, New York, NY 10010 and its telephone number is (212) 460-1900. Additional information about Leucadia and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 163.

Limestone Merger Sub, LLC

Limestone Merger Sub, LLC, a Delaware limited liability company, is a wholly-owned subsidiary of Leucadia. Limestone Merger Sub, LLC was formed by Leucadia solely in contemplation of the transactions, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than as set forth in the second merger agreement and the first merger agreement. Limestone Merger Sub, LLC has not incurred any obligations, engaged in any business activities or entered into any agreements or arrangements with any third parties other than the second merger agreement.

The principal executive offices of Limestone Merger Sub, LLC are located at 315 Park Avenue South, New York, NY 10010 and its telephone number is (212) 460-1900.

THE JEFFERIES SPECIAL MEETING

General

This joint proxy statement/prospectus is being provided to Jefferies stockholders as part of a solicitation of proxies by the board of directors of Jefferies for use at the special meeting of Jefferies stockholders and at any adjournments or postponements of such special meeting. This joint proxy statement/prospectus provides Jefferies stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting of Jefferies stockholders.

Purposes of the Jefferies Special Meeting

The special meeting of Jefferies stockholders is being held to consider and vote upon the following proposals:

•	Proposal 1: to consider and vote upon a proposal to adopt the first merger agreement (which is attached as Annex B) and to approve the transactions contemplated by the first merger agreement;

•

Proposal 2: to consider and cast an advisory (non-binding) vote on the compensation that may be paid or become payable to Jefferies’ named executive officers that is based on or otherwise relates to the proposed transactions; and

•

Proposal 3: to consider and vote upon any adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the first merger agreement and approve the transactions contemplated by the first merger agreement at the time of the special meeting.

Recommendation of Jefferies’ Board of Directors

The board of directors of Jefferies, upon recommendation of the Jefferies transaction committee comprised entirely of disinterested directors, recommends that the stockholders of Jefferies vote:

•	Proposal 1: “FOR” adoption of the first merger agreement and approval of the transactions contemplated by the first merger agreement;

•

Proposal 2: “FOR” the approval on an advisory (non-binding) basis that the compensation that may be paid or become payable to Jefferies’ named executive officers that is based on or otherwise relates to the proposed transactions; and

•

Proposal 3: “FOR” any adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the first merger agreement and approve the transactions contemplated by the first merger agreement at the time of the special meeting.

Jefferies’ board of directors has approved and declared advisable, upon recommendation of the Jefferies transaction committee comprised entirely of disinterested directors, the first merger agreement and the transactions contemplated by the first merger agreement, including the first merger on the terms set forth in the first merger agreement. See “The Transactions—Jefferies’ Reasons for the Transactions; Recommendation of Jefferies’ Board of Directors.” Jefferies’ board of directors has approved, and no further action by Jefferies stockholders is required to approve, the second merger agreement and the transactions contemplated by the second merger agreement, including the second merger on the terms set forth in the second merger agreement.

In considering the recommendation of the Jefferies’ board of directors with respect to the first merger agreement and the transactions contemplated by the first merger agreement, Jefferies stockholders should be aware that some of Jefferies’ directors and executive officers may have interests that are different from, or in addition to, the interests of Jefferies stockholders more generally. See “The Transactions—Interests of Jefferies Directors and Executive Officers in the Transactions”.

This joint proxy statement/prospectus contains important information regarding these proposals and factors that Jefferies stockholders should consider when deciding how to cast their votes. Jefferies stockholders are encouraged to read the entire document carefully, including the annexes and documents incorporated by reference into this document, for more detailed information regarding the first merger agreement and the transactions contemplated by the first merger agreement and the second merger agreement.

Date, Time and Place of the Jefferies Special Meeting

The Jefferies special meeting will be held on [  ], 2013, beginning at [  ] a.m., local time, at [  ], unless postponed or adjourned to a later date.

Attendance at the Jefferies Special Meeting

Only Jefferies stockholders of record as of the record date, beneficial owners as of the record date, holders of valid proxies for the special meeting and invited guests of Jefferies may attend the special meeting.

All attendees should be prepared to present government-issued photo identification (such as a driver’s license or passport) for admittance. The additional items, if any, that attendees must bring depend on whether they are stockholders of record, beneficial owners or proxy holders.

•

A Jefferies stockholder who holds shares directly registered in such stockholder’s name with Jefferies’ transfer agent, American Stock Transfer & Trust Company, LLC (referred to as a “stockholder of record”), who wishes to attend the special meeting in person should bring government-issued photo identification.

•	A stockholder who holds shares in “street name” through a broker, bank, trustee or other nominee (referred to as a “beneficial owner”) who wishes to attend the special meeting in person should bring:

•	government-issued photo identification; and

•

proof of beneficial ownership as of the record date (e.g., a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker).

•

A person who holds a validly executed proxy entitling such person to vote on behalf of a record or beneficial owner of Jefferies common stock (referred to as a “proxy holder”) who wishes to attend the special meeting in person should bring:

•	government-issued photo identification;

•	the validly executed proxy naming such person as the proxy holder, signed by the Jefferies stockholder; and

•	proof of the signing stockholder’s record or beneficial ownership as of the record date.

No cameras, recording equipment or other electronic devices will be allowed in the meeting room. Failure to provide the requested documents at the door or failure to comply with the procedures for the special meeting may prevent stockholders from being admitted to the Jefferies special meeting.

Jefferies is able to provide reasonable assistance to help persons with disabilities participate in the special meeting if Jefferies is notified in advance of requested accommodations. Please write to Jefferies’ principal executive offices at 520 Madison Avenue, New York, New York, 10022, Attention: Michael J. Sharp.

Record Date

The record date for the determination of stockholders entitled to notice of and to vote at the Jefferies special meeting is [  ], 2013. Only Jefferies common stockholders who held shares of record at the close of business on [  ], 2013 are entitled to vote at the special meeting and any adjournment or postponement of the special meeting, provided that such shares remain outstanding on the date of the special meeting.

Outstanding Shares as of Record Date

As of the record date, there were [  ] shares of Jefferies common stock outstanding, held by [  ] holders of record. Each of the [  ] shares entitles its holder of record to one vote at the Jefferies special meeting. Common stock is the only class of stock entitled to vote on the first merger, and holders of common stock of record on the record date are entitled to vote on each proposal presented at the Jefferies special meeting.

A complete list of registered Jefferies stockholders entitled to vote at the Jefferies special meeting will be available for inspection at the principal place of business of Jefferies during regular business hours for a period of no less than 10 days before the special meeting and at the place of the Jefferies special meeting during the meeting.

Shares and Voting of Jefferies’ Directors and Executive Officers

As of the record date, Jefferies’ directors and executive officers, as a group, owned and were entitled to vote [  ] shares of Jefferies common stock, or approximately [  ]% of the outstanding shares of Jefferies common stock as of the record date for the Jefferies special meeting. These directors and executive officers have informed Jefferies that they intend to vote their shares in favor of Proposals 1 and 3. Messrs. Handler and Friedman have each entered into voting agreements pursuant to which, on a several basis, each has agreed to vote his shares of Jefferies common stock in favor of Proposals 1 and 3. No other Jefferies’ director or executive officer has entered into any agreement obligating such director or executive officer to do so or to retain their currently owned shares of Jefferies common stock. Jefferies has also entered into a voting agreement with Leucadia (who holds through a wholly-owned subsidiary, approximately [28.52]% of the outstanding shares of Jefferies common stock as of the record date for the Jefferies special meeting) whereby Leucadia has agreed to vote its shares of Jefferies common stock in favor of Proposals 1 and 3.

Quorum

In order for business to be conducted at the special meeting, a quorum must be present. A quorum requires the presence, in person or by proxy, of holders of a majority of the outstanding Jefferies common stock entitled to vote at the special meeting. For purposes of determining whether there is a quorum, all shares that are present, including abstentions but not broker non-votes, will count towards the quorum.

Vote Required

The votes required for each proposal are as follows:

•

Proposal 1. The affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of Jefferies common stock is required to adopt the first merger agreement and to approve the transactions contemplated by the first merger agreement. The required vote on Proposal 1 is based on the number of outstanding shares—not the number of shares actually voted. The failure of any Jefferies stockholder to causes its shares to be voted (i.e., not submitting a proxy and not voting in person) and any abstention from voting by a Jefferies stockholder will have the same effect as a vote against Proposal 1. Likewise, broker non-votes will have the same effect as voting against Proposal 1. Broker non-votes occur when a beneficial owner holding shares in “street name” does not instruct the broker, bank, trustee or other nominee that is the record owner of such stockholder’s shares on how to vote those shares on a particular proposal, and the broker, bank, trustee or other nominee does not have discretionary voting power with respect to such proposal. In this case, brokers, banks and other nominees do not have discretionary authority to vote on Proposal 1. Consequently, the failure of a beneficial owner to provide voting instructions to its broker, bank, trustee or other nominee will have the same effect as a vote against Proposal 1. Pursuant to the Leucadia voting agreement and Jefferies executive voting agreements, approximately [31.47]% of the shares of Jefferies common stock outstanding as of the record date for the Jefferies special meeting are committed to be voted in favor of Jefferies Proposal 1. The approval of Jefferies Proposal 1 will therefore require that approximately an additional [18.53]% of the shares of Jefferies common stock outstanding as for the record date for the Jefferies special meeting are voted in favor of Jefferies Proposal 1.

•

Proposal 2. The affirmative vote, in person or by proxy, of the holders of a majority of the shares of Jefferies common stock present, in person or by proxy, at the special meeting and entitled to vote on the matter is required to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Jefferies’ named executive officers that is based on or otherwise related to the proposed transactions. The required vote on Proposal 2 is based on the number of shares present and entitled to vote on the matter—not the number of outstanding shares. However, while the Jefferies’ board of directors intends to consider the vote resulting from this proposal, the vote is advisory only and therefore not binding on Jefferies or Leucadia, and, if the proposed transactions with Leucadia are approved by Jefferies stockholders and consummated, the compensation will be payable even if Proposal 2 is not approved. Brokers, banks, trustees and other nominees do not have discretionary authority with respect to Proposal 2; however, broker non-votes or the failure to otherwise submit a proxy will not affect the outcome of Proposal 2. Abstentions from voting on Proposal 2 will have the same effect as a vote against Proposal 2.

•

Proposal 3. The affirmative vote, in person or by proxy, of the holders of a majority of the shares of Jefferies common stock present, in person or by proxy, at the special meeting and entitled to vote on the matter is required to approve any adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the first merger agreement and approve the transactions contemplated by the first merger agreement at the time of the special meeting. The required vote on Proposal 3 is based on the number of shares present and entitled to vote on the matter—not the number of outstanding shares. Abstentions from voting will therefore have the same effect as a vote against Proposal 3. Brokers, banks, trustees and other nominees do not have discretionary authority to vote on Proposal 3 and therefore will not be able to vote on Proposal 3 absent instructions from the beneficial owner. Accordingly, broker non-votes or the failure to otherwise submit a proxy will have no effect on the outcome of Proposal 3.

Other Matters of Business

At this time, Jefferies is not aware of any other matters that will be presented for a vote at the Jefferies special meeting. If any other matters properly come before the special meeting, the proxies will have the discretion to vote upon such matters in accordance with their best judgment. To the extent Jefferies receives proper notice of a stockholder’s intent to bring a matter before the special meeting, Jefferies will in advance of the special meeting advise stockholders as to how the proxies intend to vote on such matter.

How to Vote

Jefferies stockholders as of the record date may vote in person by ballot at the special meeting or cause their shares of stock to be voted at the special meeting by proxy by following the instructions provided on the enclosed proxy card. Jefferies recommends that Jefferies stockholders entitled to vote submit a proxy even if they plan to attend the special meeting.

Jefferies stockholders who hold their shares beneficially in “street name” and wish to submit a proxy must provide instructions to the broker, bank, trustee or other nominee that holds their shares of record as to how to vote their shares with respect to Proposals 1, 2 and 3. Jefferies stockholders who hold their shares beneficially and wish to vote in person at the special meeting must obtain proxies issued in their own names (known as a “legal proxy”).

Jefferies stockholders of record may submit a proxy in one of three ways or in person at the special meeting:

•

Internet: Jefferies stockholders may submit their proxy over the Internet by going to www.voteproxy.com and following the on-screen instructions. Internet proxy submission is available 24 hours a day and will be accessible until 11:59 p.m., Eastern time, on [  ], 2013. Stockholders will be given an opportunity to confirm that their voting instructions have been properly recorded. Jefferies stockholders who submit a proxy this way should NOT send in their proxy card.

•

Telephone: Jefferies stockholders may submit their proxy by calling 1-800-PROXIES (1-800-776-9437). Telephone proxy submission is available 24 hours a day and will be accessible until 11:59 p.m., Eastern time, on [  ], 2013. Easy-to-follow voice prompts will guide stockholders and allow them to confirm that their instructions have been properly recorded. Jefferies stockholders who submit a proxy this way should NOT send in their proxy card.

•

Mail: Jefferies stockholders may submit their proxy by properly completing, signing, dating and mailing their proxy card in the postage-paid envelope (if mailed in the United States) included with this joint proxy statement/prospectus. Jefferies stockholders who submit a proxy this way should mail the proxy card early enough so that it is received before the date of the special meeting.

•

In Person: Jefferies stockholders may vote in person at the special meeting or by sending a representative with an acceptable proxy that has been signed and dated. Jefferies will provide a ballot for voting at the special meeting. Attendance at the special meeting will not, in and of itself, constitute a vote or a revocation of a prior proxy, however.

Jefferies stockholders are encouraged to submit a proxy promptly. Each valid proxy received in time will be voted at the special meeting according to the choice specified, if any. Executed but uninstructed proxies (i.e., proxies that are properly signed, dated and returned but are not marked to tell the proxies how to vote) will be voted in accordance with the recommendations of Jefferies’ board of directors.

Revocability of Proxies

Jefferies stockholders of record may change their proxy at any time before their shares are voted at the Jefferies special meeting in any of the following ways:

•

sending a written notice of revocation to Jefferies’ principal executive offices at 520 Madison Avenue, New York, New York, 10022, Attention: Michael J. Sharp, which must be received before their shares are voted at the special meeting;

•

properly submitting a new proxy card, which must be received before their shares are voted at the special meeting (in which case only the later-submitted proxy is counted and the earlier proxy is revoked);

•	submitting a proxy via Internet or by telephone at a later date (in which case only the later-submitted proxy is counted and the earlier proxy is revoked); or

•	attending the Jefferies special meeting and voting by ballot in person. Attendance at the special meeting will not, in and of itself, constitute a vote or revocation of a prior proxy, however.

Jefferies’ beneficial owners may change their voting instruction only by submitting new voting instructions to the brokers, banks or other nominees that hold their shares of record.

Inspector of Election

The board of directors of Jefferies will appoint a representative of American Stock Transfer & Trust Company, LLC to act as the inspector of election at the Jefferies special meeting.

Proxy Solicitations

Jefferies will pay for the proxy solicitation costs related to the Jefferies special meeting, except that Jefferies and Leucadia will share equally the expenses incurred in connection with the printing, filing and mailing of the Form S-4 and the joint proxy statement/prospectus. In addition to sending and making available these materials, some of Jefferies’ directors, officers and other employees may solicit proxies by contacting Jefferies stockholders by telephone, by mail, by e-mail or in person. Jefferies stockholders may also be solicited by press releases issued by Jefferies and/or Leucadia, postings on Jefferies’ or Leucadia’s websites and advertisements in periodicals. None of Jefferies’ directors, officers or employees will receive any extra compensation for their solicitation services. Jefferies will also reimburse brokers, banks and other nominees for their expenses in sending proxy solicitation materials to the beneficial owners of Jefferies common stock and obtaining their proxies.

Results of the Jefferies Special Meeting

The preliminary voting results will be announced at the Jefferies special meeting. In addition, within four business days following certification of the final voting results, Jefferies intends to file the final voting results with the SEC on Form 8-K.

Adjournments

The Jefferies special meeting may be adjourned in the absence of a quorum by the affirmative vote of the holders of a majority of the outstanding shares having voting power represented at the special meeting either in person or by proxy.

Even if a quorum is present, the Jefferies special meeting could also be adjourned in order to provide more time to solicit additional proxies in favor of adoption of the first merger agreement and approval of the transactions contemplated the first merger agreement, provided sufficient votes are cast in favor of Proposal 3.

If the adjournment is for more than 30 days or if a new record date is set, a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the special meeting. However, no notice must be given if the adjournment is for 30 days or less and the time and place and the means of remote communication, if any, of the adjourned meeting is announced at the special meeting being adjourned.

Questions

Jefferies stockholders may contact Michael J. Sharp, 520 Madison Avenue, New York, New York, 10022 with any questions about the proposals or how to vote or to request additional copies of any materials.

Proposal No. 1—Adoption of the First Merger Agreement and Approval of the Transactions Contemplated by the First Merger Agreement

(Item 1 on the Jefferies proxy card)

This joint proxy statement/prospectus is being furnished to you as a stockholder of Jefferies as part of the solicitation of proxies by Jefferies’ board of directors for use at the Jefferies special meeting to consider and vote upon a proposal to adopt the first merger agreement (which is attached as Annex B to this joint proxy statement/prospectus) and to approve the transactions contemplated by the first merger agreement, including the first merger on the terms set forth in the first merger agreement. As a result of the approval by the Jefferies’ board of directors and by Jefferies as the sole stockholder of New Jefferies of the merger with Leucadia, adoption by the Jefferies stockholders of the first merger agreement and approval of the transactions contemplated by the first merger agreement will be the only stockholder authorization required for Jefferies and its affiliates to consummate the merger with Leucadia.

The merger between Merger Sub One and Jefferies cannot be completed without the affirmative vote of the holders of at least a majority of the outstanding shares of Jefferies common stock entitled to vote as of the record date for the special meeting. Without the approval of the first merger, the second merger will not be able to be completed. If you do not vote, the effect will be the same as a vote against the proposal to adopt the first merger agreement and approve the transactions contemplated by the first merger agreement.

Jefferies urges you to read this entire joint proxy statement/prospectus carefully, including the first merger agreement, second merger agreement and other annexes and any documents incorporated by reference into this document. For a list of documents incorporated by reference into this document and information on how to obtain them, see the section entitled “Where You Can Find More Information.”

Jefferies’ board of directors has approved and declared advisable, upon recommendation of the Jefferies transaction committee comprised entirely of disinterested directors, the first merger agreement and the transactions contemplated by the first merger agreement, including the first merger on the terms set forth in the first merger agreement.

JEFFERIES’ BOARD OF DIRECTORS RECOMMENDS, UPON RECOMMENDATION OF THE JEFFERIES TRANSACTION COMMITTEE COMPRISED ENTIRELY OF DISINTERESTED DIRECTORS, A VOTE “FOR” THE ADOPTION OF THE FIRST MERGER AGREEMENT AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED BY THE FIRST MERGER AGREEMENT.

Proposal No. 2—Advisory Vote on Change of Control Payments to Jefferies’ Named Executive Officers

(Item 2 on the Jefferies proxy card)

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that Jefferies provide stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of Jefferies’ named executive officers that is based on or otherwise relates to the proposed transactions, as disclosed in this joint proxy statement/prospectus, including the compensation table and the related narrative named executive officer compensation disclosures set forth in “The Transactions—Interests of Jefferies Directors and Executive Officers in the Transactions” (referred to as the “change of control payments”). This vote is commonly referred to as a “golden parachute say on pay” vote. Accordingly, Jefferies stockholders are being provided with the opportunity to cast an advisory vote on such change of control payments.

As an advisory vote, this proposal is not binding upon Jefferies or the board of directors of Jefferies, and approval of this proposal is not a condition to completion of the proposed transactions. The plans and arrangements pursuant to which the change of control payments are payable were, except with respect to any new arrangements entered into in connection with the proposed transactions, previously disclosed to Jefferies stockholders as part of the Compensation Discussion and Analysis and related sections of Jefferies’ annual proxy statements. The change of control payments are a part of Jefferies’ comprehensive executive compensation program and are intended to align Jefferies’ named executive officers’ interests with yours as stockholders by ensuring their continued retention and commitment during critical events such as the proposed transactions, which may create significant personal uncertainty for them.

Accordingly, Jefferies asks you to vote on the following resolution:

“RESOLVED, that Jefferies stockholders approve, on an advisory (non-binding) basis, the compensation of Jefferies’ named executive officers that is based on or otherwise relates to the proposed transactions, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Transactions—Interests of Jefferies Directors and Executive Officers in the Transactions” (which disclosure includes the compensation table and related narrative named executive officer compensation disclosures required pursuant to Item 402(t) of Regulation S-K).”

JEFFERIES’ BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL ON AN ADVISORY (NON-BINDING) BASIS OF THE COMPENSATION THAT MAY BE PAID OR BECOME PAYABLE TO JEFFERIES’ NAMED EXECUTIVE OFFICERS THAT IS BASED ON OR OTHERWISE RELATES TO THE PROPOSED TRANSACTIONS, AS DISCLOSED IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

Proposal No. 3—Any Adjournment to Solicit Additional Proxies, if Necessary

(Item 3 on the Jefferies proxy card)

The Jefferies special meeting may be adjourned to another time and place, if necessary, to permit further solicitation of proxies if necessary to obtain additional votes in favor of adoption of the first merger agreement and approval of the transactions contemplated by the first merger agreement.

Jefferies is asking you to authorize the holder of any proxy solicited by Jefferies’ board of directors to vote in favor of any adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the first merger agreement and approve the transactions contemplated by the first merger agreement at the time of the special meeting.

JEFFERIES’ BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ANY ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO ADOPT THE FIRST MERGER AGREEMENT AND APPROVE THE TRANSACTIONS CONTEMPLATED BY THE FIRST MERGER AGREEMENT.

THE LEUCADIA SPECIAL MEETING

This section contains information about the special meeting of Leucadia shareholders that has been called to consider and approve the Leucadia share issuance.

Together with this document you will be sent a notice of the special meeting and a form of proxy that is solicited by Leucadia’s board of directors. The Leucadia special meeting will be held on [  ], at [  ] a.m., local time, at [  ].

Matters to Be Considered

The special meeting of Leucadia shareholders is being held for the following purposes:

•	Proposal 1: to approve the Leucadia share issuance;

•

Proposal 2: to approve an amendment to the transfer restrictions already contained in Leucadia’s certificate of incorporation to prevent any person from becoming a “5% shareholder” or being treated as owning more than 5% of the Leucadia common shares for purposes of Section 382 of the Code as a result of the receipt of Leucadia shares in an acquisition transaction, and technical clarifications to the definition of “5% shareholder” contained in the transfer restrictions;

•

Proposal 3: to consider and cast an advisory (non-binding) vote on the compensation that may be paid or become payable to Leucadia’s named executive officers that is based on or otherwise relates to the proposed transactions; and

•

Proposal 4: to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, if there are not sufficient votes at the time of the special meeting to approve Proposal 1 or 2.

Recommendation of Leucadia’s board of directors

Leucadia’s board of directors has unanimously approved the second merger agreement and the transactions it contemplates, including the Leucadia share issuance. Leucadia’s board of directors has determined that the second merger agreement, and the transactions contemplated by it, including the Leucadia share issuance and charter amendment are advisable and in the best interests of Leucadia and its shareholders and unanimously recommends that Leucadia shareholders vote

•	Proposal 1: “FOR” the approval of the Leucadia share issuance;

•	Proposal 2: “FOR” the approval of the charter amendment;

•

Proposal 3: “FOR” the approval on an advisory (non-binding) basis of the compensation that may be paid or become payable to Leucadia’s named executive officer that is based on or otherwise relates to the proposed transaction, as disclosed in this joint proxy statement/prospectus, as disclosed in this joint proxy statement/prospectus; and

•	Proposal 4: “FOR” the approval of the necessary adjournment of the Leucadia special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve Proposal 1 or 2.

See the section entitled “The Transactions—Leucadia’s Reasons for the Transactions; Recommendation of Leucadia’s Board of Directors” beginning on page 77 for a more detailed discussion of Leucadia’s Board of Directors’ recommendations.

Date, Time and Place of the Leucadia Special Meeting

The Leucadia special meeting will be held on [  ], 2013, beginning at [  ] a.m., local time, at [  ], unless postponed or adjourned to a later date.

Attendance at the Leucadia Special Meeting

All holders of Leucadia common shares, including shareholders of record and shareholders who hold their shares through banks, brokers or other nominee, are invited to attend the Leucadia special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you to be admitted. Leucadia reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

Record Date

The close of business on [  ] has been fixed as the record date for determining the Leucadia shareholders entitled to receive notice of and to vote at the Leucadia special meeting. At that time, [  ] Leucadia common shares were outstanding, held by approximately [  ] holders of record. Only Leucadia shareholders who held shares of record at the close of business on [  ], 2013 are entitled to vote at the special meeting and any adjournment or postponement of the special meeting, provided that such shares remain outstanding on the date of the special meeting.

Outstanding Shares as of Record Date

As of the record date, there were [  ] Leucadia common shares outstanding, held by [  ] holders of record. Each of the [  ] shares entitles its holder of record to one vote at the Leucadia special meeting. Common shares is the only class of shares entitled to vote on the Leucadia share issuance and charter amendment, and holders of common stock of record on the record date are entitled to vote on each proposal presented at the Leucadia special meeting.

A complete list of registered Leucadia shareholders entitled to vote at the Leucadia special meeting will be available for inspection at the principal place of business of Leucadia during regular business hours for a period of no less than 10 days before the special meeting and at the place of the Leucadia special meeting during the meeting.

Shares and Voting of Leucadia’s Directors and Executive Officers

On the record date for the Leucadia special meeting, the directors and executive officers of Leucadia and their affiliates owned and were entitled to vote [  ] of Leucadia common shares, representing [  ]% of the outstanding Leucadia common shares. We currently expect that Leucadia’s directors and executive officers will vote their shares in favor of the proposal to approve the Leucadia share issuance to Jefferies stockholders pursuant to the second merger, in favor of the charter amendment, and in favor, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Leucadia’s named executive officers that is based on or otherwise relates to the proposed transactions, although other than Messrs. Cumming and Steinberg, none of them has entered into any agreement obligating them to do so.

Simultaneously with the execution of the second merger agreement, Jefferies entered into a voting agreement with each of (i) Ian M. Cumming, (with respect to [8.64]% of Leucadia’s outstanding common shares as of the record date for the Leucadia special meeting) and Joseph S. Steinberg (with respect to [9.63]% of Leucadia’s outstanding common shares as of the record date for the Leucadia special meeting) pursuant to which, on a several basis, each has agreed to vote such Leucadia common shares in favor of the transactions. For more information on the Leucadia executive voting agreements, see “Voting Agreements—Leucadia Executive Voting Agreements”. Pursuant to the Leucadia executive voting agreements, approximately [18.27]% of Leucadia common shares outstanding as of the record date for the Leucadia special meeting are committed to be voted in favor of Leucadia Proposal 1. The approval of Leucadia Proposal 1 will therefore require that approximately an additional [6.74]% of Leucadia common shares outstanding as of the record date for the Leucadia special meeting are voted in favor of Leucadia Proposal 1, assuming that the total votes cast (including those subject to the Leucadia executive voting agreements) represent 50.1% in interest of all Leucadia common shares entitled to vote on Proposal 1. Pursuant to the Leucadia executive voting agreements, approximately [18.27]% of Leucadia common shares outstanding as of the record date for the Leucadia special meeting are committed to be voted in favor of Leucadia Proposal 2. The approval of Leucadia Proposal 2 will therefore require that approximately an additional [31.74]% of Leucadia common shares outstanding as of the record date for the Leucadia special meeting are voted in favor of Leucadia Proposal 2.

Quorum

Shareholders who hold shares representing at least a majority of the issued and outstanding shares entitled to vote at the Leucadia special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the Leucadia special meeting. The holders of a majority of the shares entitled to vote and present in person or represented by proxy at the Leucadia special meeting, whether or not a quorum is present, may adjourn the Leucadia special meeting to another time and place. At any adjourned meeting at which a quorum shall be present, any business may be transacted that might have been transacted at the original meeting. Notice of any adjourned meeting need not be given except by announcement at the meeting.

Abstentions and broker non-votes will be included in the calculation of the number of Leucadia common shares represented at the special meeting for purposes of determining whether a quorum has been achieved.

Vote Required

Each Leucadia common share outstanding on the record date for the Leucadia special meeting entitles the holder to one vote on each matter to be voted upon at the Leucadia special meeting. Each of the proposals has the following vote requirement in order to be approved:

•

Proposal 1: The affirmative vote, in person or by proxy, of the holders of a majority of the outstanding Leucadia common shares voted on Proposal 1 is required to approve the Leucadia share issuance, provided that the total votes cast on Proposal 1 represents over 50% in interest of all Leucadia common shares entitled to vote on Proposal 1. Under the NYSE rules, abstentions are treated as a vote cast and therefore any abstention from voting by a Leucadia shareholder will have the same effect as a vote against Proposal 1. The required vote on Proposal 1 is based on the number of shares voted—not the number of outstanding shares. The failure of any Leucadia shareholder to submit a vote (i.e., not submitting a proxy and not voting in person) will not be counted in determining the votes cast in connection with Proposal 1, but does have the effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated. Brokers, banks, trustees and other nominees do not have discretionary authority to vote on Proposal 1 and, therefore, will not be able to vote on Proposal 1 absent instructions from the beneficial owner. Consequently, the failure of a beneficial owner to provide voting instructions to its broker, bank, trustee or other nominee will have effect of not being counted in determining the votes cast in connection with Proposal 1, but does have the effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated. In addition, the failure of any Leucadia shareholder to submit a vote (i.e., not submitting a proxy and not voting in person) and the failure of a beneficial owner to provide voting instructions to its broker, bank, trustee or other nominee make it more difficult to satisfy the NYSE requirement that the total votes cast on Proposal 1 represent over 50% in interest of all Leucadia common shares entitled to vote on Proposal 1.

•

Proposal 2: The affirmative vote, in person or by proxy, of the holders of a majority of the outstanding Leucadia common shares is required to adopt the charter amendment. The required vote on Proposal 2 is based on the number of outstanding shares—not the number of shares actually voted. The failure of any Leucadia shareholder to submit a vote (i.e., not submitting a proxy and not voting in person) and any abstention from voting by a Leucadia shareholder will have the same effect as a vote against Proposal 2. Brokers, banks and other nominees do not have discretionary authority to vote on Proposal 2 and, therefore, will not be able to vote on Proposal 2 absent instructions from the beneficial owner. Consequently, the failure of a beneficial owner to provide voting instructions to its broker, bank, trustee or other nominee will have the same effect as a vote against Proposal 2.

•

Proposal 3: The affirmative vote, in person or by proxy, of the holders of a majority of the Leucadia common shares cast and entitled to vote on Proposal 3 is required to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Leucadia’s named executive officers that is based on or otherwise related to the proposed transactions. The required vote on Proposal 3 is based on the number of votes cast by holders of shares entitled to vote—not the number of outstanding shares. However, while the Leucadia board of directors intends to consider the vote resulting from this proposal, the vote is advisory only and therefore not binding on Leucadia, and, if the proposed transactions with Jefferies is consummated, the compensation will be payable even if Proposal 3 is not approved. The failure of any Leucadia shareholder to submit a vote (i.e., not submitting a proxy and not voting in person) and any abstention from voting by a Leucadia shareholder will not be counted in determining the votes cast in connection with Proposal 3, but does have the effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated. Brokers, banks, trustees and other nominees do not have discretionary authority to vote on Proposal 3 and, therefore, will not be able to vote on Proposal 3 absent instructions from the beneficial owner. Consequently, the failure of a beneficial owner to provide voting instructions to its broker, bank, trustee or other nominee will have effect of not being counted in determining the votes cast in connection with Proposal 3, but does have the effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated.

•

Proposal 4: The affirmative vote, in person or by proxy, of the holders of a majority of the Leucadia common shares cast and entitled to vote on Proposal 4 is required to approve any adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Leucadia share issuance or the charter amendment. The required vote on Proposal 4 is based on the number of votes cast by holders of shares entitled to vote—not the number of outstanding shares. The failure of any Leucadia shareholder to submit a vote (i.e., not submitting a proxy and not voting in person) and any abstention from voting by a Leucadia shareholder will not be counted in determining the votes cast in connection with Proposal 4, but does have the effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated. Brokers, banks, trustees and other nominees do not have discretionary authority to vote on Proposal 4 and, therefore, will not be able to vote on Proposal 4 absent instructions from the beneficial owner. Consequently, the failure of a beneficial owner to provide voting instructions to its broker, bank, trustee or other nominee will have effect of not being counted in determining the votes cast in connection with Proposal 4, but does have the effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated.

An abstention will be counted for purposes of determining a quorum. However, if you are a record holder and fail to submit a vote at the Leucadia special meeting (i.e., by not submitting a proxy and not voting in person) or if you are a beneficial holder and fail to provide voting instructions to your broker, bank, trustee or other nominee, your shares will not be counted for purposes of determining a quorum or be voted at the Leucadia special meeting.

Approval of Proposals 2, 3 and 4 at the special meeting is not a condition to the obligation of Leucadia to consummate the transactions contemplated by the second merger agreement. Accordingly, if all of the conditions to the transactions set forth in the second merger agreement are satisfied or waived, Leucadia intends to complete the transactions, whether or not Proposals 2, 3 and 4 have been approved.

Leucadia’s board of directors urges Leucadia shareholders to promptly submit a proxy by completing, dating and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope; calling the toll-free number listed in the proxy card instructions if submitting a proxy by telephone; or accessing the internet site listed in the proxy card instructions if submitting a proxy through the internet. If you hold your shares in street name through a bank or broker, please follow the voting instructions of your bank or broker.

Shareholders may also vote at the Leucadia special meeting by ballot.

Proxies

Each copy of this document mailed to holders of Leucadia common shares is accompanied by a form of proxy with instructions for submitting a proxy in person at the Leucadia special meeting, by mail, by telephone or through the internet.

Shareholders are requested to vote by proxy in one of three ways:

•	Use the toll-free telephone number shown on your proxy card;

•	Visit the Internet website at www.voteproxy.com and follow the on-screen instructions; or

•	Mail, date, sign and promptly return your proxy card in the enclosed postage prepaid envelope.

If you hold your shares in street name through a bank, broker, trustee or other nominee, you must direct your bank, broker, trustee or other nominee to vote in accordance with the instructions you have received from your bank, broker, trustee or other nominee.

If you hold shares in your name as a shareholder of record, you may revoke any proxy at any time before it is voted at the special meeting by signing and returning a proxy card with a later date by internet or telephone before the deadline stated on the proxy card, by delivering a proxy card with a later date or a written notice of revocation to Leucadia’s corporate secretary, which must be received by us before the time of the special meeting, or by voting in person at the special meeting.

Any shareholder entitled to vote in person at the Leucadia special meeting may vote in person regardless of whether or not a proxy has been previously given, but simply attending the Leucadia special meeting will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

Leucadia National Corporation
315 Park Avenue South
New York, New York 10010
Attention: Laura E. Ulbrandt, Assistant Vice President and Secretary

If your shares are held in street name by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

All shares represented by valid proxies that are received through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via the internet or telephone. If you make no specification on your proxy card as to how you want your shares voted, your proxy will be voted “FOR” the approval of the Leucadia share issuance; “FOR” the approval of charter amendment; “FOR” the approval on an advisory (non-binding) basis of the compensation that may be paid or become payable to Leucadia’s named executive officer that is based on or otherwise relates to the proposed transaction, as disclosed in this joint proxy statement/prospectus, and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve Proposal 1 or 2. Only such business that is specified in Leucadia’s notice of the meeting may be conducted at a special meeting of shareholders.

Shares held by Brokers, Banks, Trustees or Other Nominees

If you hold shares indirectly in a stock brokerage account, bank, trust or other nominee you are considered to be the beneficial owner of units held in “street name” and these proxy materials are being forwarded to you by your broker, bank, trustee or other nominee. If your shares are held in “street name,” you will receive instructions from your broker, bank, trustee or other nominee that you must follow in order to have your shares voted. Your broker may have procedures that will permit you to provide voting instructions by telephone or electronically through the Internet. As the beneficial owner of the shares, you have the right to give voting instructions to the broker holding the shares. If the beneficial owner does not provide voting instructions then, under the rules of the NYSE, the broker who holds shares in “street name” has the discretionary authority to vote on “routine” proposals. However, brokers are precluded from exercising discretionary authority to vote with respect to “non-routine” proposals. If the agenda items at a particular meeting consist of both “routine” proposals and “non-routine” proposals brokers will exercise discretionary authority to vote with respect to “routine” proposals and will be precluded from exercising discretionary authority to vote with respect to “non-routine” proposals, referred to generally as “broker non-votes.” Each of the proposals at the Leucadia special meeting is considered “non-routine” under the rules and interpretations of the NYSE. As a result, absent specific voting instructions from the beneficial owner of shares, brokers will be precluded from exercising discretionary authority to vote your shares and your shares will not be counted for purposes of determining a quorum or be voted at the Leucadia special meeting.

Inspectors of Election

Votes cast at the meeting, in person or by proxy, will be tallied by Joseph Veetal of Leucadia and Barry Rosenthal of American Stock Transfer & Trust Company, LLC, Leucadia’s two inspectors of election.

Solicitation of Proxies

In accordance with the second merger agreement, Leucadia will bear the entire cost of proxy solicitation for the Leucadia special meeting, except that Jefferies and Leucadia will share equally all expenses incurred in connection with the filing of the registration statement of which this document forms a part with the SEC and the printing and mailing of this document. Leucadia has retained Innisfree M&A Incorporated to aid in the solicitation of proxies for a fee of $[  ] plus out-of-pocket expenses. If necessary, Leucadia may use several of its regular employees, who will not be specially compensated, to solicit proxies from Leucadia shareholders, either personally or by telephone, facsimile, letter or other electronic means. Leucadia will also request that banks, brokers, and other record holders forward proxies and proxy material to the beneficial owners of Leucadia common shares and secure their voting instructions and Leucadia will provide customary reimbursement to such firms for the cost of forwarding these materials.

Results of the Leucadia Special Meeting

The preliminary voting results will be announced at the Leucadia special meeting. In addition, within four business days following certification of the final voting results, Leucadia intends to file the final voting results with the SEC on Form 8-K.

Adjournments

The Leucadia special meeting may be adjourned in the absence of a quorum by the affirmative vote of the holders of a majority of the outstanding shares having voting power represented at the special meeting either in person or by proxy.

Even if a quorum is present, the Leucadia special meeting could also be adjourned in order to provide more time to solicit additional proxies in favor of adoption of the proposals, provided sufficient votes are cast in favor of Proposal 4.

If the adjournment is for more than 30 days or if a new record date is set, a notice of the adjourned meeting must be given to each shareholder of record entitled to vote at the special meeting. However, no notice must be given if the time and place and the means of remote communication, if any, of the adjourned meeting is announced at the special meeting being adjourned.

Questions

If you have any questions concerning the transactions or this joint proxy statement/prospectus, would like additional copies or need help voting your Leucadia common shares, please contact Leucadia’s proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue
New York, NY 10022
Shareholders May Call Toll-Free: +1 877-717-3926
Banks and Brokers May Call Collect: +1 212-750-5833

THE TRANSACTIONS

Effect of the Transactions

Leucadia and Jefferies, among others, have entered into the second merger agreement, pursuant to which, through a series of transactions including the first merger, Jefferies will become a wholly-owned subsidiary of Leucadia and Jefferies stockholders will become shareholders of Leucadia. Upon satisfaction or waiver of the conditions to closing in the first merger agreement, Merger Sub One will merge with and into Jefferies in the first merger. Jefferies will be the surviving corporation in the first merger as a wholly-owned subsidiary of New Jefferies. In the first merger, each share of Jefferies common stock issued and outstanding immediately prior to the effective time of the first merger will be converted into one share of New Jefferies common stock. Similarly, each outstanding award or benefit measured in whole or in part by the value of a number of Jefferies common stock will be converted into an equivalent award denominated in New Jefferies common stock with the same terms and conditions (including vesting terms and conditions) as applied pre-conversion. Immediately after the consummation of the first merger, Jefferies will be converted into a Delaware limited liability company and will remain a wholly-owned subsidiary of New Jefferies. Set forth below is a diagram depicting the structure of the transactions described above.

*

In the first merger, shares of Jefferies will be converted into shares of New Jefferies, so the former holders of Jefferies stock will, at the effective time of the first merger, own all of the outstanding shares of New Jefferies. Immediately following the effective time of the first merger, Jefferies will be converted into a limited liability company.

Upon satisfaction or waiver of the conditions to closing in the second merger agreement (including the consummation of the first merger) New Jefferies will merge with and into Merger Sub Two in the second merger. Merger Sub Two will be the surviving entity in the second merger and Jefferies will become an indirect, wholly-owned subsidiary of Leucadia. At the effective time of the second merger, each share of New Jefferies common stock issued and outstanding immediately prior to the effective time of the second merger (excluding shares held by New Jefferies in treasury or any shares held by Leucadia, which shall be cancelled and cease to exist for no consideration) will be converted into the right to receive 0.81 of a Leucadia common share. The exchange ratio is fixed and will not be adjusted for changes in the market value of Leucadia common shares or Jefferies common stock. However, in order to avert the possibility that the transactions could result in the application of tax law limitations on the use of certain of Leucadia’s tax attributes, the second merger agreement limits the amount of Leucadia common shares that can be issued to certain persons (other than direct or indirect subsidiaries of Leucadia) if such issuance would otherwise cause a person or group of persons to become a 5% shareholder or own 5% or more of the combined Leucadia common shares by reason of the second merger.

Because the exchange ratio was fixed at the time the second merger agreement was executed and because the market value of Leucadia common shares and Jefferies common stock will fluctuate during the pendency of the transactions, Jefferies stockholders cannot be sure of the value of the merger consideration they will receive relative to the value of their shares of Jefferies common stock. For example, decreases in the market value of Leucadia common shares will negatively affect the value of the merger consideration that holders of Jefferies common stock receive, and increases in the market value of Jefferies common stock may mean that the merger consideration that holders of Jefferies common stock receive will be worth less than the market value of the shares of Jefferies common stock such stockholders are exchanging. See “Risk Factors—Risk Factors Relating to the Transactions.”

Set forth below is a diagram depicting the structure of the transactions described above.

The transactions have been structured as described and depicted above in order to preserve tax-free reorganization treatment.

In connection with the second merger, each outstanding award or benefit measured in whole or in part by the value of a number of New Jefferies common stock will be converted at the exchange ratio into an equivalent award denominated in Leucadia shares with the same terms and conditions (including vesting terms and conditions) as applied pre-conversion.

Leucadia will not assume or guarantee any of Jefferies’ outstanding debt securities, but Jefferies’ 3.875% Convertible Senior Debentures due 2029 will become convertible into common shares of Leucadia following the second merger, giving effect to the exchange ratio. Additionally, if not redeemed by Jefferies prior to the effective time of the second merger, Jefferies’ 3.25% Series A Convertible Cumulative Preferred Stock will be exchanged for a comparable series of convertible preferred shares of Leucadia.

Background of the Transactions

The Jefferies board of directors regularly reviews and discusses at board meetings Jefferies’ performance, risks, opportunities and strategy. Jefferies’ board of directors and management team review and evaluate the possibility of pursuing various strategic alternatives and relationships as part of Jefferies’ ongoing efforts to strengthen its businesses and enhance shareholder value, taking into account economic, regulatory, competitive and other conditions.

Although the Jefferies board of directors had been kept apprised from time to time regarding discussions with potential strategic partners, none of which proved fruitful, during the period in 2012 when the transaction with Leucadia was under discussion, the Jefferies board of directors was aware that there were no discussions pending between Jefferies and other parties regarding possible alternative transactions. The Jefferies board of directors has recognized that a merger of equals or other strategic transaction could offer potential benefits, including increased balance sheet resilience and flexibility, compared to continued operation as an independent, stand-alone company. The Jefferies board of directors considered pursuing potential strategic alternatives to the merger, but determined not to pursue any such alternatives, giving consideration to the fact that a transaction with a bank or bank holding company would subject Jefferies to additional regulatory constraints, which would be counter to Jefferies’ competitive advantage as a non-bank holding company. The Jefferies board of directors also considered the impact on Jefferies’ investment grade credit rating of a leveraged or other transaction. In addition, in determining not to pursue any alternatives, the Jefferies board of directors gave consideration to the fact that Leucadia had informed Jefferies that it had no present interest in selling its significant stake in Jefferies common stock in an alternative transaction. Since the public announcement of the transaction with Leucadia, Jefferies has not received any communication from other parties regarding a possible alternative transaction.

Leucadia continually evaluates strategic and investment opportunities, as well as various business scenarios, as a part of its ongoing evaluation of the market and opportunities to build value in its business. In connection with this ongoing evaluation, management of Leucadia regularly evaluates its investments and regularly updates its board of directors on potential acquisitions and investments. Additionally, the issue of succession planning has been considered for some time by Ian Cumming, Chief Executive Officer and Chairman of Leucadia, and Joseph Steinberg, President and a director of Leucadia, as well as the entire Leucadia board of directors, especially in light of Mr. Cumming’s intention not to seek renewal of his existing employment contract as highlighted in Messrs. Cumming’s and Steinberg’s 2012 Letter to Shareholders. As a means to resolving its succession concerns, prior to entering into discussions with Jefferies, from time to time the management of Leucadia had considered several individuals who could be candidates to succeed to Leucadia’s senior management, and in connection therewith considered the companies with which such individuals were associated as possible candidates for a strategic transaction. However, none of these candidates resulted in a transaction and at the time the transaction with Jefferies was under discussion no alternative transactions were being considered. The strategic combination of Jefferies and Leucadia was viewed by Leucadia management and the Leucadia board of directors as providing Leucadia with an answer to its succession concerns through new leadership who was well-known to, and well-respected by, the Leucadia board of directors and management, while at the same time providing benefits to Leucadia and its shareholders, as discussed below under “Leucadia’s Reasons for the Transaction; Recommendation of Leucadia’s Board of Directors.” Based upon its prior consideration of alternatives, no viable alternative to this strategic combination was realistically anticipated by Leucadia.

Leucadia and Jefferies have had an active business relationship for over 20 years. During that time, Jefferies has served as Leucadia’s investment banker, regularly executing securities transactions and acting as advisor or underwriter with respect to numerous acquisitions, divestitures and capital raising transactions. Beginning in 2000, Leucadia and Jefferies deepened their relationship through their respective investments in Jefferies Partners Opportunity Fund II, LLC, a broker-dealer managed by Jefferies, which in 2007 was contributed by the two companies to a newly formed, successor joint venture for the secondary trading of high yield and special situation securities through Jefferies High Yield Holdings, LLC and its subsidiary, Jefferies High Yield Trading, LLC.

This business relationship was further deepened in April 2008, when Leucadia acquired 26,585,310 shares of Jefferies common stock (representing an approximately 14% equity interest in Jefferies) plus $100 million in cash in exchange for 10,000,000 Leucadia common shares. Leucadia thereafter bought additional shares of Jefferies common stock in the open market to increase its ownership to over 25%. Since 2008, Leucadia has owned over 25% of Jefferies, and Messrs. Cumming and Steinberg have served on Jefferies’ board of directors. As a result of their long association with Jefferies, and in particular since joining the Jefferies board in 2008, Messrs. Cumming and Steinberg have developed a high regard for Richard Handler, Chief Executive Officer and Chairman of Jefferies, and Brian Friedman, Chairman of the Executive Committee of Jefferies, having observed first-hand their leadership of Jefferies.

In April 2012 members of Leucadia and Jefferies management had discussions regarding the possibility of a strategic transaction involving Jefferies and Leucadia, with Mr. Handler cautioning about the need to consider the reaction of the three rating agencies for Jefferies’ debt to any possible transaction. Those discussions led to a meeting on May 5, 2012 among Messrs. Handler and Friedman and Messrs. Cumming and Steinberg. The Leucadia executives and the Jefferies executives discussed the general parameters, possible structure and strategic rationale of a possible transaction involving the two companies. The Jefferies executives indicated that Jefferies might consider making a proposal to Leucadia for a combination of the entirety of the two companies, with Jefferies becoming a wholly owned subsidiary of Leucadia. The Jefferies executives, however, stated that no such proposal from Jefferies could be considered unless S&P, Moody’s and Fitch, the rating agencies for Jefferies’ debt securities, would maintain Jefferies’ investment-grade credit rating immediately following any such transaction. The Leucadia executives noted that any proposal that included the Jefferies’ executives assuming leadership of Leucadia would present a solution to Leucadia’s succession concerns, and all subsequent discussions concerning a possible transaction between the companies, including those with the rating agencies, were premised on the assumption that the Jefferies executives would assume leadership of Leucadia. The Jefferies executives noted that while a transaction involving Leucadia stock as consideration would allow Jefferies stockholders to participate in the future growth of a combined company, they would need to learn more about Leucadia’s portfolio of assets and would need to approach the rating agencies to determine whether a potential transaction would be viable. The meeting ended with the Leucadia executives stating that they would instruct Leucadia’s Chief Operating Officer and its Chief Financial Officer to provide information about Leucadia to Jefferies so that Jefferies could evaluate Leucadia and the feasibility of a potential transaction, and prepare presentations to the rating agencies. Following the meeting, Leucadia instructed its regular outside counsel, Weil, to work with members of Leucadia’s management to consider any potential tax structuring issues.

On May 14, 2012, at a dinner of the Leucadia board of directors prior to Leucadia’s annual meeting the next day, Messrs. Cumming and Steinberg reported to the other members of Leucadia’s board of directors about discussions with the Jefferies executives regarding a potential proposal by Jefferies for a transaction involving the two companies, noting that if Jefferies wanted to pursue a potential transaction, any impetus would have to come from Jefferies. Periodically thereafter, the board was kept informed by Leucadia management of the status of a potential proposal by Jefferies.

Following the May 5, 2012 meeting through mid-July 2012, Leucadia and Jefferies exchanged due diligence information concerning their respective businesses.

Based on its review of information publicly available or made available by Leucadia management subsequent to the May 5 meeting of the Jefferies and Leucadia executives, Jefferies determined that it would continue to explore the feasibility of a possible transaction with Leucadia, subject to various financial and structural considerations, including the reaction of the rating agencies, and would expand its review of due diligence information and other considerations related to a possible transaction. To that end, on July 19, 2012, Jefferies instructed its regular outside counsel, Morgan, Lewis & Bockius LLP, to work with members of Jefferies’ management and review publicly available information regarding Leucadia and to consider structural issues, including each company’s tax positions, debt covenants and other contractual obligations that could be affected if such a transaction were to occur.

In July, Jefferies’ management briefed each of the independent members of the Jefferies board of directors (referred to as the “Independent Directors”), which excluded Messrs. Cumming and Steinberg who had recused themselves from involvement with the potential transaction process in their capacity as Jefferies directors, that Jefferies was seriously contemplating a potential transaction. On July 20, 2012, Jefferies’ management transmitted information regarding Leucadia to the Independent Directors.

From mid-July to mid-September 2012, Jefferies’ management periodically updated the Independent Directors regarding the status of a possible transaction, including its due diligence review of Leucadia and its major investments and operating companies and other strategic, financial and structural considerations, and discussions were held regarding the possibility of the Jefferies board of directors forming an independent transaction committee to evaluate any potential transaction with Leucadia.

From mid-July through early November 2012, representatives of Jefferies and Leucadia, including their respective legal counsel, exchanged information about their respective companies, prepared and consulted with each other on rating agency presentations, and discussed the impact a possible transaction would have on the capital structures of each company, as well as potential transaction structures.

On August 22, 2012, representatives of Jefferies met separately with S&P and Moody’s to discuss engaging each of the rating agencies to provide an indicative credit rating of Jefferies reflecting the impact of a possible transaction on the credit ratings of both companies.

On August 28, 2012, representatives of Jefferies and Leucadia met with S&P to make a presentation and to have further discussions with S&P regarding the companies and a potential transaction.

In early September 2012, Moody’s notified Jefferies that it would not provide an analysis on the credit rating impact of a possible transaction without first reviewing Jefferies’ then-current stand-alone credit rating and that Moody’s would commence such review promptly.

On September 7, 2012, representatives of Jefferies met with Fitch to discuss engaging Fitch to provide an indicative credit rating for each company reflecting a possible transaction. On September 14, 2012, representatives of Jefferies and Leucadia met again with Fitch to make a presentation and to have further discussions regarding the companies and a potential transaction.

On September 14, 2012, S&P indicated that it would rate each company in an acceptable manner, including investment grade rating for both Jefferies and Leucadia, after the closing of a transaction of the type presented.

At a regularly scheduled meeting on September 19, 2012, in light of the favorable reaction from S&P and in anticipation of the potential favorable reaction of the other two rating agencies, the Jefferies board of directors formed a transaction committee of the Independent Directors, to facilitate the determination of the feasibility of a transaction with Leucadia and the fairness of its proposed terms. The Jefferies transaction committee was co-chaired by Robert E. Joyal and Michael T. O’Kane, and included as well Richard G. Dooley and W. Patrick Campbell.

In October 2012, the Jefferies transaction committee engaged Wachtell, Lipton, Rosen & Katz (referred to as “Wachtell Lipton”), as its legal counsel.

On October 4, 2012, Fitch indicated that it would rate each company in an acceptable manner, including investment grade ratings for Jefferies and Leucadia, after the closing of a transaction.

On October 16, 2012, Moody’s announced that it was downgrading Jefferies’ stand-alone credit rating from Baa2 to Baa3 based on, according to Moody’s, in its Credit Opinion issued on November 6, 2012, “some of the factors that led Moody’s to downgrade the unsupported baseline credit assessments of many global investment banks into the Baa range in June 2012”. Thereafter, Moody’s commenced its analysis of indicative credit ratings for Jefferies and Leucadia reflecting a potential transaction. On October 19, 2012, representatives of Jefferies and Leucadia met with Moody’s to make a presentation and to have further discussions with Moody’s regarding the companies and a potential transaction.

On October 16, 2012, as part of their continuing due diligence review of Leucadia, Jefferies management, together with representatives of Leucadia management, met with management and visited the facilities of Leucadia’s largest subsidiary, National Beef, in Kansas and Missouri.

On October 19, 2012, Jefferies management engaged J.P. Morgan Securities LLC (referred to as “J.P. Morgan”), in addition to Jefferies, to advise Jefferies in connection with a potential transaction to ensure Jefferies was thoroughly informed regarding a potential transaction.

On October 20, 2012, a telephonic meeting of the Jefferies transaction committee was held at which the Jefferies transaction committee received an update on the steps taken to date with respect to a possible transaction with Leucadia.

On October 21, 2012, the Jefferies transaction committee engaged Citi, as its financial advisor and to provide its opinion as to the fairness from a financial point of view of the consideration to be received in a potential transaction.

On October 25, 2012, at a meeting of the Jefferies transaction committee, representatives of Citi presented to the members of the Jefferies transaction committee regarding their review to date of a potential transaction with Leucadia and provided a preliminary analysis of the metrics Citi might employ in a valuation analysis of Jefferies and Leucadia. The Citi representatives also provided a preliminary assessment of Leucadia, including a summary of its organizational structure, historical financials and portfolio holdings.

Also on October 25, 2012, at a meeting of Leucadia’s board of directors, the Leucadia board discussed the ongoing information exchange between Leucadia and Jefferies with respect to a potential proposal by Jefferies and the positive response of the ratings agencies to date to a potential transaction, noting that Jefferies had yet to hear from Moody’s on the impact of any transaction on the credit ratings of both Leucadia and Jefferies. Leucadia’s board of directors noted that, if Jefferies were to make a proposal to Leucadia with respect to a potential transaction, Leucadia would want to have the ability to respond promptly. Therefore, the Leucadia board determined that it would be prudent to have financial advisors and legal counsel ready to respond to a proposal from Jefferies. As a result, Leucadia’s board of directors authorized management to engage Rothschild and UBS as its financial advisors in connection with a potential transaction. In light of the fact known to the Leucadia board that Michael Sorkin, a Leucadia director, is a Vice Chairman of N M Rothschild & Sons Limited, an affiliate of Rothschild, only UBS was engaged to render an opinion as to the fairness, from a financial point of view, to Leucadia of the exchange ratio to be provided in a potential transaction. Leucadia’s board of directors also authorized management to engage Proskauer Rose LLP (referred to as “Proskauer”), as legal counsel to Leucadia’s board of directors and to work with Leucadia’s regular legal counsel, Weil, on the execution of any transaction that might be proposed by Jefferies.

On October 26, 2012, Citi, J.P. Morgan, UBS, Rothschild and Wachtell Lipton participated in a due diligence meeting at the offices of Wachtell Lipton during which representatives of Jefferies and Leucadia management discussed various topics, including the respective businesses and assets of Jefferies and Leucadia.

On October 29, 2012, a telephonic meeting of the Jefferies transaction committee was held, and the Jefferies transaction committee expressed interest in meeting with representatives of Jefferies management and Leucadia management.

On October 31, 2012, UBS and Rothschild participated in a due diligence meeting at the offices of Jefferies with representatives of Jefferies management.

On November 1, 2012, Jefferies shared a preliminary draft second merger agreement with Leucadia’s counsel that might be used if Jefferies decided to make a proposal to Leucadia; this draft did not include pricing terms and reflected input from the Jefferies transaction committee through its legal counsel, Wachtell Lipton. From November 1 through November 9, 2012, representatives of Jefferies and Leucadia, including their respective legal counsel, discussed issues related to the terms and structuring of a possible transaction. A draft of the form of voting agreement that certain stockholders of Jefferies (including Leucadia) and of Leucadia would be asked to execute was sent by Jefferies to Leucadia on November 3, 2012. Subsequent drafts of these agreements were exchanged by Jefferies’ and Leucadia’s respective legal counsel through November 9, 2012.

On Friday, November 2, 2012, Moody’s indicated that it would rate each company in an acceptable manner, including an investment grade rating for Jefferies, after a transaction.

Also on November 2, 2012, at a meeting of the Jefferies transaction committee, at the request of the Jefferies transaction committee, representatives of Jefferies’ management described to the members of the Jefferies transaction committee their expectations of the organizational structure and business plan of a combined company, which would combine investing and investment banking activities. They discussed the nature and composition of Leucadia’s assets, including a detailed review of both its operating companies and investments, and the benefits and opportunities to Jefferies and its stockholders of a combination with Leucadia, including the consideration to be received, the composition of the Leucadia board of directors and management post-transaction, the ability to continue growth of Jefferies’ businesses with Leucadia’s support, the inherent value creation potential of Leucadia’s existing asset portfolio, the ability to utilize Leucadia’s NOLs, the greater balance sheet resilience and flexibility, and the potential to enhance Jefferies’ credit profile over time. At the request of the Jefferies transaction committee, Leucadia’s Chief Operating Officer, its Chief Financial Officer and counsel for Leucadia were then invited into the meeting to provide an overview of Leucadia, including a summary of its organizational structure, historical financials and portfolio holdings. In addition, the members of the Jefferies transaction committee and the representatives of Leucadia discussed the management of the combined company, including their shared views that a transaction with Jefferies would present an attractive solution to Leucadia’s succession concerns. Following this discussion, the representatives of Leucadia left the meeting, and representatives of Citi were invited into the meeting, at which point they updated the Jefferies transaction committee on their preliminary analysis of Leucadia and a possible transaction, including potential exchange ratios ranging from 0.64 to 0.86 of a Leucadia common share for each outstanding share of Jefferies common stock.

On November 3, 2012, at a meeting of the Jefferies transaction committee, representatives of Wachtell Lipton reviewed with the members of the Jefferies transaction committee the material terms of the latest draft second merger agreement and reviewed with the Jefferies transaction committee applicable legal considerations with respect to a transaction. Following this discussion, the Jefferies transaction committee discussed potential exchange ratios ranging from 0.70 to 0.77 of a Leucadia common share for each outstanding share of Jefferies common stock. The Jefferies transaction committee was informed that the board of directors of Leucadia was meeting on Monday and Tuesday of the coming week and that, as part of that meeting, the Leucadia board of directors would meet with Messrs. Handler and Friedman, as well as Rothschild, UBS, Proskauer and Weil. The members of the Jefferies transaction committee instructed Messrs. Handler and Friedman to report back regarding the outcome of those meetings. Noting, among other things, that Messrs. Handler and Friedman had over a decade of experience and business relations with Messrs. Cumming and Steinberg, the members of the Jefferies transaction committee determined that it would be to Jefferies’ strategic advantage for Messrs. Handler and Friedman to directly negotiate with Messrs. Cumming and Steinberg. Therefore, the members of the Jefferies transaction committee indicated that, if it were ultimately decided to make a proposal to Leucadia, Messrs. Handler and Friedman would convey such a proposal.

On November 5 and November 6, 2012, at a meeting of the Leucadia board of directors, the board discussed a potential transaction with Jefferies. At the meeting, representatives of Leucadia’s legal counsel reviewed with the board its fiduciary duties with respect to a potential transaction with Jefferies and discussed with the board the latest draft second merger agreement, including the proposed charter amendment. Also at the meeting, at the request of the Leucadia board of directors, representatives of Rothschild and UBS discussed with the board their respective preliminary views of Jefferies, its executives, Leucadia and a potential transaction. Also at the meeting, legal counsel discussed with the Leucadia board the possible terms of Mr. Cumming’s retirement as an executive with Leucadia if a transaction with Jefferies were to occur. In addition, at the request of the Leucadia board of directors, Messrs. Handler and Friedman were invited into the meeting and made a presentation to the board regarding their personal backgrounds and how they envisioned Leucadia would operate under their leadership if the companies were to be combined. Lastly, the board determined that in light of the desire to respond promptly to any proposal made by Jefferies, the Leucadia board appointed a negotiating committee, comprised of directors Ian Cumming, Joseph Steinberg, Jeffery Keil and James Jordan, with the authority to respond to any proposal from Jefferies, subject to the approval of the entire Leucadia board of directors.

On November 7, 2012, a telephonic meeting of the Jefferies transaction committee was held at which the Jefferies transaction committee discussed the transaction, including the composition of the Leucadia board of directors post-transaction, and received an update on developments since its prior meeting. The Jefferies transaction committee indicated that Messrs. Handler and Friedman should proceed on Friday, November 9, with the delivery of a formal proposal and then engage in any negotiations that might ensue in accordance with the views expressed by the Jefferies transaction committee, which took into account the preliminary analysis previously presented by Citi. Noting, among other things, that Messrs. Handler and Friedman had over a decade of experience and business relations with Messrs. Cumming and Steinberg, the members of the Jefferies transaction committee determined that it would be to Jefferies’ strategic advantage for Messrs. Handler and Friedman to directly negotiate with Messrs. Cumming and Steinberg. Therefore, the members of the Jefferies transaction committee instructed Messrs. Handler and Friedman to meet with Messrs. Cumming and Steinberg and to make a proposal to Leucadia and then directly negotiate on the Jefferies transaction committee’s behalf an exchange ratio with Leucadia no lower than 0.70 of a share of Leucadia common stock for each outstanding share of Jefferies common stock, subject in all cases to the Jefferies transaction committee’s approval.

On November 9, 2012, in the mid-afternoon, at a telephonic meeting of the Jefferies transaction committee, the Jefferies transaction committee received an update on developments since its prior meeting. Messrs. Handler and Friedman informed the Jefferies transaction committee that they planned to meet with Messrs. Cumming and Steinberg later in the afternoon to make a proposal to Leucadia and then directly negotiate on the Jefferies transaction committee’s behalf an exchange ratio with Leucadia, subject to the Jefferies transaction committee’s approval. Also on November 9, 2012, Jefferies received confirmation from Mass Mutual that it would agree either to accept Leucadia mirror preferred stock, on terms to be determined, instead of its Jefferies preferred stock, or to redeem its Jefferies preferred stock.

On November 9, 2012, in the late afternoon, Messrs. Handler and Friedman (acting at the direction of the Jefferies transaction committee) met with Messrs. Cumming and Steinberg and discussed and agreed upon certain terms of a potential transaction, including the amount of the termination fees and expense reimbursements, and the post-transaction Leucadia board structure. Negotiations over the exchange ratio lasted into the night, with Messrs. Handler and Friedman and Messrs. Cumming and Steinberg (the two of whom acted in consultation with Messrs. Keil and Jordan, the rest of the Leucadia negotiating committee), negotiating, among other things, whether the exchange ratio should fully deduct the book value of Leucadia’s winery business, which was to be spun off as part of the contemplated transactions. During the course of the negotiations, representatives of Jefferies proposed that an aggregate of 141,000,000 Leucadia common shares be issued in the transaction (an effective an exchange ratio of 0.8451), while Leucadia representatives countered with 126,000,000 Leucadia common shares (an effective an exchange ratio of 0.7552). After discussion among the representatives of Leucadia and Jefferies, Messrs. Handler, Friedman, and the Leucadia negotiating committee ultimately agreed to an exchange ratio of 0.81, subject to the approval of the Jefferies transaction committee and the Jefferies and Leucadia boards of directors, as applicable, which ratio reflected the pre-merger spin out of Leucadia’s winery business.

Leucadia’s financial advisors were informed of the exchange ratio of 0.81 of a Leucadia common share for each outstanding share of Jefferies common stock, subject to the Leucadia board’s approval, which was discussed on the morning of November 10, 2012, in a conference call among representatives of Rothschild and UBS, members of the Leucadia negotiating committee and counsel for Leucadia.

In the morning on November 10, 2012, at a telephonic meeting of the Jefferies transaction committee, the Jefferies transaction committee received an update on developments since its prior meeting, including that an agreement had been reached on an exchange ratio of 0.81 of a Leucadia common share for each outstanding share of Jefferies common stock, as well as the composition of the Leucadia board of directors and management after the transaction, all subject to the Jefferies transaction committee’s approval. Following the telephonic meeting of the Jefferies transaction committee, the financial advisors to Jefferies and the Jefferies transaction committee were informed of the agreed upon exchange ratio of 0.81, subject to the Jefferies transaction committee’s approval.

Later on November 10, 2012, another telephonic meeting of the Jefferies transaction committee was held, at which representatives of Citi rendered an oral opinion to the Jefferies transaction committee, which was subsequently confirmed by delivery of a written opinion dated November 11, 2012, to the effect that, as of such date, and subject to the assumptions, matters considered and limitations and qualifications described in such opinion, the exchange ratio of 0.81 of a Leucadia common share for each outstanding share of Jefferies common stock was fair, from a financial point of view, to the holders of Jefferies’ common stock (other than Leucadia and its affiliates). See “—Opinion of Citigroup Global Markets Inc.” Next, the representatives of Wachtell Lipton reviewed with the members of the Jefferies transaction committee the material terms of the latest draft second merger agreement. The Jefferies transaction committee also discussed the composition of the board of directors of Leucadia immediately following the transaction and management’s expectations for its composition following the next annual meeting. Following a full and complete discussion, the members of the Jefferies transaction committee unanimously voted to recommend that the Jefferies’ board of directors approve and adopt the second merger agreement and the related transaction agreements, subject to an exchange ratio of 0.81 Leucadia common shares for each outstanding share of Jefferies common stock.

Immediately following the conclusion of this meeting, a meeting of the Jefferies’ board of directors, other than Messrs. Cumming and Steinberg, was convened in order to consider the proposed transaction with Leucadia. All other members present had attended the meeting of the Jefferies transaction committee which concluded immediately prior to the board meeting. All such members of the Jefferies’ board unanimously approved and declared advisable the second merger agreement and the related transaction documents.

On the afternoon of November 11, 2012, the Leucadia board of directors convened a meeting to consider the proposed transaction with Jefferies. At the invitation of the board, certain members of Leucadia’s management, as well as representatives of Leucadia’s financial advisors and legal counsel also participated in the meeting. Mr. Steinberg provided an update to the board regarding the proposed transaction with Jefferies. Representatives of Weil confirmed that members of the board had received and reviewed in advance of the meeting a near-final version of the second merger agreement and other related transaction documents, as well as discussion materials provided by UBS at the request of the Leucadia board of directors. Representatives of Leucadia’s legal counsel then reviewed again with the board its fiduciary duties with respect to a transaction, and summarized the principal terms and conditions contained in the second merger agreement and the other transaction documents, including the charter amendment. Referencing its discussion materials circulated prior to the meeting, UBS then reviewed with the Leucadia board of directors UBS’ financial analysis of the 0.81 exchange ratio provided for in the proposed transaction and delivered its oral opinion to the board, which opinion was subsequently confirmed by delivery of a written opinion dated November 11, 2012, to the effect that, as of such date, and based upon and subject to various assumptions made, matters considered and limitations described in the opinion, the exchange ratio provided for in the transaction was fair, from a financial point of view, to Leucadia. See “—Opinion of UBS Securities LLC.” Representatives of Leucadia’s legal counsel then reviewed with the board the final terms of Mr. Cumming’s arrangements with respect to his retirement as an executive of Leucadia upon consummation of the transaction. Thereafter, Mr. Cumming and Mr. Sorkin were temporarily excused from the meeting in view of their respective possible interests in the transactions, to permit the Leucadia board to consider the transactions without Mr. Cumming or Mr. Sorkin present. The remaining members of the Leucadia board discussed the proposed transaction with Jefferies and, following a full and complete discussion, unanimously approved and declared advisable the second merger agreement and the related transactions and transaction documents, including the charter amendment. Thereafter, Mr. Cumming and Mr. Sorkin rejoined the meeting. After further discussion, the full board unanimously approved and declared advisable the second merger agreement and the related transactions and transaction documents, including the charter amendment.

Later on November 11, 2012, the second merger agreement was executed by Jefferies, Leucadia and the other parties thereto, the first merger agreement was executed by Jefferies and the other parties thereto and the Leucadia voting agreement, the Leucadia executives voting agreements and the Jefferies executives voting agreements were each executed and delivered.

On November 12, 2012, prior to the open of trading on the NYSE, Jefferies and Leucadia issued a joint press release announcing the transaction.

Jefferies’ Reasons for the Transactions; Recommendation of Jefferies’ Board of Directors

Jefferies Transaction Committee

In reaching its decision to recommend that Jefferies’ board of directors approve and adopt the first merger agreement and recommend that it be adopted by Jefferies stockholders, the Jefferies transaction committee consulted with its legal and financial advisors and considered a number of factors, including, but not limited to, the following:

•	its knowledge of Jefferies’ business, financial condition, results of operations, industry, competitors and prospects as a standalone company;

•

its knowledge of Leucadia’s business and investments, financial condition, results of operations and prospects, taking into account the results of the Jefferies transaction committee’s due diligence review of Leucadia and the fact that Jefferies and Leucadia have worked together over the prior twenty years, partnering on various financings and strategic transactions;

•

the financial terms of the transactions, including the fact that, based on the closing price on the NYSE of Leucadia common stock on November 9, 2012 (the last trading day prior to the execution and announcement of the second merger agreement), adjusted for the spin out of the Leucadia winery business, the merger consideration represented an approximate 19.2% premium over the closing price of Jefferies common stock on November 9, 2012;

•

the fact that the exchange ratio is fixed and therefore the value of the merger consideration payable to Jefferies stockholders will increase in the event that the share price of Leucadia increases prior to closing;

•

the financial analyses presented by Citi to the Jefferies transaction committee described below under “—Opinion of Citigroup Global Markets Inc.” and the oral opinion of Citi, confirmed by delivery of a written opinion dated November 11, 2012, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations and qualifications described in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of Jefferies common stock (other than Leucadia and its affiliates);

•

the fact that Leucadia owned approximately 28.4% of the outstanding Jefferies common stock as of November 9, 2012 and had informed Jefferies that it had no present interest in selling any of its shares of Jefferies common stock;

•

the Jefferies transaction committee’s belief that, taking into account relative risk and potential upside, the transactions would provide an attractive alternative to Jefferies stockholders given alternatives reasonably available to Jefferies (including the continued operation of Jefferies as an independent standalone company). The Jefferies transaction committee considered pursuing potential strategic alternatives to the merger, but determined not to pursue any such alternatives, giving consideration to the fact that a transaction with a bank or bank holding company would subject Jefferies to additional regulatory constraints, which would be counter to Jefferies’ competitive advantage as a non-bank holding company. The Jefferies transaction committee also considered the impact on Jefferies’ investment grade credit rating of a leveraged or other transaction. In addition, in determining not to pursue any alternatives, the Jefferies transaction committee gave consideration to the fact that Leucadia had informed Jefferies that it had no present interest in selling its significant stake in Jefferies common stock in an alternative transaction. Since the public announcement of the transaction with Leucadia, Jefferies has not received any communication from other parties regarding a possible alternative transaction;

•

the fact that Jefferies stockholders (excluding Leucadia) immediately prior to the transactions would hold approximately 35.3% of the voting power of the combined company immediately following completion of the transactions, thus providing Jefferies stockholders with meaningful participation in the upside potential of a more diversified combined company;

•	the expectation that Jefferies’ earnings and those of certain of Leucadia’s holdings should rapidly convert Leucadia’s deferred tax asset into cash, and the fact that the second merger agreement includes provisions that help avert the possibility that the transaction would result in the application of tax law limitations on the use of Leucadia’s deferred tax asset;

•

the expectation that Jefferies’ management will lead the combined company, including that Mr. Handler will become the Chief Executive Officer of Leucadia and also remain Jefferies’ Chief Executive Officer and Chairman and that Mr. Friedman will become Leucadia’s President and also remain Chairman of the Executive Committee of Jefferies, and the expectation that Leucadia’s senior operating team, including Justin Wheeler, Chief Operating Officer, Tom Mara, Executive Vice President and Joe Orlando, Chief Financial Officer, will remain in their roles and help manage Leucadia’s existing assets under the leadership of Messrs. Handler and Friedman;

•	the expectation that following the transactions, Jefferies will continue to operate as a full-service global investment banking firm in its current form;

•	the expectation that Jefferies, which has grown rapidly over the past two decades, will be well-positioned to continue this growth with Leucadia’s support;

•	the expectation that the combined company will be well-positioned to leverage the knowledge base, opportunity flow and execution capabilities of Leucadia and Jefferies’ management team and businesses;

•

the expectation that, as a subsidiary of Leucadia, Jefferies will have greater balance sheet resilience and flexibility to guard against, and take advantage of, market dislocations and other opportunities;

•

the expectation that the transactions will enhance both Leucadia and Jefferies’ liquidity, scale and overall financial strength, creating a combined balance sheet with over $42 billion of combined assets and over $9 billion of total shareholders’ equity, as adjusted for the transactions;

•	the belief that Leucadia’s existing subsidiaries and investments have inherent value creation potential;

•

Leucadia’s commitment that, following the transactions, Leucadia will target specific concentration, leverage and liquidity principles, including that (1) Leucadia’s single largest equity investment (excluding Jefferies) will be no greater than 20% of book value, with no other individual investment greater than 10% of book value at the time of investment, (2) Leucadia will target a maximum parent debt / equity ratio <0.5x in a stressed scenario (assuming total impairment of Leucadia’s two largest investments, excluding Jefferies) and (3) Leucadia will target (a) a minimum liquid assets / parent debt ratio >1.0x and (b) minimum cash and cash equivalents equal to 10% of book value (excluding Jefferies);

•

the confirmation from Moody’s, Fitch and Standard & Poor’s, the rating agencies for Jefferies’ debt securities, that they would rate each company in an acceptable manner, including an investment grade rating for Jefferies and, in two of the three cases, an investment-grade rating for Leucadia, after a transaction between Jefferies and Leucadia;

•	the expectation that a combination with Leucadia would enhance Jefferies’ credit profile over time;

•

the governance provisions reflected in the second merger agreement, including the fact that following the transactions, (1) Leucadia’s board of directors will be comprised of 14 members, including Messrs. Handler and Friedman and the four independent directors on Jefferies’ board of directors, and (2) Leucadia’s nominating and corporate governance committee will be comprised of four members, two of which will be designated by Jefferies;

•	the expected treatment of each of the first merger and the LLC conversion, taken together, and the second merger, as a “reorganization” for U.S. federal income tax purposes;

•	the expectation that the integration of the two companies will be completed in a timely and efficient manner with minimal disruption to customers and employees;

•	the process followed by the Jefferies transaction committee;

•

the fact that concurrently with the execution of the transaction agreements, holders in the aggregate of approximately 31.5% and 18.5% of the outstanding common stock of Jefferies and Leucadia, respectively, agreed pursuant to separate voting agreements to, among other things, vote their respective shares in favor of the transactions;

•	its belief in the likelihood of completing the transactions on the anticipated schedule;

•

the fact that, subject to compliance with certain terms and conditions, including the reciprocal termination fees that would result in payment to Leucadia of $90 million and up to $3 million in Leucadia’s expenses, Jefferies is permitted to terminate the transaction agreements in order to accept a superior proposal and enter into a definitive agreement in connection therewith;

•	the fact that, following the proposed transaction, it was anticipated that Leucadia would move to quarterly dividends; and

•	the other terms and conditions of the transaction agreements.

The Jefferies transaction committee also considered a variety of risks and other potentially negative factors concerning the transaction agreements and the transactions, including the following:

•

the fact that the exchange ratio is fixed and therefore the value of the merger consideration payable to Jefferies stockholders will decrease in the event that the share price of Leucadia decreases prior to closing;

•	the possibility that the transactions may not be completed, or that completion may be unduly delayed, for reasons beyond the control of Jefferies;

•

the risks and costs to Jefferies if the transactions are not completed, including the potential effect on Jefferies’ stock price, the potential diversion of management and employee attention, potential employee attrition and the potential effect on Jefferies’ business and its relationships with third parties;

•	the fact that Jefferies’ directors and executive officers may ultimately have interests in the transactions that may be different from, or in addition to, those of the other Jefferies stockholders;

•	the restrictions on the conduct of Jefferies’ business prior to the consummation of the transactions;

•	the risk that governmental or self-regulatory entities may oppose or refuse to approve the transactions or impose conditions on Jefferies and/or Leucadia prior to approving the transactions; and

•	the risk of not realizing the anticipated benefits of the transactions.

Jefferies’ Board of Directors

In reaching its decision to approve and adopt the first merger agreement and recommend that it be adopted by Jefferies stockholders, the Jefferies’ board of directors considered a number of factors, including, but not limited to, the following:

•	the unanimous determinations and recommendation of the Jefferies transaction committee;

•

the factors considered by the Jefferies transaction committee, including the positive factors and potential benefits of the transactions and the risks and other potentially negative factors concerning the transactions, as described above; and

•	the fact that the merger consideration and the other terms of the transaction agreements resulted from negotiations that involved the active participation of the Jefferies transaction committee.

The Jefferies’ board of directors recommends that you vote “FOR” the adoption of the first merger agreement and approval of the transactions contemplated by the first merger agreement; “FOR” any adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the first merger agreement at the time of the special meeting; and “FOR” the approval on an advisory (non-binding) basis of the compensation that may be paid or become payable to Jefferies’ named executive officers that is based on or otherwise relates to the proposed transactions.

This discussion of the information and factors considered by each of the Jefferies transaction committee and the Jefferies board of directors includes the material positive and negative factors considered by the Jefferies transaction committee and/or the Jefferies board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the Jefferies transaction committee and/or the Jefferies board of directors, or any individual. Each of the Jefferies transaction committee and the Jefferies board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and did not quantify or assign any relative or specific weights to the various factors that it considered in making its ultimate decision. Rather, each of the Jefferies transaction committee and the Jefferies board of directors conducted an overall analysis of the factors described above. In addition, individual members of each of the Jefferies transaction committee and/or the Jefferies board of directors may have given different weight to different factors. It should be noted that this explanation of the reasoning of the Jefferies transaction committee and the Jefferies board of directors and certain information presented in this section is forward-looking in nature and, therefore, such information should be read in light of the “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Citigroup Global Markets Inc.

The Jefferies transaction committee has retained Citi as its financial advisor in connection with the transactions. In connection with this engagement, the Jefferies transaction committee requested that Citi evaluate the fairness, from a financial point of view, to holders of Jefferies common stock (other than Leucadia and its affiliates) of the exchange ratio provided for in the second merger agreement. On November 10, 2012, at a meeting of the Jefferies transaction committee at which the Jefferies transaction committee resolved to recommend that the Jefferies’ board of directors approve and adopt the transaction agreements, Citi rendered to the Jefferies transaction committee an oral opinion, confirmed by delivery of a written opinion dated November 11, 2012, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations and qualifications described in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of Jefferies common stock (other than Leucadia and its affiliates).

The full text of Citi’s written opinion, dated November 11, 2012, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this joint proxy statement/prospectus as Annex I and is incorporated herein by reference. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Holders of Jefferies common stock are encouraged to read the opinion carefully in its entirety. Citi’s opinion was provided for the information of the Jefferies transaction committee in connection with its evaluation of the exchange ratio from a financial point of view and did not address any other aspects or implications of any of the transactions. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Jefferies to effect any of the transactions, the relative merits of any of the transactions as compared to any alternative business strategies that might exist for Jefferies or the effect of any other transaction in which Jefferies might engage. Citi’s opinion is not intended to be, and does not constitute, a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the transactions or otherwise.

In arriving at its opinion, Citi:

•	reviewed the second merger agreement;

•

held discussions with certain senior officers, directors and other representatives of Jefferies and certain senior officers and other representatives of Leucadia concerning the businesses, operations and prospects of Jefferies and Leucadia, including the anticipated effect of the transactions on the credit ratings of Jefferies and Leucadia and the commitments made to certain rating agencies by Jefferies and Leucadia as to the operation of their respective businesses following the consummation of the transactions;

•

examined certain publicly available business and financial information relating to Jefferies and Leucadia as well as certain assumptions with respect to the future financial performance of Jefferies and other information and data relating to Jefferies and Leucadia which were provided to or discussed with Citi by the respective managements of Jefferies and Leucadia, including information relating to the potential strategic implications anticipated by the respective managements of Jefferies and Leucadia to result from the transactions;

•

reviewed the financial terms of the transactions as set forth in the second merger agreement in relation to, among other things: current and historical market prices and trading volumes of Jefferies common stock and Leucadia common shares; the historical earnings of Jefferies and Leucadia and the assumptions with respect to the projected earnings of Jefferies and other operating data of Jefferies and Leucadia; and the capitalization and financial condition of Jefferies and Leucadia;

•

considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the transactions and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Jefferies and Leucadia;

•	evaluated certain potential pro forma financial effects of the transactions on Jefferies and Leucadia; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the respective managements of Jefferies and Leucadia that they were not aware of any relevant information that was omitted or not disclosed to Citi. Citi was not provided with internal financial forecasts relating to Jefferies prepared by Jefferies’ management and Jefferies’ management advised Citi that it had not yet completed its fiscal year 2013 budget process. However, Citi discussed with Jefferies’ management the view of Jefferies’ management as to the expected performance of Jefferies in fiscal years 2012 and 2013 and Jefferies’ prospects beyond fiscal year 2013 and, based upon those discussions, at the request of the Jefferies transaction committee, Citi prepared certain assumptions as to Jefferies’ performance in fiscal years 2012 and 2013 and future performance beyond fiscal year 2013. Jefferies’ management advised Citi and the Jefferies transaction committee that it considered those assumptions to be reasonable. Accordingly, and as directed by the Jefferies transaction committee, Citi utilized those assumptions for purposes of its analysis. With respect to the other information and data relating to Jefferies and Leucadia provided to or otherwise reviewed by or discussed with Citi, Citi was advised by the respective managements of Jefferies and Leucadia that such information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Jefferies and Leucadia as to the potential strategic implications anticipated to result from the transactions and the other matters covered thereby.

Citi assumed, with the Jefferies transaction committee’s consent, that the transactions will be consummated in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the transactions, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Jefferies, Leucadia or the contemplated benefits of the transactions. Citi also assumed, with the Jefferies transaction committee’s consent, that each of the transactions will be treated as a tax-free reorganization for federal income tax purposes, and will have the other tax consequences described in discussions with representatives of Jefferies and Leucadia. Citi also assumed, with the Jefferies transaction committee’s consent, that the Leucadia winery business spin out will be effected prior to the consummation of the transactions and as described in discussions with representatives of Leucadia. Citi’s opinion, as set forth therein, relates to the relative values of Jefferies and Leucadia. Citi did not express any opinion as to what the value of the Leucadia common shares actually will be when issued pursuant to the transactions or the price at which the Leucadia common shares will trade at any time. Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Jefferies or Leucadia and Citi did not make any physical inspection of the properties or assets of Jefferies or Leucadia. Citi’s opinion did not address any terms (other than the exchange ratio to the extent expressly specified therein) or other aspects or implications of any of the transactions, including, without limitation, the form or structure of the any of the transactions or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by any of the transactions or otherwise. Citi was not requested to, and it did not, solicit third party indications of interest in the possible acquisition of all or a part of Jefferies, nor was Citi requested to consider, and its opinion does not address, the underlying business decision of Jefferies to effect the transactions, the relative merits of the transactions as compared to any alternative business strategies that might exist for Jefferies or the effect of any other transaction in which Jefferies might engage. Citi also expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the transactions, or any class of such persons, relative to the exchange ratio. Citi’s opinion was necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. This summary of the analyses is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citi believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Jefferies and Leucadia. No company, business or selected transaction reviewed is identical to Jefferies, Leucadia or the transactions. An evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies, business segments or selected transactions reviewed.

The estimates contained in Citi’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi provided certain financial advice to the Jefferies transaction committee, but Citi was not requested to, and it did not, recommend the specific consideration payable in the transactions. The type and amount of consideration payable in the transactions was determined through negotiations between Jefferies and Leucadia and the decision of the Jefferies transaction committee to recommend that the Jefferies’ board of directors approve and adopt the transaction agreements, and of the Jefferies’ board of directors to approve and adopt the transaction agreements, was solely that of the Jefferies transaction committee and the Jefferies’ board of directors, as applicable. Citi’s opinion was only one of many factors considered by the Jefferies transaction committee in its evaluation of the transactions and should not be viewed as determinative of the views of the Jefferies transaction committee with respect to the transactions or the exchange ratio.

The following is a summary of the material financial analyses presented to the Jefferies transaction committee in connection with Citi’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citi’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citi’s financial analyses.

Overview

For purposes of its analyses, Citi adjusted the Leucadia closing stock price on November 9, 2012 of $21.80 to account for the contemplated Leucadia winery business spin out prior to the consummation of the transactions. This resulted in an adjusted Leucadia closing stock price on November 9, 2012 of $20.99 (referred to as the “Leucadia Adjusted Pre-Announcement Share Price”). For portions of its analyses, Citi also utilized historical stock prices and book values for Leucadia that were, except as otherwise noted below, adjusted to exclude the Crimson dividend amount in order to permit a consistent comparison of Leucadia to be made across such periods.

Citi reviewed certain financial terms of the transactions with the Jefferies transaction committee, noting that, based on the Jefferies closing stock price on November 9, 2012 of $14.27 (referred to as the “Jefferies Pre-Announcement Stock Price”) and the Leucadia Adjusted Pre-Announcement Share Price of $20.99, the exchange ratio provided in the second merger agreement of 0.81x reflected an implied consideration value of $17.01 per share of Jefferies common stock, which represented a 19.2% premium to the Jefferies Pre-Announcement Stock Price and an implied equity value of $3.82 billion (calculated on the basis of 224.9 million outstanding Jefferies diluted shares), and would result in Jefferies contributing 42.7% of the pro forma combined value of Leucadia (calculated on the assumption that Leucadia did not have an ownership stake in Jefferies). Citi also noted that the exchange ratio provided for in the second merger agreement of 0.81x implied the following transaction multiples with respect to Jefferies:

Implied Valuation	Jefferies Metrics	Jefferies Multiples
Premium to Market:
Current (November 9, 2012)	$14.27	19.2%
30-Day Trading Avg.	$14.58	16.6%
60-Day Trading Avg.	$14.49	17.4%
90-Day Trading Avg.	$13.68	24.3%
4-Weeks Prior	$14.37	18.3%
52-Week High	$19.49	(12.7	% )
52-Week Low	$10.06	69.0%
Price as a Multiple of:
2012E EPS	$1.31	13.0x
2013E EPS	$1.55	11.0x
Book Value	$15.63	1.09x
Tangible Book Value	$13.94	1.22x

In estimating Jefferies’ earnings per share for fiscal years 2012 and 2013, as set forth above, Citi utilized certain assumptions as to Jefferies’ financial performance in such years, as directed by the Jefferies transaction committee, that were developed based on discussions with Jefferies’ management as to the future financial performance of Jefferies, as further described above. The Jefferies’ book value and tangible book value per share set forth above represent the adjusted book value and adjusted tangible book value as of August 31, 2012 as reported by Jefferies.

Jefferies

Dividend Discount Analysis

Citi performed a dividend discount analysis, which was designed to provide an implied equity value of Jefferies common stock by calculating the present value of the common stock dividends that Jefferies could generate and distribute over fiscal years 2012-2017, utilizing an assumed dividend payout ratio, plus the present value of the assumed terminal value. In performing the dividend discount analysis, Citi utilized certain assumptions as to Jefferies’ financial performance for fiscal years 2012-2018 as directed by the Jefferies transaction committee that were developed based on discussions with Jefferies’ management as to the view of Jefferies’ management as to the future financial performance of Jefferies, as further described above. Jefferies’ management advised Citi and the Jefferies transaction committee that it considered those assumptions to be reasonable.

Citi also utilized the following assumptions in performing the dividend discount analysis:

•	assumed fiscal year 2012 financial results based on annualizing Jefferies’ financial results through the third quarter of fiscal year 2012;

•	an assumed fiscal year 2013 revenue growth rate of 10%, declining by one percentage point per annum beginning in fiscal year 2014;

•	profit margins before income tax assumed to expand by one percentage point per annum for fiscal years 2013-2015 and one-quarter of one percentage point per annum after fiscal year 2015;

•	an assumed effective income tax rate of 35.8% per annum (based on Jefferies’ income tax rate for the nine months ended August 31, 2012);

•

assumed fiscal year 2012 net income to the non-controlling interest in Jefferies High Yield Holdings based on annualized net income attributable to such interest for the nine months ending August 31, 2012; assumed annual net income attributable to such interest would remain constant over the relevant period;

•	an assumed dividend payout ratio of 24.5% (which was the payout ratio for the nine months ended August 31, 2012);

•

an assumed terminal value calculated based on Jefferies’ revenue and net income as forecast for fiscal year 2018 and an exit multiple of 10.0x (based on the median of projected price to earnings ratios for fiscal year 2013 for full-service investment banks, rounded upward to the nearest whole number); and

•

an estimated equity discount rate of 11.3%, which represented the midpoint of the 10.0% to 12.6% estimated range for Jefferies’ cost of equity that Citi developed using the capital asset pricing model.

Utilizing the assumptions and methodologies described above, Citi derived an implied equity value of Jefferies common stock of $17.12 per share, compared to the implied consideration value of $17.01 per share of Jefferies common stock, based on the exchange ratio and the Leucadia Adjusted Pre- Announcement Share Price of $20.99.

Using the assumptions and methodologies described above, Citi also performed a sensitivity analysis that applied various annual rates of decline to the expected revenue growth rate for each of fiscal years 2013-2018 (assumed in the above analysis to decline by one percentage point per annum) that ranged from zero to a two percentage point decline per annum, and also applied various rates of contraction/expansion in profit margins before income tax for fiscal years 2015-2018 (assumed in the above analysis to expand by one quarter of one percentage point per annum) that ranged from one quarter of one percentage point contraction to three quarters of one percentage point expansion per annum. This analysis resulted in a range of implied equity values of Jefferies common stock of $13.86-$20.96 per share, compared to the implied consideration value of Jefferies common stock of $17.01 per share, based on the exchange ratio and the Leucadia Adjusted Pre-Announcement Share Price of $20.99.

Premiums Paid Analysis

Stock-for-Stock Transactions

In order to demonstrate a range of premiums implied in the context of other selected transactions, Citi reviewed publicly available information for 12 selected merger and acquisition transactions involving U.S. targets that were announced since the beginning of calendar year 2011 that had all-stock consideration with transaction values in excess of $500 million. The selected transactions reviewed by Citi were:

Announced	Acquiror	Target
September 2012	FirstMerit	Citizens Republic Bancorp
September 2012	Realty Income	American Realty
August 2012	Dex One	SuperMedia
December 2011	Lam Research	Novellus Systems
August 2011	Windstream	PAETEC Holding
April 2011	Level 3 Communications	Global Crossing
March 2011	Vanguard Natural Resources	Encore Energy Partners
March 2011	Charles Schwab	optionsXpress
February 2011	Ventas	Nationwide Health Properties
February 2011	DSW	Retail Ventures
January 2011	Comerica	Sterling Bancshares
January 2011	Duke Energy Corp	Progress Energy

Citi reviewed the precedent transactions’ acquisition premiums based on the percentage premium/discount ultimately paid over each target’s stock price 1 day and 4 weeks prior to the initial public announcement of the applicable transaction. The following table summarizes the results of this review and the median and mean premiums derived therefrom:

All Transactions	1-Day Premium/(Discount)	4-Week Premium
Maximum	55.7%	61.8%
Median	16.2%	17.1%
Mean	18.7%	21.5%
Minimum	(0.9%)	4.5%

Citi applied the median 1-day and 4-week premiums to the Jefferies Pre-Announcement Stock Price of $14.27, which resulted in a range of implied equity values of $16.58-$16.71 per share of Jefferies common stock, compared to the implied consideration value of $17.01 per share, based on the exchange ratio and the Leucadia Adjusted Pre-Announcement Share Price of $20.99.

Related Party Transactions

In order to demonstrate a range of premiums implied in the context of other selected transactions, Citi reviewed publicly available information for 12 selected merger and acquisition transactions involving U.S. targets that were announced since the beginning of calendar year 2000 where the acquirer held an existing 20%-49% stake in the target and owned 100% of the target after the transaction and with transaction values in excess of $500 million. The consideration received by the target shareholders in the selected transactions varied from all-stock to a mix of cash and stock. The selected transactions reviewed by Citi were:

Announced	Acquiror	Target
March 2011	Vanguard Natural Resources	Encore Energy Partners
November 2009	Berkshire Hathaway	Burlington Northern Santa Fe
April 2009	Atlas America	Atlas Energy Resources
April 2009	PepsiCo	PepsiAmericas
April 2009	PepsiCo	Pepsi Bottling Group
June 2006	Plains All American Pipeline	Pacific Energy Partners
December 2003	Enterprise Products Partners	GulfTerra Energy Partners
May 2003	Leucadia	WilTel Communications Group
May 2002	USA Interactive	Expedia
November 2001	Security Capital Group	Storage USA
September 2000	Etablissements Delhaize Frères	Delhaize America
August 2000	NewsCorp	United Television

Citi reviewed the precedent transactions’ acquisition premiums based on the percentage premium ultimately paid over each target’s stock price 1 day and 4 weeks prior to the initial public announcement of the applicable transaction. The following table summarizes the results of this review and the median and mean premiums derived therefrom:

All Transactions	1-Day Premium	4-Week Premium
Maximum	50.2%	76.6%
Median	13.1%	20.8%
Mean	21.4%	28.7%
Minimum	0.3%	2.0%

Citi applied the median 1-day and 4-week premiums to the Jefferies Pre-Announcement Stock Price of $14.27, which resulted in a range of implied equity values of $16.14-$17.23 per share of Jefferies common stock, compared to the implied consideration value of $17.01 per share, based on the exchange ratio and the Leucadia Adjusted Pre-Announcement Share Price of $20.99.

Merger of Equals Transactions

In order to demonstrate a range of premiums implied in the context of other selected transactions, Citi reviewed publicly available information for 25 selected mergers involving U.S. targets that were announced since the beginning of calendar year 2000 where each of the companies to be combined would have equivalent representation on the board of directors of the combined company and with combined equity values in excess of $500 million. Citi selected “equal board” merger of equals transactions based on advice from the Jefferies transaction committee that it anticipated the Leucadia board of directors would have such a makeup in the near term following consummation of the transactions and the fact that the second merger agreement provided that half the Leucadia Nominating and Corporate Governance Committee will be comprised of independent directors selected by Leucadia and half will be comprised of independent directors selected by Jefferies.

The selected transactions reviewed by Citi were:

Announced	Acquiror	Target
February 2011	Holly	Frontier Oil*
October 2010	Northeast Utilities	NSTAR*
April 2010	RRI Energy	Mirant*
March 2009	IPC Holdings	Max Capital*
February 2009	Live Nation	Ticketmaster Entertainment
July 2007	Transocean	GlobalSantaFe
February 2007	Universal Compression	Hanover Compressor
November 2006	CVS	Caremark Rx
September 2006	First Busey	Main Street Trust*
December 2004	Sprint	Nextel Communications
August 2004	National-Oilwell	Varco International
February 2004	Cable Design Technologies	Belden*
January 2004	Regions Financial	Union Planters
January 2004	JP Morgan Chase	Bank One
June 2003	IDEC Pharmaceuticals	Biogen*
February 2002	Identix	Visionics*
November 2001	P&O Princess Cruises	Royal Caribbean Cruises*
November 2001	Phillips Petroleum	Conoco
October 2001	GlobeSpan	Virata Corp.
September 2001	Santa Fe International	Global Marine
August 2001	Mead	Westvaco*
May 2001	Pride International	Marine Drilling
March 2000	Tuboscope	Varco International*
March 2000	National Commerce Bancorp	CCB Financial Corp*
January 2000	America Online	Time Warner*

*	Indicates transactions in which the target’s chief executive officer became the chief executive officer of the combined company.

While Citi reviewed all of the selected merger of equals transactions, for purposes of its analysis, Citi only utilized the acquisition premiums/discounts for the selected merger of equals transactions where the target chief executive officer would become chief executive officer of the combined company. Citi reviewed the acquisition premiums in those transactions based on the percentage premium/discount ultimately paid over the target’s stock price 1 day and 4 weeks prior to the initial public announcement of the applicable transaction. The following table summarizes the results of this review and the median and mean premiums derived therefrom:

All Transactions	1-Day Premium/(Discount)	4-Week Premium/(Discount)
Maximum	69.1%	83.8%
Median	3.5%	10.0%
Mean	9.1%	17.0%
Minimum	(7.3%)	(30.8%)

Citi applied the median 1-day and 4-week premiums to the Jefferies Pre-Announcement Stock Price of $14.27, which resulted in a range of implied equity values of $14.77-$15.70 per share of Jefferies common stock, compared to the implied consideration value of $17.01 per share, based on the exchange ratio and the Leucadia Adjusted Pre-Announcement Share Price of $20.99.

Historical Trading Performance

Citi reviewed the historical trading prices for Jefferies common stock. This review indicated that during the 52-week period ending November 9, 2012, Jefferies common stock closed as low as $10.06 per share and as high as $19.49 per share. Citi noted that the average closing price of Jefferies common stock during the most recent period during which the total traded volume equaled the number of Jefferies shares outstanding (other than the shares held by Leucadia and Jefferies’

insiders) was $14.53 per share. These prices compared to the implied consideration value of $17.01 per share of Jefferies common stock, based on the exchange ratio and the Leucadia Adjusted Pre-Announcement Share Price of $20.99.

Research Analyst Price Target

Citi reviewed target prices for Jefferies common stock of six of the Wall Street research equity analysts for which target prices were included in data published by FactSet, which target prices were released by such analysts between September 20, 2012 and October 23, 2012. These targets reflected each analyst’s estimate of the future public market trading price of Jefferies common stock. The target prices ranged from $14.00 to $19.00 per share with a median and a mean of $16.00 and $16.33 per share, respectively, compared to the implied consideration value of $17.01 per share of Jefferies common stock, based on the exchange ratio and the Leucadia Adjusted Pre-Announcement Share Price of $20.99. The target prices published by Wall Street research equity analysts do not necessarily reflect current market trading prices for Jefferies common stock and these estimates are subject to uncertainties, including the future financial performance of Jefferies and future financial market conditions.

Other Information

Citi also reviewed, for informational purposes, financial and stock market information of selected full-service investment banks and other securities-related firms, including the stock price of such companies as a multiple of their estimated earnings for fiscal years 2012 and 2013, book value and tangible book value, and compared such information to the corresponding Jefferies’ financial and stock market information. Citi noted that due to Jefferies’ size and market position, there are no clearly comparable public companies.

Leucadia

Sum-of-the-Parts Analysis

Citi performed a sum-of-the-parts analysis of Leucadia which was designed to calculate an adjusted equity value per share of Leucadia based on the sum of separate valuations for each of Leucadia’s principal assets, including the following assets and investments:

•	Jefferies (valued based on the Jefferies Pre-Announcement Stock Price of $14.27 and 58,006,024 shares held by Leucadia);

•	Jefferies High Yield Holdings (valued based on book value reported by Leucadia as of June 30, 2012);

•

National Beef (valued based on Leucadia’s 78.95% ownership stake and 6x the lower end of a normalized EBITDA range of $250 million less $428 million in net debt; 6x EBITDA multiple based on median of enterprise values and estimated 2013 EBITDA for selected National Beef peer companies (Tyson Foods, Smithfield Foods and Sanderson Farms); implied low range valuation based on 6x estimated 2012 EBITDA of $170 million; implied high range valuation based on 6x maximum normalized EBITDA of $350 million; normalized EBITDA range and estimated 2012 EBITDA provided by Leucadia);

•

Inmet Mining Corporation (valued based on $55.22 per share closing stock price on November 9, 2012 (determined using a CAD to USD exchange rate of 1.0016) and 11,042,413 shares held by Leucadia; implied low range valuation based on 10% discount to market value as of November 9, 2012; implied high range valuation based on 10% premium to market value as of November 9, 2012);

•	Premier Entertainment Biloxi LLC (valued based on book value provided by Leucadia as of June 30, 2012);

•	Berkadia Commercial Mortgage (valued based on book value reported by Leucadia as of June 30, 2012);

•

Garcadia Auto (valued based on June 30, 2012 book value provided by Leucadia (includes book value of real property owned by Garcadia Auto); implied $75 million low range valuation excludes book value of real property owned by Garcadia Auto);

•	real estate portfolio (valued based on book value provided by Leucadia as of June 30, 2012);

•	portfolio of investments in hedge funds, fund of funds, private equity funds and other investments funds (valued based on book value provided by Leucadia as of June 30, 2012);

•	Sangart (valued at $0.00 and without ascribing any value to the potential favorable completion of Sangart’s ongoing clinical trials with respect to MP4OX);

•

other investments (valued based on (i) $17.53 per share closing stock price of INTL FCStone on November 9, 2012 and approximately 1.6 million shares held by Leucadia and (ii) book value of investments in Idaho Timber and Conwed Plastics provided to Citi; implied low range valuation valued only the publicly traded investments based on the market value of such investments as of the close of trading on November 9, 2012 and excluded all other investments);

•

other Leucadia investments (other than Crimson) were not considered for purposes of the sum-of-the-parts analysis due to a lack of information as to the identity and book values of such assets; Crimson was not considered for purposes of the sum-of-the-parts analysis in light of the contemplated distribution of Crimson to existing Leucadia shareholders prior to the consummation of the transactions;

•

net cash (based on balance sheet information provided by Leucadia as of June 30, 2012, as adjusted to account for the redemption of certain securities and the divestiture of certain assets held by Leucadia after June 30, 2012); and

•

NOLs (implied low range valuation of $744 million based on stand-alone net present value of NOLs; implied high range valuation of $1.11 billion based on net present value of NOLs to the combined company; valuation utilized certain assumptions prepared based on discussions with Jefferies’ and Leucadia’s respective managements, including as to the amount and timing of earnings that would permit utilization of the NOLs, a stand-alone discount rate of 9.5% (based on an average estimated cost of equity for Leucadia that Citi developed using the capital asset pricing model) and a pro forma discount rate of 10.4% (based on an average estimated cost of equity for Leucadia and Jefferies that Citi developed using the capital asset pricing model).

In performing the sum-of-the-parts analysis Citi also performed a sensitivity analysis of the valuation of certain of Leucadia’s assets, based on discussions with Leucadia management and as described above, that applied low and high range valuations to the applicable book values or net present values of such assets provided or reported by Leucadia. Based on this analysis and the assumptions and methodologies described above, Citi derived an implied range of equity values of Leucadia common shares of $20.68-$26.84 per share, as compared to the Leucadia Adjusted Pre-Announcement Share Price of $20.99.

Historical Trading Price to Book Value

Citi reviewed the historical trading prices of Leucadia common shares since 1978 (the year in which Mr. Cumming and Mr. Steinberg were appointed as chief executive officer and president, respectively, of Leucadia) in relation to Leucadia’s historical reported book value since 1978.

This analysis indicated an implied equity value range for Leucadia common shares of $22.05 to $29.81 per share, representing an implied multiple of price to book value of 0.86x and 1.17x, respectively, as compared to the Leucadia Adjusted Pre-Announcement Share Price of $20.99. The lower end of this range was based on the historical discount (calculated annually) of the Leucadia share price to the historical book value as reported by Leucadia for the period commencing December 31, 2010 and ending November 9, 2012. The high end of this range was based on the historical premium (calculated annually) of the Leucadia share price over the historical book value as reported by Leucadia for the period commencing December 31, 2007 and ending November 9,

2012. For purposes of this analysis, Citi only adjusted the Leucadia book value as of June 30, 2012 to exclude the Crimson dividend amount.

Historical Trading Performance

Citi reviewed the historical trading prices for Leucadia common shares. This review indicated that during the 52-week period ending November 9, 2012, Leucadia common shares closed as low as $19.03 per share and as high as $28.91 per share, as compared to the Leucadia Adjusted Pre- Announcement Share Price of $20.99. For purposes of this analysis, Citi utilized historical trading prices for Leucadia common shares that were adjusted to exclude the Crimson dividend amount.

Selected Companies Analysis

Citi reviewed certain financial and stock market information for Leucadia and certain publicly traded industrial holding companies, permanent capital vehicles and alternative asset managers. Citi noted that, unlike Leucadia, the permanent capital vehicles and the alternative asset managers were paid a management fee and received a “carry” on investments and the alternative asset managers also often provided operational expertise to companies in which they invested and had cyclical returns depending on when they exited investments. With respect to the industrial holding companies that Citi reviewed, Citi noted that certain such companies, including Leucadia, measured their performance primarily based on the change in book value and, based on public disclosure, appeared to trade based on a ratio of price to book value, while others measured their performance primarily based on the change in net asset value and, based on public disclosure, appeared to trade based on a ratio of price to net asset value, and were also non-U.S. industrial holding companies. Accordingly, for purposes of its comparable companies analysis of Leucadia, Citi utilized the three publicly traded U.S. industrial holding companies that measure their performance primarily based on the change in book value, and, based on public disclosure, appeared to trade based on a ratio of price to book value, although they also are not directly comparable to Leucadia. Those companies and their respective ratio of price to book value were:

Company	Stock Price/Book Value
Berkshire Hathaway	1.20	x
Loews	0.83
Compass Diversified	1.49

Citi reviewed, among other information, the historical stock prices and compounded annual growth rate of the selected companies since, in the case of Loews and Compass Diversified, the date of their initial public offerings and, in the case of Berkshire Hathaway, the date Warren Buffett was appointed as chief executive officer, the performance of the selected companies’ stock prices over the three- and twelve-month periods ending November 9, 2012 and the multiple to book value of the selected companies’ stock prices. For purposes of its analysis, Citi utilized the range of the selected companies’ multiples of stock price to book value of 0.83x-1.49x, which implied an equity value range for Leucadia common shares of $21.17 to $37.97 per share, based on the book value for Leucadia as of June 30, 2012, as adjusted to exclude the Crimson dividend amount. This range compared to the Leucadia Adjusted Pre-Announcement Share Price of $20.99.

Historical Exchange Ratio Analysis

Citi compared the Jefferies Pre-Announcement Stock Price of $14.27 and the Leucadia Adjusted Pre-Announcement Share Price of $20.99 and the average per share prices of Jefferies common stock and Leucadia common shares over the 30-day, 90-day and 180-day periods ending November 9, 2012 in order to determine the implied average exchange ratio that existed for each such period and compared such implied average exchange ratios to the exchange ratio of 0.81x provided for in the second merger agreement. Citi adjusted the per share prices of Leucadia common shares over such periods to exclude the Crimson dividend amount. The following table summarizes the implied exchange ratios derived from this analysis, each of which is less than the exchange ratio of 0.81x provided for in the second merger agreement:

Period	Implied Exchange Ratio
Current (November 9, 2012)	0.68x
30 Days Avg.	0.67x
90 Days Avg.	0.67x
180 Days Avg.	0.65x

Citi also compared the respective book and tangible book values of Jefferies as of August 31, 2012 and Leucadia as of June 30, 2012 (adjusted to exclude the Crimson dividend amount) and compared the Jefferies implied equity value as derived from the dividend discount analysis and Leucadia’s implied equity value as derived from the sum-of-the-parts analysis to determine a range of implied exchange ratios. In comparing Jefferies’ implied equity value as derived from the dividend discount analysis to Leucadia’s implied equity value as derived from the sum-of-the-parts analysis, Citi utilized, for the low-end of the range of the exchange ratio analysis, an implied equity value for Jefferies of $3.12 billion and an implied equity value for Leucadia of $5.06 billion and, for the high-end of the range of the exchange ratio analysis, an implied equity value for Jefferies of $4.71 billion and an implied equity value for Leucadia of $6.56 billion. The following table summarizes the implied exchange ratios derived from this analysis, each of which is less than the exchange ratio of 0.81x provided for in the second merger agreement:

Contribution Analysis	Implied Exchange Ratio(s)
Book Value	0.61x
Tangible Book Value	0.63x
Discount Dividend Analysis v. Sum-of-the-parts	0.62x-0.72x

Citi also determined a range of implied exchange ratios based on the median 1-day and 4-week premiums Citi derived for the selected stock-for-stock, related party and merger of equals transactions and compared such implied exchange ratios to the exchange ratio provided for in the second merger agreement. The following table summarizes the implied exchange ratios derived from this analysis, each of which is less than the exchange ratio of 0.81x provided for in the second merger agreement, other than the high end of the range of implied exchange ratios derived from the selected related party transactions, which is greater than such exchange ratio of 0.81x:

Selected Transactions	Implied Exchange Ratios
Stock-for-Stock	0.79x-0.80x
Related Party	0.77x-0.82x
Merger of Equals	0.70x-0.75x

Pro Forma Analysis

Citi performed a pro forma analysis of the transactions that combined the balance sheet and income statement information of Jefferies and Leucadia into a Leucadia pro forma consolidated balance sheet and income statement to calculate the potential pro forma impact and accretive or dilutive effect of the transactions on certain financial metrics of each of Jefferies and Leucadia. For purposes of this analysis, Citi utilized the Jefferies balance sheet and income statement information as of, and for the twelve months ended, August 31, 2012 and the Leucadia balance sheet and income statement information as of, and for the twelve months ended, June 30, 2012. Citi adjusted Jefferies’ and Leucadia’s balance sheet and income statement information to reflect the elimination of Leucadia’s existing minority stake in Jefferies, the reclassification of Leucadia’s holdings and the redemption of third- party investors in Jefferies High Yield Holdings, the effects of purchase accounting and the anticipated Leucadia winery business spin out.

This analysis indicated that the pro forma book value and tangible book value of Leucadia at June 30, 2012 would be $24.51 and $20.07 per share, respectively (compared to the Leucadia book value and tangible book value (adjusted to account for the estimated impact of the redemption of certain securities and divestiture of certain assets held by Leucadia during the second half of 2012) as of June 30, 2012 provided to Citi of $26.31 and $22.82 per share, respectively), which, following application of the exchange ratio of 0.81x, would be accretive to Jefferies’ per share book value and per share tangible book value by 27.0% and 16.6%, respectively. This analysis also indicated that at June 30, 2012, Leucadia’s pro forma ratio of debt (measured as parent company debt and Jefferies’ debt) to equity would be 0.66x and pro forma ratio of parent company debt to “stressed equity” would be 0.40x. Stressed equity was a methodology utilized in discussions between Jefferies and Leucadia and certain rating agencies concerning the transaction s and is a measure of Leucadia shareholders’ equity that excludes the book value of Leucadia’s investments in Jefferies, Jefferies High Yield Holdings, National Beef and Inmet Mining and the book value of Leucadia’s net operating losses. This analysis also indicated that Leucadia would have had pro forma earnings of $1.73 per share for the twelve months ended June 30, 2012, as compared to Leucadia’s stand-alone earnings of $0.50 per share for this period. A significant portion of this estimated accretion in earnings per share was attributable to the consolidation of Jefferies onto Leucadia’s balance sheet as a result of the transactions, which resulted in the elimination of Leucadia’s quarterly mark-to-market losses relating to the decline in Jefferies’ stock price during the twelve months ended June 30, 2012.

Citi’s review of the pro forma impact of the transactions indicated that Leucadia’s pro forma sum-of-the-parts value would be $22.15 per share, which, following application of the exchange ratio of 0.81x, would represent a premium of (i) 25.7% over the Jefferies Pre-Announcement Stock Price of $14.27, (ii) 14.8% over Jefferies’ reported book value as of August 31, 2012, and (iii) 4.8% over the implied equity value derived from the dividend discount analysis of Jefferies. Citi calculated the pro forma per share sum-of-the-parts value of Leucadia by adding Jefferies’ market capitalization as of November 9, 2012 for the Jefferies outstanding shares of common stock not held by Leucadia to the Leucadia sum-of-the-parts valuation (calculated using the estimated net present value of the net operating losses to the combined company).

Miscellaneous

Under the terms of Citi’s engagement, Jefferies has agreed to pay Citi an aggregate fee of $5 million for its financial advisory services in connection with the transactions, $1.5 million of which has been paid to Citi and the remaining $3.5 million of which is contingent upon completion of the transactions. Jefferies also has agreed to reimburse Citi for reasonable expenses incurred by Citi in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citi and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement. Citi and its affiliates in the past have provided, currently provide, and in the future may provide services to Jefferies and Leucadia unrelated to the proposed transactions, for which services Citi and such affiliates have received and expect to receive compensation, including, without limitation, during the two year period prior to the date of its opinion having received aggregate fees of approximately $2.8 million for acting as: (i) bookrunner to Jefferies in its $500 million equity offering in 2011, (ii) co-manager to Jefferies in its $500 million debt offering in 2011, (iii) a lender under Jefferies’ $950 million revolving credit facility in 2011, and (iv) a lender to Inmet Mining Corporation, a company in which Leucadia holds a significant equity stake, and a bookrunner to Inmet Mining Corporation in its $1.5 billion debt offering in 2012.

In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of Jefferies and Leucadia and certain of their respective affiliates for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain other relationships with Jefferies, Leucadia and their respective affiliates.

The Jefferies transaction committee selected Citi to act as its financial advisor in connection with the transactions based on Citi’s reputation and experience and familiarity with Jefferies’ industry and business. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

Interests of Jefferies Directors and Executive Officers in the Transactions

In considering the recommendation of Jefferies’ board of directors, upon recommendation of the Jefferies transaction committee, with respect to the transactions, you should be aware that Jefferies’ directors and executive officers have financial and other interests in the transactions that may be different from, or in addition to, those of Jefferies’ stockholders generally. The board of directors of Jefferies and the Jefferies transaction committee was aware of and considered these potential interests, among other matters, in evaluating and negotiating the second merger agreement and the first merger agreement, in adopting the second merger agreement and the first merger agreement and in recommending the approval of the first merger agreement and the transactions contemplated thereby by the stockholders of Jefferies.

Continuing Service. The second merger agreement provides that, following the completion of the second merger, Leucadia’s board of directors will include six directors designated by Jefferies, who are Richard B. Handler, Brian P. Friedman, W. Patrick Campbell, Richard G. Dooley, Robert E. Joyal and Michael T. O’Kane. We expect that Mr. Handler, the current Chief Executive Officer of Jefferies, Mr. Friedman, the current Executive Committee Chairman of Jefferies and Michael J. Sharp, the current General Counsel, Secretary and an Executive Vice President of Jefferies, will serve as the Chief Executive Officer, President, and General Counsel and an Executive Vice President, respectively, of Leucadia upon the completion of the merger, subject to their ability and willingness to serve. Mr. Handler and Mr. Friedman will each continue in their roles as Chief Executive Officer and Executive Committee Chairman of Jefferies, respectively.

Conversion of Equity Compensation Awards. Most of Jefferies’ executive officers, as well as other Jefferies employees, hold restricted shares of Jefferies common stock and/or restricted stock units and/or deferred shares granted under Jefferies’ equity compensation plans. In addition, non-employee members of the board of directors of Jefferies hold restricted shares of Jefferies common stock and/or deferred shares granted under Jefferies’ director stock compensation plan. Upon the second merger, each outstanding award or benefit measured in whole or in part by the value of a number of New Jefferies common stock will be converted at the exchange ratio into an equivalent award denominated in Leucadia common shares with the same terms and conditions (including vesting terms and conditions) as applied pre-conversion.

Indemnification and Insurance. The second merger agreement provides that, following the completion of the second merger, Leucadia will honor all of Jefferies’ obligations to indemnify the current and former directors and officers of Jefferies and all of its subsidiaries for any acts or omissions by such indemnified parties that occurred prior to the second merger. Leucadia will also maintain the directors’ and officers’ liability (and fiduciary) insurance policies maintained by Jefferies as of the time of the second merger agreement for six years following the completion of the second merger.

Ownership of Equity Interests in Leucadia and Affiliates. Messrs. Cumming and Steinberg, each of whom is a member of the board of directors of Jefferies, as of the date of board approval of the proposed transactions, each held of record or may be deemed to have owned beneficially, and as of the date of mailing of this joint proxy statement/prospectus, each continued to hold of record or may be deemed to own beneficially, common shares of Leucadia, the value of which may be affected by the proposed transactions. Messrs. Cumming and Steinberg recused themselves from consideration of the proposed transaction on behalf of Jefferies.

Merger-Related Compensation.

Under Jefferies’ compensation arrangements with its executive officers, no executive officer will receive any compensation solely on account of a change in control, including the completion of the second merger, however, any unvested shares, including those held by one named executive officer, in the Jefferies Group, Inc. Employee Stock Ownership Plan will immediately vest upon the completion of the second merger. Messrs. Handler, Friedman and Sharp do not have any rights to payment of compensation upon a termination by Jefferies or by the executive following a change in control, commonly referred to as “double-trigger” provisions. Certain other executive officers, as set forth in the below table, had double-trigger provisions under the terms of equity awards; these awards will not become vested as a result of the transactions, but will become vested if after the second merger the executive officer’s employment is terminated without cause. As described above, outstanding awards of restricted stock and restricted stock units and deferred shares will be converted into equivalent awards denominated in Leucadia common shares. Restricted shares and restricted stock units remain subject to the original vesting requirements and performance criteria under the applicable Jefferies plan (except as noted above regarding double-trigger protections under some awards) and will not be accelerated solely on account of a change in control.

The outstanding annual incentive awards of the executive officers of Jefferies also will remain subject to the original vesting requirements and the original performance criteria which, after the transactions, will continue to relate to Jefferies.

In accordance with Item 402(t) of the SEC’s Regulation S-K, the following table sets forth certain compensation related to the merger for Jefferies’ named executive officers. The table below shows the estimated merger-related compensation for each named executive officer assuming the consummation of the second merger had occurred on January 1, 2013, the latest practicable date prior to filing this joint proxy statement/prospectus, and the employment of the named executive officer was terminated without cause on such date. The payments and benefits are the subject of a non-binding advisory vote of Jefferies stockholders. This compensation is referred to as “golden parachute” compensation.

Change in Control and Termination Compensation

Name	Cash(a)		Equity(b)		Pension/Nonqualified Deferred Compensation(c)		Perquisites/ benefits	Tax reimbursement(d)	Total
Richard B. Handler	$0	(e)	$0		$0	(e)	$0	$0	$0
Brian P. Friedman	$0		$0		$0		$0	$0	$0
Peregrine C. Broadbent	$0		$666,547		$0		$0	$0	$666,547
Michael J. Sharp	$0		$45	(f)	$0		$0	$0	$45
Charles C. Hendrickson(g)	$0		$248,696		$0		$0	$0	$248,696

(a)

None of the named executive officers has a legal right to severance payments, and a change in control would not give rise to or enhance any rights to severance under any existing Jefferies plan or arrangement. Any withdrawals from an employee’s profit sharing plan, or the decision of an employee to transfer balances into another qualified account are entirely within the discretion of the employee, will not result in a payment by Jefferies or Leucadia and are not included in the table above.

(b)

Amounts in this column consist of the aggregate dollar value of those restricted stock units and shares of restricted stock that would immediately become vested upon termination without cause following a change in control, valued at $15.94 per share, the average closing price of Jefferies common stock over the first five business days following the first public announcement of the transactions. If an executive holds restricted stock units or shares of restricted stock that have vested and are non-forfeitable (including deferred shares), the executive would retain that interest following termination (whether before or after the second merger) and, therefore, there is no enhancement of the executive’s rights resulting from the second merger and the executive’s retention of those interests is not considered a payment for purposes of this table.

(c)

Amounts an employee has deferred and company contributions under the Jefferies Group, Inc. Deferred Compensation Plan and any individual deferred compensation plans will continue to be deferred following the second merger. There is no enhancement of the executive’s rights under such deferral plans resulting from the second merger, and the executive’s retention of interests under those plans is not considered a payment for purposes of this table. Of the named executive officers, only Mr. Handler and Mr. Friedman have participated in Jefferies’ Deferred Compensation Plan. Within 24 months of a change in control, unscheduled withdrawals for balances resulting from deferrals before 2005 may be made at a reduced forfeiture percentage of 5% (rather than 10%) of the amount withdrawn.

(d)

It is assumed that no payment to a named executive officer would need to be reduced so that the executive and Jefferies or Leucadia would avoid adverse tax consequences under Code Sections 4999 and 280G. Jefferies has no obligation to any named executive officer to pay a “gross-up” to offset golden parachute excise taxes under Code Section 4999 or to reimburse the executive for related taxes.

(e)

Jefferies established an individual deferred compensation plan for Mr. Handler while he was Head of the High Yield Division of Jefferies & Company, Inc., before implementing their generally applicable Deferred Compensation Plan and prior to his becoming an executive officer. The last deferrals into Mr. Handler’s individual plan occurred in 2000. The board of directors of Jefferies will not terminate the deferral arrangements under Mr. Handler’s individual plan and, as such, no payments to Mr. Handler will be triggered by the transactions.

(f)	Under the terms of the Jefferies Group, Inc. Employee Stock Ownership Plan, unvested shares vest immediately upon a change in control.

(g)	Mr. Hendrickson ceased to be Jefferies’ Treasurer in January 2012.

Leucadia’s Reasons for the Transactions; Recommendation of Leucadia’s Board of Directors

At its meeting on November 11, 2012, the Leucadia board of directors determined that the second merger agreement and the transactions contemplated thereby were advisable and in the best interests of Leucadia and its shareholders, and approved the second merger agreement. The Leucadia board of directors recommends that Leucadia shareholders vote “FOR” the Leucadia share issuance and the charter amendment proposal. In making this determination, the Leucadia board of directors consulted with Leucadia’s management and with its financial and legal advisors, and considered a number of factors. The decision of the Leucadia board of directors was based upon a number of potential benefits of the transactions and other factors that it believed would contribute to the success of the combined company, and thus benefit the Leucadia shareholders, including the following factors, the order of which does not necessarily reflect their relative significance:

•

Succession. Succession planning has been a focus of the Leucadia board of directors for several years, and in that regard, Leucadia investigated a number of potential succession plans, none of which proved to be acceptable. The senior executives of Jefferies, who are well known to Leucadia management, are in Leucadia’s view, well qualified to lead the combined company, while retaining their leadership roles at Jefferies. At the same time, having Messrs. Cumming and Steinberg continue as directors of the combined company, as well as having Mr. Steinberg continue in an executive capacity at Leucadia following the transactions, will provide the combined company with continuity of leadership. Furthermore, the transactions preserve significant employee continuity and strategic continuity for both companies;

•

Increased knowledge base, opportunity flow and execution capabilities. The combination of Leucadia and Jefferies allows Leucadia to leverage the knowledge base, opportunity flow and execution capabilities of Leucadia’s and Jefferies’ management team and businesses. In making future investments, Leucadia will be able to leverage Jefferies’ 700 investment bankers across eight industry verticals in offices worldwide, with its own investment team;

•

Balance Sheet Strength. As a subsidiary of Leucadia, Jefferies will have greater balance sheet resilience and flexibility to guard against, and take advantage of, market dislocations and other opportunities.

•

Knowledge. Leucadia has significant knowledge of Jefferies’ business, operations, financial condition, earnings and prospects, and of Jefferies’ management, taking into account Leucadia’s more than four years as Jefferies’ largest stockholder, with its two most senior executives on the Jefferies board of directors during that time;

•

NOLs. Jefferies’ recurring and growing pre-tax earnings will materially accelerate NOL utilization, creating incremental value for all shareholders by converting a non-cash asset into cash faster than Leucadia would have been able to use it on a stand-alone basis;

•	Market capitalization, credit rating and liquidity. The board considered the anticipated market capitalization, credit rating, liquidity and capital structure of the combined company;

•	Deal Certainty. The board considered the terms and conditions of second merger agreement and the likelihood of completing the transactions on the anticipated schedule; and

•

Opinion of UBS Securities LLC. The Leucadia board of directors took into account the opinion of UBS, dated November 11, 2012, to the Leucadia board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Leucadia of the exchange ratio provided for in the transactions, as more fully described under “—Opinion of UBS Securities LLC.”

In addition, the Leucadia board of directors also identified and considered several potentially negative factors to be balanced against the positive factors listed above, including the following, the order of which does not necessarily reflect their relative significance:

•	that the pendency of the transactions for an extended period of time following the announcement of the execution of the second merger agreement could have an adverse impact on Leucadia or Jefferies;

•

the potential that the fixed exchange ratio could result in Leucadia delivering greater value to the Jefferies stockholders than had been anticipated should the value of the Leucadia common shares increase from the date of execution of the second merger agreement;

•	the potential for diversion of management and employee attention during the period prior to completion of the transactions, and the potential negative effect on Leucadia’s and Jefferies’ business;

•	the risk that potential benefits sought in the transactions may not be realized, or may not be realized within the expected time period;

•	the risks that the regulatory approvals and clearances necessary to complete the transactions might not be obtained, or that regulatory approvals may be delayed;

•

the second merger agreement’s restrictions on the conduct of Leucadia’s and Jefferies’ business during the period between execution of the second merger agreement and the consummation of the transactions;

•

the risk that the terms of the second merger agreement, including provisions relating to the payment of a termination fee under specific circumstances, could have the effect of discouraging other parties that would otherwise be interested in a transaction with Leucadia from proposing such transaction; and

•	the risk that, despite the efforts of Leucadia and Jefferies prior to the consummation of the transactions, the combined company may lose key personnel.

In view of the variety of factors and the quality and amount of information considered, the Leucadia board of directors as a whole did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall analysis of the transaction. Individual members of the Leucadia board of directors may have given different relative considerations to different factors.

The explanation of the reasoning of the Leucadia board of directors and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the sections entitled “Cautionary Statement Regarding Forward- Looking Statements” and “Risk Factors.”

Opinion of UBS Securities LLC

On November 11, 2012, at a meeting of Leucadia’s board of directors held to evaluate the proposed transaction, UBS delivered to Leucadia’s board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion, dated November 11, 2012, to the effect that, as of that date and based on and subject to various assumptions made, matters considered and limitations described in its opinion, the exchange ratio provided for in the transaction was fair, from a financial point of view, to Leucadia.

The full text of UBS’ opinion to Leucadia’s board of directors describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Annex H and is incorporated into this joint proxy statement/prospectus by reference. Leucadia shareholders are encouraged to read UBS’ opinion carefully in its entirety. UBS’ opinion was provided for the benefit of Leucadia’s board of directors (in its capacity as such) in connection with, and for the purpose of, its evaluation of the exchange ratio provided for in the transaction, from a financial point of view, and does not address any other aspect of the transaction or any related transaction. UBS’ opinion does not address the relative merits of the transaction as compared to other business strategies or transactions that might be available with respect to Leucadia or Leucadia’s underlying business decision to effect the transaction or any related transaction. UBS’ opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the transaction or any related transaction. The following summary of UBS’ opinion is qualified in its entirety by reference to the full text of UBS’ opinion.

In arriving at its opinion, UBS, among other things:

•

reviewed certain publicly available business and financial information relating to Jefferies and Leucadia, including certain publicly available financial forecasts and estimates relating to Jefferies through fiscal year 2014 which were reviewed and discussed with UBS by the managements of Leucadia and Jefferies and which Leucadia’s board of directors directed UBS to utilize for purposes of its analysis (referred to as the “Publicly Available Jefferies Forecasts”);

•

reviewed certain internal financial information and other data relating to the businesses of Leucadia and Jefferies that were provided to or discussed with UBS by the management of Leucadia and not publicly available, including projections by the management of Leucadia concerning the rate of utilization of Leucadia’s federal NOLs on a stand-alone basis and pro forma for the transaction (referred to as the “Leucadia Federal NOLs”), which Leucadia’s board of directors directed UBS to utilize for purposes of its analysis;

•	conducted discussions with members of the senior management of Leucadia and Jefferies concerning the businesses and financial prospects of Leucadia and Jefferies;

•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•	compared the financial terms of the transaction with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•	reviewed current and historical market prices of Leucadia common shares and Jefferies common stock;

•	considered certain pro forma effects of the transaction on Leucadia’s financial statements, including with respect to the accelerated use of the Leucadia Federal NOLs;

•	reviewed the second merger agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with its review, with the consent of Leucadia’s board of directors, UBS assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by UBS for the purpose of its opinion. In addition, with the consent of Leucadia’s board of directors, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Leucadia or Jefferies, nor was UBS furnished with any such evaluation or appraisal. With respect to the Leucadia Federal NOLs, UBS assumed, at the direction of Leucadia’s board of directors, that the Leucadia Federal NOLs were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Leucadia as to the matters covered thereby and that the Leucadia Federal NOLs would be utilized at the times and in the amounts so projected. With respect to the pro forma effects of the transaction referred to above, UBS assumed, at the direction of Leucadia’s board of directors, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Leucadia and Jefferies as to the matters covered thereby. With respect to the Publicly Available Jefferies Forecasts, UBS was advised by the management of Leucadia and UBS assumed, at the direction of Leucadia’s board of directors, that such forecasts and estimates represented reasonable estimates and judgments as to the future financial performance of Jefferies for the periods covered thereby. UBS also assumed, with the consent of Leucadia’s board of directors, that the transaction would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.

In addition, at the direction of Leucadia’s board of directors, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the exchange ratio to the extent expressly specified in UBS’ opinion, of the second merger agreement or any related documents or the form of the transaction or any related transaction. In addition, UBS expressed no opinion as to the fairness of the amount or nature of any consideration to be paid to holders of any other class or series of capital stock of Jefferies or New Jefferies or any compensation to be received by any officers, directors or employees of any parties to the transaction, or any class of such persons, relative to the exchange ratio. UBS expressed no opinion as to what the value of Leucadia common shares would be when issued pursuant to the transaction or the prices at which Leucadia common shares, Jefferies common stock or any capital stock issued as a result of the Leucadia winery business spin out would trade at any time. In connection with UBS’ engagement, UBS was not requested to, and UBS did not, participate in the negotiation or structuring of the transaction. In rendering its opinion, UBS assumed, with the consent of Leucadia’s board of directors, that (i) the parties to the second merger agreement would comply with all material terms of the second merger agreement and (ii) the transaction and any related transaction would be consummated in accordance with the terms of the second merger agreement without any adverse waiver or amendment of any term or condition of the second merger agreement, including the Leucadia winery business spin out, that would be material to UBS’ analysis. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction and any related transaction would be obtained without any adverse effect on Leucadia, Jefferies, the transaction or any related transaction that would be material to UBS’ analysis. Except as described above, Leucadia imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion. The issuance of UBS’ opinion was approved by an authorized committee of UBS.

In connection with rendering its opinion to Leucadia’s board of directors, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies analysis and the selected transactions analysis summarized below, no company or transaction used as a comparison was identical to Leucadia, Jefferies or the transaction. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance (i) of Leucadia relating to the Leucadia Federal NOLs, provided by Leucadia management, and (ii) Jefferies, derived from public sources, in each case in or underlying UBS’ analyses are not necessarily indicative of actual future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of Leucadia and Jefferies. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold or acquired.

The exchange ratio was determined through negotiation between Leucadia and Jefferies and the decision by Leucadia to enter into the transaction was solely that of Leucadia’s board of directors. UBS’ opinion and financial analyses were only one of many factors considered by Leucadia’s board of directors in its evaluation of the transaction and should not be viewed as determinative of the views of Leucadia’s board of directors or management with respect to the transaction or the exchange ratio.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with Leucadia’s board of directors on November 11, 2012 in connection with its opinion relating to the proposed transaction. The financial analyses summarized below include information presented in tabular format. In order for UBS’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses. For purposes of the financial analyses described below, the term “implied per share value of the merger consideration” refers to the $17.01 implied per share value of the merger consideration based on the exchange ratio of 0.81x and a $20.99 per share value for Leucadia common shares, which represented the closing price of Leucadia common shares on November 9, 2012 of $21.80, adjusted at the direction of Leucadia management by $0.81, which represents the value per Leucadia common share of the Crimson dividend amount, as reflected in the second merger agreement. For purposes of the financial analyses described below, the term “book value” or “BV” refers to, with respect to a company on a specified date, such company’s stockholders’ equity less the book value of its preferred stock and the term “tangible book value” or “TBV” refers to such company’s book value less any goodwill and intangible assets, in each case as reflected on the financial statements of such company as of such date.

Selected Companies Analysis

UBS compared selected financial and stock market data of Jefferies with corresponding data of the following seven publicly traded U.S. broker-dealers that have sales, trading and advisory practices and market capitalizations greater than $250 million (referred to as the “Selected Companies”):

•	The Goldman Sachs Group, Inc.

•	Morgan Stanley

•	Raymond James Financial, Inc.

•	Stifel Financial Corp.

•	KBW, Inc.

•	Piper Jaffray Companies

•	Cowen Group, Inc.

UBS reviewed, among other things, the closing stock prices of each of the selected companies on November 9, 2012 as multiples of book value (referred to as “Price/BV”) and tangible book value (referred to as “Price/TBV”) in each case as of the end of the most recent fiscal quarter for which financial information was publicly available as of November 9, 2012 and as multiples of calendar years 2012 and 2013 estimated earnings per share for such company (referred to as

“Price/EPS”). UBS also reviewed the enterprise values, calculated as the sum of equity market value based on closing stock prices on November 9, 2012, plus debt at book value, preferred stock at book value and minority interests at book value, less cash and cash equivalents, of each selected company as a multiple of calendar years 2012 and 2013 estimated revenues for such company (referred to as “EV/Revenue”). UBS then compared the multiples derived for the selected companies with corresponding multiples implied for Jefferies based both on the closing price of the common stock of Jefferies on November 9, 2012 of $14.27 and the implied per share value of the merger consideration. For purposes of this analysis, financial data for KBW, Inc., was as of November 2, 2012, the trading day prior to the announcement of Stifel Financial Corp.’s proposed acquisition of KBW, Inc. Financial data for the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Estimated financial data for Jefferies were based on the Publicly Available Jefferies Estimates and Jefferies’ public filings. This analysis indicated the following implied high, mean, median and low multiples for the selected companies, as compared to corresponding multiples implied for Jefferies:

Selected Companies	Price/BV	Price/ TBV	Price/EPS		EV/Revenue
			CY2012E	CY2013E	CY2012E	CY2013E
High	1.65x	1.86x	14.9x	29.6x	6.7x	6.6x
Mean	1.01x	1.20x	12.9x	12.7x	3.0x	2.6x
Median	0.90x	1.01x	13.5x	10.5x	1.7x	1.2x
Low	0.56x	0.61x	9.8x	6.8x	1.0x	0.9x
Implied multiples for Jefferies based on
closing stock price on November 9, 2012	0.94x	1.06x	11.9x	10.1x	2.2x	2.1x
implied per share value of the merger consideration	1.12x	1.27x	14.1x	12.0x	2.4x	2.3x

In order to demonstrate how the public market values other selected publicly traded companies, the Selected Companies Analysis compares the closing price of Jefferies common stock on November 9, 2012 and the implied per share value of the merger consideration, in each case as a multiple of selected financial metrics relating to Jefferies, to multiples of the same financial metrics relating to selected companies.

Selected Transactions Analysis

UBS reviewed publicly available information relating to the following five selected transactions involving announced acquisitions of U.S. broker-dealers since 2008 in which the target’s equity value was greater than $250 million (other than JPMorgan Chase & Co.’s acquisition of The Bear Stearns Companies Inc. in March of 2008, which transaction UBS, in its professional judgment, excluded from its analysis because of the highly distressed nature of such transaction):

Announced Date	Acquiror	Target
11/5/12	Stifel Financial Corp.	KBW, Inc.
1/11/12	Raymond James Financial, Inc.	Morgan Keegan & Company
4/7/11	Jefferies Group, Inc.	Prudential Bache’s Global Commodities Group
4/26/10	Stifel Financial Corp.	Thomas Weisel Partners Group, Inc.
9/15/08	Bank of America Corporation	Merrill Lynch & Co, Inc.

UBS reviewed, among other things, equity values in the selected transactions, calculated as the purchase price paid for the target’s equity, as multiples of, to the extent publicly available, book value (referred to as “Value/BV”) and tangible book value (referred to as “Value/TBV”) and, to the extent publicly available, net income (referred to as “Value/NI”) and revenue (referred to as “Value/Rev”). UBS then compared the multiples derived for the selected transactions with corresponding multiples implied for Jefferies based on the implied per share value of the merger consideration. Multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. This analysis indicated the following implied median and mean multiples for the selected transactions, as compared to corresponding multiples implied for Jefferies:

Selected Transactions	Value/BV	Value/TBV	Value/NI	Value/Rev
Median	1.52x	1.60x	14.1x	1.8x
Mean	1.55x	1.51x	14.1x	1.8x
Implied multiples for Jefferies based on
Implied per share value of the merger consideration	1.12x	1.27x	13.9x	1.4x

In order to demonstrate certain financial metrics implied in the context of other selected transactions, the Selected Transactions Analysis compares the implied per share value of the merger consideration as a multiple of selected financial metrics relating to Jefferies to multiples of the same financial metrics relating to target companies in selected transactions.

Accretion/Dilution Analysis

UBS reviewed the potential pro forma financial effect of the transaction, both excluding and including potential pro forma effects implied by the rate of utilization expected by Leucadia management of the Leucadia Federal NOLs. For this analysis, UBS reviewed Leucadia’s book value, tangible book value and earnings per share (referred to as “EPS”), in each case using the latest twelve months data (as of September 30, 2012 for Leucadia and August 31, 2012 for Jefferies). Estimated financial data for Leucadia and Jefferies were based on internal estimates of Leucadia’s management that Leucadia’s board of directors directed UBS to use for purposes of its analysis. This analysis indicated the following:

Pro Forma		Pro Forma Adjusted for the Leucadia Federal NOLs

Metric	Accretion/(Dilution)	Metric	Accretion/(Dilution)

Book Value Per Share ($)	($2.30)	Book Value Per Share ($)	$0.37
Book Value Per Share (%)	(8.6%)	Book Value Per Share (%)	1.6%
Tangible Book Value Per Share ($)	($2.07)	Tangible Book Value Per Share ($)	$0.60
Tangible Book Value Per Share (%)	(8.9%)	Tangible Book Value Per Share (%)	3.2%
Earnings Per Share ($)	($0.27)
Earnings Per Share (%)	(12.9%)

Actual results may vary from projected results and the variations may be material. The Accretion/Dilution Analysis illustrates the potential pro forma accretive or dilutive effect of the transaction with respect to various financial metrics relating to Leucadia.

Other Factors

In rendering its opinion, UBS also reviewed, for informational purposes, certain other factors, including comparisons of:

•

the historical closing prices of Jefferies common stock and Leucadia common shares over the five-year period ending November 9, 2012 to those of the Standard & Poor’s 500 Index and the Standard & Poor’s Financials Sector Index over the same period;

•

the ratio of the historical closing prices of Jefferies common stock and of Leucadia common shares to their respective book values over the five-year period ending November 9, 2012 to those of the Selected Companies over the same period;

•

the ratio of the historical closing prices of Jefferies common stock and of Leucadia common shares to their respective tangible book values over the five-year period ending November 9, 2012 to those of the Selected Companies over the same period; and

•	the exchange ratio to the trading ratios of the Jefferies common stock to Leucadia common shares over the five-year period ending November 9, 2012, adjusted for the Leucadia winery business spin out.

Miscellaneous

Under the terms of UBS’ engagement, Leucadia agreed to pay UBS for rendering its opinion a fee of $1,000,000. In addition, Leucadia agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Leucadia, Jefferies and certain of their respective affiliates and, accordingly, may at any time hold a long or short position in such securities. During the two years prior to the date of its opinion, the investment banking division of UBS did not provide investment banking services to Leucadia, Jefferies or their respective affiliates for which it received compensation.

Leucadia’s board of directors selected UBS as its financial advisor in connection with the transaction because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Interests of Leucadia Directors and Executive Officers in the Transactions

When considering the recommendation of the Leucadia board of directors with respect to the transactions, you should be aware that certain of Leucadia’s directors and executive officers may have interests in the transactions that are different from or in addition to those of Leucadia shareholders more generally. These interests may present such persons with actual or potential conflicts of interest. The board of directors of Leucadia was aware of these interests during the deliberation of the merits of the transactions and in deciding to recommend that you vote for the Leucadia share issuance and the charter amendment.

Michael Sorkin. Mr. Sorkin, a director of Leucadia, is a Vice Chairman of N M Rothschild & Sons Limited, the U.K. arm of the family controlled Rothschild banking group, which is an affiliate of Rothschild, one of the investment banks engaged by Leucadia to advise the Leucadia board in connection with the transactions. Although Mr. Sorkin does not expect to share in the fee received by Rothschild for its service to Leucadia, he could be deemed to have an interest in the transactions. Rothschild is not issuing a fairness opinion to Leucadia or the Leucadia board of directors in connection with the transactions.

Ian M. Cumming. Mr. Cumming currently serves as Chairman of the Board and Chief Executive Officer of Leucadia. Upon consummation of the transactions, Mr. Cumming will retire from those positions, while remaining a member of the Leucadia board of directors. Mr. Cumming has an employment agreement with Leucadia that expires June 30, 2015, the severance provisions of which are not triggered as a result of the transactions.

In consideration of Mr. Cumming’s retirement from his positions with Leucadia in connection with the transactions, Mr. Cumming and the board of directors of Leucadia have agreed to the financial and other terms of this retirement, including the following: (i) an immediate cash payment of $1,400,000 (to be reduced by any base salary that will be paid after December 31, 2012 pursuant to Mr. Cumming’s current employment agreement) payable upon consummation of the second merger; (ii) use of Leucadia’s corporate-owned airplanes for personal reasons through June 30, 2015, so long as Leucadia continues to own such planes, and subject to availability (provided that Mr. Cumming will reimburse Leucadia for the incremental cost of such usage which, in any year ending June 30, exceeds the average of Mr. Cumming’s personal usage for 2010, 2011 and 2012); (iii) payment of the maximum bonus payable under Leucadia’s 2003 Senior Executive Annual Incentive Bonus Plan, as amended (referred to as the “Bonus Plan”), for the fiscal year ending December 31,

2012, without reduction to such amount as the compensation committee of Leucadia would otherwise have the discretion to make, and no further payments being made to Mr. Cumming under the Bonus Plan for the remaining three years of the plan; (iv) determination that Mr. Cumming’s resignation is not a “voluntary termination” under Leucadia’s 2011 common share purchase warrants, which shall continue to vest pursuant to their terms; (v) Mr. Cumming’s ability to purchase from Leucadia at a fair market value to be determined by independent third-party appraisal, certain miscellaneous non- operating assets of Leucadia, at his election, including the office block located in Salt Lake City, Utah; (vi) the continuation through June 30, 2015, at Leucadia’s expense, of the $1 million life insurance policy payable to Mr. Cumming’s designated beneficiaries upon his death; (vii) his entitlement to receive benefits under all retirement and deferred compensation plans in which he is a current participant; and (viii) continued coverage under insurance and indemnification programs for acts or omissions occurring prior to his retirement and for all work that Mr. Cumming does to help transition to new leadership upon the consummation of the transactions. In addition, Mr. Cumming will continue to be a party to a shareholders agreement with Leucadia expiring on June 30, 2018, requiring repurchases by Leucadia of up to 55% of the Leucadia common shares owned by Mr. Cumming upon his death. As provided in Mr. Cumming’s employment agreement, Mr. Cumming will not, for six months following his resignation, solicit customers, clients or employees of Leucadia, except as agreed upon with Leucadia. For additional information, see the section entitled “—Transaction-Related Compensation” below.

Other Named Executive Officers. Each of Thomas E. Mara, Joseph A. Orlando and Justin R. Wheeler is a party to a retention agreement effective since 2010 with Leucadia pursuant to which each of them is entitled to receive a cash payment in the event that (i) at any time prior to March 1, 2015 for Mr. Wheeler, or prior to June 22, 2015 for Messrs. Mara and Orlando, neither Mr. Cumming nor Mr. Steinberg is serving as Leucadia’s chief executive officer and (ii) such executive resigns as an executive officer of Leucadia. The payments under these agreements would be $2,750,000 to each of Mr. Mara and Mr. Orlando, and $2,500,000 to Mr. Wheeler (in each case, referred to as the “contractual payment”). To retain the services of these executive officers following consummation of the transactions, each of these executives will receive the contractual payment that they would have been entitled to pursuant to terms of their respective retention agreement.

As a result of the second merger, Mr. Steinberg will resign as President of Leucadia and become Chairman of the Board of Leucadia and will continue to work full time as an executive of Leucadia. In connection with the second merger, Mr. Steinberg will not receive any compensation as a result of his change in position at Leucadia. For additional information, see “—Transaction-Related Compensation” below.

Transaction-Related Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation which the following individuals may receive that is based on or that otherwise relates to the transactions, assuming that the second merger is consummated on February 22, 2013, and further assuming that Ian M. Cumming retires as Chairman of the Board and Chief Executive Officer of Leucadia, as contemplated in connection with the second merger agreement, and that Thomas E. Mara, Joseph A. Orlando and Justin R. Wheeler do not resign their executive positions with Leucadia following the second merger. Certain of the compensation listed in this table with respect to Mr. Cumming (as reflected in the footnotes to the table) is estimated, based upon multiple assumptions that may or may not actually occur, including assumptions described in this joint proxy statement/prospectus. Some of these assumptions are based upon information not currently available and, as a result, the actual amounts, to be received by Mr. Cumming may differ in material respects from the amounts set forth below. This compensation is referred to as “golden parachute” compensation. The “golden parachute” compensation payable by Leucadia to these individuals is subject to a non-binding advisory vote of Leucadia shareholders, as described under “Proposals for the Leucadia Special Meeting—Leucadia Proposal 3 - Advisory (Non-Binding) Vote on Compensation” on page 123.

The amounts set forth below are payable in connection with the consummation of the second merger or upon a termination of employment, as detailed in the footnotes below.

Merger Related Compensation
Name and Title(1)	Cash ($)		Equity ($)	Pension and Non- Qualified Deferred Compensation ($)	Perquisites and Benefits ($)		Tax Reimbursement ($)	Other ($)	Total ($)
Ian M. Cumming, Chairman of the Board and CEO	17,262,440	(2)	—	—	799,402	(3)	—	—	18,061,842
Joseph S. Steinberg, President(4)	—		—	—	—		—	—	—
Thomas E. Mara, Executive Vice President	2,750,000	(5)	—	—	—		—	—	2,750,000
Joseph A. Orlando, Vice President and Chief Financial Officer	2,750,000	(5)	—	—	—		—	—	2,750,000
Justin R. Wheeler, Vice President and Chief Operating Officer	2,500,000	(5)	—	—	—		—	—	2,500,000

(1)

Effective upon consummation of the second merger, Mr. Cumming will retire as Chairman and Chief Executive Officer of Leucadia and Mr. Cumming’s employment agreement with Leucadia will terminate. The employment of Messrs. Steinberg, Mara, Orlando and Wheeler with Leucadia is assumed to continue following the second merger.

(2)

The amount in this column represents (a) a cash payment of $1,262,440 payable immediately following the consummation of the second merger (which is equal to $1,400,000 less $137,560 to be paid as base salary to Mr. Cumming after December 31, 2012 pursuant to his employment agreement through February 22, 2013, the assumed effective date of the second merger for purposes of this joint proxy statement/prospectus) and (b) for calendar year 2012, an estimated amount of $16,000,000 payable under the Bonus Plan, which provides for an annual incentive bonus in an amount equal to 1.35% of the audited pre-tax earnings of Leucadia and its consolidated subsidiaries; the current estimate of the amount that would be payable under the Bonus Plan for calendar year 2012 is based upon Leucadia’s actual pre-tax earnings through September 30, 2012, plus the approximate $526,000,000 fourth quarter 2012 gain recorded by Leucadia on its sale of the promissory note of a subsidiary of Fortescue Metals Group Ltd., and will be payable promptly after completion of Leucadia’s 2012 audit.

(3)

The amount in this column represents (a) an estimated amount of $23,000 paid by Leucadia through June 30, 2015 in annual premium on a $1,000,000 term life insurance paid for Mr. Cumming; and (b) an estimated maximum incremental cost to Leucadia of $776,402 for Mr. Cumming’s continued personal use of Leucadia’s corporate-owned airplanes (subject to availability) through June 30, 2015, based upon the average of the incremental cost to Leucadia of Mr. Cumming’s personal usage of Leucadia’s corporate-owned aircraft for 2010 ($239,604) and 2011 ($425,885).

(4)	Mr. Steinberg is not entitled to any compensation or benefits that are based on or otherwise relate to the second merger.

(5)

In order to retain the services of Messrs. Mara, Orlando and Wheeler, upon consummation of the second merger, each of them will be entitled to receive the contractual payment that they would have been entitled to receive pursuant to the terms of their respective retention agreements. The retention agreements provide for a cash payment in the amount specified above, if at time through March 1, 2015 for Mr. Wheeler, or through June 15, 2015 for each of Messrs. Mara and Orlando, neither Mr. Cumming nor Mr. Steinberg is the Chief Executive Officer of Leucadia and such executive terminates his employment with Leucadia within six months of such event. Each of the Retention Agreements shall terminate upon consummation of the second merger and payment of the amounts specified above.

In addition to the transaction-related compensation described in the table above, Mr. Cumming is also entitled to (a) a total of $100,000 in retirement benefits payable to him in $10,000 increments over a period of 10 years pursuant to a retirement benefits agreement entered into in 1977 with a subsidiary of Leucadia prior to the time it was a wholly-owned subsidiary of Leucadia and (b) the aggregate balance of $197,149 payable to Mr. Cumming under Leucadia’s Non-Qualified Deferred Compensation Retirement Plan (after a $37,500 contribution by Leucadia) and the aggregate balance of $2,639,023 payable to Mr. Cumming under Leucadia’s Savings and Retirement Plan (after a $4,167 contribution by Leucadia). As described above, Mr. Cumming’s retirement in connection with the second merger will not be deemed a “voluntary termination” under the 2011 Senior Executive Warrant Plan (referred to as the “Warrant Plan”), so that the warrants to purchase 2,000,000 Leucadia common shares under the shareholder approved Warrant Plan, will continue to vest in accordance with their terms at a rate of 20% per year until 2015. In addition, for a period of six months following the consummation of the second merger, Mr. Cumming has agreed not to solicit customers, clients or employees of Leucadia in accordance with the terms of his employment agreement, except as agreed upon with Leucadia. Following the consummation of the second merger, Mr. Cumming will be eligible to receive non-employee director compensation in connection with his continuing service as a director.

Board of Directors and Management Following the Transactions

Effective as of, and subject to the occurrence of, the effective time of the second merger, the following will occur:

•	the size of the board of directors of Leucadia will be increased to fourteen;

•	Mr. Handler will become the Chief Executive Officer of Leucadia, as well as one of its directors, and also will remain Jefferies’ Chief Executive Officer and Chairman;

•	Mr. Friedman will become Leucadia’s President and one of its directors, and also will remain Chairman of the Executive Committee of Jefferies;

•	Mr. Steinberg will become Chairman of the Board of Leucadia and will continue to work full time as an executive of Leucadia;

•	Mr. Cumming will retire as Chairman of the Board and Chief Executive Officer of Leucadia and will remain a Leucadia director;

•	the four independent members of the Jefferies’ board of directors (W. Patrick Campbell, Richard G. Dooley, Robert E. Joyal and Michael T. O’Kane) will also join the board of directors of Leucadia;

•	the other six Leucadia directors will continue as directors of Leucadia; and

•	the other Jefferies and Leucadia officers will continue in their present positions.

Material U.S. Federal Income Tax Consequences

In the opinion of Morgan, Lewis & Bockius LLP, tax counsel to Jefferies, and Weil, tax counsel to Leucadia, the following are the material U.S. federal income tax consequences of the transactions to U.S. holders (as defined below) of Jefferies common stock.

This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those U.S. holders (as defined below) of Jefferies common stock that hold their shares of Jefferies common stock as “capital assets” within the meaning of Section

1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws or the second merger agreement, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	a real estate investment trust;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a regulated investment company or a mutual fund;

•	a “controlled foreign corporation” or a “passive foreign investment company”;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of Jefferies common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of Jefferies common stock that received Jefferies common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a holder of Jefferies common stock that has a functional currency other than the U.S. dollar;

•	a holder of Jefferies common stock that holds Jefferies common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•

a holder of Jefferies common stock that would receive cash instead of Leucadia common shares pursuant to the limitation contained in Section 2.2(f) of the second merger agreement described under “The Second Merger Agreement,” see page 98, or pursuant to the charter amendment as described under “Proposals for the Leucadia Special Meeting—Leucadia Proposal 2—Charter Amendment Proposal,” see page 119;

•	a holder of Jefferies’ preferred stock;

•	a person that is not a U.S. holder (as defined below); or

•	a U.S. expatriate.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Jefferies common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Jefferies common stock, the U.S. federal income tax consequences of the transactions of a partner in such partnership (or owner of such entity) generally will depend on the status of the partner and the activities of the partnership (or entity). Any entity treated as a partnership for U.S. federal income tax purposes that holds Jefferies common stock, and any partners in such partnership, should consult their own tax advisors with respect to the tax consequences of the transactions in their specific circumstances.

The tax consequences of the transactions will depend on your specific situation. You should consult with your own tax advisor as to the tax consequences of the transactions in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Tax Consequences of the Transactions

The parties intend for each of (1) the first merger and the LLC conversion, taken together, and (2) the second merger to be treated as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. It is a condition to Jefferies’ obligation and Leucadia’s obligation to complete the transactions that each receive an opinion from their respective tax counsel, dated as of the closing date of the transactions, to the effect that each of (1) the first merger and the LLC conversion, taken together, and (2) the second merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based, and this discussion is based, on facts, representations and assumptions set forth or referred to in such opinions or in the opinions of tax counsel filed as exhibits to the registration statement which this joint proxy statement/prospectus forms a part, as the case may be, and on representation letters provided by Jefferies and Leucadia. None of the opinions described above will be binding on the Internal Revenue Service or any court. Jefferies and Leucadia have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the transactions, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

The U.S. federal income tax consequences of the transactions will be as follows:

You will not recognize gain or loss upon the conversion of your Jefferies common stock into New Jefferies common stock. The aggregate tax basis in the shares of New Jefferies common stock that you receive in the first merger will equal your aggregate adjusted tax basis in the shares of Jefferies common stock you surrender. Your holding period for the shares of New Jefferies common stock that you receive in the first merger will include your holding period for the shares of Jefferies common stock you surrender.

You will not recognize gain or loss upon exchanging your New Jefferies common stock for Leucadia common shares, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of Leucadia common shares. The aggregate tax basis in the shares of Leucadia common shares that you receive pursuant to the second merger (including any fractional share deemed received and sold as described below) will equal your aggregate adjusted tax basis in the shares of New Jefferies common stock you surrender. Such aggregate adjusted tax basis will be allocated between the Leucadia common shares you receive and any fraction share based on their relative fair market values. Your holding period for the shares of Leucadia common shares that you receive pursuant to the second merger (including any fractional share deemed received and sold as described below) will include your holding period for the shares of New Jefferies common stock you surrender.

If either of the first merger and the LLC conversion, taken together, or the second merger were not to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, such transaction would be fully taxable to you. If the first merger and the LLC conversion, taken together, were not to so qualify, you would recognize net gain or loss equal to the difference between the fair market value of the New Jefferies common stock that you receive and your aggregate adjusted tax basis in the Jefferies common stock you surrender. If the second merger were not to so qualify, you would recognize net gain or loss equal to the difference between the sum of the fair market value of the Leucadia common shares and any cash in lieu of a fractional share that you receive and your aggregate adjusted tax basis in the New Jefferies common stock you surrender.

Cash Instead of a Fractional Share

If you receive cash in lieu of a fractional common share of Leucadia, you will be treated as having received the fractional common share of Leucadia pursuant to the second merger and then as having sold that fractional common share of Leucadia for cash. As a result, you will recognize gain or loss equal to the difference between the amount of cash received and the basis in your fractional common share of Leucadia as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the date such fractional share is sold by the exchange agent, the holding period for such fractional common share (including the holding period of New Jefferies common stock surrendered therefor, determined as described above) is greater than one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding

If you are a non-corporate holder of Jefferies common stock you may be subject, under certain circumstances, to backup withholding (currently at 28%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•

furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the Form W-9 or successor form included in the election form/letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof acceptable to Leucadia and the exchange agent that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

Holders of Jefferies common stock are urged to consult their tax advisors with respect to the tax consequences of the transactions in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Accounting Treatment

Leucadia prepares its financial statements in accordance with GAAP. The transactions will be accounted for using the acquisition method of accounting. Leucadia will allocate the purchase price to the fair value of Jefferies’ tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

Regulatory Clearances Required for the Transactions

Jefferies and Leucadia have each agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the second merger agreement. These approvals include approval from or notices to the SEC, FINRA, the NYSE, the Department of Justice (referred to as the “DOJ”), the Federal Trade Commission (referred to as the “FTC”) and various other federal, state and foreign regulatory authorities and self-regulatory organizations. Jefferies and Leucadia have completed, or will shortly complete, the filing of applications and notifications to obtain the required regulatory approvals.

U.S. Antitrust Clearance. Under the HSR Act and the rules promulgated thereunder by the FTC, the transactions may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the DOJ and specified waiting period requirements have been satisfied. Jefferies and Leucadia filed the requisite HSR Act notification forms on November 28, 2012, and the HSR Act waiting period is scheduled to expire at 11:59 p.m. on December 28, 2012. Both before and after the expiration of the waiting period, the FTC and the DOJ retain the authority to challenge the transactions on antitrust grounds.

In addition, the transactions may be reviewed by the state attorneys general in the various states in which Jefferies and Leucadia operate. While Jefferies and Leucadia believe there are substantial arguments to the contrary, these authorities may claim that there is authority, under the applicable state and federal antitrust laws and regulations, to investigate and/or disapprove the merger under the circumstances and based on the review set forth in applicable state laws and regulations. There can be no assurance that one or more state attorneys general will not attempt to file an antitrust action to challenge the merger. As of the date of this document, neither Leucadia nor Jefferies has been notified by any state attorneys general indicating that they plan to review the transactions.

Other Requisite U.S. Approvals, Notices and Consents. Notifications and/or applications requesting approval must be submitted to various governmental entities and self-regulatory organizations in connection with the transactions, including applications and notices to FINRA in connection with the indirect change in control, as a result of the transactions, of Jefferies’ registered broker-dealer subsidiaries. Jefferies and Leucadia will file and submit the applications required to be submitted to obtain these approvals and provide these notices.

Foreign Approvals. Approvals also may be required from, or notices must be submitted to, foreign regulatory authorities in connection with the transactions and the indirect change in ownership of particular businesses that are controlled by Jefferies and Leucadia abroad, including the Financial Services Authority in the United Kingdom. Jefferies and Leucadia have filed, or shortly will file, all applications required to be submitted to obtain these approvals and provide these notices.

Timing. There can be no assurances that all of the regulatory approvals described above will be obtained and, if obtained, there can be no assurances as to the timing of any approvals, Leucadia’s and Jefferies’ ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals.

Jefferies and Leucadia believe that the transactions do not raise substantial antitrust or other significant regulatory concerns and that Jefferies and Leucadia can obtain all requisite regulatory approvals on a timely basis without the imposition of any condition or restriction that would have a material adverse effect on Jefferies or Leucadia. The parties’ obligation to complete the second merger is conditioned on the receipt of certain regulatory approvals. Notwithstanding such requirement, neither party nor their respective subsidiaries are obligated to take any action or accept any condition, restriction, obligation or requirement which would reasonably be expected to required such party to sell, license, transfer, assign, lease, dispose of or hold separate any material business or asset or would reasonably be expected to result in any material limitations on such party’s ability to own, retain, conduct or operate all or a material portion of its business or assets.

It is presently contemplated that if any governmental approvals or actions are required beyond those discussed above, such approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained. The parties are required to use their reasonable best efforts to file all the necessary documentation and obtain all consents of third parties that are necessary to complete the transactions and to comply with the terms and conditions of all consents, approvals and authorizations of any third party or governmental entity.

Exchange of Shares in the Transactions

Upon the completion of the first merger, each share of Jefferies common stock issued and outstanding immediately prior to the effective time of the first merger will be converted into one share of New Jefferies common stock.

Prior to the effective time of the second merger, Leucadia will appoint an exchange agent to handle the exchange of shares of New Jefferies common stock for Leucadia common shares. At the effective time of the second merger, each share of New Jefferies common stock (excluding shares held by New Jefferies in treasury or any shares held by Leucadia, which shall be cancelled and cease to exist for no consideration) will be converted into the right to receive 0.81 of a Leucadia common share without the need for any action by the holders of New Jefferies common stock. However, in order to avert the possibility that the transactions could result in the application of tax law limitations on the use of certain of Leucadia’s tax attributes, the second merger agreement limits the amount of Leucadia common shares that can be issued to certain persons if such issuance would otherwise cause a person or group of persons (other than direct or indirect subsidiaries of Leucadia) to become a 5% shareholder or own 5% or more of the combined Leucadia common shares by reason of the second merger.

New Jefferies stockholders will not receive any fractional Leucadia common shares pursuant to the second merger. Instead, a stockholder of New Jefferies who otherwise would have received a fractional Leucadia common share will be entitled to receive, from the exchange agent appointed by Leucadia pursuant to the second merger agreement, a cash payment in lieu of such fractional shares representing such holder’s proportionate interest in the proceeds from the sale by the exchange agent of the number of excess shares of Leucadia common shares represented by the aggregate amount of fractional shares of Leucadia common shares.

After the effective time of the second merger, shares of New Jefferies common stock will no longer be outstanding, will be cancelled and will cease to exist and each certificate, if any, that previously represented shares of New Jefferies common stock will represent only the right to receive the merger consideration as described above. With respect to such shares of Leucadia common shares deliverable upon the surrender of Jefferies stock certificates, until holders of such Jefferies stock certificates have surrendered such stock certificates to the exchange agent for exchange, those holders will not receive dividends or distributions with respect to Leucadia common shares with a record date after the effective time of the second merger.

As promptly as practicable after the effective time of the second merger, Leucadia will cause the exchange agent to send a letter of transmittal specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates representing New Jefferies common stock shall pass, upon proper delivery of such certificates to the exchange agent. The letter will also include instructions explaining the procedure for surrendering Jefferies stock certificates, if any, in exchange for common shares.

Leucadia shareholders need not take any action with respect to their stock certificates.

Treatment of Jefferies Awards

Upon the effective time of the first merger, each outstanding award or benefit measured in whole or in part by the value of a number of Jefferies common stock will be converted, on a transitional basis, into an equivalent award denominated in shares of common stock of New Jefferies with the same terms and conditions (including vesting terms and conditions) as applied pre-conversion.

In connection with the second merger, each outstanding award or benefit measured in whole or in part by the value of a number of New Jefferies common stock will be converted at the exchange ratio into an equivalent award denominated in Leucadia shares with the same terms and conditions (including vesting terms and conditions) as applied pre-conversion. Fractional shares that relate to Jefferies awards will be rounded down to the nearest whole Leucadia common share. At or prior to the effective time of the second merger, Jefferies and Leucadia will make such amendments and take other actions with respect to the Jefferies award plans as necessary to effect the adjustment, including notifying all participants in Jefferies’ award plans.

Treatment of Jefferies Preferred Stock

If Jefferies preferred stock is not redeemed, Jefferies anticipates that the holders of Jefferies preferred stock will agree to exchange, prior to the first merger, all of their shares of the Jefferies preferred stock for a new series of convertible preferred stock of Jefferies, which will have the same terms, except that the terms of the new preferred stock will specifically provide that it will be converted into a series of convertible preferred stock of New Jefferies in the first merger. The terms of the New Jefferies preferred stock will provide that it will be converted into the right to receive a newly created series of preferred shares of Leucadia in the second merger. The terms of the new series of Leucadia preferred shares are currently being negotiated. They are now expected to be generally comparable to the current terms of the Jefferies preferred stock, although the Leucadia preferred shares will be convertible into Leucadia common shares and, accordingly, will have economic and other terms geared to such common shares and may otherwise reflect prevailing market conditions.

As of December 31, 2012, 125,000 shares of Jefferies preferred stock were issued and outstanding. The Jefferies preferred stock has a 3.25% annual, cumulative cash dividend and is convertible into 4,110,128 shares of Jefferies common stock at an effective conversion price of approximately $30.41 per share. The Jefferies preferred stock has a liquidation preference of $1,000 per share plus accumulated and unpaid dividends, is callable beginning in 2016 at a price of $1,000 per share plus accrued and unpaid dividends, and will mature in 2036. The Jefferies preferred stock is redeemable at the holder’s option upon the occurrence of a “change of control transaction,” a “fundamental change,” a “termination of trading” or a “default event”, all as defined in the certificate of designations for the preferred stock. In addition, if a holder of the Jefferies preferred stock elects to convert upon the occurrence of a fundamental change prior to January 16, 2016, the holder would receive transaction consideration in respect of a specified additional number of shares of Jefferies common stock.

Dividend Policy

Leucadia does not have a regular dividend policy and whether or not to pay any dividends is determined each year by its board of directors. Leucadia paid an annual cash dividend of $0.25 per share in 2011 and 2010 and did not pay any cash dividends in 2009. The Leucadia board of directors has indicated its intention to pay dividends on a quarterly basis following the consummation of the transactions. The payment of dividends in the future is subject to the discretion of Leucadia’s board of directors and will depend upon general business conditions, legal and contractual restrictions on the payment of dividends and other factors that Leucadia’s board of directors may deem to be relevant. Under the second merger agreement, neither party may authorize, declare or pay any dividend on their respective outstanding shares except for regular quarterly or annual, as applicable, cash dividends with usual record and payment dates in accordance with past dividend practice, and, in the case of Jefferies, the 3.25% dividend payable with respect to Jefferies preferred stock and in the case of Leucadia, one special dividend with respect to the Leucadia winery business spin out. On December 3, 2012, the Leucadia board of directors declared an annual $0.25 per share dividend payable on December 28, 2012 to shareholders of record on December 17, 2012.

Listing of Leucadia Common Shares

It is a condition to the completion of the second merger that the Leucadia common shares to be issued pursuant to the second merger be authorized for listing on the NYSE (or any successor inter-dealer quotation system or stock exchange thereto), subject to official notice of issuance.

De-Listing of Jefferies Common Stock

Upon the completion of the first merger, the Jefferies common stock currently listed on the NYSE will cease to be listed on the NYSE.

Appraisal Rights

Under Delaware law, holders of Jefferies common stock are not entitled to appraisal rights with respect to the first merger or the second merger. Because the Leucadia shareholders will continue to hold their Leucadia shares, the Leucadia shareholders will not be entitled to appraisal rights in connection with the merger.

In accordance with Section 262 of the DGCL, appraisal rights are available to the holders of Jefferies’ preferred stock in connection with the first merger; however, the holders of Jefferies preferred stock have effectively waived their appraisal rights by agreeing that the Jefferies preferred stock will either be redeemed or exchanged for a newly created series of preferred shares of Leucadia upon consummation of the second merger.

Litigation Related to the Transactions

Six putative class action lawsuits challenging the proposed transactions have been filed to date on behalf of a putative class consisting of Jefferies stockholders. Three were filed in the Supreme Court of the State of New York: (1) Howard Lasker IRA v. Jefferies Group, Inc. et al. (Index No. 653924/2012), filed on November 14, 2012 in New York County; (2) Lowinger v. Leucadia National Corp. et al. (Index No. 653958/2012), filed on November 15, 2012 in New York County; and (3) Jiannaras v. Jefferies Group, Inc., et al. (Index No. 702866/2012), filed on November 16, 2012 in Queens County. Three were filed in the Court of Chancery of the State of Delaware: (1) Oklahoma Firefighters Pension & Retirement System v. Handler et al. (C.A. No. 8054-CS), filed on November 21, 2012; (2) Laborers’ District Council Pension and Disability Trust Fund No. 2 et al. v. Campbell et al. (C.A. No. 8059-CS), filed on November 26, 2012; and (3) Genesee County Employees’ Retirement System v. Handler et al. (C.A. No. 8096-CS), filed on December 11, 2012.

Each of the Actions names Leucadia, Jefferies, and the directors of Jefferies, among others, as defendants.

Each Action is brought by a purported holder or holders of Jefferies common stock, both individually and on behalf of a putative class of Jefferies stockholders. The Actions generally allege, among other things, that the directors of Jefferies breached their fiduciary duties to Jefferies stockholders by engaging in a flawed process for selling the company and agreeing to sell Jefferies for inadequate consideration pursuant to a merger agreement that contains improper deal protection terms. The Actions also allege that Jefferies and Leucadia aided and abetted the Jefferies directors’ breach of fiduciary duties. Certain of the actions further allege that Messrs. Handler, Friedman, Cumming, Steinberg and Leucadia represent controlling shareholders of Jefferies and failed to fulfill their fiduciary duties in connection with the proposed transaction. The Actions seek, among other things, an injunction barring the proposed transactions.

The New York Actions

On or about November 27, 2012, the plaintiffs in the Lowinger and Lasker actions moved to consolidate the two cases and to appoint their counsel as co-lead plaintiffs’ counsel in those actions. On December 7, 2012, the defendants cross-moved to consolidate all three New York actions in the Supreme Court of the State of New York, New York County. On December 20, 2012, the plaintiff in the Lasker action filed an amended complaint adding allegations, among other things, that the defendants failed to disclose material facts regarding the proposed transactions to Jefferies stockholders. The Lasker plaintiff filed contemporaneously with its amended complaint a motion for expedited discovery. On January 7, 2013, defendants moved to dismiss or stay the New York actions in favor of the litigation pending in Delaware and opposed the New York plaintiffs’ motion for expedited discovery. The court has set oral argument for January 14, 2013 on the defendants’ motion to stay or dismiss and the plaintiffs’ motion to expedite. On January 8, 2013, the parties in the New York actions submitted to the court for its approval a stipulation providing for the consolidation of all three New York actions under the caption Howard Lasker IRA v. Jefferies Group Inc., et al. (Index No. 653924/2012), in New York County. On January 11, 2013, the court so ordered the stipulation and entered a decision and order formally consolidating the New York actions.

The Delaware Actions

On December 18, 2012, the plaintiff in the Genesee County action filed an amended complaint adding allegations, among other things, that the defendants failed to fully disclose to Jefferies stockholders all material information necessary to make an informed decision regarding the proposed transactions. On December 19, 2012, the Genesee County plaintiff filed a motion for a preliminary injunction and expedited discovery. The court has not yet acted on the motion.

The defendants intend to vigorously defend both the New York and Delaware Actions.

THE FIRST MERGER AGREEMENT

The following describes the material provisions of the first merger agreement, which is attached as Annex B to this joint proxy statement/prospectus and which is incorporated by reference herein.

The description in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the first merger agreement. This summary does not purport to be complete and may not contain all of the information about the first merger agreement that is important to you. Jefferies encourages you to read carefully the first merger agreement in its entirety before making any decisions regarding the transactions. The first merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the first merger agreement.

The First Merger Agreement

The first merger agreement dated November 11, 2012, by and among Jefferies and its two wholly-owned subsidiaries, New Jefferies and Merger Sub One, sets forth the terms and conditions of the first merger, which must occur prior to, and is a condition of, the second merger between New Jefferies and Leucadia.

Pursuant to the terms of the first merger agreement and in accordance with Delaware law, Merger Sub One will be merged with and into Jefferies. Jefferies will survive the merger (referred to as the “Jefferies Surviving Corporation”), automatically succeeding to all rights, privileges, immunities, powers, franchises and authority and becoming subject to the obligations of Merger Sub One, and the separate existence of Merger Sub One will cease. Pursuant to the first merger, Jefferies will become a wholly-owned subsidiary of New Jefferies, and the stockholders of Jefferies will become the stockholders of New Jefferies.

The First Effective Time

The first merger will become effective at the time specified in the certificate of merger for the first merger to be filed with the Secretary of State of Delaware (referred to as the “first effective time”).

Consideration

Common Stock

At the first effective time, each outstanding share of common stock of Merger Sub One will be converted into one share of common stock of the Jefferies Surviving Corporation, each outstanding share of common stock of Jefferies will be converted into one share of common stock of New Jefferies, and each share of common stock of New Jefferies that is owned by Jefferies will be cancelled without any consideration. From and after the first effective time, each outstanding certificate representing shares of Jefferies common stock will be deemed to represent shares of New Jefferies common stock without any action on the part of Jefferies stockholders.

Preferred Stock

At the first effective time, each outstanding share of preferred stock of Jefferies will be converted into one share of preferred stock of New Jefferies. From and after the first effective time, each certificate representing shares of Jefferies preferred stock will be deemed to represent shares of New Jefferies preferred stock, without any action on the part of Jefferies’ preferred stockholders.

Jefferies Awards and/or Other Securities of Jefferies

Jefferies will take all actions as may be necessary so that at the first effective time, each outstanding award or benefit measured in whole or in part by the value of a number of Jefferies common stock will be converted at the exchange ratio into an equivalent award denominated in shares of New Jefferies common stock with the same terms and conditions (including vesting terms and conditions) as applied pre-conversion.

Governance Documents

The certificate of incorporation and the bylaws of each of Jefferies and New Jefferies will be unaffected by the first merger and, in the case of Jefferies, the certificate of incorporation and the bylaws of Jefferies will become those of the Jefferies Surviving Corporation.

Directors and Officers

The directors and officers of Jefferies immediately prior to the first effective time will become the directors and officers of the Jefferies Surviving Corporation.

Conditions to the First Merger

Consummation of the first merger is conditioned upon the adoption of the first merger agreement by the stockholders of Jefferies and approval of the issuance of Leucadia common shares pursuant to the second merger by Leucadia shareholders. In other words, consummation of the first merger is conditioned upon Jefferies Proposal 1 of Jefferies receiving the affirmative vote of a majority of the outstanding shares of Jefferies common stock at the Jefferies special meeting and Leucadia Proposal 1 receiving the approval of a majority of the votes cast at the Leucadia special meeting, provided, that the total votes cast on such proposal represent over fifty percent of the Leucadia common shares entitled to vote on such proposal. The consummation of the first merger is also conditioned upon New Jefferies filing a certificate of amendment to the certificate of incorporation and a certificate of designations of New Jefferies with respect to creating for New Jefferies an authorized share capital identical to that of Jefferies. The first merger is not conditioned on the approval by Leucadia shareholders of the Leucadia charter amendment proposal and the Leucadia charter amendment proposal is not conditioned on the approval by Jefferies stockholders of the first merger agreement and the transactions contemplated by the first merger agreement.

Termination of the First Merger Agreement

The first merger agreement may be terminated, and the first merger abandoned, by mutual consent of the board of directors of Jefferies and the board of directors of Merger Sub One at any time prior to the first effective time, notwithstanding any approval of the first merger agreement by the stockholders of Jefferies or of Merger Sub One.

Governing Law

The first merger agreement is governed by the laws of the State of Delaware.

Amendments, Extensions and Waivers

The first merger agreement may be amended by the parties at any time before or after the receipt of the approval of the Jefferies stockholders required to consummate the first merger. However, after any such stockholder approval, there may not be, without further approval of Jefferies stockholders, any amendment of the first merger agreement for which (and in accordance with) applicable law requires further stockholder approval, and the effectiveness of such amendment will be subject to the approval by the applicable stockholders.

THE SECOND MERGER AGREEMENT

The following describes the material provisions of the second merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. The description in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the second merger agreement. This summary does not purport to be complete and may not contain all of the information about the second merger agreement that is important to you. Leucadia and Jefferies encourage you to read carefully the second merger agreement in its entirety before making any decisions regarding the transactions as it is the legal document governing the second merger.

The second merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the second merger agreement. Leucadia and Jefferies are responsible for considering whether additional disclosure of material information regarding material contractual provisions is required to make the statements in this joint proxy statement/prospectus not misleading. Factual disclosures about Leucadia or Jefferies contained in this joint proxy statement/prospectus or Leucadia’s or Jefferies’ public reports filed with the SEC may supplement, update or modify the factual disclosures about Leucadia or Jefferies contained in the second merger agreement and described in this summary. The representations, warranties and covenants made in the second merger agreement by Leucadia, Jefferies, New Jefferies, Merger Sub One and Merger Sub Two were qualified and subject to important limitations agreed to by Leucadia, Jefferies, New Jefferies, Merger Sub One and Merger Sub Two in connection with negotiating the terms of the second merger agreement. In particular, in your review of the representations and warranties contained in the second merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the second merger agreement, and were negotiated with the principal purposes of allocating risk between the parties to the second merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to Leucadia shareholders or Jefferies stockholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the second merger agreement or otherwise publicly disclosed. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the second merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this joint proxy statement/prospectus. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 163.

Transactions

Subject to the terms and conditions of the second merger agreement and in accordance with Delaware law:

•

as soon as reasonably practicable following the affirmative vote of the holders of a majority of the outstanding shares of Jefferies common stock in favor of the adoption of the first merger agreement and approval of the transactions contemplated by the first merger agreement and the satisfaction of other conditions to the transactions, including the affirmative vote of Leucadia shareholders to approve the Leucadia share issuance, on the closing date the first merger will occur in which Merger Sub One, a wholly-owned subsidiary of Jefferies and a party to the second merger agreement, will merge with and into Jefferies. Jefferies will survive the first merger as a wholly owned subsidiary of New Jefferies and the separate corporate existence of Merger Sub One will cease;

•	immediately following the first merger on the closing date, the LLC conversion will occur in which the Jefferies Surviving Corporation will be converted into a Delaware limited liability company in accordance with Section 266 of the DGCL and Section 18-214 of the DLLCA; and

•

immediately following the LLC conversion on the closing date, the second merger will occur, pursuant to which New Jefferies will merge with and into Merger Sub Two, a wholly-owned subsidiary of Leucadia and a party to the second merger agreement. Merger Sub Two will survive the second merger as a wholly-owned subsidiary of Leucadia and the separate corporate existence of New Jefferies will cease.

Effective Time; Closing

Unless the parties agree otherwise, the closing of the first merger, LLC conversion and second merger will occur on the second business day after the satisfaction or waiver of the conditions to the first merger or the second merger provided in the first merger agreement or the second merger agreement, as applicable (other than conditions that by their nature are to be satisfied at the closing of the first merger or the second merger, but subject to the satisfaction or waiver of those conditions), or at such other date and time as Leucadia and Jefferies may agree in writing. For further discussion on the conditions to the second merger, see “—Conditions to Completion of the Second Merger.” The second merger will be effective when the parties file a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as the parties agree and specify in the certificate of merger.

Leucadia and Jefferies currently expect to complete the second merger during the first calendar quarter of 2013, subject to receipt of required stockholder and shareholder approvals and regulatory approvals and to the satisfaction or waiver of the other conditions to the transactions described below.

Conditions to Completion of the Second Merger

The obligations of each of Jefferies and Leucadia to effect the second merger are subject to the satisfaction, or waiver, of the following conditions:

•	the adoption of the first merger agreement by holders of a majority of the outstanding shares of Jefferies common stock at the Jefferies special meeting;

•

the approval of the Leucadia share issuance by holders of a majority of the votes cast at the Leucadia special meeting; provided that the total votes cast on such proposal represent a majority of the Leucadia common shares entitled to vote on such proposal;

•	the absence of any law, judgment, injunction, order or decree by a court or other governmental entity that prohibits the consummation of any of the transactions;

•	the waiting period (and any extension thereof) applicable to the second merger under the HSR Act must have expired or been earlier terminated;

•

the registration statement of which this joint proxy statement/prospectus forms a part must have been declared effective by the SEC and must not be subject to any stop order or proceedings initiated or threatened by the SEC;

•	the Leucadia common shares to be issued pursuant to the second merger must have been authorized for listing on the NYSE, subject to official notice of issuance;

•	the receipt of certain regulatory approvals; and

•

the certificate of merger for the first merger must have been filed with the Delaware Secretary of State and become effective and the certificate of conversion for the conversion of Jefferies to a limited liability company must have been filed immediately thereafter with the Secretary of State of the State of Delaware and become effective.

In addition, the obligations of Jefferies to effect the second merger are subject to the satisfaction, or waiver, of the following additional conditions:

•	(i) the representations and warranties of Leucadia (other than certain representations related to Leucadia’s capitalization and there having not occurred an event having a material adverse effect on Leucadia), being true and correct in all respects both when made and at and as of the date of the closing of the second merger (or, if made as of a specific date, as of such date), except where the failure of such representations and warranties to not be so true and correct (without giving effect to any limitation as to material adverse effect or materiality contained in each representation or warranty) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Leucadia; and (ii) the representations of Leucadia related to its capitalization and there having not occurred an event having a material adverse effect on Leucadia being true and correct (other than inaccuracies that are de minimis in the aggregate) both when made and at and as of the closing of the second merger (or, if made as of a specific date, as of such date);

•	Leucadia having performed or complied, in all material respects, with all of its agreements and obligations under the second merger agreement at or prior to the closing date;

•

receipt by Jefferies of a certificate, dated as of the closing date, executed by the chief executive officer or another senior officer of Leucadia certifying as to the satisfaction of the conditions described in the preceding two bullets;

•

receipt by Jefferies from Morgan, Lewis & Bockius, LLP, tax counsel to Jefferies, of a written opinion, dated as of the closing date, to the effect that (i) the first merger and the LLC conversion, taken together, and (ii) the second merger will each be treated for U.S. federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code; and

•

receipt by Jefferies of evidence in form and substance reasonably satisfactory to Jefferies of the spin out of the Leucadia winery business to Leucadia shareholders as contemplated by the second merger agreement.

In addition, the obligations of Leucadia and Merger Sub Two to effect the second merger are subject to the satisfaction, or waiver, of the following additional conditions:

•

(i) the representations and warranties of Jefferies (other than certain representations related to Jefferies’ capitalization and there having not occurred an event having a material adverse effect on Jefferies), being true and correct in all respects both when made and at and as of the date of the closing of the second merger (or, if made as of a specific date, as of such date), except where the failure of such representations and warranties to not be so true and correct (without giving effect to any limitation as to material adverse effect or materiality contained in each representation or warranty) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Jefferies; and (ii) the representations of Jefferies related to its capitalization and there having not occurred an event having a material adverse effect on Jefferies being true and correct (other than inaccuracies that are de minimis in the aggregate) both when made and at and as of the closing of the second merger (or, if made as of a specific date, as of such date);

•	Jefferies having performed or complied, in all material respects, with all its agreements and obligations under the second merger agreement at or prior to the closing date;

•

receipt of a certificate, dated as of the closing date, executed by the chief executive officer or another senior officer of Jefferies certifying as to the satisfaction of the conditions described in the preceding two bullets; and

•

receipt by Leucadia from Weil, tax counsel to Leucadia, of a written opinion, dated as of the closing date, to the effect that (i) the first merger and the LLC conversion, taken together, and (ii) the second merger will each be treated for U.S. federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code.

As of January  , 2013, the last practicable date prior to the filing of this joint proxy statement/prospectus, neither the Leucadia board of directors nor the Jefferies board of directors has received any proposal for a competing transaction.

No Solicitation of Alternative Proposals

Each of Jefferies and Leucadia has agreed that, from the time of the execution of the second merger agreement until the earlier of the termination of the second merger agreement or the completion of the second merger, it and its subsidiaries will not and will not authorize its officers, directors, employees or representatives to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information) the making, submission or announcement of inquiries, discussions or requests concerning, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to a takeover proposal, (ii) enter into any agreement, letter of intent, agreement in principle or other similar instrument with respect to a takeover proposal, (iii) provide non-public information to any third party, or engage or participate in any negotiations or discussions in connection with a takeover proposal or otherwise knowingly cooperate with or assist or participate or knowingly encourage any negotiations or discussions, (iv) approve, adopt or recommend any takeover proposal, (v) submit a takeover proposal to a vote of the shareholders or stockholders, as applicable, or (vi) agree or publicly announce any intention to do any of the foregoing actions.

A “takeover proposal” with respect to Jefferies means any proposal, offer, inquiry or indication of interest from any person (other than Leucadia or its affiliates) relating to or that could reasonably be expected to lead to any (i) direct or indirect acquisition, purchase, transfer, license, exchange or other disposition of a business or assets that constitutes 20% or more of the net revenues, net income, assets or cash flow of Jefferies and its subsidiaries on a consolidated basis, (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of Jefferies, (iii) tender offer or exchange offer that if consummated would result in in any person beneficially owning 20% or more of any class of equity securities of Jefferies or (iv) merger, consolidation, business combination, recapitalization, reorganization, joint venture, liquidation, dissolution or similar transaction involving Jefferies or its subsidiaries.

A “takeover proposal” with respect to Leucadia means any proposal, offer, inquiry or indication of interest from any person (other than Jefferies or its affiliates) relating to or that could reasonably be expected to lead to any (i) direct or indirect acquisition, purchase, transfer, license, exchange or other disposition of a business or assets that constitutes 20% or more of the net revenues, net income, assets or cash flow of Leucadia and its subsidiaries on a consolidated basis, (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of Leucadia, (iii) tender offer or exchange offer that if consummated would result in in any person beneficially owning 20% or more of any class of equity securities of Leucadia or (iv) merger, consolidation, business combination, recapitalization, reorganization, joint venture, liquidation, dissolution or similar transaction involving Leucadia or its subsidiaries.

Notwithstanding the restrictions described above, prior to the approval at the applicable stockholder or shareholder meeting, the board of directors of each of Jefferies and Leucadia is permitted, subject to certain conditions, to furnish information with respect to Jefferies or Leucadia, as applicable, and enter into negotiations or discussions with a person who has made a bona fide takeover proposal if the board of directors of such party determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that such takeover proposal constitutes or be reasonably likely to result in a superior proposal.

A “superior proposal” with respect to Jefferies means a “takeover proposal” with respect to Jefferies (which was not the result of a material breach of the no solicitation provisions of the second merger agreement) that Jefferies’ board of directors determines in its good faith judgment, after consultation with Jefferies’ outside legal counsel and a financial advisor of nationally recognized reputation, (i) is on terms that would, if consummated, be more favorable to Jefferies stockholders than the transactions contemplated by the second merger agreement from a financial point of view and is reasonably likely to be completed on a timely basis and (ii) for which financing, to the extent required, is then committed or, in the good faith judgment of the board of directors, is reasonably likely to be obtained, except that the reference to “20% or more” in the definition of “takeover proposal” with respect to Jefferies shall be deemed to be a reference to “50% or more”.

A “superior proposal” with respect to Leucadia means a “takeover proposal” with respect to Leucadia (which was not the result of a material breach of the no solicitation provisions of the second merger agreement) that Leucadia’s board of directors determines in its good faith judgment, after consultation with Leucadia’s outside legal counsel and financial advisor, (i) is on terms that would, if consummated, be more favorable to Leucadia shareholders than the transactions contemplated by the second merger agreement from a financial point of view and is reasonably likely to be completed on a timely basis and (ii) for which financing, to the extent required, is then committed or, in the good faith judgment of the board of directors, is reasonably likely to be obtained, except that the reference to “20% or more” in the definition of “takeover proposal” with respect to Leucadia shall be deemed to be a reference to “50% or more”.

The second merger agreement requires that the parties notify each other within one business day of, among other things, beginning to provide non-public information or engaging in negotiations regarding a takeover proposal, the receipt of a takeover proposal or any request or inquiry that would reasonably be expected to lead to a takeover proposal. Any such notification shall include the identity of the person making such takeover proposal, request or inquiry and the material terms and conditions of any such takeover proposal. In addition, the second merger agreement requires the parties to inform each other on a reasonably prompt basis of material changes to any takeover proposal.

If the board of directors of either party withdraws (or qualifies or modifies in a manner adverse of the other party) its recommendation, such party will nonetheless continue to be obligated to hold its stockholder or shareholder meeting and submit the proposals as set forth herein to its stockholders or shareholders.

Changes in Board Recommendations

The respective boards of directors of Jefferies and Leucadia have each agreed, subject to certain exceptions discussed below, not to withdraw, or to qualify or modify in a manner adverse to the other party their respective recommendations with respect to the transactions.

Notwithstanding the restrictions described above, prior to obtaining the relevant stockholder or shareholder approval, the board of directors of each of Jefferies and Leucadia is permitted to withdraw, or to qualify or modify in a manner adverse to the other party its recommendation with respect to the transactions (i) in response to an intervening event (other than the receipt of a superior takeover proposal) or development that affects in a material respect the business, financial condition or result of operations of Jefferies or Leucadia, respectively and was unknown to the board of directors and not reasonably foreseeable as of the date of execution of the second merger agreement, and that becomes known to the board of directors before receipt of the applicable stockholder or shareholder approval or (ii) if the board of directors of Jefferies or Leucadia, as applicable, among other things, determines in good faith that a takeover proposal constitutes a superior proposal and in the case of (i) and (ii) above, the board of directors of Jefferies or Leucadia, as applicable, determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

Prior to making a change in board recommendation as described above, such board of directors must inform the other party in writing of its intention to change its recommendation and provide to such other party, as applicable, the material facts of the intervening event or the material terms and conditions of (and identity of the person making) the takeover proposal and must, in either case, allow five business days (or three business days in the case of any subsequent intervening event or any amendment to the financial or other material terms of the takeover proposal) to elapse following such other party’s receipt of such written notice, during which time, if requested by such other party, the party intending to make a change in board recommendation must negotiate in good faith changes to the second merger agreement that would allow such party not to make such recommendation change.

If, notwithstanding the foregoing, the board of directors of Leucadia withdraws (or qualifies or modifies in a manner adverse to Jefferies) its recommendation, Leucadia will nonetheless continue to be obligated to hold its shareholders meeting and submit the Leucadia share issuance to its shareholders, unless Leucadia terminates the second merger agreement (or the second merger agreement is otherwise terminated) as described below. See “—Termination of the Second Merger Agreement”. Similarly, if, notwithstanding the foregoing, the board of directors of Jefferies withdraws (or qualifies or modifies in a manner adverse to Leucadia) its recommendation, Jefferies will nonetheless continue to be obligated to hold its stockholders meeting and submit the first merger agreement to its stockholders, unless Jefferies terminates the first merger agreement (or the second merger agreement is otherwise terminated) as described below. See “—Termination of the Second Merger Agreement”.

Merger Consideration

The second merger agreement provides that (i) immediately following the effective time of the first merger, the LLC conversion shall occur and each issued and outstanding share of capital stock of the Jefferies Surviving Corporation shall be converted into and become one validly issued, fully paid and nonassessable limited liability company interest of Jefferies Converted LLC, and (ii) at the effective time of the second merger, each share of New Jefferies common stock issued and outstanding immediately prior to the effective time of the second merger (excluding shares held by New Jefferies in treasury or any shares held by Leucadia, which shall be cancelled and cease to exist for no consideration) be converted into the right to receive 0.81 of a Leucadia common share (referred to as the “exchange ratio”). The exchange ratio is fixed and will not be adjusted for changes in the market value of the Leucadia common shares or Jefferies common stock. However, in order to avert the possibility that the transactions could result in the application of tax law limitations on the use of certain of Leucadia’s tax attributes, the second merger agreement limits the amount of Leucadia common shares that can be issued to certain New Jefferies stockholders (other than direct or indirect subsidiaries of Leucadia) if such issuance would otherwise cause a person or group of persons to become a “5% shareholder” of Leucadia or own 5% or more of Leucadia common shares, each as determined under applicable tax regulations, by reason of the second merger. The number of Leucadia common shares that are subject to such limitation is the minimum number of shares that are otherwise deliverable pursuant to the second merger that would result in a New Jefferies stockholder, or any person or group of persons (other than direct or indirect subsidiaries of Leucadia), from becoming a 5% shareholder of Leucadia or owning 5% or more of Leucadia common shares (referred to as the “excess shares”).

If the limitation were to apply, instead of issuing the excess shares to the New Jefferies stockholder, the exchange agent would sell the excess shares into the market. If Leucadia determines that, notwithstanding the limitation, a New Jefferies stockholder has received excess shares, Leucadia will require the holder to surrender the excess Leucadia shares, and any dividends the holder has received on the excess Leucadia shares, to the exchange agent (or other agent designated by Leucadia) to be sold into the market. If the New Jefferies stockholder has sold the excess shares before receiving Leucadia’s demand to surrender the shares, the holder generally will be required to transfer to the agent the proceeds of the sale and any distributions the holder has received on the excess shares. From the net sales proceeds and any amounts received from the New Jefferies stockholder, the agent will pay the New Jefferies stockholder an amount equal to the lesser of (i) the closing market price of the excess shares as of the day prior to the closing date of the second merger and (ii) the net proceeds received from the sale of the excess shares plus any amounts received from the New Jefferies stockholder. Any remaining amounts would be donated to one or more charities selected by Leucadia.

In connection with the second merger, each outstanding award or benefit measured in whole or in part by the value of a number of New Jefferies common stock will be converted at the exchange ratio into an equivalent award denominated in Leucadia shares with the same terms and conditions (including vesting terms and conditions) as applied pre-conversion.

The second merger agreement provides that each share of New Jefferies common stock owned by Jefferies as treasury stock or owned by Leucadia will be cancelled without any conversion or payment of consideration.

Leucadia will not issue any fractional shares of Leucadia common shares pursuant to the second merger. Instead, a stockholder of New Jefferies who otherwise would have received a fractional Leucadia common share will be entitled to receive, from the exchange agent appointed by Leucadia pursuant to the second merger agreement, a cash payment in lieu of such fractional shares representing such holder’s proportionate interest in the proceeds from the sale in a round lots on the NYSE by the exchange agent of the number of excess shares of Leucadia common shares represented by the aggregate amount of fractional shares of Leucadia common shares.

The second merger agreement contemplates that prior to the effective time of the second merger, Leucadia will spin out to its shareholders all of the common stock of Crimson in a distribution that is intended to be tax-free to Leucadia and its shareholders. The spin out will be implemented through a distribution of all of the shares of Crimson on a pro rata basis to Leucadia shareholders. Crimson is engaged in the production and sale of premium, ultra-premium and luxury wines. After the distribution is complete, Crimson will be a separate publicly held company. Jefferies stockholders will not receive shares of Crimson in the distribution. See the section entitled “—Leucadia Winery Business Spin Out”.

Treatment of Jefferies Awards

In connection with the second merger, each outstanding award or benefit measured in whole or in part by the value of a number of New Jefferies common stock will be converted at the exchange ratio into an equivalent award denominated in Leucadia shares with the same terms and conditions (including vesting terms and conditions) as applied pre-conversion. Fractional shares that relate to Jefferies awards will be rounded down to the nearest whole Leucadia common share. At or prior to the effective time of the second merger, Jefferies and Leucadia will make such amendments and take other actions with respect to the Jefferies award plans as necessary to effect the adjustment, including notifying all participants in Jefferies award plans.

Efforts to Complete the Transactions

Jefferies and Leucadia have each agreed to:

•

use reasonable best efforts to take promptly all actions and to do all things necessary, proper or advisable under applicable laws to consummate the transactions, including (i) preparing and filing, as promptly as practicable, all applications, notices, petitions, filings and other requests necessary to obtain all required waivers, consents and approvals from governmental entities, (ii) providing information to the other party regarding itself as may be reasonably requested by the other party in connection with obtaining such waivers, consents and approvals, (iii) responding as promptly as practicable to any inquiries or requests received from any governmental entity, (iv) determining which filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other governmental entities, (v) keeping each other appraised of the status of all matters relating to the completion of the transactions and (vi) executing and delivering any additional instruments necessary to consummate the transactions;

•

promptly, but in no event later than ten days after the date of the second merger agreement, make their respective filings and thereafter make any required submissions under the HSR Act or other antitrust law and use reasonable best efforts to take all actions proper or advisable to consummate the transactions; and

•

cooperate in all respects with each other and use their respective reasonable best efforts to contest and resist any administrative or judicial action instituted (or threatened) challenging any of the transactions as violative of any antitrust law.

Notwithstanding the foregoing, neither Leucadia nor Jefferies, nor any of their respective subsidiaries is obligated to agree, and none of Jefferies, Leucadia or any of their respective subsidiaries will agree without the other party’s prior written consent, to take any action or accept any condition, restriction, obligation or requirement with respect to Leucadia, Jefferies, their respective subsidiaries or affiliates or their or their respective subsidiaries’ or affiliate’s assets if such action, condition, restriction, obligation or requirements would (i) reasonably be expected to require Jefferies, Leucadia or any of their respective subsidiaries or affiliates to sell, license, transfer, assign, lease, dispose of or hold separate any material business or asset or (ii) reasonably be expected to result in any material limitations on Jefferies, Leucadia or any of their respective subsidiaries or affiliates to own, retain, conduct or operate all or a material portion of their respective businesses or assets.

Termination of the Second Merger Agreement

The second merger agreement may be terminated at any time prior to the effective time of the second merger, and, except as described below, whether before or after the receipt of the required stockholder or shareholder approvals, under the following circumstances:

•	by mutual written consent of Jefferies and Leucadia;

•	by either Jefferies or Leucadia:

•

if the second merger is not consummated by June 1, 2013 (referred to as the “termination date”); provided, however, that this right to terminate the second merger agreement will not be available to any party whose material breach of the second merger agreement has been the principal cause of the failure to consummate the second merger by the termination date;

•

if an injunction, order, decree or ruling of a governmental entity of competent jurisdiction has been entered permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions and such injunction is final and non-appealable, provided, that this right to terminate the second merger agreement will not be available to any party whose material breach of the second merger agreement has been the principal cause of the entry of such final and non-appealable injunction, order, decree or ruling; or

•

if (a) the Jefferies stockholders fail to adopt the first merger agreement at the Jefferies special meeting or (b) the Leucadia shareholders fail to approve the Leucadia share issuance at the Leucadia special meeting; provided that this right will not be available to any party whose material breach of the second merger agreement was a principal cause of the failure to receive any stockholder or shareholder approval;

•

by Leucadia, if prior to the adoption of the first merger agreement and the approval of the transactions contemplated by the first merger agreement by Jefferies stockholders (i) the board of directors of Jefferies withdraws, or qualifies or modifies in a manner adverse to Leucadia, its recommendation of the first merger agreement or the first merger, (ii) Jefferies fails to include the recommendation of the board of directors of Jefferies in this joint proxy statement/prospectus, (iii) the Jefferies’ board of directors has approved or recommended a takeover proposal, (iv) the Jefferies’ board of directors has failed to publicly reaffirm its recommendation to vote in favor of the first merger within ten business days following receipt of a written request by Leucadia to provide such reaffirmation following a takeover proposal or (v) Jefferies breaches in any material respect its obligations under the second merger agreement regarding third-party takeover proposals, as described under the section entitled “—No Solicitation of Alternative Proposals”;

•

by Jefferies, if prior to the approval of the issuance of Leucadia common shares pursuant to the second merger by Leucadia shareholders (i) the board of directors of Leucadia withdraws, or qualifies or modifies in a manner adverse to Jefferies, its recommendation of the second merger agreement, the second merger, the charter amendment, or the issuance of Leucadia common shares pursuant to the second merger, (ii) Leucadia fails to include the recommendation of the board of directors of Leucadia in this proxy statement/prospectus, (iii) the Leucadia board of directors has approved or recommended a takeover proposal, (iv) the Leucadia board of directors has failed to publicly reaffirm its recommendation to vote in favor of the transaction within ten business days following receipt of a written request by Leucadia to provide such reaffirmation following a takeover proposal or (v) Leucadia breaches in any material respect its obligations under the second merger agreement regarding third-party takeover proposals, as described under the section entitled “—No Solicitation of Alternative Proposals”;

•

by Jefferies upon a breach of any representation, warranty, covenant or agreement on the part of Leucadia contained in the second merger agreement such that the conditions to Jefferies’ obligations to complete the transactions are not satisfied and that either (i) the breach is not reasonably capable of being cured or (ii) if such breach is reasonably capable of being cured, such breach has not been cured prior to the earlier of (a) 30 days following notice of such breach and (b) the termination date. However, Jefferies does not have this right to terminate the second merger agreement if it is then in breach of any of its representations, warranties, covenants or agreements contained in the second merger agreement and such breach would give rise to the failure of Jefferies’ conditions to closing; or

•

by Leucadia upon a breach of any representation, warranty, covenant or agreement on the part of Jefferies contained in the second merger agreement such that the conditions to Leucadia’s obligations to complete the transactions are not satisfied and that either (i) the breach is not reasonably capable of being cured or (ii) if such breach is reasonably capable of being cured, such breach has not been cured prior to the earlier of (a) 30 days following notice of such breach and (b) the termination date. However, Leucadia does not have this right to terminate the second merger agreement if it is then in breach of any of its representations, warranties, covenants or agreements contained in the second merger agreement and such breach would give rise to the failure of Leucadia’s conditions to closing.

Termination Fees and Expenses; Liability for Breach

Jefferies will be obligated to pay:

•

a termination fee of $90,000,000 (referred to as the “termination fee”) plus the out-of-pocket fees and expenses (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants and other representatives) actually incurred by or on behalf of Leucadia in connection with the authorization, preparation, negotiation, execution or performance of the second merger agreement and the transactions contemplated thereby, in an aggregate amount not to exceed $3,000,000 (referred to as the “expense reimbursement”) if Leucadia terminates the second merger agreement because prior to the Jefferies special meeting (i) the board of directors of Jefferies withdraws, qualifies or modifies its recommendation of the first merger agreement or the first merger in an adverse manner, (ii) Jefferies fails to include the recommendation of the board of directors of Jefferies in this proxy statement/prospectus, (iii) the Jefferies’ board of directors has approved or recommended a takeover proposal, (iv) the Jefferies’ board of directors has failed to publicly reaffirm its recommendation to vote in favor of the first merger within ten business days following receipt of a written request by Leucadia to provide such reaffirmation following a takeover proposal or (v) Jefferies breaches in any material respect its obligations under the second merger agreement regarding third-party takeover proposals as described under the section entitled “—No Solicitation of Alternative Proposals”;

•

the expense reimbursement if the second merger agreement is terminated by (i) Leucadia because Jefferies has breached its representations, warranties or covenants under the second merger agreement and such breach remains uncured and would give rise to the failure of Jefferies’ closing conditions or (ii) Leucadia or Jefferies because the required vote of Jefferies stockholders is not obtained; and

•

the termination fee if (i) either Jefferies or Leucadia terminates the second merger agreement because the second merger is not completed prior to June 1, 2013, (ii) either Jefferies or Leucadia terminates the second merger agreement because the required vote of Jefferies stockholders is not obtained or (iii) Leucadia terminates the second merger agreement because Jefferies has breached its representations, warranties or covenants under the second merger agreement, and, in each case, (a) at the time of such termination (or prior to the Jefferies special meeting in the event of a termination for failure to obtain the required stockholder vote), a takeover proposal with respect to 50% or more of the stock or assets of

Jefferies was made to Jefferies or directly to its stockholders or has been publicly disclosed, and in each case, not withdrawn and (b) within 12 months after such termination Jefferies enters into an agreement with respect to or consummates the same or any different takeover proposal, plus, in the case of clause (i) above, Jefferies will be obligated to pay the expense reimbursement.

Leucadia will be obligated to pay:

•

the termination fee and the expense reimbursement if Jefferies terminates the second merger agreement because prior to the Leucadia special meeting (i) the board of directors of Leucadia withdraws, qualifies or modifies its recommendation of the second merger agreement, the second merger, the charter amendment or the issuance of Leucadia common shares pursuant to the second merger in an adverse manner, (ii) Leucadia fails to include the recommendation of the board of directors of Leucadia in this proxy statement/prospectus, (iii) the Leucadia board of directors has approved or recommended a takeover proposal, (iv) the Leucadia board of directors has failed to publicly reaffirm its recommendation to vote in favor of the transaction within ten business days following receipt of a written request by Jefferies to provide such reaffirmation following a takeover proposal or (v) Leucadia breaches in any material respect its obligations under the second merger agreement regarding third-party takeover proposals as described under the section entitled “—No Solicitation of Alternative Proposals”;

•

the expense reimbursement if the second merger agreement is terminated by (i) Jefferies because Leucadia has breached its representations, warranties or covenants under the second merger agreement and such breach remains uncured or would give rise to the failure of Leucadia’s closing conditions or (ii) Leucadia or Jefferies because the required vote of Leucadia shareholders is not obtained; and

•

the termination fee if (i) either Jefferies or Leucadia terminates the second merger agreement because the second merger is not completed prior to June 1, 2013, (ii) either Jefferies or Leucadia terminates the second merger agreement because the required vote of Leucadia shareholders is not obtained or (iii) Jefferies terminates the second merger agreement because Leucadia has breached its representations, warranties or covenants under the second merger agreement, and, in each case, (a) at the time of such termination (or prior to the Leucadia special meeting in the event of a termination for failure to obtain the required shareholder vote), a takeover proposal with respect to 50% or more of the shares or assets of Leucadia was made to Leucadia or directly to its shareholders or had been publicly disclosed, and in each case, not withdrawn and (b) within 12 months after such termination Leucadia enters into an agreement with respect to or consummates the same or a different takeover proposal, plus, in the case of clause (i) above, Leucadia will be obligated to pay the expense reimbursement.

In no event will either of Leucadia or Jefferies be required to pay the termination fee or the expense reimbursement on more than one occasion.

Except as discussed above, each party shall pay all fees and expenses incurred by it in connection with the second merger and the other transactions contemplated by the second merger agreement provided, however that Jefferies and Leucadia will share equally all fees and expenses in relation to the printing, filing and distribution of this joint proxy statement/prospectus and any fees and expenses paid in respect of any HSR Act or other regulatory filing.

Upon the termination of the second merger agreement in accordance with its terms and payment of the termination fee or expense reimbursement, as applicable, neither Leucadia nor Jefferies shall have any continuing liability to each other. However, each party will remain liable for damages arising from willful and malicious breach of any of the provisions in the second merger agreement or fraud and the aggrieved party will be entitled to all rights and remedies available at law or in equity including, if available at law or in equity, the loss of the benefits of the second merger for Leucadia shareholders or Jefferies stockholders, as applicable.

Conduct of Business

Each of Jefferies and Leucadia has agreed to certain covenants in the second merger agreement restricting the conduct of its business between the date of the second merger agreement and the effective time of the second merger. In general, except (i) as may be required by applicable law, (ii) as discussed in the their respective filings with the SEC, filed prior to the date of the second merger agreement, (iii) as may be agreed in writing by Leucadia or Jefferies, as applicable, (iv) as may be required or expressly permitted by the second merger agreement, or (v) as may have been previously disclosed in writing to the other party as provided in the second merger agreement, each of Jefferies and Leucadia has agreed to, and shall cause their respective subsidiaries to, conduct its business in the ordinary course of business and use commercially reasonable efforts to preserve substantially intact its current business organizations, to keep available the services of its current officers and employees and to preserve its relationships with significant suppliers, licensors, licensees, distributors, lessors and others.

Jefferies and Leucadia have agreed to reciprocal specific restrictions relating to the conduct of their respective businesses between the date of the second merger agreement and the effective time of the second merger, including the following (subject, in each case, to exceptions specified below and in the second merger agreement or previously disclosed in writing to the other party as provided in the second merger agreement):

•

authorize, declare or pay any dividend on their respective outstanding shares except for regular quarterly or annual, as applicable, cash dividends with usual record and payment dates in accordance with past dividend practice, and, in the case of Jefferies, the 3.25% dividend payable with respect to shares of Jefferies preferred stock, and, in the case of Leucadia, one special dividend with respect to the Leucadia winery business spin out;

•

split, combine or reclassify any of its capital stock or other equity securities or issue or authorize or propose the issuance of any other security in respect of, or in lieu of or in substitution for shares of its capital stock or other equity securities;

•

except in the ordinary course of business, grant or commit to grant any stock options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of shares of common stock, or other equity-based awards with respect to shares of common stock, under any equity incentive plan or otherwise so long as such stock option, stock appreciation right, restricted share, restricted stock unit, deferred equity unit or award does not contain any provision that would cause it to vest in whole or in part by reason of the consummation of the transactions contemplated by second merger agreement;

•

except as required by applicable law or a benefit plan or contract (including Section 409A of the Code and regulations issued thereunder), (A) increase or commit to increase the compensation or other benefits payable or provided to current or former directors, officers, employees, consultants, or independent contractors (other than in the ordinary course of business), (B) enter into or commit to enter into any employment, change of control, severance, retention, deferred compensation, indemnification, or similar agreement with any director, officer, employee, consultant, or independent contractor of Jefferies, other than in the ordinary course of business or (C) except in connection with the hiring of employees in the ordinary course of business, establish, adopt, enter into, amend, become a party to, or commence participation in, or commit to establish, adopt, enter into, amend, become a party to, or commence participation in, any collective bargaining agreement, plan, trust, fund, policy, or arrangement, or benefit plan (or any plan, arrangement, agreement, program, practice, or policy that would be a benefit plan if it were in effect as of the date of the second merger agreement) for the benefit of any current or former directors, officers, employees, consultants, or independent contractors, or any of their beneficiaries;

•

materially change any tax or financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by generally accepted accounting principles, SEC rule or policy or applicable law;

•

adopt any (A) amendments to the certificate of incorporation or bylaws or (B) material amendments to any similar applicable charter documents of any of their respective subsidiaries, except in case of Leucadia, for the charter amendment;

•

except (A) for transactions among a party and its respective subsidiaries, in each case, to the extent required by a contract in effect on the date hereof, (B) in connection with the operation of their business in the ordinary course, (C) in the case of Jefferies, for conversions of its convertible debt securities and its convertible preferred stock in accordance with the terms thereof, (D) for grants of equity awards which are granted in the ordinary course of business and which do not contain any provision that would cause any such award to vest in whole or in part by reason of the consummation of the transactions contemplated by the second merger agreement, (E) for issuances of shares of common stock in respect of any exercise of an equity award outstanding on the date of the second merger agreement or that may be granted after the date of the second merger agreement in accordance with the second merger agreement, (F) for the sale of shares of common stock pursuant to the exercise of options to purchase shares of common stock if necessary to effectuate an optionee direction upon exercise or for withholding of taxes, or (G) issuances, sales, pledges, dispositions of or encumbrances on such capital stock or other ownership interest having a book value of up to $100,000,000 individually; provided that all such issuances, sales, pledges, dispositions or encumbrances, together with certain other actions permitted by the second merger agreement, do not exceed $200,000,000, in the aggregate, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in Jefferies or Leucadia, as applicable, or any of their respective subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable equity award (except as otherwise provided by the terms of the second merger agreement or for nondiscretionary actions pursuant to the express terms of any unexercisable equity award outstanding on the date of shares of common stock);

•

directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, except for (A) transactions among Jefferies or Leucadia, as applicable, and each of their respective wholly-owned subsidiaries or among Jefferies’ or Leucadia’s, as applicable, wholly-owned subsidiaries, (B) purchases or deemed acquisitions of common shares in respect of the exercise price or tax withholding obligations relating to an equity award upon the net exercise or vesting of any such equity award in a manner consistent with past practice, (C) redemptions of the preferred shares in accordance with the terms thereof, (D) buy-backs of common shares in accordance with the common shares buy-back policy approved by Jefferies’ or Leucadia’s, as applicable, boards of directors prior to the date hereof or (E) pursuant to contracts in effect as of the date hereof;

•

incur, assume, guarantee or otherwise become liable for, or modify in any material respect the terms of, any indebtedness for borrowed money or become responsible for the indebtedness of any person (directly, contingently or otherwise), except:

•	for any intercompany indebtedness for borrowed money between the party and its respective subsidiaries or among the subsidiaries of such party;

•

for indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money that (x) is in an amount not exceeding such existing indebtedness, (y) is on terms no less favorable in the aggregate to Jefferies or Leucadia, as applicable, than such existing indebtedness and (z) that does not contain provisions that will result in the occurrence of a default or event of default (with notice or lapse of time, or both) upon the consummation of either the first merger or the second merger;

•	for guarantees by a party and its respective subsidiaries of indebtedness for borrowed money of such party or one of their respective subsidiaries;

•	for amendments to any indebtedness to add additional eligible borrowers; or

•	in connection with the operation of their business in the ordinary course;

•

except (A) for transactions between a party and its respective wholly-owned subsidiaries or among the wholly-owned subsidiaries of a party, (B) in the case of Jefferies, in connection with the operation of its business in the ordinary course, (C) pursuant to existing agreements in effect prior to the execution of the second merger agreement, or (D) sales, leases, licenses, transfers, exchanges, swaps, mortgages or other encumbrances or dispositions of such properties or assets having a book value of up to $100,000,000 individually; provided that all such sales, leases, licenses, transfers, exchanges, swaps or other encumbrances or dispositions, together with certain other actions permitted by the second merger agreement shall not exceed $200,000,000 in the aggregate, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including via securitizations) or subject to any lien or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets, license or otherwise, and including by way of formation of a joint venture) any material portion of its or its subsidiaries’ properties or assets, including the capital stock of subsidiaries;

•

modify, amend, terminate or waive any rights under material contracts or material leases, in any manner the effect of which is, individually or in the aggregate, materially adverse to Jefferies and its subsidiaries taken as a whole or Leucadia and its subsidiaries taken as a whole, as applicable;

•	enter into any material contract other than in the ordinary course of business;

•

acquire (whether by merger, consolidation or acquisition of stock or assets, license or otherwise) any corporation, partnership or other business organization or any division or all or substantially all of the assets of any corporation, partnership or other business organization, other than investments of up to $100,000,000 individually in any corporation, partnership or other business organization; provided that all such investments, together with certain other investments permitted by the second merger agreement, shall not exceed $200,000,000 in the aggregate;

•	authorize or make any capital expenditures, other than capital expenditures made in the ordinary course of business consistent with past practice;

•	make any loans, advances or capital contributions to, or investments in, any person, in each case, other than:

•	loans, advances, capital contributions and investments made in the ordinary course of business,

•	loans, advances and capital contributions to a party or a wholly-owned Subsidiary of such party by a wholly-owned subsidiary of such party,

•	loans, advances, capital contributions to, or investments in, a subsidiary, or

•

loans, advances, capital contributions and investments of up to $100,000,000 individually in or to any corporation, partnership or other business organization; provided that all such investments, together with certain other investments permitted pursuant to the second merger agreement, shall not exceed $200,000,000 in the aggregate;

•	enter into, amend, waive or terminate (other than terminations in accordance with their terms) any affiliate transaction;

•

adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Jefferies or Leucadia, as applicable, or any of its “significant subsidiaries” as defined in Rule 1-02 of Regulation S-X (other than the first merger, the second merger, a merger of two or more wholly-owned subsidiaries or any internal recapitalization or reorganization of any of its subsidiaries);

•

waive, settle, satisfy or compromise any legal action other than those that (A) do not involve a payment in excess of the reserves set forth on the most recent consolidated balance sheet included in current filings with the SEC plus (1) $5,000,000 in any individual instance or

(2) $10,000,000 in the aggregate, and (B) do not involve any injunctive or other non-monetary relief or impose any material restrictions on the business or operations of Jefferies or Leucadia, as applicable, or any of their subsidiaries;

•	take any action that would reasonably be expected to cause any of the conditions to closing of the transactions to not be satisfied by June 1, 2013;

•	make or revoke any material election with regard to taxes or file any material amended tax returns; or

•	agree, in writing or otherwise, or announce an intention, to take any of the foregoing actions.

Governance of Leucadia Following the Completion of the Transactions

Leucadia has agreed to take all action necessary to cause, effective as of the effective time of the second merger, the board of directors of Leucadia to consist of fourteen members, eight of whom will be the current directors of Leucadia and six of whom will be Richard B. Handler, Brian P. Friedman, W. Patrick Campbell, Richard G. Dooley, Robert E. Joyal and Michael T. O’Kane, each current directors of Jefferies, as designated by Jefferies. Leucadia has also agreed to take all action necessary to cause, effective as of the effective time of the second merger, the Nominating and Corporate Governance Committee of the board of directors of Leucadia to consist of four members, two of whom will be independent directors designated by Jefferies (Robert E. Joyal and Michael T. O’Kane) and two of whom will be independent directors designated by Leucadia (Jeffrey Keil and Alan Hirschfield).

Indemnification and Insurance

The second merger agreement requires Leucadia, New Jefferies Surviving LLC and Jefferies Converted LLC to honor Jefferies’ and its subsidiaries’ obligations to indemnify the current and former directors and officers of Jefferies and its subsidiaries as well as to any other employees pursuant to individual indemnity agreements executed by them with Jefferies or its subsidiaries, for acts or omissions by such individuals occurring prior to the effective time of the second merger, to the same extent that such obligations of Jefferies and its subsidiaries existed on the date of the second merger agreement. The obligations to indemnify such individuals will survive the first merger and the second merger and continue until the expiration of the applicable statute of limitations with respect to any claims. The certificate of formation and limited liability company agreement of each of New Jefferies Surviving LLC and Jefferies Converted LLC will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former and present officers and directors than as currently provided under Jefferies’ organizational documents and the provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time of the second merger.

In lieu of maintaining directors’ and officers’ liability insurance (as required by the second merger agreement), the second merger agreement permits Jefferies to purchase, prior to the completion of the second merger, a pre-paid “tail” policy in respect of acts or omissions arising before the effective time of the second merger for a period of six years from the completion of the second merger. However, without the prior written consent of Leucadia, Jefferies may not under such “tail” insurance for any 12-month period incur an annual premium expense greater than 300% of the annual premiums currently paid by Jefferies. If Jefferies does not obtain “tail” insurance then, for a period of six years from the effective time of the second merger, Leucadia, New Jefferies Surviving LLC and Jefferies Converted LLC will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Jefferies and its subsidiaries with respect to matter arising before the effective time of the second merger.

Leucadia Winery Business Spin Out

Prior to the effective time of the second merger, Leucadia has agreed to cause the spin out of Leucadia’s winery operations owned by Crimson, provided that the Leucadia winery business spin out will not reduce the book value of Leucadia by more than $197,000,000 and that Leucadia will not retain any material liability with respect to the winery operations. Jefferies management deemed Crimson as less strategically relevant than Leucadia’s other subsidiaries, ascribing a value to Crimson no greater than approximately its book carrying value. As such, in assessing and negotiating the terms of the transaction with Leucadia, Jefferies management viewed the pre-transaction divestiture of Crimson through the Leucadia winery business spin out an efficient and desirable method of divesting Crimson, as compared with a post-transaction sale or other divestiture. It was therefore agreed that that the spin out occur prior to consummation of the transactions, without reducing the book value of Leucadia by more than $197 million and that it be effected without Leucadia retaining any material liability with respect to Crimson.

The Leucadia winery business spin out will be implemented pursuant to documentation that is reasonably acceptable to Jefferies, which Jefferies shall have a reasonable opportunity to review. The Leucadia winery business spin out will be implemented through a distribution of all of the shares of Crimson common stock on a pro rata basis to Leucadia shareholders of record on the Crimson record date in a manner that is intended to be tax-free to Leucadia and its shareholders. Each Leucadia shareholder of record on the Crimson record date will receive one share of Crimson common stock for every 10 Leucadia common shares. Prior to the distribution of Crimson common stock in the Leucadia winery business spin out, there has been no public market for Crimson common stock and there can be no guarantee that an active trading market will develop or the market prices at which Crimson common stock will trade. Following the spin out of Crimson, Leucadia will not own any shares of Crimson common stock. The Leucadia winery business spin out will be subject to a number of conditions, including the receipt of an opinion from Weil to the effect that the distribution will not result in the recognition, for U.S. federal income tax purposes, of gain or loss to Leucadia or its shareholders, except to the extent of cash that they receive in lieu of fractional shares of Crimson common stock, and the effectiveness of the registration of Crimson under the Securities Exchange Act of 1934, as amended. Leucadia has not requested, and does not intend to request, a private letter ruling from the Internal Revenue Service confirming that the Leucadia winery business spin out will be tax-free to Leucadia or its shareholders for U.S. federal income tax purposes. However, Leucadia does not expect that there would be significant gain, if any, recognized by it if the Leucadia winery business spin out were found to be taxable. Additional information will be provided to each Leucadia shareholder in the Information Statement with respect to Crimson to be filed by Leucadia prior to the effective date of the second merger.

Other Covenants and Agreements

The second merger agreement contains certain other covenants and agreements, including the following covenants:

•

prior to the effective time of the second merger, Jefferies and Leucadia will take actions necessary to amend the limited liability company agreement of Jefferies High Yield Holdings, LLC with respect to Leucadia’s equity interest in Jefferies High Yield Holdings, LLC so that (i) the maturity date of Leucadia’s interest is extended to at least three years and (ii) Leucadia’s interest qualifies as Jefferies equity for generally accepted accounting principles purposes;

•

in the event that holders of shares of Jefferies preferred stock, par value $0.0001 per share, and Leucadia reach agreement on the terms of a newly designated class of preferred shares of Leucadia unless otherwise agreed to by the parties, (i) Jefferies will prepare a certificate of amendment amending Jefferies certificate of designation of the preferred shares to reflect the terms agreed to by Jefferies, Leucadia and the holders of Jefferies preferred stock and (ii) Leucadia will prepare a certificate of designation setting forth the rights, powers and preferences of a newly-designated series of Leucadia preferred shares that mirror, to the extent practicable, the rights, powers and preferences of the Jefferies preferred shares;

•	cooperation between Jefferies and Leucadia in the preparation of this joint proxy statement/prospectus;

•

each party agrees (i) not to take any action that would reasonably be expected to prevent either the first merger and the LLC conversion, taken together, or the second merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and (ii) to cooperate in providing customary representations and other assistance in connection with the delivery of the tax opinions by the parties’ respective tax counsel;

•

Leucadia’s use of its commercially reasonable efforts to cause the Leucadia common shares issuable to Jefferies common stockholders in connection with the second merger to be approved for quotation on the NYSE;

•

Leucadia agrees to join in the execution and delivery of an indenture supplemental to the indenture securing Jefferies’ 3.875% Convertible Senior Debentures due 2029, evidencing Leucadia’s agreement to issue Leucadia common shares upon their conversion in accordance with their terms; and

•

causing any dispositions of New Jefferies common stock resulting from the second merger and any acquisitions of Leucadia common shares resulting from the second merger by each individual who may become subject to reporting requirements under the securities laws to be exempt from Section 16(b) of the Exchange Act.

Amendments, Extensions and Waivers

The second merger agreement may be amended by the parties at any time before or after the receipt of the approvals of the Jefferies stockholders or Leucadia shareholders required to consummate the first merger and the second merger. However, after any such stockholder or shareholder approval, there may not be, without further approval of Leucadia shareholders or Jefferies stockholders, as applicable, any amendment of the second merger agreement for which (and in accordance with) applicable law requires further stockholder or shareholder approval, and the effectiveness of such amendment will be subject to the approval by the applicable stockholders or shareholders.

Governing Law

The second merger agreement is governed by the laws of the State of Delaware.

No Third Party Beneficiaries

While the second merger agreement is not intended to confer upon you or any person other than Jefferies, Leucadia, New Jefferies, Merger Sub One and Merger Sub Two any rights or remedies, it provides a limited exception for Jefferies’ and its subsidiaries’ directors and officers to continue to have indemnification and liability insurance coverage after the completion of the second merger.

Specific Performance

The parties to the second merger agreement agreed in the second merger agreement that irreparable damage would occur in the event that any of the provisions of the second merger agreement were not performed in accordance with their specific terms or were otherwise breached, and that no adequate remedy at law would exist for such occurrence. The parties agreed that they shall be entitled to seek an injunction or injunctions to prevent breaches of the second merger agreement and to enforce specifically the performance of terms and provisions of the second merger agreement without proof of actual damages.

Representations and Warranties

The second merger agreement contains representations and warranties made by each of Jefferies and Leucadia. Jefferies and Leucadia have made representations and warranties regarding, among other things:

•	corporate organization, standing and similar corporate matters;

•	capital structure;

•	subsidiaries;

•	approval and authorization of the second merger agreement and the transactions contemplated by the second merger agreement and any conflicts created by such transactions;

•	required consents and approvals of governmental entities in connection with the transactions contemplated by the second merger agreement;

•	documents filed with the SEC, financial statements included in those documents and regulatory reports filed with governmental entities;

•	absence of undisclosed liabilities;

•	absence of certain changes or events;

•	legal actions;

•	tax matters;

•	property;

•	compliance with applicable laws and permits;

•	environmental matters;

•	labor matters;

•	employee benefits;

•	intellectual property;

•	material contracts;

•	opinion of financial advisor;

•	information supplied in connection with this joint proxy statement/prospectus and the registration statement of which it is a part;

•	insurance;

•	state takeover statutes;

•	finders or brokers; and

•	affiliate transactions.

Additional representations and warranties made only by Leucadia relate to:

•	Section 203 of the DGCL; and

•	the Investment Company Act.

Many of the representations and warranties in the second merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). For purposes of the second merger agreement, a “material adverse effect” means, any change, effect, event, condition, occurrence or state of facts that, individually or in the aggregate, is materially adverse to the assets, properties, business or financial condition or results of operations of Jefferies or Leucadia, as applicable, and their respective subsidiaries, taken as a whole, except that the definition of “material adverse effect” excludes any effect that results from:

•

facts, circumstances, events, conditions or changes generally affecting the industry in which Jefferies or Leucadia, as applicable, and their respective subsidiaries operate or the economy or the financial or securities markets in the United States or elsewhere in the world, including governmental, regulatory, social or political conditions or developments (including any outbreak or escalation of hostilities or acts of war, whether or not pursuant to the declaration of a national emergency or war, or acts of terrorism) or changes in interest rates, but, in each case, only to the extent such matters do not have a disproportionate impact on Jefferies and its subsidiaries or Leucadia and its subsidiaries, as applicable, as compared to other participants in their industries; or

•

(A) the announcement of, or compliance with, the second merger agreement or the announcement of the transactions contemplated by the second merger agreement, (B) changes in applicable law or accounting principles generally accepted in the United States or any interpretation thereof but, in each case, only to the extent such matters do not have a disproportionate impact on Jefferies and its subsidiaries or Leucadia and its subsidiaries, as applicable, as compared to other participants in their industry, (C) changes, solely in and of themselves, in the market price or trading volume of the shares of common stock of Jefferies or common shares of Leucadia, as applicable, but not any underlying cause of such changes, (D) changes, solely in and of themselves, in any analyst’s recommendations, any financial strength rating or any other recommendations or ratings as to Jefferies or Leucadia, as applicable, and their respective subsidiaries (including, in and of itself, any failure to meet analyst projections), (E) the loss by Jefferies or Leucadia or any of their respective subsidiaries or any of their respective customers, suppliers, employees or other business relationships as a result of the transactions contemplated by this Agreement, or (F) the failure, in and of itself, of Jefferies or Leucadia to meet any expected or projected financial or operating performance target, but not any underlying cause of such failure.

VOTING AGREEMENTS

Leucadia Voting Agreement

Simultaneously with the execution of the second merger agreement, Leucadia and BEI Jeffvest, a subsidiary of Leucadia, entered into a voting agreement with Jefferies (referred to as the “Leucadia voting agreement”). Pursuant to the Leucadia voting agreement, each of Leucadia and BEI Jeffvest has agreed, among other things, to vote the shares of Jefferies common stock held by them:

•	in favor of approval and adoption of the first merger agreement and approval of the first merger;

•	in favor of amending Jefferies’ certificate of designations for the preferred stock of Jefferies, if required;

•	in favor of each action contemplated by the first merger agreement; and

•	in favor of any action in furtherance of the transactions contemplated by the first merger agreement and the second merger agreement.

Leucadia and BEI Jeffvest beneficially owned in the aggregate approximately [28.52]% of the outstanding shares of Jefferies common stock as of the record date for the Jefferies special meeting. Additionally, pursuant to the Leucadia voting agreement, Leucadia and BEI Jeffvest have granted an irrevocable proxy to Jefferies to vote their shares of Jefferies common stock as described above. The Leucadia voting agreement and the irrevocable proxy granted thereunder will automatically terminate upon the first to occur of (i) the effective time of the second merger, (ii) the termination of the second merger agreement in accordance with its terms, and (iii) the mutual agreement of the parties to the Leucadia voting agreement.

If Jefferies exercises or waives any power, right, privilege or remedy under the Leucadia voting agreement or the Jefferies executive voting agreements, as the case maybe, Jefferies has agreed to take the same action under the other voting agreements to the extent such action is available under such other agreement.

The foregoing discussion of the Leucadia voting agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Leucadia voting agreement, which is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference.

Leucadia Executive Voting Agreements

Simultaneously with the execution of the second merger agreement, Ian M. Cumming, Chairman of the Board and Chief Executive Officer of Leucadia (with respect to [8.64]% of Leucadia’s outstanding common shares as of the record date for the Leucadia special meeting), and Joseph S. Steinberg, President and director of Leucadia (with respect to [9.63]% of Leucadia’s outstanding common shares as of the record date for the Leucadia special meeting), each entered into separate voting agreements with Jefferies (referred to as the “Leucadia executive voting agreements”). Pursuant to the Leucadia executive voting agreements, each of Messrs. Cumming and Steinberg have agreed, among other things, to vote (and to cause their affiliates holding Leucadia common shares on their behalf to vote) the Leucadia common shares held by each of them:

•	in favor of the Leucadia share issuance;

•	in favor of the charter amendment; and

•	in favor of any action in furtherance of the second merger agreement.

Mr. Cumming owned in the aggregate with respect to [8.64]% of Leucadia’s outstanding common shares as of the record date. Mr. Steinberg owned in the aggregate with respect to [9.63]% of Leucadia’s outstanding common shares as of the record date. Additionally, pursuant to the Leucadia executive voting agreements, each of Messrs. Cumming and Steinberg have granted an irrevocable proxy to Jefferies to vote their Leucadia common shares as described above. Each of the Leucadia executive voting agreements and the irrevocable proxies granted thereunder will automatically terminate upon the first to occur of (i) the effective time of the merger, (ii) the termination of the second merger agreement in accordance with its terms, and (iii) the mutual agreement of the parties to the Leucadia executive voting agreements.

The foregoing discussion of the Leucadia executive voting agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Leucadia executive voting agreements, which are attached as Annex D and E to this joint proxy statement/prospectus and are incorporated herein by reference.

Jefferies Executive Voting Agreements

Simultaneously with the execution of the second merger agreement, each of Richard B. Handler, Chairman of the Board and Chief Executive Officer of Jefferies, and Brian P. Friedman, Chairman of the Executive Committee of Jefferies, entered into separate voting agreements with Jefferies (referred to as the “Jefferies executive voting agreements”). Pursuant to the Jefferies executive voting agreements, each of Messrs. Handler and Friedman has agreed, among other things, to vote the shares of Jefferies common stock held by him:

•	in favor of approval and adoption of the first merger agreement and approval of the first merger;

•	in favor of amending Jefferies’ certificate of designations for the preferred stock of Jefferies, if required;

•	in favor of each action contemplated by the first merger agreement; and

•	in favor of any action in furtherance of the transactions contemplated by the first merger agreement and the second merger agreement.

Additionally, pursuant to the Jefferies executive voting agreements, each of Messrs. Handler and Friedman have granted irrevocable proxies to Jefferies to vote their shares of Jefferies common stock as described above. The Jefferies executive voting agreements and the irrevocable proxies granted thereunder will automatically terminate upon the first to occur of (i) the effective time of the merger, (ii) the termination of the second merger agreement in accordance with its terms, and (iii) the mutual agreement of the parties to the Jefferies executive voting agreement.

Pursuant to the terms of the Jefferies executive voting agreements, Leucadia is an express third party beneficiary of the Jefferies executive voting agreements and is entitled to enforce any power, right, privilege or remedy of Jefferies thereunder.

The foregoing discussion of the Jefferies executive voting agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Jefferies executive voting agreements, which are attached as Annex F and G to this joint proxy statement/prospectus and are incorporated herein by reference.

PROPOSALS FOR THE JEFFERIES SPECIAL MEETING

Jefferies Proposal 1 – First Merger Agreement

For a summary and detailed information regarding this proposal, see the information about the first merger agreement and the transactions contemplated by the first merger agreement throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The First Merger Agreement” beginning on page 96. A copy of the first merger agreement is attached as Annex B to this joint proxy statement/prospectus.

Under the first merger agreement, approval of this proposal is a condition to the completion of the first merger. If the proposal is not approved, the merger with Leucadia and the transactions will not be completed even if the other proposals related to the transactions are approved.

Adoption of the first merger agreement and approval of the transactions contemplated by the first merger agreement requires the affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of Jefferies common stock.

Jefferies’ board of directors has unanimously determined that the first merger agreement and the transactions contemplated by the first merger agreement are advisable, fair to and in the best interests of Jefferies and its stockholders and has approved the first merger agreement and the transactions contemplated by the first merger agreement. The Jefferies’ board of directors recommends that Jefferies stockholders vote FOR the proposal to adopt the first merger agreement and approve the transactions contemplated by the first merger agreement.

Jefferies Proposal 2 – Advisory (Non-Binding) Vote on Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that Jefferies provide stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Jefferies’ named executive officers that is based on or otherwise relates to the proposed transactions, as disclosed in this joint proxy statement/prospectus, including the compensation table and the related narrative named executive officer compensation disclosures set forth in “The Transactions—Interests of Jefferies’ Directors and Executive Officers in the Transactions” (referred to as the “change of control payments”). This vote is commonly referred to as a “golden parachute say on pay” vote. Accordingly, Jefferies stockholders are being provided with the opportunity to cast an advisory vote on such change of control payments.

As an advisory vote, this proposal is not binding upon Jefferies or the board of directors of Jefferies, and approval of this proposal is not a condition to completion of the proposed transactions.

Accordingly, Jefferies asks you to vote on the following resolution:

“RESOLVED, that Jefferies stockholders approve, on an advisory (non-binding) basis, the compensation of Jefferies’ named executive officers that is based on or otherwise relates to the proposed transactions, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Transactions—Interests of Jefferies’ Directors and Executive Officers in the Transactions” (which disclosure includes the compensation table and related narrative named executive officer compensation disclosures required pursuant to Item 402(t) of Regulation S-K).”

Approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Jefferies’ named executive officers that is based on or otherwise related to the proposed transactions requires that affirmative vote, in person or by proxy, of the holders of a majority of the shares of Jefferies common stock present, in person or by proxy, at the special meeting and entitled to vote thereon.

Jefferies’ board of directors recommends a vote “FOR” the approval on an advisory
(non-binding) basis of the compensation that may be paid or become payable to Jefferies’
named executive officers that is based on or otherwise relates to the proposed transactions, as disclosed in this joint proxy statement/prospectus.

Jefferies Proposal 3 – Possible Adjournment of the Jefferies Special Meeting

If Jefferies fails to receive a sufficient number of votes to approve Jefferies Proposal 1, Jefferies may propose to adjourn the special meeting, if a quorum is present, for the purpose of soliciting additional proxies to approve Jefferies Proposal 1. Jefferies currently does not intend to propose adjournment of the Jefferies special meeting if there are sufficient votes to approve Jefferies Proposal 1.

Jefferies’ board of directors unanimously recommends that Jefferies stockholders vote “FOR” Jefferies Proposal 3 to adjourn the Jefferies special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Jefferies Proposal 1.

PROPOSALS FOR THE LEUCADIA SPECIAL MEETING

Leucadia Proposal 1 – Leucadia Share Issuance

For a summary and detailed information regarding this proposal, see the information about the second merger and issuance of Leucadia common shares in connection with the second merger contained throughout this joint proxy statement/prospectus, including the information set forth in the sections entitled “The Transactions” beginning on page 51 and “The Second Merger Agreement” beginning on page 98.

A copy of the second merger agreement is attached to this joint proxy statement/prospectus as Annex A.

Under the second merger agreement, approval of this proposal is a condition to the completion of the second merger. If the proposal is not approved, the transactions will not be completed even if the other proposals related to the transactions are approved.

Under the NYSE rules, the Leucadia share issuance requires the affirmative vote of holders of a majority of the outstanding Leucadia common shares voted at the Leucadia special meeting, provided that the total votes cast including, pursuant to the rules of the NYSE, abstentions, represents over 50% in interest of all Leucadia common shares entitled to vote on the proposal.

Leucadia’s board of directors recommends a vote FOR the approval of the issuance of
Leucadia common shares pursuant to the second merger agreement.

Leucadia Proposal 2 – Charter Amendment Proposal

Overview

The Leucadia board of directors has unanimously approved a proposal to amend the transfer restriction already contained in Leucadia’s certificate of incorporation to restrict the issuance by Leucadia of its capital shares in connection with an acquisition transaction if and to the extent such issuance would result in any person or group of persons becoming a “5% shareholder” of Leucadia. In any such circumstance, the amended charter would require the exchange agent to deliver all or a portion of the cash proceeds of the sale of capital shares of Leucadia otherwise deliverable but restricted to any stockholder in an acquisition transaction. The proposed charter amendment also would expand the definition of “5% shareholder” with the intent of clarifying the manner in which the current transfer restrictions would operate if and when Leucadia has more than one class of shares outstanding. If approved by Leucadia shareholders, the charter amendment would apply to the second merger and would prohibit the delivery of Leucadia common shares to any New Jefferies stockholder if such delivery would have such a result, and would instead require the exchange agent to sell the otherwise deliverable shares and deliver all or a portion of the net cash proceeds to any such New Jefferies stockholder, consistent with the provisions of the second merger agreement described in the section entitled “The Transactions—Exchange of Shares in the Transactions,” see page 92.

Background of Current Transfer Restrictions

In order to protect Leucadia’s significant tax loss carryforwards and other tax attributes, since 1992, Leucadia common shares have been subject to certain transfer restrictions contained in Leucadia’s certificate of incorporation. The transfer restrictions impose restrictions on the transfer of Leucadia’s capital shares to designated persons.

The transfer restrictions generally restrict any person from accumulating 5% or more of the total value of Leucadia’s capital shares. Leucadia estimates that as of September 30, 2012, it had approximately $3.6 billion of federal net operating losses. For federal income tax purposes, if not otherwise used to offset federal taxable income, all of these carryforwards will expire by December 31, 2029.

The benefit of a company’s existing tax loss and credit carryovers, as well as the benefit of built-in losses, can be reduced or eliminated under Section 382 of the Code. Section 382 limits the use of losses and other tax benefits by a company that has undergone an “ownership change,” as defined in Section 382 of the Code. Generally, an “ownership change” occurs if one or more shareholders, each of whom owns 5% or more in value of a company’s capital shares, increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of shares owned by such shareholders over the preceding three-year period. For this purpose, all holders who each own less than 5% of a company’s capital shares are generally treated together as one 5% shareholder. In addition, certain attribution rules, which generally attribute ownership of shares to the ultimate beneficial owner thereof without regard to ownership by nominees, trusts, corporations, partnerships or other entities, and also attribute ownership between and among certain family members are applied in determining the level of share ownership of a particular shareholder. Options (including warrants and other rights) to acquire capital shares may be treated as if they had been exercised, on an option-by-option basis, if the issuance, transfer or structuring of the option meets certain tests. All percentage determinations are based on the fair market value of a company’s capital shares, including any preferred shares, which are voting or convertible (or otherwise participate in corporate growth).

If an “ownership change” were to occur in respect of the company or any of its subsidiaries or subsidiary groups, the amount of taxable income in any year (or portion of a year) subsequent to the ownership change that could be offset by NOLs or other tax attributes existing (or “built-in” losses) prior to such “ownership change” could not exceed an amount equal to the product obtained by multiplying (1) the aggregate value of the company, the subsidiary or the subsidiary group that underwent the “ownership change” by (2) the federal long-term tax exempt rate. Because the aggregate value of Leucadia or any of its subsidiaries, as well as the federal long-term tax-exempt rate, fluctuates, it is impossible to predict with any accuracy the annual limitation upon the amount of taxable income that could be offset by such NOLs or other tax attributes (and “built-in” losses) were an “ownership change” to occur in the future. However, if such limitation were to exceed the taxable income against which it otherwise would be applied for any year following an “ownership change,” the limitation for the ensuing year would be increased by the amount of such excess.

Current Transfer Restrictions

Leucadia’s certificate of incorporation generally restricts until December 31, 2024 (or earlier, in certain events) any attempted transfer of Leucadia common shares or any other securities that would be treated as Leucadia’s “stock” under the applicable tax regulations (referred to as “Leucadia Shares”) to a person or group of persons who own, or who would own as a result of such transfer, 5% or more of the Leucadia Shares. The transfer restriction also restricts any other attempted transfer of Leucadia Shares that would result in the identification of a new “5% shareholder” of Leucadia, as determined under applicable tax regulations. This would include, among other things, an attempted acquisition of Leucadia Shares from an existing 5% shareholder. For these purposes, numerous rules of attribution, aggregation and calculation prescribed under the Code (and related regulations) will be applied in determining whether the 5% threshold has been met and whether a group exists. The transfer restriction may also apply to proscribe the creation or transfer of certain “options,” which are broadly defined, in respect of the Leucadia Shares.

The transfer restriction restricts a shareholder’s ability to acquire additional Leucadia Shares in excess of the specified limitations. Furthermore, in the case of certain large shareholders, the ability to dispose of Leucadia Shares currently held, or any other Leucadia Shares which the shareholder may acquire, may be restricted as a result of the transfer restriction.

Generally, the restriction is imposed only with respect to the number of shares of Leucadia Shares, or options with respect to Leucadia Shares (referred to as “excess shares”), purportedly transferred in excess of the threshold established in the transfer restriction. In any event, the restriction does not prevent a valid transfer if either the transferor or the purported transferee obtains the approval of Leucadia’s board of directors.

Acquisitions of Leucadia Shares directly from Leucadia, whether by way of option exercise or otherwise, are not currently subject to the transfer restriction. Consequently, persons or entities that are able to acquire Leucadia’s Shares directly from Leucadia, including Leucadia’s employees, officers and directors, may do so without application of the transfer restriction, irrespective of the number of Leucadia’s Shares they already own or that they are acquiring. As a result, those persons or entities dealing directly with Leucadia may be seen to receive an advantage over persons or entities who are not able to acquire Leucadia’s Shares directly from Leucadia and, therefore, are restricted by the terms of the transfer restriction. It should be noted, however, that any direct acquisitions of Leucadia Shares from Leucadia first requires board approval and, in granting such approval, the board will review the implications of any such issuance for Leucadia’s NOLs and other tax attributes.

Leucadia’s board of directors has the discretion to approve a transfer of Leucadia Shares that would otherwise violate the transfer restriction. Nonetheless, if the board of directors decides to permit a transfer that would otherwise violate the transfer restriction, that transfer or later transfers would, under the tax rules, be aggregated with other acquisitions and could result in a later “ownership change” that would limit the use of the tax attributes of Leucadia. The board of directors intends to consider any attempted transfer individually and determine at the time whether it is in the best interest of Leucadia, after consideration of any factors that the board deems relevant, to permit the transfer, notwithstanding that an “ownership change” may occur. In addition, the Leucadia board of directors intends to exempt any Leucadia Shares issued to any direct or indirect subsidiary of Leucadia as a result of the transactions.

Leucadia’s certificate of incorporation further provides that all certificates representing Leucadia Shares bear the following legend:

“THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTIONS PURSUANT TO PART III OF ARTICLE FOURTH OF THE
CERTIFICATE OF INCORPORATION OF THE CORPORATION REPRINTED
IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE.”

In accordance with the transfer restriction, Leucadia will not permit any of Leucadia’s employees or agents, including the transfer agent, to record any transfer of Leucadia Shares purportedly transferred in excess of the threshold established in the transfer restriction. As a result, requested transfers of Leucadia Shares may be delayed or refused.

Leucadia’s certificate of incorporation provides that any transfer attempted in violation of the restrictions would be void ab initio, even if the transfer has been recorded by the transfer agent and new certificates issued. The purported transferee of the Leucadia Shares would not be entitled to any rights of shareholders with respect to the excess shares, including the right to vote the excess shares, or to receive dividends or distributions in liquidation in respect thereof, if any.

If Leucadia’s board of directors determines that a purported transfer has violated the transfer restriction, Leucadia will require the purported transferee to surrender the excess shares, and any dividends the purported transferee has received on the excess shares, to an agent designated by the board of directors. The agent will then sell the excess shares in one or more arm’s-length transactions, executed on the NYSE, if possible, to a buyer or buyers, which may include Leucadia; provided that nothing will require the agent to sell the excess shares within any specific time frame if, in the agent’s discretion, the sale would disrupt the market for the Leucadia Shares or have an adverse effect on the value of the Leucadia Shares. If the purported transferee has resold the excess shares before receiving Leucadia’s demand to surrender the excess shares, the purported transferee generally will be required to transfer to the agent the proceeds of the sale and any distributions the purported transferee has received on the excess shares. From such proceeds, the agent will pay any amounts remaining after repaying its own expenses and reimbursing the purported transferee for the price paid for the excess shares (or the fair market value of the excess shares at the time of the attempted transfer to the purported transferee by gift, inheritance or similar transfer) to a named charity or, in certain circumstances, charities selected by the board of directors.

The transfer restriction and related provisions contained in Leucadia’s amended and restated bylaws may be deemed to have an “anti-takeover” effect because they restrict the ability of a person or entity, or group of persons or entities, from accumulating in the aggregate at least 5% of the Leucadia Shares and the ability of persons, entities or groups now owning at least 5% of the Leucadia Shares from acquiring additional Leucadia Shares. The transfer restriction discourages or prohibits accumulations of substantial blocks of shares for which shareholders might receive a premium above market value.

Notwithstanding the restrictions, however, there remains a risk that certain changes in relationships among shareholders or other events will cause a change of ownership to occur under Section 382 of the Code. Further, there can be no assurance, in the event transfers in violation of the transfer restriction are attempted, that the IRS will not assert that those transfers have federal income tax significance notwithstanding the transfer restriction. As a result, the transfer restriction serves to reduce, but not necessarily eliminate, the risk that Section 382 of the Code will cause the limitations described above on the use of tax attributes of Leucadia.

Leucadia has been advised by Leucadia’s counsel, Weil that, absent a court determination, (1) there can be no assurance that the transfer restriction will be enforceable against all of Leucadia shareholders and (2) the transfer restriction may be subject to challenge on equitable grounds.

However, it should be noted that the existing transfer restriction has been in place since December 31, 1992 and has not been challenged to date.

The determination of 5% shareholder status is based upon a holder’s percentage ownership, taking into account certain rules of attribution, of the total value of outstanding Leucadia Shares, which currently consists of only common shares. Unless Jefferies redeems its preferred stock prior to the transactions, after the transactions there would be an additional class of Leucadia capital shares outstanding, the Leucadia preferred stock that would be issued in exchange for the Jefferies preferred stock. This potential change and any future changes in the capitalization of Leucadia may affect who will be deemed a 5% shareholder, thereby affecting the applicability of the transfer restriction to future transfers of Leucadia Shares.

Holders are advised to carefully monitor their ownership of common shares (and any future securities of Leucadia that may constitute Leucadia Shares for purposes of the transfer restriction) and should consult their own legal advisors and/or Leucadia to determine whether their ownership approaches the prohibited level.

Proposed Charter Amendment

Leucadia proposes to amend its certificate of incorporation to include a provision that would limit the amount of Leucadia Shares that can be issued in the event of an acquisition transaction to certain target shareholders if any person or group of persons would become a “5% shareholder” of Leucadia or would be treated as owning 5% or more of Leucadia common shares as a result of an acquisition transaction. Under the proposed amendment to the transfer restrictions, in such a circumstance, instead of delivering the Leucadia Shares to any such target shareholder, the Leucadia Shares would be sold into the market and the target shareholder would receive the lesser of the closing market price of the Leucadia Shares as of the day prior to the acquisition transaction and the net proceeds received from the sale of the shares. Any excess net sale proceeds would be donated to one or more charities selected by the Leucadia board of directors. The number of Leucadia Shares that would be sold instead of delivered to such a target shareholder is the minimum number of shares necessary to prevent the target shareholder, or any person or group of persons, from becoming a 5% shareholder of Leucadia or owning 5% or more of Leucadia common shares. Nonetheless, the proposed amendment to the transfer restrictions would allow the Leucadia board of directors to approve a delivery of Leucadia Shares to a target shareholder that would otherwise be prohibited by the charter amendment. However, other issuances of Leucadia Shares by Leucadia would continue to be unaffected by the transfer restrictions, such as the grant of employee options to purchase Leucadia common shares, and the board of directors of Leucadia will continue to be able to permit or restrict any such issuance on a case-by-case basis.

In addition, the charter amendment will also expand the definition of a “5% shareholder” for purposes of the current transfer restrictions to include any person who is treated as owning 5% or more of Leucadia common shares. This expansion is intended to clarify the manner in which the transfer restrictions will operate if and when Leucadia has more than one class of shares outstanding.

Reasons for the Charter Amendment

Currently, Leucadia’s certificate of incorporation protects the use of its NOLs by prohibiting the transfer of Leucadia Shares to the extent the transfer would result in the creation of a new 5% shareholder or would increase the amount of shares owned by an existing 5% shareholder. The current transfer restriction, however, does not apply to any issuances of shares by Leucadia. The proposed charter amendment is intended to avert unintended or unexpected ownership increases as calculated under the tax rules as a result of acquisition transactions. In an acquisition transaction in which Leucadia Shares are issued, accumulation of shares in the target corporation, over which Leucadia has no control, could, in certain circumstances, result in the creation of a new “5% shareholder” of Leucadia after the consummation of the acquisition transaction, particularly if the target shareholder already owns Leucadia Shares. Failure to adopt the charter amendment, therefore, could possibly threaten to impair the value of Leucadia’s tax attributes in acquisition transactions in which Leucadia Shares are delivered as part of the merger consideration.

Approval of the charter amendment is not a condition to the effectiveness of the second merger agreement. The second merger agreement contains a provision that would restrict the issuance of Leucadia common shares to certain Jefferies stockholders in a manner similar to the proposed charter amendment. If the charter amendment is not approved by Leucadia shareholders, Leucadia will rely upon the provisions of the second merger agreement to restrict the issuance of Leucadia common shares to Jefferies stockholders to avoid the imposition of any limitations on the use of its tax losses and other tax attributes.

Vote Required; Recommendation of Leucadia Board of Directors

The affirmative vote, in person or by proxy, of the holders of a majority of the outstanding Leucadia common shares is required to adopt the charter amendment. The required vote on Proposal 2 is based on the number of outstanding shares – not the number of shares actually voted. The failure of any Leucadia shareholder to submit a vote (i.e., not submitting a proxy and not voting in person) and any abstention from voting by a Leucadia shareholder will have the same effect as a vote against Proposal 2. Brokers, banks and other nominees do not have discretionary authority to vote on Proposal 2 and, therefore, will not be able to vote on Proposal 2 absent instructions from the beneficial owner. Consequently, the failure of a beneficial owner to provide voting instructions to its broker, bank, trustee or other nominee will have the same effect as a vote against Proposal 2.

Leucadia’s board of directors unanimously recommends that Leucadia shareholders vote “FOR” Leucadia Proposal 2 to approve the charter amendment.

Leucadia Proposal 3 – Advisory (Non-Binding) Vote on Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide shareholders with the opportunity to vote to approve, on a non-binding,

advisory basis, the compensation that may be paid or become payable to Leucadia’s named executive officers that is based on or otherwise relates to the proposed transactions, as disclosed in this joint proxy statement/prospectus, including the compensation table and the related narrative named executive officer compensation disclosures set forth in “The Transactions—Interests of Leucadia Directors and Executive Officers in the Transactions” (referred to as the “change of control payments”). This vote is commonly referred to as a “golden parachute say on pay” vote. Accordingly, Leucadia shareholders are being provided with the opportunity to cast an advisory vote on such change of control payments.

As an advisory vote, this proposal is not binding upon Leucadia or the board of directors of Leucadia, and approval of this proposal is not a condition to completion of the proposed transactions. The plans and arrangements pursuant to which the change of control payments are payable generally were previously disclosed to Leucadia shareholders as part of the Compensation Discussion and Analysis and related sections of Leucadia’s annual proxy statements.

Accordingly, Leucadia asks you to vote on the following resolution:

“RESOLVED, that Leucadia shareholders approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Leucadia’s named executive officers that is based on or otherwise relates to the proposed transactions, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Transactions—Interests of Leucadia Directors and Executive Officers in the Transactions” (which disclosure includes the compensation table and related narrative named executive officer compensation disclosures required pursuant to Item 402(t) of Regulation S-K).”

Vote Requirement; Recommendation of the Leucadia Board of Directors

The proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Leucadia’s named executive officers that is based on or otherwise related to the proposed transaction requires the affirmative vote, in person or by proxy, of the holders of a majority of the Leucadia common shares cast, in person or by proxy, at the special meeting and entitled to vote. The required vote on 3 is based on the number votes cast by holders of shares entitled to vote – not the number of outstanding shares. The failure of any Leucadia shareholder to submit a vote (i.e., not submitting a proxy and not voting in person) and any abstention from voting by a Leucadia shareholder will not be counted in determining the votes cast in connection with Proposal 3, but do have the effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated. Brokers, banks, trustees and other nominees do not have discretionary authority to vote on Proposal 3 and, therefore, will not be able to vote on Proposal 3 absent instructions from the beneficial owner. Consequently, the failure of a beneficial owner to provide voting instructions to its broker, bank, trustee or other nominee will have effect of not be counted in determining the votes cast in connection with Proposal 3, but does have the effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated.

Leucadia’s board of directors recommends a vote “FOR” the approval on an advisory
(non-binding) basis of the compensation that may be paid or become payable to Leucadia’s named executive officers that is based on or otherwise relates to the proposed transactions, as disclosed in this joint proxy statement/prospectus.

Leucadia Proposal 4 – Possible Adjournment of the Leucadia Special Meeting

If Leucadia fails to receive a sufficient number of votes to approve Proposal 1 or 2, Leucadia may propose to adjourn the special meeting, if a quorum is present, for the purpose of soliciting additional proxies to approve Proposal 1 or 2. Leucadia currently does not intend to propose adjournment of the Jefferies special meeting if there are sufficient votes to approve each of Proposals 1 or 2.

The affirmative vote, in person or by proxy, of the holders of a majority of the Leucadia common shares cast, in person or by proxy at the special meeting and entitled to vote on Proposal 4 is required to approve any adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Leucadia share issuance or the charter amendment. The required vote on Proposal 4 is based on the number votes cast by holders of shares entitled to vote – not the number of outstanding shares. The failure of any Leucadia shareholder to submit a vote (i.e., not submitting a proxy and not voting in person) and any abstention from voting by a Leucadia shareholder will not be counted in determining the votes cast in connection with Proposal 4, but do have the effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated. Brokers, banks, trustees and other nominees do not have discretionary authority to vote on Proposal 4 and, therefore, will not be able to vote on Proposal 4 absent instructions from the beneficial owner. Consequently, the failure of a beneficial owner to provide voting instructions to its broker, bank, trustee or other nominee will have effect of not be counted in determining the votes cast in connection with Proposal 4, but does have the effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated.

Leucadia’s board of directors unanimously recommends that Leucadia shareholders vote “FOR” Leucadia Proposal 4 to adjourn the Leucadia special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of any of Proposal 1 or 2.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined balance sheet of Leucadia assumes the second merger was completed as of September 30, 2012. The unaudited pro forma condensed combined statement of operations for the nine month period ended September 30, 2012 and for the year ended December 31, 2011 assumes the second merger was completed on January 1, 2011. The acquisition of National Beef described below, which was acquired on December 30, 2011, is also assumed to have been completed on January 1, 2011.

The unaudited pro forma condensed combined financial information reflects the second merger using the acquisition method of accounting. The aggregate purchase price includes the issuance of Leucadia common shares for each outstanding share of Jefferies common stock that Leucadia doesn’t own, at an exchange ratio of .81 of a Leucadia common share for each share of Jefferies common stock, and the fair value of the Leucadia owned Jefferies common stock. In addition, the purchase price includes the fair value of Jefferies employee stock awards attributable to the pre-combination services of Jefferies employees, which will be converted into Leucadia share awards at the exchange ratio. The value of the shares to be issued and awards to be converted will be based on the trading price of Leucadia’s common shares immediately prior to the completion of the second merger. For purposes of the unaudited pro forma condensed combined financial statements, each common share of Leucadia was assumed to have a fair value of $23.20 per share. This value was determined by reference to the closing price of a Leucadia common share on January 4, 2013, reduced by the Crimson dividend amount.

The unaudited pro forma condensed combined financial statements have been prepared based upon a preliminary purchase price allocation for Jefferies. The amount recognized for the fair value of Jefferies long-term debt, as well as the fair value of Jefferies financial instruments, trading liabilities, and other amounts accounted for by Jefferies at fair value will be based on actual fair values on the closing date (principally market prices), which could differ materially from the values assumed in the pro forma consolidated financial statements. Differences between the preliminary and final purchase price allocation could result in material adjustments. In addition, the aggregate purchase price will be based on the actual market price per share of Leucadia on the closing date, which could differ materially from the assumed value disclosed in the notes to the unaudited pro forma combined financial statements. If the actual market price per share of Leucadia on the closing date is higher than the assumed amount, it is expected that the actual amount recorded for goodwill will be higher; conversely, if the actual market price is lower, goodwill will be less. For example, each $1 per share change in the value of Leucadia’s common shares could change goodwill by approximately $180 million.

Jefferies has a fiscal year end of November 30th; accordingly, the pro forma condensed combined balance sheet as of September 30, 2012 includes Jefferies consolidated balance sheet as of August 31, 2012, the interim pro forma condensed combined statements of operations for the nine months ended September 30, 2012 includes Jefferies consolidated statement of earnings for the nine months ended August 31, 2012, and the pro forma condensed combined statements of operations for the year ended December 31, 2011 includes Jefferies consolidated statement of earnings for the year ended November 30, 2011.

On December 30, 2011, Leucadia completed the acquisition of 78.9% of National Beef for aggregate net cash consideration of $867,869,000, pursuant to a Membership Interest Purchase Agreement among Leucadia, National Beef, U.S. Premium Beef, LLC (referred to as “USPB”), NBPCo Holdings, LLC (referred to as “NBPCo”), TKK Investments, LLC (referred to as “TKK”), TMKCo, LLC (referred to as “TMKCo”) and TMK Holdings (referred to as “TMK”). The Membership Interest Purchase Agreement provided that the following transactions occur in the following sequence on the closing date and are reflected in the unaudited pro forma condensed combined financial information:

1.	Leucadia purchased 76.1% of National Beef from USPB and NBPCo for aggregate cash consideration of $875,369,000.

2.	TKK and TMKCo exercised their put rights with respect to their aggregate 5.1% interest in National Beef and National Beef redeemed such interest for aggregate cash consideration of

$75,947,000. National Beef borrowed funds under its revolving credit facility to finance this redemption. Upon completion of the redemption, Leucadia’s interest in National Beef increased to 79.6%.

3.	TMK purchased a 0.7% interest in National Beef from Leucadia for cash consideration of $7,500,000, reducing Leucadia’s interest to 78.9%.

The unaudited pro forma condensed combined financial statements are based upon the final purchase price allocation for National Beef. Historically, National Beef’s fiscal year consisted of the 52 or 53 week period ending on the last Saturday in August, while Leucadia’s fiscal year is the calendar year. In order to prepare the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011, National Beef’s historical consolidated operating results for the 52 week period ending November 26, 2011 were added to Leucadia’s historical consolidated statement of operations for the year ended December 31, 2011.

The preparation of pro forma financial information is governed by Article 11 of Regulation S-X, which requires a recasting of National Beef’s fiscal year end to a date that is within 93 days of Leucadia’s year end.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the unaudited interim and audited annual historical consolidated financial statements and notes thereto of Leucadia, Jefferies and National Beef which are incorporated by reference herein. The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not necessarily indicative of actual results had the foregoing transactions occurred at the times described above, nor does it purport to represent results of future operations.

LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
September 30, 2012

	Leucadia Historical	Jefferies Historical	Jefferies Pro Forma Adjustments(a)		Pro Forma As Adjusted
	(In thousands)
Assets
Cash and cash equivalents	$772,144	$2,844,513	$(30,505	)(b)	$3,586,152
Cash and securities segregated and on deposit for regulatory purposes or deposited with clearing and depository organizations	15,859	3,752,782			3,768,641
Financial instruments:
Trading assets, at fair value		13,917,006			13,917,006
Available for sale securities	1,728,045				1,728,045
Other, at cost	104,350				104,350

Total financial instruments owned	1,832,395	13,917,006	—		15,749,401

Investments in managed funds		60,121			60,121
Loans to and investments in associated companies	1,560,329	703,923	(794,102	)(a)	1,133,688
			(336,462	)(c)
Securities borrowed		5,218,205			5,218,205
Securities purchased under agreements to resell		3,942,915			3,942,915
Securities received as collateral		484			484
Receivables from brokers, dealers and clearing organizations	7,217	1,636,335			1,643,552
Customer receivables		892,051			892,051
Trade, fees, interest and other receivables, net	316,786	191,968			508,754
Property, equipment and leasehold improvements, net	856,213	175,880	(16,500	)(d)	1,015,593
Intangible assets, net	843,571	15,802	226,405	(d)	1,085,778
Goodwill	18,805	365,456	(365,456	)(e)	1,026,000
			1,007,195	(e)
Deferred tax asset, net	1,570,541	249,420	(7,833	)(e)	1,852,503
			99,680	(f)
			6,750	(b)
			(66,055	)(a)
Inventory	354,487				354,487
Other assets	591,837	440,497	24,388	(g)	1,056,722

Total	$8,740,184	$34,407,358	$(252,495)		$42,895,047

Liabilities
Short-term borrowing		$250,000			$250,000
Trading liabilities		8,353,969			8,353,969
Securities loaned		2,061,548			2,061,548
Securities sold under agreements to repurchase	$394,289	8,216,852			8,611,141
Obligation to return securities received as collateral		484			484
Payable to brokers, dealers and clearing	43,840	611,155			654,995
Payable to customers		5,004,324			5,004,324
Trade payables, expense accruals and other liabilities	515,569	876,741			1,392,310
Long-term debt	1,357,241	4,860,917	$218,074	(h)	6,436,232
Mandatorily redeemable convertible preferred stock		125,000	(125,000	)(i)	—
Mandatorily redeemable preferred interests of consolidated subsidiaries		339,825	(339,825	)(c)	—

Total liabilities	2,310,939	30,700,815	(246,751)		32,765,003

Mezzanine Equity
Redeemable noncontrolling interests in subsidiary	236,137				236,137
Mandatorily redeemable preferred shares			125,000	(i)	125,000
Equity
Common stock	244,583	20	117,533	(a)	362,116
			(20	)(j)
Additional paid-in capital	1,581,646	2,194,142	2,914,679	(a)	4,496,325
			(2,194,142	)(j)
Treasury stock		(1,845)	1,845	(j)	—
Accumulated other comprehensive income (loss)	518,705	(50,697)	50,697	(j)	518,705
Retained earnings	3,847,008	1,227,357	229,776	(a)	4,053,029
			(23,755	)(b)
			(1,227,357	)(j)

Total shareholders’ equity	6,191,942	3,368,977	(130,744)		9,430,175
Noncontrolling interest	1,166	337,566			338,732

Total equity	6,193,108	3,706,543	(130,744)		9,768,907

Total	$8,740,184	$34,407,358	$(252,495)		$42,895,047

LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Nine Months Ended September 30, 2012

	Leucadia Historical	Jefferies Historical	Jefferies Pro Forma Adjustments(a)		Pro Forma As Adjusted
	(In thousands, except per share amounts)
Revenues:
Beef processing services	$5,613,374				$5,613,374
Commissions		$358,495	$(9,800	)(k)	348,695
Principal transactions		793,834			793,834
Investment banking		842,921			842,921
Interest income	15,460	788,935			804,395
Manufacturing	191,846				191,846
Gaming entertainment	91,964				91,964
Realized security gains	581,669		9,800	(k)	591,469
Other	188,236	113,750	(53,973	)(l)	247,238
			(775	)(m)

Total revenues	6,682,549	2,897,935	(54,748)		9,525,736
Interest expense		668,000	(21,295	)(n)	643,658
			(3,047	)(i)

Net revenues	6,682,549	2,229,935	(30,406)		8,882,078
Interest on mandatorily redeemable preferred interests		34,604	(34,604	)(o)	—

Net revenues, less mandatorily redeemable preferred interests	6,682,549	2,195,331	4,198		8,882,078

Expenses:
Cost of sales:
Beef processing services	5,430,674				5,430,674
Manufacturing	157,903				157,903
Compensation and benefits	110,411	1,310,394			1,420,805
Direct operating expenses:
Gaming entertainment	67,117				67,117
Floor brokerage and clearing fees		91,039			91,039
Interest	71,294				71,294
Depreciation and amortization	100,582		40,331	(p)	142,731
			1,818	(d)
Selling, general and other expenses	169,988	416,078	(40,331	)(p)	544,760
			(975	)(q)

	6,107,969	1,817,511	843		7,926,323

Income from continuing operations before income taxes and income related to associated companies	574,580	377,820	3,355		955,755
Income tax provision	231,021	134,403	123	(r)	365,547

Income from continuing operations before income related to associated companies.	343,559	243,417	3,232		590,208
Income related to associated companies, net of income taxes	72,236		5,879	(s)	78,115

Income from continuing operations	415,795	243,417	9,111		668,323
Net (income) loss from continuing operations attributable to the noncontrolling interest	1,067	(32,612)			(31,545)
Net (income) from continuing operations attributable to the redeemable noncontrolling interest	(14,568)				(14,568)
Preferred stock dividends			(3,047	)(i)	(3,047)

Net income from continuing operations attributable to common shareholders	$402,294	$210,805	$6,064		$619,163

Basic earnings per common share attributable to common shareholders:
Income from continuing operations	$1.64				$1.63
Number of shares used in calculation	244,583	216,509	(88,122	)(t)	372,970
Diluted earnings per common share attributable to common shareholders:
Income from continuing operations	$1.62				$1.60
Number of shares used in calculation	248,910	220,621	(87,922	)(t)	381,609

LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2011

	Leucadia Historical	National Beef Historical	National Beef Pro Forma Adjustments(1)		Jefferies Historical	Jefferies Pro Forma Adjustments(a)		Pro Forma As Adjusted
	(In thousands, except per share amounts)
Revenues:
Beef processing services		$7,037,862						$7,037,862
Commissions					$534,726	$(7,198	)(k)	527,528
Principal transactions					428,035			428,035
Investment banking					1,122,528			1,122,528
Interest income	$31,604				1,248,132			1,279,736
Manufacturing	244,918							244,918
Gaming entertainment	117,217							117,217
Realized security gains	641,476					7,198	(k)	648,674
Other	399,407	674			196,217	(53,234	)(l)	542,031
						(1,033	)(m)

Total revenues	1,434,622	7,038,536	—		3,529,638	(54,267)		11,948,529
Interest expense					980,825	(28,393	)(n)	948,369
						(4,063	)(i)

Net revenues	1,434,622	7,038,536	—		2,548,813	(21,811)		11,000,160
Interest on mandatorily redeemable preferred interests					3,622	(3,622	)(o)	—

Net revenues, less mandatorily redeemable preferred interests	1,434,622	7,038,536	—		2,545,191	(18,189)		11,000,160

Expenses:
Cost of sales:
Beef processing services		6,701,108						6,701,108
Manufacturing	215,963							215,963
Compensation and benefits	99,081		32,053	(2)	1,482,604			1,613,738
Direct operating expenses:
Gaming entertainment	84,795							84,795
Floor brokerage and clearing fees					126,313			126,313
Interest	111,740	11,400	1,671	(3)				123,437
			(1,374	)(4)
Depreciation and amortization	54,429	49,272	(49,272	)(5)		62,989	(p)	201,132
			77,515	(6)		6,199	(d)
Selling, general and other expenses	191,159	52,364	(32,053	)(2)	516,940	(62,989	)(p)	665,421

	757,167	6,814,144	28,540		2,125,857	6,199		9,731,907

Income from continuing operations before income taxes and income related to associated companies	677,455	224,392	(28,540)		419,334	(24,388)		1,268,253
Income tax provision (benefit)	270,316	2,757	61,848	(7)	132,966	(11,380	)(r)	456,507

Income from continuing operations before income (losses) related to associated companies	407,139	221,635	(90,388)		286,368	(13,008)		811,746
Income (losses) related to associated companies, net of income taxes	(394,041)					430,736	(s)	36,695

Income (loss) from continuing operations	13,098	221,635	(90,388)		286,368	417,728		848,441
Net (income) loss from continuing operations attributable to the noncontrolling interest	275	(564)	(40,532	)(8)	(1,750)			(42,571)
Preferred stock dividends						(4,063	)(i)	(4,063)

Net income (loss) from continuing operations attributable to common shareholders	$13,373	$221,071	$(130,920)		$284,618	$413,665		$801,807

Basic earnings per common share attributable to common shareholders:
Income from continuing operations	$0.05							$2.14
Number of shares used in calculation	244,425				211,056	(87,085	)(t)	368,396
Diluted earnings per common share attributable to common shareholders:
Income from continuing operations	$0.05							$2.11
Number of shares used in calculation	244,573				215,171	(82,601	)(t)	377,142

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS
(In thousands, except per share amounts)

Basis of Presentation

Jefferies has historically reported its balance sheet on an unclassified basis while Leucadia has historically reported a classified balance sheet, with assets and liabilities separated between current and non-current. However, after giving consideration to the nature of Jefferies business and the impact the inclusion of its balance sheet will have on Leucadia’s consolidated balance sheet, upon completion of the merger Leucadia will report its consolidated balance sheet on an unclassified basis, and Leucadia’s consolidated balance sheet captions will be generally based on Jefferies captions. Accordingly, the “Leucadia Historical” amounts reflected in the unaudited combined pro forma balance sheet as of September 30, 2012 have been reclassified to conform to this presentation. A reconciliation of the significant reclassifications made to Leucadia’s historical balance sheet is provided below. In addition, Leucadia’s historical amounts for the deferred tax asset, net and long-term debt, which were previously reported in separate current and non-current components, have been combined.

Investments, as reported:
Current investments	$390,378
Non-current investments	1,446,303

Subtotal, investments, as reported	1,836,681
Less, interest receivables reclassified to receivables	(4,286)

Total financial instruments, as reclassified	$1,832,395

Trade, fees, interest and other receivables, net, as reported:
Trade, notes and other receivables, net	$315,030
Receivables from brokers, dealers and clearing organizations	(7,217)
Interest receivables classified as investments	4,286
Long-term receivables classified as other non-current assets	4,687

Trade, fees, interest and other receivables, net, as reclassified	$316,786

Other assets, as reported:
Prepaids and other current assets	$191,507
Current assets of discontinued operations	38,065
Other assets	248,083
Non-current assets of discontinued operations	134,728
Restricted cash reclassified to cash and securities segregated and on deposit	(15,859)
Reclassified to trade and other receivables, net	(4,687)

Other assets, as reclassified	$591,837

Trade payables, expense accruals and other liabilities, as reported:
Trade payables and expense accruals	$412,692
Other current liabilities	36,008
Current liabilities of discontinued operations	14,325
Other non-current liabilities	95,676
Non-current liabilities of discontinued operations	708
Reclassified to payable to brokers, dealers and clearing	(43,840)

Trade payables, expense accruals and other liabilities, as reclassified	$515,569

In the “Jefferies Historical” column, amounts for intangible assets, net and deferred tax asset, net, which were previously classified with other assets, have been reclassified to those separate captions.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS—(CONTINUED)
(In thousands, except per share amounts)

For the unaudited pro forma combined statements of operations, Leucadia’s interest income that was previously reported in the caption “Investment and other income” has been reclassified to a separate caption “Interest income” reported as a component of revenues. A reconciliation of reclassifications to Leucadia’s historical expense amounts is as follows:

	Nine Months Ended September 30, 2012	Year Ended December 31, 2011
Compensation and benefits, as reported:
Salaries and incentive compensation	$92,756	$78,337
Add, reclassification of employee benefits	17,655	20,744

Compensation and benefits, as reclassified	$110,411	$99,081

Selling, general and other expenses, as reported:
Selling, general and other expenses	$187,643	$211,903
Less, reclassification of employee benefits	(17,655)	(20,744)

Selling, general and other expenses, as reclassified	$169,988	$191,159

Jefferies’ historical amounts previously reported in the caption “Asset management fees and investment income from managed funds” were combined with the caption “Other income.” In addition, certain of Jefferies’ expenses reported under “Non-compensation expenses” were combined with the caption “Selling, general and other expenses” as follows:

	Nine Months Ended September 30, 2012	Year Ended December 31, 2011
As reported:
Technology and communications	$180,460	$215,940
Occupancy and equipment rental	71,582	84,951
Business development	72,362	93,645
Professional services	45,656	66,305
Other	46,018	56,099

Selling, general and other expenses, as reclassified	$416,078	$516,940

As described in the merger agreement, prior to consummation of the transactions Leucadia will spin out the Crimson Wine Group to its current shareholders, in an amount that will not reduce Leucadia’s book value by more than $197 million. The unaudited pro forma condensed combined financial statements have not been adjusted to reflect the Leucadia winery business spin out as the impact is not material.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS—(CONTINUED)
(In thousands, except per share amounts)

(a)	Jefferies Acquisition

Purchase Price Calculation
Market price of Leucadia common shares on January 4, 2013		$24.01
Less, estimated fair value of Crimson		(0.81)

Assumed market price of Leucadia at closing		23.20
Exchange ratio		0.81

Assumed fair value of Jefferies common stock		$18.79

Stock of Jefferies owned by Leucadia		58,006
Assumed fair value of Jefferies shares		$18.79

Value of Leucadia owned Jefferies stock at closing		1,089,933
Book value of Leucadia owned Jefferies shares		794,102

Income recognized prior to closing, pre-tax		295,831
Less, write-off of Leucadia’s deferred tax asset previously recognized for Jefferies entities		(66,055)

Net income recognized prior to closing, reflected in pro forma balance sheet		$229,776

Jefferies common stock outstanding		203,109
Less, Jefferies common stock owned by Leucadia		(58,006)

Jefferies common stock to be acquired by Leucadia		145,103
Exchange ratio		0.81

Leucadia shares to be issued		117,533
Less, Leucadia restricted shares to be issued with future service requirements		(6,370)

Leucadia shares to be issued excluding unvested restricted shares		111,163
Assumed market price per share of Leucadia at closing		$23.20

Value of Leucadia common shares issued		2,578,982
Fair value of employee stock based awards		453,230

Aggregate purchase price excluding Leucadia owned Jefferies stock		3,032,212
Add, fair value of Leucadia owned Jefferies stock		1,089,933

Aggregate purchase price		$4,122,145

Par value of Leucadia shares issued, including restricted shares		$117,533
Value of Leucadia common shares issued in excess of par value	2,461,449
Fair value of employee stock based awards	453,230

Increase to additional paid-in capital	2,914,679	2,914,679

Aggregate purchase price excluding Leucadia owned Jefferies stock		$3,032,212

The fair value of Jefferies employee stock based awards which will be converted into Leucadia stock based awards attributable to pre-combination service is recorded as part of the aggregate purchase price, while the fair value of awards attributable to post-combination service is recorded separately from the business combination and recognized as compensation cost in the post-combination service period. The portion of Jefferies stock based awards attributable to pre-combination and post-combination service is estimated based on the ratio of vested to unvested stock based awards and the average vesting period.

Jefferies accounts for a substantial portion of its assets and liabilities at fair value or at amounts substantially equivalent to fair value; accordingly, fair value adjustments are not necessary for certain assets and liabilities including financial instruments owned, securities borrowed and

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS—(CONTINUED)
(In thousands, except per share amounts)

loaned, trading liabilities and repurchase agreements. Exclusive of capitalized software costs, the book value of property, equipment and leasehold improvements, net is estimated to be equal to its fair value. A summary of the preliminary purchase price allocation and details of amounts which required pro forma adjustments are provided below.

Cash and cash equivalents	$2,844,513
Cash and securities segregated and on deposit for regulatory purposes or deposited with clearing and depository organizations	3,752,782
Financial instruments	13,917,006
Securities borrowed	5,218,205
Securities purchased under agreements to resell	3,942,915
Receivables	2,720,354
Intangible assets, net	242,207
Goodwill	1,007,195
Deferred tax asset, net	341,267
All other, net	676,847
Trading liabilities	(8,353,969)
Securities loaned	(2,061,548)
Securities sold under agreements to repurchase	(8,216,852)
Long-term debt	(5,078,991)
Payables	(6,492,220)

Fair value of net assets acquired	4,459,711
Less, fair value of noncontrolling interest	(337,566)

Aggregate purchase price	$4,122,145

(b)	Adjustment to reflect transaction expenses and related tax deduction to the extent deductible.

(c)	Eliminates Leucadia’s interest in Jefferies High Yield Holding and recognizes fair value adjustments for certain investments in associated companies held by Jefferies.

(d)	Adjustment to recognize the fair value of intangible assets as follows:

	Amount	Useful Life	September 2012	Annual 2011
Customer relationships	$78,200	10-15 years	$4,513	$6,017
Trade names and related trademarks	109,400	Indefinite
Internally developed software	32,700	3-5 years	5,284	7,046
Exchange, clearing organizations and other memberships	21,907	Indefinite

Total	242,207		9,797	13,063
Less, existing intangible book value and amortization expense	(15,802)		(7,979)	(6,864)

Pro forma adjustment	$226,405		$1,818	$6,199

The adjustment to property, equipment and leasehold improvements, net removes Jefferies historical capitalized software costs.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS—(CONTINUED)
(In thousands, except per share amounts)

(e)	Goodwill:

Aggregate purchase price		$4,122,145
Fair value of noncontrolling interest		337,566
Jefferies historical net assets	3,706,543
Less, Jefferies historical goodwill	(365,456)

Net assets excluding historical goodwill	3,341,087	(3,341,087)
Pro forma adjustments		(119,262)

Preliminary goodwill balance		999,362
Recognition of deferred tax liabilities for fair value adjustments		7,833

Goodwill		$1,007,195

Historical goodwill balance is eliminated.

(f)	Adjustment to Jefferies’ historical deferred tax asset, net for the following:

Elimination of Jefferies’ deferred tax liability for excess of book goodwill over tax deductible goodwill	$60,067
Increase to deferred tax asset for share based awards adjusted to reflect Leucadia’s share price	39,613

Adjustment to historical deferred tax asset, net	$99,680

(g)	Adjustment to reflect mortgage servicing rights at fair value.

(h)	Adjustment to reflect long-term publicly traded bond debt at fair value, based on market quotations.

(i)

The holder of Jefferies’ mandatorily redeemable convertible preferred stock has informed Jefferies that it intends to exchange its interest for a new mandatorily redeemable convertible preferred stock to be issued by Leucadia with terms based on current market conditions for similar instruments. Actual terms are subject to approval by the boards of the holder, Leucadia and Jefferies. For purposes of the pro forma condensed combined financial statements, it has been assumed that the terms of the preferred stock to be issued by Leucadia will reflect market and as such Leucadia will record the preferred stock at redemption value when issued. Based on the expected terms, the pro forma adjustments reflect the classification of the Leucadia preferred shares as mezzanine equity, and remove the dividends on the Jefferies preferred shares classified as interest expense. Dividends on the Leucadia preferred shares are shown separately on the consolidated statements of operations.

(j)	Eliminate historical equity accounts of Jefferies.

(k)	Adjustment to eliminate commissions earned by Jefferies on services provided to Leucadia.

(l)	Adjustment to reclassify Jefferies’ equity in earnings of associated companies to conform to Leucadia’s presentation.

(m)	Adjustment for amortization of mortgage servicing rights to reflect fair value adjustment.

(n)	Adjustment for amortization of premium on long-term debt based on acquisition date fair value.

(o)	Eliminate interest on mandatorily redeemable preferred interests held by Leucadia.

(p)	Adjustment to reclassify Jefferies’ depreciation and amortization expenses to conform to Leucadia’s presentation.

(q)	Adjustment to remove actual transaction related costs recorded during 2012.

(r)

Adjustment to record tax effect of pro forma adjustments at combined statutory income tax rate of 40%, excluding the pro forma adjustment to remove interest expense related to Jefferies preferred stock which is not tax deductible.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS—(CONTINUED)
(In thousands, except per share amounts)

(s)	Adjustments to equity in earnings of associated companies for the following:

	September 2012	Annual 2011
Reclassify Jefferies’ income from associated companies to conform to Leucadia	$53,973	$53,234
Eliminate interest on mandatorily redeemable preferred interests held by Leucadia	(34,604)	(3,622)
Eliminate Leucadia’s (income) loss in Jefferies under fair value option	(9,571)	668,282

Pre-tax	9,798	717,894
Income tax provision	(3,919)	(287,158)

Net	$5,879	$430,736

(t)

The unaudited pro forma combined basic and dilutive share calculations are based on the combined basic and diluted shares. The historical basic and diluted shares of Jefferies, excluding Jefferies stock owned by Leucadia, are assumed to be replaced by shares issued by Leucadia at an exchange ratio of .81 Leucadia shares for each Jefferies share. The new mandatorily redeemable preferred stock assumed to be issued in exchange for the Jefferies preferred stock increased diluted shares outstanding by approximately 980 shares. Pro forma diluted shares outstanding for the year ended December 31, 2011 also includes Leucadia’s existing convertible notes as if converted (4,284 shares) the effect of which was antidilutive on a historical basis.

(1)	National Beef Acquisition

Cash paid pursuant to the agreement	$875,369
Less cash received on sale of .7% to TMK	(7,500)

Aggregate net cash consideration	$867,869

Leucadia used cash and cash equivalents and sold securities from its investment portfolio to fund the purchase price.

The purchase price has been allocated to acquired assets and liabilities as indicated below. If applicable, estimated useful lives and amortization periods are shown next to the amount allocated to the particular asset; all intangible and tangible assets are depreciated on the straight-line method over their respective lives.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS—(CONTINUED)
(In thousands, except per share amounts)

	Amount	Useful Life	Amortization Depreciation 2011
Intangible assets, net and goodwill:
Noncontractual customer relationships	$406,530	18 years	$22,510
Trade name	260,059	20 years	13,003
Cattle supply contracts	143,600	15 years	9,567
Non-compete agreements	830	10 years	83
Goodwill	9,601

Total intangible assets, net and goodwill	820,620		45,163

Property, equipment and leasehold improvements, net:
Buildings and improvements	177,670	15-25 years	7,079
Machinery and equipment	217,197	3-8 years	24,199
Other	49,163	3-5 years	1,074

Total property, equipment and leasehold improvements, net	444,030		32,352

Working capital accounts and other assets and liabilities, net	243,342
Long-term debt	(328,267)

Fair value of net assets acquired	$1,179,725		$77,515

Redeemable noncontrolling interest in subsidiary:
Fair value of net assets acquired	$1,179,725
Less, cash paid to Sellers	(875,369)

Initial redeemable noncontrolling interest	304,356
Redemption of TKK and TMK interests	(75,947)
Sale of LUK interest to Tim Klein	7,500

Pro forma redeemable noncontrolling interest in subsidiary	$235,909

(2)	Reclassifies National Beef’s historical salaries, incentive compensation and employee benefit expenses to conform to Leucadia’s classification.

(3)	Adjustment to reflect additional interest expense for the borrowing under National Beef’s revolving credit facility to redeem the TKK and TMK interests.

(4)	Adjustment to eliminate amortization expenses related to National Beef’s historical deferred debt issuance costs.

(5)	Adjustment to eliminate historical depreciation and amortization expenses of National Beef.

(6)	Adjustment to record depreciation and amortization expenses based on the purchase price allocations and useful lives shown above.

(7)

Adjustment to record a tax provision for the pro forma adjustments and for National Beef’s historical pre-tax income using a combined statutory income tax rate of 40%. A tax provision needs to be applied to National Beef’s historical results since National Beef did not provide income tax expense on substantially all of its income since it is a pass-thru entity for income tax purposes. Income tax expense has not been provided on income attributable to the noncontrolling interest since National Beef remains a pass-thru entity for income tax purposes.

(8)	Records an adjustment for National Beef’s historical income, net of pro forma adjustments, attributable to the noncontrolling interest since Leucadia did not purchase 100% of National Beef.

COMPARATIVE STOCK PRICE DATA AND DIVIDENDS

Stock Prices

Leucadia common shares are listed on the NYSE under the trading symbol “LUK.” Jefferies common stock is listed on NYSE under the trading symbol “JEF.” The following table sets forth the closing sales prices per Leucadia common share and Jefferies common stock, on an actual and equivalent per share basis, on the NYSE on the following dates:

November 9, 2012, the last full trading day prior to the public announcement of the merger, and
[  ], the last trading day for which this information could be calculated prior to the filing of this joint proxy statement/prospectus.

	Leucadia Common Shares		Jefferies Common Stock		Jefferies Equivalent Per Share(1)
November 9, 2012		$21.80		$14.27		$17.66
[ ], 2013	$	[•]	$	[•]	$	[•]

(1)

The equivalent per share data for Jefferies common stock has been determined by multiplying the market price of a Leucadia common share times the exchange ratio of $0.81 implied per share value of the merger consideration based on the exchange ratio. Does not reflect the implied per share value of the merger consideration determined by multiplying the relevant per share market price, reduced by the Crimson dividend amount of $0.81 per Leucadia common share, by the exchange ratio of 0.81.

The following table sets forth, for the periods indicated, the high and low sales prices of per Leucadia common share and Jefferies common stock as reported on the NYSE.

Leucadia Common Shares

	Leucadia
	Price Range		Cash Dividends
	High	Low
Fiscal Year Ending December 31, 2013
First Quarter (through January 10, 2013)	$24.22	$23.81
Fiscal Year ended December 31, 2012
Fourth Quarter	$24.26	$20.48	$0.25
Third Quarter	23.91	20.56
Second Quarter	25.99	19.84
First Quarter	29.72	23.89
Fiscal Year ended December 31, 2011
Fourth Quarter	$28.61	$20.42	$0.25
Third Quarter	35.85	22.68
Second Quarter	39.02	32.11
First Quarter	37.61	29.77

Jefferies Common Stock

	Jefferies
	Price Range		Cash Dividends
	High	Low
Fiscal Year ending November 30, 2013
First Quarter (through January 10, 2013)	$18.96	$17.39	$0.075
Fiscal Year ended November 30, 2012
Fourth Quarter	$17.32	$13.50	$0.075
Third Quarter	14.63	11.77	0.075
Second Quarter	19.49	12.80	0.075
First Quarter	16.63	11.30	0.075
Fiscal Year ended November 30, 2011
Fourth Quarter	$16.40	$9.50	$0.075
Third Quarter	22.11	14.33	0.075
Second Quarter	25.81	21.42	0.075
First Quarter	27.12	23.43	0.075

As of January [  ], 2013, the latest practicable date prior to the filing of this joint proxy statement/prospectus, there were [  ] shares of Jefferies common stock outstanding and approximately [  ] holders of record of Jefferies common stock, and [  ] Leucadia common shares outstanding and approximately [  ] holders of record of Leucadia common shares.

Because the merger consideration will not be adjusted for changes in the market price of either Jefferies common stock or Leucadia common shares, the market value of the Leucadia common shares that holders of New Jefferies common stock will have the right to receive on the date the second merger becomes effective may vary significantly from the market value of the Leucadia common shares that holders of New Jefferies common stock would receive if the second merger were completed on the date of this joint proxy statement/prospectus. Therefore, you should obtain recent market prices of the Jefferies common stock and Leucadia common shares prior to voting. See “Risk Factors—Risk Factors Relating to the Transactions”.

Dividends

Jefferies paid quarterly dividends of $0.075 per share in fiscal 2011, 2012 and the first quarter of 2013. Leucadia paid an annual dividend of $0.25 per share in 2010, 2011 and 2012.

DIRECTORS AND OFFICERS AND THE NOMINATING AND CORPORATE
GOVERNANCE COMMITTEE OF LEUCADIA FOLLOWING THE TRANSACTIONS

Directors and Officers of Leucadia following the Transactions

The following persons will serve as directors and executive officers of Leucadia at the effective time of the second merger, all of whom are current executive officers and/or directors of Leucadia, with the exception of (i) Richard B. Handler, Brian P. Friedman, W. Patrick Campbell, Richard G. Dooley, Robert E. Joyal and Michael T. O’Kane, each of whom currently is a director of Jefferies, who will join the Leucadia board of directors as of the effective time of the second merger and (ii) Michael J. Sharp, who currently is General Counsel, Secretary and an Executive Vice President of Jefferies. Effective as of, and subject to the occurrence of, the effective time of the second merger, Mr. Handler will become the Chief Executive Officer of Leucadia, as well as one of its directors; Mr. Friedman will become Leucadia’s President and one of its directors; Mr. Sharp will become an Executive Vice President of Leucadia and its General Counsel; Mr. Steinberg will become Chairman of the Board of Leucadia and will continue to work full time as an executive of Leucadia; and Mr. Cumming will retire as Chairman of the Board and Chief Executive Officer of Leucadia and remain a Leucadia director. The other Leucadia officers will continue in their present positions.

Name	Age	Position with Leucadia
W. Patrick Campbell	65	Director
Ian M. Cumming	72	Director
Richard G. Dooley	83	Director
Paul M. Dougan	74	Director
Brian P. Friedman	57	President and Director
Richard B. Handler	51	Chief Executive Officer and Director
Alan J. Hirschfield	76	Director
James E. Jordan	67	Director
Robert E. Joyal	68	Director
Jeffrey C. Keil	68	Director
Jesse Clyde Nichols, III	72	Director
Michael T. O’Kane	67	Director
Michael Sorkin	69	Director
Joseph S. Steinberg	68	Chairman of the Board
Thomas E. Mara	66	Executive Vice President
Michael J. Sharp	57	Executive Vice President and General Counsel
Joseph A. Orlando	56	Vice President and Chief Financial Officer
Justin R. Wheeler	40	Vice President and Chief Operating Officer
Barbara L. Lowenthal	58	Vice President and Comptroller
Rocco J. Nittoli	53	Vice President and Treasurer
Joseph M. O’Connor	36	Vice President

W. PATRICK CAMPBELL. Mr. Campbell has been a director of Jefferies since January 2000. Mr. Campbell was Chairman and Chief Executive Officer of Magex Limited from August 2000 to April 2002 and is currently an independent consultant in the media and telecom field. From 1994 until October 1999, Mr. Campbell was Executive Vice President of Corporate Strategy and Business Development at Ameritech Corp. where he was a member of the Management Committee and directed all corporate strategy and merger and acquisition activity. From 1989 to 1994, Mr. Campbell served as President and Chief Executive Officer of Columbia TriStar Home Video, a Sony Pictures Entertainment Company, and has previously been President of RCA/Columbia Pictures International Video. Mr. Campbell has also been a director of Black & Veatch since November 1999. Mr. Campbell is Chairman of Jefferies’ Audit Committee, and a member of Jefferies’ Compensation Committee and Corporate Governance and Nominating Committee. Mr. Campbell’s experience having served on the board of directors of Jefferies, as well as having served as the Chairman of Jefferies Audit Committee, combined with his managerial and investing experience, and other board experience, will make him a welcomed addition to the Leucadia board of directors.

IAN M. CUMMING. Mr. Cumming has served as a director since June 1978 and served as Leucadia’s Chairman of the Board since June 1978. Mr. Cumming is also a director of Skywest, Inc., a Utah-based regional air carrier and HomeFed Corporation (referred to as “HomeFed”), a publicly held real estate development company, in which Leucadia has an approximate 31.4% equity interest; Mr. Cumming has an approximate 7.7% equity interest in HomeFed and a private charitable foundation, as to which Mr. Cumming disclaims beneficial ownership, has an approximate 2.2% equity interest in HomeFed. Mr. Cumming also serves as a director of Jefferies. Mr. Cumming serves on the boards of HomeFed and Jefferies at the request of Leucadia to oversee Leucadia’s significant investment in each company. Mr. Cumming previously served as a director and was Chairman of the Board of FINOVA Group Inc. (referred to as “FINOVA”) and was a director of AmeriCredit Corp. (referred to as “ACF”), Fortescue Metals Group Ltd (referred to as “Fortescue”) and Mueller Industries Inc. (referred to as “Mueller”). Mr. Cumming serves on the Boards of HomeFed and Jefferies at the request of the Leucadia, to oversee its significant investment in each such company. Mr. Cumming has managerial and investing experience in a broad range of businesses through his more than 30 years as Chairman and Chief Executive Officer of the Leucadia. He also has experience serving on the boards of directors and committees of both public and private companies.

RICHARD G. DOOLEY. Mr. Dooley has been a director of Jefferies since November 1993. From 1978 until his retirement in June 1993, Mr. Dooley was Executive Vice President and Chief Investment Officer of Massachusetts Mutual Life Insurance Company. Mr. Dooley was a consultant to MassMutual from 1993 to 2003. Mr. Dooley has been a director of Kimco Realty Corporation since 1990 and is a member of its Compensation Committee. Mr. Dooley is Chairman of Jefferies’ Compensation Committee and a member of Jefferies’ Audit Committee and Corporate Governance and Nominating Committee. Mr. Dooley is also a Chartered Financial Analyst. Mr. Dooley’s experience having served on the board of directors of Jefferies, as well as having served as the Chairman of Jefferies Compensation Committee, combined with his managerial and investing experience, and other board experience, will make him a welcomed addition to the Leucadia board of directors.

PAUL M. DOUGAN. Mr. Dougan has served as a director since May 1985. Mr. Dougan is a private investor. Until July 2004, he was a director and President and Chief Executive Officer of Equity Oil Company, a company engaged in oil and gas exploration and production. Mr. Dougan has managerial experience in the independent energy sector, particularly in connection with exploration of natural resources and development of energy related businesses and in real estate development. He also has experience serving on the boards of directors of both public and private companies. He has served on committees of Leucadia’s board of directors.

BRIAN P. FRIEDMAN. Mr. Friedman has been a director of Jefferies and an executive officer of Jefferies since July 2005, and has been Chairman of the Executive Committee of Jefferies since 2002. Since 1997, Mr. Friedman has also been President of Jefferies Capital Partners (formerly known as FS Private Investments), a private equity fund management company now owned by Mr. Friedman and Jefferies. Mr. Friedman splits his time between his role with Jefferies and his position with Jefferies Capital Partners. Mr. Friedman was previously employed by Furman Selz LLC and its successors, including serving as Head of Investment Banking and a member of its Management and Operating Committees. Prior to his 17 years with Furman Selz and its successors, Mr. Friedman was an attorney with the New York City law firm of Wachtell, Lipton, Rosen & Katz. As a result of his management of various private equity funds and the significant equity positions those funds hold in their portfolio companies and Mr. Friedman serves on several boards of directors of private portfolio companies, currently serves on the Board of Fiesta Restaurant Group, Inc., a public company that owns and operates two restaurant chains. Mr. Friedman’s experience having served on the board of directors of Jefferies, as well as having served as the Chairman of Jefferies Executive Committee, combined with his managerial and investing experience in a broad range of businesses, and other board experience will make him a welcomed addition to the Leucadia board of directors.

RICHARD B. HANDLER. Mr. Handler has been Chairman of Jefferies since February 2002, and Chief Executive Officer of Jefferies since January 2001. Mr. Handler has also served as Chief Executive Officer of Jefferies & Company, Inc., Jefferies’ principal operating subsidiary, since

January 2001 and as President of Jefferies since May 2006. Mr. Handler was first elected to the Board of Jefferies in May 1998. He was Managing Director of High Yield Capital Markets at Jefferies from May 1993 until February 2000, after co-founding that group as an Executive Vice President in April 1990. Mr. Handler has also been the President and Chief Executive Officer of the Jefferies Partners Opportunity family of funds and is Chief Executive Officer of their successor entities, Jefferies High Yield Trading, LLC and Jefferies High Yield Holdings, LLC. He is also Chairman and Chief Executive Officer of the Handler Family Foundation, a non-profit foundation working primarily with underprivileged youth. Mr. Handler received an MBA from Stanford University in 1987, where he serves as a member of the Advisory Council for the University’s Graduate School of Business. He received his BA in Economics from the University of Rochester in 1983 where he also serves on the Board of Trustees, is Chairman of the University’s Finance Committee and Co-Chairman of its Capital Campaign. Mr. Handler’s experience having served on the board of directors of Jefferies, as well as having served as the Chief Executive Officer of Jefferies, combined with his managerial and investing experience, and other board experience will make him a welcomed addition to the Leucadia board of directors.

ALAN J. HIRSCHFIELD. Mr. Hirschfield has served as a director since April 2004. Mr. Hirschfield is a private investor and consultant. Mr. Hirschfield has held executive positions in the financial information services industry and the entertainment industry. He is a director and Chairman of the Audit Committee of Carmike Cinemas, Inc., a publicly traded motion picture exhibitor in the United States and is a director and Chairman of the Compensation Committee of Cantel Medical Corp., a publicly traded healthcare company. He was formerly a director of Interactive Data Corporation. Mr. Hirschfield has managerial experience in the media and entertainment sector, as well as in investment banking and real estate. He also has experience serving on the boards of directors of both public and private companies. He has served on committees of both public and private companies, including audit committees (serving as chair), as well as serving on Leucadia’s Audit Committee.

JAMES E. JORDAN. Mr. Jordan has served as a director since February 1981. Mr. Jordan is a private investor. He was the Managing Director of Arnhold and S. Bleichroeder Advisers, LLC, a privately owned global investment management company from July 2002 to June 2005. Mr. Jordan is a director of the First Eagle family of mutual funds and JZ Capital Partners Plc., a Guernsey registered investment trust company. Mr. Jordan has managerial experience in the financial sector, particularly in the area of asset management both in the U.S. and foreign markets. He also has experience serving on the boards of directors of both public and private companies. He has served on committees of Leucadia’s board of directors, including serving as Chair of Leucadia’s Nominating and Corporate Governance Committee and formerly serving as Chair of Leucadia’s Audit Committee.

ROBERT E. JOYAL. Mr. Joyal has been a director of Jefferies since January 2006. Previously, Mr. Joyal was the President of Babson Capital Management LLC, an investment management firm, a position that he held from 2001 until his retirement in June 2003. Mr. Joyal served as Managing Director of Babson from 2000 to 2001. He also served as Executive Director from 1997 to 1999 and Vice President and Managing Director (1987-1997) of MassMutual and a director of York Enhanced Strategy Fund (2005-06), and a director of Scottish Reinsurance Group, Ltd. (2007-2011). Mr. Joyal is a trustee of various investment companies sponsored by the Massachusetts Mutual Financial Group and various private equity and mezzanine funds sponsored by First Israel Mezzanine Investors. Mr. Joyal was also a director of Alabama Aircraft Industries, Inc., from 2003 through 2010, and has been a director of Kimco Insurance Company since 2007. Mr. Joyal is Chairman of Jefferies’ Corporate Governance and Nominating Committee, and a member of Jefferies’ Audit Committee and Compensation Committee. Mr. Joyal’s experience having served on the board of directors of Jefferies, as well as having served as the Chairman of Jefferies Corporate Governance and Nominating Committee, combined with his managerial and investing experience and other board experience will make him a welcomed addition to the Leucadia board of directors.

JEFFREY C. KEIL. Mr. Keil has served as a director since April 2004. Mr. Keil is a private investor who had been President and a director of Republic New York Corporation and Vice Chairman of Republic National Bank of New York from 1984 to 1996. Mr. Keil is currently a director of a privately held trust company, the non-executive chairman of a privately held registered investment advisor and a director of a privately held wealth manager. Since January 2012, Mr. Keil has served on the board of directors of The St. Joe Company, the business of which is residential and commercial real estate, rural land sales and forestry. Mr. Keil was formerly a director of Presidential Life Insurance Company and Anthracite Capital, Inc. a specialty real estate finance company. Mr. Keil has managerial experience in the domestic and international banking sector, as well as in real estate and investing. He also has experience serving on the boards of directors of both public and private companies. He has served on committees of both public and private companies, including audit committees, as well as serving as Chair of Leucadia’s Audit Committee.

JESSE CLYDE NICHOLS, III. Mr. Nichols has served as a director since June 1978. Mr. Nichols is a private investor. He was President, from May 1974 through 2000, of Nichols Industries, Inc., a diversified holding company. Mr. Nichols has managerial experience in the manufacturing sector. He also has experience serving on the boards of directors of both public and private companies. He has served on committees of Leucadia’s board of directors, as well as serving as Chair of Leucadia’s Compensation Committee.

MICHAEL T. O’KANE. Mr. O’Kane has been a director of Jefferies since May 2006. From 1986 to 2004, Mr. O’Kane served in various capacities for TIAA-CREF, first as a Managing Director—Private Placements from 1986 to 1990, then as Managing Director—Structured Finance from 1990 to 1996 and finally as Senior Managing Director—Securities Division from 1986 to 2004, when he was responsible for approximately $120 billion of fixed income and $3.5 billion of private equity assets under management. Since August 2005, Mr. O’Kane has also served on the board of directors and on the Audit, Finance and Risk Oversight Committee of Assured Guaranty, Ltd. In addition, Mr. O’Kane served on the Board of Trustees of Scholarship America, a non-profit company engaged in providing scholarships for young students to attend college, from 2001 to 2006. Mr. O’Kane is a member of Jefferies’ Corporate Governance and Nominating Committee, Audit Committee and Compensation Committee. Mr. O’Kane was also the Chief Financial Officer of Motor Coils Manufacturing Company during 1984 and 1985. Mr. O’Kane’s experience having served on the board of directors of Jefferies, as well as having served as a member of several committees of the board of Jefferies, combined with his managerial and investing experience, and other board experience will make him a welcomed addition to the Leucadia board of directors.

MICHAEL SORKIN. Mr. Sorkin has served as a Vice Chairman of N M Rothschild & Sons Limited, the U.K. arm of the family controlled Rothschild banking group, since 2001. Mr. Sorkin serves on the board of directors of Almar Plc., a private company that distributes watches, watchstraps and associated products. In addition, between 2002 and 2011, Mr. Sorkin served as a non-executive director of St. James’s Place PLC, a company engaged in wealth management services. Mr. Sorkin was formerly a director of JZ Equity Partners Plc. Mr. Sorkin has management and strategic experience in international investment banking and the financial services sector. He also has experience advising companies on international transactions, and has served on the boards of directors of both public and private companies.

JOSEPH S. STEINBERG. Mr. Steinberg has served as a director since December 1978 and as Leucadia’s President since January 1979. Mr. Steinberg is Chairman of the Board of HomeFed; Mr. Steinberg has an approximate 8.6% equity interest in HomeFed, trusts for the benefit of Mr. Steinberg’s children have an approximate .8% equity interest in HomeFed, a private charitable trust, as to which Mr. Steinberg disclaims beneficial ownership, has an approximate .5% equity interest in HomeFed and a private trust, as to which Mr. Steinberg disclaims beneficial ownership, has an approximate .3% equity interest in HomeFed. Mr. Steinberg is also a director of Jefferies. Mr. Steinberg serves on the boards of HomeFed and Jefferies at the request of Leucadia, to oversee Leucadia’s significant investment in each such company. Mr. Steinberg previously served as a director of Fortescue, Mueller, FINOVA, White Mountains Insurance Group and Jordan Industries Inc. Mr. Steinberg has managerial and investing experience in a broad range of businesses through his more than 30 years as President and a director of Leucadia. He also has experience serving on the boards of directors and committees of both public and private companies.

THOMAS E. MARA. Mr. Mara joined Leucadia in April 1977 and was elected Vice President of Leucadia in May 1977. He has served as Executive Vice President of Leucadia since May 1980 and as Treasurer of Leucadia from January 1993 to May 2007. In addition, he is a director of Inmet (since August 2005) and previously served as a director and Chief Executive Officer of FINOVA.

MICHAEL J. SHARP. has been Jefferies’ Executive Vice President, General Counsel and Secretary since November 2010. Prior to joining Jefferies in September 2010, Mr. Sharp had been a partner with the law firm of Wilmer Cutler Pickering Hale & Dorr LLP since March 2009. Previously, Mr. Sharp was General Counsel of Citigroup’s Global Wealth Management, Global Consumer Bank, and Global Credit Card business units. Before his 12 years at Citigroup, Mr. Sharp was a litigation associate at Cravath, Swaine & Moore, which he joined in 1992. Mr. Sharp began his legal career as a judicial clerk on the United States Court of Appeals for the Eleventh Circuit. Before embarking on a legal career, Mr. Sharp traded U.S. Treasury Bonds from 1981 to 1988.

JOSEPH A. ORLANDO. Mr. Orlando, a certified public accountant, has served as Chief Financial Officer of Leucadia since April 1996 and as Vice President of Leucadia since January 1994.

JUSTIN R. WHEELER. Mr. Wheeler joined Leucadia in March 2000, and has served in a variety of capacities in Leucadia’s subsidiaries, as Vice President of Leucadia since October 2006 and as Vice President and Chief Operating Officer of Leucadia since March 2012. In addition, he has served as a director of INTL FCStone Inc. since November 2004 and was a director of ACF.

BARBARA L. LOWENTHAL. Ms. Lowenthal, a certified public accountant, has served as Vice President and Comptroller of Leucadia since April 1996.

ROCCO J. NITTOLI. Mr. Nittoli joined Leucadia in September 1997, and has served in a variety of capacities at Leucadia’s subsidiaries and as Treasurer of Leucadia since May 2007, and as Vice President of Leucadia since September 2007.

JOSEPH M. O’CONNOR. Mr. O’Connor joined Leucadia in August 2001 and has served as Vice President of Leucadia since May 2007.

Nominating and Corporate Governance Committee Following the Transactions

Leucadia has agreed to take all action necessary to cause, effective as of the effective time of the second merger, the Nominating and Corporate Governance Committee of the board of directors of Leucadia to consist of four members, two of whom will be independent directors designated by Jefferies (Robert E. Joyal and Michael T. O’Kane) and two of whom will be independent directors designated by Leucadia (Jeffrey Keil and Alan Hirschfield).

DESCRIPTION OF LEUCADIA CAPITAL STOCK

The rights of Leucadia shareholders are governed by the Business Corporation Law of the State of New York, or NYBCL, and restated certificate of incorporation of Leucadia, as amended from time to time (referred to as “Leucadia’s certificate of incorporation”), and restated bylaws (referred to as “Leucadia’s bylaws”). The rights of Jefferies stockholders are governed by the General Corporation Law of the State of Delaware, or DGCL, and Jefferies’ amended and restated certificate of incorporation (referred to as “Jefferies’ certificate of incorporation”) and bylaws, as amended and restated (referred to as “Jefferies bylaws”). After the merger, the rights of Jefferies common stockholders that receive Leucadia shares will be governed by the NYBCL and Leucadia’s certificate of incorporation and amended and restated bylaws. The following discussion summarizes the material differences between the rights of Jefferies common stockholders and the rights of Leucadia common shareholders. Leucadia and Jefferies urge you to read Leucadia’s certificate of incorporation, Leucadia’s amended and restated bylaws, Jefferies’ restated certificate of incorporation, Jefferies’ amended and restated bylaws, and the NYBCL and the DGCL carefully and in their entirety.

Authorized Capital Shares

Leucadia is authorized to issue 606,000,000 shares of common stock, which consists of 600,000,000 common shares, par value $1.00 per share, and 6,000,000 preferred shares, par value $1.00 per share. Holders of Leucadia common shares have no preemptive rights to purchase or subscribe for any shares or other securities, and there are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to Leucadia common shares.

As of [  ], Leucadia has outstanding [  ] common shares. No preferred shares are outstanding.

Common Shares

Voting Rights.

Each holder of common shares is entitled to one vote for each share held of record on the applicable record date for all matters submitted to a vote of shareholders.

Dividend Rights.

Subject to the rights of the holders of any preferred shares that may be outstanding, holders of Leucadia common shares are entitled to receive dividends as may be declared by Leucadia’s board of directors out of funds legally available to pay dividends. Holders of common shares have no cumulative voting rights.

Liquidation Rights.

In the event of any liquidation, dissolution or other winding-up of Leucadia, whether voluntary or involuntary, and after the holders of the preferred shares shall have been paid in full the amounts to which they respectively shall be entitled, or an amount sufficient to pay the aggregate amount to which such holders will be entitled have been deposited in trust with a bank or trustee having its principal office in the Borough of Manhattan, City, County and State of New York, having a capital, undivided profits and surplus aggregating at least $50,000,000, for the benefit of the holders of the preferred shares, the remaining net assets of Leucadia shall be distributed pro rata to the holders of the common shares.

Preemptive Rights, Conversion and Redemption.

Holders of Leucadia common shares have no preemptive rights to purchase or subscribe for any shares or other securities, and there are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to Leucadia common shares.

Exchange Listing.

Leucadia common shares are currently listed on the NYSE under the symbol “LUK.”

Transfer Agent and Registrar.

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for Leucadia common shares.

Preferred Shares

Leucadia is authorized by its certificate of incorporation to issue up to 6,000,000 preferred shares in one or more series, of which no shares are issued and outstanding. The board of directors has the authority, without any vote or action by Leucadia shareholders, to (i) authorize the issuance of preferred shares up to the limit set by Leucadia’s certificate of incorporation, (ii) create new series of preferred shares and (iii) fix the terms of each series, including any rights related to dividends, voting, conversion, redemption and liquidation preference. The issuance of preferred shares could adversely affect the voting and other rights of holders of the common shares and may have the effect of delaying or preventing a change in control of Leucadia.

Certain Transfer Restrictions

In order to protect Leucadia’s significant tax loss carryforwards and other tax attributes, Leucadia common shares are subject to certain transfer restrictions contained in Leucadia’s certificate of incorporation. The transfer restriction imposes restrictions on the transfer of Leucadia common shares to designated persons. For a complete summary of the transfer restrictions currently in Leucadia’s certificate of incorporation, see “Proposals for the Leucadia Special Meeting—Leucadia Proposal 2—Charter Amendment Proposal—Overview—Current Transfer Restrictions” beginning on page 120.

COMPARATIVE RIGHTS OF LEUCADIA SHAREHOLDERS
AND JEFFERIES STOCKHOLDERS

The rights of Leucadia shareholders are currently governed by the NYBCL and Leucadia’s certificate of incorporation and Leucadia’s bylaws. The rights of Jefferies stockholders are currently governed by the DGCL, Jefferies’ certificate of incorporation and Jefferies’ bylaws.

This section of the joint proxy statement/prospectus describes the material differences between the rights of Leucadia shareholders and Jefferies stockholders.

This section does not include a complete description of all differences among the rights of Leucadia shareholders and Jefferies stockholders, nor does it include a complete description of the specific rights of these shareholders or stockholders, as applicable. Furthermore, the identification of some of the differences in the rights of these shareholders or stockholders, as applicable, as material is not intended to indicate that other differences do not exist.

You are urged to read carefully the relevant provisions of the NYBCL and the DGCL, as well as Leucadia’s certificate of incorporation and Leucadia’s bylaws and Jefferies’ certificate of incorporation and Jefferies’ bylaws. Copies of Leucadia’s certificate of incorporation and Leucadia’s bylaws and Jefferies’ certificate of incorporation and Jefferies’ bylaws are filed as exhibits to the reports of Leucadia and Jefferies incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 163.

	LEUCADIA	JEFFERIES
Outstanding Capital Stock

Leucadia has outstanding its common shares, par value $1.00 per share. Holders of Leucadia common shares are entitled to all the rights and obligations provided to common shareholders under the New York Business Corporation Law (“NYBCL”) and Leucadia’s certificate of incorporation and bylaws (each as amended and restated and in effect on the date hereof).

Jefferies has outstanding its common stock, par value $0.0001 per share. Holders of Jefferies common stock are entitled to all the rights and obligations provided to common stockholders under the DGCL and Jefferies’ certificate of incorporation and bylaws (each as amended and restated and in effect on the date hereof).

As of the record date of the Jefferies special meeting, Jefferies has 125,000 shares of Jefferies preferred stock outstanding and such shares are convertible into [  ] shares of Jefferies common stock at an effective conversion rate of $[  ] per share.

Authorized Capital

The aggregate number of shares that Leucadia has the authority to issue is 606,000,000, of which 6,000,000 preferred shares, $1.00 par value per share, and 600,000,000 common shares, $1.00 par value per share.

No series of preferred shares is currently designated by the Leucadia board of directors.

Jefferies is authorized to issue 500,000,000 shares of common stock, par value of $0.0001 per share, and 10,000,000 shares of preferred stock, par value of $0.0001 per share.

	LEUCADIA	JEFFERIES
Voting Rights

Each holder of Leucadia common shares is entitled to one vote for each share held of record on the applicable record date for all matters submitted to a vote of shareholders. Holders of common shares have no cumulative voting rights.

The board of directors may designate voting rights of any class of preferred shares when the rights of any class of preferred shares are designated.

Holders of Jefferies common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, except as otherwise provided in the DGCL or Jefferies’ certificate of incorporation. Cumulative voting for the election of directors is not authorized by Jefferies’ certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Holders of the Jefferies preferred stock are generally not entitled to voting rights except, as required by Delaware law or to amend any provision of Jefferies’ certificate of incorporation to affect adversely the rights, preferences or voting power of the holders of shares of the Jefferies preferred stock. In all cases on which the holders of the Jefferies preferred stock are entitled to vote, each share of the Jefferies preferred stock is entitled to one vote.

Class Voting

The NYBCL provides that holders of the outstanding shares of a class (or series) of shares are entitled to vote as a separate class in addition to the vote of all outstanding shares entitled to vote with respect to extraordinary transactions such as a plan of merger or consolidation or share exchanges or certificate of incorporation that would (i) limit such class’s voting rights, (ii) alter certain powers, preferences or rights of that class so as to adversely affect the holders of such class, or (iii) authorize any class or series of shares ranking prior to such series or class.

Section 242 of the DGCL provides that holders of the outstanding shares of a class of stock are entitled to vote as a separate class with respect to any amendment to the certificate of incorporation that would (i) alter or change the powers, preferences or special rights of the shares of that class so as to adversely affect the holders of such class or (ii) increase or decrease the aggregate number of authorized shares or the par value of the shares of such class.

	LEUCADIA	JEFFERIES
Stock Transfer Restrictions

In order to protect Leucadia’s significant tax loss carryforwards and other tax attributes, Leucadia Shares are subject to certain transfer restrictions contained in Leucadia’s certificate of incorporation. The transfer restrictions impose restrictions on the transfer of Leucadia Shares to designated persons. Leucadia’s certificate of incorporation generally restricts until December 31, 2024 (or earlier, in certain events) any attempted transfer of Leucadia Shares to a person or group of persons who own, or who would own as a result of such transfer, 5% or more of the Leucadia Shares. The transfer restriction also restricts any other attempted transfer of Leucadia Shares that would result in the identification of a new ‘5-percent stockholder’ of Leucadia, as determined under applicable tax regulations. See “Proposals for the Leucadia Special Meeting—Leucadia Proposal 2—Charter Amendment Proposal—Overview—Current Transfer Restrictions” beginning on page 119 for a full summary of the transfer restrictions on Leucadia common shares.

Not applicable.

Dividends

Subject to the preferences of the holders of any Leucadia preferred shares that may be outstanding from time to time, holders of Leucadia common shares are entitled to receive dividends as may be declared by Leucadia’s board of directors out of funds legally available to pay dividends. Holders of common shares have no cumulative voting rights.

Under Section 510 of the NYBCL, the net assets of the corporation upon declaration or distribution must remain at least equal to the amount of the corporation’s stated capital.

Subject to preferences that may be applicable to any series of preferred stock outstanding at the time, the holders of outstanding shares of Jefferies common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as Jefferies’ board of directors from time to time may determine.

	LEUCADIA	JEFFERIES
Number of Directors

Leucadia’s bylaws provide that the number of directors will be fixed by the board of directors from time to time, but shall not be less than three.

There are currently eight positions authorized by the board of directors and eight directors serving on Leucadia’s board of directors.

Jefferies’ bylaws provide that the board of directors shall consist of such number of directors, not less than five nor more than seventeen, as may be determined from time to time by the members of the board of directors or the affirmative vote of at least 66 2/3% of the voting power of all of the shares of Jefferies entitled to vote generally in the election of directors, voting together as a single class.

The Jefferies’ board of directors currently consists of eight directors and there are eight directors serving on Jefferies’ board of directors.

Election of Directors

Under New York law, the affirmative vote of the holders of a plurality of the common stock voted at the meeting is required to elect each director. Only shares that are voted in favor of a particular nominee will be counted toward the nominee’s achievement of a plurality. Shares present at the meeting that are not voted for a particular nominee, broker non-votes or shares present by proxy where the shareholder withholds authority to vote for the nominee will not be counted toward the nominee’s achievement of a plurality. For a description of Leucadia’s director resignation policy, see “Removal of Directors” below.

Pursuant to Leucadia’s bylaws, the directors other than those elected by the holders of preferred shares, are elected for a one-year term which expires at each annual meeting of stockholders when their successors are elected and qualified.

Jefferies’ bylaws provide that, subject to the rights of any series of preferred stock to elect directors, directors are elected by a plurality of the votes cast.

Pursuant to Jefferies’ bylaws, directors are elected for a one-year term which expires at the next annual meeting of stockholders and until their successors are elected and qualified.

	LEUCADIA	JEFFERIES
Removal of Directors

Any director, other than a director elected by the holders of preferred shares, may be removed for cause by the affirmative vote of the majority of the directors present at a meeting at which such action is considered if a quorum is present.

The Board has adopted a director resignation policy, which has been incorporated into Leucadia’s Corporate Governance Guidelines. Pursuant to this policy, in an uncontested election of directors, any incumbent director nominee who does not receive the affirmative vote of a majority of the votes cast is required to promptly tender his or her resignation to the board of directors. A director nominee will have failed to receive the affirmative vote of a majority of votes cast if the number of “withhold” votes in respect of such director nominee’s election exceeds the number of votes “for” such director nominee’s election (excluding abstentions and broker non-votes). An election is considered “uncontested” if the number of director nominees does not exceed the number of directors to be elected. The board of directors will decide, after considering the recommendation of the Nominating and Corporate Governance Committee, whether to accept or reject the tendered resignation.

Under Section 705 of the NYBCL, vacancies occurring on the board of directors by reason of the removal of directors without cause may be filled only by a vote of the shareholders unless the certificate of incorporation or bylaws provide otherwise.

Pursuant to the DGCL, unless a certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, stockholders may affect removal of a director only for cause. Jefferies’ certificate of incorporation provides that any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the shares of Jefferies entitled to vote generally in the election of directors, voting together in a single class.

Section 706 of the NYBCL, subject to certain conditions, provides that any or all of the directors may be removed for cause by vote of the shareholders, and, if the certificate of incorporation or the specific provisions of a bylaw adopted by the shareholders so provides, directors may be removed by action of the board of directors. Leucadia’s certificate of incorporation and bylaws do not contain this provision.

	LEUCADIA	JEFFERIES
Action by Written Consent	Under Section 615 of the NYBCL, any action by a shareholder by vote may be taken without a meeting on written consent, signed by the holders of all outstanding shares entitled to vote.

Subject to the rights of the holders of any series of preferred stock or any other series or class of stock to elect additional directors under specified circumstances or to consent to specific actions taken by Jefferies, any action must be taken at an annual or special meeting of stockholders and may not be taken by any consent in writing by stockholders of Jefferies.

Advance Notice Requirements for Stockholder Nominations and Other Proposals

In order to properly submit any business to an annual meeting of shareholders, a shareholder must give timely notice in writing to the Secretary of Leucadia of such shareholder’s intention to present such business. To be considered timely, a shareholder’s notice must be delivered, either in person or by United States certified mail, postage prepaid, and received at the principal executive office of Leucadia, not less than one hundred twenty (120) days prior to the first anniversary date of Leucadia’s proxy statement in connection with the last annual meeting or if no annual meeting was held in the previous year, not less than a reasonable time, as determined by the board of directors, prior to the date of the applicable annual meeting.

For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of Jefferies at Jefferies’ principal executive office and such business must be a proper subject for stockholder action under the DGCL.

To be timely, a stockholder’s notice must be delivered to the secretary of Jefferies at the principal executive offices of Jefferies not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than thirty (30) days from such anniversary date, notice by the stockholder to be timely must be delivered to or mailed and received at the principal executive offices of Jefferies no later than the close of business on the tenth (10th) day following the earlier of (i) the date on which notice of the date of the meeting was mailed and (ii) the date on which public announcement of the meeting date was made, whichever first occurs in (i) or (ii).

LEUCADIA	JEFFERIES

Such stockholder notice must set forth (x) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (y) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (z) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on Jefferies’ books, and of such beneficial owner and (ii) the class and number of shares of Jefferies which are owned beneficially and of record by such stockholder and such beneficial owner.

In the event that the number of directors to be elected to the board of directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors made by Jefferies at least eighty (80) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary of Jefferies at the principal executive offices of Jefferies not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by Jefferies.

LEUCADIA	JEFFERIES

Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to Jefferies’ notice of meeting and in accordance with the provisions above. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to Jefferies’ notice of meeting (i) by or at the direction of the board of directors or (ii) provided that the board of directors has determined that directors shall be elected at such meeting, by any stockholder of Jefferies who is a stockholder of record at the time of giving of notice, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth above. In the event Jefferies calls a special meeting of stockholders for the purpose of electing one or more directors to the board of directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in Jefferies’ notice of meeting, if the stockholder’s notice required by Jefferies’ bylaws shall be delivered to the secretary at the principal executive offices of Jefferies not earlier than the close of business on the ninetieth (90th) day prior to such special meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholders notice as described above.

	LEUCADIA	JEFFERIES
Amendments to the Certificate of Incorporation

Under Section 803 of the NYBCL, subject to limited exceptions, amendments to the certificate of incorporation must be approved by vote of a majority of all outstanding shares entitled to vote on the proposed amendment, except that certificate of incorporation provisions requiring a greater or class vote may only be amended by such greater or class vote. Leucadia does not have supermajority voting requirements. In addition, Section 804 of the NYBCL provides that an amendment that negatively affects in certain ways holders of shares of a class or series requires authorization by a majority of the votes of all outstanding shares of the affected class or series.

Under Section 242 of the DGCL, unless the certificate of incorporation requires a greater vote, a proposed amendment to the certificate of incorporation must be approved by the affirmative vote of a majority of the voting power of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class. Jefferies’ certificate of incorporation provides that Article SIXTH of the certificate of incorporation may be amended by the affirmative vote of the holders of stock representing at least 66 2/3% of the voting power of the then- outstanding voting stock of the corporation entitled to vote in the election of directors generally, voting together as a single class.

Jefferies certificate of incorporation provides that it reserves the right to amend its certificate of incorporation in any manner permitted by the DGCL.

Amendments to Bylaws

Leucadia’s bylaws may be adopted, amended or repealed by vote of the holders of the shares at the time entitled to vote in the election of any Directors. Leucadia’s bylaws may also be adopted, amended or repealed by the board of directors by vote of a majority of the Directors present at the time of the vote if a quorum is then present. If any of Leucadia’s bylaws regulating an impending election of directors is adopted, amended or repealed by the board of directors, there shall be set forth in the notice of the next meeting of shareholders for the election of Directors Leucadia’s bylaws so adopted, amended or repealed, together with a concise statement of the changes made.

Jefferies’ bylaws may be amended, added to, rescinded or repealed at any meeting of the board of directors or of the stockholders, provided that notice of the proposed change was given in the notice of the meeting and, in the case of the board of directors, in a notice given no less than twenty-four (24) hours prior to the meeting; provided, however, that in the case of amendments by stockholders, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of Jefferies entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Jefferies bylaws governing special meetings, advance notice, action by written consent, the number and term of office of member of board of directors, vacancies of the board of directors, organization of the board of directors and indemnification.

	LEUCADIA	JEFFERIES
Special Meeting of Stockholders	Special meetings of shareholders of Leucadia may be called at any time by the board of directors.

Jefferies’ certificate of incorporation provides that, subject to the rights of any series of preferred stock, special meetings of Jefferies stockholders may only be called by the secretary of Jefferies at the request of (i) the majority of the total number of directors which Jefferies at the time would have if there were no vacancies or (ii) by any person authorized by the board of directors to call a special meeting. Stockholders have no right to call a special meeting.

Limitation of Personal Liability of Directors

Leucadia’s certificate of incorporation provides that a person who is or was a director of Leucadia is not personally liable to Leucadia or its shareholders for damages for any breach of duty in such capacity, except to the extent that a judgment or other final adjudication adverse to the director that establishes that the director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director gained in fact a financial profit or other advantage to which the director was not legally entitled or that the director’s acts violated Section 719 of the NYBCL.

Section 402(b) of the NYBCL permits corporations to eliminate or limit the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity except liability of a director: (i) whose acts or omissions were in bad faith, involved intentional misconduct or a knowing violation of law; (ii) who personally gained a financial profit or other advantage to which he or she was not legally entitled; or (iii) whose acts violated certain provisions of New York law.

Jefferies’ certificate of incorporation provides that a director of Jefferies shall not be personally liable for monetary damages for breach of a fiduciary duty except for liability:

(i) for any breach of the director’s
 duty of loyalty to the
 corporation or its stockholders;

(ii) for acts or omissions not in
 good faith or which involve
 intentional misconduct or a
 knowing violation of law;

(iii) under Section 174 of the
 DGCL; or

(iv) for any transaction from which
 the director derived an
 improper personal benefit.

	LEUCADIA	JEFFERIES
Indemnification of Directors and Officers

Leucadia, to the full extent permitted and in the manner required by the laws of the State of New York, will (i) indemnify any person (and the heirs and legal representatives of such person) made, or threatened to be made, a party in an action or proceeding (including, without limitation, one by or in the right of Leucadia to procure a judgment in its favor), whether civil, criminal, administrative or investigative, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of Leucadia served in any capacity at the request Leucadia, by reason of the fact that he, his testator or intestate, was a director or officer of Leucadia or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity and (ii) provide to any such person (and their heirs and legal representatives of such person) advances for expenses incurred in pursuing such action or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by Section 725(a) of the NYBCL.

The indemnification and advancement of expenses provided in Leucadia’s bylaws will not be deemed exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled (i) under Leucadia’s certificate of incorporation or Leucadia’s bylaws of the corporation or any other corporation, or (ii) by any resolution of shareholders, resolution of directors or agreement providing for such indemnification or advancement, all of which are authorized by such bylaws (except with respect to matters which at the time of indemnification is sought are prohibited by applicable law), or (iii) otherwise.

Jefferies’ certificate of incorporation requires Jefferies to indemnify each director and officer to the fullest extent permitted by Section 145 of the DGCL.

Jefferies’ bylaws require Jefferies to indemnify any authorized representative of Jefferies who was or is a party or is threatened to be made a party to any threatened, pending, or completed action (other than an action by or in the right of Jefferies) by reason of the fact that the person is or was an authorized representative of Jefferies.

Jefferies’ bylaws require Jefferies to indemnify any authorized representative of Jefferies, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of Jefferies to procure a judgment in its favor by reason of the fact that the person is or was an authorized representative of Jefferies.

Section 145 of the DGCL provides that, subject to certain limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding through, among other things, a majority vote of directors who were not parties to the suit, even if less than a quorum.

LEUCADIA	JEFFERIES

Under Section 722 of the NYBCL, a corporation may indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding, except for shareholder derivative suits, if the director or officer acted in good faith, for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, and, in addition, in criminal proceedings had no reasonable cause to believe his or her conduct was unlawful. In the case of shareholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action that is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such individual has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the individual is fairly and reasonably entitled to indemnity for the portion of the settlement amount and expenses as the court deems proper.

Any individual who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to Section 724 of the NYBCL, any indemnification under the NYBCL as described in the immediately preceding paragraph may be made only if, pursuant to Section 723 of the NYBCL, indemnification is authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by the disinterested directors if a quorum is available, or, if the quorum so directs or is unavailable, (i) the board of directors upon the written opinion of independent legal counsel or (ii) the shareholders.

	LEUCADIA	JEFFERIES
State Anti-Takeover Statutes

Section 912 of the NYBCL generally provides that a New York corporation may not engage in a business combination with an interested shareholder for a period of five years following the interested shareholder’s becoming such. Such a business combination would be permitted where it is approved by the board of directors before the interested shareholder’s becoming such, or within thirty (30) days thereafter, if a good faith proposal regarding a business combination is made in writing.

Covered business combinations include certain mergers and consolidations, dispositions of assets or stock, plans for liquidation or dissolution, reclassifications of securities, recapitalizations and similar transactions. An interested shareholder is generally a stockholder owning at least 20% of a corporation’s outstanding voting stock.

In addition, New York corporations may not engage at any time with any interested shareholder in a business combination other than: (i) a business combination approved by the board of directors before the stock acquisition, or where the acquisition of the stock had been approved by the board of directors before the stock acquisition; (ii) a business combination approved by the affirmative vote of the holders of a majority of the outstanding voting stock not beneficially owned by the interested shareholder at a meeting for that purpose no earlier than five (5) years after the stock acquisition; or (iii) a business combination in which the interested shareholder pays a formula price designed to ensure that all other shareholders receive at least the highest price per share that is paid by the interested shareholder and that meets certain other requirements.

Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

	LEUCADIA	JEFFERIES
Mergers, Consolidations or Certain Dispositions

Under Section 903 of the NYBCL and Leucadia’s certificate of incorporation, the consummation by a corporation of a merger or consolidation requires the approval of the board of directors and a majority of the votes of all outstanding shares entitled to vote thereon.

Under the DGCL Section 251, a merger or consolidation must be approved by the board of directors and by a majority of the outstanding stock of the corporation entitled to vote thereon. However, no vote of stockholders of a constituent corporation surviving a merger is required, unless the corporation provides otherwise in its certificate of incorporation, if: (i) the merger agreement does not amend the certificate of incorporation of the surviving corporation; (ii) each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger; and (iii) either no shares of common stock of the surviving corporation are to be issued or delivered pursuant to the merger or, if such common stock will be issued or delivered, it will not increase the number of shares of common stock outstanding immediately before the merger by more than 20%.

Additional supermajority voting requirements may be applicable in certain circumstances.

LEGAL MATTERS

The validity of the Leucadia common shares to be issued pursuant to the second merger will be passed upon by Weil. The material U.S. federal income tax consequences relating to the transactions will be passed upon for Leucadia by Weil and for Jefferies by Morgan, Lewis & Bockius LLP.

EXPERTS

Leucadia

The financial statements and the financial statement schedule, incorporated in this registration statement by reference to Leucadia’s Current Report on Form 8-K dated December 5, 2012, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this registration statement by reference to the Annual Report on Form 10-K of Leucadia for the year ended December 31, 2011, have been so incorporated in reliance upon the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of National Beef Packing Company, LLC and subsidiaries as of August 27, 2011, and for the year ended August 27, 2011, have been incorporated by reference herein in reliance upon the report of KPMG LLP (referred to as “KPMG”), an independent registered public accounting firm, which are incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

National Beef Packing Company, LLC has agreed to indemnify and hold KPMG harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the incorporation by reference of its audit report on the National Beef Packing Company, LLC past financial statements incorporated by reference in this registration statement.

The consolidated statements of earnings, changes in stockholders’ equity, comprehensive income, and cash flows of Jefferies Group, Inc. for the year ended December 31, 2009 have been incorporated herein by reference in reliance upon the report of KPMG, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

Jefferies Group, Inc. has agreed to indemnify and hold KPMG harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the incorporation by reference of its audit report on the Jefferies Group, Inc. past financial statements incorporated by reference in this registration statement.

The consolidated financial statements of Jefferies Group, Inc. as of November 30, 2011 and 2010 and for the year ended November 30, 2011 and the eleven month period ended November 30, 2010, and the effectiveness of the Jefferies Group, Inc’s internal control over financial reporting as of November 30, 2011, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, whose reports thereon are incorporated by reference in this proxy statement/prospectus, which is referred to and made a part of the Registration Statement on Form S-4 filed by Leucadia.

The consolidated balance sheets of AmeriCredit Corp. and subsidiaries as of June 30, 2010 and 2009, and the related consolidated statements of operations and comprehensive operations, shareholders’ equity, and cash flows for each of the two years in the period ended June 30, 2010 incorporated in this proxy statement/prospectus by reference from Leucadia National Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference.

Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

Jefferies

The consolidated financial statements of Jefferies Group, Inc. as of November 30, 2011 and 2010 and for the year ended November 30, 2011 and the eleven month period ended November 30, 2010, appearing in Jefferies Group, Inc’s Annual Report on Form 10-K for the year ended November 30, 2011, and the effectiveness of Jefferies Group, Inc’s internal control over financial reporting as of November 30, 2011, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The consolidated statements of earnings, changes in stockholders’ equity, comprehensive income, and cash flows of Jefferies Group, Inc. for the year ended December 31, 2009 have been incorporated herein by reference in reliance upon the report of KPMG, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

Jefferies agreed to indemnify and hold KPMG harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the incorporation by reference of its audit report on the Jefferies Group, Inc. past financial statements incorporated by reference in this registration statement.

STOCKHOLDER PROPOSALS

Leucadia

Leucadia will hold a regular annual meeting in 2013 regardless of whether the merger is completed.

In order for a shareholder proposal, including a director nomination, to be considered for inclusion in Leucadia’s proxy statement for its 2013 annual meeting of shareholders, the written proposal must be received at 315 Park Avenue South, New York, New York 10010, Attention of Laura E. Ulbrandt, Assistant Vice President and Secretary, no later than December 15, 2012. Such a proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials and Leucadia’s bylaws.

In accordance with Leucadia’s bylaws, a Leucadia shareholder who wishes to include a proposal in Leucadia’s proxy statement and form of proxy for presentation at Leucadia’s 2013 annual meeting of shareholders must be received by Leucadia at 315 Park Avenue South, New York, New York 10010, Attention of Laura E. Ulbrandt, Assistant Vice President and Secretary, no later than December 15, 2012. Each notice shall set forth (i) the name and address of the shareholder and his or her nominees, (ii) a representation that the shareholder is entitled to vote at such meeting, indicating the number of shares owned of record and beneficially by such shareholder, together with a statement that such shareholder intends to appear in person or by proxy at the meeting to present such proposal or proposals, (iii) a description of the proposal or proposals to be presented, including the complete text of any resolutions to be presented at the meeting and the reasons for conducting such business at the meeting and (iv) any material interest of the shareholder in the business to be submitted at the meeting. With respect to proposals submitted by a shareholder other than for inclusion in Leucadia’s 2013 proxy statement and related form of proxy, timely notice of any shareholder proposal must be received by Leucadia in accordance with Leucadia’s bylaws and Leucadia’s rules and regulations no later than December 15, 2012. Any proxies solicited by the board of directors for the 2013 annual meeting may confer discretionary authority to vote on any proposals notice of which is not timely received.

Jefferies

Jefferies will not hold an annual meeting of its stockholders in 2013 if the transactions have been completed. If, however, Jefferies does hold its 2013 annual meeting, under the rules of the SEC, in order to be considered for possible inclusion in the proxy statement for Jefferies’ 2013 annual meeting, all Jefferies stockholder proposals must be submitted in writing to Jefferies’ principal executive offices at 520 Madison Avenue, New York, New York, 10022, Attention: Michael

J. Sharp. To be considered timely under federal securities laws, any proposals must be received no later than March 8, 2013 to be presented at the meeting. The deadline for inclusion of any stockholder proposal in Jefferies’ proxy materials has passed. If the date of Jefferies’ annual meeting is delayed more than 30 days from the one-year anniversary of Jefferies’ 2012 annual meeting, proposals must be received a reasonable period of time before Jefferies prints and sends its proxy materials to its stockholders. Though Jefferies will consider all proposals, Jefferies is not required to include any stockholder proposal in its proxy materials relating to next year’s annual meeting unless it meets all of the requirements for inclusion established by the SEC and Jefferies’ bylaws.

HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to stockholders residing at the same address, unless stockholders have notified the company whose shares they hold of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact the company whose shares you hold at their address identified in the preceding paragraph. Each of Jefferies and Leucadia will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Leucadia National Corporation, Park Avenue South, New York, New York 10010, Attention of Laura E. Ulbrandt, Assistant Vice President and Secretary (212) 460-1900 or to Jefferies Group, Inc., 520 Madison Avenue, New York, New York 10022, Attention: Michael J. Sharp (212) 284-2550.

OTHER MATTERS

Other Matters Presented at the Special Meetings

As of the date of this joint proxy statement/prospectus, neither the Leucadia board of directors nor the Jefferies’ board of directors knows of any other matters that may be presented for consideration at either the Leucadia special meeting or the Jefferies special meeting. If any other business does properly come before either the Leucadia special meeting or the Jefferies special meeting or any adjournment or postponement thereof the persons named as proxies on the enclosed proxy cards of Jefferies and Leucadia will vote as they deem in the best interests of Jefferies and Leucadia, as applicable.

WHERE YOU CAN FIND MORE INFORMATION

Leucadia and Jefferies each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Leucadia and Jefferies, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult Leucadia’s or Jefferies’ website for more information about Leucadia or Jefferies, respectively. Leucadia’s website is www.Leucadia.com. Jefferies’ website is

www.Jefferies.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

Leucadia has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the Leucadia common shares to be issued to Jefferies stockholders pursuant to the second merger. The registration statement, including the attached exhibits, contains additional relevant information about Leucadia and Leucadia common shares. The rules and regulations of the SEC allow Leucadia and Jefferies to omit certain information included in the registration statement from this joint proxy statement/prospectus.

The SEC allows Leucadia and Jefferies to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below. This joint proxy statement/prospectus also contains summaries of certain provisions contained in some of the Leucadia or Jefferies documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Some documents or information, such as that called for by Item 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Leucadia and Jefferies have previously filed with the SEC. They contain important information about the companies and their financial condition.

Leucadia SEC Filings (File No. 1-05721)	Period or File Date
Annual Report on Form 10-K	Year ended December 31, 2011, filed February 27, 2012
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2012, filed May 4, 2012, June 30, 2012, filed August 1, 2012 and September 30, 2012, filed November 6, 2012
Current Reports on Form 8-K

Filed on January 9, 2012, January 31, 2012, February 13, 2012, February 24, 2012, February 27, 2012, March 6, 2012, March 8, 2012, April 13, 2012, May 4, 2012, May 16, 2012, August 2, 2012, September 19, 2012, September 24, 2012, October 19, 2012, November 6, 2012, November 13, 2012, November 30, 2012, December 5, 2012, December 6, 2012 and December 21, 2012

Proxy Statement on Schedule 14A	Filed on April 13, 2012
Jefferies SEC Filings (File No. 1-14947)	Period or File Date

Annual Report on Form 10-K	Year Ended November 30, 2011, filed January 27, 2012
Quarterly Reports on Form 10-Q	Quarters ended February 29, 2012, filed April 5, 2012, May 31, 2012, filed July 9, 2012 and August 31, 2012, filed October 9, 2012
Current Reports on Form 8-K	Filed on April 24, 2012, May 10, 2012, September 21, 2012, November 13, 2012 and December 20, 2012
Proxy Statement on Schedule 14A	Filed on March 28, 2012

In addition, Leucadia and Jefferies incorporate by reference any future filings they make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Leucadia special meeting and the Jefferies special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current

Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Leucadia or Jefferies, as applicable, will provide you with copies of these documents, without charge, upon written or oral request to:

Leucadia National Corporation	Jefferies Group, Inc.
315 Park Avenue South	520 Madison Avenue
New York, NY 10010	New York, NY 10022
(212) 460-1900	(212) 284-2550
Attn: Investor Relations	Attn: Investor Relations

In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [  ], 2013. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither Leucadia’s mailing of this joint proxy statement/prospectus to Leucadia shareholders or Jefferies stockholders nor the issuance by Leucadia of common shares pursuant to the second merger will create any implication to the contrary.

This document contains a description of the representations and warranties that each of Jefferies and Leucadia made to the other in the second merger agreement. Representations and warranties made by Jefferies, Leucadia and other applicable parties are also set forth in contracts and other documents (including the second merger agreement) that are attached or filed as exhibits to this document or are incorporated by reference into this document. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding Jefferies, Leucadia or their businesses. Accordingly, the representations and warranties and other provisions of the second merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

ANNEX A

AGREEMENT AND PLAN OF MERGER

Among

LEUCADIA NATIONAL CORPORATION,

LIMESTONE MERGER SUB, LLC,

JEFFERIES GROUP, INC.

JSP HOLDINGS, INC.

and

JASPER MERGER SUB, INC.

Dated as of November 11, 2012

A-i

A-ii

EXHIBITS

Exhibit A—First Merger Agreement
Exhibit B—Form of Leucadia Charter Amendment

INDEX OF DEFINED TERMS

Term	Section
Acceptable Jefferies Confidentiality Agreement	Section 8.15(a)
Acceptable Leucadia Confidentiality Agreement	Section 8.15(b)
Action	Section 8.15(c)
Advisor	Section 3.17
Affiliate Transactions	Section 3.23
Affiliates	Section 8.15(d)
Agreement	Preamble
Antitrust Law	Section 8.15(e)
Award	Section 2.2(h)
Book-Entry Shares	Section 1.4(a)
Business Day	Section 8.15(f)
Cancelled Shares	Section 2.1(d)
Certificate of Amendment	Section 5.19
Certificate of Conversion	Section 1.3(b)
Certificates	Section 1.4(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Committee	Recitals
Common Exchange Ratio	Section 2.2(a)
Common Merger Consideration	Section 2.2(a)
Common Share	Section 2.1(a)
Common Shares	Section 2.1(a)
Common Shares Trust	Section 2.2(g)(iii)
Commonly Controlled Entity	Section 8.15(g)
Confidential Information	Section 8.13(a)
control	Section 8.15(d)
Contract	Section 3.3(c)
Conversion Effective Time	Section 1.3(b)
Converted Stock-Based Award	Section 2.2(h)
Copyrights	Section 3.15(a)
Crimson	Section 8.15(h)
Debentures	Section 5.14
Delaware Filings	Section 1.3(c)
DGCL	Section 1.1(a)
Dissenting Shares	Section 2.1(f)
DLLCA	Section 1.1(b)
DOL	Section 8.15(i)
End Date	Section 7.1(b)
Environmental Law	Section 8.15(j)
ERISA	Section 8.15(k)
Exchange Act	Section 8.15(l)
Exchange Agent	Section 2.3(a)
Exchange Fund	Section 2.3(a)
Excess Leucadia Common Stock	Section 2.2(f)(i)
Excess Shares	Section 2.2(g)(ii)
First Effective Time	Section 1.3(a)
First Certificate of Merger	Section 1.3(a)

A-iii

Term	Section
First Merger	Section 1.1(a)
First Merger Agreement	Section 1.1(a)
Form S–4	Section 3.12
GAAP	Section 8.15(t)
Governmental Entity	Section 8.15(m)
Hazardous Substance	Section 8.15(n)
HSR Act	Section 8.15(o)
Indebtedness	Section 8.15(p)
Indemnified Party	Section 5.8(a)
Intellectual Property	Section 3.15(a)
IRS	Section 8.15(q)
Jefferies	Preamble
Jefferies Approvals	Section 3.3(b)
Jefferies Award Plans	Section 2.2(h)
Jefferies Benefit Plans	Section 8.15(r)
Jefferies Board of Directors	Recitals
Jefferies Bylaws	Section 3.1(c)
Jefferies Charter	Section 3.1(c)
Jefferies Converted LLC	Section 1.1(b)
Jefferies Disclosure Schedule	Article III preamble
Jefferies Expense Reimbursement	Section 7.2(a)(iv)
Jefferies Intervening Event	Section 8.15(s)
Jefferies Material Adverse Effect	Section 8.15(t)
Jefferies Material Contracts	Section 3.20(a)
Jefferies Meeting	Section 5.4(b)
Jefferies Notice of Recommendation Withdrawal	Section 5.3(a)(ii)
Jefferies Owned Intellectual Property	Section 3.15(a)
Jefferies Permits	Section 3.7(b)
Jefferies Recommendation	Section 3.3(a)
Jefferies Recommendation Withdrawal	Section 5.3(a)(ii)
Jefferies SEC Documents	Section 3.4(a)
Jefferies Stockholder Approval	Section 3.18
Jefferies Stockholder Approval Matters	Section 3.18
Jefferies Superior Proposal	Section 8.15(u)
Jefferies Surviving Corporation	Section 1.1(a)
Jefferies Takeover Proposal	Section 8.15(v)
Jefferies Termination Fee	Section 7.2(a)(iv)
Jefferies Voting Agreement	Recitals
Knowledge	Section 8.15(w)
Law	Section 3.7(a)
Laws	Section 3.7(a)
Leased Real Property	Section 3.16
Lien	Section 3.2(f)
LLC Conversion	Section 1.1(b)
Leucadia	Preamble
Leucadia Advisor	Section 4.17
Leucadia Affiliate Transactions	Section 4.23
Leucadia Approvals	Section 4.2(b)
Leucadia Benefit Plans	Section 8.15(x)
Leucadia Board of Directors	Recitals
Leucadia Bylaws	Section 4.1(b)
Leucadia Mirror Certificate of Designation	Section 5.19
Leucadia Charter	Section 4.1(b)
Leucadia Charter Amendment	Section 4.18

A-iv

Term	Section
Leucadia Common Stock	Section 4.3(a)
Leucadia Disclosure Schedule	Article IV preamble
Leucadia Expense Reimbursement	Section 7.2(a)(i)
Leucadia Intervening Event	Section 8.15(y)
Leucadia Leased Real Property	Section 4.16(b)
Leucadia Material Adverse Effect	Section 8.15(z)
Leucadia Material Contracts	Section 4.20(a)
Leucadia Meeting	Section 5.4(c)
Leucadia Mirror Preferred Stock	Section 5.19
Leucadia Notice of Recommendation Withdrawal	Section 5.3(b)(ii)
Leucadia Option Plan	Section 4.3(a)
Leucadia Owned Intellectual Property	Section 4.15(a)
Leucadia Owned Real Property	Section 4.16(a)
Leucadia Permits	Section 4.7(b)
Leucadia Real Property Leases	Section 4.16(b)
Leucadia Recommendation	Section 4.2(a)
Leucadia Recommendation Withdrawal	Section 5.3(b)(ii)
Leucadia SEC Documents	Section 4.4(a)
Leucadia Stock Options	Section 4.3(a)
Leucadia Stockholder Approval	Section 4.18
Leucadia Stockholder Approval Matters	Section 4.18
Leucadia Superior Proposal	Section 8.15(aa)
Leucadia Takeover Proposal	Section 8.15(bb)
Leucadia Termination Fee	Section 7.2(a)(i)
Leucadia Voting Agreements	Recitals
Leucadia Warrants	Section 4.3(a)
Leucadia Winery Business	Section 8.15(cc)
Merger Sub One	Preamble
Merger Sub Two	Preamble
New Jefferies	Preamble
New Jefferies Common Share	Section 2.1(a)
New Jefferies Common Shares	Section 2.1(a)
New Jefferies Preferred Share	Section 2.1(b)
New Jefferies Preferred Shares	Section 2.1(b)
New Jefferies Surviving LLC	Section 1.1(c)
NOLs	Section 3.13(f)
NYBCL	Section 4.2(b)
Patents	Section 3.15(a)
Permitted Liens	Section 8.15(dd)
Person	Section 8.15(ee)
Portfolio Companies	Section 8.15(ff)
Preferred Exchange Ratio	Section 2.2(b)
Preferred Merger Consideration	Section 2.2(b)
Preferred Share	Section 2.1(b)
Preferred Shares	Section 2.1(b)
Preferred Stock Amendment	Section 5.19
Prohibited Distributions	Section 2.2(f)(iii)
Proxy Statement	Section 3.12
Purported Holder	Section 2.2(f)(ii)
Real Property Leases	Section 3.16
Regulatory Agreement	Section 3.7(d)
Representatives	Section 5.2
Returns	Section 3.13(a)
Sarbanes-Oxley Act	Section 8.15(gg)

A-v

Term	Section
SEC	Section 8.15(hh)
Second Certificate of Merger	Section 1.3(c)
Second Effective Time	Section 1.3(c)
Second Merger	Section 1.1(c)
Series A Cumulative Convertible Preferred Shares	Section 3.2(a)
Securities Act	Section 8.15(ii)
Subsidiaries	Section 8.15(jj)
tail	Section 5.8(b)
Tax	Section 8.15(kk)
Taxes	Section 8.15(kk)
Termination Date	Section 5.1(a)
Trademarks	Section 3.15(a)
Transactions	Section 8.15(ll)
Transaction SEC Filings	Section 3.12
WARN Act	Section 3.14(b)

A-vi

THIS AGREEMENT AND PLAN OF MERGER, dated as of November 11, 2012 (this “Agreement”), is entered into by and among Jefferies Group, Inc., a Delaware corporation (“Jefferies”), JSP Holdings, Inc., a Delaware corporation and direct, wholly-owned Subsidiary of Jefferies (“New Jefferies”), Jasper Merger Sub, Inc., a Delaware corporation and direct, wholly-owned Subsidiary of New Jefferies (“Merger Sub One”), Leucadia National Corporation, a New York corporation (“Leucadia”), and Limestone Merger Sub, LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of Leucadia (“Merger Sub Two”).

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition to Jefferies’ willingness to enter into this Agreement, (i) certain stockholders of Leucadia have entered into separate Voting Agreements, dated as of the date of this Agreement (the “Leucadia Voting Agreements”), pursuant to which such stockholders have, among other things, separately agreed to vote all of the shares of common stock of Leucadia owned by such stockholders at such time in favor of the Leucadia Stockholder Approval Matters, and (ii) Leucadia, in its capacity as a stockholder of Jefferies, and certain other stockholders of Jefferies have entered into separate Voting Agreements, dated as of the date of this Agreement (the “Jefferies Voting Agreements”), pursuant to which such stockholders have separately, among other things, agreed to vote all of the common stock of Jefferies owned by such stockholders at such time in favor of the Jefferies Stockholder Approval Matters;

WHEREAS, the board of directors of Jefferies (the “Jefferies Board of Directors”) has (i) based on the recommendation of a committee of independent directors (the “Committee”) of the Jefferies Board of Directors determined that it is in the best interests of Jefferies and its stockholders (other than Leucadia and its Subsidiaries), and declared it advisable, to enter into this Agreement and to consummate the transactions contemplated hereby, including the Second Merger and the LLC Conversion, (ii) approved this Agreement and authorized the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby including the Second Merger and the LLC Conversion, and (iii) resolved to recommend that the stockholders of Jefferies approve the Jefferies Stockholder Approval Matters;

WHEREAS, the board of directors of Leucadia (the “Leucadia Board of Directors”) has (i) determined that it is in the best interests of Leucadia and its stockholders, and declared it advisable, to enter into this Agreement and to consummate the transactions contemplated hereby, including the Second Merger, (ii) approved this Agreement and authorized the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Second Merger, and (iii) resolved to recommend that the stockholders of Leucadia approve the Leucadia Stockholder Approval Matters;

WHEREAS, each of the respective boards of directors of New Jefferies and Merger Sub One have (i) determined that it is in the best interests of such Person and its sole stockholder, and declared it advisable, to enter into this Agreement and to consummate the transactions contemplated hereby, (ii) approved this Agreement and authorized the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (iii) resolved to recommend that the sole stockholder of such Person adopt this Agreement;

WHEREAS, the sole member of Merger Sub Two has approved and declared advisable this Agreement and the Transactions, on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, immediately following the First Merger, the Jefferies Surviving Corporation shall be converted into a Delaware limited liability company; and

WHEREAS, for federal income tax purposes, it is intended that the (i) the First Merger and the LLC Conversion, taken together and (ii) the Second Merger will each qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”) and that this Agreement constitutes, and is adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
THE TRANSACTIONS

Section 1.1 The Mergers and the LLC Conversion.

(a) Upon the terms and subject to the conditions set forth in this Agreement and the Agreement and Plan of Merger attached hereto as Exhibit A (the “First Merger Agreement”), and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the First Effective Time, Merger Sub One shall be merged with and into Jefferies (the “First Merger”) and the separate corporate existence of Merger Sub One shall cease, and Jefferies shall be the surviving corporation in the First Merger (the “Jefferies Surviving Corporation”).

(b) Immediately following the First Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), at the Conversion Effective Time, the Jefferies Surviving Corporation shall be converted into a Delaware limited liability company (the “Jefferies Converted LLC”) in accordance with Section 266 of the DGCL and Section 18-214 of the DLLCA (the “LLC Conversion”).

(c) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, at the Second Effective Time, New Jefferies shall be merged with and into Merger Sub Two (the “Second Merger”) and the separate corporate existence of New Jefferies shall cease, and Merger Sub Two shall be the surviving limited liability company in the Second Merger (the “New Jefferies Surviving LLC”).

Section 1.2 Closing. The closing of the Transactions (other than the closings of the First Merger and the LLC Conversion, which are intended to occur prior to the Closing) (the “Closing”) will take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York at 10:00 a.m., Eastern Time, on the second Business Day after the satisfaction or waiver (to the extent waiver is permitted by applicable Law and this Agreement) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (if permissible by applicable Law and this Agreement) of those conditions) or at such other place, date and time as Jefferies and Leucadia may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 1.3 Effective Times.

(a) Subject to the provisions of this Agreement and the First Merger Agreement, on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger for the First Merger, executed in accordance with the relevant provisions of the DGCL (the “First Certificate of Merger”) and shall make all other filings or recordings required under the DGCL in connection with the First Merger. The First Certificate of Merger will provide that the First Merger shall become effective at such time as is agreed to by Jefferies and Leucadia and specified in the First Certificate of Merger (the time at which the First Merger becomes effective is herein referred to as the “First Effective Time”).

(b) Subject to the provisions of this Agreement, as soon as practicable following the First Effective Time the parties shall file with the Secretary of State of the State of Delaware a certificate of conversion for the LLC Conversion, executed in accordance with the relevant provisions of the DLLCA (the “Certificate of Conversion”) and shall make all other filings or recordings required under the DGCL and DLLCA in connection with the LLC Conversion. The Certificate of Conversion will provide that the LLC Conversion shall become effective after the First Merger at such time as is agreed to by Jefferies and Leucadia and specified in the Certificate of Conversion (the time at which the LLC Conversion becomes effective is herein referred to as the “Conversion Effective Time”).

(c) Subject to the provisions of this Agreement, as soon as practicable following the Conversion Effective Time the parties shall file with the Secretary of State of the State of Delaware a certificate of merger for the Second Merger, executed in accordance with the relevant provisions of the DGCL and DLLCA (the “Second Certificate of Merger” and collectively with the First Certificate of Merger and the Certificate of Conversion, the “Delaware Filings”) and shall make all other filings or recordings required under the DGCL and DLLCA in connection with the Second Merger. The Second Certificate of Merger will provide that the Second Merger shall become effective at such time as is agreed to by the parties to this Agreement and specified in the Second Certificate of Merger (the time at which the Second Merger becomes effective is herein referred to as the “Second Effective Time”).

Section 1.4 Effects of the Mergers and the LLC Conversion.

(a) The effects of the First Merger will be as provided in the First Merger Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all assets and properties of every description, and every interest in such assets and properties, wherever located, and the rights, privileges, immunities, powers, franchises and authority of Jefferies and Merger Sub One shall vest in the Jefferies Surviving Corporation, and the obligations of Jefferies and Merger Sub One shall become the obligations of the Jefferies Surviving Corporation all as provided in the DGCL and the other applicable Laws of the State of Delaware. At and after the First Effective Time, the officers and directors of the Jefferies Surviving Corporation will be authorized, in the name and on behalf of Jefferies and Merger Sub One, to execute and deliver any and all certificates, instruments and other documents and to do any other actions and things to vest, perfect or confirm of record or otherwise in the Jefferies Surviving Corporation any and all right, title and interest in, to and under any of the properties, assets or rights of Jefferies and Merger Sub One. After the consummation of the First Merger, all references in this Agreement to Jefferies, including, but not limited to, references to Common Shares, Preferred Shares, Awards and/or other securities of Jefferies shall be deemed, where applicable, to be references to New Jefferies and the same securities of New Jefferies, including all certificates for shares of Jefferies capital stock (“Certificates”) or shares of Jefferies capital stock held in book-entry form (“Book-Entry Shares”), for all purposes to represent the number of shares of New Jefferies capital stock into which they were converted or became convertible in accordance with Section 2.1.

(b) The LLC Conversion shall have the effects set forth in the DGCL and the DLLCA.

(c) The effects of the Second Merger will be as provided in this Agreement and in the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all assets and properties of every description, and every interest in such assets and properties, wherever located, and the rights, privileges, immunities, powers, franchises and authority of New Jefferies and Merger Sub Two shall vest in the New Jefferies Surviving LLC and all debts, liabilities and duties of New Jefferies and Merger Sub Two shall become the debts, liabilities and duties of the New Jefferies Surviving LLC, all as provided in the DGCL, the DLLCA and the other applicable Laws of the State of Delaware. At and after the Second Effective Time, the officers and directors of the New Jefferies Surviving LLC will be authorized, in the name and on behalf of New Jefferies and Merger Sub Two, to execute and deliver, any and all deeds, bills of sale, assignments or assurances and to take and do any other actions and things to vest, perfect or confirm of record or otherwise in the New Jefferies Surviving LLC any and all rights, title and interest in, to and under any of the properties, assets or rights of New Jefferies and Merger Sub Two.

Section 1.5 Certificate of Formation and LLC Agreement of the New Jefferies Surviving LLC.

(a) The certificate of formation of Merger Sub Two shall be the certificate of formation of the New Jefferies Surviving LLC until thereafter amended in accordance with the provisions thereof, this Agreement and applicable Law.

(b) Subject to Section 5.8, the limited liability company agreement of Merger Sub Two as in effect immediately prior to the Second Effective Time shall be the limited liability company agreement of the New Jefferies Surviving LLC until thereafter amended in accordance with the provisions thereof, this Agreement and applicable Law.

Section 1.6 Officers. The officers of New Jefferies immediately prior to the Second Effective Time shall be, from and after the Second Effective Time, the officers of the New Jefferies Surviving LLC and shall hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.

ARTICLE II
EFFECT ON CAPITAL STOCK

Section 2.1 Effect of the First Merger and the LLC Conversion. At the First Effective Time, by virtue of the First Merger or the LLC Conversion, as applicable, and without any action on the part of any stockholder of Jefferies or Merger Sub One:

(a) Conversion of Common Shares. Each share of common stock, par value $0.0001 per share, of Jefferies (the “Common Shares”, and each, a “Common Share”) issued and outstanding immediately prior to the First Effective Time shall be automatically converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of New Jefferies (the “New Jefferies Common Shares”, and each, a “New Jefferies Common Share”).

(b) Conversion of Preferred Shares. Each share of preferred stock, par value $0.0001 per share, of Jefferies (the “Preferred Shares”, and each, a “Preferred Share”) issued and outstanding immediately prior to the First Effective Time (except for those representing Dissenting Shares, which are subject to Section 2.1(f)) shall be automatically converted into and become one validly issued, fully paid and non-assessable share of preferred stock, par value $0.001 per share, of New Jefferies (the “New Jefferies Preferred Shares”).

(c) Conversion of Merger Sub One Common Stock. Each share of common stock of Merger Sub One, par value $0.001 per share, issued and outstanding immediately prior to the First Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Jefferies Surviving Corporation and those shares of Jefferies Surviving Corporation shall constitute the only outstanding shares of capital stock of the Jefferies Surviving Corporation.

(d) Cancellation of Treasury Stock and Shares Owned by Jefferies. Each Common Share that is held by held by Jefferies (as treasury stock) immediately prior to the First Effective Time and each New Jefferies Common Share owned by Jefferies immediately prior to the First Effective Time (collectively, the “Cancelled Shares”) shall be cancelled by virtue of the Transactions and without any action on the part of the holder thereof and shall cease to exist, and no consideration shall be delivered in exchange therefor or in respect thereof. For the avoidance of doubt, this Section 2.1(d) shall not apply to Common Shares held in street name for the benefit of third parties.

(e) LLC Conversion. At the Conversion Effective Time, by virtue of the LLC Conversion and without any action on the part of the holder of any shares of capital stock of the Jefferies Surviving Corporation, each issued and outstanding share of capital stock of the Jefferies Surviving Corporation shall be converted into one limited liability company interest of the Jefferies Converted LLC.

(f) Dissenting Shares. Preferred Shares that are issued and outstanding immediately prior to the First Effective Time, and that are held by holders who have not voted in favor of or consented to the Transactions and who are entitled to demand and have properly demanded their rights to be paid the fair value of such Preferred Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”), shall not be canceled and converted into New Jefferies Preferred Shares (and thereafter the right to receive the Preferred Merger Consideration), and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such holder of Preferred Shares shall fail to perfect or shall effectively waive, withdraw or lose such holder’s rights under Section 262 of the DGCL, such holder’s Dissenting Shares shall no longer be considered Dissenting Shares for purposes of this Agreement and such holders’ Preferred Shares shall thereupon be deemed to have been converted, at the First Effective Time, as set forth in Section 2.1(b).

Section 2.2 Effect of the Second Merger. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of New Jefferies, Merger Sub Two or the holders of any securities of either New Jefferies or Merger Sub Two:

(a) Conversion of New Jefferies Common Shares. Subject to Sections 2.2(c), 2.2(e), 2.2(f), 2.2(g) and 2.3, each New Jefferies Common Share issued and outstanding immediately prior to the Second Effective Time shall be automatically converted at the Second Effective Time into, and thereafter shall represent the right to receive, 0.81 (the “Common Exchange Ratio”) fully paid and non-assessable shares of Leucadia Common Stock (the “Common Merger Consideration”), in each case upon surrender of the certificates representing the Common Shares converted into New Jefferies Common Shares in connection with the First Merger, or receipt of an “agent’s message” with respect to Book-Entry Shares, as provided in this Article II, and all New Jefferies Common Shares that have been converted into the right to receive the Common Merger Consideration as provided in this Section 2.2(a) shall be cancelled automatically and shall cease to exist.

(b) Conversion of New Jefferies Preferred Shares. Subject to Sections 2.2(c), 2.2(e), 2.2(f), 2.2(g) and 2.3, each New Jefferies Preferred Share issued and outstanding immediately prior to the Second Effective Time shall be automatically converted at the Second Effective Time into, and thereafter shall represent the right to receive, one (the “Preferred Exchange Ratio”) fully paid and non-assessable shares of Leucadia Mirror Preferred Stock (the “Preferred Merger Consideration”), in each case upon surrender of the certificates representing the Preferred Shares converted into New Jefferies Preferred Shares in connection with the First Merger, and all New Jefferies Preferred Shares that have been converted into the right to receive the Preferred Merger Consideration as provided in this Section 2.2(b) shall be cancelled automatically and shall cease to exist.

(c) Cancellation of Treasury Stock and Shares Owned by Leucadia. Each New Jefferies Common Share that is held by Leucadia immediately prior to the Second Effective Time or held by New Jefferies (as treasury stock) immediately prior to the Second Effective Time (the “Cancelled Shares”) shall be cancelled by virtue of the Transactions and without any action on the part of the holder thereof and shall cease to exist, and no consideration shall be delivered in exchange therefor or in respect thereof. For the avoidance of doubt, this Section 2.2(c) shall not apply to New Jefferies Common Shares held in street name for the benefit of third parties.

(d) Merger Sub Two Limited Liability Company Interests. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the holder thereof, each limited liability company interest of Merger Sub Two issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as one validly issued, fully paid and nonassessable limited liability company interest of the New Jefferies Surviving LLC, and those limited liability company interests of the New Jefferies Surviving LLC shall constitute the only outstanding equity interests of the New Jefferies Surviving LLC. From and after the Second Effective Time, all certificates, if any, representing limited liability company interests of Merger Sub Two will for all purposes represent the number of limited liability company interests of the New Jefferies Surviving LLC.

(e) Adjustments. If at any time between the date of this Agreement and the Second Effective Time, the outstanding shares of capital stock of Jefferies or Leucadia are changed into a different number or class of stock as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of stock, or any stock dividend or stock distribution (other than the distribution contemplated by Section 5.15) with a record date during such period, the Common Exchange Ratio and Preferred Exchange Ratio will be equitably adjusted to reflect such change.

(f) Section 382 Limitation.

(i) If, as a result of the conversion of New Jefferies Common Shares into the right to receive Leucadia Common Stock pursuant to the Second Merger, any Person who was not previously a “5-percent shareholder” would (x) become a “5-percent shareholder” in respect of

Leucadia or (y) be treated as owning 5% or more of the outstanding shares of Leucadia Common Stock after the Second Merger, in each case, as determined by the Leucadia Board of Directors in accordance with Treasury Regulation Section 1.382-2T(g)–(k), Leucadia shall cause the Exchange Agent to sell the minimum number of shares of Leucadia Common Stock necessary that are otherwise deliverable pursuant to this Agreement so that such Person would not be treated as (A) a “5-percent shareholder” in respect of Leucadia or (B) owning 5% or more of the outstanding shares of Leucadia Common Stock after the Second Merger (“Excess Leucadia Common Stock”).

(ii) Leucadia shall cause the Exchange Agent to execute the sale of any Excess Leucadia Common Stock on the New York Stock Exchange in round lots to the extent practicable. Leucadia shall cause the Exchange Agent to use all reasonable efforts to complete the sale of the Excess Leucadia Common Stock as promptly following the Second Effective Time as, in the Exchange Agent’s reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Leucadia shall cause the Exchange Agent to apply any proceeds of a sale by it of Excess Leucadia Common Stock, and any amounts received from a Purported Holder (as defined below) pursuant to Section 2.2(f)(iii), as follows: (A) first, an amount up to the fair market value of the Excess Leucadia Common Stock, calculated on the basis of the closing market price for Leucadia Common Stock on the day before the Closing Date, shall be paid to the holder of New Jefferies Common Shares that would otherwise be entitled to receive such Excess Leucadia Common Stock (the “Purported Holder”) and (B) second, any remaining amounts shall be paid to the Leucadia Foundation or any one or more organizations qualifying under Section 501(c)(3) of the Code (and any comparable successor provision) selected by the Leucadia Board of Directors.

(iii) Any delivery of Excess Leucadia Common Stock to a Purported Holder shall be prohibited and treated as void ab initio. No employee or agent of Leucadia shall record the issuance of any Excess Leucadia Common Stock to a Purported Holder, and the Purported Holder shall not be recognized as a shareholder of Leucadia for any purpose whatsoever in respect of the Excess Leucadia Common Stock. The Purported Holder shall not be entitled with respect to such Excess Leucadia Common Stock to any rights of shareholders of Leucadia, including without limitation, the right to vote such Excess Leucadia Common Stock or to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. Upon discovery by Leucadia that, notwithstanding the above, a Purported Holder has received any Excess Leucadia Common Stock, then, upon written demand by Leucadia, the Purported Holder shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Leucadia Common Stock within the Purported Holder’s possession or control, together with any dividends or other distributions that were received by the Purported Holder from Leucadia with respect to the Excess Leucadia Common Stock (“Prohibited Distributions”), to the Exchange Agent (or any other agent appointed by Leucadia), and Leucadia shall cause the Exchange Agent (or such other agent) to sell such Excess Leucadia Common Stock in accordance with Section 2.2(f)(ii). If the Purported Holder has sold the Excess Leucadia Common Stock before receiving Leucadia’s demand to surrender the Excess Leucadia Common Stock, the Purported Holder shall be deemed to have sold the Excess Leucadia Common Stock on behalf of the Exchange Agent (or such other agent), and shall be required to transfer to the Exchange Agent (or such other agent) any Prohibited Distributions and the proceeds of such sale, except to the extent that the Exchange Agent (or such other agent) grants written permission to the Purported Holder to retain a portion of such Prohibited Distributions or sales proceeds not exceeding the amount that the Purported Holder would have received from the Exchange Agent (or such other agent) pursuant to Section 2.2(f)(ii).

(g) No Fractional Shares.

(i) No certificates or scrip representing fractional shares of Leucadia Common Stock shall be issued upon the surrender for exchange of Certificates, no dividends or other distributions of Leucadia shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Leucadia. Notwithstanding any other provision of this Agreement, each holder of Common Shares who would otherwise have been entitled to receive a fraction of a share of Leucadia Common Stock as a result of the Second Merger (after taking into account all Certificates (or effective affidavits of loss in lieu thereof) or Book Entry Shares delivered by such holder) shall be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.2(g), a cash payment in lieu of such fractional shares representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent in one or more transactions of Leucadia Common Stock as provided for below.

(ii) As promptly as practicable following the Second Effective Time, the Exchange Agent shall determine the excess of (A) the number of full shares of Leucadia Common Stock delivered to the Exchange Agent by Leucadia pursuant to Section 2.3(a) less (B) the aggregate number of full shares of Leucadia Common Stock to be distributed to holders of New Jefferies Common Shares pursuant to Section 2.3(b) (such excess, the “Excess Shares”). Following the Second Effective Time, the Exchange Agent, as agent for the holders of New Jefferies Common Shares, shall sell the Excess Shares at the then-prevailing prices on the New York Stock Exchange, all in the manner provided in Section 2.2(g)(iii).

(iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the New York Stock Exchange in round lots to the extent practicable. The Exchange Agent shall use all reasonable efforts to complete the sale of the Excess Shares as promptly following the Second Effective Time as, in the Exchange Agent’s reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the proceeds of such sale or sales have been distributed to the holders of New Jefferies Common Shares, the Exchange Agent will hold such proceeds in trust for the holders of New Jefferies Common Shares (the “Common Shares Trust”). Leucadia shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the New Jefferies Common Shares Trust to which each holder of New Jefferies Common Shares shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction the numerator of which is the amount of the fractional share interest to which such holder of New Jefferies Common Shares is entitled (after taking into account all New Jefferies Common Shares held at the Second Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of New Jefferies Common Shares are entitled.

(iv) Notwithstanding anything else in this Agreement to the contrary, no New Jefferies Common Shares that are owned by New Jefferies or a wholly-owned Subsidiary of New Jefferies, other than New Jefferies Common Shares that are held in street name for the benefit of third parties, shall be entitled to receive cash pursuant to this Section 2.2(g) and no such shares will be taken into account in determining the amount of cash to which any other holder is entitled pursuant to this Section 2.2(g).

(v) Fractional shares of Leucadia Mirror Preferred Stock may be issued in exchange for New Jefferies Preferred Shares.

(h) Treatment of Awards. Jefferies and Leucadia shall take all requisite action so that, as of the Second Effective Time, each right of any kind, contingent or accrued, to receive New Jefferies Common Shares or benefits measured in whole or in part by the value of a number of New Jefferies Common Shares granted under the Jefferies Group, Inc. Incentive Compensation Plan, the Jefferies Group, Inc. 1999 Directors’ Stock Compensation, or the Jefferies Deferred Compensation Plan (together, the “Jefferies Award Plans”, and each such right, an “Award”), whether vested or unvested, that is outstanding immediately prior to the Second Effective Time shall cease to represent an Award with respect to New Jefferies Common Shares, and shall be converted by virtue of the Transactions and without any action on the part of the holder of that Award, into an award with respect to a number of shares of Leucadia Common Stock equal to the product of (i) the aggregate number of New Jefferies Common Shares subject to such Award, multiplied by the (ii) Common Exchange Ratio, which product shall be rounded down to the nearest whole share (as converted, a

“Converted Stock-Based Award”). All Converted Stock-Based Awards shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Jefferies Award Plan (or any other agreement to which such Converted Stock-Based Award was subject immediately prior to the Second Effective Time), except as otherwise provided herein. The exercise price (if any) per share of Leucadia Common Stock applicable to Converted Stock-Based Awards shall be equal to (A) the aggregate exercise price of such Award immediately prior to the Second Effective Time divided by (B) the number of shares of Leucadia Common Stock for which such Converted Stock-Based Award shall be exercisable as determined in accordance with the first sentence of this paragraph, rounded down to the nearest cent. Prior to the Second Effective Time, Jefferies and Leucadia shall make such amendments and take such other actions with respect to the Jefferies Award Plans as shall be necessary to effect the adjustment referred to in this Section 2.2(h), including notifying all participants in the Jefferies Award Plans of such adjustment.

Section 2.3 Exchange of New Jefferies Common Shares and New Jefferies Preferred Shares.

(a) Exchange Agent. At the Second Effective Time, Leucadia shall deposit with a bank or trust company designated by Leucadia and reasonably satisfactory to Jefferies (the “Exchange Agent”), for the benefit of the holders of New Jefferies Common Shares and New Jefferies Preferred Shares as of immediately prior to the Second Effective Time, whether represented by Certificates or held as Book-Entry Shares, Certificates or Book-Entry Shares representing shares of Leucadia Common Stock and Leucadia Mirror Preferred Stock, in the aggregate amount equal to the number of shares of Leucadia Common Stock to which holders of New Jefferies Common Shares are entitled to based on the Common Exchange Ratio pursuant to Section 2.2(a) and to the number of shares of Leucadia Mirror Preferred Stock to which holders of New Jefferies Preferred Shares are entitled to based on the Preferred Exchange Ratio pursuant to Section 2.2(b). In addition, Leucadia shall deposit with the Exchange Agent, as necessary from time to time after the Second Effective Time, any dividends or other distributions payable pursuant to Section 2.3(c). All shares of Leucadia Common Stock, Leucadia Mirror Preferred Stock, dividends and distributions deposited with the Exchange Agent pursuant to this Section 2.3(a) shall hereinafter be referred to as the “Exchange Fund”.

(b) Exchange Procedures. As soon as reasonably practicable after the Second Effective Time, Leucadia shall cause the Exchange Agent to mail to each holder of record of Certificates and Book-Entry Shares whose Common Shares or Preferred Shares were converted, by virtue of the First Merger, the LLC Conversion and the Second Merger, at the Second Effective Time into the right to receive the Common Merger Consideration or Preferred Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(c) and cash in lieu of any fractional shares payable pursuant to Section 2.2(f) (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates and Book-Entry Shares shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent and which shall be in customary form and contain customary provisions, including an “agent’s message” with respect to Book-Entry Shares) and (ii) instructions for use in effecting the surrender of the Certificates and Book-Entry Shares in exchange for the Common Merger Consideration or Preferred Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(c) and cash in lieu of any fractional shares payable pursuant to Section 2.2(g). Each holder of record of Certificates and Book-Entry Shares shall, upon surrender to the Exchange Agent of such Certificates or Book-Entry Shares (whether in the form of Certificates or by “agent’s message” with respect to Book-Entry Shares), together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, be entitled to receive in exchange therefor (A) certificates or book-entry shares representing that number of whole shares of Leucadia Common Stock (after taking into account all New Jefferies Common Shares surrendered by such holder) to which such holder is entitled pursuant to Section 2.2(a), (B) a certificate or certificates representing that number of shares of Leucadia Mirror Preferred Stock to which such holder is entitled pursuant to Section 2.2(b), (C) any dividends or distributions payable pursuant to Section 2.3(c) and (D) cash in lieu of any fractional shares payable pursuant to Section 2.2(g), as the case may be, and the Certificates and Book-Entry Shares so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Common Shares, New Jefferies Common Shares,

Preferred Shares or New Jefferies Preferred Shares that is not registered in the transfer records of Jefferies or New Jefferies, as applicable, payment of the Common Merger Consideration or Preferred Merger Consideration in accordance with this Section 2.3(b) may be made to a Person other than the Person in whose name the Certificates or Book-Entry Shares so surrendered are registered if properly endorsed or otherwise in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Leucadia that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.3(b), each Certificate and Book-Entry Share shall be deemed at any time after the Second Effective Time to represent only the right to receive upon such surrender the Common Merger Consideration or Preferred Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(c) and cash in lieu of any fractional shares payable pursuant to Section 2.2(g), as the case may be. No interest shall be paid or will accrue on any payment to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article II.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Leucadia Common Stock or Leucadia Mirror Preferred Stock with a record date on or after the Second Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Leucadia Common Stock or Leucadia Mirror Preferred Shares that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Leucadia Common Stock shall be paid to any such holder pursuant to Section 2.2(g), in each case, until the holder of such Certificate or Book-Entry Share shall have surrendered such Certificate or Book-Entry Share in accordance with this Article II. Subject to escheat or other applicable Law, following the surrender of any Certificate or Book-Entry Share, there shall be paid to the record holder of the shares of Leucadia Mirror Preferred Stock or whole shares of Leucadia Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date on or after the Second Effective Time theretofore paid with respect to such shares of Leucadia Mirror Preferred Stock or whole shares of Leucadia Common Stock and the amount of any cash payable in lieu of a fractional share of Leucadia Common Stock to which such holder is entitled pursuant to Section 2.2(g) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Second Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Leucadia Mirror Preferred Stock or whole shares of Leucadia Common Stock.

(d) No Further Ownership Rights in New Jefferies Common Shares or New Jefferies Preferred Shares. The Common Merger Consideration, Preferred Merger Consideration, any dividends or other distributions as are payable pursuant to Section 2.3(c) and such cash in lieu of any fractional shares as is payable pursuant to Section 2.2(g) upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been in full satisfaction of all rights pertaining to the New Jefferies Common Shares and New Jefferies Preferred Shares formerly represented thereby, subject, however, to the Jefferies Converted LLC’s or New Jefferies Surviving LLC’s obligation to pay any dividends or make any other distributions with a record date prior to the Second Effective Time that may have been declared or made by Jefferies on the Common Shares or Preferred Shares in accordance with the terms of this Agreement prior to the Second Effective Time. At the close of business on the Closing Date, the share transfer books of New Jefferies shall be closed, and there shall be no further registration of transfers on the share transfer books of the New Jefferies Surviving LLC of the New Jefferies Common Shares or New Jefferies Preferred Shares that were outstanding immediately prior to the Second Effective Time. From and after the Second Effective Time, the holders of Certificates or Book-Entry Shares shall cease to have any rights with respect to New Jefferies Common Shares except as otherwise provided in this Agreement or by applicable Law. If, after the Second Effective Time, Certificates or Book Entry Shares are presented to the Exchange Agent, Leucadia or New Jefferies Surviving LLC, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares for six months after the Second Effective Time shall be delivered to Leucadia, upon demand, and any holders of Certificates or Book- Entry Shares who have not theretofore complied with this Article II shall thereafter look only to Leucadia for, and Leucadia shall remain liable for, payment of their claims for the Common Merger Consideration, Preferred Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(c) and cash in lieu of any fractional shares payable pursuant to Section 2.2(g) in accordance with this Article II.

(f) No Liability. None of Jefferies, New Jefferies, Merger Sub One, Jefferies Surviving Corporation, Jefferies Converted LLC, Leucadia, Merger Sub Two, New Jefferies Surviving LLC or the Exchange Agent shall be liable to any Person in respect of any shares of Leucadia Common Stock, Leucadia Mirror Preferred Stock, dividends or other distributions or cash in lieu of any fractional shares payable pursuant to Section 2.2(g) from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered prior to four years after the Second Effective Time (or immediately prior to such earlier date on which any Common Merger Consideration or Preferred Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.3(c) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.2(g)) would otherwise escheat to or become the property of any Governmental Entity), any such Common Merger Consideration or Preferred Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.3(c) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.2(g)) shall, to the extent permitted by applicable Law, become the property of Leucadia, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Leucadia, the posting by such Person of a bond in such reasonable amount as Leucadia may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Common Merger Consideration, Preferred Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(c) and cash in lieu of any fractional shares payable pursuant to Section 2.2(g), in each case pursuant to this Article II.

(h) Withholding Rights. Leucadia, the New Jefferies Surviving LLC, Jefferies, Jefferies Surviving Corporation, Jefferies Converted LLC or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the First Merger Agreement, such amounts as Leucadia, the New Jefferies Surviving LLC, Jefferies, Jefferies Surviving Corporation, Jefferies Converted LLC or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Leucadia, the New Jefferies Surviving LLC, Jefferies, Jefferies Surviving Corporation, Jefferies Converted LLC or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement or the First Merger Agreement as having been paid to the holder of Common Shares or Preferred Shares in respect of which such deduction and withholding was made by Leucadia, the New Jefferies Surviving LLC, Jefferies, Jefferies Surviving Corporation, Jefferies Converted LLC or the Exchange Agent.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF JEFFERIES

Except as disclosed in (a) the Jefferies SEC Documents filed prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent that they are forward-looking statements or cautionary, predictive or forward-looking in nature), or (b) the corresponding sections or subsections of the disclosure schedules delivered to Leucadia by Jefferies in connection with this Agreement (the “Jefferies Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the

Jefferies Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), Jefferies represents and warrants to Leucadia and Merger Sub Two as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of Jefferies and its Subsidiaries is a legal entity validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b) Each of Jefferies and its Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect.

(c) Jefferies has made available to Leucadia prior to the date of this Agreement a true and complete copy of Jefferies’ Certificate of Incorporation and Bylaws, each as amended through the date of this Agreement (such certificate of incorporation, the “Jefferies Charter” and such bylaws, the “Jefferies Bylaws”). The Jefferies Charter and the Jefferies Bylaws are in full force and effect. The certificate of incorporation and bylaws or similar organizational documents of each Subsidiary of Jefferies are in full force and effect. Neither Jefferies nor any of its Subsidiaries is in violation of any provisions of its certificate of incorporation or bylaws or similar organizational documents, other than such violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect.

Section 3.2 Capital Stock.

(a) The authorized capital stock of Jefferies consists of 500,000,000 Common Shares and 10,000,000 Preferred Shares, of which 125,000 shares have been designated as 3.25% Series A Cumulative Convertible Preferred Stock (the “Series A Cumulative Convertible Preferred Shares”). As of October 31, 2012, (i) 203,120,568 Common Shares were issued and outstanding (not including treasury shares), (ii) 521,062 Common Shares were held in treasury, (iii) 71,034,087 Common Shares were reserved for issuance under the Jefferies Award Plans or issuable upon exercise of outstanding Awards, which includes (A) 28,804,824 Common Shares issuable upon the exercise of outstanding Awards, of which 9,520,170 shares are unvested and require future service, and (B) 42,229,263 Common Shares remaining available for future issuance or delivery under the Jefferies Award Plans, (iv) 4,110,128 shares were reserved for issuance upon conversion of the Preferred Shares, (v) 9,236,409 shares were reserved for issuance upon exercise of Jefferies’ convertible debt securities and (vi) 125,000 Series A Cumulative Convertible Preferred Shares were issued and outstanding, which were then convertible into 4,110,128 Common Shares. As of October 31, 2012, $345.0 million aggregate principal amount of convertible senior debentures were issued and outstanding, which were then convertible into 9,236,409 Common Shares. All outstanding Common Shares, and all Common Shares reserved for issuance as noted in the immediately preceding clauses (iii), (iv) and (v), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights, purchase option, call or right of first refusal rights.

(b) Except as set forth in Section 3.2(a), as of the date of this Agreement, (i) Jefferies does not have any shares of its capital stock issued or outstanding other than Common Shares that have become outstanding after October 31, 2012 and were reserved for issuance as set forth in Section 3.2(a), (ii) there are no outstanding subscriptions, options, stock appreciation rights, warrants, calls, convertible securities, restricted stock units, performance units, deferred stock units or other similar rights, agreements or commitments relating to the issuance of capital stock or voting securities to which Jefferies or any of its Subsidiaries is a party obligating Jefferies or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of Jefferies or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, stock appreciation right, warrant, call, convertible securities, restricted stock units, performance units, deferred stock units or other similar right, agreement or arrangement, (C) redeem or otherwise acquire, or vote or dispose of, any such shares of capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Jefferies and (iii) there are no outstanding subscriptions, options, stock appreciation rights, warrants, calls, convertible securities, restricted stock units, performance units, deferred stock units or other similar rights, agreements or commitments relating to the issuance of capital stock or voting securities to which Jefferies or any of its Subsidiaries is a party obligating Jefferies or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of any Subsidiary of Jefferies or securities convertible into or exchangeable for any such shares or equity interests, except for any such issuances, transfers or sales that would not be material to Jefferies, (B) except as would not be material to Jefferies, grant, extend or enter into any such subscription, option, stock appreciation right, warrant, call, convertible securities, restricted stock units, performance units, deferred stock units or other similar right, agreement or arrangement, or (C) except as would not be material to Jefferies, redeem or otherwise acquire, or vote or dispose of, any such shares of capital stock or other equity interests.

(c) Except as set forth in Section 3.2(a), neither Jefferies nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Jefferies on any matter.

(d) Except for the Jefferies Voting Agreements, there are no voting trusts or other agreements to which Jefferies or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of Jefferies or any of its Subsidiaries.

(e) No consent or approval is required from the holder of any Award (other than in respect of any right the underlying shares may have to vote generally with the Common Shares) to effectuate the terms of this Agreement.

(f) All outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Jefferies are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Jefferies that are owned by Jefferies or a Subsidiary of Jefferies are free and clear of all liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”), other than Permitted Liens.

(g) The authorized capital stock of New Jefferies consists of 1,000 shares of New Jefferies Common Stock of which 1,000 shares are validly issued and outstanding. All of the issued and outstanding capital stock of New Jefferies is owned of record by Jefferies. New Jefferies does not have outstanding any option, warrant, right, or any other agreement pursuant to which any Person may acquire any equity security of New Jefferies. New Jefferies has not conducted any business prior to the date of this Agreement and prior to the Second Effective Time, will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transaction.

(h) The authorized capital stock of Merger Sub One consists of 1,000 shares of common stock, par value $0.001 per share, of which 1,000 shares are validly issued and outstanding and all of the issued and outstanding capital stock of Merger Sub One is owned of record by New Jefferies. Merger Sub One does not have outstanding any option, warrant, right, or any other agreement pursuant to which any Person may acquire any equity security of Merger Sub One. Merger Sub One has not conducted any business prior to the date of this Agreement and prior to the First Effective Time, will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transaction.

Section 3.3 Corporate Authority; No Violation.

(a) Each of Jefferies, New Jefferies and Merger Sub One has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Jefferies Stockholder Approval, the adoption of this Agreement and approval of the Transactions by Jefferies as the sole stockholder of New Jefferies and by New Jefferies as the sole stockholder of Merger Sub One (each which will be obtained immediately after the execution hereof) and the consent of New Jefferies to the LLC Conversion following the First Effective Time, to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been recommended by the Committee and duly and validly authorized by the Jefferies Board of Directors and, except for (i) the Jefferies Stockholder Approval, (ii) the adoption of this Agreement and approval of the Transactions by Jefferies as the sole stockholder of New Jefferies and by New Jefferies as the sole stockholder of Merger Sub One, (iii) the consent of New Jefferies to the LLC Conversion following the First Effective Time and (iv) the filing of the Delaware Filings and the Certificate of Amendment, if applicable, with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Jefferies are necessary to authorize this Agreement or the consummation of the Transactions. The Jefferies Board of Directors, at a meeting duly called and held, has duly adopted resolutions (A) determining that it is in the best interests of Jefferies and its stockholders, and declared it advisable, to enter into this Agreement, (B) approving this Agreement and authorizing the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the First Merger, the LLC Conversion and the Second Merger, (C) directing that the Jefferies Stockholder Approval Matters be submitted to a vote at a meeting of stockholders of Jefferies and (D) subject to Section 5.3(a), recommending that stockholders of Jefferies vote in favor of the Jefferies Stockholder Approval Matters (the item set forth in clause (D) of this sentence, the “Jefferies Recommendation”). This Agreement has been duly and validly executed and delivered by Jefferies, New Jefferies and Merger Sub One and, assuming this Agreement constitutes the valid and binding agreement of Leucadia and Merger Sub Two, constitutes the valid and binding agreement of Jefferies, New Jefferies and Merger Sub One enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Subject to the accuracy of the representations and warranties of Leucadia and Merger Sub Two in Section 4.2(b), no authorization, consent, permit, action or approval of, or filing with, or notification to, any Governmental Entity is necessary under applicable Law for the execution and delivery of this Agreement or the performance of its obligations hereunder or the consummation of the Transactions by Jefferies and its Subsidiaries, except for such authorizations, consents, permits, actions, approvals, notifications or filings required under (i) the DGCL, (ii) the Securities Act, (iii) the Exchange Act and (iv) the HSR Act or any Antitrust Law (collectively, the “Jefferies Approvals”), and except for such authorizations, consents, permits, actions, approvals, notifications or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect.

(c) The execution and delivery by Jefferies, New Jefferies and Merger Sub One of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or result in the creation of any other Lien (other than a Permitted Lien) in or upon any of the properties, assets or rights of Jefferies or any of its Subsidiaries under any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment or instrument (each, including all amendments thereto, a “Contract”), to which Jefferies or any of its Subsidiaries is a party or any of their respective properties or other assets is subject, (ii) conflict with or result in any violation of any provision of the Jefferies Charter, the Jefferies Bylaws or the comparable governing documents of New Jefferies and Merger Sub One or (iii) assuming the Jefferies Approvals are obtained, conflict with or violate any Laws applicable to Jefferies or any of its Subsidiaries or to which any of their respective properties or assets may be bound, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, amendment, cancellation, acceleration, right or loss that has not had and would not reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect.

Section 3.4 Reports and Financial Statements.

(a) Jefferies has filed or furnished all forms, documents, schedules, statements and reports required to be filed or furnished between January 1, 2010 and the date hereof by it with the SEC (all such filed or furnished documents, together with all exhibits and schedules thereto and all information incorporated by reference therein, the “Jefferies SEC Documents”). As of their respective dates, or, if amended or superseded prior to the date of this Agreement, as of the date of the last such amendment, the Jefferies SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Jefferies SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. To the Knowledge of Jefferies, none of the Jefferies SEC Documents is the subject of any outstanding SEC comments or outstanding SEC investigation.

(b) The consolidated financial statements (including all related notes and schedules) of Jefferies included in the Jefferies SEC Documents fairly present in all material respects the consolidated financial position of Jefferies and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto), in each case in accordance with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5 Internal Controls and Procedures. Jefferies has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Jefferies’ disclosure controls and procedures are reasonably designed to provide reasonable assurance that all material information required to be disclosed by Jefferies in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Jefferies’ management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Jefferies’ management has completed assessment of the effectiveness of Jefferies internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended November 30, 2011, and such assessment concluded that such controls were effective. Jefferies has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Jefferies’ auditors and the audit committee of the Jefferies Board of Directors (a) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Jefferies’ ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves executive officers or employees who have a significant role in Jefferies’ internal controls over financial reporting. There are no outstanding loans made by Jefferies or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Jefferies.

Section 3.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in Jefferies’ consolidated balance sheets (or the notes thereto) included in the Jefferies SEC Documents, (b) as are incurred after the date of this Agreement and are permitted to be incurred by this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since November 30, 2011 that have not had and would not reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect and (d) liabilities or obligations that have been discharged or paid in full in the ordinary course of business, as of the date of this Agreement, neither Jefferies nor any Subsidiary of Jefferies has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, known or unknown, that are required by GAAP to be reflected on a consolidated balance sheet of Jefferies and its Subsidiaries (or in the notes thereto), other than those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect.

Section 3.7 Compliance with Law; Permits.

(a) Jefferies and each of its Subsidiaries are, and at all times since January 1, 2010 have been, in compliance with and not in default under or in violation of any applicable federal, state, provincial, municipal, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except for any such non-compliance, default or violation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect.

(b) Jefferies and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Jefferies and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Jefferies Permits”), except for any failure to have any of the Jefferies Permits that has not had and would not reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect. All Jefferies Permits are in full force and effect, except for any failure to be in full force and effect that has not had and would not reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect. To the Knowledge of Jefferies, no suspension or cancellation of any such Jefferies Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, except for any suspension, cancellation, violation or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect.

(c) None of Jefferies, any of its Subsidiaries, or any of their respective directors, managers or officers, or, to the Knowledge of Jefferies, any agent, employee or other Person associated with or acting on behalf of Jefferies or any of its Subsidiaries has, directly or indirectly, used any corporate or limited liability company funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate or limited liability company funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(d) Each of Jefferies’ Subsidiaries that is a broker-dealer or investment adviser is duly registered as a broker-dealer or investment adviser, as applicable, with each Governmental Entity with which such Subsidiary is required to be registered by applicable Law. Each of Jefferies’ and its Subsidiaries’ employees who is required to be registered as a registered representative or a sales person with a Governmental Entity is duly registered as such. Except for any instance of non-compliance or any failure to register or file that has not had and would not reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect, all federal and state registration requirements have been complied with and such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete. None of Jefferies or its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of, any Governmental Entity that restricts the conduct of its business or that relates to the capital adequacy, ability to pay dividends, credit or risk management policies or management of the business of the Company (each, a “Regulatory Agreement”), except for any such cease-and-desist or other order, enforcement action or Regulatory Agreement that has not had and would not reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect, nor has Jefferies or any of its Subsidiaries been advised in writing by any Governmental Entity that such Governmental Entity is considering issuing or requesting any such Regulatory Agreement.

Section 3.8 Environmental Laws and Regulations. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect, (a) Jefferies and its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, (b) to the Knowledge of Jefferies, none of the properties owned, leased or operated by Jefferies or any of its Subsidiaries contains any Hazardous Substance in amounts that would reasonably be expected to give rise to liability under Environmental Laws, (c) since January 1, 2010, neither Jefferies nor any of its Subsidiaries has received any written notice, demand letter or written request for information from any Governmental Entity indicating that Jefferies or any of its Subsidiaries or any Person whose liability Jefferies or any of its Subsidiaries has retained or assumed, either contractually or by operation of law, may be in violation of, or liable under, any Environmental Law, (d) to the Knowledge of Jefferies, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to any liability under Environmental Law, from any properties presently or formerly owned, leased or operated by Jefferies or any of its Subsidiaries or any other property and (e) neither Jefferies, its Subsidiaries nor any of their respective properties or any Person whose liability Jefferies or any of its Subsidiaries has retained or assumed, either contractually or by operation of law, is subject to any liabilities relating to any pending or, to the Knowledge of Jefferies, threatened suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law.

Section 3.9 Employee Benefit Plans

(a) (i) Except as would not reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect, each of the Jefferies Benefit Plans (and any related trust or other funding vehicle) has been established and administered in compliance in all material respects with its terms and applicable Laws and (ii) each of the Jefferies Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS to such effect, and, to the Knowledge of Jefferies, there are no existing circumstances or events that have occurred that would adversely affect the qualified status of any such plan.

(b) None of Jefferies, its Subsidiaries, or any Commonly Controlled Entity sponsors, maintains or contributes to any employee benefit plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, or any “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA), and to the Knowledge of Jefferies, no events have occurred and no circumstances exist that would reasonably be expected to result in any such liability that would have, individually or in the aggregate, a Jefferies Material Adverse Effect.

(c) All contributions and other amounts payable by Jefferies or its Subsidiaries as of the date of this Agreement with respect to each Jefferies Benefit Plan in respect of the most recent plan year have been properly accrued in accordance with GAAP except for such failures to properly accrue that have not had and would not reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect. There are no material pending or, to the Knowledge of Jefferies, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Jefferies Benefit Plans or any trusts related thereto that could reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, including any termination of employment at or following the Second Effective Time) will (i) cause any material payment (including, without limitation, severance, unemployment compensation, change in control payment, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness, or other compensation or benefits) to become due to any current or former director, officer, employee, consultant, or independent contractor of Jefferies or any of its

Subsidiaries from Jefferies or any Commonly Controlled Entity under any Jefferies Benefit Plan or otherwise (other than amounts payable to any such Person in his, her or its capacity as a stockholder of Jefferies), (ii) materially increase any benefits otherwise payable under any Jefferies Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) require the funding of any such benefits, (v) result in any breach or violation of or default under, or limit (except as may be specifically set forth in this Agreement) Jefferies’ right to amend, modify, or terminate any Jefferies Benefit Plan, or (vi) result in the payment of any amount that would, individually or in combination with any other such payment, not be deductible as a result of Section 280G of the Code.

(e) No Jefferies Benefit Plan provides benefits, including death or medical, health, or other welfare benefits (whether or not insured), with respect to current or former directors, officers, employees, consultants, or independent contractors of Jefferies, its Subsidiaries, or any Commonly Controlled Entity after retirement or other termination of service other than (i) coverage mandated by applicable Laws (including continuation coverage under Section 4980B of the Code), (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as such term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of Jefferies, any of its Subsidiaries, or a Commonly Controlled Entity, (iv) benefits the full direct cost of which is borne by the current or former employee (or beneficiary thereof) or (v) those benefits that have not had and would not reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect and, to the Knowledge of Jefferies, no circumstances exist that would reasonably be expected to cause Jefferies, any of its Subsidiaries, or a Commonly Controlled Entity to become obligated to provide any such benefits.

Section 3.10 Absence of Certain Changes or Events. From December 1, 2011 to the date hereof, (a) the businesses of Jefferies and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any change, effect, event, condition, development, occurrence or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect.

Section 3.11 Actions. There are no (a) Actions pending (or, to the Knowledge of Jefferies, threatened) against Jefferies or any of its Subsidiaries, or any of their respective properties at law or in equity before, or (b) orders, judgments or decrees of, or before, any Governmental Entity, in the case of each of clause (a) or (b), that has had or would reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect.

Section 3.12 Proxy Statement; Other Information. None of the information provided by Jefferies, New Jefferies or Merger Sub One to be included in (a) the registration statement on Form S–4 to be filed with the SEC by Leucadia in connection with the issuance of Leucadia Common Stock pursuant to the Second Merger (such registration statement on Form S–4, as amended or supplemented, the “Form S–4”) or the other Transaction SEC Filings will, at the time the Form S–4 or other Transaction SEC Filing is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (b) the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendment or supplement thereto or at the time of the Jefferies Meeting or the Leucadia Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Transaction SEC Filings, as to information supplied by Jefferies and its Subsidiaries, will comply as to form and substance in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be. The joint letter to the stockholders of Jefferies and the stockholders of Leucadia, notice of meeting with respect to the Jefferies Meeting and Leucadia Meeting, proxy statement/prospectus, forms of proxy and any other proxy solicitation materials to be filed with the SEC and distributed to the stockholders of Jefferies and the stockholders of Leucadia in connection with the First Merger and the Second Merger are collectively referred to herein as the “Proxy Statement”. The Form S-4 and the Proxy Statement, together with any other filings required to be made under the Securities

Act or the Exchange Act in connection with the transactions contemplated by this Agreement, are collectively referred to herein as the “Transaction SEC Filings”. Notwithstanding the foregoing, none of Jefferies, New Jefferies or Merger Sub One makes any representation or warranty with respect to any information supplied by Leucadia or Merger Sub Two or any of their respective Representatives that is contained or incorporated by reference in the Transaction SEC Filings.

Section 3.13 Tax Matters.

(a) Each of Jefferies, its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group of which any such corporation or other entity is or was a member has (i) duly filed (or there has been filed on its behalf) on a timely basis (including all applicable extensions) with appropriate Governmental Entities all true and complete Tax returns, statements, reports, declarations, estimates and forms (“Returns”) required to be filed by or with respect to it on or prior to the date hereof, except to the extent that any failure to file does not and would not reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect, and (ii) duly paid, or deposited in full on a timely basis (including all applicable extensions) or made adequate provision in accordance with GAAP (or there has been paid or deposited or adequate provision has been made on its behalf) for the payment of, all Taxes required to be paid by it, except to the extent that any failure to pay or deposit or make adequate provision for the payment of such Taxes does not and would not reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect. Representations made in this Section 3.13 are made to the Knowledge of Jefferies to the extent that the representations relate to a corporation that was, but is not currently, a part of Jefferies’ or any of its Subsidiary’s affiliated, consolidated, combined unitary or similar group.

(b) No Actions are presently pending with regard to any Taxes or Returns of Jefferies or any of its Subsidiaries as to which any taxing authority has asserted in writing any claim that, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect. No Governmental Entity is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which Jefferies or any of its Subsidiaries may be liable with respect to Taxes that have not been fully paid or finally settled, which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect. As of the date of this Agreement, neither Jefferies nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Returns of Jefferies or any of its Subsidiaries, which Taxes, if paid by Jefferies, would reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect. To the Knowledge of Jefferies, neither Jefferies nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under state, local, or non-U.S. Tax Law. Neither Jefferies nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or allocation agreement (other than such an agreement or arrangement exclusively between or among Jefferies and its Subsidiaries). To the Knowledge of Jefferies, neither Jefferies nor any of its Subsidiaries has any liability for Taxes under Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. Tax Law, except for Taxes of the affiliated group of which Jefferies or any of its Subsidiaries is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of state, local, or non-U.S. Tax Law and except for Taxes that, if paid by Jefferies, would not reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect.

(c) There are no liens for Taxes in amounts that have had or would reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect (other than statutory liens for Taxes not yet due and payable).

(d) Neither Jefferies nor any of its Subsidiaries has been within the past two years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.

(e) To the Knowledge of Jefferies, neither Jefferies nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f) Jefferies and the members of its affiliated group for U.S. federal income tax purposes reported net operating loss carryforwards (“NOLs”) of $0 for U.S. federal income tax purposes on their 2011 federal income Return and such reported amount is accurate in all material respect. The NOLs of Jefferies and its Subsidiaries are not subject to any limitation under Section 382 of the Code. The IRS has not asserted in any audit or, to the Knowledge of Jefferies, threatened to assert that the NOLs should be subject to limitation under Section 382 of the Code.

(g) Neither Jefferies nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent (i) the First Merger and the LLC Conversion, taken together, and (ii) the Second Merger from each qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.14 Employee Relations Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the Knowledge of Jefferies, threatened against Jefferies or any of its Subsidiaries, (ii) no union or labor organization represents, or claims to represent, any group of employees with respect to their employment by Jefferies or any of Subsidiaries and no union organizing campaign with respect to the employees of Jefferies or its Subsidiaries is, to the Knowledge of Jefferies, underway or threatened, (iii) there is no unfair labor practice charge or complaint against Jefferies or its Subsidiaries pending or, to the Knowledge of Jefferies, threatened before the National Labor Relations Board or any similar state or foreign agency, (iv) there is no grievance pending relating to any collective bargaining agreement or other grievance procedure and (v) no charges with respect to or relating to Jefferies or its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices.

(b) Neither Jefferies nor any of its Subsidiaries is engaged in any layoffs or employment terminations sufficient in number to trigger application of the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”) or any similar state, local or foreign Law.

Section 3.15 Intellectual Property.

(a) Jefferies or a Subsidiary of Jefferies is the sole beneficial and record owner of all material registered trademarks, service marks, domain names, Internet addresses and other computer identifiers (collectively, “Trademarks”); all material registered copyrights (“Copyrights”); and all material patents, patent applications, inventions, industrial designs, industrial design applications and registrations and improvements (collectively, “Patents”) in each case owned or purported to be owned by Jefferies or a Subsidiary of Jefferies (together, the “Jefferies Owned Intellectual Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect, (i) all of the Jefferies Owned Intellectual Property is valid and enforceable and all registrations, issuances, filings and applications therefor are valid, subsisting, in full force and effect and payment of all renewal and maintenance fees in respect thereof, and all filings related thereto, have been duly made and (ii) either Jefferies or a Subsidiary of Jefferies owns, or is licensed or otherwise possesses the right to use free and clear of all Liens (other than Permitted Liens) all Trademarks, Copyrights and Patents (collectively, “Intellectual Property”) used in and material to their respective businesses as currently conducted.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect, (i) as of the date of this Agreement, there are no pending or, to the Knowledge of Jefferies, threatened claims by any Person alleging infringement or other violation by Jefferies or any of its Subsidiaries of such Person’s Intellectual Property, or seeking to limit, cancel or question the validity of any Jefferies Owned Intellectual Property, (ii) to the Knowledge of Jefferies, the conduct of the business of Jefferies and its Subsidiaries (including the use of Intellectual Property by Jefferies, its Subsidiaries, and their respective licensees in the manner authorized under their respective license agreements with Jefferies and its Subsidiaries) does not infringe or otherwise violate any Intellectual Property rights of any Person, and (iii) to the Knowledge of Jefferies, no Person is infringing or otherwise violating any Intellectual Property of Jefferies or any of its Subsidiaries and no such claims have been asserted or threatened by Jefferies or any of its Subsidiaries against any Person within the last three years that remain unresolved. To the Knowledge of Jefferies, Jefferies and each of its Subsidiaries has complied with all applicable Laws and Jefferies’ own rules, policies and procedures relating to the collection, use, maintenance and processing of personal information, including financial information, collected, used, maintained or processed by Jefferies or its Subsidiaries, except for any such non-compliance, default or violation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect. No claim is pending or, to the Knowledge of Jefferies, threatened, with respect to the collection, use, maintenance or processing of personal information, including financial information, by Jefferies or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect.

Section 3.16 Real Property. Except for those failures to hold a valid leasehold estate that have not had and would not reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect, Jefferies or a Subsidiary of Jefferies has a valid leasehold estate in each lease of real property (“Real Property Leases”), under which Jefferies or a Subsidiary of Jefferies is a tenant or a subtenant (“Leased Real Property”), in each case free and clear of all Liens and defects in title, other than Permitted Liens. Neither Jefferies nor any Subsidiary of Jefferies is in breach of or default under the terms of any Real Property Lease, except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect. To the Knowledge of Jefferies, no other party to any Real Property Lease is in breach of or default under the terms of any Real Property Lease, which breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect. Except for those failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect, each Real Property Lease is a valid and binding obligation of Jefferies or the Subsidiary of Jefferies that is party thereto and, to the Knowledge of Jefferies, of each other party thereto, and is in full force and effect, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.17 Opinion of Financial Advisor. The Committee has received the opinion of Citigroup Global Markets Inc. (the “Advisor”), dated the date of this Agreement, to the effect that, as of the date of such opinion specified therein and subject to the assumptions, matters considered and limitations described in such opinion, the Common Exchange Ratio is fair, from a financial point of view, to the holders of the Common Shares (other than Leucadia and its Affiliates). An executed copy of such opinion will be made available to Leucadia solely for informational purposes after receipt thereof by the Committee. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.18 Required Vote of Jefferies Stockholders; Required Vote of Merger Sub One Stockholder. The affirmative vote of the holders of a majority of the outstanding Common Shares on the record date for the determination of stockholders entitled to vote at the Jefferies Meeting in favor of the adoption of the First Merger Agreement (the “Jefferies Stockholder Approval”) is the only vote of holders of Common Shares and Preferred Shares required to consummate the transactions contemplated by this Agreement (together with the affirmative vote of a majority of the outstanding Common Shares and a majority of the outstanding Preferred Shares, each voting as a separate class, to approve the Preferred Stock Amendment, if applicable, and the vote of the holders of Common Shares to adjourn the Jefferies Meeting in order to obtain sufficient votes to obtain the Jefferies Stockholder Approval, the “Jefferies Stockholder Approval Matters”). The vote or consent of New Jefferies as the sole stockholder of Jefferies Surviving Corporation following the First Effective Time is the only vote or approval of the holders of any class or series of capital stock of Jefferies Surviving Corporation to approve the LLC Conversion. The vote or consent of Jefferies as the sole stockholder of New Jefferies prior to the First Effective Time is the only vote or consent of the stockholders of New Jefferies necessary to adopt this Agreement and approve the Second Merger. The vote or consent of New Jefferies as the sole stockholder of Merger Sub One is the only vote or consent of the stockholders of Merger Sub One necessary to adopt this Agreement and approve the Transactions.

Section 3.19 Takeover Statutes. Assuming that no limited liability company interests of Merger Sub Two are issued to Leucadia until after the approval of this Agreement by the Jefferies Board of Directors, none of Section 203 of the DGCL, any other state anti- takeover statute or regulation, or any takeover-related provision in the Jefferies Charter or Jefferies Bylaws would prohibit or restrict the ability of Jefferies to enter into this Agreement or to consummate the Transactions or of the Jefferies stockholders party to the Jefferies Voting Agreements to perform their respective obligations thereunder.

Section 3.20 Material Contracts.

(a) Except as listed as an exhibit on any Jefferies SEC Document, as of the date of this Agreement, neither Jefferies nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to Jefferies and its Subsidiaries, taken as a whole (all contracts of the type described in this Section 3.20(a) being referred to herein as “Jefferies Material Contracts”).

(b) Neither Jefferies nor any Subsidiary of Jefferies is in breach of or default under the terms of any Jefferies Material Contract, except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect. To the Knowledge of Jefferies, no other party to any Jefferies Material Contract is in breach of or default under the terms of any Jefferies Material Contract, except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect. Each Jefferies Material Contract is a valid and binding obligation of Jefferies or the Subsidiary of Jefferies that is party thereto and, to the Knowledge of Jefferies, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.21 Finders or Brokers. Except for the Advisor and J.P. Morgan, neither Jefferies nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby.

Section 3.22 Insurance. Jefferies and its Subsidiaries own or hold policies of insurance in amounts that Jefferies has determined in good faith provide reasonably adequate coverage for its business and in amounts sufficient to comply with (a) applicable Law and (b) all Jefferies Material Contracts to which Jefferies or any of its Subsidiaries are parties or are otherwise bound.

Section 3.23 Affiliate Transactions. There are no transactions, agreements or arrangements between (a) Jefferies or any of its Subsidiaries on the one hand, and (b) any director, executive officer or Affiliate of Jefferies (other than any of its Subsidiaries) or any of their respective Affiliates or immediate family members, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act which have not been so disclosed prior to the date hereof (such transactions referred to herein as “Affiliate Transactions”).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF LEUCADIA AND MERGER SUB TWO

Except as disclosed in (a) the Leucadia SEC Documents filed prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent that they are forward-looking statements or cautionary, predictive or forward-looking in nature) or (b) the corresponding sections or subsections of the disclosure schedules delivered to Jefferies by Leucadia in connection with this Agreement (the “Leucadia Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Leucadia Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), Leucadia and Merger Sub Two represent and warrant to Jefferies as follows:

Section 4.1 Qualification; Organization, Subsidiaries, etc.

(a) Each of Leucadia and Merger Sub Two and their respective Subsidiaries is a legal entity validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect.

(b) Leucadia has made available to Jefferies prior to the date of this Agreement a true and complete copy of the certificate of incorporation and bylaws or other equivalent organizational documents of Leucadia (such certificate of incorporation, the “Leucadia Charter” and such bylaws, the “Leucadia Bylaws”) and Merger Sub Two, each as amended through the date of this Agreement. The certificate of incorporation and bylaws or similar organizational documents of Leucadia and Merger Sub Two and each of their respective Subsidiaries are in full force and effect. None of Leucadia, Merger Sub Two or any of their respective Subsidiaries is in violation of any provisions of its certificate of incorporation or bylaws or similar organizational documents, other than such violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect.

Section 4.2 Corporate Authority Relative to This Agreement; No Violation.

(a) Each of Leucadia and Merger Sub Two has the requisite corporate or limited liability company power and authority to enter into this Agreement and, subject to the Leucadia Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Leucadia Board of Directors and the sole member of Merger Sub Two, and except for (i) the Leucadia Stockholder Approval, (ii) the approval of the Leucadia Board of Directors of the Leucadia Mirror Certificate of Designation, if applicable, (iii) the filing of the Certificate of Merger and the Leucadia Mirror Certificate of Designation, if any, with the Secretary of State of the State of Delaware and the Secretary of State of the State of New York, as applicable, and (iv) any consents, authorizations, approvals, filings or exceptions in connections with compliance with the rules of the New York Stock Exchange with respect to the Leucadia Common Stock to be issued pursuant to the Second Merger, no other corporate proceedings on the part of Leucadia or Merger Sub Two are necessary to authorize this Agreement or the consummation of the Transactions. The Leucadia Board of Directors, at a meeting duly called and held, has duly adopted resolutions (A) determining that it is in the best interests of Leucadia and its stockholders, and declared it advisable, to enter into this Agreement, to issue the Common Merger Consideration and Preferred Merger Consideration, to adopt the Leucadia Charter Amendment, (B) approving this Agreement and authorizing the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Second Merger, the Leucadia Charter Amendment, and the issuance of the Common Merger Consideration and Preferred Merger Consideration, (C) directing that the Leucadia Stockholder Approval Matters be submitted to a vote at a meeting of stockholders of Leucadia and (D) subject to Section 5.3(b), recommending that stockholders of Leucadia vote in favor of the Leucadia Stockholder Approval Matters (the item set forth in clause (D) of this sentence, the “Leucadia Recommendation”). This Agreement has been duly and validly executed and delivered by Leucadia and Merger Sub Two and, assuming this Agreement constitutes the valid and binding agreement of Jefferies, New Jefferies and Merger Sub One, this Agreement constitutes the valid and binding agreement of Leucadia and Merger Sub Two, enforceable against each of Leucadia and Merger Sub Two in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Subject to the accuracy of the representations and warranties of Jefferies, New Jefferies and Merger Sub One in Section 3.3(b), no authorization, consent, permit, action or approval of, or filing with, or notification to, any Governmental Entity is necessary under applicable Law for the execution and delivery of this Agreement or the performance of its obligations hereunder or the consummation of the Transactions by Leucadia or Merger Sub Two, except for such authorizations, consents, permits, actions, approvals, notifications and filings required under (i) the DGCL and the New York Business Corporation Law (“NYBCL”), (ii) the Securities Act, (iii) the Exchange Act and (iv) the HSR Act or any Antitrust Law (collectively, the “Leucadia Approvals”), and except for such authorizations, consents, permits, actions, approvals, notifications or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect.

(c) The execution and delivery by Leucadia and Merger Sub Two of this Agreement do not, and the consummation of the Transactions and compliance with the provisions of this Agreement will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) in or upon any of the properties, assets or rights of Leucadia or any of its Subsidiaries under, any Contract to which Leucadia, Merger Sub Two or any of their respective Subsidiaries or, to the Knowledge of Leucadia, any of its non-Subsidiary Portfolio Companies is a party or any of their respective properties or other assets is subject, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of Leucadia or Merger Sub Two or (iii) conflict with or violate any Laws applicable to Leucadia or its Subsidiaries or to which any of their respective properties or assets may be bound, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, amendment, cancellation, acceleration, right or loss that has not had and would not reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect.

Section 4.3 Capital Stock.

(a) The authorized capital stock of Leucadia consists of 600,000,000 shares of common stock, $1.00 par value per share (“Leucadia Common Stock”), and 6,000,000 preferred shares, $1.00 par value per share. As of October 31, 2012, (i) 244,582,588 shares of Leucadia Common Stock were issued and outstanding, (ii) 47,006,711 shares of Leucadia Common Stock were held in treasury, (iii) 3,308,775 shares of Leucadia Common Stock were reserved for issuance under the Leucadia Amended and Restated 1999 Stock Option Plan (the “Leucadia Option Plan”), which includes (A) 2,246,455 shares of Leucadia Common Stock issuable upon the exercise of outstanding options to purchase shares of Leucadia Common Stock outstanding under the Leucadia Option Plan (the “Leucadia Stock Options”) and (B) 1,062,250 shares remaining available for future issuance or delivery under the Leucadia Option Plan, (iv) 4,000,000 shares of Leucadia Common Stock were reserved for issuance under warrants issued pursuant to the Leucadia 2011 Senior Executive Warrant Plan (the “Leucadia Warrants”), (v) 4,327,317 shares of Leucadia Common Stock were reserved for Leucadia’s 3 3/4% Convertible Senior Subordinated Notes and (vi) no Leucadia preferred shares were issued or outstanding. All outstanding shares of Leucadia Common Stock, and all shares of Leucadia Common Stock reserved for issuance as noted in the immediately preceding clauses (ii)–(iv), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights, purchase option, call or right of first refusal rights.

(b) All of the issued and outstanding limited liability company interests of Merger Sub Two are owned of record by Leucadia. Merger Sub Two does not have outstanding any option, warrant, right, or any other agreement pursuant to which any Person may acquire any equity security of Merger Sub Two. Merger Sub Two has not conducted any business prior to the date of this Agreement and prior to the Second Effective Time, will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

(c) Except as set forth in Section 4.3(a), as of the date of this Agreement, (i) Leucadia does not have any shares of its capital stock issued or outstanding other than shares of Leucadia Common Stock that have become outstanding after October 31, 2012, and were reserved for issuance as set forth in Section 4.3(a), (ii) there are no outstanding subscriptions, options, stock appreciation rights, warrants, calls, convertible securities, restricted stock units, performance units, deferred stock units or other similar rights, agreements or commitments relating to the issuance of capital stock or voting securities to which Leucadia or any of its Subsidiaries is a party obligating Leucadia or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of Leucadia or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, stock appreciation right, warrant, call, convertible securities, restricted stock units, performance units, deferred stock units or other similar right, agreement or arrangement, (C) redeem or otherwise acquire, or vote or dispose of, any such shares of capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Leucadia and (iii) there are no outstanding subscriptions, options, stock appreciation rights, warrants, calls, convertible securities, restricted stock units, performance units, deferred stock units or other similar rights, agreements or commitments relating to the issuance of capital stock or voting securities to which Leucadia or any of its Subsidiaries is a party obligating Leucadia or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of any Subsidiary of Leucadia or securities convertible into or exchangeable for any such shares or equity interests, except for any such issuances, transfers or sales that would not be material to Leucadia, (B) except as would not be material to Leucadia, grant, extend or enter into any such subscription, option, stock appreciation right, warrant, call, convertible securities, restricted stock units, performance units, deferred stock units or other similar right, agreement or arrangement, or (C) except as would not be material to Leucadia, redeem or otherwise acquire, or vote or dispose of, any such shares of capital stock or other equity interests.

(d) Except as set forth in Section 4.3(a) and, solely with respect to Leucadia’s Subsidiaries, except as would not be material to Leucadia, neither Leucadia nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with stockholders of Leucadia on any matter.

(e) Except for the Leucadia Voting Agreements, there are no voting trusts or other agreements to which Leucadia or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of Leucadia or any of its Subsidiaries.

(f) All outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Leucadia are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal rights. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Leucadia that are owned by Leucadia or a Subsidiary of Leucadia are free and clear of all Liens other than Permitted Liens.

Section 4.4 Reports and Financial Statements.

(a) Leucadia has filed or furnished all forms, documents, schedules, statements and reports required to be filed or furnished between January 1, 2010 and the date hereof by it with the SEC (all such filed or furnished documents, together with all exhibits and schedules thereto and all information incorporated by reference therein, the “Leucadia SEC Documents”). As of their respective dates, or, if amended or superseded prior to the date of this Agreement, as of the date of the last such amendment, the Leucadia SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Leucadia SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. To the Knowledge of Leucadia, none of the Leucadia SEC Documents is the subject of any outstanding SEC comments or outstanding SEC investigation.

(b) The consolidated financial statements (including all related notes and schedules) of Leucadia included in Leucadia SEC Documents fairly present in all material respects the consolidated financial position of Leucadia and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in each case in accordance with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.5 Internal Controls and Procedures. Leucadia has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Leucadia’s disclosure controls and procedures are reasonably designed to provide reasonable assurance that all material information required to be disclosed by Leucadia in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Leucadia’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Leucadia’s management has completed assessment of the effectiveness of Leucadia’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2011, and such assessment concluded that such controls were effective. Leucadia has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Leucadia’s auditors and the audit committee of the Leucadia Board of Directors (a) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Leucadia’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves executive officers or employees who have a significant role in Leucadia’s internal controls over financial reporting. There are no outstanding loans made by Leucadia or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Leucadia.

Section 4.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in Leucadia’s consolidated balance sheets (or the notes thereto) included in the Leucadia SEC Documents, (b) as are incurred after the date of this Agreement and are permitted to be incurred by this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2011, that have not had and would not reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect and (d) liabilities or obligations that have been discharged or paid in full in the ordinary course of business, as of the date of this Agreement, neither Leucadia nor any Subsidiary of Leucadia has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, known or unknown, that are required by GAAP to be reflected on a consolidated balance sheet of Leucadia and its Subsidiaries (or in the notes thereto), other than those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect.

Section 4.7 Compliance with Law; Permits.

(a) Leucadia and each of its Subsidiaries are, and at all times since January 1, 2010 have been, in compliance with and not in default under or in violation of any applicable Laws, except for any such non-compliance, default or violation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect.

(b) Leucadia and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Leucadia and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Leucadia Permits”), except for any failure to have any of the Leucadia Permits that has not had and would not reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect. All Leucadia Permits are in full force and effect, except for any failure to be in full force and effect that has not had and would not reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect. To the Knowledge of Leucadia, no suspension or cancellation of any such Leucadia Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, except for any suspension, cancellation, violation or default, that has not had and would not reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect.

(c) None of Leucadia, any of its Subsidiaries or any of their respective directors, managers or officers, or, to the Knowledge of Leucadia, any agent, employee or other Person associated with or acting on behalf of Leucadia or any of its Subsidiaries or, to the Knowledge of Leucadia, any of its non- Subsidiary Portfolio Companies or any of their respective directors, managers or officers or any agent employee or other Person associated with or acting on behalf of any of Leucadia’s non-Subsidiary Portfolio Companies, has, directly or indirectly, used any corporate or limited liability company funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate or limited liability company funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 4.8 Environmental Laws and Regulations. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect, (a) Leucadia and its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, (b) to the Knowledge of Leucadia, none of the properties owned, leased or operated by Leucadia or any of its Subsidiaries contains any Hazardous Substance in amounts that would reasonably be expected to give rise to liability under Environmental Laws, (c) since January 1, 2010, neither Leucadia nor any of its Subsidiaries has received any written notice, demand letter or written request for information from any Governmental Entity indicating that Leucadia or any of its Subsidiaries or any Person whose liability Leucadia or any of its Subsidiaries has retained or assumed, either contractually or by operation of law, may be in violation of, or liable under, any Environmental Law, (d) to the Knowledge of Leucadia, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to any liability under Environmental Law, from any properties presently or formerly owned, leased or operated by Leucadia or any of its Subsidiaries, or any other property and (e) neither Leucadia, its Subsidiaries nor any of their respective properties or any Person whose liability Leucadia or any of its Subsidiaries has retained or assumed, either contractually or by operation of law, is subject to any liabilities relating to any pending or, to the Knowledge of Leucadia, threatened suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted (or arising) under any Environmental Law.

Section 4.9 Employee Benefit Plans.

(a) (i) Except as would not reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect, each of the Leucadia Benefit Plans (and any related trust or other funding vehicle) has been established and administered in compliance in all material respects with its terms and applicable Laws, and (ii) each of the Leucadia Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS to such effect, and, to the Knowledge of Leucadia there are no existing circumstances or events that have occurred would adversely affect the qualified status of any such plan.

(b) None of Leucadia, its Subsidiaries, or any Commonly Controlled Entity sponsors, maintains or contributes to, any employee benefit plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, or any “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA), and to the Knowledge of Leucadia, no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability that would have, individually or in the aggregate a Leucadia Material Adverse Effect.

(c) All contributions and other amounts payable by Leucadia or its Subsidiaries as of the date of this Agreement with respect to each Leucadia Benefit Plan in respect of the most recent plan year have been properly accrued in accordance with GAAP except for such failures to properly accrue that have not had and would not reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect. There are no material pending or, to the Knowledge of Leucadia, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Leucadia Benefit Plans or any trusts related thereto that could reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, including any termination of employment at or following the Second Effective Time) will (i) cause any material payment (including, without limitation, severance, unemployment compensation, change in control payment, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness, or other compensation or benefits) to become due to any current or former director, officer, employee, consultant, or independent contractor of Leucadia or any of its Subsidiaries from Leucadia or any Commonly Controlled Entity under any Leucadia Benefit Plan or otherwise (other than amounts payable to any such Person in his, her or its capacity as a shareholder of Leucadia), (ii) materially increase any benefits otherwise payable under any Leucadia Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) require the funding of any such benefits, (v) result in any breach or violation of or default under, or limit (except as may be specifically set forth in this Agreement) Leucadia’s right to amend, modify, or terminate any Leucadia Benefit Plan, or (vi) result in the payment of any amount that would, individually or in combination with any other such payment, not be deductible as a result of Section 280G of the Code.

(e) No Leucadia Benefit Plan provides benefits, including death or medical, health, or other welfare benefits (whether or not insured), with respect to current or former directors, officers, employees, consultants, or independent contractors of Leucadia, its Subsidiaries, or any Commonly Controlled Entity after retirement or other termination of service other than (i) coverage mandated by applicable Laws (including continuation coverage under Section 4980B of the Code), (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as such term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of Leucadia, any of its Subsidiaries, or a Commonly Controlled Entity, (iv) benefits the full direct cost of which is borne by the current or former employee (or beneficiary thereof) or (v) those benefits that have not had and would not reasonably be expected to have, individually or in the aggregate a Leucadia Material Adverse Effect, and, to the Knowledge of Leucadia, no circumstances exist that would reasonably be expected to cause Leucadia, any of its Subsidiaries, or a Commonly Controlled Entity to become obligated to provide any such benefits.

Section 4.10 Absence of Certain Changes or Events. From January 1, 2012 to the date hereof, (a) the businesses of Leucadia and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any change, effect, event, condition, development, occurrence or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect.

Section 4.11 Actions. There are no (a) Actions pending (or, to Leucadia’s Knowledge, threatened) against Leucadia or any of its Subsidiaries, or any of their respective properties at law or in equity before, or (b) orders, judgments or decrees of, or before, any Governmental Entity, in the case of each of clause (a) or (b), which have had or would reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect.

Section 4.12 Proxy Statement; Other Information. None of the information provided by Leucadia or its Subsidiaries to be included in (a) the Form S–4 or the other Transaction SEC Filings will, at the time the Form S–4 or other Transaction SEC Filings is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (b) the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto or at the time of the Jefferies Meeting or the Leucadia Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Transaction SEC Filings, as to information supplied by Leucadia and its Subsidiaries, will comply as to form and substance in all material respects with the Securities Act or the Exchange Act, as the case may be. Notwithstanding the foregoing, neither Leucadia nor Merger Sub Two makes any representation or warranty with respect to any information supplied by Jefferies, New Jefferies or Merger Sub One or any of their respective Representatives that is contained or incorporated by reference in the Transaction SEC Filings.

Section 4.13 Tax Matters.

(a) Each of Leucadia and its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group of which any such corporation or other entity is or was a member has (i) duly filed (or there has been filed on its behalf) on a timely basis (including all applicable extensions) with appropriate Governmental Entities all true and complete Returns required to be filed by or with respect to it on or prior to the date hereof, except to the extent that any failure to file does not and would not reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect, and (ii) duly paid, or deposited in full on a timely basis (including all applicable extensions) or made adequate provision in accordance with GAAP (or there has been paid or deposited or adequate provision has been made on its behalf) for the payment of, all taxes required to be paid by it, except to the extent that any failure to pay or deposit or make adequate provision for the payment of such taxes does not and would not reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect. Representations made in this Section 4.13 are made to the Knowledge of Leucadia to the extent that the representations relate to a corporation that was, but is not currently, a part of Leucadia’s or any Subsidiary’s affiliated, consolidated, combined unitary or similar group.

(b) No Actions are presently pending with regard to any Taxes or Returns of Leucadia or any of its Subsidiaries as to which any taxing authority has asserted in writing any claim which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect. No Governmental Entity is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which Jefferies or any of its Subsidiaries may be liable with respect to Taxes which have not been fully paid or finally settled, which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect. As of the date of this Agreement, neither Leucadia nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Returns of Leucadia or any of its Subsidiaries, which Taxes, if paid by Leucadia, would be reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect. To the Knowledge of Leucadia, neither Leucadia nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under state, local, or non-U.S. Tax Law. Neither Leucadia nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or allocation agreement (other than such an agreement or arrangement exclusively between or among Leucadia and its Subsidiaries). To the Knowledge of Leucadia, neither Leucadia nor any of its Subsidiaries has any liability for Taxes under Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. Tax Law, except for Taxes of the affiliated group of which Leucadia or any of its Subsidiaries is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of state, local, or non-U.S. Tax Law and except for Taxes that, if paid by Leucadia, would not be reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect.

(c) There are no liens for Taxes in amounts that have had or would reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect (other than statutory liens for Taxes not yet due and payable).

(d) Neither Leucadia nor any of its Subsidiaries has been, within the past two years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(e) To the Knowledge of Leucadia, neither Leucadia nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f) Leucadia and the members of its affiliated group for U.S. federal income tax purposes reported NOLs of $4,874,617,427 for U.S. federal income tax purposes on their 2011 federal income Return and such reported amount is accurate in all material respects. The NOLs of Leucadia and its Subsidiaries are not subject, and will not be subject as a result of the Second Merger, to any limitation under Section 382 of the Code. The IRS has not asserted in any audit or, to the Knowledge of Leucadia, threatened to assert that the NOLs should be subject to limitation under Section 382 of the Code.

(g) Neither Leucadia or any of its respective Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent (i) the First Merger and the LLC Conversion, taken together, and (ii) the Second Merger from each qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.14 Employee Relations Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the Knowledge of Leucadia, threatened against Leucadia or any of its Subsidiaries, (ii) no union or labor organization represents, or claims to represent, any group of employees with respect to their employment by Leucadia or any of Subsidiaries and no union organizing campaign with respect to the employees of Leucadia or its Subsidiaries is, to the knowledge of Leucadia, underway or threatened, (iii) there is no unfair labor practice charge or complaint against Leucadia or its Subsidiaries pending or, to the Knowledge of Leucadia, threatened before the National Labor Relations Board or any similar state or foreign agency, (iv) there is no grievance pending relating to any collective bargaining agreement or other grievance procedure and (v) no charges with respect to or relating to Leucadia or its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices.

(b) Neither Leucadia nor any of its Subsidiaries is engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign Law.

Section 4.15 Intellectual Property.

(a) Leucadia or a Subsidiary of Leucadia is the sole beneficial and record owner of all Intellectual Property owned or purported to be owned by Leucadia or a Subsidiary of Leucadia (together, the “Leucadia Owned Intellectual Property”). Except as has not had and would not be reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect, (i) all of the Leucadia Owned Intellectual Property is valid and enforceable and all registrations, issuances, filings and applications therefor are valid, subsisting, in full force and effect and payment of all renewal and maintenance fees in respect thereof, and all filings related thereto, have been duly made and (ii) either Leucadia or a Subsidiary of Leucadia owns, or is licensed or otherwise possesses the right to use free and clear of all Liens (other than Permitted Liens), all Intellectual Property used in and material to their respective businesses as currently conducted.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect, (i) as of the date of this Agreement, there are no pending or, to the Knowledge of Leucadia, threatened claims by any Person alleging infringement or other violation by Leucadia or any of its Subsidiaries of such Person’s Intellectual Property, or seeking to limit, cancel or question the validity of any Leucadia Owned Intellectual Property, (ii) to the Knowledge of Leucadia, the conduct of the business of Leucadia and its Subsidiaries (including the use of Intellectual Property by Leucadia, its Subsidiaries, and their respective licensees in the manner authorized under their respective license agreements with Leucadia and its Subsidiaries) does not infringe or otherwise violate any Intellectual Property rights of any Person and (iii) to the Knowledge of Leucadia, no Person is infringing or otherwise violating any Intellectual Property of Leucadia or any of its Subsidiaries and no such claims have been asserted or threatened by Leucadia or any of its Subsidiaries against any Person within the last three years that remain unresolved. To the Knowledge of Leucadia, Leucadia and each of its Subsidiaries has complied with all applicable Laws, and Leucadia’s own rules, policies and procedures relating to the collection, use, maintenance and processing of personal information, including financial information, collected, used, maintained or processed by Leucadia or its Subsidiaries, except for any such non-compliance, default or violation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect. No claim is pending or, to the Knowledge of Leucadia, threatened, with respect to the collection, use, maintenance or processing of personal information, including financial information, by Leucadia or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect.

Section 4.16 Real Property.

(a) Except for those failures to hold fee simple title that have not had and would not reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect, Leucadia or a Subsidiary of Leucadia has fee simple title to each real property owned by Leucadia or a Subsidiary of Leucadia (each, a “Leucadia Owned Real Property”), free and clear of all Liens and defects in title, other than Permitted Liens.

(b) Except for those failures to hold a valid leasehold estate that have not had and would not reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect, Leucadia or a Subsidiary of Leucadia has a valid leasehold estate in each lease of real property (“Leucadia Real Property Leases”), under which Leucadia or a Subsidiary of Leucadia is a tenant or a subtenant (“Leucadia Leased Real Property”), in each case free and clear of all Liens and defects in title, other than Permitted Liens. Neither Leucadia nor any Subsidiary of Leucadia is in breach of or default under the terms of any Leucadia Real Property Lease, except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect. To the Knowledge of Leucadia, no other party to any Leucadia Real Property Lease is in breach of or default under the terms of any Leucadia Real Property Lease, or default which breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect. Except for those failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect, each Leucadia Real Property Lease is a valid and binding obligation of Leucadia or the Subsidiary of Leucadia that is party thereto and, to the Knowledge of Leucadia, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.17 Opinion of Financial Advisor. The Leucadia Board of Directors has received the opinion of UBS Securities LLC (the “Leucadia Advisor”), to the effect that, as of the date of such opinion specified therein and subject to the assumptions, matters considered and limitations described in such opinion, the Common Exchange Ratio is fair, from a financial point of view, to Leucadia. An executed copy of such opinion will be made available to Jefferies solely for informational purposes after receipt thereof by Leucadia. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 4.18 Vote of Leucadia Stockholders; Vote of Merger Sub Two Members. Except for the approval by holders of Leucadia Common Stock representing a majority of the votes cast at the Leucadia Meeting in favor of the issuance of the aggregate Common Merger Consideration pursuant to the Second Merger; provided that the total votes cast on such proposal represent over 50% of the Leucadia Common Stock entitled to vote on such proposal (“Leucadia Stockholder Approval” and together with (a) the vote of holders of a majority of the voting power of the Leucadia Common Stock approving an amendment to the Articles of Incorporation of Leucadia in form set forth on Exhibit B hereto (the “Leucadia Charter Amendment”) and (b) the vote of the holders of Leucadia Common Stock to adjourn the Leucadia Meeting in order to obtain sufficient votes to obtain Leucadia Stockholder Approval, the “Leucadia Stockholder Approval Matters”), no vote of the stockholders of Leucadia or the holders of any other securities of Leucadia (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Leucadia to consummate the transactions contemplated hereby. The vote of Leucadia as the sole member of Merger Sub Two is the only vote or consent of the member of Merger Sub Two necessary to adopt this Agreement and approve the Transaction.

Section 4.19 Takeover Statutes. No state anti-takeover statute or regulation (including Section 912 of the NYBCL), or any takeover-related provision in the Leucadia Charter or Leucadia Bylaws would prohibit or restrict the ability of Leucadia to enter into the Agreement or to consummate the Transactions.

Section 4.20 Material Contracts.

(a) Except as listed as an exhibit on any Leucadia SEC Document, as of the date of this Agreement, neither Leucadia nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to Leucadia and its Subsidiaries, taken as a whole (all contracts of the type described in this Section 4.20(a) being referred to herein as “Leucadia Material Contracts”).

(b) Neither Leucadia nor any Subsidiary of Leucadia is in breach of or default under the terms of any Leucadia Material Contract, except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect. To the Knowledge of Leucadia, no other party to any Leucadia Material Contract is in breach of or default under the terms of any Leucadia Material Contract, except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect. Each Leucadia Material Contract is a valid and binding obligation of Leucadia or the Subsidiary of Leucadia that is party thereto and, to the Knowledge of Leucadia, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.21 Finders or Brokers. Except for the Leucadia Advisor and Rothschild Inc., neither Leucadia nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby.

Section 4.22 Insurance. Leucadia and its Subsidiaries own or hold policies of insurance in amounts that Leucadia has determined in good faith provide reasonably adequate coverage for its business and in amounts sufficient to comply with (a) applicable Law and (b) all Leucadia Material Contracts to which Leucadia or any of its Subsidiaries are parties or are otherwise bound.

Section 4.23 Affiliate Transactions. There are no transactions, agreements or arrangements between (a) Leucadia or any of its Subsidiaries on the one hand, and (b) any director, executive officer or Affiliate of Leucadia (other than any of its Subsidiaries) or any of their respective Affiliates or immediate family members, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K, under the Securities Act which have not been so disclosed as of the date hereof (such transactions referred herein as “Leucadia Affiliate Transactions”).

Section 4.24 Section 203. Leucadia is the beneficial owner of 58,006,024 Common Shares. Leucadia has been an “interested stockholder” (as defined in Section 203 of the DGCL) of Jefferies at all times during the three years prior to the date hereof.

Section 4.25 Investment Company Act. None of Leucadia or any of its Subsidiaries is required to register as an “investment company” as that term is defined in, and is not otherwise subject to regulation under, the Investment Company Act of 1940.

ARTICLE V
CERTAIN AGREEMENTS

Section 5.1 Conduct of Business by Jefferies and by Leucadia.

(a) From and after the date of this Agreement and prior to the Second Effective Time or the date, if any, on which this Agreement is earlier terminated in accordance with Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as discussed in the Jefferies SEC Documents or the Leucadia SEC Documents, as applicable, (iii) as may be agreed in writing by Leucadia or Jefferies, as applicable, (iv) as may be required or expressly permitted by this Agreement or (v) as set forth in Section 5.1 of the Jefferies Disclosure Schedule or Section 5.1 of the Leucadia Disclosure Schedule, as applicable, each of Leucadia and Jefferies shall, and shall cause its respective Subsidiaries to, conduct its business in the ordinary course of business and, to the extent consistent therewith, use commercially reasonable efforts to preserve substantially intact its current business organizations, to keep available the services of its current officers and employees and to preserve its relationships with significant suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it.

(b) Without limitation to the provisions of Section 5.1(a), between the date of this Agreement and the earlier of the Second Effective Time and the Termination Date, without the prior written consent of Leucadia (not to be unreasonably withheld, conditioned or delayed), except as set forth in Section 5.1 of the Jefferies Disclosure Schedule, as otherwise required or expressly permitted by this Agreement or as may be required by applicable Law, Jefferies shall not, and shall not permit any of its Subsidiaries to:

(i) authorize, declare or pay any dividends on, or make any distribution with respect to, its outstanding shares of capital stock (whether in cash, assets, shares or other securities of Jefferies or its Subsidiaries), except for (A) dividends by any Subsidiary of Jefferies to Jefferies or to another Subsidiary of Jefferies, (B) (i) Jefferies’ regular quarterly cash dividend on the Common Shares, not to exceed $0.075 per quarter, with usual record and payment dates in accordance with past dividend practice, and (ii) the 3.25% dividend payable with respect to the Preferred Shares, which is paid in accordance with past dividend practice (including usual and record and payment dates) and the terms of the certificate of designation for such Preferred Shares and (C) distributions required pursuant to Contracts in effect on the date hereof;

(ii) split, combine or reclassify any of its capital stock or other equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity securities, except for any such transaction by a Subsidiary of Jefferies that remains a Subsidiary after consummation of such transaction;

(iii) (A) except in the ordinary course of business, grant or commit to grant any stock options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Common Shares, or other equity-based awards with respect to

Common Shares, under any equity incentive plan or otherwise so long as such stock option, stock appreciation right, restricted share, restricted stock unit, deferred equity unit or award does not contain any provision that would cause it to vest in whole or in part by reason of the consummation of the transactions contemplated by this Agreement, or (B) except as required by applicable Law or a Jefferies Benefit Plan or contract (including Section 409A of the Code and regulations issued thereunder), (1) increase or commit to increase the compensation or other benefits payable or provided to Jefferies current or former directors, officers, employees, consultants, or independent contractors (other than in the ordinary course of business), (2) enter into or commit to enter into any employment, change of control, severance, retention, deferred compensation, indemnification, or similar agreement with any director, officer, employee, consultant, or independent contractor of Jefferies, other than in the ordinary course of business or (3) except in connection with the hiring of employees in the ordinary course of business, establish, adopt, enter into, amend, become a party to, or commence participation in, or commit to establish, adopt, enter into, amend, become a party to, or commence participation in, any collective bargaining agreement, plan, trust, fund, policy, or arrangement, or Jefferies Benefit Plan (or any plan, arrangement, agreement, program, practice, or policy that would be a Jefferies Benefit Plan if it were in effect as of the date of this Agreement) for the benefit of any current or former directors, officers, employees, consultants, or independent contractors, or any of their beneficiaries;

(iv) materially change any Tax or financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(v) adopt any (A) amendments to the Jefferies Charter or the Jefferies Bylaws or (B) material amendments to any similar applicable charter documents of any of Jefferies Subsidiaries;

(vi) except (A) for transactions among Jefferies and its Subsidiaries or among Jefferies’ Subsidiaries, in each case, to the extent required by a Contract in effect on the date hereof, (B) in connection with the operation of their business in the ordinary course, (C) for conversions of its convertible debt securities and the Preferred Shares in accordance with the terms thereof, (D) for grants of Awards which are granted in the ordinary course of business and which do not contain any provision that would cause any such award to vest in whole or in part by reason of the consummation of the transactions contemplated by this Agreement, (E) for issuances of Common Shares in respect of any exercise of an Award outstanding on the date of this Agreement or that may be granted after the date of this Agreement in accordance with this Section 5.1(b) (in each case, in accordance with their respective terms), (F) for the sale of Common Shares pursuant to the exercise of options to purchase Common Shares if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes, or (G) issuances, sales, pledges, dispositions of or encumbrances on such capital stock or other ownership interest having a book value of up to $100,000,000 individually; provided that all such issuances, sales, pledges, dispositions or encumbrances, together with those actions permitted pursuant to Section 5.1(b)(ix)(D) shall not exceed $200,000,000, in the aggregate issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in Jefferies or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable Award (except as otherwise provided by the terms of this Agreement or for nondiscretionary actions pursuant to the express terms of any unexercisable Award outstanding on the date of this Agreement);

(vii) directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, except for (A) transactions among Jefferies and its wholly-owned Subsidiaries or among Jefferies wholly-owned Subsidiaries, (B) purchases or deemed acquisitions of Common Shares in respect of the exercise price or tax withholding obligations relating to an Award upon the net exercise or vesting of any such

Award in a manner consistent with past practice, (C) redemptions of the Preferred Shares in accordance with the terms thereof, (D) buy-backs of Common Shares in accordance with the Common Shares buy-back policy approved by the Jefferies Board of Directors prior to the date hereof or (E) pursuant to Contracts in effect as of the date hereof;

(viii) incur, assume, guarantee or otherwise become liable for, or modify in any material respect the terms of, any Indebtedness for borrowed money or become responsible for the Indebtedness of any Person (directly, contingently or otherwise), except (A) for any intercompany Indebtedness for borrowed money among Jefferies and its Subsidiaries or among Jefferies Subsidiaries, (B) for Indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing Indebtedness for borrowed money that (x) is in an amount not exceeding such existing Indebtedness, (y) is on terms no less favorable in the aggregate to Jefferies than such existing Indebtedness and (z) that does not contain provisions that will result in the occurrence of a default or event of default (with notice or lapse of time, or both) upon the consummation of either the First Merger or the Second Merger, (C) for guarantees by Jefferies or one of its Subsidiaries of Indebtedness for borrowed money of Jefferies or any of its Subsidiaries, which Indebtedness for borrowed money is incurred in compliance with this Section 5.1(b), (D) for amendments to any Indebtedness to add additional eligible borrowers or (E) in connection with the operation of their business in the ordinary course;

(ix) except (A) for transactions among Jefferies and its wholly-owned Subsidiaries or among Jefferies’ wholly-owned Subsidiaries, (B) except in connection with the operation of their business in the ordinary course, (C) pursuant to existing agreements in effect prior to the execution of this Agreement, or (D) sales, leases, licenses, transfers, exchanges, swaps, mortgages or other encumbrances or dispositions of such properties or assets having a book value of up to $100,000,000 individually; provided that all such sales, leases, licenses, transfers, exchanges, swaps or other encumbrances or dispositions, together with those actions permitted pursuant to Section 5.1(b)(vi)(G), shall not exceed $200,000,000 in the aggregate, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including via securitizations) or subject to any Lien (other than Permitted Liens) or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets, license or otherwise, and including by way of formation of a joint venture) any material portion of its or its Subsidiaries’ properties or assets, including the capital stock of Subsidiaries;

(x) modify, amend, terminate or waive any rights under any Jefferies Material Contract or Real Property Lease, in any manner the effect of which is, individually or in the aggregate, materially adverse to Jefferies and its Subsidiaries taken as a whole;

(xi) enter into any Contract that would be a Jefferies Material Contract or Real Property Lease if in effect on the date of this Agreement, other than in the ordinary course of business;

(xii) acquire (whether by merger, consolidation or acquisition of stock or assets, license or otherwise) any corporation, partnership or other business organization or any division or all or substantially all of the assets of any corporation, partnership or other business organization, other than investments of up to $100,000,000 individually in any corporation, partnership or other business organization; provided that all such investments, together with those investments permitted pursuant to Section 5.1(b)(xiv)(D), shall not exceed $200,000,000 in the aggregate;

(xiii) authorize or make any capital expenditures, other than capital expenditures made in the ordinary course of business consistent with past practice;

(xiv) make any loans, advances or capital contributions to, or investments in, any Person, in each case, other than (A) loans, advances, capital contributions and investments made in the ordinary course of business, (B) loans, advances and capital contributions to Jefferies or a wholly-owned Subsidiary of Jefferies by a wholly-owned Subsidiary of Jefferies, (C) loans, advances, capital contributions to, or investments in, a Subsidiary of Jefferies, or (D) loans, advances, capital contributions and investments of up to $100,000,000 individually in or to any corporation, partnership or other business organization; provided that all such investments, together with those investments permitted pursuant to Section 5.1(b)(xii), shall not exceed $200,000,000 in the aggregate;

(xv) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction;

(xvi) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Jefferies, or any of its “significant subsidiaries” as defined in Rule 1-02 of Regulation S-X (other than the First Merger, the Second Merger, a merger of two or more wholly-owned Subsidiaries of Jefferies or any internal recapitalization or reorganization of any of Jefferies’ Subsidiaries);

(xvii) waive, settle, satisfy or compromise any Action other than those that (A) do not involve the payment by Jefferies or any of its Subsidiaries in excess of the reserves set forth on the most recent consolidated balance sheet of Jefferies and its Subsidiaries included in the Jefferies SEC Documents plus (1) $5,000,000 in any individual instance or (2) $10,000,000 in the aggregate, and (B) do not involve any injunctive or other non-monetary relief or impose any material restrictions on the business or operations of Jefferies or any of its Subsidiaries;

(xviii) take any action that would reasonably be expected to cause any of the conditions to Closing set forth in Section 6.1, 6.2 or 6.3 to not be satisfied by the End Date;

(xix) make or revoke any material election with regard to Taxes or file any material amended Tax Returns; or

(xx) agree, in writing or otherwise, or announce an intention, to take any of the foregoing actions.

(c) Without limitation to the provisions of Section 5.1(a), between the date of this Agreement and the earlier of the Second Effective Time and the Termination Date, without the prior written consent of Jefferies (not to be unreasonably withheld, conditioned or delayed), except as set forth in Section 5.1 of the Leucadia Disclosure Schedule, as otherwise required or expressly permitted by this Agreement or as may be required by applicable Law, Leucadia shall not, and shall not permit any of its Subsidiaries to:

(i) authorize, declare or pay any dividends on, or make any distribution with respect to, its outstanding shares of capital stock (whether in cash, assets, shares or other securities of Leucadia or its Subsidiaries), except for (A) dividends by any Subsidiary of Leucadia to Leucadia or to another Subsidiary of Leucadia, (B) Leucadia’s regular annual cash dividend on its shares of common stock, not to exceed $0.25 per year, with usual record and payment dates in accordance with past dividend practice, (C) dividends that may be required pursuant to Contracts in effect on the date hereof, and (D) one special dividend required to effect the transaction contemplated by Section 5.15;

(ii) split, combine or reclassify any of its capital stock or other equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity securities, except for any such transaction by a Subsidiary of Leucadia that remains a Subsidiary after consummation of such transaction;

(iii) (A) except in the ordinary course of business, grant or commit to grant any stock options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Leucadia Common Stock, or other equity-based awards with respect to Leucadia Common Stock, under any equity incentive plan or otherwise other than any such stock option, stock appreciation right, restricted share, restricted stock unit, deferred equity unit or award that does not contain any provision that would cause it to vest in whole or in part by reason of the consummation of the transactions contemplated by this Agreement, or (B) except as required by applicable Law or a Leucadia Benefit Plan or contract (including Section 409A of the Code and regulations issued thereunder), (1) increase or commit to increase the compensation or other benefits payable or provided to Leucadia’s current or former directors, officers, employees, consultants, or independent contractors (other than in the ordinary course of business), (2) enter into or commit to enter into any employment, change of control, severance, retention, deferred compensation, indemnification, or similar agreement with any director, officer, employee, consultant, or independent contractor of Leucadia, other than in the ordinary course of business, or (3) in connection with the hiring of employees in the ordinary course of business, establish, adopt, enter into, amend, become a party to, or commence participation in, or commit to establish, adopt, enter into, amend, become a party to, or commence participation in, any collective bargaining agreement, plan, trust, fund, policy, or arrangement, or Leucadia benefit plan (or any plan, arrangement, agreement, program, practice, or policy that would be a Leucadia benefit plan if it were in effect as of the date of this Agreement) for the benefit of any current or former directors, officers, employees, consultants, or independent contractors, or any of their beneficiaries;

(iv) materially change any Tax or financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(v) adopt any (A) amendments to the Leucadia Charter or the Leucadia Bylaws or (B) material amendments to any similar applicable charter documents of any of Leucadia’s Subsidiaries;

(vi) except for (A) for transactions among Leucadia and its Subsidiaries or among Leucadia’s Subsidiaries, in each case, to the extent required by a Contract in effect on the date hereof, (B) in connection with the operation of their business in the ordinary course, (C) for grants of stock-based awards under the Leucadia Stock Incentive Plan which are granted in the ordinary course of business and which do not contain any provision that would cause any such award to vest in whole or in part by reason of the consummation of the transactions contemplated by this Agreement, (D) for issuances of Leucadia Common Stock in respect of any exercise of an Leucadia stock options and settlement of any Leucadia stock-based award outstanding on the date of this Agreement or that may be granted after the date of this Agreement in accordance with this Section 5.1(c) (in each case, in accordance with their respective terms), (E) for conversions of its convertible debt securities in accordance with the terms thereof, (F) for the sale of Leucadia Common Stock pursuant to the exercise of options to purchase Leucadia Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes, or (G) issuances, sales, pledges, dispositions of or encumbrances on such capital stock or other ownership interests having a book value of up to $100,000,000 individually; provided that all such issuances, sales, pledges, dispositions or encumbrances, together with those actions permitted pursuant to Section 5.1(c)(ix)(C), shall not exceed $200,000,000 in the aggregate, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in Leucadia or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable stock-based award (except as otherwise provided by the terms of this Agreement or for nondiscretionary actions pursuant to the express terms of any unexercisable stock-based award outstanding on the date of this Agreement);

(vii) directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, except for (A) transactions among Leucadia and its wholly-owned Subsidiaries or among Leucadia’s wholly-owned Subsidiaries, (B) purchases or deemed acquisitions of Common Shares in respect of the exercise price or tax withholding obligations relating to a Leucadia share-based award upon the net exercise or vesting of any such award in a manner consistent with past practice, (C) buy-backs of Leucadia Common Stock in accordance with the Leucadia Common Stock buy-back policy approved by the Leucadia Board of Directors prior to the date hereof or (D) pursuant to Contracts in effect as of the date hereof;

(viii) incur, assume, guarantee or otherwise become liable for, or modify in any material respect the terms of, any Indebtedness for borrowed money or become responsible for the

Indebtedness of any Person (directly, contingently or otherwise), except for (A) any intercompany Indebtedness for borrowed money among Leucadia and its Subsidiaries or among Leucadia Subsidiaries, (B), Indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing Indebtedness for borrowed money that (x) is in an amount not exceeding such existing Indebtedness, (y) is on terms no less favorable in the aggregate to Leucadia than such existing Indebtedness and (z) that does not contain provisions that will result in the occurrence of a default or event of default (with notice or lapse of time, or both) upon the consummation of either the First Merger or the Second Merger, (C) guarantees by Leucadia or one of its Subsidiaries of Indebtedness for borrowed money of Leucadia or any of its Subsidiaries, which Indebtedness for borrowed money is incurred in compliance with this Section 5.1(c), (D) for amendments to any Indebtedness to additional eligible borrowers, or (D) Indebtedness incurred or assumed by a Subsidiary of Leucadia up to a maximum aggregate amount of $100,000,000;

(ix) except (A) for transactions among Leucadia and its wholly-owned Subsidiaries or among Leucadia’s wholly-owned Subsidiaries, (B) pursuant to existing agreements in effect prior to the execution of this Agreement, or (C) sales, leases, licenses, transfers, exchanges, swaps, mortgages or other encumbrances or dispositions of such properties or assets having a book value of up to $100,000,000 individually; provided that all such sales, leases, licenses, transfers, exchanges, swaps or other encumbrances or dispositions, together with those actions permitted pursuant to Section 5.1(c)(vi)(G), shall not exceed $200,000,000 in the aggregate, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including via securitizations) or subject to any Lien (other than Permitted Liens) or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets, license or otherwise, and including by way of formation of a joint venture) any material portion of its or its Subsidiaries’ properties or assets, including the capital stock of Subsidiaries;

(x) modify, amend, terminate or waive any rights under any Leucadia Material Contract Leucadia or Leucadia Real Property Lease, in any manner the effect of which is, individually or in the aggregate, materially adverse to Leucadia and its Subsidiaries taken as a whole;

(xi) enter into any Contract that would be a Leucadia Material Contract or Leucadia Real Property Lease if in effect on the date of this Agreement, other than in the ordinary course of business;

(xii) acquire (whether by merger, consolidation or acquisition of stock or assets, license or otherwise) any corporation, partnership or other business organization or any division or all or substantially all of the assets of any corporation, partnership or other business organization, other than investments of up to $100,000,000 individually in any corporation, partnership or other business organization; provided that all such investments, together with those investments permitted pursuant to Section 5.1(c)(xiv)(D), shall not exceed $200,000,000 in the aggregate;

(xiii) authorize or make any capital expenditures, other than capital expenditures made in the ordinary course of business consistent with past practice;

(xiv) make any loans, advances or capital contributions to, or investments in, any Person, in each case other than (A) loans, advances, capital contributions and investments made in the ordinary course of business, (B) loans, advances and capital contributions to Leucadia or a wholly-owned Subsidiary of Leucadia by a Subsidiary of Leucadia, (C) loans, advances, capital contributions to, or investments in, a Subsidiary of Leucadia or (D) loans, advances, capital contributions and investments of up to $100,000,000 individually in or to any corporation, partnership or other business organization; provided that all such investments, together with those investments permitted pursuant to Section 5.1(c)(xii), shall not exceed $200,000,000 in the aggregate;

(xv) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Leucadia Affiliate Transaction;

(xvi) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Leucadia, or any of its “significant subsidiaries” as defined in Rule 1-02 of Regulation S-X (other than the Second Merger, a merger of two or more wholly-owned Subsidiaries of Leucadia or any internal recapitalization or reorganization of any of Leucadia’s Subsidiaries);

(xvii) waive, settle, satisfy or compromise any Action other than those that (A) do not involve the payment by Leucadia or any of its Subsidiaries in excess of the reserves set forth on the most recent consolidated balance sheet of Leucadia and its Subsidiaries included in the Leucadia SEC Documents plus (1) $5,000,000 in any individual instance or (2) $10,000,000 in the aggregate, and (B) do not involve any injunctive or other non-monetary relief or impose any material restrictions on the business or operations of Leucadia or any of its Subsidiaries;

(xviii) take any action that would reasonably be expected to cause any of the conditions to Closing set forth in Sections 6.1, 6.2 or 6.3 to not be satisfied by the End Date;

(xix) make or revoke any material election with regard to Taxes, file any material amended Tax Returns;

(xx) acquire, directly or indirectly, any Common Shares; or

(xxi) agree, in writing or otherwise, or announce an intention, to take any of the foregoing actions.

Section 5.2 Investigation. Prior to the earlier of the Second Effective Time and the Termination Date, each of Leucadia and Jefferies shall afford to the other party and to each of the other party’s officers, employees, accountants, consultants, legal counsel, financial advisors, prospective financing sources (and their advisors) and agents and other representatives (collectively, “Representatives”) reasonable access upon at least one Business Day’s prior notice during normal business hours to its and its Subsidiaries’ officers, properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and shall furnish the other party and their respective Representatives with financial, operating and other data and information as the other party may from time to time reasonably request. Notwithstanding the foregoing, neither party shall be required to afford such access to the extent it would unreasonably disrupt the operations of such party or any of such party’s Subsidiaries, would cause a violation of any agreement to which such party or any of such party’s Subsidiaries is a party (although each party shall use commercially reasonable efforts to obtain any necessary consent so that such violation would not occur), would cause a loss of attorney-client privilege to such party or any of such party’s Subsidiaries or would constitute a violation of any applicable Law. The parties agree that no information discovered by any party or its Representatives in the course of any investigation pursuant to this Section 5.2 or otherwise shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other party contained in this Agreement.

Section 5.3 No Solicitation.

(a) No Solicitation by Jefferies.

(i) From the date of this Agreement until the earlier of the Second Effective Time and the Termination Date, Jefferies shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize any officer, director or employee of or any other Representative of, Jefferies or any of its Subsidiaries to, directly or indirectly, (A) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing information) the making, submission or announcement of any inquiries, discussions or requests concerning, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Jefferies Takeover Proposal, (B) enter into any agreement, letter of intent, agreement in principle or other similar instrument with respect to any Jefferies Takeover Proposal, (C) provide any non-public information regarding Jefferies or its Subsidiaries, or afford access to the properties, books and records of Jefferies or its Subsidiaries, to any third party, or engage or participate in any negotiations or discussions in connection with any Jefferies Takeover Proposal or otherwise knowingly cooperate with or assist or participate in or knowingly encourage any such negotiations or discussions, (D) approve, adopt or recommend a Jefferies Takeover Proposal, (E) submit to the stockholders of Jefferies for their approval or adoption any Jefferies Takeover Proposal or (F) agree or publicly announce any intention to take any of the foregoing actions.

(ii) From the date of this Agreement until the earlier of the Second Effective Time and the Termination Date, neither the Jefferies Board of Directors nor any committee thereof shall withdraw or qualify or modify in a manner adverse to Leucadia, or propose publicly to withdraw or qualify or modify in a manner adverse to Leucadia, the Jefferies Recommendation or the approval by the Jefferies Board of Directors or such committee of the First Merger Agreement or the First Merger or approve or recommend a Jefferies Superior Proposal (a “Jefferies Recommendation Withdrawal”); provided, that at any time prior to obtaining the Jefferies Stockholder Approval, the Jefferies Board of Directors or such committee may effect a Jefferies Recommendation Withdrawal if, and only if, (A) a Jefferies Intervening Event occurs or the Jefferies Board of Directors or such committee determines that a Jefferies Takeover Proposal constitutes a Jefferies Superior Proposal, (B) the Jefferies Board of Directors or such committee determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that failing to effect a Jefferies Recommendation Withdrawal would be inconsistent with its fiduciary duties under applicable Law, (C) Jefferies provides to Leucadia at least five Business Days’ prior written notice of its intention to effect a Jefferies Recommendation Withdrawal (a “Jefferies Notice of Recommendation Withdrawal”) and (D) Jefferies complies in all material respects with Section 5.3(a)(iii), if applicable, and Section 5.3(a)(v).

(iii) Notwithstanding anything to the contrary contained in Section 5.3(a)(i), if at any time prior to obtaining the Jefferies Stockholder Approval, (A) Jefferies has received a bona fide written Jefferies Takeover Proposal from a third party that did not result from a material breach of Section 5.3(a)(i) and (B) the Jefferies Board of Directors or a committee thereof determines in good faith, after consultation with a financial advisor of nationally recognized reputation and its outside legal counsel, that the Jefferies Takeover Proposal constitutes or is reasonably likely to result in a Jefferies Superior Proposal, then Jefferies or its Representatives may (1) provide non-public information regarding Jefferies and its Subsidiaries to the Person or Persons making such Jefferies Takeover Proposal and their respective Representatives and financing sources and (2) engage in negotiations or discussions with the Person or Persons making such Jefferies Takeover Proposal and their respective Representatives and financing sources; provided that (x) Jefferies will not, and will not allow its Representatives to, disclose any non-public information to any Person or Persons making such Jefferies Takeover Proposal or their respective Representatives or financing sources unless the Person or Persons making the Jefferies Takeover Proposal enter into, or are otherwise made subject to, an Acceptable Jefferies Confidentiality Agreement and (y) Jefferies will promptly (and in any event within one Business Day) provide or make available to Leucadia any non-public information provided or made available to such Person or Persons making such Jefferies Takeover Proposal or their respective Representatives or financing sources that was not previously provided or made available to Leucadia. Jefferies shall promptly (and in any event within one Business Day) notify Leucadia in the event it receives a Jefferies Takeover Proposal or any request or inquiry that would reasonably be expected to lead to a Jefferies Takeover Proposal from any Person or Persons, including by notifying Leucadia of the identity of the Person or Persons making such Jefferies Takeover Proposal, request or inquiry and the material terms and conditions thereof. Without limiting the foregoing, Jefferies shall promptly (and in any event within one Business Day) notify Leucadia after beginning to provide non-public information or to engage in negotiations concerning a Jefferies Takeover Proposal. Jefferies shall inform Leucadia on a reasonably prompt basis of any material change in the material terms or conditions of, and material developments with respect to, a Jefferies Takeover Proposal (it being understood that any change in the form or amount of the consideration shall be deemed to be a material change in a material term) and promptly provide Leucadia with copies of any written Jefferies Takeover Proposals received by Jefferies. Promptly upon determination by the Jefferies Board of Directors or a committee thereof that a Jefferies Takeover Proposal constitutes a Jefferies Superior Proposal, Jefferies shall deliver to Leucadia a written notice advising Leucadia that the Jefferies Board of Directors or a committee thereof has so determined, specifying the material terms and conditions of such Jefferies Superior Proposal (including the terms of the consideration that the holders of Common Shares will receive per Common Share and the holders of Preferred Shares will receive per Preferred Share and including any written agreement providing for a Jefferies Superior Proposal and the identity of the Person or Persons making such Jefferies Superior Proposal).

(iv) Nothing contained in this Agreement shall prohibit Jefferies or the Jefferies Board of Directors or a committee thereof from taking and disclosing to the stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that (A) compliance with such rules shall in no way limit or modify the effect that any such action pursuant to such rules has under this Agreement and (B) in no event shall Jefferies or the Jefferies Board of Directors or any committee thereof take, or agree or resolve to take, any action that would constitute a Jefferies Recommendation Withdrawal other than in compliance with this Section 5.3(a).

(v) Notwithstanding the foregoing, the Jefferies Board of Directors or a committee thereof may not make a Jefferies Recommendation Withdrawal pursuant to Section 5.3(a)(ii) unless: (A) Jefferies has complied in all material respects with this Section 5.3(a), (B) Jefferies has provided to Leucadia a Jefferies Notice of Recommendation Withdrawal advising Leucadia that the Jefferies Board of Directors or a committee thereof intends to take such action, including the material facts relating to the Leucadia Intervening Event or the terms and conditions of any Jefferies Superior Proposal that is the basis of the proposed action by the Jefferies Board of Directors or a committee thereof and the identity of the Person making the proposal (it being understood and agreed that any subsequent Jefferies Intervening Event or any amendment to the financial or other material terms of any such Jefferies Superior Proposal shall require a new Jefferies Notice of Recommendation Withdrawal and a new three-Business-Day period), (C) during such five-Business-Day period (or three-Business-Day period in the case of an amendment or subsequent Jefferies Intervening Event), if requested by Leucadia, Jefferies has engaged in good faith negotiations with Leucadia to amend this Agreement in such a manner that (1) any Jefferies Takeover Proposal that was determined by the Jefferies Board of Directors or a committee thereof to constitute a Jefferies Superior Proposal no longer is a Jefferies Superior Proposal or (2) the failure to make a Jefferies Recommendation Withdrawal would not be inconsistent with its fiduciary duties, as applicable, and (D) at the end of such five-Business-Day period (or three-Business-Day period in the case of an amendment or any subsequent Jefferies Intervening Event), such Jefferies Intervening Event continues to satisfy the condition set forth in Section 5.3(a)(ii)(B) or such Jefferies Takeover Proposal has not been withdrawn and the Jefferies Board of Directors or a committee thereof determines that the Jefferies Takeover Proposal continues to constitute a Jefferies Superior Proposal (in each case, taking into account any changes to the terms of this Agreement proposed by Leucadia following a Jefferies Notice of Recommendation Withdrawal as a result of the negotiations required by the immediately preceding clause (C) or otherwise).

(b) No Solicitation by Leucadia.

(i) From the date of this Agreement until the earlier of the Second Effective Time and the Termination Date, Leucadia shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize any officer, director or employee of or any other Representative of, Leucadia or any of its Subsidiaries to, directly or indirectly, (A) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing information) the making, submission or announcement of any inquiries, discussions or requests concerning, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Leucadia Takeover Proposal, (B) enter into any agreement, letter of intent, agreement in principle or other similar instrument with respect to any Leucadia Takeover Proposal, (C) provide any non-public information regarding Leucadia or its Subsidiaries, or afford access to the properties, books, and records of Leucadia or its Subsidiaries, to any third party, or engage or participate in any negotiations or discussions in connection with any Leucadia Takeover Proposal or otherwise knowingly cooperate with or assist or participate in or knowingly encourage any such negotiations or discussions, (D) approve, adopt or recommend a Leucadia Takeover Proposal, (E) submit to the stockholders of Leucadia for their approval or adoption any Leucadia

Takeover Proposal or (F) agree or publicly announce any intention to take any of the foregoing actions.

(ii) From the date of this Agreement until the earlier of the Second Effective Time and the Termination Date, neither the Leucadia Board of Directors nor any committee thereof shall withdraw or qualify or modify in a manner adverse to Jefferies, or propose publicly to withdraw or qualify or modify in a manner adverse to Jefferies, the Leucadia Recommendation or the approval by the Leucadia Board of Directors or such committee of this Agreement, the Second Merger, the Leucadia Charter Amendment, or the issuance of Leucadia Common Stock pursuant to the Second Merger or approve or recommend a Leucadia Superior Proposal (a “Leucadia Recommendation Withdrawal”); provided, that at any time prior to obtaining the Leucadia Stockholder Approval, the Leucadia Board of Directors or such committee may effect a Leucadia Recommendation Withdrawal if, and only if, (A) a Leucadia Intervening Event occurs or the Leucadia Board of Directors or such committee determines that a Leucadia Takeover Proposal constitutes a Leucadia Superior Proposal, (B) the Leucadia Board of Directors or such committee determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that failing to effect a Leucadia Recommendation Withdrawal would be inconsistent with its fiduciary duties under applicable Law, (C) Leucadia provides to Jefferies at least five Business Days’ prior written notice of its intention to effect a Leucadia Recommendation Withdrawal (a “Leucadia Notice of Recommendation Withdrawal”) and (D) Leucadia complies in all material respects with Section 5.3(b)(iii), if applicable, and Section 5.3(b)(v).

(iii) Notwithstanding anything to the contrary contained in Section 5.3(b)(i), if at any time prior to obtaining the Leucadia Stockholder Approval, (A) Leucadia has received a bona fide written Leucadia Takeover Proposal from a third party that did not result from a material breach of Section 5.3(b)(i) and (B) the Leucadia Board of Directors or a committee thereof determines in good faith, after consultation with a financial advisor of nationally recognized reputation and its outside legal counsel, that the Leucadia Takeover Proposal constitutes or is reasonably likely to result in a Leucadia Superior Proposal, then Leucadia or its Representatives may (1) provide non-public information regarding Leucadia and its Subsidiaries to the Person or Persons making such Leucadia Takeover Proposal and their respective Representatives and financing sources and (2) engage in negotiations or discussions with the Person or Persons making such Leucadia Takeover Proposal and their respective Representatives and financing sources; provided that (x) Leucadia will not, and will not allow its Representatives to, disclose any non-public information to any Person or Persons making such Leucadia Takeover Proposal or their respective Representatives or financing sources unless the Person or Persons making the Leucadia Takeover Proposal enter into, or are otherwise made subject to, an Acceptable Leucadia Confidentiality Agreement and (y) Leucadia will promptly (and in any event within one Business Day) provide or make available to Jefferies any non-public information provided or made available to such Person or Persons making such Leucadia Takeover Proposal or their respective Representatives or financing sources that was not previously provided or made available to Jefferies. Leucadia shall promptly (and in any event within one Business Day) notify Jefferies in the event it receives a Leucadia Takeover Proposal or any request or inquiry that would reasonably be expected to lead to a Leucadia Takeover Proposal from any Person or Persons, including by notifying Jefferies of the identity of the Person or Persons making such Leucadia Takeover Proposal, request or inquiry and the material terms and conditions thereof. Without limiting the foregoing, Leucadia shall promptly (and in any event within one Business Day) notify Jefferies after beginning to provide non-public information or to engage in negotiations concerning a Leucadia Takeover Proposal. Leucadia shall inform Jefferies on a reasonably prompt basis of any material change in the material terms or conditions of, and material developments with respect to, a Leucadia Takeover Proposal (it being understood that any change in the form or amount of the consideration shall be deemed to be a material change in a material term) and promptly provide Jefferies with copies of any written Leucadia Takeover Proposals received by Leucadia. Promptly upon determination by the Leucadia Board of Directors or a committee thereof that a Leucadia Takeover Proposal constitutes a Leucadia

Superior Proposal, Leucadia shall deliver to Jefferies a written notice advising Jefferies that the Leucadia Board of Directors or a committee thereof has so determined, specifying the material terms and conditions of such Leucadia Superior Proposal (including the terms of the consideration that the holders of Leucadia Common Shares will receive per share of Leucadia Common Share and including any written agreement providing for a Leucadia Superior Proposal and the identity of the Person or Persons making such Leucadia Superior Proposal).

(iv) Nothing contained in this Agreement shall prohibit Leucadia or the Leucadia Board of Directors or a committee thereof from taking and disclosing to the stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that (A) compliance with such rules shall in no way limit or modify the effect that any such action pursuant to such rules has under this Agreement and (B) in no event shall Leucadia or the Leucadia Board of Directors or any committee thereof take, or agree or resolve to take, any action that would constitute a Leucadia Recommendation Withdrawal other than in compliance with this Section 5.3(b).

(v) Notwithstanding the foregoing, the Leucadia Board of Directors or a committee thereof may not make a Leucadia Recommendation Withdrawal pursuant to Section 5.3(b)(ii) unless: (A) Leucadia has complied in all material respects with this Section 5.3(b), (B) Leucadia has provided to Jefferies a Leucadia Notice of Recommendation Withdrawal advising Jefferies that the Leucadia Board of Directors or a committee thereof intends to take such action and including the material facts relating to the Leucadia Intervening Event, or the terms and conditions of any Leucadia Superior Proposal that is the basis of the proposed action by the Leucadia Board of Directors or a committee thereof and the identity of the Person making the proposal (it being understood and agreed that any subsequent Leucadia Intervening Event or any amendment to the financial or other material terms of any such Leucadia Superior Proposal shall require a new Leucadia Notice of Recommendation Withdrawal and a new three-Business-Day period), (C) during such five-Business-Day period (or three-Business-Day period in the case of an amendment or subsequent Leucadia Intervening Event), if requested by Jefferies, Leucadia has engaged in good faith negotiations with Jefferies to amend this Agreement in such a manner that (1) any Leucadia Takeover Proposal that was determined by the Leucadia Board of Directors or a committee thereof to constitute a Leucadia Superior Proposal no longer is a Leucadia Superior Proposal or (2) the failure to make a Leucadia Recommendation Withdrawal would not be inconsistent with its fiduciary duties, as applicable, and (D) at the end of such five-Business-Day period (or three-Business-Day period in the case of an amendment or subsequent Leucadia Intervening Event), such Leucadia Intervening Event continues to satisfy the condition set forth in Section 5.3(b)(ii)(B) or such Leucadia Takeover Proposal has not been withdrawn and the Leucadia Board of Directors or a committee thereof determines that the Leucadia Takeover Proposal continues to constitute a Leucadia Superior Proposal (in each case, taking into account any changes to the terms of this Agreement proposed by Jefferies following a Leucadia Notice of Recommendation Withdrawal as a result of the negotiations required by the immediately preceding clause (C) or otherwise).

Section 5.4 Filings; Other Actions.

(a) Each of Jefferies and Leucadia shall use commercially reasonable efforts to take or cause to be taken such actions as may be required to be taken under the Securities Act, the Exchange Act, any other federal securities Laws, any applicable state securities or “blue sky” Laws and any stock exchange requirements in connection with the Transactions, including in connection with preparation and delivery of the Transaction SEC Filings. In connection with the First Merger, the Second Merger, the Jefferies Meeting and the Leucadia Meeting, Jefferies and Leucadia, as appropriate, shall prepare and file with the SEC the Transaction SEC Filings, and Jefferies and Leucadia, as appropriate, shall use commercially reasonable efforts to respond to the comments of the SEC and have the Form S–4 declared effective by the SEC under the Securities Act and thereafter to cause the Proxy Statement to be mailed to Jefferies’ stockholders and Leucadia’s stockholders, all as promptly as reasonably practicable and use all commercially reasonable efforts to keep the Form S–4 effective as long as reasonably necessary to consummate the Transactions; provided, however, that prior to the filing of the Transaction

SEC Filings, each party shall consult with the other party with respect to such filings and shall afford the other party and its Representatives reasonable opportunity to comment thereon. Each party shall provide the other party with any information for inclusion in the Transaction SEC Filings that may be required under applicable Law or that is reasonably requested by each other party. Each party shall notify the other party of the receipt of comments from the SEC and of any request from the SEC for amendments or supplements to the Transaction SEC Filings or for additional information, and will promptly supply to the other party copies of all correspondence between such party or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Transaction SEC Filings or the Transactions. Each of Jefferies and Leucadia shall use commercially reasonable efforts to resolve all SEC comments with respect to the Transaction SEC Filings and any other required filings as promptly as practicable after receipt thereof. Each of Jefferies and Leucadia agree to correct any information provided by it for use in the Transaction SEC Filings that shall have become false or misleading in any material respect. Each party will promptly notify the other party if at any time prior to the Jefferies Meeting or Leucadia Meeting any event should occur that is required by applicable Law to be set forth in an amendment of, or a supplement to, the Transaction SEC Filings. In such case, the parties will cooperate to promptly prepare and file such amendment or supplement with the SEC to the extent required by applicable Law and will mail such amendment or supplement to Jefferies’ stockholders and Leucadia’s stockholders to the extent required by applicable Law; provided, however, that prior to such filing, each party shall consult with each other party with respect to such amendment or supplement and shall afford each such party and its Representatives reasonable opportunity to comment thereon. Notwithstanding the forgoing, no party shall have any obligation to notify the other parties of any matters to the extent that its board of directors or any committee thereof determines in good faith, after consultation with its outside legal counsel, that to do so would be inconsistent with the directors’ exercise of their fiduciary obligations to their respective stockholders under applicable Law.

(b) Subject to the other provisions of this Agreement, Jefferies shall (i) take all action necessary in accordance with the DGCL and the Jefferies Charter and Jefferies Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Jefferies Stockholder Approval and, if applicable, obtaining the approval of the stockholders of the Preferred Stock Amendment (the “Jefferies Meeting”) (including mailing the Proxy Statement as soon as reasonably practicable after the SEC has cleared the Proxy Statement and holding the Jefferies Meeting no later than 40 days after mailing the Proxy Statement, unless a later date is mutually agreed by Jefferies and Leucadia), (ii) subject to Section 5.3(a), include in the Proxy Statement the Jefferies Recommendation and (iii) unless there has been a Jefferies Recommendation Withdrawal, as permitted by Section 5.3(a)(ii), use commercially reasonable efforts to solicit from its stockholders proxies to secure the Jefferies Stockholder Approval and, if applicable, the approval of the stockholders of the Preferred Stock Amendment. Notwithstanding anything to the contrary contained in this Agreement, Jefferies may delay convening, postpone or adjourn the Jefferies Meeting if Jefferies determines in good faith that the delay, postponement or adjournment of the Jefferies Meeting is necessary or appropriate in order to obtain sufficient votes to obtain the Jefferies Stockholder Approval or is required by the fiduciary duties of the Jefferies Board of Directors. Nothing contained in this Agreement shall be deemed to relieve Jefferies of its obligation to submit this Agreement to its stockholders for a vote unless this Agreement shall have been terminated in accordance with its terms prior to the Jefferies Meeting.

(c) Subject to the other provisions of this Agreement, Leucadia shall (i) take all action necessary in accordance with the NYBCL and Leucadia’s certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Leucadia Stockholder Approval and effecting the Leucadia Charter Amendment (the “Leucadia Meeting”) (including mailing the Proxy Statement as soon as reasonably practicable after the SEC has cleared the Proxy Statement and holding the Leucadia Meeting no later than 40 days after mailing the Proxy Statement, unless a later date is mutually agreed by Jefferies and Leucadia), (ii) subject to Section 5.3(b), include in the Proxy Statement the recommendation of Leucadia’s board of directors that its stockholders grant the Leucadia Stockholder Approval and approval of the Leucadia Charter Amendment and (iii) unless there has been a Leucadia Recommendation Withdrawal, as permitted by Section 5.3(b)(ii), use commercially reasonable efforts to solicit from its stockholders proxies to secure the Leucadia Stockholder Approval and approval of the Leucadia Charter Amendment. Leucadia shall, in its capacity as the sole member of Merger Sub Two, adopt and approve this Agreement and the consummation of the Transactions. Notwithstanding anything to the contrary contained in this Agreement, Leucadia may delay convening, postpone or adjourn the Leucadia Meeting if Leucadia determines in good faith that the delay, postponement or adjournment of the Leucadia Meeting is necessary or appropriate in order to obtain sufficient votes to obtain the Leucadia Stockholder Approval or is required by the fiduciary duties of the Leucadia Board of Directors. Nothing contained in this Agreement shall be deemed to relieve Leucadia of its obligation to submit this Agreement to its shareholders for a vote unless this Agreement shall have been terminated in accordance with its terms prior to the Leucadia Meeting.

(d) Each of Jefferies and Leucadia shall use its commercially reasonable efforts to cause the Jefferies Meeting and the Leucadia Meeting to be held on the same date.

Section 5.5 Governmental Approvals; Third Party Consents.

(a) Subject to the terms and conditions set forth in this Agreement, and except where a different standard of effort is provided for in this Agreement, each of the parties hereto shall use (and cause its Affiliates to use) its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, including (i) preparing and filing, as promptly as practicable, all applications, notices, petitions, filings and other requests necessary to obtain all required waivers, consents and approvals, including the Jefferies Approvals and the Leucadia Approvals, from Governmental Entities, (ii) to the extent not prohibited by applicable Law, providing information to the other regarding itself, its Affiliates and its and their respective businesses as may be reasonably requested by the other party in connection with obtaining such waivers, consents and approvals, (iii) responding as promptly as practicable to any inquiries or requests received from any Governmental Entity for additional information or documentation, (iv) determining which filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the Transactions, (v) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Jefferies or Leucadia, as the case may be, or any of their respective Subsidiaries, from any third party or any Governmental Entity with respect to such transactions and (vi) executing and delivering any additional instruments necessary to consummate the Transactions.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, Jefferies and Leucadia shall (i) promptly, but in no event later than ten days after the date of this Agreement, make their respective filings and thereafter make any other required submissions under the HSR Act and any other Antitrust Law and (ii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under

Antitrust Law with respect to the Transactions, and to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Entity with respect to the Transactions so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date). Jefferies and Leucadia shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, the non-confidential provisions of any proposed written communication to any Governmental Entity with respect thereto. Each of Jefferies and Leucadia agrees not to (x) participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate, (y) extend any waiting period under the HSR Act without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) or (z) enter into any agreement with any Governmental Entity not to consummate the Transactions without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

(c) In furtherance and not in limitation of the agreements of the parties contained in this Section 5.5, if any administrative or judicial Action, including any Action by a private party, is instituted (or threatened to be instituted) challenging any of the Transaction as violative of any Antitrust Law, each of Jefferies and Leucadia shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.5 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(a) or 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 5.5.

(d) Notwithstanding anything to the contrary contained in this Agreement, none of Leucadia, Jefferies, or any of their respective Subsidiaries shall be obligated to agree, and none of Jefferies, Leucadia or any of their respective Subsidiaries shall agree without the other party’s prior written consent, to take any action or accept any condition, restriction, obligation or requirement with respect to Leucadia, Jefferies, their respective Subsidiaries or Affiliates or their and their respective Subsidiaries’ or Affiliates’ assets if such action, condition, restriction, obligation or requirements (i) would reasonably be expected to require Leucadia, Jefferies or their respective Subsidiaries or Affiliates to sell, license, transfer, assign, lease, dispose of or hold separate any material business or assets or (ii) would reasonably be expected to result in any material limitations on Leucadia or Jefferies or their respective Subsidiaries or Affiliates to own, retain, conduct or operate all or a material portion of their respective businesses or assets.

(e) Except where a different standard of effort is provided for in this Agreement, each of the parties shall use (and shall cause its Affiliates to use) its commercially reasonable efforts to obtain all consents, approvals and waivers from, and send all notices to, third parties that are required in connection with the Transactions, and each of the parties agree to cooperate with each other in connection with the foregoing; provided that none of the parties or any of their respective Affiliates shall be obligated to incur any charge, expense or fee, defend or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party in connection with any such consent, approval or waiver.

Section 5.6 Takeover Statute. If any “fair price”, “moratorium”, “control share acquisition” or other form of antitakeover Law shall become applicable to any of the Transactions, each party hereto and the members of their respective boards of directors shall, to the extent permitted by applicable Law, grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.7 Public Announcements. Except to the extent permitted under Section 5.3 or otherwise related to a Jefferies Takeover Proposal or a Leucadia Takeover Proposal, as applicable, Jefferies and Leucadia shall consult with and provide each other with a reasonable opportunity to review and comment upon any press release or other public statement or comment relating to this Agreement or the transactions contemplated by this Agreement prior to the issuance of such press release or other public statement or comment, except that in the case of statements or comments as may be required by applicable Law or by the rules or regulations of the SEC or any applicable national securities exchange, each party will use its reasonable best efforts to give the other party notice and an opportunity to review any required filing. Leucadia and Jefferies agree to issue a joint press release announcing this Agreement.

Section 5.8 Indemnification and Insurance.

(a) Leucadia, New Jefferies Surviving LLC and the Jefferies Converted LLC shall honor all of Jefferies’ and its Subsidiaries’ obligations to indemnify (and any obligations to advance funds for expenses) the current and former directors and officers of Jefferies and any of its Subsidiaries, as well as any other employees who have executed individual indemnity agreements as set forth on Section 5.8(a) of the Jefferies Disclosure Schedule (each, an “Indemnified Party”) for acts or omissions by such Indemnified Parties occurring prior to the Second Effective Time, to the extent that such obligations of Jefferies and such Subsidiaries exist on the date of this Agreement, and such obligations shall survive the First Merger and the Second Merger and continue in full force and effect in accordance with their respective terms from the Second Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such Indemnified Parties arising out of such acts or omissions. The certificate of formation and limited liability agreement of each of New Jefferies Surviving LLC and the Jefferies Converted LLC shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former and present officers and directors than are set forth in the Jefferies Charter and the Jefferies Bylaws, as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified, except as required by applicable Law, for a period of six years from the Second Effective Time, in any manner that would adversely affect the rights thereunder of any such Indemnified Parties.

(b) Jefferies may obtain at or prior to the Second Effective Time, prepaid (so-called “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Second Effective Time for six years from the Second Effective Time covering each Indemnified Party; provided, however, that, without the prior written consent of Leucadia, Jefferies may not expend for any 12-month period therefor in excess of 300% of the amount paid by Jefferies for coverage for the 12-month period beginning on December 1, 2011. If Jefferies does not obtain “tail” insurance as contemplated by the immediately preceding sentence, then, for a period of six years from the Second Effective Time, Leucadia, New Surviving LLC and the Jefferies Converted LLC shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Jefferies and its Subsidiaries with respect to matters arising before the Second Effective Time; provided, however, that the Jefferies Converted LLC may substitute therefor policies of a reputable insurance company containing terms with respect to coverage and amounts not materially less favorable, taken as a whole, than those of such policies in effect on the date of this Agreement.

(c) The provisions of this Section 5.8 shall survive the consummation of the Transaction and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(d) If Leucadia, New Jefferies Surviving LLC, the Jefferies Converted LLC or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Leucadia, New Jefferies Surviving LLC or the Jefferies Converted LLC, as the case may be, shall assume the obligations set forth in this Section 5.8.

Section 5.9 Control of Operations. Nothing contained in this Agreement shall give Leucadia, directly or indirectly, the right to control or direct Jefferies’ operations prior to the Second Effective Time. Prior to the Second Effective Time, Jefferies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. Nothing contained in this Agreement shall give Jefferies, directly or indirectly, the right to control or direct Leucadia’s operations prior to the Second Effective Time. Prior to the Second Effective Time, Leucadia shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.10 No Other Representations or Warranties. Except for the representations and warranties contained in Article III, neither Jefferies nor any Person on behalf of Jefferies makes any other express or implied representation or warranty with respect to Jefferies or any of its Subsidiaries or with respect to any other information provided or made available to Leucadia or Merger Sub Two in connection with the transactions contemplated by this Agreement. Except for the representations and warranties contained in Article IV, none of Leucadia, Merger Sub Two or any other Person on behalf of Leucadia or Merger Sub Two makes any other express or implied representation or warranty with respect to Leucadia or any of its Subsidiaries or with respect to any other information provided or made available to Jefferies in connection with the transactions contemplated hereby.

Section 5.11 Stock Exchange Listing. Leucadia shall use its reasonable best efforts to cause (a) the shares of Leucadia Common Stock to be issued pursuant to the Second Merger and (b) the shares of Leucadia Common Stock to be reserved for issuance upon (i) the exercise, vesting or payment under any Converted Stock-Based Award and (ii) the conversion of any Preferred Shares, to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Second Effective Time.

Section 5.12 Leucadia Board. Leucadia shall take all requisite action to cause, effective as of the Second Effective Time, (a) the board of directors of Leucadia to consist of 14 members, eight of whom shall be current directors of Leucadia and six of whom shall be designated by Jefferies, who are Richard B. Handler, Brian P. Friedman, W. Patrick Campbell, Richard G. Dooley, Robert E. Joyal, Michael T. O’Kane, and (b) the Nominating and Corporate Governance Committee of the Leucadia Board of Directors to consist of 4 members, two of whom shall be independent directors designated by Jefferies (who are Robert E. Joyal and Michael T. O’Kane) and two of whom shall be independent directors designated by Leucadia (who are Jeffrey Keil and Alan Hirschfield).

Section 5.13 Tax Free Qualification.

(a) Leucadia shall not, and shall not permit any of its Subsidiaries to, intentionally take or cause to be taken any action, whether before or after the Second Effective Time, that would reasonably be expected to prevent or impede (i) the First Merger and the LLC Conversion, taken together, or (ii) the Second Merger from each qualifying as a reorganization within the meaning of Section 368(a) of the Code. Leucadia and Merger Sub Two shall cooperate in providing customary representations and other assistance in connection with the opinions required by Sections 6.2(d) and 6.3(d).

(b) Jefferies shall not, and shall not permit any of its Subsidiaries to, intentionally take or cause to be taken any action, whether before or after the Second Effective Time, that would reasonably be expected to prevent or impede (i) the First Merger and the LLC Conversion, taken together, or (ii) the Second Merger from each qualifying as a reorganization within the meaning of Section 368(a) of the Code. Jefferies, New Jefferies and Merger Sub One shall cooperate in providing customary representations and other assistance in connection with the opinions required by Sections 6.2(d) and 6.3(d).

Section 5.14 Jefferies’ Debt Securities. Leucadia shall join in the execution and delivery, at or prior to the Second Effective Time, of an Indenture Supplemental to the Indenture securing Jefferies’ 3.875% Convertible Senior Debentures due 2029 (the “Debentures”) evidencing Leucadia’s agreement to issue Leucadia Common Stock upon conversion of the Debentures, in accordance with their terms, and shall cause to be delivered such information and such officer’s certificates and opinions of counsel (as such terms are defined in such Indenture) as Jefferies or the indenture trustee may reasonably request, and shall file with the SEC a registration statement or a prospectus or prospectus supplement under an existing shelf registration statement (and in the case of a newly filed registration statement, cause the same to be declared effective as promptly as practicable) to register the Leucadia Common Stock that is issuable upon conversion of the Debentures.

Section 5.15 Leucadia Winery Business Spinout. Leucadia shall cause the spinout of the Leucadia Winery Business, the assets and operations of which shall be materially the same as the assets and operations of the Leucadia Winery Business on the date hereof (provided that such spinout shall not reduce the book value of Leucadia by more than $197,000,000) to Leucadia’s stockholders to be effected without Leucadia retaining any material liability with respect to the Leucadia Winery Business following the consummation of such spinout. Such spinout of the Leucadia Winery Business shall be effected pursuant to documentation that is reasonably acceptable to Jefferies, and Leucadia shall provide to Jefferies copies of all such documentation and allow Jefferies a reasonable opportunity to review such documents.

Section 5.16 Jefferies High Yield Holdings, LLC. Prior to the Second Effective Time, Jefferies and Leucadia will take such actions as are necessary to amend the limited liability company agreement of Jefferies High Yield Holdings, LLC with respect to Leucadia’s equity interest in Jefferies High Yield Holdings, LLC such that (a) the maturity date of Leucadia’s interest is extended to at least three years and (b) Leucadia’s interest qualifies as Jefferies equity for GAAP accounting purposes.

Section 5.17 Alternative Structure. The parties hereby agree to cooperate in the consideration of alternative structures to implement the transactions contemplated by this Agreement as long as there is no change in the economic terms thereof and such alternative structure does not impose any material delay on, or condition to, the consummation of the Second Merger, or adversely affect any of the parties hereto or any of their respective stockholders or result in additional liability to their respective directors or officers.

Section 5.18 Section 16 Matters. Each of Jefferies and Leucadia shall, prior to the Second Effective Time, cause the Jefferies Board of Directors and the Leucadia Board of Directors, respectively, to approve any dispositions of Common Shares (including any Awards with respect to the Common Shares) to or acquisitions of Leucadia Common Stock (including any Converted Stock-Based Award with respect to Leucadia Common Stock) resulting from the transactions contemplated by this Agreement by each officer or director of Jefferies and Leucadia who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of Jefferies or Leucadia, respectively.

Section 5.19 Preferred Shares. In the event that the holders of Preferred Shares, Jefferies and Leucadia reach agreement on the terms of the Leucadia Mirror Preferred Stock, (a) Jefferies shall prepare a certificate of amendment (the “Certificate of Amendment”) amending Jefferies’ certificate of designations for the Preferred Shares to reflect the terms agreed to by Jefferies, Leucadia and the holders of Preferred Shares (the “Preferred Stock Amendment”) which Preferred Stock Amendment shall be reasonably satisfactory to Leucadia, and (b) Leucadia shall prepare a Certificate of Designation (the “Leucadia Mirror Certificate of Designation”) setting forth the rights, powers and preferences of a newly-designated series of Leucadia preferred stock (the “Leucadia Mirror Preferred Stock”) that mirror, to the extent practicable, the rights, powers and preferences of the Preferred Shares, which Leucadia Mirror Certificate of Designation shall be reasonably satisfactory to Jefferies.

ARTICLE VI
CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligations of each party hereto to effect the Second Merger shall be subject to the fulfillment (or waiver by all parties) on or prior to the Closing Date of the following conditions:

(a) The Jefferies Stockholder Approval and the Leucadia Stockholder Approval shall have been obtained.

(b) No Law or judgment, injunction, order or decree by any Governmental Entity of competent jurisdiction that prohibits the consummation of any of the Transactions shall have been adopted or entered and shall continue to be in effect.

(c) Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been earlier terminated.

(d) The Form S–4 shall have been declared effective under the Securities Act, no stop order suspending the effectiveness thereof shall have been issued by the SEC and no proceeding for that purpose shall have been initiated or threatened by the SEC.

(e) The shares of Leucadia Common Stock to be issued pursuant to the Second Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(f) The regulatory approvals listed on Section 6.1(f) of the Jefferies Disclosure Schedule shall have been received, are in full force and effect and not subject to further conditions.

(g) The First Certificate of Merger shall have been filed with the Secretary of State of the State of Delaware and shall have become effective as designated therein and the Certificate of Conversion shall have been filed immediately thereafter with the Secretary of State of the State of Delaware and shall have become effective as designated therein.

Section 6.2 Conditions to the Obligations of Jefferies, New Jefferies and Merger Sub One. The obligation of Jefferies to effect the Second Merger is further subject to the fulfillment (or waiver by Jefferies) of the following conditions:

(a) The representations and warranties of Leucadia and Merger Sub Two set forth in this Agreement (other than those contained in Sections 4.3(a) (the first sentence only), 4.3(b), 4.3(c) and 4.10(b), which are covered by the next succeeding sentence), disregarding all qualifications and exceptions contained therein related to “materiality” or “Leucadia Material Adverse Effect”, shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure of such representations or warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Leucadia Material Adverse Effect. The representations and warranties set forth in Sections 4.3(a) (the first sentence only), 4.3(b), 4.3(c) and 4.10(b) shall be true and correct in all respects (except for such inaccuracies as are de minimis in the aggregate) as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (or, if given as of a specific date, as of such date).

(b) Leucadia shall have performed in all material respects all obligations and complied in all material respects with all of the agreements required by this Agreement to be performed or complied with by it prior to the Closing Date.

(c) Leucadia shall have delivered to Jefferies a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) Jefferies shall have received the opinion of Morgan, Lewis & Bockius, LLP, counsel to Jefferies, dated as of the Closing Date, to the effect that (i) the First Merger and the LLC Conversion, taken together and (ii) the Second Merger will each be treated for Federal income tax purposes as a tax- free reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, counsel to Jefferies shall be entitled to rely upon customary representations and assumptions provided by Leucadia, Merger Sub Two, Jefferies, New Jefferies and Merger Sub One that counsel to Jefferies reasonably deems relevant.

(e) Jefferies shall have received evidence in form and substance reasonably satisfactory to Jefferies of the spinout of the Leucadia Winery Business to Leucadia’s stockholders as contemplated by Section 5.15.

Section 6.3 Conditions to the Obligations of Leucadia and Merger Sub Two. The obligations of Leucadia and Merger Sub Two to effect the Second Merger is further subject to the fulfillment (or waiver by Leucadia) of the following conditions:

(a) The representations and warranties of Jefferies set forth in this Agreement (other than those contained in Sections 3.2(a) (the first sentence only), 3.2(b) and 3.10(b), which are covered by the next succeeding sentence), disregarding all qualifications and exceptions contained therein related to “materiality” or “Jefferies Material Adverse Effect,” shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure of such representations or warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect. The representations and warranties of Jefferies set forth in Sections 3.2(a) (the first sentence only), 3.2(b) and 3.10(b) shall be true and correct in all respects (except for such inaccuracies as are de minimis in the aggregate) as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (or, if given as of a specific date, as of such date).

(b) Jefferies shall have performed in all material respects all obligations and complied in all material respects with all the agreements required by this Agreement to be performed or complied with by it prior to the Closing Date.

(c) Jefferies shall have delivered to Leucadia a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) Leucadia shall have received the opinion of Weil, Gotshal & Manges LLP, counsel to Leucadia, dated as of the Closing Date, to the effect that (i) the First Merger and the LLC Conversion, taken together, and (ii) the Second Merger will each be treated for Federal income tax purposes as a tax- free reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, counsel to Leucadia shall be entitled to rely upon customary representations and assumptions provided by Leucadia, Merger Sub Two, Jefferies, New Jefferies and Merger Sub One that counsel to Leucadia reasonably deems relevant.

ARTICLE VII
TERMINATION

Section 7.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Second Effective Time, whether before or, subject to the terms hereof, after receipt of the Jefferies Stockholder Approval or the Leucadia Stockholder Approval:

(a) by the mutual written consent of Jefferies and Leucadia;

(b) by either Jefferies or Leucadia if the Second Effective Time shall not have occurred on or before June 1, 2013 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose material breach of a representation, warranty, covenant or agreement in this Agreement has been a principal cause of the failure of the Second Effective Time to occur by the End Date;

(c) by either Jefferies or Leucadia if an injunction, order, decree or ruling of a Governmental Entity of competent jurisdiction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of any of the Transactions and such injunction shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose material breach of a representation, warranty, covenant or agreement in this Agreement has been a principal cause of the entry of such final and non-appealable injunction, order, decree or ruling;

(d) by either Jefferies or Leucadia (i) if the Jefferies Meeting (including any postponements or adjournments thereof) shall have concluded and the Jefferies Stockholder Approval shall not have been obtained or (ii) if the Leucadia Meeting (including any postponements or adjournments thereof) shall have concluded and the Leucadia Stockholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to (i) Jefferies if its material breach of a representation, warranty, covenant or agreement in this Agreement was a principal cause of the Jefferies Stockholder Approval or the Leucadia Stockholder Approval, as applicable, not having been obtained or (ii) Leucadia if its material breach of a representation, warranty, covenant or agreement in this Agreement was a principal cause of the Jefferies Stockholder Approval or the Leucadia Stockholder Approval, as applicable, not having been obtained;

(e) by Jefferies, if Leucadia shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement or any of such representations and warranties shall have become untrue as of any date subsequent to the date of this Agreement, which breach, failure to perform or untruth (i) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) (assuming, in the case of any untruth, that such subsequent date was the Closing Date) and (ii) is not capable of being cured prior to the Closing or, if capable of being cured, shall not have been cured by Leucadia by the earlier of (A) the End Date and (B) the 30th calendar day following receipt of written notice of such breach or failure to perform or be true from Jefferies; provided, however, that Jefferies shall not be entitled to terminate this Agreement under this Section 7.1(e) if Jefferies is then in breach of, or has failed to perform any of, its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure would give rise to the failure of a condition to Closing set forth in Section 6.3(a) or 6.3(b);

(f) by Jefferies prior to the receipt of the Leucadia Stockholder Approval, if (i) the Leucadia Board of Directors (or any committee thereof) shall have effected a Leucadia Recommendation Withdrawal, (ii) Leucadia shall have failed to include the Leucadia Recommendation in the Proxy Statement, (iii) the Leucadia Board of Directors (or any committee thereof) shall have recommended or approved any Leucadia Takeover Proposal, (iv) the Leucadia Board of Directors shall have failed to publicly reaffirm the Leucadia Recommendation within ten Business Days following receipt of a written request by Jefferies to provide such reaffirmation following a Leucadia Takeover Proposal or (v) Leucadia shall have breached Section 5.3(b) in any material respect;

(g) by Leucadia, if Jefferies shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement or any of such representations and warranties shall have become untrue as of any date subsequent to the date of this Agreement, which breach, failure to perform or untruth (i) would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b) (assuming, in the case of any untruth, that such subsequent date was the Closing Date) and (ii) is not capable of being cured prior to the Closing or, if capable of being cured, shall not have been cured by Jefferies by the earlier of (A) the End Date and (B) the 30th calendar day following receipt of written notice of such breach or failure to perform or be true from Leucadia; provided, however, that Leucadia shall not be entitled to terminate this Agreement under this Section 7.1(g) if Leucadia is then in breach of, or has failed to perform any of, its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure would give rise to the failure of a condition to Closing set forth in Section 6.2(a) or 6.2(b); or

(h) by Leucadia prior to receipt of the Jefferies Stockholder Approval, if (i) the Jefferies Board of Directors (or any committee thereof) shall have effected a Jefferies Recommendation Withdrawal, (ii) Jefferies shall have failed to include the Jefferies Recommendation in the Proxy Statement, (iii) the Jefferies Board of Directors (or any committee thereof) shall have recommended or approved any Jefferies Takeover Proposal, (iv) the Jefferies Board of Directors shall have failed to publicly reaffirm the Jefferies Recommendation within ten Business Days following receipt of a written request by Leucadia to provide such reaffirmation following a Jefferies Takeover Proposal or (v) Jefferies shall have breached any of the provisions of Section 5.3(a) in any material respect.

Section 7.2 Effect of Termination.

(a) In the event that:

(i) this Agreement is terminated by Jefferies pursuant to Section 7.1(f) [Leucadia Recommendation Withdrawal, breach of non-solicit by Leucadia, failure to Leucadia re-affirm, etc.], Leucadia shall pay, or cause to be paid, no later than three Business Days following the date of such termination to Jefferies cash in an amount equal to the sum of (A) $90,000,000 (the “Leucadia Termination Fee”) plus (B) the out-of-pocket fees and expenses (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants and other Representatives) actually incurred by or on behalf of Jefferies in connection with the authorization, preparation, negotiation, execution or performance of this Agreement and the transactions contemplated hereby, in an aggregate amount not to exceed $3,000,000 (the “Leucadia Expense Reimbursement”);

(ii) this Agreement is terminated by Jefferies pursuant to Section 7.1(e) [Breach of Agreement by Leucadia]) or by Jefferies or Leucadia pursuant to Section 7.1(d)(ii) [Leucadia S/H approval not obtained], Leucadia shall pay, or cause to be paid, to Jefferies, no later than three Business Days following the date of such termination, cash in an amount equal to the Leucadia Expense Reimbursement;

(iii) (A) this Agreement is terminated by Jefferies or Leucadia pursuant to Section 7.1(b) [End Date] or 7.1(d)(ii) [Leucadia S/H approval not obtained] or by Jefferies pursuant to Section 7.1(e) [Breach by Leucadia], (B) at the time of such termination (or, in the case of termination pursuant to Section 7.1(d)(ii) [Leucadia S/H approval not obtained], at or prior to the time of the Leucadia Meeting) a Leucadia Takeover Proposal shall have been made to Leucadia or directly to its stockholders or shall have been publicly announced, and in each case not withdrawn, and (C) at any time prior to the date that is 12 months after the date of any such termination, Leucadia or any of its Subsidiaries enters into any definitive agreement providing for a Leucadia Takeover Proposal (provided that, for purposes of this Section 7.2(a)(iii), the references to “20% or more” in the definition of “Leucadia Takeover Proposal” shall be deemed to be references to “50% or more”) or any Leucadia Takeover Proposal is consummated (in each case regardless of whether such Leucadia Takeover Proposal was made or consummated before or after termination of this Agreement), then, Leucadia shall pay, or cause to be paid, to Jefferies, no later than three Business Days following the consummation of a Leucadia Takeover Proposal, cash in an amount equal to the Leucadia Termination Fee, plus, in the event that this Agreement is terminated by Jefferies or Leucadia pursuant to Section 7.1(b) [End Date], an amount equal to the Leucadia Expense Reimbursement;

(iv) this Agreement is terminated by Leucadia pursuant to Section 7.1(h) [Jefferies Recommendation Withdrawal, Breach of non-solicit, failure to reaffirm, etc.], Jefferies shall pay, or cause to be paid, no later than three Business Days following the date of such termination to Leucadia cash in an amount equal to the sum of (A) $90,000,000 (the “Jefferies Termination Fee”) plus (B) the out-of-pocket fees and expenses (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants and other Representatives) actually incurred by or on behalf of Leucadia in connection with the authorization, preparation, negotiation, execution or performance of this Agreement and the transactions contemplated hereby, in an aggregate amount not to exceed $3,000,000 (the “Jefferies Expense Reimbursement”);

(v) this Agreement is terminated by Leucadia pursuant to Section 7.1(g) [Breach of Agreement by Jefferies]) or by Leucadia or Jefferies pursuant to Section 7.1(d)(i) [Jefferies S/H approval not obtained], Jefferies shall pay, or cause to be paid, to Leucadia, no later than three Business Days following the date of such termination, cash in an amount equal to the Jefferies Expense Reimbursement; or

(vi) (A) this Agreement is terminated by Jefferies or Leucadia pursuant to Section 7.1(b) [End Date] or 7.1(d)(i) [Jefferies S/H approval not obtained] or by Leucadia pursuant to Section 7.1(g) [Breach by Jefferies], (B) at the time of such termination (or, in the case of termination pursuant to Section 7.1(d)(i) [Jefferies S/H approval not obtained], at or prior to the time of the Jefferies Meeting) a Jefferies Takeover Proposal shall have been made to Jefferies or directly to its stockholders or shall have been publicly announced, and in each case not withdrawn, and (C) at any time prior to the date that is 12 months after the date of any such termination, Jefferies or any of its Subsidiaries enters into any definitive agreement providing for a Jefferies Takeover Proposal (provided that, for purposes of this Section 7.2(a)(vi), the references to “20% or more” in the definition of “Jefferies Takeover Proposal” shall be deemed to be references to “50% or more”) or any Jefferies Takeover Proposal is consummated (in each case regardless of whether such Jefferies Takeover Proposal was made or consummated before or after termination of this Agreement), then, Jefferies shall pay, or cause to be paid, to Leucadia, no later than three Business Days following the consummation of a Jefferies Takeover Proposal, cash in an amount equal to the Jefferies Termination Fee, plus, in the event that this Agreement is terminated by Jefferies or Leucadia pursuant to Section 7.1(b) [End Date], an amount equal to the Jefferies Expense Reimbursement.

(b) For the avoidance of doubt, (i) in no event shall Leucadia be required to pay the Leucadia Termination Fee or the Leucadia Expense Reimbursement on more than one occasion; (ii) in no event shall Jefferies be required to pay the Jefferies Termination Fee or the Jefferies Expense Reimbursement on more than one occasion. Any such payment shall be made by wire transfer of immediately available funds to an account designated in writing by the party entitled to receive such payment or, if no such account is designated, by bank check, (iii) in no event shall the Leucadia Termination Fee be offset against the Leucadia Expense Reimbursement, and (iv) in no event shall the Jefferies Termination Fee be offset against the Jefferies Expense Reimbursement.

(c) Leucadia and Jefferies each acknowledge and agree that the agreements contained in Section 7.2(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Leucadia and Jefferies would not enter into this Agreement. Accordingly, (i) if Leucadia fails to pay the amount due pursuant to Section 7.2(a)(i), Section 7.2(a)(ii) or Section 7.2(a)(iii) and, in order to obtain such payment, Jefferies commences a suit that results in a judgment against Leucadia for the Leucadia Termination Fee, and/or the Leucadia Expense Reimbursement, then Leucadia shall pay Jefferies its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Leucadia Termination Fee and/or the Leucadia Expense Reimbursement, as applicable, from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made and (ii) if Jefferies fails to pay the amount due pursuant to Section 7.2(a)(iv), Section 7.2(a)(v) and Section 7.2(a)(a)(vi) and, in order to obtain such payment, Leucadia commences a suit that results in a judgment against Jefferies for the Jefferies Termination Fee, then Jefferies shall pay Leucadia its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Jefferies Termination Fee and/or the Jefferies Expense Reimbursement, as applicable, from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made.

(d) On any termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the provisions of Section 7.2 and Article VIII), and, subject to the payment of any amounts owing pursuant to this Section 7.2, there shall be no other liability on the part of Jefferies or Leucadia to the other; provided, however, that no party hereto will be relieved or released from any liability or damages arising from a willful and malicious breach of any provision of this Agreement or fraud, and the aggrieved party will be entitled to all rights and remedies available at law or in equity, including (i) if available at law or in equity, in the case of a breach by Leucadia or Merger Sub Two, liability to Jefferies for damages, determined taking into account all relevant factors, including, without duplication, the loss of the benefit of the Second Merger to Jefferies and the lost stockholder premium to its stockholders and any benefit to Leucadia or its stockholders arising from such breach, and (ii) if available at law or in equity, in the case of a breach by Jefferies, liability to Leucadia for damages determined taking into account all relevant factors, including, without duplication, the loss of the benefit of the Second Merger to Leucadia and any benefit to Jefferies or its stockholders arising from such breach.

ARTICLE VIII
MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any document or instrument delivered pursuant to this Agreement shall survive the Second Merger or the termination of this Agreement.

Section 8.2 Expenses. Except as otherwise explicitly set forth in Section 7.2 or elsewhere in this Agreement, whether or not the Second Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring or required to incur such expenses, except that all fees and expenses paid in respect of any HSR or other regulatory filing shall be shared equally by Leucadia and Jefferies.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by facsimile or electronic mail), each of which will constitute an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and will become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, e-mail or otherwise) to the other parties.

Section 8.4 Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 8.5 Specific Performance; Jurisdiction; Enforcement. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery in the State of Delaware, or if (but only if) that court does not have subject matter jurisdiction over such Action, in the United States District Court for the District of Delaware. In addition, each of the parties hereto irrevocably agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery in the State of Delaware, or if (but only if) that court does not have subject matter jurisdiction over such Action, in the United States District Court for the District of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the Transactions in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a)	To Leucadia or Merger Sub Two:
Leucadia National Corporation
315 Park Avenue
New York, NY 10010
Facsimile: (212) 598-3242
	Attention:	President
with a copy to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Facsimile: (212) 310-8007
	Attention:	Andrea A. Bernstein
Matthew J. Gilroy
and:
Proskauer Rose LLP
Eleven Times Square
New York, NY 10036-8299
Facsimile: (212) 969-2900
	Attention:	Martin J. Bienenstock
Arnold S. Jacobs
Lorenzo Borgogni
(b)	To Jefferies, New Jefferies or Merger Sub One:
Jefferies Group, Inc.
520 Madison Avenue
New York, NY 10022
Facsimile: (646) 786-5900
	Attention:	General Counsel
with a copy to:
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Facsimile: (212) 309-6001
	Attention:	R. Alec Dawson
Robert G. Robison
Sheryl L. Orr
and:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Facsimile: (212) 403-2314
	Attention:	Edward D. Herlihy
David E. Shapiro

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given will be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement and without rendering invalid or unenforceable any terms in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, it is the parties’ intent that such provision will be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto, or any of them, with respect to the subject matter of this Agreement. This Agreement, except for Section 5.8, which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties hereto.

Section 8.11 Amendments; Waivers. At any time prior to the Second Effective Time, whether before or after stockholder approval hereof, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Jefferies, Leucadia, New Jefferies, Merger Sub One and Merger Sub Two, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Jefferies Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the New York Stock Exchange require further approval of the stockholders of Jefferies, the effectiveness of such amendment or waiver will be subject to the approval of the stockholders of Jefferies; provided further, however, that after the receipt of the Leucadia Stockholder Approval, if any such amendment or waiver shall by applicable law or in accordance with the rules and regulations of the New York Stock Exchange require further approval by the stockholders of Leucadia, the effectiveness of such amendment or waiver will be subject to the approval of the stockholders of Leucadia. Notwithstanding the foregoing, no failure or delay by Jefferies or Leucadia in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and will be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 Confidentiality.

(a) Jefferies and Leucadia shall, and each shall cause their respective Representatives to, keep confidential any non-public information relating to the other party (“Confidential Information”), except to the extent that disclosure (a) has been consented to in writing by the other party, or (b) is made to the disclosing party’s Representatives who need to know such information for the purpose of effecting the transactions contemplated by this Agreement (it being understood that such

Representatives shall be informed by the disclosing party of the confidentiality requirements set forth herein). Jefferies and Leucadia shall be responsible for any acts or omissions of their respective Representatives which, if they were the acts or omissions of such party, would be deemed a breach of such party’s obligations hereunder.

(b) In the event that Jefferies or Leucadia or any of their respective Representatives are requested or required by Law or other applicable judicial or governmental order to disclose Confidential Information, the disclosing party will provide the other party with prompt notice of any such request or requirement so that the other party may seek a protective order or other appropriate remedy or waive compliance with the terms of this Section 8.13. In the event that such protective order or other remedy is not obtained, or that such other party waives compliance with the terms hereof, the disclosing party may disclose only that portion of the Confidential Information that is legally required to be disclosed.

Section 8.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement will have those defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References in this Agreement to specific Laws or to specific provisions of Laws include all rules and regulations promulgated thereunder. The words “made available to Leucadia” and words of similar import refer to documents (a) publicly available on the SEC website or (b) delivered by electronic mail to Leucadia, Merger Sub Two or their respective Representatives. The words “made available to Jefferies” and words of similar import refer to documents (i) publicly available on the SEC website or (ii) delivered by electronic mail to Jefferies, New Jefferies, Merger Sub One or their respective Representatives.

Section 8.15 Definitions. As used in this Agreement (except as specifically otherwise defined):

(a) “Acceptable Jefferies Confidentiality Agreement” means a confidentiality agreement with terms and conditions customary for transactions of such type but need not contain standstill type restrictions.

(b) “Acceptable Leucadia Confidentiality Agreement” means a confidentiality agreement with terms and conditions customary for transactions of such type but need not contain standstill type restrictions.

(c) “Action” means any action, suit, litigation, arbitration, mediation, proceeding, investigation or inquiry by or before a Governmental Entity, arbitrator or mediator.

(d) “Affiliates” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. For the avoidance of doubt, none of Jefferies or any of its Subsidiaries shall be deemed to be an Affiliate of Leucadia and none of Leucadia or any of its Subsidiaries shall be deemed to be an Affiliate of Jefferies.

(e) “Antitrust Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, as the foregoing may be amended from time to time.

(f) “Business Day” means any day other than a Saturday, Sunday or a day on which the banks in Delaware and New York are authorized by law or executive order to be closed.

(g) “Commonly Controlled Entity” means, with respect to any Person, any other Person that, together with such first Person, is treated as a single employer under Section 414 of the Code.

(h) “Crimson” means Crimson Wine Group, Ltd., a Delaware corporation.

(i) “DOL” means the Department of Labor.

(j) “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(k) “ERISA” means the Employee Retirement Income Security Act of 1974.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Governmental Entity” means any United States federal, state or local, provincial or foreign governmental or regulatory agency, commission, court, body, entity, arbitrator, arbitral tribunal, mediator or regulatory authority, including any self-regulatory authority.

(n) “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance (including toxic mold), toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

(o) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(p) “Indebtedness” means (i) all indebtedness for borrowed money, (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under capital leases, (iv) all obligations in respect of outstanding letters of credit and (v) all guarantee obligations with respect to the foregoing.

(q) “IRS” means the Internal Revenue Service.

(r) “Jefferies Benefit Plans” means all benefit plans, arrangements, agreements, programs, practices, and policies, including all employee welfare benefit plans (including post-retirement health and insurance plans) within the meaning of Section 3(1) of ERISA, all employee pension benefit plans, including those within the meaning of Section 3(2) of ERISA, and all material bonus, incentive, deferred compensation, profit-sharing, savings, retirement, vacation, sick leave, share purchase, incentive compensation, equity or equity-based, severance, retention, employment, consulting, change of control, fringe benefit, and employee loan plans, arrangements, agreements, programs, practices, and policies, whether written or unwritten, that are sponsored, maintained, or contributed to, or required to be maintained or contributed to, by Jefferies or any of its Subsidiaries, or to which Jefferies or any Commonly Controlled Entity has any direct or indirect liability, contingent or otherwise, for the benefit of any current or former director, officer, employee, consultant, or independent contractor of Jefferies or any of its Subsidiaries.

(s) “Jefferies Intervening Event” means any state of facts, event, change, effect, development, condition, or occurrence that, individually or in the aggregate, affects in any material respect the business, financial condition, or results of operations of Jefferies and its Subsidiaries, taken as a whole, and that (i) was neither known by Jefferies Board of Directors nor reasonably foreseeable as of the date hereof (or if known, the consequences of which were not known or reasonably foreseeable), (ii) becomes known by Jefferies Board of Directors prior to the receipt of Jefferies Stockholder Approval, and (iii) is not in connection with, and does not in any way relate to, a Jefferies Takeover Proposal.

(t) “Jefferies Material Adverse Effect” means any change, effect, event, condition, occurrence or state of facts that, individually or in the aggregate, is materially adverse to the assets, properties, business or financial condition or results of operations of Jefferies and its Subsidiaries, taken as a whole, but shall not include any change, effect, event, condition, occurrence or state of facts caused by or arising or resulting from (i) facts, circumstances, events, conditions or changes generally affecting the industry in which Jefferies and its Subsidiaries operate or the economy or the financial or securities markets in the United States or elsewhere in the world, including governmental, regulatory, social or political conditions or developments (including any outbreak or escalation of hostilities or acts of war, whether or not pursuant to the declaration of a national emergency or war, or acts of terrorism) or changes in interest rates, but, in each case, only to the extent such matters do not have a disproportionate impact on Jefferies and its Subsidiaries as compared to other participants in their industries or (ii) (A) the announcement of, or compliance with, this Agreement or the announcement of the transactions contemplated by this Agreement, (B) changes in applicable Law or accounting principles generally accepted in the United States (“GAAP”) or any interpretation thereof but, in each case, only to the extent such matters do not have a disproportionate impact on Jefferies and its Subsidiaries as compared to other participants in their industry, (C) changes, solely in and of themselves, in the market price or trading volume of the Common Shares, but not any underlying cause of such changes, (D) changes, solely in and of themselves, in any analyst’s recommendations, any financial strength rating or any other recommendations or ratings as to Jefferies or its Subsidiaries (including, in and of itself, any failure to meet analyst projections), (E) the loss by Jefferies or any of its Subsidiaries or any of its customers, suppliers, employees or other business relationships as a result of the transactions contemplated by this Agreement or (F) the failure, in and of itself, of Jefferies to meet any expected or projected financial or operating performance target, but not any underlying cause of such failure.

(u) “Jefferies Superior Proposal” means a bona fide written Jefferies Takeover Proposal, which proposal was not the result of a material breach of Section 5.3(a), (i) that the Jefferies Board of Directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation and Jefferies’ legal counsel, (A) is on terms that would, if consummated, be more favorable to the holders of Common Shares from a financial point of view than the transactions contemplated hereby (taking into account any changes proposed by Leucadia to the terms of this Agreement in response to a Jefferies Takeover Proposal or a Jefferies Intervening Event pursuant to Section 5.3(a)) and (B) is reasonably likely to be completed in accordance with its terms on a timely basis and (ii) for which financing, to the extent required, is then committed or, in the good faith judgment of the Jefferies Board of Directors, is reasonably likely to be obtained; provided that, for the purposes of this definition of “Jefferies Superior Proposal”, the references to “20% or more” in the definition of “Jefferies Takeover Proposal” shall be deemed to be references to “50% or more”.

(v) “Jefferies Takeover Proposal” means any proposal, offer, inquiry or indication of interest from any Person (other than Leucadia or its Affiliates) relating to or that could be reasonably be expected to lead to any (i) direct or indirect acquisition, purchase, transfer, license, exchange or other disposition of a business or assets that constitutes 20% or more of the net revenues, net income, assets (based on the fair market value thereof) or cashflow (including through the acquisition of Subsidiaries) of Jefferies and its Subsidiaries on a consolidated basis, (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of Jefferies, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning

20% or more of any class of equity securities of Jefferies or (iv) merger, consolidation, business combination, recapitalization, reorganization, joint venture, liquidation, dissolution or similar transaction involving Jefferies or its Subsidiaries, other than the transactions contemplated by this Agreement.

(w) “Knowledge” means (i) with respect to Leucadia, the actual knowledge of the Persons set forth in Section 8.15(w) of the Leucadia Disclosure Schedule, and (ii) with respect to Jefferies, the actual knowledge of the Persons set forth in Section 8.15(w) of the Jefferies Disclosure Schedule.

(x) “Leucadia Benefit Plans” means all benefit plans, arrangements, agreements, programs, practices, and policies, including all employee welfare benefit plans (including post-retirement health and insurance plans) within the meaning of Section 3(1) of ERISA, all employee pension benefit plans, including those within the meaning of Section 3(2) of ERISA, and all material bonus, incentive, deferred compensation, profit-sharing, savings, retirement, vacation, sick leave, share purchase, incentive compensation, equity or equity-based, severance, retention, employment, consulting, change of control, fringe benefit, and employee loan plans, arrangements, agreements, programs, practices, and policies, whether written or unwritten, that are sponsored, maintained, or contributed to, or required to be maintained or contributed to, by Leucadia or any of its Subsidiaries, or to which Leucadia or any Commonly Controlled Entity has any direct or indirect liability, contingent or otherwise, for the benefit of any current or former director, officer, employee, consultant, or independent contractor of Leucadia or any of its Subsidiaries.

(y) “Leucadia Intervening Event” means any state of facts, event, change, effect, development, condition, or occurrence that, individually or in the aggregate, affects in any material respect the business, financial condition, or results of operations of Leucadia and its Subsidiaries, taken as a whole, and that (i) was neither known by the Leucadia Board of Directors nor reasonably foreseeable as of the date hereof (or if known, the consequences of which were not known or reasonably foreseeable), (ii) becomes known by the Leucadia Board of Directors prior to the receipt of the Leucadia Stockholder Approval, and (iii) is not in connection with, and does not in any way relate to, a Leucadia Takeover Proposal.

(z) “Leucadia Material Adverse Effect” means any change, effect, event, condition, occurrence or state of facts that is, individually or in the aggregate, materially adverse to the assets (including Leucadia’s or its Subsidiaries’ ownership in the Portfolio Companies), properties, business or financial condition or results of operations of Leucadia and its Subsidiaries, taken as a whole, but shall not include any effect, event, condition, occurrence or state of facts caused by or arising or resulting from (i) facts, circumstances, events, conditions or changes generally affecting the industry in which Leucadia and its Subsidiaries operate or the economy or the financial or securities markets in the United States or elsewhere in the world, including governmental, regulatory, social or political conditions or developments (including any outbreak or escalation of hostilities or acts of war, whether or not pursuant to the declaration of a national emergency or war, or acts of terrorism) or changes in interest rates, but, in each case, only to the extent such matters do not have a disproportionate impact on Leucadia and its Subsidiaries as compared to other participants in their industries or (ii) (A) the announcement of, or compliance with, this Agreement or the announcement of the transactions contemplated by this Agreement, (B) changes in applicable Law or GAAP or interpretation thereof, in each case, only to the extent such matters do not have a disproportionate impact on Leucadia and its Subsidiaries as compared to other participants in their industry, (C) changes, solely in and of themselves, in the market price or trading volume of the Leucadia Common Stock, but not any underlying cause of such changes, (D) changes, solely in and of themselves, in any analyst’s recommendations, any financial strength rating or any other recommendations or ratings as to Leucadia or its Subsidiaries (including, in and of itself, any failure to meet analyst projections), (E) the loss by Leucadia or any of its Subsidiaries or any of its customers, suppliers, employees or other business relationships as a result of the transactions contemplated by this Agreement or (F) the failure, in and of itself, of Leucadia to meet any expected or projected financial or operating performance target, but not any underlying cause of such failure.

(aa) “Leucadia Superior Proposal” means a bona fide, unsolicited, written Leucadia Takeover Proposal, which proposal was not the result of a material breach of Section 5.3(b), (i) that the Leucadia Board of Directors determines in good faith, after consultation with Leucadia’s outside legal counsel and a financial advisor of nationally recognized reputation, (A) is on terms that would, if consummated, be more favorable to the holders of Leucadia Common Shares from a financial point of view than the transactions contemplated hereby (taking into account any changes proposed by Jefferies to the terms of this Agreement in response to a Leucadia Takeover Proposal or a Leucadia Intervening Event pursuant to Section 5.3(b)) and (B) is reasonably likely to be completed in accordance with its terms on a timely basis and (ii) for which financing, to the extent required, is then committed or, in the good faith judgment of the Leucadia Board of Directors, is reasonably likely to be obtained; provided that, for the purposes of this definition of “Leucadia Superior Proposal”, the references to “20% or more” in the definition of “Leucadia Takeover Proposal” shall be deemed to be references to “50% or more”.

(bb) “Leucadia Takeover Proposal” means any proposal, offer, inquiry or indication of interest from any Person (other than Jefferies or its Affiliates) relating to or that could reasonably be expected to lead to any (i) direct or indirect acquisition, purchase, transfer, license, exchange or other disposition of a business or assets that constitutes 20% or more of the net revenues, net income, assets (based on the fair market value thereof) or cash flow (including through the acquisition of Subsidiaries) of Leucadia and its Subsidiaries on a consolidated basis, (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of Leucadia, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of Leucadia or (iv) merger, consolidation, business combination, recapitalization, reorganization, joint venture, liquidation, dissolution or similar transaction involving Leucadia or its Subsidiaries, other than the transactions contemplated by this Agreement.

(cc) “Leucadia Winery Business” means the assets and liabilities related Leucadia’s winery operations owned by Crimson.

(dd) “Permitted Liens” means, as to any Person, any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith and for which adequate accruals or reserves have been established, (ii) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other similar lien arising in the ordinary course of business, (iii) that is disclosed on the most recent consolidated balance sheet of such Person or notes thereto or securing liabilities reflected on such balance sheet, (iv) that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of such Person, (v) with respect to Owned Real Property and Leased Real Property, any Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Jefferies Material Adverse Effect or a Leucadia Material Adverse Effect, as applicable.

(ee) “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

(ff) “Portfolio Companies” means, collectively, each corporation, partnership, association, trust or other form of legal entity in which Leucadia or any of its direct or indirect Subsidiaries owns any equity interest having a book value equal to or greater than $100,000,000; provided that neither Jefferies nor its Subsidiaries will be considered a Portfolio Company.

(gg) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

(hh) “SEC” means the U.S. Securities and Exchange Commission.

(ii) “Securities Act” means the Securities Act of 1933, as amended.

(jj) “Subsidiaries” of any party mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date of this Agreement directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner or managing member (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

(kk) “Tax” or “Taxes” means any (i) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, escheat, unclaimed property, real property, personal property, capital stock, social security or similar, unemployment, disability, payroll, license, employee or other withholding, or other Tax, of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing; (ii) liability for the payment of any amounts of the type described in clause (i) arising as a result of being, or ceasing to be, a member of any affiliated group (or being included, or required to be included, in any Tax Return relating thereto); and (iii) liability for the payment of any amounts of the type described in clause (i) as a result of any express of implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person, including any transferee liability in respect of any of the foregoing.

(ll) “Transactions” refers collectively to (i) this Agreement, the First Merger Agreement and the transactions contemplated hereby and thereby, including the First Merger, the LLC Conversion and the Second Merger, (ii) the Jefferies Voting Agreements and the transactions contemplated thereby and (iii) the Leucadia Voting Agreements and the transactions contemplated thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

LEUCADIA NATIONAL CORPORATION
By:	/s/ Ian M. Cumming

	Name:	Ian M. Cumming
	Title:	Chairman of the Board and Chief Executive Officer
LIMESTONE MERGER SUB, LLC
By:	/s/ Joseph A. Orlando

	Name:	Joseph A. Orlando
	Title:	President
JEFFERIES GROUP, INC.
By:	/s/ Richard B. Handler

	Name:	Richard B. Handler
	Title:	Chief Executive Officer
JSP HOLDINGS, INC.
By:	/s/ Michael Sharp

	Name:	Michael Sharp
	Title:	Authorized Officer
JASPER MERGER SUB, INC.
By:	/s/ Michael Sharp

	Name:	Michael Sharp
	Title:	Authorized Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

First Merger Agreement

[Filed as Exhibit 2.2 to the Current Report on Form 8-K filed by Jefferies Group, Inc.
on November 13, 2012]

A-A-1

EXHIBIT B

CERTIFICATE OF
AMENDMENT OF THE
CERTIFICATE OF INCORPORATION
OF
LEUCADIA NATIONAL CORPORATION
UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

Pursuant to the provisions of Section 805 of the Business Corporation Law, the undersigned hereby certifies:

1.	The name of the Corporation is Leucadia National Corporation (the “Corporation”). The name under which the Corporation was formed is Talcott National Corporation.

2.	The date the Certificate of Incorporation was filed by the Department of State was May 24, 1968.

3.

An amendment of the Corporation’s Certificate of Incorporation effected by this Certificate of Amendment to require the delivery of cash rather than capital stock of the Corporation to any target shareholder in an acquisition transaction if any person would become a “five percent shareholder” or be treated as owning more than 5% of the Corporation’s Common Stock for purposes of Section 382 of the tax code as a result of such target shareholder’s receipt of the Corporation’s capital stock in the acquisition transaction.

To effect the foregoing, Article FOURTH is hereby amended and shall read in its entirety as follows:

FOURTH: The aggregate number of shares of capital stock of all classes which the Corporation shall have authority to issue is 606,000,000, divided into 6,000,000 shares, having a par value of $1 each, which are designated Preferred Stock and are issuable in series, and 600,000,000 shares, having a par value of $1 each, which are designated Common Stock.

No holder of shares of any class or series of stock of the Corporation, whether now or hereafter authorized or outstanding, shall have any pre-emptive, preferential or other right to subscribe for or purchase any shares of any class or series of capital stock of the Corporation, whether now or hereafter authorized or outstanding, or any bonds, notes, obligations, options, warrants, rights or other securities which the Corporation may at any time issue or sell, whether or not the same be convertible into or exercisable for the purchase of any class or series of capital stock of the Corporation, it being intended by this paragraph that all pre-emptive rights of any kind applicable to the securities of the Corporation are eliminated.

The designations, relative rights, preferences and limitations of each class of the Corporation’s capital stock and each series thereof, to the extent fixed in the Corporation’s Certificate of Incorporation, and the authority vested in the Board of Directors of the Corporation to establish and designate series of the Preferred Stock and to fix variations in the relative rights, preferences and limitations between such series, are as follows:

I.

PREFERRED STOCK
GENERAL PROVISIONS RELATING TO ALL SERIES

1. The Preferred Stock shall consist of one class, may be issued from time to time in one or more series, and the shares of any one series thereof may be issued from time to time. All shares of the Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to the dates, if any, from which dividends thereon may accumulate. All shares of Preferred Stock of all series shall be identical in all respects set forth in sections 1 through 5 hereof (except as otherwise permitted in such sections) and shall be of equal

A-B-1

rank as set forth in sections 2 and 3 below. Subject to the foregoing, (i) the designations, relative rights, preferences and limitations of the shares of each such series may differ from those of any and all other such series authorized and/or outstanding and (ii) the Board of Directors of the Corporation is hereby expressly granted authority to establish and designate series and to fix with respect to any such series, or alter in any one or more respects from time to time, by resolution or resolutions adopted prior to the issuance of any shares of such series, and by filing a certificate under Section 805 of the Business Corporation Law, (a) the number of shares constituting such series and the designation thereof, (b) the rate of dividends, (c) redemption terms (including purchase and sinking funds provisions), (d) conversion rights into any class or series of capital stock of the Corporation, (e) liquidation preferences, (f) voting rights and (g) any other lawful rights, preferences and limitations.

2. Unless otherwise provided in the resolutions creating or altering a series, the holders of Preferred Stock of each series shall be entitled to receive, as and when declared by the Board of Directors, out of funds or other assets of the Corporation legally available therefor, cumulative dividends at the annual rate fixed by the Board of Directors with respect to such series, and no more, payable in cash, on such dates in each year as the Board of Directors may determine, such dividends with respect to each series to be cumulative from the date or dates fixed by the Board of Directors with respect to such series. The first dividend or distribution with respect to shares of any particular series not issued on a dividend date may be fixed by the Board of Directors at more or less than the regular periodic dividend or distribution thereon. In the event Preferred Stock of more than one series is outstanding, the Corporation in making any dividend payment upon Preferred Stock shall make dividend payments ratably upon all outstanding shares of Preferred Stock of all series in proportion to the respective amounts of dividends accrued and payable thereon to the date of such dividend payment. If the dividends or distributions on any shares of Preferred Stock shall be in arrears, the holders thereof shall not be entitled to any interest, or sum of money in lieu of interest, thereon. In no event, so long as any Preferred Stock shall be outstanding, shall any dividend whatsoever, whether in cash, stock or otherwise, other than a dividend payable in stock of the Corporation of a class junior to the Preferred Stock, be declared or paid, or any distribution made, on any stock of the Corporation of a class ranking junior to the Preferred Stock, nor shall any shares of any such junior class of stock be purchased or acquired for a consideration by the Corporation or be redeemed by the Corporation, nor shall any moneys be paid to the holders of, or set aside or made available for a sinking fund for the purchase or redemption of, any shares of any such junior class of stock unless (i) all dividends and distributions on all outstanding shares of Preferred Stock of all series for all past dividend periods shall have been paid and all dividends payable on or before the date of such dividend, distribution, purchase, acquisition, redemption, setting aside or making available shall have been paid or declared and a sum sufficient for the payment thereof set apart, and (ii) the Corporation shall have paid or set aside all amounts, if any, theretofore required to be paid or set aside as and for all matured purchase fund and sinking fund obligations, if any, for the shares of Preferred Stock of all series or to satisfy any distributions declared with respect to any shares of Preferred Stock of any series. The holders of Preferred Stock shall not be entitled to participate in any dividends payable on junior stock or to share in the earnings or profits of the Corporation other than or in excess of that hereinabove provided.

3. In the event of any dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, the holders of each series of Preferred Stock shall be entitled to receive, before any distribution or payment is made upon any stock ranking junior to the Preferred Stock, such amount of cash, shares, bonds or other property (which amount may vary depending on whether such dissolution, liquidation or winding-up is voluntary or involuntary) to which each such outstanding series of Preferred Stock shall be entitled in accordance with the provisions thereof together with an amount in cash equal to all dividends accrued and unpaid thereon to the date of such distribution or payment, and shall be entitled to no further payment. If, upon any such liquidation, dissolution or winding-up, the assets of the Corporation distributable among the holders of the Preferred Stock shall be insufficient to permit the payment in full to such holders of the amounts to which they are respectively entitled, the assets so distributable shall be distributed among the holders of the Preferred Stock then outstanding ratably in proportion to the amounts to

A-B-2

which they are respectively entitled. For the purposes of this Section 3, neither the voluntary sale, lease, exchange or transfer of all or substantially all of the Corporation’s property or assets to, nor the consolidation or merger of the Corporation with, one or more corporations, nor a reduction of the capital stock or stated capital of the Corporation, shall be deemed to be a dissolution, liquidation or winding-up, voluntary or involuntary.

4. The Corporation, at the option of the Board of Directors, may, subject to the provisions applicable to such series, redeem at any time or times, and from time to time, all or any part of the shares of any series of Preferred Stock subject to redemption by paying for each share such price or prices as shall have been fixed by the Board of Directors prior to the issuance of such series, plus an amount equal to dividends accrued and unpaid thereon to the date fixed for redemption, plus premiums in the amounts, if any, so fixed with respect to such series (the total amount per share so payable upon any redemption of shares of any series of Preferred Stock being herein referred to as the “redemption price”). Except as otherwise provided in the provisions relating to a particular series of Preferred Stock, not less than 15 days nor more than 60 days prior written notice shall be given to the holders of record of the shares so to be redeemed, which notice shall be given by mail, postage prepaid, addressed to such holders at their respective addresses as shown on the books of the Corporation. Such notice shall specify the shares called for redemption, the redemption price and the place at which, and the date on which, the shares called for redemption will, upon presentation and surrender of the stock certificates evidencing such shares, be redeemed. In case of redemption of less than all of the outstanding Preferred Stock of any one series, such redemption (unless otherwise stated in the provisions relating to such series) may be made pro rata or the shares to be redeemed may be chosen by lot, in such manner as the Board of Directors may determine. No failure to deliver or mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares so to be redeemed.

If such notice of redemption shall have been duly given, and if on or before the redemption date specified in such notice all funds necessary for such redemption shall have been set aside so as to be available therefor, then, notwithstanding that any certificate for the shares of such Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall, from and after the date fixed for redemption, no longer be deemed outstanding, the right to receive dividends thereon shall cease to accrue from and after the date of redemption so fixed, and all rights with respect to such shares of Preferred Stock so called for redemption shall forthwith at the close of business on such redemption date cease and terminate, except the right of the holders thereof to receive the amount payable upon redemption thereof, but without interest; provided, however, that the Corporation may, after giving such notice of any such redemption and prior to the redemption date specified in such notice, deposit in trust, for the account of the holders of such Preferred Stock to be redeemed, with a bank or trust company having an office in the Borough of Manhattan, City, County and State of New York and having a capital, undivided profits and surplus aggregating at least $50,000,000, all funds necessary for such redemption, and, upon such deposit in trust, all shares of such Preferred Stock with respect to which such deposit shall have been made shall no longer be deemed to be outstanding, and all rights with respect to such shares of such Preferred Stock shall forthwith cease and terminate, except (a) the right of the holders thereof to receive the amount payable upon the redemption thereof, but without interest, and (b) the right of the holders thereof to exercise on or before the date fixed for redemption the rights, if any, not having theretofore expired, which the holders thereof shall have to convert the shares so called for redemption into, or exchange such shares for, shares of stock of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation.

Any funds so deposited which shall not be required for such redemption because of the exercise of any right of conversion or exchange or otherwise subsequent to the date of such deposit shall be returned to the Corporation forthwith. Any interest accrued on any funds so deposited shall belong to the Corporation and be paid to it from time to time. Any funds so deposited by the Corporation and unclaimed at the end of six years from the date fixed for such redemption shall be repaid to the Corporation, upon its request, after which repayment the holders of such shares so called for redemption shall look only to the Corporation for the payment of the redemption price thereof.

A-B-3

If at any time the Corporation shall have failed to pay dividends in full on all series of Preferred Stock then outstanding, thereafter and until such dividends, including all accrued and unpaid dividends, shall have been paid in full, or declared and funds sufficient for the payment thereof set aside for payment, the Corporation shall not redeem or purchase less than all of the Preferred Stock at such time outstanding; provided, however, that nothing shall prevent the Corporation from completing the purchase of shares of Preferred Stock for which a purchase contract has been entered into, or the redemption of any shares of Preferred Stock for which notice of redemption has been given, prior to such default.

5. Except as otherwise specifically provided with respect to a particular series of Preferred Stock, as hereinafter in this section 5 provided, and as required by law, the Preferred Stock shall have no voting rights.

Whenever dividends payable on the Preferred Stock shall be in default in an aggregate amount equivalent to at least six quarterly dividends on any of the shares of Preferred Stock then outstanding, the number of directors constituting the Board of Directors of the Corporation shall be increased by two, and the holders of the Preferred Stock, voting as a class (whether or not otherwise entitled to vote for the election of directors), shall be entitled to elect two directors of the Corporation to fill such newly-created directorships. Such directors shall serve (subject to the last sentence of the next paragraph of this section 5) until the next annual meeting of shareholders and until their successors are elected and qualify. Whenever such right of the holders of the Preferred Stock shall have vested, such right may be exercised initially either at a special meeting of such holders called as provided herein, or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders. The right of the holders of the Preferred Stock, voting as a class, to elect members of the Board of Directors of the Corporation as aforesaid shall continue until such time as the dividends accumulated on the Preferred Stock shall have been paid in full, at which time the special right of the holders of the Preferred Stock so to vote separately as a class for the election of directors shall terminate, subject to renewal and divestment from time to time upon the same terms and conditions.

At any time after the voting power to elect two additional members of the Board of Directors of the Corporation has become vested in the holders of the Preferred Stock, the Secretary of the Corporation may, and upon the request of the holders of record of at least 5% of the Preferred Stock then outstanding addressed to him, shall, call a special meeting of the holders of Preferred Stock for the purpose of electing such directors, to be held within 50 days after the receipt of such request; provided, however, that the Secretary need not call any such special meeting if the annual meeting of shareholders is to convene within 90 days after the receipt by the Secretary of such request. Such meeting shall be held at such place as shall be specified in the notice and upon notice as provided in the By-Laws of the Corporation for the holding of special meetings of shareholders. If such meeting shall not be so called within 20 days after the receipt of such request (not including, however, a request falling within the proviso of the second preceding sentence), then the holders of record of at least 5% of the Preferred Stock then outstanding may designate in writing one of their number to call such meeting, and the person so designated shall call such meeting at the place and upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. At any such special or annual meeting at which the holders of the Preferred Stock shall have the right to vote for the election of such two directors as aforesaid, the holders of 33 1/3% of the then outstanding Preferred Stock present in person or represented by proxy shall be sufficient to constitute a quorum of said class for the election of such two directors and for no other purpose, and the vote of the holders of a plurality of the Preferred Stock so present at any such meeting at which there shall be such a quorum shall be sufficient to elect two directors. Whenever the holders of the Preferred Stock shall be divested of such voting right hereinabove provided, the directors so elected by the Preferred Stock shall thereupon cease to be directors of the Corporation and thereupon the number of directors shall be reduced by two.

Every shareholder entitled to vote at any particular time in accordance with the foregoing two paragraphs shall have one vote for each share of Preferred Stock held of record by him and entitled to vote.

A-B-4

6. As used in connection with any series of Preferred Stock, the terms “junior stock”, “junior class of stock” and “stock ranking junior to the Preferred Stock” shall mean and refer to the Common Stock and any other class or series of stock of the Corporation hereafter authorized which shall rank junior to the Preferred Stock with respect to the declaration and payment of dividends thereon and the distribution of amounts with respect thereto payable in the event of any liquidation, dissolution or winding-up of the Corporation.

II.

COMMON STOCK

Subject to all of the rights of the Preferred Stock, dividends may be paid upon the Common Stock as and when declared by the Board of Directors out of funds and other assets legally available for the payment of dividends. The Board of Directors may declare a dividend or distribution upon the Common Stock in shares of any class or series of capital stock of the Company.

In the event of any liquidation, dissolution or other winding-up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock shall have been paid in full the amounts to which they respectively shall be entitled, or an amount sufficient to pay the aggregate amount to which such holders shall be entitled shall have been deposited in trust with a bank or trust company having its principal office in the Borough of Manhattan, City, County and State of New York, having a capital, undivided profits and surplus aggregating at least $50,000,000, for the benefit of the holders of the Preferred Stock, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

Except as otherwise expressly provided with respect to the Preferred Stock and except as otherwise may be required by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes and each holder of Common Stock shall be entitled to one vote for each share held.

III.

TRANSFER RESTRICTIONS

(a) Certain Definitions. As used in this Part III of Article FOURTH, the following terms have the following respective meanings:

“Acquisition Issuance” means any delivery, issuance, or grant of Corporation Securities by the Corporation in connection with the acquisition, directly or indirectly, of (i) a majority, by vote or value, of the capital stock, partnership interests, membership interests, or other equity interests of another Person or (ii) all or substantially all of the assets of another Person.

“Corporation Securities” means (i) shares of common stock of the Corporation, (ii) shares of preferred stock of the Corporation, (iii) warrants, rights, or options (within the meaning of Treasury Regulation ss.1.382-2T(h)(4)(v)) to purchase stock of the Corporation, and (iv) any other interests that would be treated as “stock” of the Corporation pursuant to Treasury Regulation ss.1.382-2T(f)(18).

“Percentage Stock Ownership” means percentage stock ownership as determined in accordance with Treasury Regulation ss.1.382-2T(g), (h), (j), and (k).

“Five-Percent Shareholder” means a Person or group of Persons that (i) is identified as a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation ss.1.382-2T(g)(1) or (ii) would be treated, under Treasury Regulation ss.1.382-2T(g), (h), (j), and (k), as owning 5% of the common stock of the Corporation.

“Person” means an individual, corporation, estate, trust, association, company, partnership, joint venture or similar organization.

“Prohibited Distributions” means any dividends or other distributions that were received from the Corporation by a Purported Transferee or Purported Holder with respect to Excess Securities.

A-B-5

“Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and void under this Part III of Article FOURTH.

“Restriction Release Date” means the earlier of December 31, 2024, the repeal of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) (and any comparable successor provision) (“Section 382”), or the beginning of a taxable year of the Corporation (or any successor thereof) to which no Tax Benefits may be carried forward.

“Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any “net unrealized built-in loss” within the meaning of Section 382, of the Corporation or any direct or indirect subsidiary thereof.

“Transfer” means any direct or indirect sale, transfer, assignment, conveyance, pledge, or other disposition. A Transfer also shall include the creation or grant of an option (within the meaning of Treasury Regulation ss.1.382-2T(h)(4)(v)). A Transfer shall not include an issuance or grant of Corporation Securities by the Corporation.

“Treasury Regulation ss.1.382-2T” means the temporary income tax regulations promulgated under Section 382, and any successor regulations. References to any subsection of such regulations include references to any successor subsection thereof.

(b) Restrictions.

(i) Any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person or group of Persons shall become a Five-Percent Shareholder, or (2) the Percentage Stock Ownership interest in the Corporation of any Five-Percent Shareholder shall be increased; provided, however, that nothing herein contained shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange, Inc. in the Corporation Securities.

(ii) If, as a result of an Acquisition Issuance prior to the Restriction Release Date, any Person or group of Persons would become a Five-Percent Shareholder, then, notwithstanding anything in the agreement governing the terms of the relevant acquisition to the contrary, the Corporation shall not deliver to the Person that would otherwise be entitled to receive the Corporation Securities in such Acquisition Issuance (the “Purported Holder”) the minimum number of Corporation Securities otherwise deliverable in the Acquisition Issuance such that such Person or group of Persons shall not become a Five-Percent Shareholder (“Excess Issued Securities”). Any and all such Excess Issued Securities shall instead be delivered to the Agent for sale in accordance with paragraph (d)(ii) of this Article FOURTH. Any attempted or purported delivery of Excess Issued Securities in violation of this clause (ii) shall be void ab initio.

(c) Certain Exceptions. The restrictions set forth in paragraph (b) of this Part III of Article FOURTH shall not apply to (1) an attempted Transfer if the transferor or the transferee obtains, or (2) a delivery of Excess Issued Securities if the Purported Holder or the Corporation obtains, the approval of the Board of Directors of the Corporation. Any such approval must expressly waive the applicability of the restrictions set forth in this Part III of Article FOURTH. As a condition to granting its approval, the Board of Directors may, in its discretion, require an opinion of counsel selected by the Board of Directors that the Transfer or delivery of Excess Issued Securities shall not result in the application of any Section 382 limitation on the use of the Tax Benefits.

(d) Treatment of Excess Transferred Securities and Excess Issued Securities.

(i) No employee or agent of the Corporation shall record any delivery of Excess Issued Securities to a Purported Holder or any Prohibited Transfer, and the Purported Holder and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a shareholder of the Corporation for any purpose whatsoever in respect of the Excess Issued Securities or the Corporation Securities which are the subject of the Prohibited

A-B-6

Transfer (the “Excess Transferred Securities”, and together with the Excess Issued Securities, the “Excess Securities”). The Purported Transferee and the Purported Holder shall not be entitled with respect to such Excess Securities to any rights of shareholders of the Corporation, including without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities.

(ii) If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer or that Excess Issued Securities have been delivered to a Purported Holder, then, upon written demand by the Corporation, the Purported Transferee or Purported Holder shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s or Purported Holder’s possession or control, together with any Prohibited Distributions, to an agent designated by the Board of Directors (the “Agent”). The Agent shall promptly sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it pursuant to the preceding sentence or paragraph (b)(ii) of this Article FOURTH, in one or more arm’s-length transactions (over the New York Stock Exchange, if possible); provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee or Purported Holder has sold the Excess Securities before receiving the Corporation’s demand to surrender the Excess Securities to the Agent, the Purported Transferee or Purported Holder shall be deemed to have sold the Excess Securities on behalf of the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and the proceeds of such sale, except to the extent that the Agent grants written permission to the Purported Transferee or Purported Holder to retain a portion of such Prohibited Distributions or sales proceeds not exceeding the amount that the Purported Transferee or Purported Holder would have received from the Agent pursuant to paragraph (d)(iii) of this Article FOURTH if the Agent rather than the Purported Transferee or Purported Holder had sold the Excess Securities.

(iii) The Agent shall apply any proceeds of a sale by it of Excess Securities, and any amounts received by the Agent from a Purported Transferee or Purported Holder pursuant to paragraph (d)(ii) of this Article FOURTH, as follows: (1) first, in the case of Excess Transferred Securities, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (2) second, any remaining amounts shall be paid to the Purported Transferee or Purported Holder, up to either (i) the amount paid by the Purported Transferee for the Excess Securities, or (ii) the fair market value, calculated on the basis of the closing market price for Corporation Securities on the day before the Acquisition Issuance or attempted Transfer, of the Excess Securities at the time of the Acquisition Issuance or attempted Transfer to the Purported Transferee by gift, inheritance, or similar Transfer, which amount or fair market value shall be determined in the discretion of the Board of Directors; and (3) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to the Leucadia Foundation; provided, however, that (x) if the Leucadia Foundation shall have terminated prior to its receipt of such amounts, such remaining amounts shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (and any comparable successor provision) (“Section 501(c)(3)”) selected by the Board of Directors, and (y) to the extent that the receipt of such amounts could result in the Leucadia Foundation or any other organization qualifying under Section 501(c)(3) becoming a Five-Percent Shareholder, then such remaining amounts may be paid to one or more other organizations qualifying under Section 501(c)(3) selected by the Board of Directors. The recourse of any Purported Transferee or Purported Holder in respect of any Prohibited Transfer or delivery of Excess Issued Securities shall be limited to the amount payable to the Purported Transferee or Purported Holder pursuant to clause (2) of the

A-B-7

preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant to this Part III of Article FOURTH inure to the benefit of the Corporation.

(iv) If the Purported Transferee or Purported Holder fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty business days from the date on which the Corporation makes a demand pursuant to paragraph (d)(ii) of this Article, then the Corporation shall institute legal proceedings to compel the surrender.

(v) The Corporation shall make the demand described in paragraph (d)(ii) of this Part III of Article FOURTH within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Transferred Securities or that a Purported Holder received Excess Issued Securities; provided, however, that if the Corporation makes such demand at a later date, the provisions of this Part III of Article FOURTH shall apply nonetheless.

(e) Bylaws, Legends, etc.

(i) The Bylaws of the Corporation shall make appropriate provisions to effectuate the requirements of this Part III of Article FOURTH.

(ii) All certificates representing Corporation Securities issued after the effectiveness of this Part III of Article FOURTH shall bear a conspicuous legend as follows:

THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTIONS PURSUANT TO PART III OF ARTICLE FOURTH OF THE CERTIFICATE OF INCORPORATION OF LEUCADIA NATIONAL CORPORATION REPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE.

(iii) The Board of Directors of the Corporation shall have the power to determine all matters necessary to determine compliance with this Part III of Article FOURTH, including without limitation (1) whether a new Five-Percent Shareholder would be required to be identified in certain circumstances, (2) whether a Transfer is a Prohibited Transfer, (3) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder, (4) whether an instrument constitutes a Corporation Security, (5) the amount or fair market value due to a Purported Transferee or Purported Holder pursuant to clause (2) of paragraph (d)(iii) of this Part III of Article FOURTH, (6) whether an issuance of Corporation Securities is an Acquisition Issuance, (7) the number of Excess Issued Securities with respect to any Purported Holder, and (8) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Part III of Article FOURTH.

4.

The foregoing amendment was approved by the Board of Directors by a vote of the Board of Directors at a meeting on November [  ], 2012 and by the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders on [  ], and thereby duly adopted in accordance with the provisions of Section 803 of the Business Corporation Law of the State of New York.

A-B-8

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed by a duly authorized officer as of the ____ day of _____.

LEUCADIA NATIONAL CORPORATION
By:

	Name:	Joseph A. Orlando
	Title:	Vice President and Chief Financial Officer

A-B-9

ANNEX B

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
JEFFERIES GROUP, INC.,
JSP HOLDINGS, INC.
AND
JASPER MERGER SUB, INC.

This Agreement and Plan of Merger (this “Agreement”), dated as of November 11, 2012, is made by and among Jefferies Group, Inc., a Delaware corporation (“Jefferies”), Jasper Merger Sub, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Jefferies (“Merger Sub One”) (Jefferies and Merger Sub One, when referred to individually, each a “Constituent Corporation” and when referred to collectively, the “Constituent Corporations”), and JSP Holdings, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Jefferies (“New Jefferies”).

WHEREAS, Jefferies owns all of the outstanding shares of capital stock of New Jefferies;

WHEREAS, New Jefferies owns all of the outstanding shares of capital stock of Merger Sub One;

WHEREAS, the Board of Directors of each of the Constituent Corporations has approved and declared it advisable and in the best interests of each of the Constituent Corporations and its respective stockholders that Merger Sub One be merged with and into Jefferies as permitted by the General Corporation Law of the State of Delaware (the “DGCL”) under and pursuant to the terms hereinafter set forth (the “First Merger”);

WHEREAS, the Board of Directors of Jefferies has recommended that the stockholders of Jefferies approve and adopt this Agreement and the transactions contemplated thereby;

WHEREAS, the Board of Directors of Merger Sub One has recommended that the sole stockholder of Merger Sub One approve and adopt this Agreement;

WHEREAS, the First Merger is the first step in a series of transactions set forth in the Agreement and Plan of Merger, dated as of the date hereof, among Jefferies, New Jefferies, Merger Sub One, Leucadia National Corporation, and Limestone Merger Sub, LLC (the “Second Merger Agreement”);

WHEREAS, for federal income tax purposes, it is intended that the First Merger and the LLC Conversion (as such term is defined in the Second Merger Agreement), taken together, shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement constitutes, and is adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, capitalized terms used herein and not defined have the meanings assigned to such terms in the Second Merger Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto have agreed as follows:

ARTICLE I
THE MERGER

1.01 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the First Effective Time (as such term is defined in Section 1.03 of this Agreement), Merger Sub One shall be merged with and into Jefferies and the separate corporate existence of Merger Sub One shall cease, and Jefferies shall be the surviving corporation in the First Merger (the “Jefferies Surviving Corporation”).

(b) At the First Effective Time, all assets and properties of every description, and every interest in such assets and properties, wherever located, and the rights, privileges, immunities, powers,

franchises and authority of Merger Sub One shall vest in the Jefferies Surviving Corporation, and all obligations of Merger Sub One shall become the obligations of the Jefferies Surviving Corporation all as provided in the DGCL and the other applicable Laws of the State of Delaware.

1.02 Effects of the First Merger.

At the First Effective Time (as defined below), by virtue of the First Merger, and without any action on the part of any stockholder of Jefferies or Merger Sub One:

(a) Conversion of Merger Sub One Common Stock. Each share of common stock, par value $0.001 per share, of Merger Sub One (the “Merger Sub One Common Stock”), issued and outstanding immediately prior to the First Effective Time, shall be automatically converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Jefferies Surviving Corporation and those shares of the Jefferies Surviving Corporation shall constitute the only outstanding shares of capital stock of the Jefferies Surviving Corporation.

(b) Conversion of Jefferies Common Shares. Each share of common stock, par value $0.0001 per share, of Jefferies (each, a “Common Share”), issued and outstanding immediately prior to the First Effective Time shall be automatically converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of New Jefferies (each, a “New Jefferies Common Share”).

(c) Conversion of Jefferies Preferred Shares. Each share of Preferred Shares, par value $0.0001 per share of Jefferies (each, a “Preferred Share”, and along with the Common Shares, the “Jefferies Stock”), issued and outstanding immediately prior to the First Effective Time shall, except as provided for in Section 1.05, be automatically converted into and become one validly issued, fully paid and non-assessable share of preferred stock, par value $0.001 per share, of New Jefferies (the “New Jefferies Preferred Share”).

(d) New Jefferies Common Stock. Each New Jefferies Common Share issued and outstanding immediately prior to the First Effective Time that is owned by Jefferies shall be automatically cancelled and no consideration shall be issued in respect thereof.

(e) Jefferies Awards and/or Other Securities of Jefferies. Jefferies shall take all requisite actions so that as of the First Effective Time, each right of any kind, contingent or accrued, to receive Common Shares or benefits measured in whole or in part by the value of a number of Common Shares granted under the Jefferies Group, Inc. Incentive Compensation Plan, the Jefferies Group, Inc. 1999 Directors’ Stock Compensation, or the Jefferies Deferred Compensation Plan (together, the “Jefferies Award Plans”, and each such right, an “Award”), whether vested or unvested, that is outstanding immediately prior to the First Effective Time shall, automatically and without any action on behalf of the holder thereof, be converted into an Award, as the case may be, denominated in New Jefferies Common Shares with each Common Share subject to each such Award immediately prior to the First Effective Time converted into a New Jefferies Common Share. For the avoidance of doubt, all terms and conditions applicable to each such Award immediately prior to First Effective Time shall, except as provided in the immediately preceding sentence, remain in effect immediately after the First Effective Time. The conversion of Awards pursuant to this Section 1.02(e) shall occur in such manner so as to avoid the imposition of any penalty or other taxes under Section 409A of the Code. New Jefferies shall remain subject to the obligations of Jefferies with respect to any such Award immediately after the First Effective Time. Following the First Effective Time and contingent upon the Second Effective Time (as such term is defined in the Second Merger Agreement), the Awards shall be treated in the manner set forth in Section 2.2(g) of the Second Merger Agreement.

1.03 Effective Time of the First Merger. Subject to the provisions of this Agreement, on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with the relevant provisions of the DGCL (the “First Certificate of Merger”) and shall make all other filings or recordings required under the DGCL in connection with the First Merger. The First Certificate of Merger will provide that the First Merger shall become effective at such time as is agreed to by the parties and specified in the First Certificate of

Merger (the time at which the First Merger becomes effective is herein referred to as the “First Effective Time”).

1.04 No Exchange of Stock Certificates is Required. Each outstanding certificate representing shares of Jefferies Stock shall be deemed for all purposes, from and after the First Effective Time, to represent the same number of shares of New Jefferies into which such shares of Jefferies Stock shall be converted in the First Merger. Each outstanding certificate representing shares of Merger Sub One Common Stock shall be deemed for all purposes, from and after the First Effective Time, to represent the same number of shares of common stock of Jefferies Surviving Corporation into which such shares of Merger Sub One Common Stock shall be converted in the First Merger. Holders of outstanding certificates representing shares of Jefferies Stock or Merger Sub One Common Stock, as applicable, shall not be asked to surrender such certificates for cancellation. The registered owner on the books and records of Jefferies or Merger Sub One, as applicable, of all such outstanding certificates shall have and be entitled to exercise all voting and other rights with respect to and to receive dividends and other distributions upon the shares of capital stock of New Jefferies or the capital stock of the Jefferies Surviving Corporation, as applicable, represented by such outstanding certificates.

1.05 Dissenting Shares. Preferred Shares that are issued and outstanding immediately prior to the First Effective Time, and that are held by holders who have not voted in favor of or consented to the transactions contemplated by this Agreement and who are entitled to demand and have properly demanded their rights to be paid the fair value of such Preferred Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”), shall not be canceled and converted into New Jefferies Preferred Shares, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that (a) any cash award required to be paid to a stockholder under Section 262 of the DGCL shall be paid by the Jefferies Surviving Corporation, and (b) if any such holder of Preferred Shares shall fail to perfect or shall effectively waive, withdraw or lose such holder’s rights under Section 262 of the DGCL, such holder’s Dissenting Shares shall no longer be considered Dissenting Shares for purposes of this Agreement and such holder’s Preferred Shares shall thereupon be deemed to have been converted, at the First Effective Time, as set forth in Section 1.02(c).

1.06 Tax Consequences. For federal income tax purposes, the First Merger and the LLC Conversion, taken together, are intended to constitute a reorganization within the meaning of Section 368(a) of the Code.

1.07 Closing. Subject to and in accordance with the terms and conditions of this Agreement, the closing of the First Merger shall take place as soon as reasonably practicable after satisfaction of the conditions precedent in Section 6.01 of this Agreement, at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York, unless another date or place is agreed in writing by the parties to this Agreement.

ARTICLE II
CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS

2.01 Certificate of Incorporation and Bylaws of Jefferies Surviving Corporation. The Certificate of Incorporation and Bylaws of Jefferies shall be unaffected by the First Merger, and, the Certificate of Incorporation and Bylaws in effect immediately prior to the First Effective Time shall continue in effect as the Certificate of Incorporation and Bylaws of the Jefferies Surviving Corporation, until amended or repealed in accordance with the provisions thereof and of applicable law.

2.02 Directors. From and after the First Effective Time, the directors of Jefferies in office immediately prior to the First Effective Time shall be the directors of the Jefferies Surviving Corporation and shall continue to hold office until their successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Jefferies Surviving Corporation or as otherwise provided by law.

2.03 Officers. All persons who are officers of Jefferies immediately prior to the First Effective Time shall remain as officers of the Jefferies Surviving Corporation until the Board of Directors of the Jefferies Surviving Corporation shall otherwise determine. The Board of Directors of the Jefferies Surviving Corporation may elect or appoint such additional officers as it may determine in accordance with the Certificate of Incorporation and Bylaws of the Jefferies Surviving Corporation or as otherwise provided by law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF JEFFERIES

Jefferies represents and warrants to Merger Sub One as follows:

3.01 Organization, Standing, and Power. Jefferies is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

3.02 Capital Structure. The authorized capital stock of Jefferies is as set forth in Section 3.2(a) of the Second Merger Agreement and as of the date stipulated in Section 3.2(a) of the Second Merger Agreement.

3.03 Authority; Execution and Delivery; Enforceability.

(a) Jefferies has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the approval referred to in Section 3.03(c) hereof, to consummate the First Merger. Jefferies’ execution and delivery of this Agreement and consummation of the First Merger have been duly authorized by all necessary corporate action on the part of Jefferies, subject to receipt of approval of the stockholders of Jefferies. Jefferies has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) The Board of Directors of Jefferies has duly and unanimously adopted resolutions (i) approving, adopting and declaring advisable this Agreement; (ii) determining that entering into this Agreement is in the best interests of Jefferies and its stockholders; and (iii) recommending that the stockholders of Jefferies approve and adopt this Agreement and the transactions contemplated thereby.

(c) The affirmative vote of the holders of a majority of the outstanding Common Shares on the record date for the determination of stockholders entitled to vote at the Jefferies Meeting in favor of the adoption of the First Merger Agreement and, if applicable, the affirmative vote of a majority of the outstanding Common Shares and a majority of the outstanding Preferred Shares, each voting as a separate class, to approve the Preferred Stock Amendment are the only votes of holders of Common Shares and Preferred Shares required to consummate the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MERGER SUB ONE

Merger Sub One represents and warrants to Jefferies as follows:

4.01 Organization, Standing, and Power. Merger Sub One is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Since the date of its incorporation, Merger Sub One has not carried on any business or conducted any operations other than the execution of this Agreement, the Second Merger Agreement, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

4.02 Capitalization of Merger Sub One. The authorized capital stock of Merger Sub One consists of one thousand (1,000) shares of Merger Sub One Common Stock, all of which have been validly issued, are fully paid and nonassessable and are owned by New Jefferies free and clear of any Lien.

4.03 Authority; Execution and Delivery; Enforceability. Merger Sub One has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the First Merger. Merger Sub One’s execution and delivery of this Agreement and consummation of the First Merger have been duly authorized by all necessary corporate action on the part of Merger Sub One, subject to the adoption of this Agreement by New Jefferies, as sole stockholder of Merger Sub One. Merger Sub One has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The vote or consent of New Jefferies as the sole stockholder of Merger Sub One is the only vote or consent of the stockholders of Merger Sub One necessary to adopt this Agreement and approve the transactions contemplated hereby.

ARTICLE V
GOVERNING LAW

5.01 Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

ARTICLE VI
CONDITIONS PRECEDENT

6.01 Conditions to Each Party’s Obligation to Effect the First Merger. The respective obligation of each party to effect the First Merger is subject to (a) the satisfaction or waiver (to the extent permitted therein) of the condition to closing set forth under Section 6.1(a) in the Second Merger Agreement and (b) a certificate of amendment to the certificate of incorporation and a certificate of designations, each with respect to creating for New Jefferies an authorized capital identical to that of Jefferies and to have the terms of the New Jefferies Preferred Shares identical to the Preferred Shares (after taking into account the filing and effectiveness of the Certificate of Amendment (as defined in the Second Merger Agreement)), shall have been filed with the Secretary of State of the State of Delaware and be effective in accordance with the DGCL.

ARTICLE VII
AMENDMENT AND TERMINATION

7.01 Amendment. At any time prior to the First Effective Time, whether before or after stockholder approval hereof, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Jefferies, New Jefferies and Merger Sub One, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Jefferies Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the New York Stock Exchange require further approval of the stockholders of Jefferies, the effectiveness of such amendment or waiver will be subject to the approval of the stockholders of Jefferies.

7.02 Termination. To the fullest extent permitted by Delaware law, this Agreement may be terminated, and the First Merger herein provided for may be abandoned, by mutual consent of the Boards of Directors of the Constituent Corporations at any time prior to the First Effective Time, notwithstanding any approval of this Agreement by the stockholders of either or both of the Constituent Corporations.

ARTICLE VIII
GENERAL PROVISIONS

8.01 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or electronic mail), each of which will constitute an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and will become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, e-mail or otherwise) to the other parties.

8.02 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement and without rendering invalid or unenforceable any terms in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, it is the parties’ intent that such provision will be interpreted to be only so broad as is enforceable.

8.03 Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the Second Merger Agreement and the documents and agreements contemplated thereby, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties hereto, or any of them, with respect to the subject matter of this Agreement. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

8.04 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned party hereto has caused this Agreement to be duly executed and delivered as of the date first above written.

JEFFERIES GROUP, INC.
By:	/s/ Richard B. Handler

	Name:	Richard B. Handler
	Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the undersigned party hereto has caused this Agreement to be duly executed and delivered as of the date first above written.

JASPER MERGER SUB, INC.
By:	/s/ Michael Sharp

	Name:	Michael Sharp
	Title:	Authorized Officer

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the undersigned party hereto has caused this Agreement to be duly executed and delivered as of the date first above written.

JSP HOLDINGS, INC.
By:	/s/ Michael Sharp

	Name:	Michael Sharp
	Title:	Authorized Officer

Signature Page to Agreement and Plan of Merger

ANNEX C

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of November 11, 2012 (this “Voting Agreement”), is entered into by and among Jefferies Group, Inc., a Delaware corporation (“Jefferies”), Leucadia National Corporation, a New York corporation (“Leucadia”), and BEI Jeffvest, LLC, a Delaware limited liability company and an indirect, wholly-owned subsidiary of Leucadia (the “Stockholder”).

RECITALS

WHEREAS, Jefferies, Jasper Merger Sub, Inc., a Delaware corporation (“Merger Sub One”), and JSP Holdings, Inc., a Delaware corporation (“New Jefferies”), are, concurrently with the execution and delivery of this Support Agreement, entering into an Agreement and Plan of Merger (the “First Merger Agreement”), pursuant to which Merger Sub One has agreed to merge with and into Jefferies (the “First Merger”) on the terms and subject to the conditions set forth therein;

WHEREAS, Jefferies, Merger Sub One, New Jefferies, Leucadia and Limestone Merger Sub, LLC, a Delaware limited liability company (“Merger Sub Two”), are, concurrently with the execution and delivery of this Voting Agreement, entering into an Agreement and Plan of Merger (the “Second Merger Agreement”), pursuant to which New Jefferies has agreed to merge with and into Merger Sub Two (the “Second Merger”) on the terms and subject to the conditions set forth therein;

WHEREAS, as of the date hereof, the Stockholder is the record or “beneficial owner” (as defined under Rule 13d-3 of the Exchange Act) of 58,006,024 Common Shares (the “Existing Shares” and, together with any Common Shares and options, warrants and other rights or Awards to purchase Common Shares or other voting capital stock or securities of Jefferies and any other securities convertible into or exercisable or exchangeable for Common Shares or other voting capital stock or securities of Jefferies acquired, whether of record or beneficially, by the Stockholder after the date hereof, the “Shares”);

WHEREAS, as a condition and inducement to the willingness of Jefferies to enter into the First Merger Agreement and the Second Merger Agreement, Leucadia and the Stockholder have agreed to enter into this Voting Agreement;

WHEREAS, Jefferies will concurrently with the execution of this Voting Agreement enter into that certain Voting Agreement, dated as of the date hereof, by and among Jefferies and Mr. Brian P. Friedman and that certain Voting Agreement, dated as of the date hereof, by and among Jefferies and Mr. Richard B. Handler (such voting agreements, together, the “Other Voting Agreements”), pursuant to which Leucadia will have rights thereunder as a third party beneficiary; and

WHEREAS, capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Second Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Jefferies, the Stockholder and Leucadia hereby agree as follows:

ARTICLE I
VOTING

1.1 Agreement to Vote.

(a) The Stockholder hereby irrevocably agrees, and Leucadia shall cause the Stockholder, from and after the date hereof and until the date on which this Voting Agreement is terminated pursuant to Section 5.1 hereof, at any meeting of the stockholders of Jefferies (the “Jefferies Stockholders”), however called, at any adjournment thereof, and in connection with any written consent of the Jefferies Stockholders, to cause all of the Shares to be voted in favor of (a) the First Merger, (b) the Jefferies Stockholder Approval Matters, (c) each of the other actions contemplated by the First Merger Agreement and (d) any action in furtherance of the transactions contemplated by the First Merger Agreement and the Second Merger Agreement.

(b) This Voting Agreement is entered into by each Stockholder in its capacity as owner of the Shares and nothing in this Voting Agreement shall limit or restrict the Stockholder, or any Affiliate or designee of the Stockholder, who serves as a member of the Board of Directors of Jefferies or Leucadia in acting in his or her capacity as director of Jefferies or Leucadia and exercising his or her fiduciary duties and responsibilities.

1.2 No Inconsistent Agreements. Each of Leucadia and the Stockholder hereby represents, warrants, covenants and agrees that, except for this Voting Agreement, it (a) has not entered into, and shall not enter into at any time while this Voting Agreement remains in effect, any voting agreement or voting trust with respect to the Shares, (b) has not granted, and shall not grant at any time while this Voting Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares and (c) has not entered into any agreement or knowingly taken any action (and shall not enter into any agreement or knowingly take any action) that would make any representation or warranty of such Person contained herein untrue or incorrect in any material respect or have the effect of preventing such Person from performing any of its obligations under this Voting Agreement.

1.3 Proxy

(a) The Stockholder hereby grants, and Leucadia shall cause the Stockholder to grant, to Jefferies (and any designee of Jefferies) a proxy (and appoints Jefferies or any such designee of Jefferies as its attorney in fact) to vote the Shares in the manner indicated in Section 1.1 (which proxy and appointment shall be limited solely to the matters set forth in Section 1.1). This proxy and appointment (i) is irrevocable, (ii) is coupled with an interest and (iii) constitutes, among other things, an inducement for Jefferies to enter into the First Merger Agreement and the Second Merger Agreement. This proxy and appointment shall continue in force until it expires, automatically and without further action by the parties, upon termination of this Voting Agreement. This proxy and appointment will survive the dissolution, bankruptcy or other incapacity of the Stockholder. Each of Leucadia and the Stockholder shall, at Jefferies’ expense, take such further action or execute such other instruments as may be reasonably requested by Jefferies to carry out and effectuate the intent of this Voting Agreement and this proxy and appointment.

(b) The Stockholder hereby revokes any and all prior proxies or powers of attorney given by such Stockholder with respect to the voting of the Shares inconsistent with the terms of this Voting Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER AND LEUCADIA

Each of Leucadia and the Stockholder hereby represents and warrants to Jefferies as follows:

2.1 Organization; Authorization; Validity of Agreement. Leucadia is a New York corporation duly organized, validly existing and in good standing under the laws of the State of New York and the Stockholder is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. It has the right and all requisite corporate or limited liability company power and authority to execute and deliver this Voting Agreement and to perform its obligations under this Voting Agreement. The person executing this Voting Agreement on behalf of Leucadia and the Stockholder has full power and authority to execute and deliver this Voting Agreement on behalf of Leucadia and the Stockholder to thereby bind Leucadia and the Stockholder. This Voting Agreement has been duly and validly executed and delivered by it and the Stockholder and, assuming due and valid authorization, execution and delivery hereof by Jefferies, constitutes the legal, valid and binding obligation of it enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

2.2 Ownership. On the date hereof, Leucadia and the Stockholder hold of record and own beneficially all of the Existing Shares free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and Contracts of any kind other than pursuant to applicable securities Laws and the terms of this Voting Agreement. As of the date hereof, the Existing Shares represent all of the capital stock of Jefferies owned of record or beneficially by such Person and, other than the Existing Shares, such Person does not directly or indirectly hold or exercise control over any options, warrants or other rights or Awards to purchase Common Shares or other voting capital stock or securities of Jefferies or any other securities convertible into or exercisable or exchangeable for Common Shares or other voting capital stock or securities of Jefferies. The Existing Shares and any additional Common Shares, options, warrants and other rights or Awards to purchase Common Shares or other voting capital stock or securities of Jefferies and any other securities convertible into or exercisable or exchangeable for Common Shares or other voting capital stock or securities of Jefferies acquired by Leucadia and the Stockholder after the date hereof and prior to the Effective Time will be, owned beneficially or of record by Leucadia and the Stockholder, free and clear of any Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and Contracts of any kind other than pursuant to applicable securities Laws and the terms of this Voting Agreement. The Stockholder has and (except as otherwise expressly provided by this Voting Agreement) will have at all times through the Effective Time sufficient rights and powers over the voting and disposition with respect to the matters set forth in Article I, and to agree to all of the matters set forth in this Voting Agreement, in each case with respect to all of the Shares, with no other limitations, qualifications or restrictions on such rights, in each case, subject to applicable securities Laws and the terms of this Voting Agreement. All of the Shares are, as of the date hereof, held directly by the Stockholder and not directly by Leucadia.

2.3 Noncontravention. No authorization, consent, permit, action or approval of, or filing with, or notification to, any Governmental Entity is necessary, under applicable Law, for the consummation by Leucadia and the Stockholder of the transactions contemplated by this Voting Agreement other than (i) any filings required under applicable Laws or (ii) as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance of Leucadia and/or the Stockholder of its obligations under this Voting Agreement. The execution and delivery by the Stockholder and Leucadia of this Voting Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Voting Agreement will not (a) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to the loss of a benefit under, any Contract to which such Person is a party or is subject, (b) conflict with or result in any violation of any provision of the organizational documents of such Person or (c) conflict with or violate any Laws applicable to such Person, other than with respect to clauses (a) and (c), violations that would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance of Leucadia and/or the Stockholder of its obligations under this Voting Agreement.

2.4 Reliance. Leucadia and Stockholder understand and acknowledge that Jefferies is entering into the First Merger Agreement and Second Merger Agreement in reliance upon such Person execution and delivery of this Voting Agreement.

2.5 Accuracy of Representations and Warranties. The representations and warranties of Leucadia and the Stockholder contained in this Voting Agreement are accurate and complete in all material respects as of the date of this Voting Agreement, and will be accurate in all material respects at all times through and including the Support Termination Date (as defined below).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF JEFFERIES

Jefferies hereby represents and warrants to Leucadia and the Stockholder as follows:

3.1 Organization; Authorization; Validity of Agreement. Jefferies is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Jefferies has the right and all requisite corporate power and authority to execute and deliver this Voting

Agreement and to perform its obligations under this Voting Agreement. The person executing this Voting Agreement on behalf of Jefferies has full power and authority to execute and deliver this Voting Agreement on behalf of Jefferies and to thereby bind Jefferies.

This Voting Agreement has been duly and validly executed and delivered by Jefferies and, assuming due and valid authorization, execution and delivery hereof by Leucadia and the Stockholder, constitutes the legal, valid and binding obligation of Jefferies enforceable against Jefferies in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.2 Accuracy of Representations and Warranties. The representations and warranties of Jefferies contained in this Voting Agreement are accurate and complete in all material respects as of the date of this Voting Agreement, and will be accurate in all material respects at all times through and including the Support Termination Date (as defined below).

ARTICLE IV
OTHER COVENANTS

4.1 Stock Dividends, etc.

(a) In case of a stock dividend or distribution, or any change in Common Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, for all purposes under this Voting Agreement, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or that are received in such transaction.

(b) Leucadia and the Stockholder shall, while this Voting Agreement is in effect, notify Jefferies promptly in writing of the number of any additional Common Shares, any additional options, warrants or rights or other Awards to purchase Common Shares or other voting capital stock of Jefferies and any other securities convertible into or exercisable or exchangeable for Common Shares or other voting capital stock or securities of Jefferies acquired (beneficially or of record) by such Person, if any, after the date hereof.

4.2 Transfers. Neither Leucadia nor the Stockholder shall, while this Voting Agreement is in effect and except as expressly contemplated hereby, directly or indirectly (a) grant any proxies or enter into any voting agreement, voting trust or other agreement or arrangement with respect to the voting of any Shares, (b) sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (including by merger or otherwise by operation of law) (collectively, a “Transfer”) or (c) enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Shares or any interest therein. Neither Leucadia nor the Stockholder shall seek or solicit any such Transfer or any such contract, option or other arrangement or understanding with respect to any Transfer, and shall promptly notify (and provide information requested by) Jefferies, if it is approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

4.3 Adverse Actions. Neither Leucadia nor the Stockholder shall, while this Agreement is in effect, (a) take, agree or commit to take any action that would reasonably be expected to make any representation and warranty of such Person contained in this Agreement inaccurate in any material respect as of any time during the term of this Voting Agreement, (b) fail to take all reasonable action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time or (c) take any action that would prevent, materially delay, or would reasonably be expected to delay in any material respect the transactions contemplated by the Merger Agreement.

4.4 Dissenter and Appraisal Rights. The Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenter’s rights and any similar rights relating to the First Merger, the Second Merger or any related transaction that the Stockholder may have by virtue of, or with respect to, the Shares.

ARTICLE V
MISCELLANEOUS

5.1 Termination. This Voting Agreement shall terminate automatically, without any action on the part of any party hereto, upon the earliest to occur of (a) the date on which the Second Merger becomes effective, (b) the date on which the Second Merger Agreement is validly terminated and (c) the date on which the parties agree in writing to terminate this Voting Agreement. The date per the preceding sentence is hereinafter referred to as the “Support Termination Date”.

5.2 Further Assurances. From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Voting Agreement.

5.3 No Ownership Interest. Nothing contained in this Voting Agreement shall be deemed to vest in Jefferies any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and Jefferies shall have no authority to exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein.

5.4 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Voting Agreement will survive the termination of this Voting Agreement pursuant to Section 5.1; provided, however, that notwithstanding the foregoing, the parties hereto acknowledge and agree that Jefferies shall be entitled to exercise all rights and remedies with respect to any breach prior to and including the Support Termination Date of the representations, warranties, covenants and agreements made by Leucadia and the Stockholder, which breach (and all of the available remedies with respect thereto) shall expressly survive the Support Termination Date.

5.5 Expenses. All costs and expenses incurred in connection with this Voting Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses; provided, however, that in any Action to enforce this Voting Agreement or the rights of Jefferies hereunder, the prevailing party in such Action shall be entitled to receive its reasonably attorney’s fees and all other reasonable costs and expenses incurred in such Action.

5.6 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a)	To Leucadia and the Stockholder
315 Park Avenue South
New York, NY 10010
	Facsimile:	(212) 598-3242
	Attention:	President

with a copy to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
	Facsimile:	(212) 310-8000
	Attention:	Andrea Bernstein
Matthew J. Gilroy
and
Proskauer Rose LLP
Eleven Times Square
New York, NY 10036-8299
	Facsimile:	(212) 969-2900
	Attention:	Martin J. Bienenstock
Lorenzo Borgogni
(b)	To Jefferies:
520 Madison Avenue
New York, NY 10022
	Facsimile:	(646) 786-5900
	Attention:	General Counsel
with a copy to:
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
	Facsimile:	(212) 309-6001
	Attention:	R. Alec Dawson
Robert G. Robison
Sheryl L. Orr
and:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
	Facsimile:	(212) 403-2314
	Attention:	Edward D. Herlihy
David E. Shapiro

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Voting Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given will be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

5.7 Construction. The parties have participated jointly in the negotiation and drafting of this Voting Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Voting Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Voting Agreement.

5.8 Succession and Assignment. This Voting Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns (including any transferee of the Shares). No party hereto may assign either this Voting Agreement or any of its rights, interests or obligations hereunder. Any purported assignment not permitted under this Section 5.9 shall be null and void.

5.9 Entire Agreement. This Voting Agreement and the other agreements referred to herein constitute the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among any of the parties hereto, written or oral, to the extent they are related in any way to the subject matter hereof.

5.10 Governing Law. This Voting Agreement will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

5.11 Enforcement. Each of Leucadia and the Stockholder acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Voting Agreement required to be performed were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, such Person agrees that, in the event of any breach or threatened breach by such Person of any covenant or obligation contained in this Voting Agreement, Jefferies shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which Jefferies may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Each of Leucadia and the Stockholder further agrees that neither Jefferies nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.11 and such Person irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In the event that Jefferies exercises or waives any power, right, privilege or remedy under any of this Voting Agreement or the Other Voting Agreements, Jefferies shall exercise or waive the same power, right, privilege or remedy under each of this Voting Agreement or the Other Voting Agreements, in each case to the extent such same exercise is available under each such agreement.

5.12 Exclusive Jurisdiction. Each of the parties hereto irrevocably agrees that any Action with respect to this Voting Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Voting Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery in the State of Delaware, or if (but only if) that court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Voting Agreement or any of the transactions contemplated by this Voting Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Voting Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

5.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS VOTING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS VOTING AGREEMENT.

5.14 Waiver of Rights. No failure on the part of Jefferies to exercise any power, right, privilege or remedy under this Voting Agreement, and no delay on the part of Jefferies in exercising any power, right, privilege or remedy under this Voting Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Jefferies shall not be deemed to have waived any claim available to Jefferies arising out of this Voting Agreement, or any power, right, privilege or remedy of Jefferies under this Voting Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Jefferies; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.15 Severability. Any term or provision of this Voting Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Voting Agreement and without rendering invalid or unenforceable any terms in any other jurisdiction. If any provision of this Voting Agreement is so broad as to be unenforceable, it is the parties’ intent that such provision will be interpreted to be only so broad as is enforceable.

5.16 No Third-Party Beneficiaries. This Voting Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

5.17 Amendments. This Voting Agreement may not be amended except by an instrument in writing signed on behalf of Jefferies and each of the Stockholders.

5.18 Counterparts. This Voting Agreement may be executed (including by facsimile, “pdf” or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has caused this Voting Agreement to be duly executed by its authorized officer as of the date first above written.

JEFFERIES GROUP, INC.

By:	/s/ Richard B. Handler

	Name:	Richard B. Handler
	Title:	Chief Executive Officer

Signature Page to Voting Agreement

IN WITNESS WHEREOF, the undersigned has caused this Voting Agreement to be duly executed by its authorized officer as of the date first above written.

LEUCADIA NATIONAL CORPORATION

By:	/s/ Joseph Orlando

	Name:	Joseph Orlando
	Title:	Vice President

Signature Page to Voting Agreement

IN WITNESS WHEREOF, the undersigned has caused this Voting Agreement to be duly executed by its authorized officer as of the date first above written.

BEI JEFFVEST, LLC

By:	/s/ Joseph Orlando

	Name:	Joseph Orlando
	Title:	Vice President

Signature Page to Voting Agreement

ANNEX D

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of November 11, 2012 (this “Voting Agreement”), is entered into by and between Jefferies Group, Inc., a Delaware corporation (“Jefferies”), and Mr. Ian M. Cumming (the “Stockholder”).

RECITALS

WHEREAS, Jefferies, Jasper Merger Sub, Inc., a Delaware corporation (“Merger Sub One”), and JSP Holdings, Inc., a Delaware corporation (“New Jefferies”), are, concurrently with the execution and delivery of this Support Agreement, entering into an Agreement and Plan of Merger (the “First Merger Agreement”), pursuant to which Merger Sub One has agreed to merge with and into Jefferies (the “First Merger”) on the terms and subject to the conditions set forth therein;

WHEREAS, Jefferies, Merger Sub One, New Jefferies, Leucadia National Corporation, a New York corporation (“Leucadia”), and Limestone Merger Sub, LLC, a Delaware limited liability company (“Merger Sub Two”), are, concurrently with the execution and delivery of this Voting Agreement, entering into an Agreement and Plan of Merger (the “Second Merger Agreement”), pursuant to which New Jefferies has agreed to merge with and into Merger Sub Two (the “Second Merger”) on the terms and subject to the conditions set forth therein;

WHEREAS, as of the date hereof, the Stockholder is, either directly or through certain Affiliates (such Affiliates the “Holdcos” and along with the Stockholder, the “Stockholder Parties”), the record or “beneficial owner” (as defined under Rule 13d-3 of the Exchange Act) of 21,143,313 shares of Leucadia Common Stock (the “Existing Shares” and, together with any shares of Leucadia Common Stock and options, warrants, grants and other rights or awards under any Leucadia Benefit Plans to purchase shares of Leucadia Common Stock or other voting capital stock or securities of Leucadia and any other securities convertible into or exercisable or exchangeable for shares of Leucadia Common Stock or other voting capital stock or securities of Leucadia acquired, whether of record or beneficially, by the Stockholder or any Holdco after the date hereof, the “Shares”);

WHEREAS, as a condition and inducement to the willingness of Jefferies to enter into the First Merger Agreement and the Second Merger Agreement, the Stockholder has agreed to enter into this Voting Agreement; and

WHEREAS, capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Second Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Jefferies and the Stockholder hereby agree as follows:

ARTICLE I
VOTING

1.1 Agreement to Vote.

(a) The Stockholder hereby irrevocably agrees, and the Stockholder shall cause each Holdco, from and after the date hereof and until the date on which this Voting Agreement is terminated pursuant to Section 5.1 hereof, at any meeting of the stockholders of Leucadia, however called, at any adjournment thereof, and in connection with any written consent of the stockholders of Leucadia, to cause all of the Shares to be voted in favor of (i) the Leucadia Stockholder Approval Matters, and (ii) any action in furtherance of the Second Merger Agreement.

(b) This Voting Agreement is entered into by the Stockholder in his capacity as owner of the Shares and nothing in this Voting Agreement shall limit or restrict the Stockholder, or any Affiliate or designee of the Stockholder, who serves as a member of the Board of Directors of either Jefferies or Leucadia in acting in his or her capacity as a director of either Jefferies or Leucadia and exercising his or her fiduciary duties and responsibilities.

1.2 No Inconsistent Agreements. The Stockholder hereby represents, warrants, covenants and agrees that, except for this Voting Agreement and the Pledge (as defined below), each of the Stockholder Parties (a) has not entered into, and shall not enter into at any time while this Voting Agreement remains in effect, any voting agreement or voting trust with respect to the Shares, (b) has not granted, and shall not grant at any time while this Voting Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares and (c) has not entered into any agreement or knowingly taken any action (and shall not enter into any agreement or knowingly take any action) that would make any representation or warranty of the Stockholder, whether made on his or any Holdco’s behalf, contained herein untrue or incorrect in any material respect or have the effect of preventing any Stockholder Party from performing any of its obligations under this Voting Agreement.

1.3 Proxy

(a) The Stockholder hereby grants, and the Stockholder shall cause each Holdco to grant, to Jefferies (and any designee of Jefferies) a proxy (and appoints Jefferies or any such designee of Jefferies as its attorney in fact) to vote the Shares in the manner indicated in Section 1.1 (which proxy and appointment shall be limited solely to the matters set forth in Section 1.1). This proxy and appointment (i) is irrevocable, (ii) is coupled with an interest and (iii) constitutes, among other things, an inducement for Jefferies to enter into the First Merger Agreement and the Second Merger Agreement. This proxy and appointment shall continue in force until it expires, automatically and without further action by the parties, upon termination of this Voting Agreement. This proxy and appointment will survive the dissolution, bankruptcy, death or other incapacity of any and all Stockholder Parties. Each the Stockholder shall, at Jefferies’ expense, take such further action or execute or cause the execution by any Holdco of such other instruments as may be reasonably requested by Jefferies to carry out and effectuate the intent of this Voting Agreement and this proxy and appointment.

(b) The Stockholder, on behalf of himself and each Holdco, hereby revokes any and all prior proxies or powers of attorney given by all Stockholder Parties with respect to the voting of the Shares inconsistent with the terms of this Voting Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents and warrants to Jefferies as follows:

2.1 Authorization of the Stockholder; Validity of Agreement.

(a) The Stockholder has the full right, requisite legal capacity, power and authority to enter into this Voting Agreement and to perform his obligations under this Voting Agreement.

(b) The Stockholder has and will have at all times through the Second Effective Time all control, rights and powers over each Holdco with respect to the actions set forth in this Voting Agreement, including those in Article I, with no limitations, qualifications or restrictions on such control, rights and powers.

(c) This Voting Agreement has been duly and validly executed and delivered by the Stockholder and, assuming due and valid authorization, execution and delivery hereof by Jefferies, constitutes the legal, valid and binding obligation of the Stockholder enforceable against him in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

2.2 Ownership. On the date hereof, the Stockholder Parties hold of record and own beneficially all of the Existing Shares free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and Contracts of any kind other than pursuant to applicable securities Laws and the terms of this Voting Agreement, except for the pledge by the Stockholder of up to 5,500,000 Shares disclosed in the Leucadia SEC Documents filed prior to the date hereof (the

“Pledge”). As of the date hereof, the Existing Shares represent all of the capital stock of Leucadia owned of record or beneficially by the Stockholder Parties and, other than the Existing Shares, the Stockholder Parties do not directly or indirectly hold or exercise control over any options, grants, warrants or other rights or awards under any Leucadia Benefit Plan to purchase shares of Leucadia Common Stock or other voting capital stock or securities of Leucadia or any other securities convertible into or exercisable or exchangeable for shares of Leucadia Common Stock or other voting capital stock or securities of Leucadia, except for the warrants to purchase shares of Leucadia Common Stock as disclosed in the Leucadia SEC Documents filed prior to the date hereof. The Existing Shares and any additional shares of Leucadia Common Stock, options, warrants and other rights or awards under any Leucadia Benefit Plan to purchase shares of Leucadia Common Stock or other voting capital stock or securities of Leucadia and any other securities convertible into or exercisable or exchangeable for shares of Leucadia Common Stock or other voting capital stock or securities of Leucadia acquired by any Stockholder Party after the date hereof and prior to the Second Effective Time will be, owned beneficially or of record by either the Stockholder or any Holdco, free and clear of any Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and Contracts of any kind other than pursuant to applicable securities Laws and the terms of this Voting Agreement and except for the Pledge. Each of the Stockholder Parties has and (except as otherwise expressly provided by this Voting Agreement) will have at all times through the Effective Time sufficient rights and powers over the voting and disposition with respect to the matters set forth in Article I, and to agree and to implement all of the matters set forth in this Voting Agreement, in each case with respect to all of the Shares, in the case of the Stockholder, and, in the case of each Holdco, those Shares held by the Holdco, with no other limitations, qualifications or restrictions on such rights, in each case, subject to applicable securities Laws and the terms of this Voting Agreement.

2.3 Noncontravention. No authorization, consent, permit, action or approval of, or filing with, or notification to, any Governmental Entity is necessary, under applicable Law, for the consummation by any of the Stockholder Parties of the transactions contemplated by this Voting Agreement other than (i) any filings required under applicable Laws or (ii) as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance of the Stockholder of his obligations under this Voting Agreement or of the actions of any Holdco required under this Voting Agreement. The execution and delivery by the Stockholder of this Voting Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Voting Agreement will not (a) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to the loss of a benefit under, any Contract to which any Stockholder Party is a party or is subject, (b) conflict with or result in any violation of any provision of the organizational documents of any Holdco that is not a natural person or (c) conflict with or violate any Laws applicable to a Stockholder Party, other than with respect to clauses (a) and (c), violations that would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance of the Stockholder of his obligations under this Voting Agreement or of the actions of any Holdco required under this Voting Agreement.

2.4 Reliance. The Stockholder understands and acknowledges that Jefferies is entering into the First Merger Agreement and Second Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Voting Agreement.

2.5 Accuracy of Representations and Warranties. The representations and warranties of the Stockholder contained in this Voting Agreement are accurate and complete in all material respects as of the date of this Voting Agreement, and will be accurate in all material respects at all times through and including the Support Termination Date (as defined below).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF JEFFERIES

Jefferies hereby represents and warrants to the Stockholder as follows:

3.1 Organization; Authorization; Validity of Agreement. Jefferies is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Jefferies has the right and all requisite corporate power and authority to execute and deliver this Voting Agreement and to perform its obligations under this Voting Agreement. The person executing this Voting Agreement on behalf of Jefferies has full power and authority to execute and deliver this Voting Agreement on behalf of Jefferies and to thereby bind Jefferies. This Voting Agreement has been duly and validly executed and delivered by Jefferies and, assuming due and valid authorization, execution and delivery hereof by the Stockholder, constitutes the legal, valid and binding obligation of Jefferies enforceable against Jefferies in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.2 Accuracy of Representations and Warranties. The representations and warranties of Jefferies contained in this Voting Agreement are accurate and complete in all material respects as of the date of this Voting Agreement, and will be accurate in all material respects at all times through and including the Support Termination Date (as defined below).

ARTICLE IV
OTHER COVENANTS

4.1 Stock Dividends, etc.

(a) In case of a stock dividend or distribution, or any change in shares of Leucadia Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, for all purposes under this Voting Agreement, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or that are received in such transaction.

(b) The Stockholder shall, while this Voting Agreement is in effect, notify Jefferies promptly in writing of the number of any additional shares of Leucadia Common Stock, any additional options, warrants or rights or other awards under any Leucadia Benefit Plan to purchase shares of Leucadia Common Stock or other voting capital stock of Leucadia and any other securities convertible into or exercisable or exchangeable for shares of Leucadia Common Stock or other voting capital stock or securities of Leucadia acquired (beneficially or of record) by any Stockholder Party, if any, after the date hereof.

4.2 Transfers. While this Voting Agreement is in effect and except as expressly contemplated hereby, the Stockholder shall not, and shall cause each Holdco not to, directly or indirectly (a) grant any proxies or enter into any voting agreement, voting trust or other agreement or arrangement with respect to the voting of any Shares, (b) sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (including by merger or otherwise by operation of law) (collectively, a “Transfer”) or (c) enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Shares or any interest therein. The Stockholder shall not, and shall cause each Holdco not to, seek or solicit any such Transfer or any such contract, option or other arrangement or understanding with respect to any Transfer, and shall promptly notify (and provide information requested by) Jefferies, if it is approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

4.3 Adverse Actions. While this Agreement is in effect, the Stockholder shall not, and shall cause each Holdco, not to: (a) take, agree or commit to take any action that would reasonably be expected to make any representation and warranty of the Stockholder contained in this Voting Agreement inaccurate in any material respect as of any time during the term of this Voting Agreement, (b) fail to take all reasonable action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time or (c) take any action that would prevent, materially delay, or would reasonably be expected to delay in any material respect the transactions contemplated by the Second Merger Agreement.

4.4 Dissenter and Appraisal Rights. The Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenter’s rights and any similar rights relating to the First Merger, the Second Merger or any related transaction that any Stockholder Party may have by virtue of, or with respect to, the Shares.

ARTICLE V
MISCELLANEOUS

5.1 Termination. This Voting Agreement shall terminate automatically, without any action on the part of any party hereto, upon the earliest to occur of (a) the date on which the Second Merger becomes effective, (b) the date on which the Second Merger Agreement is validly terminated and (c) the date on which the parties agree in writing to terminate this Voting Agreement. The date per the preceding sentence is hereinafter referred to as the “Support Termination Date”.

5.2 Further Assurances. From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Voting Agreement.

5.3 No Ownership Interest. Nothing contained in this Voting Agreement shall be deemed to vest in Jefferies any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the applicable Stockholder Party, and Jefferies shall have no authority to exercise any power or authority to direct any Stockholder Party in the voting of any of the Shares, except as otherwise provided herein.

5.4 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Voting Agreement will survive the termination of this Voting Agreement pursuant to Section 5.1; provided, however, that notwithstanding the foregoing, the parties hereto acknowledge and agree that Jefferies shall be entitled to exercise all rights and remedies with respect to any breach prior to and including the Support Termination Date of the representations, warranties, covenants and agreements made by the Stockholder, which breach (and all of the available remedies with respect thereto) shall expressly survive the Support Termination Date.

5.5 Expenses. All costs and expenses incurred in connection with this Voting Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses; provided, however, that in any Action to enforce this Voting Agreement or the rights of Jefferies hereunder, the prevailing party in such Action shall be entitled to receive its reasonably attorney’s fees and all other reasonable costs and expenses incurred in such Action.

5.6 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a)	To the Stockholder
c/o Leucadia National Corporation 529 East South Temple Salt Lake City, UT 84103
	Facsimile:	(810) 539-0722
	Attention:	Ian M. Cumming

with a copy to:
Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153
	Facsimile:	(212) 310-8000
	Attention:	Andrea Bernstein Matthew J. Gilroy
and
Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299
	Facsimile:	(212) 969-2900
	Attention:	Martin J. Bienenstock Arnold S. Jacobs Lorenzo Borgogni
(b)	To Jefferies:
520 Madison Avenue New York, NY 10022
	Facsimile:	(646) 786-5900
	Attention:	General Counsel
with a copy to:
Morgan, Lewis & Bockius LLP 101 Park Avenue New York, NY 10178
	Facsimile:	(212) 309-6001
	Attention:	R. Alec Dawson Robert G. Robison Sheryl L. Orr
and:
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019
	Facsimile:	(212) 403-2314
	Attention:	Edward D. Herlihy David E. Shapiro

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Voting Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given will be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

5.7 Construction. The parties have participated jointly in the negotiation and drafting of this Voting Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Voting Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Voting Agreement.

5.8 Succession and Assignment. This Voting Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns (including any transferee of the Shares). No party hereto may assign either this Voting Agreement or any of its rights, interests or obligations hereunder. Any purported assignment not permitted under this Section 5.8 shall be null and void.

5.9 Entire Agreement. This Voting Agreement and the other agreements referred to herein constitute the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among any of the parties hereto, written or oral, to the extent they are related in any way to the subject matter hereof.

5.10 Governing Law. This Voting Agreement will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

5.11 Enforcement. The Stockholder acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Voting Agreement required to be performed were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, such Person agrees that, in the event of any breach or threatened breach by such Person of any covenant or obligation contained in this Voting Agreement, Jefferies shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which Jefferies may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Each of the Stockholder further agrees that neither Jefferies nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.11 and such Person irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

5.12 Exclusive Jurisdiction. Each of the parties hereto irrevocably agrees that any Action with respect to this Voting Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Voting Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery in the State of Delaware, or if (but only if) that court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Voting Agreement or any of the transactions contemplated by this Voting Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Voting Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

5.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS VOTING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS VOTING AGREEMENT.

5.14 Waiver of Rights. No failure on the part of Jefferies to exercise any power, right, privilege or remedy under this Voting Agreement, and no delay on the part of Jefferies in exercising any power, right, privilege or remedy under this Voting Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Jefferies shall not be deemed to have waived any claim available to Jefferies arising out of this Voting Agreement, or any power, right, privilege or remedy of Jefferies under this Voting Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Jefferies; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.15 Severability. Any term or provision of this Voting Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Voting Agreement and without rendering invalid or unenforceable any terms in any other jurisdiction. If any provision of this Voting Agreement is so broad as to be unenforceable, it is the parties’ intent that such provision will be interpreted to be only so broad as is enforceable.

5.16 No Third-Party Beneficiaries. This Voting Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

5.17 Amendments. This Voting Agreement may not be amended except by an instrument in writing signed on behalf of Jefferies and the Stockholder.

5.18 Counterparts. This Voting Agreement may be executed (including by facsimile, “pdf” or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Voting Agreement to be duly executed by its authorized officer as of the date first above written.

JEFFERIES GROUP, INC.

By:	/s/ Richard B. Handler

	Name:	Richard B. Handler
	Title:	Chief Executive Officer

Signature Page to Voting Agreement

IN WITNESS WHEREOF, the undersigned has executed this Voting Agreement as of the date first above written.

/s/ Ian M. Cumming

Ian M. Cumming

Signature Page to Voting Agreement

ANNEX E

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of November 11, 2012 (this “Voting Agreement”), is entered into by and between Jefferies Group, Inc., a Delaware corporation (“Jefferies”), and Mr. Joseph S. Steinberg (the “Stockholder”).

RECITALS

WHEREAS, Jefferies, Jasper Merger Sub, Inc., a Delaware corporation (“Merger Sub One”), and JSP Holdings, Inc., a Delaware corporation (“New Jefferies”), are, concurrently with the execution and delivery of this Support Agreement, entering into an Agreement and Plan of Merger (the “First Merger Agreement”), pursuant to which Merger Sub One has agreed to merge with and into Jefferies (the “First Merger”) on the terms and subject to the conditions set forth therein;

WHEREAS, Jefferies, Merger Sub One, New Jefferies, Leucadia National Corporation, a New York corporation (“Leucadia”), and Limestone Merger Sub, LLC, a Delaware limited liability company (“Merger Sub Two”), are, concurrently with the execution and delivery of this Voting Agreement, entering into an Agreement and Plan of Merger (the “Second Merger Agreement”), pursuant to which New Jefferies has agreed to merge with and into Merger Sub Two (the “Second Merger”) on the terms and subject to the conditions set forth therein;

WHEREAS, as of the date hereof, the Stockholder is, either directly or through certain Affiliates (such Affiliates the “Holdcos” and along with the Stockholder, the “Stockholder Parties”), the record or “beneficial owner” (as defined under Rule 13d-3 of the Exchange Act) of 23,554,271 shares of Leucadia Common Stock (the “Existing Shares” and, together with any shares of Leucadia Common Stock and options, warrants, grants and other rights or awards under any Leucadia Benefit Plans to purchase shares of Leucadia Common Stock or other voting capital stock or securities of Leucadia and any other securities convertible into or exercisable or exchangeable for shares of Leucadia Common Stock or other voting capital stock or securities of Leucadia acquired, whether of record or beneficially, by the Stockholder or any Holdco after the date hereof, the “Shares”);

WHEREAS, as a condition and inducement to the willingness of Jefferies to enter into the First Merger Agreement and the Second Merger Agreement, the Stockholder has agreed to enter into this Voting Agreement; and

WHEREAS, capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Second Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Jefferies and the Stockholder hereby agree as follows:

ARTICLE I
VOTING

1.1 Agreement to Vote.

(a) The Stockholder hereby irrevocably agrees, and the Stockholder shall cause each Holdco, from and after the date hereof and until the date on which this Voting Agreement is terminated pursuant to Section 5.1 hereof, at any meeting of the stockholders of Leucadia, however called, at any adjournment thereof, and in connection with any written consent of the stockholders of Leucadia, to cause all of the Shares to be voted in favor of (i) the Leucadia Stockholder Approval Matters, and (ii) any action in furtherance of the Second Merger Agreement.

(b) This Voting Agreement is entered into by the Stockholder in his capacity as owner of the Shares and nothing in this Voting Agreement shall limit or restrict the Stockholder, or any Affiliate or designee of the Stockholder, who serves as a member of the Board of Directors of either Jefferies or Leucadia in acting in his or her capacity as a director of either Jefferies or Leucadia and exercising his or her fiduciary duties and responsibilities.

1.2 No Inconsistent Agreements. The Stockholder hereby represents, warrants, covenants and agrees that, except for this Voting Agreement, each of the Stockholder Parties (a) has not entered into, and shall not enter into at any time while this Voting Agreement remains in effect, any voting agreement or voting trust with respect to the Shares, (b) has not granted, and shall not grant at any time while this Voting Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares and (c) has not entered into any agreement or knowingly taken any action (and shall not enter into any agreement or knowingly take any action) that would make any representation or warranty of the Stockholder, whether made on his or any Holdco’s behalf, contained herein untrue or incorrect in any material respect or have the effect of preventing any Stockholder Party from performing any of its obligations under this Voting Agreement.

1.3 Proxy

(a) The Stockholder hereby grants, and the Stockholder shall cause each Holdco to grant, to Jefferies (and any designee of Jefferies) a proxy (and appoints Jefferies or any such designee of Jefferies as its attorney in fact) to vote the Shares in the manner indicated in Section 1.1 (which proxy and appointment shall be limited solely to the matters set forth in Section 1.1). This proxy and appointment (i) is irrevocable, (ii) is coupled with an interest and (iii) constitutes, among other things, an inducement for Jefferies to enter into the First Merger Agreement and the Second Merger Agreement. This proxy and appointment shall continue in force until it expires, automatically and without further action by the parties, upon termination of this Voting Agreement. This proxy and appointment will survive the dissolution, bankruptcy, death or other incapacity of any and all Stockholder Parties. Each the Stockholder shall, at Jefferies’ expense, take such further action or execute or cause the execution by any Holdco of such other instruments as may be reasonably requested by Jefferies to carry out and effectuate the intent of this Voting Agreement and this proxy and appointment.

(b) The Stockholder, on behalf of himself and each Holdco, hereby revokes any and all prior proxies or powers of attorney given by all Stockholder Parties with respect to the voting of the Shares inconsistent with the terms of this Voting Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents and warrants to Jefferies as follows:

2.1 Authorization of the Stockholder; Validity of Agreement.

(a) The Stockholder has the full right, requisite legal capacity, power and authority to enter into this Voting Agreement and to perform his obligations under this Voting Agreement.

(b) The Stockholder has and will have at all times through the Second Effective Time all control, rights and powers over each Holdco with respect to the actions set forth in this Voting Agreement, including those in Article I, with no limitations, qualifications or restrictions on such control, rights and powers.

(c) This Voting Agreement has been duly and validly executed and delivered by the Stockholder and, assuming due and valid authorization, execution and delivery hereof by Jefferies, constitutes the legal, valid and binding obligation of the Stockholder enforceable against him in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

2.2 Ownership. On the date hereof, the Stockholder Parties hold of record and own beneficially all of the Existing Shares free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and Contracts of any kind other than pursuant to applicable securities Laws and the terms of this Voting Agreement. As of the date hereof, the Existing Shares represent all of the capital stock of Leucadia owned of record or beneficially by the Stockholder Parties and, other than the Existing Shares, the Stockholder Parties do not directly or indirectly hold or exercise control over any options, grants, warrants or other rights or awards under any Leucadia Benefit Plan to purchase shares of Leucadia Common Stock or other voting capital stock or securities of Leucadia or any other securities convertible into or exercisable or exchangeable for shares of Leucadia Common Stock or other voting capital stock or securities of Leucadia, except for the warrants to purchase shares of Leucadia Common Stock as disclosed in the Leucadia SEC Documents filed prior to the date hereof. The Existing Shares and any additional shares of Leucadia Common Stock, options, warrants and other rights or awards under any Leucadia Benefit Plan to purchase shares of Leucadia Common Stock or other voting capital stock or securities of Leucadia and any other securities convertible into or exercisable or exchangeable for shares of Leucadia Common Stock or other voting capital stock or securities of Leucadia acquired by any Stockholder Party after the date hereof and prior to the Second Effective Time will be, owned beneficially or of record by either the Stockholder or any Holdco, free and clear of any Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and Contracts of any kind other than pursuant to applicable securities Laws and the terms of this Voting Agreement. Each of the Stockholder Parties has and (except as otherwise expressly provided by this Voting Agreement) will have at all times through the Effective Time sufficient rights and powers over the voting and disposition with respect to the matters set forth in Article I, and to agree and to implement all of the matters set forth in this Voting Agreement, in each case with respect to all of the Shares, in the case of the Stockholder, and, in the case of each Holdco, those Shares held by the Holdco, with no other limitations, qualifications or restrictions on such rights, in each case, subject to applicable securities Laws and the terms of this Voting Agreement.

2.3 Noncontravention. No authorization, consent, permit, action or approval of, or filing with, or notification to, any Governmental Entity is necessary, under applicable Law, for the consummation by any of the Stockholder Parties of the transactions contemplated by this Voting Agreement other than (i) any filings required under applicable Laws or (ii) as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance of the Stockholder of his obligations under this Voting Agreement or of the actions of any Holdco required under this Voting Agreement. The execution and delivery by the Stockholder of this Voting Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Voting Agreement will not (a) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to the loss of a benefit under, any Contract to which any Stockholder Party is a party or is subject, (b) conflict with or result in any violation of any provision of the organizational documents of any Holdco that is not a natural person or (c) conflict with or violate any Laws applicable to a Stockholder Party, other than with respect to clauses (a) and (c), violations that would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance of the Stockholder of his obligations under this Voting Agreement or of the actions of any Holdco required under this Voting Agreement.

2.4 Reliance. The Stockholder understands and acknowledges that Jefferies is entering into the First Merger Agreement and Second Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Voting Agreement.

2.5 Accuracy of Representations and Warranties. The representations and warranties of the Stockholder contained in this Voting Agreement are accurate and complete in all material respects as of the date of this Voting Agreement, and will be accurate in all material respects at all times through and including the Support Termination Date (as defined below).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF JEFFERIES

Jefferies hereby represents and warrants to the Stockholder as follows:

3.1 Organization; Authorization; Validity of Agreement. Jefferies is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Jefferies has the right and all requisite corporate power and authority to execute and deliver this Voting Agreement and to perform its obligations under this Voting Agreement. The person executing this

Voting Agreement on behalf of Jefferies has full power and authority to execute and deliver this Voting Agreement on behalf of Jefferies and to thereby bind Jefferies. This Voting Agreement has been duly and validly executed and delivered by Jefferies and, assuming due and valid authorization, execution and delivery hereof by the Stockholder, constitutes the legal, valid and binding obligation of Jefferies enforceable against Jefferies in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.2 Accuracy of Representations and Warranties. The representations and warranties of Jefferies contained in this Voting Agreement are accurate and complete in all material respects as of the date of this Voting Agreement, and will be accurate in all material respects at all times through and including the Support Termination Date (as defined below).

ARTICLE IV
OTHER COVENANTS

4.1 Stock Dividends, etc.

(a) In case of a stock dividend or distribution, or any change in shares of Leucadia Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, for all purposes under this Voting Agreement, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or that are received in such transaction.

(b) The Stockholder shall, while this Voting Agreement is in effect, notify Jefferies promptly in writing of the number of any additional shares of Leucadia Common Stock, any additional options, warrants or rights or other awards under any Leucadia Benefit Plan to purchase shares of Leucadia Common Stock or other voting capital stock of Leucadia and any other securities convertible into or exercisable or exchangeable for shares of Leucadia Common Stock or other voting capital stock or securities of Leucadia acquired (beneficially or of record) by any Stockholder Party, if any, after the date hereof.

4.2 Transfers. While this Voting Agreement is in effect and except as expressly contemplated hereby, the Stockholder shall not, and shall cause each Holdco not to, directly or indirectly (a) grant any proxies or enter into any voting agreement, voting trust or other agreement or arrangement with respect to the voting of any Shares, (b) sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (including by merger or otherwise by operation of law) (collectively, a “Transfer”) or (c) enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Shares or any interest therein. The Stockholder shall not, and shall cause each Holdco not to, seek or solicit any such Transfer or any such contract, option or other arrangement or understanding with respect to any Transfer, and shall promptly notify (and provide information requested by) Jefferies, if it is approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

4.3 Adverse Actions. While this Agreement is in effect, the Stockholder shall not, and shall cause each Holdco, not to: (a) take, agree or commit to take any action that would reasonably be expected to make any representation and warranty of the Stockholder contained in this Voting Agreement inaccurate in any material respect as of any time during the term of this Voting Agreement, (b) fail to take all reasonable action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time or (c) take any action that would prevent, materially delay, or would reasonably be expected to delay in any material respect the transactions contemplated by the Second Merger Agreement.

4.4 Dissenter and Appraisal Rights. The Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenter’s rights and any similar rights relating to the First Merger, the Second Merger or any related transaction that any Stockholder Party may have by virtue of, or with respect to, the Shares.

ARTICLE V
MISCELLANEOUS

5.1 Termination. This Voting Agreement shall terminate automatically, without any action on the part of any party hereto, upon the earliest to occur of (a) the date on which the Second Merger becomes effective, (b) the date on which the Second Merger Agreement is validly terminated and (c) the date on which the parties agree in writing to terminate this Voting Agreement. The date per the preceding sentence is hereinafter referred to as the “Support Termination Date”.

5.2 Further Assurances. From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Voting Agreement.

5.3 No Ownership Interest. Nothing contained in this Voting Agreement shall be deemed to vest in Jefferies any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the applicable Stockholder Party, and Jefferies shall have no authority to exercise any power or authority to direct any Stockholder Party in the voting of any of the Shares, except as otherwise provided herein.

5.4 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Voting Agreement will survive the termination of this Voting Agreement pursuant to Section 5.1; provided, however, that notwithstanding the foregoing, the parties hereto acknowledge and agree that Jefferies shall be entitled to exercise all rights and remedies with respect to any breach prior to and including the Support Termination Date of the representations, warranties, covenants and agreements made by the Stockholder, which breach (and all of the available remedies with respect thereto) shall expressly survive the Support Termination Date.

5.5 Expenses. All costs and expenses incurred in connection with this Voting Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses; provided, however, that in any Action to enforce this Voting Agreement or the rights of Jefferies hereunder, the prevailing party in such Action shall be entitled to receive its reasonably attorney’s fees and all other reasonable costs and expenses incurred in such Action.

5.6 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a)	To the Stockholder
c/o Leucadia National Corporation
315 Park Avenue South
New York, NY 10010
	Facsimile:	(212) 598-3242
	Attention:	Joseph S. Steinberg

with a copy to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
	Facsimile:	(212) 310-8000
	Attention:	Andrea Bernstein
Matthew J. Gilroy
and
Proskauer Rose LLP
Eleven Times Square
New York, NY 10036-8299
	Facsimile:	(212) 969-2900
	Attention:	Martin J. Bienenstock
Arnold S. Jacobs
Lorenzo Borgogni
(b)	To Jefferies:
520 Madison Avenue
New York, NY 10022
	Facsimile:	(646) 786-5900
	Attention:	General Counsel
with a copy to:
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
	Facsimile:	(212) 309-6001
	Attention:	R. Alec Dawson
Robert G. Robison
Sheryl L. Orr
and:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
	Facsimile:	(212) 403-2314
	Attention:	Edward D. Herlihy
David E. Shapiro

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Voting Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given will be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

5.7 Construction. The parties have participated jointly in the negotiation and drafting of this Voting Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Voting Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Voting Agreement.

5.8 Succession and Assignment. This Voting Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns (including any transferee of the Shares). No party hereto may assign either this Voting Agreement or any of its rights, interests or obligations hereunder. Any purported assignment not permitted under this Section 5.8 shall be null and void.

5.9 Entire Agreement. This Voting Agreement and the other agreements referred to herein constitute the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among any of the parties hereto, written or oral, to the extent they are related in any way to the subject matter hereof.

5.10 Governing Law. This Voting Agreement will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

5.11 Enforcement. The Stockholder acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Voting Agreement required to be performed were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, such Person agrees that, in the event of any breach or threatened breach by such Person of any covenant or obligation contained in this Voting Agreement, Jefferies shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which Jefferies may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Each of the Stockholder further agrees that neither Jefferies nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.11 and such Person irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

5.12 Exclusive Jurisdiction. Each of the parties hereto irrevocably agrees that any Action with respect to this Voting Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Voting Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery in the State of Delaware, or if (but only if) that court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Voting Agreement or any of the transactions contemplated by this Voting Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Voting Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

5.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS VOTING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS VOTING AGREEMENT.

5.14 Waiver of Rights. No failure on the part of Jefferies to exercise any power, right, privilege or remedy under this Voting Agreement, and no delay on the part of Jefferies in exercising any power, right, privilege or remedy under this Voting Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Jefferies shall not be deemed to have waived any claim available to Jefferies arising out of this Voting Agreement, or any power, right, privilege or remedy of Jefferies under this Voting Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Jefferies; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.15 Severability. Any term or provision of this Voting Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Voting Agreement and without rendering invalid or unenforceable any terms in any other jurisdiction. If any provision of this Voting Agreement is so broad as to be unenforceable, it is the parties’ intent that such provision will be interpreted to be only so broad as is enforceable.

5.16 No Third-Party Beneficiaries. This Voting Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

5.17 Amendments. This Voting Agreement may not be amended except by an instrument in writing signed on behalf of Jefferies and the Stockholder.

5.18 Counterparts. This Voting Agreement may be executed (including by facsimile, “pdf” or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Voting Agreement to be duly executed by its authorized officer as of the date first above written.

JEFFERIES GROUP, INC.

By:	/s/ Richard B. Handler

	Name:	Richard B. Handler
	Title:	Chief Executive Officer

Signature Page to Voting Agreement

IN WITNESS WHEREOF, the undersigned has executed this Voting Agreement as of the date first above written.

/s/ Joseph S. Steinberg

Joseph S. Steinberg

Signature Page to Voting Agreement

ANNEX F

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of November 11, 2012 (this “Voting Agreement”), is entered into by and between Jefferies Group, Inc., a Delaware corporation (“Jefferies”), and Mr. Richard B. Handler (the “Stockholder”).

RECITALS

WHEREAS, Jefferies, Jasper Merger Sub, Inc., a Delaware corporation (“Merger Sub One”), and JSP Holdings, Inc., a Delaware corporation (“New Jefferies”), are, concurrently with the execution and delivery of this Support Agreement, entering into an Agreement and Plan of Merger (the “First Merger Agreement”), pursuant to which Merger Sub One has agreed to merge with and into Jefferies (the “First Merger”) on the terms and subject to the conditions set forth therein;

WHEREAS, Jefferies, Merger Sub One, New Jefferies, Leucadia National Corporation, a New York corporation (“Leucadia”) and Limestone Merger Sub, LLC, a Delaware limited liability company (“Merger Sub Two”), are, concurrently with the execution and delivery of this Voting Agreement, entering into an Agreement and Plan of Merger (the “Second Merger Agreement”), pursuant to which New Jefferies has agreed to merge with and into Merger Sub Two (the “Second Merger”) on the terms and subject to the conditions set forth therein;

WHEREAS, as of the date hereof, the Stockholder is the record or “beneficial owner” (as defined under Rule 13d-3 of the Exchange Act) of 3,126,423 Common Shares (the “Existing Shares” and, together with any Common Shares and options, warrants and other rights or Awards to purchase Common Shares or other voting capital stock or securities of Jefferies and any other securities convertible into or exercisable or exchangeable for Common Shares or other voting capital stock or securities of Jefferies acquired, whether of record or beneficially, by the Stockholder after the date hereof, the “Shares”);

WHEREAS, as a condition and inducement to the willingness of Jefferies to enter into the First Merger Agreement and the Second Merger Agreement, the Stockholder has agreed to enter into this Voting Agreement; and

WHEREAS, capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Second Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Jefferies and the Stockholder hereby agree as follows:

ARTICLE I
VOTING

1.1 Agreement to Vote.

 (a) The Stockholder hereby irrevocably agrees, from and after the date hereof and until the date on which this Voting Agreement is terminated pursuant to Section 5.1 hereof, at any meeting of the stockholders of Jefferies (the “Company Stockholders”), however called, at any adjournment thereof, and in connection with any written consent of Jefferies Stockholders, to cause all of the Shares to be voted in favor of (i) the First Merger, (ii) the Jefferies Stockholder Approval Matters, (iii) each of the other actions contemplated by the First Merger Agreement and (iv) any action in furtherance of the transactions contemplated by the First Merger Agreement and the Second Merger Agreement.

 (b) This Voting Agreement is entered into by the Stockholder in his capacity as owner of the Shares and nothing in this Voting Agreement shall limit or restrict the Stockholder, or any Affiliate or designee of the Stockholder, who serves as a member of the Board of Directors of Jefferies in acting in his or her capacity as a director of Jefferies and exercising his or her fiduciary duties and responsibilities.

1.2 No Inconsistent Agreements. The Stockholder hereby represents, warrants, covenants and agrees that, except for this Voting Agreement, he (a) has not entered into, and shall not enter into at any time while this Voting Agreement remains in effect, any voting agreement or voting trust with respect to the Shares, (b) has not granted, and shall not grant at any time while this Voting Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares and (c) has not entered into any agreement or knowingly taken any action (and shall not enter into any agreement or knowingly take any action) that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing the Stockholder from performing any of his obligations under this Voting Agreement.

1.3 Proxy

 (a) The Stockholder hereby grants to Jefferies (and any designee of Jefferies) a proxy (and appoints Jefferies or any such designee of Jefferies as its attorney in fact) to vote the Shares in the manner indicated in Section 1.1 (which proxy and appointment shall be limited solely to the matters set forth in Section 1.1). This proxy and appointment (i) is irrevocable, (ii) is coupled with an interest and (iii) constitutes, among other things, an inducement for Jefferies to enter into the First Merger Agreement and the Second Merger Agreement. This proxy and appointment shall continue in force until it expires, automatically and without further action by the parties, upon termination of this Voting Agreement. This proxy and appointment will survive the death or other incapacity of the Stockholder. The Stockholder shall, at Jefferies’ expense, take such further action or execute such other instruments as may be reasonably requested by Jefferies to carry out and effectuate the intent of this Voting Agreement and this proxy and appointment.

 (b) The Stockholder hereby revokes any and all prior proxies or powers of attorney given by the Stockholder with respect to the voting of the Shares inconsistent with the terms of this Voting Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents and warrants to Jefferies as follows:

2.1 Authorization of the Stockholder; Validity of Agreement.

 (a) The Stockholder has the full right, requisite legal capacity, power and authority to enter into this Voting Agreement and to perform his obligations under this Voting Agreement.

 (b) This Voting Agreement has been duly and validly executed and delivered by it and the Stockholder and, assuming due and valid authorization, execution and delivery hereof by Jefferies, constitutes the legal, valid and binding obligation of it enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

2.2 Ownership. On the date hereof, the Stockholder holds of record and own beneficially all of the Existing Shares free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and Contracts of any kind other than pursuant to applicable securities Laws and the terms of this Voting Agreement. As of the date hereof, the Existing Shares represent all of the capital stock of Jefferies owned of record or beneficially by the Stockholder and, other than the Existing Shares, the Stockholder does not directly or indirectly hold or exercise control over any options, warrants or other rights or Awards to purchase Common Shares or other voting capital stock or securities of Jefferies or any other securities convertible into or exercisable or exchangeable for Common Shares or other voting capital stock or securities of Jefferies. The Existing Shares and any additional Common Shares, options, warrants and other rights or Awards to purchase Common Shares or other voting capital stock or securities of Jefferies and any other securities convertible into or exercisable or exchangeable for Common Shares or other voting capital stock or securities of Jefferies acquired by the Stockholder after the date hereof and prior to the

Second Effective Time will be, owned beneficially or of record by the Stockholder, free and clear of any Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and Contracts of any kind other than pursuant to applicable securities Laws and the terms of this Voting Agreement. The Stockholder has and (except as otherwise expressly provided by this Voting Agreement) will have at all times through the Effective Time sufficient rights and powers over the voting and disposition with respect to the matters set forth in Article I, and to agree to all of the matters set forth in this Voting Agreement, in each case with respect to all of the Shares, with no other limitations, qualifications or restrictions on such rights, in each case, subject to applicable securities Laws and the terms of this Voting Agreement. All of the Shares are, as of the date hereof, held directly by the Stockholder.

2.3 Noncontravention. No authorization, consent, permit, action or approval of, or filing with, or notification to, any Governmental Entity is necessary, under applicable Law, for the consummation by the Stockholder of the transactions contemplated by this Voting Agreement other than (i) any filings required under applicable Laws or (ii) as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance of the Stockholder of his obligations under this Voting Agreement. The execution and delivery by the Stockholder of this Voting Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Voting Agreement will not (a) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to the loss of a benefit under, any Contract to which the Stockholder is a party or is subject, (b) conflict with or violate any Laws applicable to the Stockholder, other than violations that would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance of the Stockholder of his obligations under this Voting Agreement.

2.4 Reliance. The Stockholder understands and acknowledges that Jefferies is entering into the First Merger Agreement and Second Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Voting Agreement.

2.5 Accuracy of Representations and Warranties. The representations and warranties of the Stockholder contained in this Voting Agreement are accurate and complete in all material respects as of the date of this Voting Agreement, and will be accurate in all material respects at all times through and including the Support Termination Date (as defined below).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF JEFFERIES

Jefferies hereby represents and warrants to the Stockholder as follows:

3.1 Organization; Authorization; Validity of Agreement. Jefferies is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Jefferies has the right and all requisite corporate power and authority to execute and deliver this Voting Agreement and to perform its obligations under this Voting Agreement. The person executing this Voting Agreement on behalf of Jefferies has full power and authority to execute and deliver this Voting Agreement on behalf of Jefferies and to thereby bind Jefferies. This Voting Agreement has been duly and validly executed and delivered by Jefferies and, assuming due and valid authorization, execution and delivery hereof by the Stockholder, constitutes the legal, valid and binding obligation of Jefferies enforceable against Jefferies in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.2 Accuracy of Representations and Warranties. The representations and warranties of Jefferies contained in this Voting Agreement are accurate and complete in all material respects as of the date of this Voting Agreement, and will be accurate in all material respects at all times through and including the Support Termination Date (as defined below).

ARTICLE IV
OTHER COVENANTS

4.1 Stock Dividends, etc.

 (a) In case of a stock dividend or distribution, or any change in Common Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, for all purposes under this Voting Agreement, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or that are received in such transaction.

 (b) The Stockholder shall, while this Voting Agreement is in effect, notify Jefferies and Leucadia (in accordance with the notice instructions for Leucadia set forth in the Second Merger Agreement) promptly in writing of the number of any additional Common Shares, any additional options, warrants or rights or other Awards to purchase Common Shares or other voting capital stock of Jefferies and any other securities convertible into or exercisable or exchangeable for Common Shares or other voting capital stock or securities of Jefferies acquired (beneficially or of record) by such Person, if any, after the date hereof.

4.2 Transfers. While this Voting Agreement is in effect and except as expressly contemplated hereby, the Stockholder shall not directly or indirectly (a) grant any proxies or enter into any voting agreement, voting trust or other agreement or arrangement with respect to the voting of any Shares, (b) sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (including by merger or otherwise by operation of law) (collectively, a “Transfer”) or (c) enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Shares or any interest therein. The Stockholder shall not, seek or solicit any such Transfer or any such contract, option or other arrangement or understanding with respect to any Transfer, and shall promptly notify (and provide information requested by) Jefferies, if it is approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

4.3 Adverse Actions. While this Agreement is in effect, the Stockholder shall not: (a) take, agree or commit to take any action that would reasonably be expected to make any representation and warranty of the Stockholder contained in this Voting Agreement inaccurate in any material respect as of any time during the term of this Voting Agreement, (b) fail to take all reasonable action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time or (c) take any action that would prevent, materially delay, or would reasonably be expected to delay in any material respect the transactions contemplated by either the First Merger Agreement or the Second Merger Agreement.

4.4 Dissenter and Appraisal Rights. The Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenter’s rights and any similar rights relating to the First Merger, the Second Merger or any related transaction that the Stockholder may have by virtue of, or with respect to, the Shares.

ARTICLE V
MISCELLANEOUS

5.1 Termination. This Voting Agreement shall terminate automatically, without any action on the part of any party hereto, upon the earliest to occur of (a) the date on which the Second Merger becomes effective, (b) the date on which the Second Merger Agreement is validly terminated and (c) the date on which the parties agree in writing to terminate this Voting Agreement. The date per the preceding sentence is hereinafter referred to as the “Support Termination Date”.

5.2 Further Assurances. From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Voting Agreement.

5.3 No Ownership Interest. Nothing contained in this Voting Agreement shall be deemed to vest in Jefferies any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and Jefferies shall have no authority to exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein.

5.4 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Voting Agreement will survive the termination of this Voting Agreement pursuant to Section 5.1; provided, however, that notwithstanding the foregoing, the parties hereto acknowledge and agree that Jefferies shall be entitled to exercise all rights and remedies with respect to any breach prior to and including the Support Termination Date of the representations, warranties, covenants and agreements made by the Stockholder, which breach (and all of the available remedies with respect thereto) shall expressly survive the Support Termination Date.

5.5 Expenses. All costs and expenses incurred in connection with this Voting Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses; provided, however, that in any Action to enforce this Voting Agreement or the rights of Jefferies hereunder, the prevailing party in such Action shall be entitled to receive its reasonably attorney’s fees and all other reasonable costs and expenses incurred in such Action.

5.6 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a)	To the Stockholder
c/o Jefferies Group, Inc. 520 Madison Avenue New York, NY 10022
	Facsimile:	(646) 786-5900
	Attention:	Richard B. Handler
(b)	To Jefferies:
520 Madison Avenue New York, NY 10022
	Facsimile:	(646) 786-5900
	Attention:	General Counsel
with a copy to:
Morgan, Lewis & Bockius LLP 101 Park Avenue New York, NY 10178
	Facsimile:	(212) 309-6001
	Attention:	R. Alec Dawson Robert G. Robison Sheryl L. Orr
and:
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019
	Facsimile:	(212) 403-2314
	Attention:	Edward D. Herlihy David E. Shapiro

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Voting Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given will be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

5.7 Construction. The parties have participated jointly in the negotiation and drafting of this Voting Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Voting Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Voting Agreement.

5.8 Succession and Assignment. This Voting Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns (including any transferee of the Shares). No party hereto may assign either this Voting Agreement or any of its rights, interests or obligations hereunder. Any purported assignment not permitted under this Section 5.8 shall be null and void.

5.9 Entire Agreement. This Voting Agreement and the other agreements referred to herein constitute the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among any of the parties hereto, written or oral, to the extent they are related in any way to the subject matter hereof.

5.10 Governing Law. This Voting Agreement will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

5.11 Enforcement. The Stockholder acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Voting Agreement required to be performed were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, such Person agrees that, in the event of any breach or threatened breach by such Person of any covenant or obligation contained in this Voting Agreement, Jefferies shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which Jefferies may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Each of the Stockholder further agrees that neither Jefferies nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.11 and such Person irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

5.12 Exclusive Jurisdiction. Each of the parties hereto irrevocably agrees that any Action with respect to this Voting Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Voting Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery in the State of Delaware, or if (but only if) that court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Voting Agreement or any of the transactions contemplated by this Voting Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Voting Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

5.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS VOTING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS VOTING AGREEMENT.

5.14 Waiver of Rights. No failure on the part of Jefferies to exercise any power, right, privilege or remedy under this Voting Agreement, and no delay on the part of Jefferies in exercising any power, right, privilege or remedy under this Voting Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Jefferies shall not be deemed to have waived any claim available to Jefferies arising out of this Voting Agreement, or any power, right, privilege or remedy of Jefferies under this Voting Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Jefferies; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.15 Severability. Any term or provision of this Voting Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Voting Agreement and without rendering invalid or unenforceable any terms in any other jurisdiction. If any provision of this Voting Agreement is so broad as to be unenforceable, it is the parties’ intent that such provision will be interpreted to be only so broad as is enforceable.

5.16 No Third-Party Beneficiaries. Except as provided for in the second sentence of this Section 5.16, this Voting Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns. The undersigned parties agree and acknowledge that Leucadia is an intended third party beneficiary of this Voting Agreement and shall be entitled to enforce any power, right, privilege or remedy of Jefferies hereunder.

5.17 Amendments. This Voting Agreement may not be amended except by an instrument in writing signed on behalf of Jefferies and the Stockholder.

5.18 Counterparts. This Voting Agreement may be executed (including by facsimile, “pdf” or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Voting Agreement to be duly executed by its authorized officer as of the date first above written.

JEFFERIES GROUP, INC.

By:	/s/ Richard B. Handler

	Name:	Richard B. Handler
	Title:	Chief Executive Officer

Signature Page to Voting Agreement

IN WITNESS WHEREOF, the undersigned has caused this Voting Agreement to be duly executed as of the date first above written.

/s/ Richard B. Handler

Richard B. Handler

Signature Page to Voting Agreement

ANNEX G

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of November 11, 2012 (this “Voting Agreement”), is entered into by and between Jefferies Group, Inc., a Delaware corporation (“Jefferies”), and Mr. Brian P. Friedman (the “Stockholder”).

RECITALS

WHEREAS, Jefferies, Jasper Merger Sub, Inc., a Delaware corporation (“Merger Sub One”), and JSP Holdings, Inc., a Delaware corporation (“New Jefferies”), are, concurrently with the execution and delivery of this Support Agreement, entering into an Agreement and Plan of Merger (the “First Merger Agreement”), pursuant to which Merger Sub One has agreed to merge with and into Jefferies (the “First Merger”) on the terms and subject to the conditions set forth therein;

WHEREAS, Jefferies, Merger Sub One, New Jefferies, Leucadia National Corporation, a New York corporation (“Leucadia”) and Limestone Merger Sub, LLC, a Delaware limited liability company (“Merger Sub Two”), are, concurrently with the execution and delivery of this Voting Agreement, entering into an Agreement and Plan of Merger (the “Second Merger Agreement”), pursuant to which New Jefferies has agreed to merge with and into Merger Sub Two (the “Second Merger”) on the terms and subject to the conditions set forth therein;

WHEREAS, as of the date hereof, the Stockholder is the record or “beneficial owner” (as defined under Rule 13d-3 of the Exchange Act) of 2,866,750 Common Shares (the “Existing Shares” and, together with any Common Shares and options, warrants and other rights or Awards to purchase Common Shares or other voting capital stock or securities of Jefferies and any other securities convertible into or exercisable or exchangeable for Common Shares or other voting capital stock or securities of Jefferies acquired, whether of record or beneficially, by the Stockholder after the date hereof, the “Shares”);

WHEREAS, as a condition and inducement to the willingness of Jefferies to enter into the First Merger Agreement and the Second Merger Agreement, the Stockholder has agreed to enter into this Voting Agreement; and

WHEREAS, capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Second Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Jefferies and the Stockholder hereby agree as follows:

ARTICLE I
VOTING

1.1 Agreement to Vote.

(a) The Stockholder hereby irrevocably agrees, from and after the date hereof and until the date on which this Voting Agreement is terminated pursuant to Section 5.1 hereof, at any meeting of the stockholders of Jefferies (the “Company Stockholders”), however called, at any adjournment thereof, and in connection with any written consent of Jefferies Stockholders, to cause all of the Shares to be voted in favor of (i) the First Merger, (ii) the Jefferies Stockholder Approval Matters, (iii) each of the other actions contemplated by the First Merger Agreement and (iv) any action in furtherance of the transactions contemplated by the First Merger Agreement and the Second Merger Agreement.

(b) This Voting Agreement is entered into by the Stockholder in his capacity as owner of the Shares and nothing in this Voting Agreement shall limit or restrict the Stockholder, or any Affiliate or designee of the Stockholder, who serves as a member of the Board of Directors of Jefferies in acting in his or her capacity as a director of Jefferies and exercising his or her fiduciary duties and responsibilities.

1.2 No Inconsistent Agreements. The Stockholder hereby represents, warrants, covenants and agrees that, except for this Voting Agreement, he (a) has not entered into, and shall not enter into at any time while this Voting Agreement remains in effect, any voting agreement or voting trust with respect to the Shares, (b) has not granted, and shall not grant at any time while this Voting Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares and (c) has not entered into any agreement or knowingly taken any action (and shall not enter into any agreement or knowingly take any action) that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing the Stockholder from performing any of his obligations under this Voting Agreement.

1.3 Proxy

(a) The Stockholder hereby grants to Jefferies (and any designee of Jefferies) a proxy (and appoints Jefferies or any such designee of Jefferies as its attorney in fact) to vote the Shares in the manner indicated in Section 1.1 (which proxy and appointment shall be limited solely to the matters set forth in Section 1.1). This proxy and appointment (i) is irrevocable, (ii) is coupled with an interest and (iii) constitutes, among other things, an inducement for Jefferies to enter into the First Merger Agreement and the Second Merger Agreement. This proxy and appointment shall continue in force until it expires, automatically and without further action by the parties, upon termination of this Voting Agreement. This proxy and appointment will survive the death or other incapacity of the Stockholder. The Stockholder shall, at Jefferies’ expense, take such further action or execute such other instruments as may be reasonably requested by Jefferies to carry out and effectuate the intent of this Voting Agreement and this proxy and appointment.

(b) The Stockholder hereby revokes any and all prior proxies or powers of attorney given by the Stockholder with respect to the voting of the Shares inconsistent with the terms of this Voting Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents and warrants to Jefferies as follows:

2.1 Authorization of the Stockholder; Validity of Agreement.

(a) The Stockholder has the full right, requisite legal capacity, power and authority to enter into this Voting Agreement and to perform his obligations under this Voting Agreement.

(b) This Voting Agreement has been duly and validly executed and delivered by it and the Stockholder and, assuming due and valid authorization, execution and delivery hereof by Jefferies, constitutes the legal, valid and binding obligation of it enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

2.2 Ownership. On the date hereof, the Stockholder holds of record and own beneficially all of the Existing Shares free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and Contracts of any kind other than pursuant to applicable securities Laws and the terms of this Voting Agreement. As of the date hereof, the Existing Shares represent all of the capital stock of Jefferies owned of record or beneficially by the Stockholder and, other than the Existing Shares, the Stockholder does not directly or indirectly hold or exercise control over any options, warrants or other rights or Awards to purchase Common Shares or other voting capital stock or securities of Jefferies or any other securities convertible into or exercisable or exchangeable for Common Shares or other voting capital stock or securities of Jefferies. The Existing Shares and any additional Common Shares, options, warrants and other rights or Awards to purchase Common Shares or other voting capital stock or securities of Jefferies and any other securities convertible into or exercisable or exchangeable for Common Shares or other voting capital stock or securities of Jefferies acquired by the Stockholder after the date hereof and prior to the

Second Effective Time will be, owned beneficially or of record by the Stockholder, free and clear of any Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and Contracts of any kind other than pursuant to applicable securities Laws and the terms of this Voting Agreement. The Stockholder has and (except as otherwise expressly provided by this Voting Agreement) will have at all times through the Effective Time sufficient rights and powers over the voting and disposition with respect to the matters set forth in Article I, and to agree to all of the matters set forth in this Voting Agreement, in each case with respect to all of the Shares, with no other limitations, qualifications or restrictions on such rights, in each case, subject to applicable securities Laws and the terms of this Voting Agreement. All of the Shares are, as of the date hereof, held directly by the Stockholder.

2.3 Noncontravention. No authorization, consent, permit, action or approval of, or filing with, or notification to, any Governmental Entity is necessary, under applicable Law, for the consummation by the Stockholder of the transactions contemplated by this Voting Agreement other than (i) any filings required under applicable Laws or (ii) as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance of the Stockholder of his obligations under this Voting Agreement. The execution and delivery by the Stockholder of this Voting Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Voting Agreement will not (a) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to the loss of a benefit under, any Contract to which the Stockholder is a party or is subject, (b) conflict with or violate any Laws applicable to the Stockholder, other than violations that would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance of the Stockholder of his obligations under this Voting Agreement.

2.4 Reliance. The Stockholder understands and acknowledges that Jefferies is entering into the First Merger Agreement and Second Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Voting Agreement.

2.5 Accuracy of Representations and Warranties. The representations and warranties of the Stockholder contained in this Voting Agreement are accurate and complete in all material respects as of the date of this Voting Agreement, and will be accurate in all material respects at all times through and including the Support Termination Date (as defined below).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF JEFFERIES

Jefferies hereby represents and warrants to the Stockholder as follows:

3.1 Organization; Authorization; Validity of Agreement. Jefferies is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Jefferies has the right and all requisite corporate power and authority to execute and deliver this Voting Agreement and to perform its obligations under this Voting Agreement. The person executing this Voting Agreement on behalf of Jefferies has full power and authority to execute and deliver this Voting Agreement on behalf of Jefferies and to thereby bind Jefferies. This Voting Agreement has been duly and validly executed and delivered by Jefferies and, assuming due and valid authorization, execution and delivery hereof by the Stockholder, constitutes the legal, valid and binding obligation of Jefferies enforceable against Jefferies in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.2 Accuracy of Representations and Warranties. The representations and warranties of Jefferies contained in this Voting Agreement are accurate and complete in all material respects as of the date of this Voting Agreement, and will be accurate in all material respects at all times through and including the Support Termination Date (as defined below).

ARTICLE IV
OTHER COVENANTS

4.1 Stock Dividends, etc.

(a) In case of a stock dividend or distribution, or any change in Common Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, for all purposes under this Voting Agreement, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or that are received in such transaction.

(b) The Stockholder shall, while this Voting Agreement is in effect, notify Jefferies and Leucadia (in accordance with the notice instructions for Leucadia set forth in the Second Merger Agreement) promptly in writing of the number of any additional Common Shares, any additional options, warrants or rights or other Awards to purchase Common Shares or other voting capital stock of Jefferies and any other securities convertible into or exercisable or exchangeable for Common Shares or other voting capital stock or securities of Jefferies acquired (beneficially or of record) by such Person, if any, after the date hereof.

4.2 Transfers. While this Voting Agreement is in effect and except as expressly contemplated hereby, the Stockholder shall not directly or indirectly (a) grant any proxies or enter into any voting agreement, voting trust or other agreement or arrangement with respect to the voting of any Shares, (b) sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (including by merger or otherwise by operation of law) (collectively, a “Transfer”) or (c) enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Shares or any interest therein. The Stockholder shall not, seek or solicit any such Transfer or any such contract, option or other arrangement or understanding with respect to any Transfer, and shall promptly notify (and provide information requested by) Jefferies, if it is approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

4.3 Adverse Actions. While this Agreement is in effect, the Stockholder shall not: (a) take, agree or commit to take any action that would reasonably be expected to make any representation and warranty of the Stockholder contained in this Voting Agreement inaccurate in any material respect as of any time during the term of this Voting Agreement, (b) fail to take all reasonable action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time or (c) take any action that would prevent, materially delay, or would reasonably be expected to delay in any material respect the transactions contemplated by either the First Merger Agreement or the Second Merger Agreement.

4.4 Dissenter and Appraisal Rights. The Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenter’s rights and any similar rights relating to the First Merger, the Second Merger or any related transaction that the Stockholder may have by virtue of, or with respect to, the Shares.

ARTICLE V
MISCELLANEOUS

5.1 Termination. This Voting Agreement shall terminate automatically, without any action on the part of any party hereto, upon the earliest to occur of (a) the date on which the Second Merger becomes effective, (b) the date on which the Second Merger Agreement is validly terminated and (c) the date on which the parties agree in writing to terminate this Voting Agreement. The date per the preceding sentence is hereinafter referred to as the “Support Termination Date”.

5.2 Further Assurances. From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Voting Agreement.

5.3 No Ownership Interest. Nothing contained in this Voting Agreement shall be deemed to vest in Jefferies any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and Jefferies shall have no authority to exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein.

5.4 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Voting Agreement will survive the termination of this Voting Agreement pursuant to Section 5.1; provided, however, that notwithstanding the foregoing, the parties hereto acknowledge and agree that Jefferies shall be entitled to exercise all rights and remedies with respect to any breach prior to and including the Support Termination Date of the representations, warranties, covenants and agreements made by the Stockholder, which breach (and all of the available remedies with respect thereto) shall expressly survive the Support Termination Date.

5.5 Expenses. All costs and expenses incurred in connection with this Voting Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses; provided, however, that in any Action to enforce this Voting Agreement or the rights of Jefferies hereunder, the prevailing party in such Action shall be entitled to receive its reasonably attorney’s fees and all other reasonable costs and expenses incurred in such Action.

5.6 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a)	To the Stockholder
c/o Jefferies Group, Inc.
520 Madison Avenue
New York, NY 10022
	Facsimile:	(646) 786-5900
	Attention:	Brian P. Friedman
(b)	To Jefferies:
520 Madison Avenue
New York, NY 10022
	Facsimile:	(646) 786-5900
	Attention:	General Counsel
with a copy to:
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
	Facsimile:	(212) 309-6001
	Attention:	R. Alec Dawson
Robert G. Robison
Sheryl L. Orr
and:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
	Facsimile:	(212) 403-2314
	Attention:	Edward D. Herlihy
David E. Shapiro

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Voting Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given will be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

5.7 Construction. The parties have participated jointly in the negotiation and drafting of this Voting Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Voting Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Voting Agreement.

5.8 Succession and Assignment. This Voting Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns (including any transferee of the Shares). No party hereto may assign either this Voting Agreement or any of its rights, interests or obligations hereunder. Any purported assignment not permitted under this Section 5.8 shall be null and void.

5.9 Entire Agreement. This Voting Agreement and the other agreements referred to herein constitute the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among any of the parties hereto, written or oral, to the extent they are related in any way to the subject matter hereof.

5.10 Governing Law. This Voting Agreement will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

5.11 Enforcement. The Stockholder acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Voting Agreement required to be performed were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, such Person agrees that, in the event of any breach or threatened breach by such Person of any covenant or obligation contained in this Voting Agreement, Jefferies shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which Jefferies may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Each of the Stockholder further agrees that neither Jefferies nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.11 and such Person irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

5.12 Exclusive Jurisdiction. Each of the parties hereto irrevocably agrees that any Action with respect to this Voting Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Voting Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery in the State of Delaware, or if (but only if) that court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Voting Agreement or any of the transactions contemplated by this Voting Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Voting Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

5.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS VOTING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS VOTING AGREEMENT.

5.14 Waiver of Rights. No failure on the part of Jefferies to exercise any power, right, privilege or remedy under this Voting Agreement, and no delay on the part of Jefferies in exercising any power, right, privilege or remedy under this Voting Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Jefferies shall not be deemed to have waived any claim available to Jefferies arising out of this Voting Agreement, or any power, right, privilege or remedy of Jefferies under this Voting Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Jefferies; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.15 Severability. Any term or provision of this Voting Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Voting Agreement and without rendering invalid or unenforceable any terms in any other jurisdiction. If any provision of this Voting Agreement is so broad as to be unenforceable, it is the parties’ intent that such provision will be interpreted to be only so broad as is enforceable.

5.16 No Third-Party Beneficiaries. Except as provided for in the second sentence of this Section 5.16, this Voting Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns. The undersigned parties agree and acknowledge that Leucadia is an intended third party beneficiary of this Voting Agreement and shall be entitled to enforce any power, right, privilege or remedy of Jefferies hereunder.

5.17 Amendments. This Voting Agreement may not be amended except by an instrument in writing signed on behalf of Jefferies and the Stockholder.

5.18 Counterparts. This Voting Agreement may be executed (including by facsimile, “pdf” or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Voting Agreement to be duly executed by its authorized officer as of the date first above written.

JEFFERIES GROUP, INC.

By:	/s/ Richard B. Handler

	Name:	Richard B. Handler
	Title:	Chief Executive Officer

Signature Page to Voting Agreement

IN WITNESS WHEREOF, the undersigned has caused this Voting Agreement to be duly executed as of the date first above written.

/s/ Brian P. Friedman

Brian P. Friedman

Signature Page to Voting Agreement

ANNEX H

November 11, 2012
The Board of Directors
Leucadia National Corporation
315 Park Avenue
New York, New York 10010

Dear Members of the Board:

We understand that Leucadia National Corporation, a New York corporation (“Leucadia”), is considering a transaction whereby Leucadia will effect a merger involving Jefferies Group, Inc., a Delaware corporation (“Jefferies”). Pursuant to the terms of an Agreement and Plan of Merger, dated November 11, 2012 (the “Agreement”), among Jefferies, JSP Holdings, Inc. (“New Jefferies”), a Delaware corporation and direct, wholly owned subsidiary of Jefferies, Jasper Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of New Jefferies (“Merger Sub One”), Leucadia and Limestone Merger Sub, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Leucadia (“Merger Sub Two”), among other things, (i) Merger Sub One will merge with and into Jefferies (the “First Merger”), whereby Jefferies will become a wholly owned subsidiary of New Jefferies (the “Jefferies Surviving Corporation”) and as a result of which each issued and outstanding share of common stock, par value $0.0001 per share, of Jefferies (“Jefferies Common Stock”) will be converted into one share of common stock, par value $0.001 per share, of New Jefferies (“New Jefferies Common Stock”), (ii) following the First Merger, the Jefferies Surviving Corporation will convert into a Delaware limited liability company (the “LLC Conversion”; and such entity, “Jefferies LLC”) and (iii) following the LLC Conversion, New Jefferies will merge with and into Merger Sub Two, whereby Jefferies LLC will become an indirect, wholly owned subsidiary of Leucadia (the “Transaction”) and as a result of which each issued and outstanding share of New Jefferies Common Stock will be converted into the right to receive 0.81 (the “Common Exchange Ratio”) shares of the common stock, par value $1.00 per share, of Leucadia (“Leucadia Common Stock”). The Agreement also provides that, prior to the consummation of the Transaction, the assets and liabilities related to the winery operations of Leucadia will be spun-off to holders of Leucadia Common Stock (such transaction, the “Winery Spin-Off”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to Leucadia of the Common Exchange Ratio provided for in the Transaction.

UBS Securities LLC (“UBS”) has been retained by Leucadia in connection with the Transaction for purposes of rendering this opinion and will receive a fee for this opinion. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Leucadia, Jefferies and certain of their respective affiliates and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of UBS.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available to Leucadia or Leucadia’s underlying business decision to effect the Transaction or any related transaction. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transaction or any related transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Common Exchange Ratio to the extent expressly specified herein, of the Agreement or any related documents or the form of the Transaction or any related transaction. In addition, we express no opinion as to the fairness of the amount or nature of any consideration to be paid to holders of any other class or series of capital stock of Jefferies or New Jefferies or any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Common

The Board of Directors Leucadia National Corporation November 11, 2012 Page 2

Exchange Ratio. We express no opinion as to what the value of Leucadia Common Stock will be when issued pursuant to the Transaction or the prices at which Leucadia Common Stock, Jefferies Common Stock or any capital stock issued as a result of the Winery Spin-Off will trade at any time. In connection with our engagement, we were not requested to, and we did not, participate in the negotiation or structuring of the Transaction. In rendering this opinion, we have assumed, with your consent, that (i) the parties to the Agreement will comply with all material terms of the Agreement and (ii) the Transaction and any related transaction will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any term or condition thereof, including the Winery Spin-Off, that is material to our analysis. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction and any related transaction will be obtained without any adverse effect on Leucadia, Jefferies, the Transaction or any related transaction that is material to our analysis.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to Jefferies and Leucadia, including certain publicly available financial forecasts and estimates relating to Jefferies through fiscal year 2014 which were reviewed and discussed with us by the managements of Leucadia and Jefferies and which you have directed us to utilize for purposes of our analysis (the “Publicly Available Jefferies Forecasts”); (ii) reviewed certain internal financial information and other data relating to the businesses of Leucadia and Jefferies that were provided to or discussed with us by the management of Leucadia and not publicly available, including projections by the management of Leucadia concerning the rate of utilization of federal net operating loss carryforwards of Leucadia on a stand-alone basis and pro forma for the Transaction (the “Leucadia NOLs”), which you have directed us to utilize for purposes of our analysis; (iii) conducted discussions with members of the senior management of Leucadia and Jefferies concerning the businesses and financial prospects of Leucadia and Jefferies; (iv) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (v) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vi) reviewed current and historical market prices of Leucadia Common Stock and Jefferies Common Stock; (vii) considered certain pro forma effects of the Transaction on Leucadia’s financial statements, including with respect to the accelerated use of the Leucadia NOLs; (viii) reviewed the Agreement; and (ix) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Leucadia or Jefferies, nor have we been furnished with any such evaluation or appraisal. With respect to the Leucadia NOLs, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Leucadia as to the matters covered thereby and that the Leucadia NOLs will be utilized at the times and in the amounts so projected. With respect to the pro forma effects of the Transaction referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Leucadia and Jefferies as to the matters covered thereby. With respect to the Publicly Available Jefferies Forecasts, we were advised by the management of Leucadia and we have assumed, at your direction, that such forecasts and estimates represent reasonable estimates and judgments as to the future financial performance of Jefferies for the periods covered thereby. We also have assumed, with your consent, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of

The Board of Directors Leucadia National Corporation November 11, 2012 Page 3

1986, as amended. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Common Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to Leucadia.

This opinion is provided for the benefit of the Board of Directors (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Common Exchange Ratio in the Transaction.

Very truly yours,

UBS SECURITIES LLC

ANNEX I

November 11, 2012

Transaction Committee of the Board of Directors
Jefferies Group, Inc.
520 Madison Avenue
10th Floor
New York, NY 10022

Members of the Transaction Committee:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Jefferies Group, Inc. (“Jefferies”) (other than Leucadia (defined below) and its affiliates) of the Exchange Ratio (defined below) set forth in the Agreement and Plan of Merger, dated as of November 11, 2012 (the “Merger Agreement”), among Jefferies, JSP Holdings, Inc. (“JSP Holdings”), Jasper Merger Sub, Inc. (“Jasper Merger Sub”), Leucadia National Corporation (“Leucadia”) and Limestone Merger Sub, LLC (“Limestone Merger Sub”). As more fully described in the Merger Agreement, (i) Jasper Merger Sub will be merged with and into Jefferies (the “First Merger”), pursuant to which Jefferies will become a wholly owned subsidiary of JSP Holdings, and each outstanding share of the common stock, par value $0.0001 per share, of Jefferies (other than the Cancelled Shares (as defined in the Merger Agreement)) will be converted into one share of the common stock, par value $0.0001 per share, of JSP Holdings (“JSP Holdings Common Stock”), (ii) immediately following the First Merger, Jefferies will be converted into a Delaware limited liability company (the “Conversion”) and (iii) immediately following the Conversion, JSP Holdings will be merged with and into Limestone Merger Sub (the “Second Merger” and, together with the First Merger and the Conversion, the “Transaction”), pursuant to which each share of JSP Holdings Common Stock will be converted into the right to receive 0.81 of a share (the “Exchange Ratio”) of the common stock, par value $1.00 per share, of Leucadia (“Leucadia Common Stock”).

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives of Jefferies and certain senior officers and other representatives of Leucadia concerning the businesses, operations and prospects of Jefferies and Leucadia, including the anticipated effect of the Transaction on the credit ratings of Jefferies and Leucadia and the commitments made to certain rating agencies by Jefferies and Leucadia as to the operation of their respective businesses following the consummation of the Transaction. We examined certain publicly available business and financial information relating to Jefferies and Leucadia as well as certain Assumptions (defined below) with respect to the future financial performance of Jefferies and other information and data relating to Jefferies and Leucadia which were provided to or discussed with us by the respective managements of Jefferies and Leucadia, including information relating to the potential strategic implications anticipated by the managements of Jefferies and Leucadia to result from the Transaction. We reviewed the financial terms of the Transaction as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Jefferies Common Stock and Leucadia Common Stock; the historical earnings of Jefferies and Leucadia, the Assumptions with respect to the projected earnings of Jefferies and other operating data of Jefferies and Leucadia; and the capitalization and financial condition of Jefferies and Leucadia. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Jefferies and Leucadia. We also evaluated certain potential pro forma financial effects of the Transaction on Jefferies and Leucadia. In addition to the foregoing, we conducted such other analyses and examinations and considered such other

Jefferies Group, Inc.
November 11, 2012

information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of Jefferies and Leucadia that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. As you are aware, Jefferies’ fiscal 2012 ends on November 30, 2012 and, in addition, management of Jefferies has advised us that it has not yet completed its fiscal 2013 budget process. However, we have discussed with Jefferies management its view of fiscal 2012 and 2013 and Jefferies prospects beyond fiscal 2013 and, based upon those discussions, at your request we have prepared certain assumptions as to Jefferies’ performance in fiscal 2012 and 2013 and future performance beyond fiscal 2013 (the “Assumptions”). Jefferies’ management has advised us and you that they consider the Assumptions to be reasonable. Accordingly, and in accordance with your direction, we have utilized the Assumptions for purposes of our analysis. With respect to the other information and data relating to Jefferies and Leucadia provided to or otherwise reviewed by or discussed with us, we have been advised by the respective managements of Jefferies and Leucadia that such information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Jefferies and Leucadia as to the potential strategic implications anticipated to result from the Transaction and the other matters covered thereby.

We have assumed, with your consent, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Jefferies, Leucadia or the contemplated benefits of the Transaction. We also have assumed, with your consent, that the Transaction will be treated as a tax-free reorganization for federal income tax purposes and will have the other tax consequences described in discussions with representatives of Jefferies and Leucadia. We have also assumed, with your consent, that the spin-off of the Leucadia Winery Business (as defined in the Merger Agreement) to the Leucadia stockholders will be effected prior to the consummation of the Transaction and as described in discussions with representatives of Leucadia. Our opinion, as set forth herein, relates to the relative values of Jefferies and Leucadia. We are not expressing any opinion as to what the value of the Leucadia Common Stock actually will be when issued pursuant to the Transaction or the price at which the Leucadia Common Stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Jefferies or Leucadia nor have we made any physical inspection of the properties or assets of Jefferies or Leucadia. Our opinion does not address any terms (other than the Exchange Ratio to the extent expressly specified herein) or other aspects or implications of the Transaction, including, without limitation, the form or structure of the Transaction or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Transaction or otherwise. We were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of Jefferies, nor were we requested to consider, and our opinion does not address, the underlying business decision of Jefferies to effect the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Jefferies or the effect of any other transaction in which Jefferies might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Exchange Ratio. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Jefferies Group, Inc.
November 11, 2012

Citigroup Global Markets Inc. has acted as financial advisor to the Transaction Committee of the Board of Directors of Jefferies in connection with the proposed Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided, currently provide, and in the future may provide services to Jefferies and Leucadia unrelated to the proposed Transaction, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, during the two year period prior to the date hereof acting as (i) bookrunner to Jefferies in its $500 million equity offering in 2011, (ii) co-manager to Jefferies in its $500 million debt offering in 2011, (iii) a lender under Jeffries’ $950 million revolving credit facility in 2011, and (iv) a lender to Inmet Mining Corporation, a company in which Leucadia holds a significant equity stake, and a bookrunner to Inmet Mining Corporation in its a $1.5 billion debt offering in 2012. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Jefferies and Leucadia and certain of their respective affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Jefferies, Leucadia and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Transaction Committee of the Board of Directors of Jefferies in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Transaction.

Based upon and subject to the foregoing. our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Jefferies Common Stock (other than Leucadia and its affiliates).

Very truly yours,

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS; UNDERTAKINGS

Item 20. Indemnification of Directors and Officers

The registrant, a New York corporation, is empowered by Sections 721-726 of the NYBCL, subject to the procedures and limitations therein, to indemnify and hold harmless any director or officer or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its certificate of incorporation or bylaws.

The registrant’s certificate of incorporation requires that, to the full extent permitted and in the manner required by the laws of the State of New York, will (i) indemnify any person (and the heirs and legal representatives of such person) made, or threatened to be made, a party in an action or proceeding (including, without limitation, one by or in the right of Leucadia to procure a judgment in its favor), whether civil, criminal, administrative or investigative, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of Leucadia served in any capacity at the request Leucadia, by reason of the fact that he, his testator or intestate, was a director or officer of Leucadia or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity and (ii) provide to any such person (and their heirs and legal representatives of such person) advances for expenses incurred in pursuing such action or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by Section 725(a) of the NYBCL.

The foregoing is only a general summary of certain aspects of New York law and Leucadia’s certificate of incorporation and Leucadia’s bylaws dealing with indemnification of directors and officers.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Document
2.1

Agreement and Plan of Merger, dated as of November 11, 2012, among Leucadia National Corporation, Limestone Merger Sub, LLC, Jefferies Group, Inc., JSP Holdings, Inc. and Jasper Merger Sub, Inc. (included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference) (The annexes, schedules and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K).

2.2

Agreement and Plan of Merger, dated as of November 11, 2012, among Jefferies Group, Inc., JSP Holdings, Inc. and Jasper Merger Sub, Inc. (included as Annex B to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference) (The annexes, schedules and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K).

3.1	Restated Certificate of Incorporation (filed as Exhibit 5.1 to Leucadia National Corporation’s Current Report on Form 8-K, dated July 14, 1993).
3.2

Certificate of Amendment of the Certificate of Incorporation dated as of May 14, 2002 (filed as Exhibit 3.2 to Leucadia National Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003).

3.3

Certificate of Amendment of the Certificate of Incorporation dated as of December 23, 2002 (filed as Exhibit 3.2 to Leucadia National Corporation’s Annual Report on Form 10- K for the fiscal year ended December 31, 2002).

3.4	Amended and Restated By-laws as amended through March 2, 2009 (filed as Exhibit 3.1 to Leucadia National Corporation’s Current Report on Form 8-K dated March 3, 2009).
3.5

Certificate of Amendment of the Certificate of Incorporation dated as of May 13, 2004 (filed as Exhibit 3.5 to Leucadia National Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).

Exhibit No.	Document
3.6

Certificate of Amendment of the Certificate of Incorporation dated as of May 17, 2005 (filed as Exhibit 3.6 to Leucadia National Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005).

3.7	Certificate of Amendment of the Certificate of Incorporation dated as of May 23, 2007 (filed as Exhibit 4.7 to Leucadia National Corporation Registration Statement on Form S- 8 (No. 333-143770))
5.1	Opinion of Weil, Gotshal & Manges LLP as to the validity of the Leucadia common shares being registered pursuant to this registration statement.
8.1	Form of Opinion of Morgan, Lewis & Bockius LLP as to certain tax matters
8.2	Form of Opinion of Weil, Gotshal & Manges LLP as to certain tax matters
10.1

Voting Agreement, dated as of November 11, 2012, by and among Leucadia National Corporation, BEI Jeffvest, LLC and Jefferies Group, Inc. (included as Annex C to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated by reference herein).

10.2

Voting Agreement, dated as of November 11, 2012, by and between Ian M. Cumming and Jefferies Group, Inc. (included as Annex D to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated by reference herein).

10.3

Voting Agreement, dated as of November 11, 2012, by and between Joseph S. Steinberg and Jefferies Group, Inc. (included as Annex E to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated by reference herein).

10.4

Voting Agreement, dated as of November 11, 2012, by and between Richard B. Handler and Jefferies Group, Inc. (included as Annex F to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated by reference herein).

10.5

Voting Agreement, dated as of November 11, 2012, by and between Brian P. Friedman and Jefferies Group, Inc. (included as Annex G to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated by reference herein).

23.1	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1 and 8.2 to the joint proxy statement/prospectus forming a part of this Registration Statement)
23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 8.1 to the joint proxy statement/prospectus forming a part of this Registration Statement)
23.3	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Leucadia National Corporation
23.4	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Jefferies Group, Inc.
23.5	Consent of KPMG LLP, independent registered public accounting firm of Jefferies Group, Inc.
23.6	Consent of Deloitte & Touche LLP, independent registered public accounting firm of AmeriCredit Corp.
23.7	Consent of KPMG LLP, independent registered public accounting firm of National Beef Packing Company, LLC
24.1	Powers of Attorney**
99.1	Opinion of Citigroup Global Markets Inc. (included as Annex I to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference)
99.2	Opinion of UBS Securities LLC (included as Annex H to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference)

Exhibit No.	Document
99.3	Form of Proxy Card of Leucadia National Corporation*
99.4	Form of Proxy Card of Jefferies Group, Inc.*
99.5	Consent of Richard B. Handler**
99.6	Consent of Brian P. Friedman**
99.7	Consent of W. Patrick Campbell**
99.8	Consent of Richard G. Dooley**
99.9	Consent of Robert E. Joyal**
99.10	Consent of Michael T. O’Kane**
99.11	Consent of UBS Securities LLC
99.12	Consent of Citigroup Global Markets Inc.
*	To be filed by amendment
**	Previously filed

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(10) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 11, 2013.

LEUCADIA NATIONAL CORPORATION

By:	/s/ JOSEPH A. ORLANDO
Name:	Joseph A. Orlando
Title:	Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ IAN M. CUMMING Ian M. Cumming	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	January 11, 2013
/s/ JOSEPH S. STEINBERG Joseph S. Steinberg	President and Director (Principal Executive Officer)	January 11, 2013
/s/ JOSEPH A. ORLANDO Joseph A. Orlando	Vice President and Chief Financial Officer (Principal Financial Officer)	January 11, 2013
/s/ BARBARA L. LOWENTHAL Barbara L. Lowenthal	Vice President and Comptroller (Principal Accounting Officer)	January 11, 2013
/s/ PAUL M. DOUGAN* Paul M. Dougan	Director	January 11, 2013
/s/ ALAN J. HIRSCHFIELD* Alan J. Hirschfield	Director	January 11, 2013
/s/ JAMES E. JORDAN* James E. Jordan	Director	January 11, 2013
/s/ JEFFREY C. KEIL* Jeffrey C. Keil	Director	January 11, 2013
/s/ JESSE CLYDE NICHOLS, III* Jesse Clyde Nichols, III	Director	January 11, 2013
/s/ MICHAEL SORKIN* Michael Sorkin	Director	January 11, 2013
*By:	/s/ JOSEPH A. ORLANDO Attorney-in-fact for persons indicated

EXHIBIT INDEX

Exhibit No.	Document
2.1

Agreement and Plan of Merger, dated as of November 11, 2012, among Leucadia National Corporation, Limestone Merger Sub, LLC, Jefferies Group, Inc., JSP Holdings, Inc. and Jasper Merger Sub, Inc. (included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference) (The annexes, schedules and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K).

2.2

Agreement and Plan of Merger, dated as of November 11, 2012, among Jefferies Group, Inc., JSP Holdings, Inc. and Jasper Merger Sub, Inc. (included as Annex B to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference) (The annexes, schedules and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K).

3.1	Restated Certificate of Incorporation (filed as Exhibit 5.1 to Leucadia National Corporation’s Current Report on Form 8-K, dated July 14, 1993).
3.2

Certificate of Amendment of the Certificate of Incorporation dated as of May 14, 2002 (filed as Exhibit 3.2 to Leucadia National Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003).

3.3

Certificate of Amendment of the Certificate of Incorporation dated as of December 23, 2002 (filed as Exhibit 3.2 to Leucadia National Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).

3.4	Amended and Restated By-laws as amended through March 2, 2009 (filed as Exhibit 3.1 to Leucadia National Corporation’s Current Report on Form 8-K dated March 3, 2009).
3.5

Certificate of Amendment of the Certificate of Incorporation dated as of May 13, 2004 (filed as Exhibit 3.5 to Leucadia National Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).

3.6

Certificate of Amendment of the Certificate of Incorporation dated as of May 17, 2005 (filed as Exhibit 3.6 to Leucadia National Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005).

3.7	Certificate of Amendment of the Certificate of Incorporation dated as of May 23, 2007 (filed as Exhibit 4.7 to Leucadia National Corporation Registration Statement on Form S-8 (No. 333-143770))
5.1	Opinion of Weil, Gotshal & Manges LLP as to the validity of the Leucadia common shares being registered pursuant to this registration statement.
8.1	Form of Opinion of Morgan, Lewis & Bockius LLP as to certain tax matters
8.2	Form of Opinion of Weil, Gotshal & Manges LLP as to certain tax matters
10.1

Voting Agreement, dated as of November 11, 2012, by and among Leucadia National Corporation, BEI Jeffvest, LLC and Jefferies Group, Inc. (included as Annex C to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated by reference herein).

10.2

Voting Agreement, dated as of November 11, 2012, by and between Ian M. Cumming and Jefferies Group, Inc. (included as Annex D to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated by reference herein).

10.3

Voting Agreement, dated as of November 11, 2012, by and between Joseph S. Steinberg and Jefferies Group, Inc. (included as Annex E to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated by reference herein).

10.4

Voting Agreement, dated as of November 11, 2012, by and between Richard B. Handler and Jefferies Group, Inc. (included as Annex F to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated by reference herein).

Exhibit No.	Document
10.5

Voting Agreement, dated as of November 11, 2012, by and between Brian P. Friedman and Jefferies Group, Inc. (included as Annex G to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated by reference herein).

23.1	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1 and 8.1 to the joint proxy statement/prospectus forming a part of this Registration Statement)
23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 8.2 to the joint proxy statement/prospectus forming a part of this Registration Statement)
23.3	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Leucadia National Corporation
23.4	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Jefferies Group, Inc.
23.5	Consent of KPMG LLP, independent registered public accounting firm of Jefferies Group, Inc.
23.6	Consent of Deloitte & Touche LLP, independent registered public accounting firm of AmeriCredit Corp.
23.7	Consent of KPMG LLP, independent registered public accounting firm of National Beef Packing Company, LLC
24.1	Powers of Attorney**
99.1	Opinion of Citigroup Global Markets Inc. (included as Annex I to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference)
99.2	Opinion of UBS Securities LLC (included as Annex H to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference)
99.3	Form of Proxy Card of Leucadia National Corporation*
99.4	Form of Proxy Card of Jefferies Group, Inc.*
99.5	Consent of Richard B. Handler**
99.6	Consent of Brian P. Friedman**
99.7	Consent of W. Patrick Campbell**
99.8	Consent of Richard G. Dooley**
99.9	Consent of Robert E. Joyal**
99.10	Consent of Michael T. O’Kane**
99.11	Consent of UBS Securities LLC
99.12	Consent of Citigroup Global Markets Inc.

*	To be filed by amendment

**	Previously filed